Form 10-K, Exhibit 13
period 1993-12-31
GRAYBAR ELECTRIC CO INC
filed 1994-03-28
CIK 205402

                                                             EXHIBIT 13











                      ANNUAL REPORT TO SHAREHOLDERS
                                FOR 1993

- - -------------------------------------------------------------------------------

COMPANY'S BUSINESS
     The Graybar Electric Company, Inc. is engaged internationally in the wholesale distribution of electrical and communications equipment and supplies primarily to contractors, industrial plants, independent telephone companies, power utilities and commercial users. All products sold by the Company are purchased by the Company from others.

MARKETS SERVED
Electrical Contractor
Commercial & Industrial
Voice & Data Communications
Power Utility
International

CAPITAL STOCK DATA

Number of Equity Security Holders as of December 31, 1993:
- - -----------------------------------------------------------
Title of Class                  Number of Security Holders
- - -----------------------------------------------------------

Preferred Stock                                        139
Common Stock                                           120
Voting Trust Certificates For Common Stock           4,240
- - -----------------------------------------------------------

DIVIDEND DATA
Common Stock, par value $1; stated value $20.
- - -----------------------------------------------------------
Dividends declared for year:          1993    1992    1991
First Quarter                        $ .30   $ .30   $ .30
Second Quarter                         .30     .30     .30
Third Quarter                          .30     .30     .30
Fourth Quarter                        1.10    1.10    1.10
- - -----------------------------------------------------------


CONTENTS
Graybar Officers and Directors.........................Inside Front Cover
President's Letter...................................................   2
Market Review........................................................   3
Operations Review....................................................   8
Financial Review.....................................................  11
 Selected Consolidated Financial Data................................  11
 Management's Discussion & Analysis
  of Financial Condition and Results of Operations...................  12
Consolidated Financial Statements....................................  14
Report of Independent Accountants....................................  21
Locations............................................................  22
District Management..................................................  24

                                      2
                         LETTER TO OUR SHAREHOLDERS
- - -------------------------------------------------------------------------------
                          WE HAVE REACHED A POINT
                        WHERE WE ARE READY FOR SOME
                    QUANTUM LEAPS IN SERVICE CAPABILITY,
                          SPEED AND PRODUCTIVITY.
- - -------------------------------------------------------------------------------


          The year of 1993 was a year of growth and expanding opportunity for our Company. Sales increased 7.3%, and for another year we believe we gained increased market share on a broad base. Gross margins were up 10.9%, and a new record was set when sales on a consolidated basis passed the $2 billion mark.

          Although we are engaged in a mature business, the horizons for our distribution services continue to widen.

On the Customer Side:
. To capture more market share and to build on our existing well-established base, we began to differentiate groups of customers within markets. Our objective was to better understand both our customers and their objectives. We believe this will provide a clearer view as to how our value-added services can address the specific needs of each customer.
. Many industrial customers are now interested in longer-term agreements that concentrate on service guarantees and cost reductions through productivity gains. Standardization of part numbers, increased use of Electronic Data Interchange and other technological applications, credit cards, specialized billing, Pathfinder (our distance learning net-work), and in-plant managed inventories all have attracted attention.
. Utility customers are interested in reducing their inventories and expenses of investment. Today they are looking for many of the savings and productivity gains that our industrial customers expect. And both customer groups are discussing emergency and after-hours services.
. Our electric utility customers are confronting competitive challenges from non-utility generators. And recent rulings by some public service commissions that material not installed in the system cannot be considered in the rate base will clearly redefine philosophies about inventory levels and direct purchases.
. The Company's voice and data communications business continues to grow caused by an increased demand and a rapid rate of technological change. We are successfully scrambling to keep up with both products and technology, and while we do so the rate of change increases.
. Contractor customers are seeing more point-of-sale information and displays at our counters. Assured inventory levels, improved service guarantees involving deliveries, single-shipment orders and competitive pricing continue to accent our contractor customers' activity. As the economy has improved, so has our share of this market. We continue to measure our improvement and pay closer attention to this largest market for our Company's services.

On the Technological Side:
. Our pilot programs in bar coding, paperless warehousing, vendor-managed inventories, and specialized inventory deployment are on track. We believe 1994 will see many of the pilots expanded nationally. Graybar has taken a public stand to hasten bar coding throughout the industry, and we continue to press the issue in every opportune forum.
. A totally new GraybarNet(R) and a host of improved computer changes have made ordering easier and faster for customers.
. Equally important but less apparent are improvements in central buying, the Zone Service Centers, and the addition of more VendorNet(R) suppliers.

          We have reached a point where we are ready for some quantum leaps in service capability, speed and productivity. It was with this thought in mind that we announced the consolidation of the Miami and Tampa Districts and the Houston and Dallas Districts. We are now beginning to rethink and redesign our daily business processes, and we have various groups at work examining inventory deployment, delivery facilities, and our order entry and order processing service. We are also evaluating our informational and technical support capability.
          Our goal is to streamline service, speed delivery, and have a process in place which will support meaningful service guarantees. Graybar people have more tests, experiments, pilots, and customer-tailored programs underway than ever before. Widespread training is both general and technical and is emphasized in a variety of media.
          We believe our market share increased again this year because
Graybar people are building better inventories and providing better service. But, most important, our employee owners are listening carefully to our customers.


/s/ E. A. McGRATH

                                                   Edward A. McGrath
St. Louis, Missouri                                President
March 1994

                                      3
                                MARKET REVIEW
- - -------------------------------------------------------------------------------
                          TRAINING AND SPECIALIZED
                       INVENTORIES SUPPORTED OUR 1993
                       EFFORT TO INCREASE SALES IN THE
                          LIGHTING RETROFIT MARKET.
- - -------------------------------------------------------------------------------

                              COMMITMENT TO QUALITY
- - -------------------------------------------------------------------------------
     Demand for strategic alliances from multi-national customers, and the growing acceptance of performance measurements in the marketplace, require that the Company have a formally structured quality system.
     In 1993, the Company adopted the International Standards Organization (ISO)
9002 standard as the foundation of our Total Quality Management system.
Implementation and adherence to the ISO 9002 standard will mark a significant step forward in the Company's drive to maintain its stature as a world class trading partner.
     The Long Island City and Houston locations were selected as pilots for the implementation of ISO 9002. Employee work teams in both locations have been charged with explaining and documenting eighty-five discrete business processes. The resulting process instructions will serve as a training resource for branch employees and become the basis for our third party registration inspection. In conjunction with this effort, the Company's first
Quality Manual was published. This manual functions as an index to the branch process instructions and matches these processes to specific ISO requirements.
     Both Long Island City and Houston will host ISO-Certified Registrars for inspections during the second quarter of 1994. Once ISO approval at these locations has been secured, all work instructions and process manuals will be provided to our remaining locations. These manuals will describe the standard business processes of the Company.
     Pursuit of ISO certification and our ongoing Total Quality Management system have generated several other important quality initiatives, including:
a Supplier Performance Report that measures performance of on-time shipments, complete shipments, damaged and defective goods, billing accuracy, and other critical service elements; a Corporate Suggestion System that encourages field input on process improvements and elimination of re-work; and the use of monthly performance data to allow districts to track customer billing adjustments, deductions and returned goods.

                        CONSTRUCTION MARKET
- - -------------------------------------------------------------------------------
     Contractor sales were strong in 1993. Sales to national contracting firms grew substantially because we are positioned to offer unique service capabilities through our nationwide network of locations.
     Lower mortgage interest rates contributed to an increase in sales to residential contractors. Sales to the non-residential market paralleled
1992, indicating the slow recovery in the overall economy.
     The Environmental Protection Agency (EPA) expanded the Green Lights(R)
Program, promoting energy conservation. In 1993, the Company was nationally recognized as a Green Lights Ally by the EPA. Graybar Financial Services
(GFS) was established with the EPA as an approved source for financing Green
Lights modernization projects. EPA recognition of Graybar's commitment to the
Green Lights Program created high demand for the Company's marketing and distribution services by contractors, energy service companies, industrial, institutional and commercial firms.
     Training and specialized inventories supported our 1993 effort to increase sales in the lighting retrofit market. Three lamp and lighting conferences were conducted by Graybar at General Electric's Nela Park
Training Institute. These were attended by 120 employees representing eighteen districts. Four advanced lighting training schools were held in
St. Louis, Hartford, Phoenix and Daytona Beach during 1993. A Graybar
Lighting Modernization/Financial Services Marketing Plan was
included in this training to highlight Demand Side Management and
Green Lights opportunities.
     Contractor sales specialists used GFS as a sales tool to unlock profitable business opportunities for the Company.

[PHOTO]

                                      4
                                 MARKET REVIEW
- - -------------------------------------------------------------------------------
                           SALES TO THE COMMERCIAL &
                          INDUSTRIAL MARKET INCREASED
                         SUBSTANTIALLY IN 1993, LED BY
                             DYNAMIC GROWTH WITH
                             COMMERCIAL CUSTOMERS.
- - -------------------------------------------------------------------------------
     In 1993, the Company participated in two major contractor conventions: The
Graybar exhibit at the National Electrical Contractors Association in San
Diego featured products applicable to energy-saving lighting systems. Two products won awards for "Top Contractor Selections for Best New Products."
The Independent Electrical Contractors Association convention was held in Reno, where our sponsorship of "Graybar/GE Lamp Night" once again was the convention's choice as "Best Event."
     At both expositions, the Company promoted its service capabilities and commitment to electrical contractors.

                        COMMERCIAL & INDUSTRIAL MARKET
- - -------------------------------------------------------------------------------
     Sales to the Commercial & Industrial Market increased substantially in
1993, led by dynamic growth with commercial customers. Sales in all markets increased, continuing a positive trend. The Industrial Market demonstrated particular strength with national and non-national market segments and with voice/data products. Double-digit growth in commercial sub-markets was registered with national and non-national customers as well as hotel, educational, financial and entertainment segments.
     National account sales increased at a pace significantly ahead of the overall Industrial Market. Assignments were restructured during the year to provide each National Sales Manager with responsibility within specific industries.
     We received several customer quality awards during the year as a result of our consistent service and quality performance.
     Commercial Market sales increased more than any other market during the year. Major factors for this growth included our emphasis on service and products to support demand-side management requirements as a result of utility rebate programs. Sales and service specialization and our networked
Zone Service Centers combined to provide increases in stock sales, specialty wire and cable, raceways, distribution equipment, industrial enclosures, tools, electronic equipment, ballasts and voice/data products.
     We continued our commitment to the development of knowledgeable, specialized sales and service representatives. During 1993, we conducted four regional Commercial & Industrial Seminars and Lighting Schools to provide product and market training to over 100 sales and support personnel. These sessions were taught by Graybar management, suppliers and industry consultants and focused on current opportunities relating to Commercial & Industrial customers. Training seminars covering Square D and General Electric products and counter merchandising were held at several locations during the year.
     During 1993, we promoted our service capabilities at industry trade shows sponsored by the American Society of Hospital Engineering and the
Building Owners and Managers Association. Districts participated in regional exhibitions of Plant Engineering and Maintenance Shows.

[PHOTO]

                                      5
                                MARKET REVIEW
- - -------------------------------------------------------------------------------
                       AGGRESSIVE TRAINING PROGRAMS
                        AND NEW PRODUCT ADDITIONS,
                       SUCH AS HUBS, CONCENTRATORS
                       AND DIGITAL TEST EQUIPMENT,
                       CONTRIBUTED TO OUR SUCCESS.
- - -------------------------------------------------------------------------------


                            COMMUNICATIONS MARKET
- - -------------------------------------------------------------------------------
DATA COMMUNICATIONS PRODUCTS
     Sales momentum of data communications products continued throughout 1993.
We exceeded our sales target and continued to gain market share.
[PHOTO]
     Aggressive training programs and new product additions, such as hubs, concentrators and digital test equipment, contributed to our success in sales of active Local Area Network electronic products.
     Sales of fiber optic cable continued to be strong, and customer preference for unshielded twisted-pair cables significantly contributed to total sales.
Our active involvement in Commercial Building Wire Standards enabled us to stay abreast of these rapidly changing standards and provide our customers with the proper inventory and outstanding sales support.
     Six additional communications support centers were added in 1993, expanding the total number to 52 locations. These locations positioned us to meet the needs of our customers through specialized sales and service support.
     Better use of the Zone Service Centers improved customer service and helped optimize our inventory investment. Several suppliers' products were added to zone inventories or had their zone stocking levels increased in 1993.

INTERCONNECT MARKET
     Sales to interconnect contractors increased dramatically with growth in the traditional PBX and Key System product families. We also showed substantial sales growth in peripheral products such as headsets, voice processing and paging. Products supporting the Americans With Disabilities Act also showed excellent growth this past year.
     Interconnect contractors are now "Solution Providers." Telecommunications networks are viewed increasingly as strategic business assets. Conventional voice networks are being converted from analog to digital systems. Most of this conversion has taken place in the transmission of signals between switches. Graybar is providing the latest technology and technical support.

TELEPHONE COMPANY MARKET
     Overall, sales to the Telephone Company Market were flat in 1993.
Sales to Regional Bell Operating Companies (RBOCs) were up, while sales to Independents and holding companies were down slightly.
     The Telephone Company Market is now being covered by thirteen major support locations for Independents and seven support locations for the RBOCs. A two-day seminar was held in St. Louis for Graybar personnel who have sales responsibility for the RBOCs. During the seminar, the participants discussed ways to provide better sales coverage and service.
     The Telephone Company Customer Advisory Council meeting was held in May in St. Louis. Topics discussed included Electronic Data Interchange (EDI), bar coding and Graybar Financial Services. In addition, council members were given demonstrations of the Pathfinder training network and our new
GraybarNet customer ordering system.
     Support of the industry was demonstrated by our participation in the SuperComm trade show in Atlanta and by membership in the Organization for the Protection and Advancement of Small Telephone Companies and Power and Communications Contractors Association.

                                      6
                                MARKET REVIEW
- - -------------------------------------------------------------------------------
                         GRAYBAR ELECTRIC (ONTARIO)
                      ACHIEVED ITS MAJOR GOALS DURING
                        A YEAR OF CONSOLIDATION AND
                              REORGANIZATION.
- - -------------------------------------------------------------------------------
     Products were added at our Zone Service Centers to support sales efforts to the telephone company industry. These products included power supplies, fiber optic splicers, outside plant and transmission products.

TRADE SHOWS
     During 1993, Graybar promoted data/voice communications system solutions at the following regional and national trade shows: Association of College and University Telecommunications Administrators, Tele-Communications Association Showcase, North American Telecommunications Association/Unicom '93, Communications Networks, Telecommunications Industry Association, SuperComm, Networld, Building Industry Consulting Services International, the Fiber Optics Installers Conference and the National Electrical Contractors Association Convention and Exposition. More than 50 Graybar locations held open houses, trade shows and other special events promoting data and voice communications products.

                             POWER UTILITY MARKET
- - -------------------------------------------------------------------------------
     Driven by deregulation and competition, the utility industry is undergoing significant changes. Private and public companies are searching for new ways to become lower cost producers of power. At the same time, they are required to increase spending to meet more exacting environmental pollution standards. This expense resulted in cuts in manpower, inventory and construction expenditures.
     Concurrently, many utilities have recognized that they can reduce costs by having distributors perform services they have previously handled themselves.
Graybar is well-equipped to take a leadership position in providing these services and realizing the sales opportunities that will occur.
     Deregulation has also produced a new market segment: Independent Power
Producers. These are companies who own power plants and produce power for their own use or for sale to the utility industry.
     During 1994, we will expand our Utility Market plan to include this new segment. It is expected that Independent Power Producers will own more than
50% of the generating plants built in the future and will be an important market for electrical materials.

                              INTERNATIONAL MARKETS
- - -------------------------------------------------------------------------------
     Graybar continued with its plan to expand in the international markets through direct participation in several countries in the distribution of electrical and communications equipment and supplies. This direct participation in local markets was augmented by a strong year from our agents and by sales from our United States exporting locations. As our multi-national customers and suppliers continue to shift their focus from exporters to local distribution, the Company will be well prepared to meet our customers' and suppliers' needs for distribution services.
     During the year:
.  Graybar International Puerto Rico had a strong performance in the last half of the year.
.  Harris & Roome Supply Ltd., in which the Company  holds an ownership interest, had a good year in a weak economy in the Maritime Provinces.
.  Graybar Electric de Mexico is prepared to participate in a dynamic and fast-growing market which is  expected to develop as a result of the needs of the Mexican economy and the passage of the North American Free  Trade
   Agreement.
.  Graybar Electric (Ontario) Ltd., formerly Ellis & Howard, achieved its major goals during a year of consolidation and reorganization.
.  A joint venture in the United Arab Emirates was opened in July to serve various infrastructure, construction and modernization projects throughout
   Africa and the Middle East.
.  Our operations in Singapore, Panama and Guam faced  a difficult 1993, but ended the year stronger and prepared to provide quality distribution services in 1994.

                                      7
                                MARKET REVIEW
- - -------------------------------------------------------------------------------
                        COUNTERS IN SEVEN DISTRICTS
                        WERE COMPLETELY REDESIGNED
                     AS "FLAGSHIPS" USING THE LATEST
                         MERCHANDISING TECHNIQUES.
- - -------------------------------------------------------------------------------

                             MARKETING SUPPORT
- - -------------------------------------------------------------------------------
COUNTERS
     Counter sales growth in 1993 outpaced the Company's growth, due mainly to a shift in the mix of electrical and communications product sales.
Communications product sales were a major contributor to overall counter sales growth with electrical product sales providing modest growth.
     Continuing its efforts to increase counter traffic and improve customer service, the Company expanded counter merchandising operations in
1993. Counters in seven districts were completely redesigned as "flagships"
using the latest merchandising techniques for the professional trade.
     These flagship sites provide models the districts will use to design additional counter merchandising conversions.
     The merchandising center concept improves product visibility with a consistent mix of supplier products at every location. The new floor plan moves customers through the product merchandising areas producing additional sales. By the end of 1994, flagship counter operations will be completed in all districts.

GRAYBAR FINANCIAL SERVICES
     Graybar Financial Services (GFS) had a record year of sales and profits in 1993. Lease volume grew dramatically. More than 3,300 lease contracts were processed from over 700 interconnect and contractor customers. Our lease portfolio increased significantly during 1993 and now includes over 3,000 customers.
     As GFS entered its fifth year, the Company focused on continuous improvement in the communications market, and, at the same time, explored new opportunities for financing energy-saving products. A special program was introduced to serve the needs of municipal customers such as county, state and local governments, schools and universities, and tax-exempt hospitals.
     National associations, such as the National Electrical Contractors Association, and Building Industry Consulting Service International, Inc., invited GFS to make presentations to their members at national and regional meetings.
     A Pathfinder training module was introduced in early 1993 and became one of the most widely used within Graybar, training hundreds of Graybar Sales Representatives, Customer Service Representatives and counter personnel.
     GFS has become an important service we offer to customers. We can increase sales and margins for ourselves and our contractor customers through financing products or entire projects.

ADVERTISING AND SALES PROMOTION
     During the year, all field and corporate mailing lists were transferred into a standard Graybar-developed program written for personal computers.
This enabled the Advertising Department to combine them into a single, shared data base containing nearly 180,000 customers and prospects by name and title.
     Three issues of the Products Extra and four of the Telcom Digest were produced in 1993. These publications are mailed to a list of customers and prospective customers. They are distributed at trade shows and are used by Sales Representatives on customer calls and at the counters. Each publication's circulation grew due to requests in response to trade magazine publicity. Suppliers continued their strong support of these and other direct mail advertising.
     Several electrical suppliers included Graybar in trade advertisements placed in magazines serving the electrical contractor market.

[PHOTO]

                                      8
                            OPERATIONS REVIEW
- - -------------------------------------------------------------------------------
                   ALL DISTRICTS SUCCESSFULLY IMPLEMENTED
                  CENTRAL PROCESSING, EFFECTIVELY FREEING
                    CUSTOMER SERVICE REPRESENTATIVES TO
                   DEVOTE MORE TIME TO WORKING DIRECTLY
                              WITH CUSTOMERS.
- - -------------------------------------------------------------------------------

                                  OPERATIONS
- - -------------------------------------------------------------------------------
CUSTOMER SERVICE
     During 1993, all districts successfully implemented Central Processing, effectively freeing Customer Service Representatives to devote more time to working directly with customers. It also allowed our Branch Operating
Managers to begin a transition to Managers of Customer Service. Again, the focus is on greater attention to the needs of our customers.
     In 1994, the Company will continue to develop training that encourages this transition, while streamlining Central Processing functions. We look to eliminate redundant steps and reduce the amount of corrective work required by the branches.
     The second section of the Customer Service Training Manual was published in
May. The new section concentrates on the data processing revisions in the
Customer Order modes of the computer system.

PURCHASING
     During May 1993, a purchasing module was introduced on Pathfinder, Graybar's distance learning network. This module presents inventory management basics and purchasing terms and goals. The basis of stock replenishment and its impact on profitability are emphasized. It is helpful in communicating purchasing fundamentals and philosophy to all our employees.
     In May, all Purchasing Managers attended a workshop on stock replenishment processes and how these processes impact customer service. In the fourth quarter, the development of a purchasing practices training manual was started and is expected to be ready in mid-1994.
     The Company developed and piloted a Supplier-Assisted Inventory Management program, referred to as SAIM in the electrical industry. The program demonstrates that by closer partnership with suppliers, we can deliver a higher level of customer service while reducing inventory and associated purchasing costs. The end results of SAIM are improved services and economic performance for the supplier and Graybar. During 1994, this program will be expanded to all districts and additional suppliers.

ZONE SERVICE CENTERS
     Shipments from the Zone Service Centers significantly increased over the previous year. To accommodate this increased customer demand, corporate marketing and purchasing personnel have substantially increased existing supplier lines and added numerous new suppliers in 1993.
     The Zone Service Centers are important to Graybar's commitment to quality service. Acting as an extension of each branch, the Zone Service Centers provide back-up inventory that can be delivered promptly to our customers. Central stocking, redeployment of existing stock and strategic placement of new items continue to enhance Graybar's service offering.

[PHOTO]

1993 REAL ESTATE

NEW LOCATIONS:
South Bend, Indiana
Brookings, South Dakota

INTERNATIONAL OPENINGS:
Dubai, United Arab Emirates - (Joint Venture)

Total locations at December 31, 1993 were 222.

Graybar owns 131 of these locations.

                                      9
                              OPERATIONS REVIEW
- - -------------------------------------------------------------------------------
                          WE BEGAN RECEIVING SUPPLIER
                            INVOICES ELECTRONICALLY
                          IN 1993 AND ARE PROCESSING
                              APPROXIMATELY 1,000
                                 INVOICES DAILY.
- - -------------------------------------------------------------------------------

                              INFORMATION SYSTEMS
- - -------------------------------------------------------------------------------
     Electronic Data Interchange (EDI) transactions with customers and suppliers continued to grow. Our EDI software and hardware were upgraded during the year, and we begin 1994 with increased capabilities in this area. We now process nearly 12,000 customer orders monthly. We began receiving supplier invoices electronically in 1993 and are processing approximately 1,000 invoices daily from numerous suppliers. We will continue to add new suppliers as they are ready to provide EDI invoicing.
     We routinely use VendorNet to transmit 30,000 purchase orders monthly to suppliers. We are piloting SAIM, where we transmit complete inventory history and daily sales activity to several suppliers. These suppliers automatically enter orders when specified inventory levels are reached. The benefits of SAIM include reduced inventory investment, improved availability of inventory for customers and less paperwork.
     Highlights of Information Systems activities during the year included the following:

. A new version of GraybarNet was completed in 1993. Testing with selected customers will begin in early 1994. This personal computer-based package will be easier to use, contain on-line product information and offer access to our Pathfinder education network.
. Interhouse transactions have been automated. This is a significant benefit to national customers since they can now be served easily by any Graybar location. Customer, credit and pricing information will be consistent and available nationally. Also, most interhouse invoicing has been eliminated.
. Archived orders and payables are now stored for a period of two years. Users have on-line access to this historical data.
. A new counter mode was introduced which substantially reduces the time required to enter a customer order.
[PHOTO]
. A group was formed to assemble, test and "burn-in" personal computers for all users in the Company. This successful program has provided several hundred personal computers for both individual employee and Company use.
. User menus of special reports available from the data base are being continually updated. The ability to handle additional requests for special reports has been improved.
. Savings in handling and postage have been achieved through outsourcing the mailing of invoices.
. Central purchasing and central processing functions were made more productive through several new system developments.
. We continued with plans to distribute computing capability closer to the users. New computers have been ordered to replace the district computers during 1994. These new computers will allow us to utilize powerful new software systems. Considerable computer power will be placed in all locations in combination with easy-to-use micro processor work stations.
     Major efforts in 1994 will be to continue the development of SAIM with additional suppliers at an increasing number of locations, to continue encouraging suppliers to use industry standard bar coding, and to develop bar coding check-out at counters. We are confident there are significant customer service improvements and economies to be achieved through the use of bar coding in all product handling, and in pursuing the benefits of SAIM.

                                      10
                              OPERATIONS REVIEW
- - -------------------------------------------------------------------------------
                        THE PATHFINDER COMPUTER-BASED
                        TRAINING NETWORK BECAME FULLY
                      OPERATIONAL IN 1993. OUR SUPPLIERS
                     PROVIDED A BROAD VARIETY OF PRODUCT
                              TRAINING MODULES.
- - -------------------------------------------------------------------------------

                                 HUMAN RESOURCES
- - -------------------------------------------------------------------------------
PERSONNEL
          In 1993, the Board of Directors elected a new Director, Robert A.
Reynolds, Jr. At the time of his election, Mr. Reynolds was Vice President,
Communications Markets. Since then, he has been appointed to the new position of Vice President, Marketing Administration.
          The Company appointed four District Managers in 1993: Frank Mossa,
New York; Lawrence R. Giglio, Cincinnati; Kenneth B. Sparks, Los Angeles;
and John C. Loff, Seattle.
          The restructuring of the district-level marketing function was completed in 1993. All districts now have individual managers dedicated to specific markets. This realignment, which began in 1992, continued in 1993 and resulted in personnel changes in several districts.
          The Company appointed one District Operating Manager and five
District Financial Managers in 1993.
          During 1993, the Company appointed five Area Managers. An Area
Manager has responsibility for more than one branch. Twenty-four Branch
Managers were appointed.
          In 1993, all Graybar branches completed conversion to Central
Processing. This conversion was made to improve customer service by centralizing certain administrative functions.
          As a result, the responsibilities of the Branch Operating Manager changed. To reflect these changes, the title "Branch Operating Manager" was discontinued and the new title "Manager, Customer Service" became the standard in all branches. In 1993, two Area Managers, Customer Service were appointed, along with 26 Managers, Customer Service.
          Also at the branch level, the Company appointed 12 Branch
Financial Managers. One Branch Supervisor was appointed.
          Several appointments were made at corporate headquarters,
including two Vice Presidents: Anthony A. Brzoski, Vice President, and
Charles R. Udell, Vice President, Construction Markets.
          In the Sales and Marketing Department, Edwin C. Keith and Thomas J.
Spellacy were appointed National Sales Managers; Ronald P. Segraves was appointed National Product Manager; and William C. Trussell was
appointed Manager, Marketing Services.
          In the Treasury Department, Jon N. Reed was appointed Assistant to
Treasurer.
          William R. Kuykendall was appointed General Manager,
International. The Company continued to expand its international interests throughout the year, and the Graybar International organization was restructured to reflect this growth.

TRAINING
          The Pathfinder computer-based training network became fully operational in 1993. Our suppliers provided a broad variety of product training modules. In addition, the Company produced training modules on customer service and other topics.
          The High-Performance Selling sales training program was continued in 1993 and made available to all districts.
          The Graybar Management Training Seminar entered its tenth year in 1993. Classes were conducted in April and October, with a total of 38 participants completing the week-long sessions.

[PHOTO]

                                      11
                               FINANCIAL REVIEW
- - -------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars stated in thousands except for share and per share data)

                                              1993            1992            1991            1990           1989
- - -----------------------------------------------------------------------------------------------------------------
SALES                                   $2,041,473      $1,902,354      $1,743,544      $1,894,626     $1,904,301
     Less--Cash discounts                   (8,306)         (8,243)         (8,170)         (9,903)       (10,661)
- - -----------------------------------------------------------------------------------------------------------------
NET SALES                                2,033,167       1,894,111       1,735,374       1,884,723      1,893,640
- - -----------------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                (1,668,007)     (1,564,929)     (1,431,255)     (1,565,717)    (1,584,159)
- - -----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE                            (9,810)        (10,054)        (13,092)        (13,962)       (15,165)
- - -----------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
     Current                               (10,016)         (6,601)         (6,356)         (9,961)        (7,138)
     Deferred                                  763            (493)           (534)          1,633         (1,571)
- - -----------------------------------------------------------------------------------------------------------------
       Total provision for income
        taxes                               (9,253)         (7,094)         (6,890)         (8,328)        (8,709)
- - -----------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE               14,745          10,232           9,515          11,985         12,539
- - -----------------------------------------------------------------------------------------------------------------
    Cumulative effect on prior years
     of change in accounting for
     postretirement benefits               (45,000)              -               -               -              -
- - -----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                          (30,255)         10,232           9,515          11,985         12,539
- - -----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) APPLICABLE TO
  COMMON STOCK                             (30,265)         10,222           9,504          11,973         12,526
- - -----------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES
  OUTSTANDING (A)                            4,498           4,365           4,531           4,641          4,514
- - -----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) PER SHARE OF
  COMMON STOCK (A)                           (6.73)           2.34            2.10            2.58           2.77
- - -----------------------------------------------------------------------------------------------------------------
  Cash dividends per share (A)                2.00            2.00            1.90            1.90           1.90
- - -----------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance, beginning of year                91,733          93,837          92,910          89,776         85,771
  Add--Net income (loss)                   (30,255)         10,232           9,515          11,985         12,539
- - -----------------------------------------------------------------------------------------------------------------
                                            61,478         104,069         102,425         101,761         98,310
- - -----------------------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)                (10)            (10)            (11)            (12)           (13)
    Common (in cash)                        (8,982)         (8,282)         (8,577)         (8,839)        (8,521)
    Common (in stock)                            -          (4,044)              -               -              -
- - -----------------------------------------------------------------------------------------------------------------
                                            (8,992)        (12,336)         (8,588)         (8,851)        (8,534)
- - -----------------------------------------------------------------------------------------------------------------
  Balance, end of year                      52,486          91,733          93,837          92,910         89,776
  Proceeds on stock subscriptions,
    shares unissued                             51               -              67              72              -
STOCK OUTSTANDING
  Preferred                                    183             197             219             223            248
  Common                                    89,098          85,719          85,132          87,687         84,468
- - -----------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                 141,818         177,649         179,255         180,892        174,492
- - -----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                               610,512         557,036         518,480         541,358        536,473
LONG-TERM DEBT                          $   63,621      $   64,655      $   70,338      $   79,189     $   48,708
- - -----------------------------------------------------------------------------------------------------------------
(F)
(A) Adjusted for the declaration of a 5% stock dividend in 1992. Prior to adjusting for the stock dividend, the average common shares outstanding for 1991, 1990 and 1989 were 4,315, 4,420 and 4,299, respectively.

This summary should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report.

                                     12
                               FINANCIAL REVIEW
- - -------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
(Dollars stated in thousands except for share and per share data)
- - -------------------------------------------------------------------------------
RESULTS OF OPERATIONS
1993 COMPARED TO 1992
     Net sales in 1993 were 7.3% higher than in 1992. The higher net sales resulted from improvements in the market sectors of the economy in which the
Company operates. The impact of inflation on sales and cost of sales was not significant in 1993.
     Gross margin in 1993 increased $35,978 (10.9%) compared to 1992 primarily due to the increased sales in the electrical and communications markets together with a generally higher gross margin rate in those markets.
     The increase in selling, general and administrative expenses in 1993 compared to 1992 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
     Interest charges decreased in 1993 compared to 1992 primarily due to lower interest rates on short-term borrowings.
     The combined effect of the increases in gross margin and other income and the decrease in interest charges, together with the increases in selling, general and administrative expenses and depreciation and amortization, resulted in an increase in income before provision for income taxes and cumulative effect of the accounting change of $6,672 in 1993 compared to 1992.
     The Company adopted Statement of Financial Accounting Standards (SFAS) No.
106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," on
January 1, 1993. SFAS No. 106 requires current recognition of postretirement benefit costs as opposed to recognizing these costs on a cash basis.  SFAS No.
106 was adopted by the Company on the immediate recognition basis. The after-tax impact of the accounting change decreased 1993 earnings $45,000, or $10.01 per share. While adoption of SFAS No. 106 had an adverse effect on the 1993 reported results of operations and shareholders' equity, cash flows were not affected.

1992 COMPARED TO 1991
     Net sales in 1992 were 9.1% higher than in 1991. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1992.
     Gross margin in 1992 increased $25,063 (8.2%) compared to 1991 primarily due to the increased sales in the electrical and communications markets.
     The increase in selling, general and administrative expenses in 1992 compared to 1991 occurred largely because of adjustments in compensation and related expenses including an increase in the Company's contribution to the profit sharing and savings plan.
     Interest charges decreased in 1992 compared to 1991 primarily due to lower interest rates on short-term borrowings.
     The combined effect of the increases in gross margins and other income, together with the decrease in interest charges and increases in selling, general and administrative expenses and depreciation and amortization, resulted in an increase in pretax earnings of $921 in 1992 compared to 1991.

1991 COMPARED TO 1990
     Net sales in 1991 were 7.9% lower than in 1990. The lower net sales resulted from a generally depressed economy in the market sectors in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1991.
     Gross margin in 1991 decreased $14,887 (4.7%) compared to 1990 primarily due to the lower sales volume in the electrical and communications markets.
     The Company utilizes the last-in, first-out (LIFO) method of valuing its inventory. During 1991, certain inventories were reduced. This reduction resulted in liquidation of inventory quantities credited at lower costs prevailing in prior years as compared with the cost of 1991 purchases which had the effect of increasing net income by approximately $981 or $.23 per share.
     The decrease in selling, general and administrative expenses in 1991 compared to 1990 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses including a decrease in the Company's contribution to the profit sharing and savings plan.
     Interest charges decreased in 1991 compared to 1990 primarily due to lower interest rates on short-term borrowings.

                                      13
                               FINANCIAL REVIEW
- - -------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
(Dollars stated in thousands except for share and per share data)
- - -------------------------------------------------------------------------------
               Other income includes gains on sale of property of $1,330 in
1990.
               The combined effect of the decreases in gross margins and other income, together with the increase in depreciation and amortization and decreases in selling, general and administrative expenses and interest charges, resulted in a decrease in pretax earnings of $3,908 in 1991 compared to 1990.

FINANCIAL CONDITION AND LIQUIDITY
               The financial condition of the Company continues to be strong. At December 31, 1993, current assets exceeded current liabilities by $119,919, up $9,759 from December 31, 1992. The current assets at December
31, 1993 were sufficient to meet the cash needs required to pay current liabilities. The Company does not have any plans or commitments which would require significant amounts of additional working capital.
               At December 31, 1993, the Company had available to it unused lines of credit amounting to $113,000. These lines are available to meet short-term cash requirements of the Company. Bank borrowings outstanding during 1993 and 1992 varied from a minimum of $50,000 and $46,000 to a maximum of $123,000 and $90,000, respectively.
               In May, 1992, the Company entered into a $50,000 Revolving
Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. The Company intends to utilize this credit line primarily as a secondary source of borrowing for short-term financing requirements. There have been no borrowings against this credit line through December 31, 1993.
               The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. In June, 1993 the Company received the proceeds from a five-year note for $10,000 payable in annual installments at a fixed interest rate of 5.68%. Cash provided by operations during 1993 amounted to $6,300, which was $22,422 less than the cash provided in 1992. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $6,288 and $562 in 1993 and 1992, respectively. Additional cash of approximately $538 and $448 will be provided in 1994 and 1995 as a result of payments to be made for stock subscribed to by employees under the 1992 Common Stock Purchase Plan.
               As previously discussed, the Company adopted SFAS No. 106 effective January 1, 1993 resulting in the recording of a $73,000 postretirement benefit liability. In conjunction with the adoption of SFAS No. 106, the Company recognized a $28,000 deferred tax asset. Management believes that existing levels of pretax earnings for financial reporting purposes are sufficient to generate the minimum amount of future taxable income to allow full realization of the deferred tax asset.

                                      14
                      CONSOLIDATED FINANCIAL STATEMENTS
- - -------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(Dollars stated in thousands except for share and per share data)

FOR THE YEARS ENDED DECEMBER 31,                          1993               1992               1991
- - ----------------------------------------------------------------------------------------------------
SALES, NET OF RETURNS AND ALLOWANCES                $2,041,473         $1,902,354         $1,743,544
  Less--Cash discounts                                  (8,306)            (8,243)            (8,170)
- - ----------------------------------------------------------------------------------------------------
    Net Sales                                        2,033,167          1,894,111          1,735,374
- - ----------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                            (1,668,007)        (1,564,929)        (1,431,255)
- - ----------------------------------------------------------------------------------------------------
    Gross Margin                                       365,160            329,182            304,119
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES          (299,910)          (271,615)          (244,831)
TAXES, OTHER THAN INCOME TAXES                         (19,915)           (18,361)           (17,784)
DEPRECIATION AND AMORTIZATION                          (14,379)           (13,729)           (13,499)
- - ----------------------------------------------------------------------------------------------------
    Income from operations                              30,956             25,477             28,005
OTHER INCOME, NET                                        2,852              1,903              1,492
INTEREST EXPENSE                                        (9,810)           (10,054)           (13,092)
- - ----------------------------------------------------------------------------------------------------
INCOME BEFORE PROVISION FOR INCOME TAXES
  AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE            23,998             17,326             16,405
- - ----------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
  Current                                              (10,016)            (6,601)            (6,356)
  Deferred                                                 763               (493)              (534)
- - ----------------------------------------------------------------------------------------------------
    Total provision for income taxes                    (9,253)            (7,094)            (6,890)
- - ----------------------------------------------------------------------------------------------------
  Income before cumulative effect of
  accounting change                                     14,745             10,232              9,515
- - ----------------------------------------------------------------------------------------------------
  Cumulative effect on prior years of change
  in accounting for postretirement benefits,
  net of $28,000 tax benefit                           (45,000)                 -                  -
- - ----------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                      (30,255)            10,232              9,515
- - ----------------------------------------------------------------------------------------------------
RETAINED EARNINGS, BEGINNING OF YEAR                    91,733             93,837             92,910
  Cash dividends--
    Preferred, $1.00 per share each year                   (10)               (10)               (11)
    Common, $2.00 per share each year                   (8,982)            (8,282)            (8,577)
  Common Stock dividend                                      -             (4,044)                 -
- - ----------------------------------------------------------------------------------------------------
RETAINED EARNINGS, END OF YEAR                      $   52,486         $   91,733         $   93,837
- - ----------------------------------------------------------------------------------------------------
INCOME PER SHARE OF COMMON STOCK BEFORE
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE            $     3.28         $     2.34         $     2.10
- - ----------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE OF COMMON STOCK         $    (6.73)        $     2.34         $     2.10
- - ----------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                      15
                       CONSOLIDATED FINANCIAL STATEMENTS
- - -------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
                                                                                                        December 31,
(Dollars stated in thousands except for share and per share data)                                   1993            1992
- - ------------------------------------------------------------------------------------------------------------------------
ASSETS
- - ------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash                                                                                          $ 17,332        $ 16,538
  Trade receivables (less allowances of $3,945
   and $3,949, respectively)                                                                     256,634         237,408
  Merchandise inventory                                                                          167,927         162,403
  Other current assets                                                                            10,099           8,543
- - ------------------------------------------------------------------------------------------------------------------------
    Total current assets                                                                         451,992         424,892
- - ------------------------------------------------------------------------------------------------------------------------
PROPERTY, AT COST
  Land                                                                                            16,812          16,787
  Buildings                                                                                      121,339         116,972
  Furniture and fixtures                                                                          68,666          62,058
  Capital equipment leases                                                                        29,612          29,612
- - ------------------------------------------------------------------------------------------------------------------------
                                                                                                 236,429         225,429
- - ------------------------------------------------------------------------------------------------------------------------
  Less--Accumulated depreciation                                                                  99,494          87,102
- - ------------------------------------------------------------------------------------------------------------------------
                                                                                                 136,935         138,327
- - ------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                                             14,446         (13,770)
- - ------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS                                                                                       7,139           7,587
- - ------------------------------------------------------------------------------------------------------------------------
                                                                                                $610,512        $557,036
- - ------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
- - ------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Notes payable to banks                                                                        $ 82,194        $ 69,998
  Current portion of long-term debt                                                               11,000           9,477
  Trade accounts payable                                                                         193,843         192,234
  Income taxes                                                                                       519           1,298
  Accrued payroll and benefit costs                                                               27,643          25,695
  Other accrued taxes                                                                              6,375           6,328
  Dividends payable                                                                                4,910           4,538
  Other payables and accruals                                                                      5,589           5,164
- - ------------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                                    332,073         314,732
- - ------------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFITS LIABILITY                                                                 73,000               -
- - ------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                                                    63,621          64,655
- - ------------------------------------------------------------------------------------------------------------------------
                                                                Shares at December 31,
                                                                 1993             1992
- - --------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
  Capital stock--
    Preferred, par value $20 per share,
     authorized 300,000 shares--
      Issued to shareholders                                    9,533           10,047
      In treasury, at cost                                       (378)            (175)
- - ------------------------------------------------------------------------------------------------------------------------
      Outstanding                                               9,155            9,872               183             197
- - ------------------------------------------------------------------------------------------------------------------------
    Common, stated value $20 per share,
     authorized 5,000,000 shares--
      Issued to voting trustees                             4,239,403        4,055,065
      Issued to shareholders                                  240,991          242,129
      In treasury, at cost                                    (25,507)         (11,251)
- - ------------------------------------------------------------------------------------------------------------------------
      Outstanding                                           4,454,887        4,285,943            89,098          85,719
- - ------------------------------------------------------------------------------------------------------------------------
  Common shares subscribed                                                                         1,088           7,274
  Retained earnings                                                                               52,486          91,733
- - ------------------------------------------------------------------------------------------------------------------------
                                                                                                 142,855         184,923
      Less--Subscriptions receivable                                                               1,037           7,274
- - ------------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                                 141,818         177,649
- - ------------------------------------------------------------------------------------------------------------------------
                                                                                                $610,512        $557,036
- - ------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                      16
                       CONSOLIDATED FINANCIAL STATEMENTS
- - -------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars stated in thousands)

FOR THE YEARS ENDED DECEMBER 31,                                       1993               1992             1991
- - ---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS
  Income before cumulative effect of
   accounting change                                                $14,745            $10,232          $ 9,515
- - ---------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile income before
   cumulative effect of accounting
   change to cash provided by operations --
    Depreciation and amortization                                    14,379             13,729           13,499
    Deferred income taxes                                              (763)               493              534
    Changes in assets and liabilities:
      Trade receivables                                             (19,226)           (36,287)          12,253
      Merchandise inventory                                          (5,524)           (10,351)          11,546
      Other current assets                                           (1,556)            (2,171)             932
      Other assets                                                      448               (285)          (4,665)
      Trade accounts payable                                          1,609             45,182          (15,388)
      Accrued payroll and benefit costs                               1,948              8,862           (3,724)
      Other accrued liabilities                                         240               (682)            (170)
- - ---------------------------------------------------------------------------------------------------------------
                                                                     (8,445)            18,490           14,817
- - ---------------------------------------------------------------------------------------------------------------
  Net cash flow provided by operations                                6,300             28,722           24,332
- - ---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sale of property                                      277              1,131              747
    Capital expenditures for property                               (13,264)            (9,626)         (10,206)
- - ---------------------------------------------------------------------------------------------------------------
  Net cash flow used by investing activities                        (12,987)            (8,495)          (9,459)
- - ---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in notes payable to banks                           12,196              3,998            7,000
    Proceeds from long-term debt                                     10,000                  -           10,000
    Repayment of long-term debt                                      (5,699)            (6,909)         (15,268)
    Principal payments under capital equipment leases                (3,812)            (2,467)          (4,079)
    Sale of common stock                                              6,288                562              760
    Purchase of treasury stock                                       (2,872)            (4,108)          (3,324)
    Dividends paid                                                   (8,620)            (8,444)          (8,734)
- - ---------------------------------------------------------------------------------------------------------------
  Net cash flow provided (used) by financing activities               7,481            (17,368)         (13,645)
- - ---------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH                                                    794              2,859            1,228
- - ---------------------------------------------------------------------------------------------------------------
CASH, BEGINNING OF YEAR                                              16,538             13,679           12,451
- - ---------------------------------------------------------------------------------------------------------------
CASH, END OF YEAR                                                   $17,332            $16,538          $13,679
- - ---------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                      17
                       CONSOLIDATED FINANCIAL STATEMENTS
- - -------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31,
1993, 1992 AND 1991
(Dollars stated in thousands except for share and per share data)
- - -------------------------------------------------------------------------------
1/SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
                    The consolidated financial statements include the accounts of Graybar Electric Company, Inc. and its subsidiary companies. All significant intercompany balances and transactions have been eliminated.

MERCHANDISE INVENTORY
                    Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is generally a conservative method of accounting that, compared with other inventory accounting methods, provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $19,690 and $22,569 greater than reported under the LIFO method at December 31, 1993 and 1992, respectively.
                    During 1991, certain inventories were reduced. This reduction resulted in liquidation of inventory quantities credited at lower costs prevailing in prior years as compared with the cost of 1991 purchases. This had the effect of increasing 1991 net income by approximately $981 or $.23 per share.

PROPERTY AND DEPRECIATION

                    The Company provides for depreciation using the straight-line method over the following estimated useful lives of the assets:

- - -------------------------------------------------------------------------------
Buildings                                                             42 years
- - -------------------------------------------------------------------------------
Permanent fixtures--                                     Over the lives of the
leased property                                              respective leases
- - -------------------------------------------------------------------------------
Furniture, fixtures
and equipment                                                    4 to 14 years
- - -------------------------------------------------------------------------------

               At the time property is retired, or otherwise disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to other income.
               Equipment under capital leases is recorded in property with the corresponding obligations carried in long-term debt. The amount capitalized is the present value at the beginning of the lease term of the aggregate minimum lease payments.
               Maintenance and repairs are expensed as incurred. Renewals and betterments that extend the life of the property are capitalized.
               The Company capitalizes interest expense on major construction and development projects while in progress.

CREDIT RISK
               Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company distributes its products to a large number of customers in the electrical contractor, industrial plant and communications markets. Most of the Company's business activity is with customers in the United States; however, the Company has limited sales activity in several international locations. The Company performs on-going credit evaluations of its customers, and a significant portion of trade receivables is secured by lien or bond rights. In addition, export sales are usually guaranteed by letter of credit or advance payment arrangements. The Company maintains allowances for potential credit losses and such losses have historically been within management's expectations.

2/INCOME TAXES
               Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standard No. 109 (SFAS No. 109), "Accounting for Income Taxes." No cumulative adjustment was required as a result of the adoption of SFAS No. 109 due to the Company's previous use of the liability method of accounting for income taxes.

               The provision for income taxes recorded in the Consolidated
Statements of Income and Retained Earnings is as follows:

Years Ended
December 31:                             1993            1992           1991
- - ------------------------------------------------------------------------------
Federal income tax
   Current                             $9,067          $5,896         $5,281
   Deferred                              (629)            471            450
State income tax
   Current                                949             705          1,075
   Deferred                              (134)             22             84
- - ------------------------------------------------------------------------------
Financial statement
  income tax provision                 $9,253          $7,094         $6,890
- - ------------------------------------------------------------------------------

                                      18
                       CONSOLIDATED FINANCIAL STATEMENTS
- - -------------------------------------------------------------------------------

               Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes are recorded at December 31:

Assets/(Liabilities)                         1993              1992
- - ---------------------------------------------------------------------
Postretirement benefits                   $28,872          $      -
Payroll accruals                            3,872             3,374
Bad debt reserves                           1,383             1,354
Inventory                                   1,147             1,081
Other deferred
 tax assets                                 2,475             1,881
Prepaid pension                            (2,294)           (1,557)
Fixed asset
 depreciation                             (13,523)          (12,681)
Fixed asset gains                            (624)             (609)
Other deferred tax
 liabilities                               (4,179)           (4,477)
- - ---------------------------------------------------------------------
                                          $17,129          $(11,634)
- - ---------------------------------------------------------------------

               Deferred tax assets included in Other Current Assets were $2,683 and $2,136 in 1993 and 1992, respectively.

               A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and
Retained Earnings is as follows:
Years Ended December 31:                    1993             1992            1991
- - -----------------------------------------------------------------------------------
"Statutory" tax rate                        35.0%            34.0%           34.0%
State and local income taxes,
 net of federal benefit                      2.9              2.8             4.4
Other, net                                    .7              4.1             3.6
- - -----------------------------------------------------------------------------------
Effective tax rate                          38.6%            40.9%           42.0%
- - -----------------------------------------------------------------------------------

3/CAPITAL STOCK
          The Company's capital stock is owned by its employees and retirees. Neither common nor preferred stock may be sold by the holder thereof, except by first offering it to the Company. The Company may buy any common shares so offered at the price at which they were issued ($20) with appropriate adjustments for current dividends, or may call all or part of the preferred stock at par plus accrued dividends.
          During 1992, the Company offered to eligible employees the right to subscribe to 480,000 shares of common stock at $20 per share in accordance with the provisions of the Company's Common Stock Purchase Plan dated October 7, 1992. This resulted in the subscription of 363,681 shares ($7,274). Subscribers under the Plan elected to make payments under one of the following options: (i) all shares subscribed for prior to January 22, 1993;
(ii) a portion of such shares prior to January 22, 1993, and the balance in monthly installments through payroll deductions (or in certain cases where a subscriber is no longer on the Company's payroll, through pension deductions or direct monthly payments) over a 34-month period; or (iii) all shares pursuant to the installment method. Shares were issued and Voting Trust Certificates were delivered to subscribers as of January 22, 1993, in the case of shares paid for prior to January 22, 1993 and shares will be issued and Voting Trust Certificates will be delivered to subscribers on a quarterly basis, as of the tenth day of March, June, September and December to the extent full payments of shares are made in the case of subscriptions under the installment method.

          Shown below is a summary of shares reacquired and retired by the Company in the three years ended December 31:

                        PREFERRED                         COMMON
               REACQUIRED       RETIRED         REACQUIRED      RETIRED
- - --------------------------------------------------------------------------
Years ended December 31:
1993             717              514           142,889        128,633
1992           1,082              907           204,303        208,797
1991             220              464           165,993        162,877
- - --------------------------------------------------------------------------

4/LONG-TERM DEBT                                       DECEMBER 31
LONG-TERM DEBT WAS COMPOSED OF:                    1993          1992
- - ----------------------------------------------------------------------
9-23/100% note secured by a first
 mortgage on various properties                 $30,000       $30,000
12-1/4% note secured by a first
 mortgage on various properties                  12,575        14,550
5-68/100% note, unsecured                         8,000             -
5-78/100% to 9-9/10% capital
 equipment leases                                 7,873        10,981
8-3/4% note, unsecured                            2,500         5,000
Variable rate, Industrial Revenue
 Bonds, secured by facilities                     2,673         4,124
- - ----------------------------------------------------------------------
                                                $63,621       $64,655
- - ----------------------------------------------------------------------

                                      19
                       CONSOLIDATED FINANCIAL STATEMENTS
- - -------------------------------------------------------------------------------

- - ------------------------------------------------------------
LONG-TERM DEBT MATURES AS FOLLOWS:
- - ------------------------------------------------------------
1995                                                $12,516
1996                                                  9,914
1997                                                  9,833
1998                                                  8,697
1999-2005                                            22,661
- - ------------------------------------------------------------
                                                    $63,621
- - ------------------------------------------------------------

          The present value of future minimum lease payments under capital leases as of December 31, 1993 was $10,981 of which $7,873 is included in long-term debt.
          Bank borrowings varied from a minimum of $50,000 and $46,000 to a maximum of $123,000 and $90,000 in 1993 and 1992, respectively.
          The average amount of bank borrowings outstanding during 1993 and 1992 amounted to approximately $85,000 and $69,000 at average interest rates of 3.3% and 3.8%, respectively. The averages are based on the daily amounts outstanding during each year.
          The Company had unused lines of credit of approximately $113,000 as of December 31, 1993. Certain lines require maintenance of compensating balances of up to 5% of the available lines of credit.
          In May, 1992, the Company entered into a $50,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. There have been no borrowings against this credit line through December 31, 1993.

5/PENSION PLAN
          Pension and related expense was $3,556, $3,676 and $2,517 for each of three years ended December 31, 1993, 1992 and 1991, respectively.
          The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service. Employees become 100% vested after 5 years of service, regardless of age.

          The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum nor greater than the maximum tax deductible amount. The actuarially computed components of the defined benefit pension plan expense for the three years ended December 31, are as follows:
                                       1993              1992              1991
                                   ---------------------------------------------
Service cost-benefits
  earned during
  the year                          $ 3,383           $ 3,303          $  3,263
Interest cost on
  projected benefit
  obligation                          6,923             6,641             5,980
Actual return on
  plan assets                        (9,472)           (2,546)          (16,033)
Net amortization
  of return on plan
  assets and
  unrecognized net
  asset                               1,958            (4,389)            8,790
                                    -------           -------          --------
  Total defined benefit
   plan expense                     $ 2,792           $ 3,009          $  2,000
                                    =======           =======          ========

                    The following table sets forth the plan's funded status for the two years ended December 31:

                                                 1993                1992
                                              ----------------------------
Actuarial present value of benefit
 obligation:
  Vested benefits                            $ 61,765            $ 47,374
  Nonvested benefits                           11,798               8,550
                                             --------            --------
    Accumulated benefit
     obligation                                73,563              55,924
                                             --------            --------
    Projected benefit obligation
     for service rendered to date              98,753              80,629
                                             --------            --------
Plan assets at fair value, primarily
 common stocks and bonds                       88,464              81,774
                                             --------            --------
Projected benefit obligation
 (in excess of) or less than
 plan assets                                  (10,289)              1,145
                                             --------            --------
Unrecognized prior service cost                     6                 261
Unrecognized net loss                          27,030              14,809
Unrecognized net asset at
 January 1, 1987                              (12,743)            (13,901)
                                             --------            --------
Net pension asset recognized in
 the consolidated balance sheet              $  4,004            $  2,314
                                             ========            ========

                    The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 4.50%, and 8.75% and 5.75% in 1993 and

                                      20
                       CONSOLIDATED FINANCIAL STATEMENTS
- - -------------------------------------------------------------------------------
1992, respectively. The long-term rate of return on assets used in determining defined benefit plan expense was 9% in 1993, 1992 and 1991.
The average remaining service lives of plan participants used to calculate the amortization of the unrecognized net asset at January 1, 1987 was 18 years.
                    The Company also provides a defined contribution
profit sharing and savings plan covering substantially all of its full-time employees. Annual contributions by the Company to the plan are at the discretion of management and are generally
determined based on the profitability of the Company. Employees may also contribute to the plan subject to limitations imposed by federal tax law and ERISA.

6/POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE
                    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis and, accordingly, the Plan has no assets at December 31, 1993.
                    The Company elected to immediately recognize the cumulative effect of adoption of SFAS No. 106 pertaining to years prior to 1993 through a one-time adjustment which decreased 1993 net income by $45,000, net of a $28,000 income tax effect.

                    Periodic postretirement benefit expense for 1993 was comprised of the following:

Service cost-benefits earned
 during the year                          $  401
Interest cost on accumulated
 postretirement benefit obligation         6,111
                                          ------
Net periodic postretirement
 benefit expense                          $6,512
                                          ======

                    The following table sets forth the accumulated postretirement benefit obligation for the Company's postretirement benefit plans at December 31, 1993:

Retirees                                      $63,719
Fully eligible active plan participants        13,243
Other active plan participants                  7,492
                                              -------
Accumulated postretirement benefit
 obligation                                    84,454
Unrecognized net loss                          11,454
                                              -------
Accrued postretirement benefit cost           $73,000
                                              =======

     The discount rate used in determining net periodic postretirement benefit expense for 1993 was 8.75%. The discount rate used to determine the accumulated postretirement benefit obligation at December 31, 1993 was 7.50%. The health care cost trend rate used in determining net periodic postretirement benefit expense for 1993 was 8% for all years. The health care cost trend rate used to determine the accumulated postretirement benefit obligation at December 31, 1993 was 6.75% for all years. A one percentage point increase in the health care cost trend rate would not have a material impact on the net periodic postretirement benefit expense or the accumulated postretirement benefit obligation.

7/NET INCOME PER SHARE OF COMMON STOCK
     The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 4,497,644, 4,365,229 and 4,531,137 in 1993, 1992 and 1991,
respectively.

8/COMMITMENTS
     Rental expense was $6,941, $6,813 and $5,584 in 1993, 1992 and 1991,
respectively.

     Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 1993 are as follows:

Years ending December 31:
- - ----------------------------------------------------------------------
1994                                                           $7,161
1995                                                            5,349
1996                                                            4,167
1997                                                            2,523
1998                                                            2,007
Subsequent to 1998                                              4,281
- - ----------------------------------------------------------------------

9/STATEMENTS OF CASH FLOWS
     During 1993, 1992 and 1991 income taxes paid totaled $10,621, $6,166 and $6,881; interest paid totaled $10,158, $9,714 and $13,779 and liabilities assumed in connection with capitalized leases totaled $0, $5,607 and $0, respectively.

                                      21
                      REPORT OF INDEPENDENT ACCOUNTANTS
- - -------------------------------------------------------------------------------

     Price Waterhouse
                                                     One Boatmen's Plaza
                                                     St. Louis, MO  63101

February 18, 1994

To the Shareholders and Board of Directors of Graybar Electric Company, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Graybar Electric Company, Inc. and its subsidiaries (the Company) at December 31,
1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibilty of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 6 to the financial statements, the Company changed its method of accounting for postretirement benefits other than pensions effective January 1, 1993.

/s/ Price Waterhouse

                                      22
                        LOCATIONS AS OF JANUARY 1, 1994
- - -------------------------------------------------------------------------------

CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 727-3900

INFORMATION SYSTEMS
11828 Lackland Road
St. Louis, Missouri 63146
314 569-0006

ZONE SERVICE CENTERS
GULF ZONE
747 Southport Drive
Shreveport, Louisiana 71108

MID-ATLANTIC ZONE
2124 Avenue C
Bethlehem, Pennsylvania 18017

MIDWEST ZONE
2424 A North Main Street
East Peoria, Illinois 61611

PACIFIC ZONE
1081 West Ninth Street
Upland, California 91786

MIAMI INTERNATIONAL
10500 Southwest 186th Street
Perrine, Florida 38157

GRAYBAR ELECTRIC
(ONTARIO) LTD.
Kitchener, Ontario
Brantford, Ontario
Niagara Falls, Ontario
Hamilton, Ontario
Guelph, Ontario
Windsor, Ontario
Mississauga, Ontario

H & C ELECTRIC SUPPLY, INC.
Mankato, Minnesota

SQUARE ELECTRIC
Parsippany, New Jersey
Hackettstown, New Jersey

INTERNATIONAL
Halifax, Nova Scotia
Rio Piedras, Puerto Rico
Singapore
Panama
Tamuning, Guam
Juarez, Mexico
Dubai, United Arab Emirates

- - ---------------------------
NEW YORK DISTRICT
- - ---------------------------
21-15 Bridge Plaza North
Long Island City,
New York 11101
718 392-2000

BRANCHES
New York: Manhattan,
Rochester, Albany, Syracuse,
Hauppauge, Buffalo
New Jersey: Newark, North
Brunswick, Teterboro Telcom

- - ---------------------------
PITTSBURGH DISTRICT
- - ---------------------------
900 Ridge Avenue
Pittsburgh, Pennsylvania
15212
412 323-5200

BRANCHES
Ohio: Youngstown, Cleveland,
Akron, Canton, Mansfield
Pennsylvania: Greensburg
West Virginia: Wheeling

- - ---------------------------
ATLANTA DISTRICT
- - ---------------------------
2050 Nancy Hanks Drive
Norcross, Georgia 30071
404 441-5580

BRANCHES
Georgia: Atlanta, Marietta,
Riverdale, Savannah,
Cartersville
Alabama: Birmingham,
Huntsville, Mobile
South Carolina: Columbia,
Greenville,
Spartanburg, Hilton Head
Tennessee: Knoxville,
Chattanooga
Florida: Pensacola
Mississippi: Jackson

- - ---------------------------
TAMPA DISTRICT
- - ---------------------------
801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
Orlando, Largo,
Melbourne, North Tampa,
Jacksonville, South
Jacksonville, Tallahassee,
Daytona Beach, Perrine, Miami,
West Palm Beach, Tampa Utility,
Florida City, Fort Myers,
Fort Pierce, Miami Telcom, Naples,
Pompano Beach, Pompano Beach Telcom
Georgia: Kingsland

- - ---------------------------
BOSTON DISTRICT
- - ---------------------------
345 Harrison Avenue
Boston, Massachusetts 02118
617 482-9320

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
West Springfield, Boston
Telcom (Somerville)
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland
Connecticut: Hamden

- - ---------------------------
CINCINNATI DISTRICT
- - ---------------------------
1022 West Eighth Street
Cincinnati, Ohio 45203
513 621-0600

BRANCHES
West Virgnina: Charleston
Ohio: Columbus, Dayton, Lima
Kentucky: Lexington,
Louisville
Tennessee: Nashville

- - ---------------------------
RICHMOND DISTRICT
- - ---------------------------
1510 Tomlynn Street
Richmond, Virgniia 23230
804 359-1381

BRANCHES
Virginia: Norfolk, Roanoke,
Hampton
North Carolina: Asheville,
Raleigh, Winston-Salem,
Charlotte, Greensboro,
Wilmington
Tennessee: Bristol,
Johnson City

- - ---------------------------
PHILADELPHIA DISTRICT
- - ---------------------------
1550 South Warfield Street
Philadelphia, Pennsylvania
19146
215 336-2211

BRANCHES
Maryland: Baltimore, Lanham
Pennsylvania: Harrisburg,
Allentown
Delaware: New Castle
Virginia: Chantilly

                                      23
                        LOCATIONS AS OF JANUARY 1, 1994
- - -------------------------------------------------------------------------------
- - ---------------------------
CHICAGO DISTRICT
- - ---------------------------
900 Regency Drive
Glendale Heights, Illinois
60139
708 893-3600

BRANCHES
Illinois: Naperville
Indiana: Fort Wayne,
South Bend, Hammond, Indianapolis
Michigan: Flint, Lansing, Grand Rapids,
Kalamazoo, Auburn Hills, Kentwood
Ohio: Toledo

- - ---------------------------
ST. LOUIS DISTRICT
- - ---------------------------
600 South Taylor Avenue
St. Louis, Missouri 63110
314 531-4700

BRANCHES
Iowa: Davenport, Des Moines,
Cedar Rapids
Illinois: East Peoria,
Springfield
Missouri: Jefferson City,
Kansas City
Indiana: Evansville
Kansas: Olathe, Wichita
Nebraska: Omaha
Tennessee: Memphis

- - ---------------------------
SAN FRANCISCO DISTRICT
- - ---------------------------
251 Lawrence Avenue
South San Francisco,
California 94080
415 871-7000

BRANCHES
California: Oakland, Fresno,
Modesto, Sacramento,
San Jose, Martinez,
San Francisco
Nevada: Reno
Hawaii: Aiea

- - ---------------------------
SEATTLE DISTRICT
- - ---------------------------
1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
Tacoma, Everett, Bellevue
Oregon: Portland
Idaho: Boise
Alaska: Anchorage

- - ---------------------------
MINNEAPOLIS DISTRICT
- - ---------------------------
2300 East 25th Street
Minneapolis, Minnesota
55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
Brooklyn Park, Burnsville,
Minneapolis Telcom
(Plymouth), Rochester
Montana: Billings
South Dakota: Sioux Falls,
Brookings North Dakota: Fargo
Wisconsin: Green Bay,
Milwaukee, Marinette,
Manitowoc, Madison

- - ---------------------------
DALLAS DISTRICT
- - ---------------------------
717 South Good Latimer
Expressway
Dallas, Texas 75226
214 939-0844

BRANCHES
Texas: Dallas, San Antonio,
Forth Worth, Amarillo, Austin,
Abilene, Dallas Telcom,
Richardson, Cypress, Beaumont,
Corpus Christi, Houston,
Houston Telcom
Oklahoma: Oklahoma City, Tulsa
Arkansas: Little Rock
Louisiana: Shreveport, Harahan, Baton Rouge, Lake Charles

- - ---------------------------
LOS ANGELES DISTRICT
- - ---------------------------
210 South Anderson Street
Los Angeles, California 90033
213 265-7000

BRANCHES
California: Anaheim, Costa
Mesa, Long Beach, San
Bernardino, San Diego,
Santa Barbara, Van Nuys,
Bakersfield, San Marcos

- - ---------------------------
PHOENIX DISTRICT
- - ---------------------------
3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson,
Nogales
Colorado: Colorado Springs,
Denver
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas,
Henderson
Utah: Salt Lake City
California: Chula Vista

                                   APPENDIX

     Photographs appear throughout the printed Annual Report. These photos are indicated in the electronic filing by [PHOTO].