Form 10-K405, Exhibit 13
period 1994-12-31
GRAYBAR ELECTRIC CO INC
filed 1995-03-27
CIK 205402

                                                            EXHIBIT 13



                     ANNUAL REPORT TO SHAREHOLDERS
                                 FOR 1994

                                       G R A Y B A R

                                          1 9 9 4
                                        A N N U A L
                                        R E P O R T


                          1 2 5  Y E A R S * 1 8 6 9 - 1 9 9 4

- -------------------------------------------------------------------------------
[PHOTO]

In 1994 the Company celebrated the 125th anniversary of its founding. Graybar Directors, photographed in December 1994, are shown in front of an anniversary display in the lobby of the Graybar Building.


1. Robert L. Mygrant
   Tampa District Manager

2. Richard H. Haney
   Atlanta District Manager

3. Carl L. Hall
   Executive Vice President

4. Edward A. McGrath
   President

5. Aubrey A. Thompson
   Senior Vice President - Sales and Marketing

6. Irving Orloff
   Vice President - Commercial and Industrial

7. George S. Tulloch
   Vice President, Secretary and General Counsel

8. Richard D. Offenbacher
   St. Louis District Manager

9. Robert A. Reynolds
   Vice President - Marketing Services

10. Frank L. Hipp
    San Francisco District Manager

11. John W. Wolf
    Vice President and Treasurer

12. James R. Hade
    Senior Vice President - Distribution

13. John R. Seaton
    Vice President and Comptroller

14. Golden W. Harper
    Vice President--Operations

15. Jack F. Van Pelt
    Vice President--Human Resources


- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

COMPANY'S BUSINESS
    Graybar Electric Company, Inc. is engaged internationally in the distribution of electrical and communications equipment and supplies primarily to contractors, industrial plants, telephone companies, power utilities, and commercial users. All products sold by the Company are purchased by the Company from others.

MARKETS SERVED
Electrical Contractor
Commercial & Industrial
Voice & Data Communications
Power Utility
International


Front cover: The photographs show a model Graybar Flagship
Counter, which was the Company's exhibit at the 1994 NECA
Exposition and Convention.



CAPITAL STOCK DATA

Number of Equity Security Holders as of
December 31, 1994:

- --------------------------------------------------------------------------
Title of Class                                Number of Security Holders
- --------------------------------------------------------------------------
Preferred Stock                                                      125
Common Stock                                                         116
Voting Trust Certificates for Common Stock                         4,012
- ------------------------------------------------------------------------

DIVIDEND DATA
Common Stock, par value $1; stated value $20.

Dividends declared for year:                1994        1993        1992
- --------------------------------------------------------------------------
First Quarter                              $ .30       $ .30       $ .30
Second Quarter                               .30         .30         .30
Third Quarter                                .30         .30         .30
Fourth Quarter                             $1.10       $1.10       $1.10
- --------------------------------------------------------------------------

    In September, 1994 a six and one quarter percent stock dividend was declared and shares representing this dividend were issued in January, 1995.


CONTENTS
Graybar Officers and Directors                 Inside Front Cover
President's Letter                                              2
Market Review                                                   4
Operations Review                                              10
Financial Review                                               15
Selected Consolidated Financial Data                           15
Management's Discussion & Analysis
   of Financial Condition and Results of Operations            16
Consolidated Financial Statements                              18
Report of Independent Accountants                              25
District Management                                            26
Locations                                                      28

- --------------------------------------- 1 -------------------------------------

                          LETTER TO OUR SHAREHOLDERS
- -------------------------------------------------------------------------------


Nineteen ninety-four was a good year for our Company. Sales of more than $2.3 billion represented an increase of 15.9 percent over last year and set an all-time record.

    At the start of 1994 we merged the Miami District with Tampa and merged the Houston District with Dallas. The economies of scale provided by continued improvements in technology are at last becoming a reality. We know that central processing, purchasing, and at least some of our accounting functions can be consolidated for a better end product. We are beginning to achieve the long-awaited productivity gains as well.

    At the close of 1994, we announced the merger of the Los Angeles and Phoenix Districts into an Electrical District headquartered in Phoenix, and the merger of the San Francisco and Seattle Districts into an Electrical District headquartered in Seattle. We also announced the consolidation of the communications business from those four original districts into a new Western Communications and Data District headquartered in Bellevue, Washington.

Nineteen ninety-
four was a good
year for our
Company. Sales
of more than
$2.3 billion set an
all-time record.

    By separating the electrical supply and communication portions of our business, we expect faster profitable growth for Graybar in both market areas.

    We have specialized people working within specialized organizations. We are fortunate to have Richard Haney head the electrical business group and Robert Reynolds the communications/data organization.

    The time to capitalize in both our major markets and to press the technology gains for market share is now. We are increasing our sales volume, increasing the speed and accuracy of many of our procedures, and at the same time lowering costs. We are convinced that this strategy, while still in its early stages, is part of the reason our sales increase on a percentage basis is greater than the percentage of sales increase reported by many of our suppliers.


The new Distribution Centers in Los Angeles and Houston are part of this ongoing strategy. The Distribution Center allows us to fill the customer's order in one complete shipment, rather than in multiple shipments. In the past, multiple shipments from branch and zone locations "filled the order" but did not always provide the most desirable service to the customer. Nor were multiple shipments accomplished at the lowest cost to Graybar.

    Today, bar-coded product, locator systems, and "paperless" warehousing are realities. In Houston, for example, the combination of a main house inventory, zone warehouse, and wire service center greatly enhances our ability to ship complete orders. This increases accuracy and lowers costs.

    A number of suppliers are working with us on "vendor-managed inventories," "distributor manufacturer integration," and "supplier-assisted inventory management systems." These are all variations of a theme, and all use technology to help us keep a sharp eye on stocks based on what the customer is buying.

    Now, electronically, we can "hand" our supplier a report of daily sales of their products. This allows the supplier to help us replenish stock, formulate orders, and arrange shipments based on what our customers are buying, rather than on what Graybar is purchasing. This provides better customer service at a lower cost to Graybar. By using these inventory management tools, we are seeing higher fill rates, faster turns, and lower inventory levels.


- -------------------------------------- 2 --------------------------------------

                           LETTER TO OUR SHAREHOLDERS
- -------------------------------------------------------------------------------


Our international interests are concentrated in North America and the Caribbean. We continue, however, to serve customers around the world. This was exemplified recently by an order from Fuji, of Japan, for material destined for the Philippines. Some products are being supplied from South America and many from the United States to complete a multi-year, multimillion-dollar construction project.

    In February of 1994, we increased our share of ownership of Harris & Roome Supply, Ltd., of Nova Scotia. We are still minority shareholders. In May, we purchased a minority interest in R.E.D. Electronics of Toronto. R.E.D. concentrates in the higher-end technology of the data markets and complements the strong electrical supply presence we now have in Canada. We have chosen to close Panama and Dubai but we continue sales to these areas from Miami International and Houston, respectively.

    Improvements in technology, training, and the Graybar Quality Process continue:

* Our dedicated employees at the Information Systems Department produced the new GraybarNet(R), the on-line customer order-entry system. It is now available in the popular Windows(R) format.

* Information Systems also implemented the "Hot Key," allowing Graybar Customer Service Representatives to directly check suppliers' stocks of selected items. This speeds up our response time when the customer needs a non-stock item immediately.

* Employees used Pathfinder, Graybar's interactive training network, in record numbers. Activity on Pathfinder exceeded expectations and sharpened our skills.

* The Company conducted two major data and communications conferences -- one in St. Louis and one in Chicago. Each meeting drew hundreds of our employees from all over the country and many of our top suppliers. The emphasis was on training our people to take best advantage of the unprecedented opportunities in today's voice and data markets.

* Employees at the Long Island City Branch and New York District
  Headquarters earned ISO 9002 certification for Long Island City. ISO certification is an internationally recognized standard of high commitment to the Quality Process.

    In September we welcomed Carl Hall as Executive Vice President and President-designate. We are indeed fortunate to have Carl. His wide experience with our Company and his enthusiasm for our future will serve him well in the years to come. I know he will successfully guide us through the challenges ahead.

    We missed Ralph Sackett as a Director and fellow employee when he retired in 1994 after 42 years of contribution and achievement at Graybar. We were saddened by his death so soon after he retired. In Ralph we had a valued and respected friend.


We celebrated Graybar's 125th Anniversary across the country in a variety of ways -- and we recalled in those celebrations the wonderful legacy of earlier generations of our Graybar family.

    In this, my last letter to you, our shareholders, I want to assure you that the Graybar tradition of integrity still guides the Company. Through both the brightest and darkest of days, we have shared successes and failures. But whatever I and the other officers have accomplished, we have accomplished with close adherence to those principles that have guided Graybar from the beginning.

    And for your support, encouragement, and confidence in me, I shall never adequately express my appreciation.



                     /s/ E. A. McGrath
                                       Edward A. McGrath
St. Louis, Missouri                    President
March 1995


- -------------------------------------- 3 --------------------------------------

                                 MARKET REVIEW
- -------------------------------------------------------------------------------

Construction Market
===================================--------------------------------------------

      The Construction Market, which represented 40 percent of Graybar sales in 1994, continues to be our largest market. This market includes our traditional base of contractors, as well as a growing number of "engineering constructors" who manage and purchase materials for major construction projects.
      Our sales to the Construction Market in 1994 increased at a rate greater than that of the construction industry as a whole, indicating that Graybar is gaining market share. We continued our emphasis on stock sales and product merchandising at the counter, producing major gains in profitable warehouse shipments and counter sales. Our volume of direct business was little changed compared to the year before.
      We are using technology to help us improve service to our construction customers and lower our internal costs:

* The electronic "paperless" warehouse allows us to receive material, monitor stocks, select orders and ship them faster -- and more accurately -- than we could before.

* Inventories are deployed where they make the most sense for our customers. Stocks are quickly replenished based on what customers are buying.

* Centralized purchasing allows us to combine orders to take advantage of volume purchase discounts.

      Engineering constructors are the fastest-growing segment of the Construction Market. We expect this industry trend to continue in 1995 and beyond. Graybar is responding with dedicated personnel and services geared specifically to these customers. In 1994, for example, the Company piloted the "On Site" project site inventory program. Materials are bar-coded, delivered to the job site, and replenished daily as needed. "On Site" provides cost savings for both Graybar and the customer by maintaining required stocks where they are needed most -- at the job site. "On Site" will be offered to additional construction customers in 1995.
      In 1994, we reinforced our Company's commitment to build lighting sales with specialized training. Graybar held three lamp and lighting conferences at the General Electric (GE) Nela Park Lighting Institute. Approximately 120 employees representing all Graybar districts participated. In addition, the Company conducted advanced lighting seminars in Chicago, Las Vegas, and Charlotte. Participants at each seminar prepared lighting marketing plans that focused on opportunities in the retrofit market, Graybar Financial Services, and with the Environmental Protection Agency's Green Lights(R) energy conservation program.
      In 1994, the Company participated in two major contractor expositions and conventions -- the National Electrical Contractors Association (NECA) convention and the Independent Electrical
Contractors (IEC) convention. Graybar made a strong impression on NECA delegates with a highly popular exhibit that set NECA attendance records. At IEC, Graybar and GE Lighting co-hosted a reception and dinner for more than 300 delegates. The Company's strong presence at these events reinforced our customers' awareness of Graybar value-added services.
      Sales to the residential construction market were robust and produced significantly higher profits for the Company. Lower mortgage interest rates and an overall stronger economy contributed to housing construction.
      Our biggest sales gain, however, came from Graybar's traditionally strong position with the local contractors who use Graybar's local stocks and sales support.


- -------------------------------------- 4 --------------------------------------

                                 MARKET REVIEW
- -------------------------------------------------------------------------------

Commercial & Industrial Markets
==================================---------------------------------------------

      Graybar is strongly committed to the Commercial and Industrial (C&I) Markets, and continues to invest in people and other resources to serve these important customers. As a result, combined sales in the Commercial & Industrial Markets in 1994 increased dramatically over the prior year. Gross margins produced by these markets are among the highest of any market the Company serves.
      Industrial Market sales and margins increased significantly in 1994. Double-digit growth was achieved with national and local customers as well as in the original equipment manufacturer (OEM) and industrial communications market areas. Graybar industrial sales growth exceeded the growth rate of the industry, indicating that we continue to grow our market share. Stock sales grew substantially, led by increases in sales of wire and cable, conduit and raceway, distribution equipment, fuses, fittings, industrial enclosures, transformers, and motor control equipment.
      Graybar also achieved strong growth in the Commercial Market. Our commitment to sales and service specialization contributed to exceptionally strong growth with commercial customers who use voice and data products. These efforts were supported through appropriate local inventories backed by our network of Zone Service Centers.
      National Account sales continue to be a major portion of our total Industrial Market. Particular attention has been devoted to this market through the appointment of a Vice President-National Accounts and Integrated Supply. A new position, Manager-National Account Services, was added to coordinate National Account services between Graybar branches and customer facilities.
      We added National Sales Managers in order to broaden account coverage and develop closer relationships with strategic customers. Our service offering has been extended to meet the rapidly changing requirements of the industrial marketplace, ranging from just-in-time delivery to outsourcing, bin stock replacement, and managing the storeroom on the customer's premises.
      Training of Sales Representatives, Customer Service Representatives, and sales management continues to be a priority. In January, we hosted a training conference for all District C&I Market Managers. Conference participants discussed the Company's growing service capabilities to meet the changing requirements of our industrial customers. Four regional C&I seminars and lighting schools were held, providing product and market training to more than 100 Sales Managers, Sales Representatives and Customer Service support personnel.
      Product training specific to Graybar was provided by GE Lighting, Square D Industrial Control Products and Intermediate Distributor Training Schools. Pathfinder training modules, which are now prerequisites for these schools, are improving the technical knowledge of our people.
      Advertising and promotion played an increasingly important role in our marketing efforts. During the year, we participated in industry-sponsored trade shows hosted by the American Society of Hospital Engineers and Building Owners and Managers Association. Our booths included displays of Graybar capabilities and were co-hosted by major suppliers supporting those industries. Local districts participated in regional trade shows sponsored by the American Institute of Plant Engineers.


Branches around the
country promoted
Graybar distribution
services to commercial
and industrial customers.
Representing the
Company at the 1994 New
Jersey Industrial Show
are Ed Krysz, Newark
Branch Manager; Ronald
Mushinsky and Pat
McHugh, Sales
Representatives; Donna
Ferguson, Financial
Manager; and Jack
Brautigan, Sales Manager.

[PHOTO]

- -------------------------------------- 5 --------------------------------------

                                 MARKET REVIEW
- -------------------------------------------------------------------------------


In 1994 Graybar instituted
the new Elisha Gray
Excellence in
Communications Award.
The winners were Cathy
Tekien, Senior Sales
Representative at
Cleveland; Karl Griffith,
Senior National Product
Specialist at the General
Department; Shirra
Sanchez, Branch Manager
at Houston Telcom; and
(not shown) Steve Thomas,
Senior Sales Representative
at Nashville.

At the Company's second
National Communications
Sales Training Conference,
Al Eddings, Manager,
Distance Learning,
demonstrates Pathfinder.

[PHOTO]

[PHOTO]


Communications and Data Markets
==================================---------------------------------------------

Comm/Data Products
      The Company achieved significant market growth in 1994 as business customers moved to connect more and more of their computer systems into local and remote networks. Our sales growth outpaced the market, reaching record levels. The Company is increasing its share of an expanding market.
      Unshielded twisted pair cable remained the medium of choice, and demand exceeded manufacturers' capacity. Fiber optic cable continues to gain acceptance among users as they see the value of its high capacity. The cost of fiber optic networks continues to decrease.
      The Company continued to benefit from the technical support group at headquarters. This group provides pre-sales technical support for many data products and what the industry calls "active electronics."
      Our Flagship Counters also contributed to comm/data sales growth through merchandising and expanded availability of products. Every Graybar counter now displays a wide variety of comm/data products.
      We are continuing to specialize and aggressively train our sales organization. This has two major, positive effects: a well-trained sales force increases sales at the same time it makes Graybar a more effective distributor for our suppliers. Graybar's technical expertise will help us understand the emerging technologies of computer/telephone integration and the requirements of the "work-at-home" business. This all translates to broader service offerings for our customers.

Interconnect Market
     Sales to the Interconnect Market exceeded budgeted growth, and we continued to gain market share. In this market, price competition is being replaced by competition based on service and technical competence.
    The Company achieved high sales growth in the traditional product families such as PBXs and key systems. These products are now equipped with more features such as integrated call distributing, call accounting, voice messaging, the ability to connect local area networks, and full data communications capability.
    Key systems are now programmable by personal computers. The new key systems offer many features, including automatic call distribution, statistical call distribution, call monitoring, queue control, and others. These features evolve rapidly, and trained Graybar personnel offer our customers valuable product information.
    The Zone Service Centers and the new Distribution Centers enabled us to respond quickly to increases in product demand as well as changing technologies.

- -------------------------------------- 6 --------------------------------------

                                 MARKET REVIEW
- -------------------------------------------------------------------------------

Telephone Company Market
      Graybar sales to Regional Bell Operating Companies and independently-owned telephone companies were up in 1994.
      These customers are showing an interest in moving into the cable television market. This is in response to the perception that cable television companies may offer telephone service. In support of our customers' interest, we are now stocking many products for cable television systems in the Zone Service Centers. A Graybar Digest publication presenting our cable television product list was in production during the last quarter of 1994. It is scheduled for distribution to telephone company customers in 1995.
      In November, our Independent Telephone Company Advisory Council met in Charlotte, North Carolina, during the national Outside Plant Show. Council members discussed new products in detail and reviewed the business concerns facing this industry.


Trade Shows
      We continue to promote Graybar capabilities in the voice and data markets through our participation in regional and national trade shows. During 1994, we increased the promotion of Graybar's service offerings with demonstrations on Pathfinder and GraybarNet. Graybar districts and local branches also conducted trade shows and special event promotions in every major market area.
      In March, and again in October, we held Graybar's first two
National Communications Sales Training Conferences. The conferences were held in St. Louis and Chicago. More than 75 suppliers supported the conferences. A total of approximately 600 Graybar delegates attended the conferences and toured exhibits of the latest communications and data products. Our suppliers also were delighted that more than 1,000 Graybar customers visited the exhibits the day before the conferences opened. Employees were also given the opportunity to participate in 110 technical seminars conducted by suppliers, Graybar technical support personnel, and the national marketing staff.

On the occasion of the
Company's 125th
anniversary, Square D
President Charles W.
Denny (right) presented a
restored 1928 Square D
safety switch to Edward A.
McGrath, President.

[PHOTO]

Power Utility Market
==================================---------------------------------------------

      There is increasing competition in the Power Utility Market, which is a result of the needs for less expensive and more readily available power. Public utility commissions in several states have enacted legislation allowing low-cost power generators to compete for business beyond their traditional boundaries. High-cost power generators are doing all they can to become more competitive.
      All of this may be good for the power utility customers, but it has created unprecendented change within the industry.
      Through the change, Graybar sales are increasing as more utilities see the value of our distribution service offerings. Utilities continue to seek cost reductions, and in so doing will look to the distributor to be part of the solution. Our leadership position in distribution services will enable us to capitalize on these opportunities.
      We would like to recognize the contributions of the late Ralph L. Sackett, who served as Vice President-Utility Markets until his retirement early in 1994. Ralph was instrumental in promoting Graybar to the Power Utility Market, and he is missed by his many friends in the industry.

- -------------------------------------- 7 --------------------------------------

                                 MARKET REVIEW
- -------------------------------------------------------------------------------

Company co-founder
Elisha Gray's printing
telegraph, forerunner of
the stock ticker, was the
Company's first major
success.

[PHOTO]


International Markets
==================================---------------------------------------------

      Overall international sales were up slightly in 1994. Graybar is participating in major electrical and communications/data projects around the world.

North America
      Both Graybar Ontario and Harris & Roome Supply, Ltd., of Halifax, Nova Scotia, enjoyed strong sales in 1994. In May, Graybar purchased a minority interest in R.E.D. Electronics of Ontario. R.E.D., a major distributor of communications and data products, complements our well-established electrical products business in Canada.
      Graybar de Mexico established a full-stocking facility in Mexico City. The devaluation of the Mexican currency in December has left the market in turmoil and will cause us to modify our original marketing plans.

Latin America/Caribbean
      We closed the Graybar Free Zone office in Panama and are focusing on major projects in this market that we can serve through Miami International. This branch had a very good year in 1994 and has strengthened the Company's presence throughout the market area in both electrical and communications/data.
      Graybar Puerto Rico experienced a difficult year, but the market remains strong. The operation has been completely restructured. The facility will be remodeled and a Flagship Counter will be in place in early 1995.

Asia-Pacific
      The Pacific Rim remains the fastest-growing market in the world. Graybar increased its ownership in Graybar P&M - Singapore and moved to a new location.
      The San Francisco International Group ended the year with strong sales in Japan, the Philippines, and China. They closed the year with a multi-million dollar order for electrical products that will be used in a major construction project in the Philippines.

Middle East/Africa
      Graybar sold its interest in the Dubai operation and will concentrate on this market through the Houston International Group.

- -------------------------------------- 8 --------------------------------------

                                 MARKET REVIEW
- -------------------------------------------------------------------------------

Marketing Support
==================================---------------------------------------------

Counters
      Graybar counters contributed to our banner year in 1994 with a substantial increase in sales. Communications products played a significant role in sales growth, while electrical products maintained a strong position.
      The Company continued counter remodeling and expansion in 1994.
A total of 35 Graybar counters were upgraded to Flagship Counters in 1994. The new Flagship concept increases counter traffic and improves customer service through effective merchandising. This merchandising strategy makes products highly visible and provides a consistent product mix at every location. Customers can shop in the merchandising areas, generating additional sales.
      A model Flagship Counter was exhibited at the 1994 NECA Exposition and Convention in Chicago. This award-winning exhibit showcased the Company's superior counter service offerings to key contractor customers.
      The Company will continue to promote this merchandising center concept in all Graybar locations.

Graybar Financial Services
      Our finance subsidiary, Graybar Financial Services (GFS), enjoyed a record year in 1994. Currently, approximately 4,300 customers have leases or loans in place with GFS.
      Nine hundred interconnects and contractors offered GFS leasing options to their customers in 1994. In that year, 3,600 of these customers -- the end users -- chose GFS to finance millions of dollars of tools, test equipment, electrical upgrades, communication systems, data networks, and other projects.
      In 1994, a centralized GFS customer group was created at Graybar corporate headquarters to improve service to GFS customers. Also in 1994, the Company introduced the GFS leasing program in Canada for customers of Graybar Ontario, Ltd., Harris & Roome, and R.E.D. Electronics.
      GFS continues to educate and train employees, Graybar customers, and end users on leasing options. In 1994, GFS published a quarterly newsletter for distribution throughout the Company, participated in Pathfinder, advertised in trade journals and other promotional literature, participated in local and national trade shows, and conducted GFS training seminars.

Advertising and Sales Promotion
      The Company's 125th anniversary was an important theme in 1994 advertising and sales promotion literature. Thirty-eight suppliers participated with Graybar in national promotions supported by trade journal advertising.
      Graybar's communications catalog continues to be updated. In 1994 the sections on station apparatus, key/PABX and message processing products were updated. Sections on tools, safety equipment, and test equipment were updated and combined. The wire and cable section was reprinted.
      The Company produced three Telcom Digests with specific, market-oriented themes, such as fiber optic products, premises wiring, and voice products.
      In 1994 Graybar and several key suppliers implemented a new series of brochures for the Communications and Data Markets. These colorful, supplier-furnished brochures conform to a common format developed by Graybar and are designed to promote product-specific solutions for customers.

- -------------------------------------- 9 --------------------------------------

                              OPERATIONS REVIEW
- -------------------------------------------------------------------------------


Graybar observed the
125th anniversary of the
founding of the Company
in 1869 by Elisha Gray, the
inventor, and Enos Barton,
the entrepreneur.

[PHOTO]
Elisha Gray


Operations
==================================---------------------------------------------

Customer Service
      During 1994, the Company's primary focus was training for improved customer service. In conjunction with Square D Company, we introduced "Excellence in Customer Service" (ECS), a two-day service skills program. This class helped sharpen the communications skills that all front-line personnel must have to identify, satisfy, and then exceed the expectations of Graybar's customers. In 1994, all Managers, Customer Service participated in this training. The plan for 1995 is to present ECS to all branch employees who have direct contact with customers, such as Customer Service Representatives, Counter Sales Representatives, Quotations Personnel, Truck Drivers and Switchboard Operators.
      In conjunction with the ECS course, all employees have completed the Pathfinder training module, "Continuous Service Improvement." This module instructs employees in the proper procedures for measuring and resolving service issues. Taken together, this training will help Graybar employees build solid relationships with individual customers and learn to provide a superior level of service for all customers.

Purchasing
      In 1994 we moved from pilot project to full implementation of the Supplier Assisted Inventory Management (SAIM) program with two key suppliers. With SAIM, the supplier electronically monitors Graybar stock levels of specific products, and then automatically replenishes those stocks based on agreed-upon levels. This process makes the most of our inventory investment, reduces Graybar's procurement costs, and improves customer service by keeping needed merchandise in stock. The SAIM program has proven very effective.
      During implementation, nearly 100 Graybar buyers, purchasing supervisors, and managers attended seminars explaining the mechanics and benefits of the program. During 1995 the program will be expanded to include additional suppliers.
      The first section of the Inventory Management manual was completed in 1994. This manual is a training reference for Graybar buyers, purchasing supervisors, managers and other interested employees. The manual details the Company's philosophy and approach to managing our inventory asset for maximum profitability. Additional sections of this manual are under development. It will serve as the training foundation for Graybar buyers. Other training activities included circulating to all Purchasing Departments a twelve-hour video training series on purchasing practices.
      Several new purchasing enhancements were introduced in 1994. One of the most significant developments was an improved process for replenishing merchandise at our counters. With the growth in the number of Flagship Counters, it is critical to maintain proper levels of stock on display. The new "stocking decision" report is a helpful tool for analyzing sales of non-stock items and highlighting items that should be considered for stock. In addition, major changes were made to the month-end analysis reports resulting in improved measurements of in-stock service capabilities and return on investment.
      In 1994 we made significant progress in improving Graybar's inventory asset. We are working closely with key suppliers to balance our stocks nationally. This, along with a concerted effort to eliminate unwanted merchandise, helps to substantially improve the Company's return on our merchandise investment.


- -------------------------------------- 10 -------------------------------------

                              OPERATIONS REVIEW
- -------------------------------------------------------------------------------


Enos Barton guided the
Company for more than
40 years.

[PHOTO]
Enos Barton


Distribution Centers
      In the fall of 1994, Graybar opened Distribution Centers in Los Angeles and Houston. Inventories from the former Pacific and Gulf Zone Service Centers were combined with stocks tailored to the local markets. By centralizing inventory, we can now ship one complete order to the customer rather than several partial orders. This improves service to the customer and makes better use of our investment dollars.
      Graybar's Distribution Centers employ the most current technologies in material handling and storage. Bar coding, radio-frequency scanning equipment, and "paperless" processing provide improved accuracy and better customer service.

Zone Service Centers
      The Zone Service Centers, along with the Distribution Centers, are important to Graybar's commitment to quality service. Acting as an extension of each branch, the Zone Service Centers and the Distribution Centers provide back-up inventory available for prompt delivery to our customers. Central stock, redeployment of existing stock, and strategic placement of new items continue to improve Graybar's service offering.

Cost Containment
      In 1994 the Company moved aggressively to control costs by entering into strategic partnerships with key service providers. One example is an agreement with AT&T to furnish both voice and data communications services. In the past, these services had been provided by multiple carriers. The new agreement has resulted in significant savings for Graybar.
      Agreements with our national trucking firms provided an additional reduction in the cost of doing business. Volume incentives from United Parcel Service provided substantial cost savings on a major portion of our shipping expense.

1994 Real Estate
New Locations:
Beaverton, Oregon
City of Industry, California
 (Los Angeles Distribution Center)
Conway, Arkansas
Englewood, Colorado
Houston, Texas (Distribution Center)
Livonia, Michigan
Lubbock, Texas
Mexico City, Mexico
North Dallas, Texas
Rock Hill, South Carolina
Santa Maria, California
Sherman, Texas

Acquisitions:
Carthage, Texas
Kilgore, Texas
Longview, Texas
Beaufort, South Carolina
Hilton Head, South Carolina

Total locations as of December 31, 1994 were 238.


- -------------------------------------- 11 -------------------------------------

                              OPERATIONS REVIEW
- -------------------------------------------------------------------------------

Information Systems
==================================---------------------------------------------

    Our Information Systems Department technicians continue to develop information tools to help us profitably manage Graybar's business. We are seeing solid returns on the Company's investments in information technology.
    A new version of GraybarNet, the Company's remote electronic order-entry system for customers, was released in 1994. The new GraybarNet operates on personal computers in a highly popular software format. Customer response has been exceptional and several hundred customers now use this offering.
    Graybar customer service personnel now have a valuable new tool, the "Hot Key," which allows Graybar personnel to access selected suppliers' computer systems to obtain stock availability and pricing information. Supplier information can be accessed while the Customer Service Representative is entering the order. Using Hot Key, an order then can be placed electronically with the supplier. We will add additional suppliers to Hot Key in 1995.
    The Company installed local area networks in every district during the year. We were then able to standardize on office automation software and install it company-wide. This allowed us to provide better word processing and spreadsheet tools. Electronic mail is now available as well.
    Our mini-computers, which were used by the districts to manage their printing requirements, were replaced with new UNIX systems. This new hardware will do much more for the districts than manage their printing.
The UNIX systems will allow local managers access to sales and inventory data on the mainframe via a "Decision Support System" (DSS). With DSS, local managers will be able to create ad hoc reports to study sales and inventory data on specific accounts and products. This will give them an important information tool to help them manage their business. DSS is scheduled for installation in all districts during 1995.
    Our telephone data network was upgraded during the third quarter of 1994. Subsequently, Graybar combined its voice and data communications services with a significant reduction in company-wide telephone expense.
    Electronic Data Interchange (EDI), which allows a customer's computer to place orders directly with Graybar's computer system, continues to be a growing service offering. In 1994 we developed new software that provides "event driven" EDI to those customers who need it. This version of EDI provides even faster transmission of information between the computer systems. In addition, IS created several new "transaction sets," business documents generated by EDI, to support customer and supplier requirements.


- -------------------------------------- 12 -------------------------------------

                              OPERATIONS REVIEW
- -------------------------------------------------------------------------------


Graybar retirees take
pride in the Company they
helped build. Shown here
are retirees representing
the Cleveland District.
Standing are Bill Crotser,
Isabel Lee, Wally Kiewel,
Bob Urmetz, Herman
Lotarski, and Vince
Chazinski. In front are
Anne Marinch, Annie
Souris, and Al Jarosz.

[PHOTO]


Human Resources
==================================---------------------------------------------

Personnel
    In 1994, the Board of Directors elected Carl L. Hall to the position of Executive Vice President. Mr. Hall will succeed Edward A. McGrath as President when Mr. McGrath retires in 1995. At the time of his election, Mr. Hall was District Manager at Chicago. He has served as a Director since 1989.
    The Board also elected a new Director, Richard D. Offenbacher, District Manager at St. Louis.
    The Company appointed two District Managers in 1994: Richard A. Cole, Chicago, and Robert L. Nowak, Minneapolis.
    Graybar districts continued to specialize their marketing functions in 1994. Several districts appointed Market Managers in keeping with the Company goal of providing specialized marketing support to all branches. The Company also appointed one District Operating
Manager and one District Financial Manager in 1994.
    Graybar continued the process of grouping selected branches into trading areas. Trading areas allow two or more locations to combine their sales and marketing resources at the same time they share certain administrative responsibilities.
    In 1994, Robert A. Reynolds was appointed Vice President-Marketing Services at corporate headquarters. Anthony A. Brzoski was appointed
Vice President-Utility and Communications Markets. Also appointed at the General Department were four National Sales Managers, two National Product Managers, four General Managers-International, one Sales Manager-International, and a Manager, Graybar Financial Services.
    During the year, management formulated a realignment of the Company which became effective January 1, 1995. Two business groups, one for distribution of electrical supplies and one for distribution of communications and data products, were formed. Effective the same date, Richard H. Haney was appointed Group Vice President-Electrical Business, and Robert A. Reynolds was appointed Group Vice President-Comm/Data Business.


- -------------------------------------- 13 -------------------------------------

                              OPERATIONS REVIEW
- -------------------------------------------------------------------------------

Training
    The Company's training efforts were focused in five primary areas in 1994: sales, quality and customer service, product, management, and employee development.
    Pathfinder, Graybar's interactive computer-based training network, has become an integral part of the Company's training strategy. Pathfinder modules address our five primary areas of training emphasis. There are approximately 190 modules currently on the network.
    In addition to the training programs mentioned in the Market Review and Operations Review sections of this Report, the Company's High-
Performance Selling and Excellence in Customer Service programs graduated 916 employees in 1994.
    The Graybar Management Training Seminar completed its eleventh year. Two classes were conducted by the officers, with 40 managers completing the week-long course.

[PHOTO]

Graybar employees in Long
Island City made their
branch the first Graybar
location to achieve the
prestigious ISO 9002
certification.

[PHOTO]


- -------------------------------------- 14 -------------------------------------

                              FINANCIAL REVIEW
- -------------------------------------------------------------------------------

                                 Selected Consolidated Financial Data
                            (Stated in thousands except for per share data)

                                            1994        1993          1992        1991        1990
=====================================================================================================
Sales                                 $2,364,461  $2,041,473    $1,902,354  $1,743,544  $1,894,626
  Less--Cash discounts                    (8,839)     (8,306)       (8,243)     (8,170)     (9,903)
- -----------------------------------------------------------------------------------------------------
Net Sales                              2,355,622   2,033,167     1,894,111   1,735,374   1,884,723
- -----------------------------------------------------------------------------------------------------
Cost of Merchandise Sold              (1,934,925) (1,668,007)   (1,564,929) (1,431,255) (1,565,717)
- -----------------------------------------------------------------------------------------------------
Interest Expense                         (12,003)     (9,810)      (10,054)    (13,092)    (13,962)
- -----------------------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                (15,225)    (10,016)       (6,601)     (6,356)     (9,961)
  Deferred                                 1,251         763          (493)       (534)      1,633
- -----------------------------------------------------------------------------------------------------
    Total provision for income taxes     (13,974)     (9,253)       (7,094)     (6,890)     (8,328)
- -----------------------------------------------------------------------------------------------------
Income Before Cumulative
  Effect of Accounting Change             18,702      14,745        10,232       9,515      11,985
- -----------------------------------------------------------------------------------------------------
    Cumulative effect on prior years
      of change in accounting for
      postretirement benefits                 --     (45,000)           --          --          --
- -----------------------------------------------------------------------------------------------------
Net Income (Loss)                         18,702     (30,255)       10,232       9,515      11,985
- -----------------------------------------------------------------------------------------------------
Income (Loss) Applicable to
  Common Stock                            18,694     (30,265)       10,222       9,504      11,973
- -----------------------------------------------------------------------------------------------------
Average Common Shares
  Outstanding <FA>                         4,641       4,779         4,638       4,814       4,931
- -----------------------------------------------------------------------------------------------------
Income (Loss) per Share of
  Common Stock <FA>                         4.03       (6.33)         2.20        1.97        2.43
- -----------------------------------------------------------------------------------------------------
  Cash dividends per share                  2.00        2.00          2.00        2.00        2.00
- -----------------------------------------------------------------------------------------------------
Retained Earnings
  Balance, beginning of year              52,486      91,733        93,837      92,910      89,776
  Add--Net income (loss)                  18,702     (30,255)       10,232       9,515      11,985
- -----------------------------------------------------------------------------------------------------
                                          71,188      61,478       104,069     102,425     101,761
- -----------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)               (8)        (10)          (10)        (11)        (12)
    Common (in cash)                      (8,729)     (8,982)       (8,282)     (8,577)     (8,839)
    Common (in stock)                     (5,370)         --        (4,044)         --          --
- -----------------------------------------------------------------------------------------------------
                                         (14,107)     (8,992)      (12,336)     (8,588)     (8,851)
- -----------------------------------------------------------------------------------------------------
  Balance, end of year                    57,081      52,486        91,733      93,837      92,910
  Proceeds on stock subscriptions,
    shares unissued                           39          51            --          67          72
Stock Outstanding
  Preferred                                  164         183           197         219         223
  Common                                  91,859      89,098        85,719      85,132      87,687
- -----------------------------------------------------------------------------------------------------
Total Shareholders' Equity               149,143     141,818       177,649     179,255     180,892
- -----------------------------------------------------------------------------------------------------
Total Assets                             719,786     610,512       557,036     518,480     541,358
Long-term Debt                        $   90,212  $   63,621    $   64,655  $   70,338  $   79,189
=====================================================================================================

<FA> Adjusted for the declaration of 6.25% and 5% stock dividends in 1994 and 1992, respectively. Prior to adjusting for the stock dividends, the average common shares outstanding for 1993, 1992, 1991 and 1990 were 4,498, 4,157, 4,315 and 4,420, respectively.

This summary should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report.

- -------------------------------------- 15 -------------------------------------

                              FINANCIAL REVIEW
- -------------------------------------------------------------------------------

   Management's Discussion and Analysis of Financial Condition and Results
                                 of Operations
          (Stated in thousands except for share and per share data)


RESULTS OF OPERATIONS

1994 Compared to 1993
    Net sales in 1994 were 15.9% higher than in 1993. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1994.
    Gross margin in 1994 increased $55,537 (15.2%) compared to 1993 primarily due to the increased sales in the electrical and communications markets.
    The increase in selling, general and administrative expenses in 1994 compared to 1993 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
    Interest charges increased in 1994 compared to 1993 primarily due to increased levels of borrowing incurred to finance higher levels of inventory and receivables. Interest rates on 1994 short-term borrowings have been generally higher than for the same period in 1993.
    The combined effect of the increase in gross margin and the decrease in other income, together with the increases in selling, general and administrative expenses, interest charges and depreciation and amortization, resulted in an increase in income before provision for income taxes and cumulative effect of the accounting change of $8,678 in 1994 compared to 1993.
    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," on January 1, 1993 on the immediate recognition basis. The after-tax impact of the accounting change decreased 1993 earnings $45,000, or $9.42 per share.

1993 Compared to 1992
    Net sales in 1993 were 7.3% higher than in 1992. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1993.
    Gross margin in 1993 increased $35,978 (10.9%) compared to 1992 primarily due to the increased sales in the electrical and communications markets together with a generally higher gross margin rate in those markets.
    The increase in selling, general and administrative expenses in 1993 compared to 1992 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
    Interest charges decreased in 1993 compared to 1992 primarily due to lower interest rates on short-term borrowings.
    The combined effect of the increases in gross margin and other income and the decrease in interest charges, together with the increases in selling, general and administrative expenses and depreciation and amortization, resulted in an increase in income before provision for income taxes and cumulative effect of the accounting change of $6,672 in 1993 compared to 1992.
    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," on January 1, 1993. SFAS No. 106 requires current recognition of postretirement benefit costs as opposed to recognizing these costs on a cash basis. SFAS No. 106 was adopted by the Company on the immediate recognition basis. The after-tax impact of the accounting change decreased 1993 earnings $45,000, or $9.42 per share. While adoption of SFAS No. 106 had an adverse effect on the 1993 reported results of operations and shareholders' equity, cash flows were not affected.


- -------------------------------------- 16 -------------------------------------

                              FINANCIAL REVIEW
- -------------------------------------------------------------------------------

    Management's Discussion and Analysis of Financial Condition and Results
                                 of Operations
          (Stated in thousands except for share and per share data)


1992 Compared to 1991
    Net sales in 1992 were 9.1% higher than in 1991. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1992.
    Gross margin in 1992 increased $25,063 (8.2%) compared to 1991 primarily due to the increased sales in the electrical and communications markets.
    The increase in selling, general and administrative expenses in 1992 compared to 1991 occurred largely because of adjustments in compensation and related expenses including an increase in the Company's contribution to the profit sharing and savings plan.
    Interest charges decreased in 1992 compared to 1991 primarily due to lower interest rates on short-term borrowings.
    The combined effect of the increases in gross margin and other income, together with the decrease in interest charges and increases in selling, general and administrative expenses and depreciation and amortization, resulted in an increase in pretax earnings of $921 in 1992 compared to 1991.

FINANCIAL CONDITION AND LIQUIDITY

    The financial condition of the Company continues to be strong. At December 31, 1994, current assets exceeded current liabilities by $136,134, up $16,215 from December 31, 1993. The current assets at December 31, 1994 were sufficient to meet the cash needs required to pay current liabilities. The Company does not have any plans or commitments which would require significant amounts of additional working capital.
    At December 31, 1994, the Company had available to it unused lines of credit amounting to $129,000. These lines are available to meet short-term cash requirements of the Company. Bank borrowings outstanding during 1994 and 1993 varied from a minimum of $54,000 and $50,000 to a maximum of $132,000 and $123,000, respectively.
    In May, 1992, the Company entered into a $50,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. The Company intends to utilize this credit line primarily as a secondary source of borrowing for short-term financing requirements. There have been no borrowings against this credit line through December 31, 1994.
    The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. In May, 1994, the Company received the proceeds from a ten-year note for $35,000 at a fixed interest rate of 6.25% with principal payable in five equal, annual installments in each of the years 2000 through 2004. The note agreement has various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement.
    Cash provided by operations during 1994 amounted to $16,453, which was $10,153 more than the cash provided by operations in 1993. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $578 and $6,288 in 1994 and 1993, respectively. Additional cash of approximately $447 will be provided in 1995 as a result of payments to be made for stock subscribed to by employees under the 1992 Common Stock Purchase Plan.


- -------------------------------------- 17 -------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

                  Consolidated Statements of Income and Retained Earnings
                 (Stated in thousands except for share and per share data)

For the Years Ended December 31,                        1994        1993        1992
======================================================================================
Sales, net of returns and allowances              $2,364,461  $2,041,473  $1,902,354
  Less--Cash discounts                                (8,839)     (8,306)     (8,243)
- --------------------------------------------------------------------------------------
    Net Sales                                      2,355,622   2,033,167   1,894,111
- --------------------------------------------------------------------------------------
Cost of Merchandise Sold                          (1,934,925) (1,668,007) (1,564,929)
- --------------------------------------------------------------------------------------
    Gross Margin                                     420,697     365,160     329,182
Selling, General and Administrative expenses        (339,557)   (299,910)   (271,615)
Taxes, other than income taxes                       (21,952)    (19,915)    (18,361)
Depreciation and amortization                        (15,999)    (14,379)    (13,729)
- --------------------------------------------------------------------------------------
    Income from operations                            43,189      30,956      25,477
Other Income, net                                      1,490       2,852       1,903
Interest Expense                                     (12,003)     (9,810)    (10,054)
- --------------------------------------------------------------------------------------
Income Before Provision for Income Taxes
  and Cumulative Effect of Accounting Change          32,676      23,998      17,326
- --------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                            (15,225)    (10,016)     (6,601)
  Deferred                                             1,251         763        (493)
- --------------------------------------------------------------------------------------
    Total provision for income taxes                 (13,974)     (9,253)     (7,094)
- --------------------------------------------------------------------------------------
  Income before cumulative effect of
  accounting change                                   18,702      14,745      10,232
- --------------------------------------------------------------------------------------
  Cumulative effect on prior years of change
  in accounting for postretirement benefits,
  net of $28,000 tax benefit                             ---     (45,000)        ---
- --------------------------------------------------------------------------------------
Net Income (Loss)                                     18,702     (30,255)     10,232
- --------------------------------------------------------------------------------------
Retained Earnings, beginning of year                  52,486      91,733      93,837
  Cash dividends-
    Preferred, $1.00 per share each year                  (8)        (10)        (10)
    Common, $2.00 per share each year                 (8,729)     (8,982)     (8,282)
  Common Stock dividend                               (5,370)        ---      (4,044)
- --------------------------------------------------------------------------------------
Retained Earnings, end of year                    $   57,081  $   52,486  $   91,733
- --------------------------------------------------------------------------------------
Income per Share of Common Stock Before
  Cumulative Effect of Accounting Change          $     4.03  $     3.09  $     2.20
- --------------------------------------------------------------------------------------
Net Income (Loss) per share of Common Stock       $     4.03  $    (6.33) $     2.20
- --------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements


- -------------------------------------- 18 -------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

                       Consolidated Balance Sheets                         December 31,
      (Stated in thousands except for share and per share data)           1994      1993
===========================================================================================
ASSETS
===========================================================================================
Current Assets
  Cash                                                                   $ 17,144  $ 17,332
  Trade receivables (less allowances of $4,296 and $3,945,
    respectively)                                                         301,525   256,634
  Merchandise inventory                                                   211,482   167,927
  Other current assets                                                     12,273    10,099
- -------------------------------------------------------------------------------------------
    Total current assets                                                  542,424   451,992
- -------------------------------------------------------------------------------------------
Property, at cost
  Land                                                                     19,297    16,812
  Buildings                                                               131,081   121,339
  Furniture and fixtures                                                   79,542    68,666
  Capital equipment leases                                                 32,235    29,612
- -------------------------------------------------------------------------------------------
                                                                          262,155   236,429
  Less--Accumulated depreciation                                          108,722    99,494
- -------------------------------------------------------------------------------------------
                                                                          153,433   136,935
- -------------------------------------------------------------------------------------------
Deferred Income Taxes                                                      15,234    14,446
- -------------------------------------------------------------------------------------------
Other Assets                                                                8,695     7,139
- -------------------------------------------------------------------------------------------
                                                                         $719,786  $610,512
- -------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------
Current Liabilities
  Notes payable to banks                                                 $ 80,488  $ 82,194
  Current portion of long-term debt                                        13,457    11,000
  Trade accounts payable                                                  258,656   193,843
  Accrued payroll and benefit costs                                        35,075    27,643
  Other accrued taxes                                                       7,475     6,375
  Dividends payable                                                         4,801     4,910
  Other payables and accruals                                               6,338     6,108
- -------------------------------------------------------------------------------------------
    Total current liabilities                                             406,290   332,073
- -------------------------------------------------------------------------------------------
Postretirement Benefits Liability                                          74,141    73,000
- -------------------------------------------------------------------------------------------
Long-term Debt                                                             90,212    63,621
- -------------------------------------------------------------------------------------------
                                            Shares at December 31,
                                            1994              1993
- -------------------------------------------------------------------------------------------
Shareholders' Equity
  Capital stock-
    Preferred, par value $20 per share,
      authorized 300,000 shares--
      Issued to shareholders                  8,248             9,533
      In treasury, at cost                      (60)             (378)
- -------------------------------------------------------------------------------------------
      Outstanding                             8,188             9,155         164       183
- -------------------------------------------------------------------------------------------
    Common, stated value $20 per share,
      authorized 5,000,000 shares--
      Issued to voting trustees           4,347,757         4,239,403
      Issued to shareholders                250,893           240,991
      In treasury, at cost                   (5,708)          (25,507)
- -------------------------------------------------------------------------------------------
      Outstanding                         4,592,942         4,454,887      91,859    89,098
- -------------------------------------------------------------------------------------------
  Common shares subscribed                                                    486     1,088
  Retained earnings                                                        57,081    52,486
- -------------------------------------------------------------------------------------------
                                                                          149,590   142,855
      Less--Subscriptions receivable                                          447     1,037
- -------------------------------------------------------------------------------------------
      Total Shareholders' Equity                                          149,143   141,818
- -------------------------------------------------------------------------------------------
                                                                         $719,786  $610,512
- -------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements


- -------------------------------------- 19 -------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------


                             Consolidated Statements of Cash Flows
                                      (Stated in thousands)
For the Years Ended December 31,                                    1994        1993        1992
================================================================================================
Cash Flows from Operations
  Income before cumulative effect of
   accounting change                                             $18,702     $14,745     $10,232
================================================================================================
  Adjustments to reconcile income before
   cumulative effect of accounting
   change to cash provided by operations-
    Depreciation and amortization                                 15,999      14,379      13,729
    Deferred income taxes                                         (1,251)       (763)        493
    Changes in assets and liabilities:
     Trade receivables                                           (44,891)    (19,226)    (36,287)
     Merchandise inventory                                       (43,555)     (5,524)    (10,351)
     Other current assets                                         (2,174)     (1,556)     (2,171)
     Other assets                                                 (1,556)        448        (285)
     Trade accounts payable                                       64,813       1,609      45,182
     Accrued payroll and benefit costs                             7,432       1,948       8,862
     Other accrued liabilities                                     2,934         240        (682)
================================================================================================
                                                                  (2,249)     (8,445)     18,490
================================================================================================
  Net cash flow provided by operations                            16,453       6,300      28,722
================================================================================================
Cash Flows From Investing Activities
    Proceeds from sale of property                                   415         277       1,131
    Capital expenditures for property                            (26,963)    (13,264)     (9,626)
================================================================================================
  Net cash flow used by investing activities                     (26,548)    (12,987)     (8,495)
================================================================================================
Cash Flows From Financing Activities
    Net (decrease) increase in notes payable to banks             (1,706)     12,196       3,998
    Proceeds from long-term debt                                  35,000      10,000          --
    Repayment of long-term debt                                   (7,892)     (5,699)     (6,909)
    Principal payments under capital equipment leases             (4,009)     (3,812)     (2,467)
    Sale of common stock                                             578       6,288         562
    Purchase of treasury stock                                    (3,218)     (2,872)     (4,108)
    Dividends paid                                                (8,846)     (8,620)     (8,444)
================================================================================================
  Net cash flow provided (used) by financing activities            9,907       7,481     (17,368)
================================================================================================
Net (Decrease) Increase in Cash                                     (188)        794       2,859
================================================================================================
Cash, Beginning of Year                                           17,332      16,538      13,679
- ------------------------------------------------------------------------------------------------
Cash, End of Year                                                $17,144     $17,332     $16,538
- ------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements



- -------------------------------------- 20 -------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements
             for the Years Ended December 31, 1994, 1993 and 1992
          (Stated in thousands except for share and per share data)

1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

Principles of Consolidation
    The consolidated financial statements include the accounts of Graybar Electric Company, Inc. and its subsidiary companies. All significant intercompany balances and transactions have been eliminated.

Merchandise Inventory
    Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is generally a conservative method of accounting that, compared with other inventory accounting methods, provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $25,360 and $19,690 greater than reported under the LIFO method at December 31, 1994 and 1993, respectively.

Revenue Recognition
    Revenue from the sale of the Company's products is recognized upon shipment to the customer. Costs of the products are recorded as cost of merchandise sold when the related revenue is recognized.

Property and Depreciation

    The Company provides for depreciation using the straight-line method over the following estimated useful lives of the assets:

- ----------------------------------------------------------
Buildings                                       42 years
- ----------------------------------------------------------
Permanent fixtures--               Over the lives of the
leased property                        respective leases
- ----------------------------------------------------------
Furniture, fixtures and equipment          4 to 14 years
- ----------------------------------------------------------
Capital equipment                  Over the lives of the
leases                                 respective leases
- ----------------------------------------------------------

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

Credit Risk
    Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company distributes its products to a large number of customers in the electrical contractor, industrial plant and communications markets. Most of the Company's business activity is with customers in the United States; however, the Company has limited sales activity in several international locations. The Company performs ongoing credit evaluations of its customers, and a significant portion of trade receivables is secured by lien or bond rights. In addition, export sales are usually guaranteed by letter of credit or advance payment arrangements. The Company maintains allowances for potential credit losses and such losses historically have been within management's expectations.

2. INCOME TAXES
    Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standard No. 109 (SFAS No. 109), "Accounting for Income Taxes." No cumulative adjustment was required as a result of the adoption of SFAS No. 109 due to the Company's previous use of the liability method of accounting for income taxes.

    The provision for income taxes recorded in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:                    1994        1993        1992
- -------------------------------------------------------------------------
Federal income tax
  Current                                $13,335      $9,067      $5,896
  Deferred                                  (951)       (629)        471
State income tax
  Current                                  1,890         949         705
  Deferred                                  (300)       (134)         22
- -------------------------------------------------------------------------
Financial statement
  income tax provision                   $13,974      $9,253      $7,094
- -------------------------------------------------------------------------


- -------------------------------------- 21 -------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

    Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes are recorded at December 31:

Assets/(Liabilities)                        1994        1993
- -------------------------------------------------------------
Postretirement benefits                 $ 29,323    $ 28,872
Payroll accruals                           4,320       3,872
Bad debt reserves                          1,673       1,383
Inventory                                  1,463       1,147
Other deferred tax assets                  3,431       2,475
Prepaid pension                           (2,717)     (2,294)
Fixed asset depreciation                 (13,513)    (13,523)
Fixed asset gains                           (624)       (624)
Other deferred tax liabilities            (4,976)     (4,179)
- -------------------------------------------------------------
                                        $ 18,380    $ 17,129
- -------------------------------------------------------------

    Deferred tax assets included in Other Current Assets were $3,146 and $2,683 in 1994 and 1993, respectively.

    A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:                   1994        1993        1992
- ------------------------------------------------------------------------
"Statutory" tax rate                       35.0%       35.0%       34.0%
State and local income taxes,
  net of federal benefit                    3.4         2.9         2.8
Other, net                                  4.4          .7         4.1
- ------------------------------------------------------------------------
Effective tax rate                         42.8%       38.6%       40.9%
- ------------------------------------------------------------------------

3. CAPITAL STOCK
    The Company's capital stock is owned by its employees and retirees. Neither common nor preferred stock may be sold by the holder thereof, except by first offering it to the Company. The Company may buy any common shares so offered at the price at which they were issued ($20) with appropriate adjustments for current dividends, or may call all or part of the preferred stock at par plus accrued dividends.
    During 1992, the Company offered to eligible employees the right to subscribe to 480,000 shares of common stock at $20 per share in accordance with the provisions of the Company's Common Stock Purchase Plan dated October 7, 1992. This resulted in the subscription of 363,681 shares ($7,274). Subscribers under the Plan elected to make payments under one of the following options: (i) all shares subscribed for prior to January 22, 1993; (ii) a portion of such shares prior to January 22, 1993, and the balance in monthly installments through payroll deductions (or in certain cases where a subscriber is no longer on the Company's payroll, through pension deductions or direct monthly payments) over a 34-month period; or (iii) all shares pursuant to the installment method. Shares were issued and Voting Trust Certificates were delivered to subscribers as of January 22, 1993, in the case of shares paid for prior to January 22, 1993. Shares will be issued and Voting Trust Certificates will be delivered to subscribers on a quarterly basis, as of the tenth day of March, June, September and December to the extent full payments of shares are made in the case of subscriptions under the installment method.

    Shown below is a summary of shares reacquired and retired by the Company in the three years ended December 31:
                                       Preferred                              Common
                          Reacquired             Retired      Reacquired                 Retired
- ------------------------------------------------------------------------------------------------
Years ended December 31:
1994                             967               1,285         159,938                 179,737
1993                             717                 514         142,889                 128,633
1992                           1,082                 907         204,303                 208,797
- ------------------------------------------------------------------------------------------------

4. LONG-TERM DEBT

                                                          December 31,
Long-term debt was composed of:                         1994        1993
- ------------------------------------------------------------------------
6.25% note, unsecured, maturing
  June, 2004, installments of $7,000
  due annually in each of the years
  2000 through 2004                                  $35,000      $   --
9.23% note secured by a first
  mortgage on various properties,
  maturing June, 2005, installments
  of $2,725 due annually in each
  of  the years 1995 through 2004
  with final payment of $2,750 due
  in 2005                                             27,275      30,000
12.25% note secured by a first
  mortgage  on various properties,
  due in monthly installments
  through June, 1999                                  10,343      12,575
5.68% to 9.23% capital equipment
  leases, various maturities                          10,027       7,873
5.68% note, unsecured, maturing
  June, 1998, installments of $2,000
  due annually in each of the years
  1994 through 1998                                    6,000       8,000
8.75% note, unsecured, maturing
  November, 1995                                          --       2,500
Variable rate, Industrial Revenue
  Bonds, secured by facilities,
  various maturities                                   1,567       2,673
- ------------------------------------------------------------------------
                                                     $90,212     $63,621
- ------------------------------------------------------------------------

- -------------------------------------- 22 -------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

Long-term debt matures as follows:

- ------------------------------------
1996                         $10,906
1997                          10,882
1998                           9,804
1999                           6,245
2000-2005                     52,375
- ------------------------------------
                             $90,212
- ------------------------------------

    The present value of future minimum lease payments under capital leases as of December 31, 1994 was $12,921 of which $10,027 is included in long-term debt.
    Bank borrowings varied from a minimum of $54,000 and $50,000 to a maximum of $132,000 and $123,000 in 1994 and 1993, respectively.
    The average amount of bank borrowings outstanding during 1994 and 1993 amounted to approximately $88,000 and $85,000 at average interest rates of 4.40% and 3.30%, respectively. The averages are based on the daily amounts outstanding during each year.
    The Company had unused lines of credit of approximately $129,000 as of December 31, 1994. Certain lines require maintenance of compensating balances of up to 5% of the available lines of credit.
    In May, 1994, the Company received the proceeds from a ten-year note for $35,000 at a fixed interest rate of 6.25%. The note agreement has various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement.
    In May, 1992, the Company entered into a $50,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. There have been no borrowings against this credit line through December 31, 1994.

5. PENSION PLAN
    Pension and related expense was $4,635, $3,556 and $3,676 for each of three years ended December 31, 1994, 1993 and 1992, respectively.
    The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service. Employees become 100% vested after 5 years of service, regardless of age.

    The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum nor greater than the maximum tax deductible amount. The actuarially computed components of the defined benefit pension plan expense for the three years ended December 31, are as follows:

                                            1994        1993        1992
                                         -------------------------------
Service cost-benefits
  earned during the year                 $ 4,249     $ 3,383     $ 3,303
Interest cost on projected
  benefit obligation                       7,357       6,923       6,641
Actual return on plan
  assets                                     642      (9,472)     (2,546)
Net amortization of return
  on plan assets and
  unrecognized net asset                  (8,660)      1,958      (4,389)
                                         -------     -------     -------
Total defined benefit plan
  expense                                $ 3,588     $ 2,792     $ 3,009
                                         =======     =======     =======

    The following table sets forth the plan's funded status for the two years ended December 31:

                                                        1994        1993
                                                     -------------------
Actuarial present value of benefit
  obligation:
  Vested benefits                                    $52,883     $61,765
  Nonvested benefits                                  11,329      11,798
                                                     -------     -------
   Accumulated benefit obligation                     64,212      73,563
                                                     -------     -------
   Projected benefit obligation for
    service rendered to date                          92,514      98,753
                                                     -------     -------
Plan assets at fair value, primarily
  common stocks and bonds                             80,738      88,464
                                                     -------     -------
Projected benefit obligation
  in excess of plan assets                           (11,776)    (10,289)
                                                     -------     -------
Unrecognized prior service cost                          (12)          6
Unrecognized net loss                                 28,412      27,030
Unrecognized net asset at
  January 1, 1987                                    (11,584)    (12,743)
                                                     -------     -------
Net pension asset recognized in
  the consolidated balance sheet                     $ 5,040     $ 4,004
                                                     =======     =======

    The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.50% and 5.50%, and 7.50% and 4.50% in 1994 and 1993, respectively. The long-term rate of return on assets used in determining defined benefit plan expense was 9.75% in 1994, and 9.00% in 1993 and 1992. The average remaining service lives of plan participants used to calculate the amortization of the unrecognized net asset at January 1, 1987 was 18 years.


- -------------------------------------- 23 -------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

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

6. POSTRETIREMENT HEALTH CARE AND
   LIFE INSURANCE
    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis and, accordingly, the Plan had no assets at December 31, 1994 or 1993.
    The Company elected to immediately recognize the cumulative effect of adoption of SFAS No. 106 pertaining to years prior to 1993 through a one-time adjustment which decreased 1993 net income by $45,000, net of a $28,000 income tax effect.

    Periodic postretirement benefit expense for the two years ended December
31, is as follows:

                                            1994                    1993
                                          ------------------------------
Service cost-benefits earned during
  the year                                $  536                  $  401
Interest cost on accumulated
  postretirement benefit obligation        6,149                   6,111
Amortization of net loss from prior
  years                                      122                     ---
                                          ------                  ------
Net periodic postretirement benefit
  expense                                 $6,807                  $6,512
                                          ======                  ======

    The following table sets forth the accumulated postretirement benefit obligation for the Company's postretirement benefit plans for the two years ended December 31:

                                            1994        1993
                                         -------------------
Retirees                                 $60,743     $63,719
Fully eligible active plan participants   11,135      13,243
Other active plan participants             6,034       7,492
                                         -------     -------
Accumulated postretirement benefit
  obligation                              77,912      84,454
Unrecognized net loss                     (3,771)    (11,454)
                                         -------     -------
Accrued postretirement benefit cost      $74,141     $73,000
                                         =======     =======

    The discount rate used in determining net periodic postretirement benefit expense was 7.50% and 8.75% for 1994 and 1993, respectively. The discount rate used to determine the accumulated postretirement benefit obligation was 8.50% and 7.50% at December 31, 1994 and 1993, respectively. The health care cost trend rate used in determining net periodic postretirement benefit expense for all years was 6.75% and 8.00% for 1994 and 1993, respectively. The health care cost trend rate used to determine the accumulated postretirement benefit obligation for all years was 6.75% at December 31, 1994 and 1993. A one percentage point increase in the health care cost trend rate would not have a material impact on the net periodic postretirement benefit expense or the accumulated postretirement benefit obligation.

7. NET INCOME PER SHARE OF COMMON
   STOCK
    The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year.
The average numbers of shares used in computing net income per share of common stock were 4,640,998, 4,778,747 and 4,638,056 in 1994, 1993 and
1992, respectively, adjusted for the declaration of a 6.25% stock dividend in 1994 and a 5.00% stock dividend in 1992.

8. COMMITMENTS
    Rental expense was $8,420, $6,941 and $6,813 in 1994, 1993 and 1992,
respectively.

    Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 1994 are as follows:

Years ending December 31:
- ------------------------------------------------
1995                                      $8,182
1996                                       6,394
1997                                       4,176
1998                                       3,002
1999                                       2,314
Subsequent to 1999                         3,182
- ------------------------------------------------

9. STATEMENTS OF CASH FLOWS
    During 1994, 1993 and 1992 income taxes paid totaled $16,783, $10,621 and $6,166; interest paid totaled $11,987, $10,158 and $9,714 and liabilities assumed in connection with capitalized leases totaled
$5,949, $0 and $5,607, respectively.


- -------------------------------------- 24 -------------------------------------

                       REPORT OF INDEPENDENT ACCOUNTANTS
- -------------------------------------------------------------------------------

                            One Boatmen's Plaza      Telephone 314 425 0500
                            St. Louis, MO 63101


Price Waterhouse LLP


                      REPORT OF INDEPENDENT ACCOUNTANTS


February 17, 1995


To the Shareholders and
Board of Directors of
Graybar Electric Company, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Graybar Electric Company, Inc. and its subsidiaries (the Company) at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 6 to the financial statements, the Company changed its method of accounting for postretirement benefits other than pensions effective January 1, 1993.



/s/ Price Waterhouse LLP
Price Waterhouse LLP



- -------------------------------------- 25 -------------------------------------

                   DISTRICT MANAGEMENT AS OF DECEMBER 31, 1994
- -------------------------------------------------------------------------------

========================================
New York District
========================================
Frank Mossa
Manager

Robert E. Wierzbicki
Communications Market Manager

Michael Patoka
Operating Manager

Robert J. Bracchi
Financial Manager

========================================
Boston District
========================================
William L. King
Manager

Donald M. Block
C&I and Utility Market Manager

Gerald G. Pollick
Operating Manager

Richard C. Hird
Financial Manager

========================================
Philadelphia District
========================================
Gerard J. McCrea
Manager

Gerard J. Kollar
Construction Market Manager

Matthew W. Meacle
Operating Manager

Joseph P. Peduto
Financial Manager

========================================
Pittsburgh District
========================================
Steven M. Schooley
Manager

Richard C. Kelly
Construction Market Manager

C. Robert Smith
Operating Manager

Brent D. Morgan
Financial Manager

========================================
Cincinnati District
========================================
Lawrence R. Giglio
Manager

James D. Hooper
C&I Market Manager

David L. Mitchell
Operating Manager

Stephen C. Beckmann
Financial Manager

========================================
Atlanta District
========================================
Richard H. Haney
Manager

H. Bennett Wall
C&I and Utility Market Manager

William E. Meyer, Jr.
Construction Market Manager

Allen C. Feige
Operating Manager

Darrel D. Schilling
Financial Manager

========================================
Richmond District
========================================
Thomas S. Gurganous
Manager

J. Wayne Andrews
C&I Market Manager

Wallace H. Hancock
Construction Market Manager

Michael R. Gross
Communications Market Manager

Ernest L. Chappell, Jr.
Operating Manager

David E. Metz
Financial Manager

========================================
Tampa District
========================================
Robert L. Mygrant
Manager

Robert C. Lyons
District Construction and C&I Market Manager

Robert P. Weiland
Communications Market Manager

Robert D. Wombacher
Operating Manager

Bruce E. Neilson
Financial Manager



- -------------------------------------- 26 -------------------------------------

                   DISTRICT MANAGEMENT AS OF DECEMBER 31, 1994
- -------------------------------------------------------------------------------

========================================
Chicago District
========================================
Richard A. Cole
Manager

Thomas E. Walsh
C&I and Utility Market Manager

Nancy C. Porter
Operating Manager

Martin J. Beagen
Financial Manager

========================================
Minneapolis District
========================================
Robert L. Nowak
Manager

Terrence J. Innes
C&I Market Manager

Charles B. Paschke
Communications Market Manager

Edmund L. Trolander
Operating Manager

Thomas E. Kinate
Financial Manager

========================================
St. Louis District
========================================
Richard D. Offenbacher
Manager

John P. Mills
Operating Manager

James V. Glass
Financial Manager

========================================
Dallas District
========================================
Donald D. Erwin
Manager

Peter J. Roettinger
C&I Market Manager

Francis B. Roderick
Construction Market Manager

Raymond Manger
Communications Market Manager

Thomas T. Townsend
Operating Manager

George D. Zackey
Financial Manager

Arnold W. Nephew
Integrated Supply Market Manager

========================================
San Francisco District
========================================
Frank L. Hipp, Jr.
Manager

Robert D. Vivian
Communications Market Manager

Peter F. Finn
Operating Manager

Gerald E. Spillman
Financial Manager

========================================
Los Angeles District
========================================
Kenneth B. Sparks
Manager

Robert C. Odney
C&I Market Manager

James H. Schmidt
Communications Market Manager

Christopher O. Olsen
Operating Manager

James Bateman, Jr.
Financial Manager

========================================
Seattle District
========================================
John C. Loff
Manager

Michael S. Lind
C&I Market Manager

Donald R. Stevenson
Communications Market Manager

T. Peter Girard, Jr.
Operating Manager

Randall R. Harwood
Financial Manager

========================================
Phoenix District
========================================
Gary D. Hodges
Manager

Ralph S. Benell
Communications Market Manager

Jerry D. Nichols
Operating Manager

Ronald J. Grabar
Financial Manager


- -------------------------------------- 27 -------------------------------------

                         LOCATIONS AS OF JANUARY 1, 1995
- -------------------------------------------------------------------------------


CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 727-3900

INFORMATION SYSTEMS
11828 Lackland Road
St. Louis, Missouri 63146
314 569-0006

MID-ATLANTIC ZONE
SERVICE CENTER
2124 Avenue C
Bethlehem, Pennsylvania 18017

MIDWEST ZONE
SERVICE CENTER
2424 A North Main Street
East Peoria, Illinois 61611


========================================
New York District
========================================
21-15 Queens Plaza North
Long Island City,
New York 11101
718 392-2000

BRANCHES
New York: Manhattan,
 Rochester, Albany, Syracuse,
 Hauppauge, Buffalo
New Jersey: Newark,
 North Brunswick,
 Teterboro Telcom,
 Hackettstown, Parsippany

========================================
Philadelphia District
========================================
1550 South Warfield Street
Philadelphia, Pennsylvania
19146
215 336-2211

BRANCHES
Maryland: Baltimore, Lanham
Pennsylvania: Harrisburg,
 Allentown
Delaware: New Castle
Virginia: Chantilly

========================================
Cincinnati District
========================================
1022 West Eighth Street
Cincinnati, Ohio 45203
513 621-0600

BRANCHES
West Virginia: Charleston
Ohio: Columbus, Dayton,
 Lima
Kentucky: Lexington,
 Louisville
Tennessee: Nashville

========================================
Richmond  District
========================================
1510 Tomlynn Street
Richmond, Virginia 23230
804 359-1381

BRANCHES
Virginia: Norfolk, Roanoke
 Hampton
North Carolina: Asheville,
 Raleigh, Winston-Salem,
 Charlotte, Greensboro,
 Wilmington
South Carolina: Rock Hill
Tennessee: Bristol, Johnson City


========================================
Boston District
========================================
345 Harrison Avenue
Boston, Massachusetts 02118
617 482-9320

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
 West Springfield, Boston
 Telcom (Somerville)
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland
Connecticut: Hamden

========================================
Pittsburgh District
========================================
900 Ridge Avenue
Pittsburgh, Pennsylvania
15212
412 323-5200

BRANCHES
Ohio: Youngstown, Cleveland,
 Akron, Canton, Mansfield
Pennsylvania: Greensburg
West Virginia: Wheeling

========================================
Atlanta District
========================================
2050 Nancy Hanks Drive
Norcross, Georgia 30071
404 441-5580

BRANCHES
Georgia: Norcross, Atlanta
 Midtown, Marietta,
 Riverdale, Savannah,
 Cartersville
Alabama: Birmingham,
 Huntsville, Mobile
South Carolina: Columbia,
 Greenville, Spartanburg,
 Hilton Head, Beaufort
Tennessee: Knoxville,
 Chattanooga
Florida: Pensacola
Mississippi: Jackson

========================================
Tampa District
========================================
801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
 Orlando, Largo, Melbourne,
 North Tampa, Jacksonville,
 South Jacksonville,
 Tallahassee, Daytona Beach,
 Perrine, Miami,
 West Palm Beach,
 Tampa Utility, Florida City,
 Fort Myers, Fort Pierce,
 Miami Telcom, Naples,
 Pompano Beach,
 Pompano Beach Telcom,
 Tampa Telcom
Georgia: Kingsland



- -------------------------------------- 28 -------------------------------------

                         LOCATIONS AS OF JANUARY 1, 1995
- -------------------------------------------------------------------------------



========================================
Chicago District
========================================
900 Regency Drive
Glendale Heights, Illinois
60139
708 893-3600

BRANCHES
Illinois: Naperville
Indiana: Fort Wayne,
 South Bend, Hammond,
 Indianapolis
Michigan: Flint, Lansing,
 Grand Rapids, Kalamazoo,
 Auburn Hills, Kentwood,
 Livonia
Ohio: Toledo

========================================
St. Louis District
========================================
600 South Taylor Avenue
St. Louis, Missouri 63110
314 531-4700

BRANCHES
Iowa: Davenport, Des Moines,
 Cedar Rapids
Illinois: East Peoria,
 Springfield
Missouri: Jefferson City,
  Kansas City, Springfield
Indiana: Evansville
Kansas: Olathe, Wichita
Nebraska: Omaha
Tennessee: Memphis

========================================
Seattle Electrical District
========================================
1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
 Tacoma, Everett, Bellevue
Oregon: Portland, Beaverton
Idaho: Boise
Alaska: Anchorage
California: Oakland, Fresno,
 Modesto, Sacramento,
 San Jose, Martinez,
 San Francisco Downtown
Nevada: Reno
Hawaii: Aiea

========================================
Western Comm/Data District
========================================
1600 132nd Avenue, Northeast
Bellevue, Washington 98005
206 453-1574

This new District supports
communications and data
sales in all branches of the
Seattle Electrical District and
the Phoenix Electrical District.



========================================
Minneapolis District
========================================
2300 East 25th Street
Minneapolis, Minnesota
55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Brooklyn Park, Burnsville,
 Minneapolis Telcom
 (Plymouth), Rochester,
 Mankato
Montana: Billings
North Dakota: Fargo
South Dakota: Sioux Falls,
 Brookings
Wisconsin: Green Bay,
  Milwaukee, Marinette,
  Manitowoc, Madison

========================================
Dallas District
========================================
717 South Good Latimer
Expressway
Dallas, Texas 75226
214 939-0844

BRANCHES
Texas: San Antonio,
 Fort Worth, Amarillo, Austin,
 Abilene, Dallas Telcom,
 Cypress, Beaumont,
 Corpus Christi, Houston,
 Houston Telcom,
 North Dallas, Sherman,
 Lubbock, Longview, Kilgore,
 Carthage,
 Houston Distribution Center
Oklahoma: Oklahoma City,
 Tulsa
Arkansas: Little Rock, Conway
Louisiana: Shreveport,
 Baton Rouge, Lake Charles,
 Harahan

========================================
Phoenix Electrical District
========================================
3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson, Nogales
Colorado: Colorado Springs,
 Denver, Englewood
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas, Henderson
Utah: Salt Lake City
California: Los Angeles,
 Anaheim, Costa Mesa,
 Long Beach, San Bernardino,
 San Diego, Chula Vista, Santa
 Barbara, Van Nuys,
 Bakersfield, San Marcos,
 Santa Maria, Los Angeles
 Distribution Center

========================================
International
========================================
34 North Meramec Avenue
St. Louis, Missouri 63105
314 727-3900

LOCATIONS
Halifax, Nova Scotia
Toronto, Canada
Guaynabo, Puerto Rico
Singapore
Tamuning, Guam
Juarez and Mexico City, Mexico

GRAYBAR ELECTRIC
(ONTARIO) LTD.
Kitchener, Ontario
Niagara Falls, Ontario
Hamilton, Ontario
Guelph, Ontario
Windsor, Ontario

MIAMI INTERNATIONAL
10500 Southwest 186th Street
Perrine, Florida 38157
305 252-0400

                                Graybar Electric Company, Inc.
                                   34 North Meramec Avenue
                                  St. Louis, Missouri 63105