Form 10-K405, Exhibit 13
period 1995-12-31
GRAYBAR ELECTRIC CO INC
filed 1996-03-27
CIK 205402

                                                            EXHIBIT 13



                              ANNUAL REPORT TO SHAREHOLDERS
                                         FOR 1995

                                                                        Graybar

[PHOTO]

                                    [PHOTO]

                                                                        [PHOTO]



                           A N N U A L  R E P O R T
                                1 * 9 * 9 * 5

                                   [PHOTO]
Graybar's Directors held their March 1996 quarterly Board Meeting in Richmond, Virginia. This photograph was taken at Richmond's historic Jefferson Hotel.

1. Richard H. Haney
   Senior Vice President, Electrical Business

2. Carl L. Hall
   President and Chief Executive Officer

3. Robert A. Reynolds, Jr.
   Senior Vice President, Comm/Data Business

4. George S. Tulloch
   Vice President, Secretary and General Counsel

5. Jack F. Van Pelt
   Vice President-Human Resources

6. Robert L. Mygrant
   District Vice President, Tampa District

7. Richard D. Offenbacher
   District Vice President, Southeastern
   Comm/Data District

8. Irving Orloff
   District Vice President, St. Louis District

9. Gerard J. McCrea
   District Vice President,
   Northeastern Comm/Data District

10. John W. Wolf
    Vice President and Treasurer

11. Thomas S. Gurganous
    District Vice President, Richmond District

12. John R. Seaton
    Vice President and Comptroller

13. Golden W. Harper
    Vice President--Operations

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

Capital Stock Data

Number of Equity Security Holders as of
December 31, 1995:

------------------------------------------------------------------------------------
Title of Class                                            Number of Security Holders
------------------------------------------------------------------------------------
Preferred Stock                                                                  116
Common Stock                                                                     112
Voting Trust Certificates for Common Stock                                     3,855
------------------------------------------------------------------------------------

Dividend Data

Common Stock, par value $1; stated value $20.

Dividends declared for year:                            1995        1994        1993
------------------------------------------------------------------------------------
First Quarter                                          $ .30       $ .30       $ .30
Second Quarter                                           .30         .30         .30
Third Quarter                                            .30         .30         .30
Fourth Quarter                                         $1.10       $1.10       $1.10
------------------------------------------------------------------------------------

On The Cover
      Graybar employees served as models in several photographs that were taken in 1995 for advertising literature. In the top picture are Information Systems Department employees John Krolikiewicz (foreground), Programmer Analyst; Karen Rauch, User Support Analyst; Nick Carter, Documentation Clerk; and Brenda Green, Senior User Support Analyst.
      In the center picture, Pam French, Senior Programmer Analyst, checks a high-density disk storage unit. Shown at the Flagship Counter in Graybar Phoenix are Reggie Villanueva (right), Supervisor, Counter Sales; Jeff Dykes (left, facing away from the camera), Manager, Area Counters; and Chuck Connors, Counter Sales Representative.

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

                                                                            ONE

                            LETTER TO SHAREHOLDERS

      With a 17.4% sales increase over the previous year, Graybar's growth in 1995 outpaced the industry. Net profits nearly doubled, enabling the Company to retain sufficient earnings to finance continued expansion and investments in new facilities and technology.
      Projected capital expenditures for 1996 are budgeted to be in excess of $40 million. A significant portion of these expenditures relates to investments in technology. We are installing additional personal computers and local area networks in all districts across the country. With those networks in place, we will be able to manage information more efficiently with a subsequent improvement in service to our customers in virtually every market. Also in 1996, the Company will implement a new software system to help manage merchandise investment and warehousing.
      We continue to expand the markets served by our Distribution Centers in Los Angeles and Houston and, in 1996, will begin to implement a new warehouse management system in those locations. This new system incorporates scanners, bar coding, and wireless technology that brings us closer to a true "paperless" warehouse. This technology reduces errors, saves time, helps us improve service levels, and increases productivity.
      In the meantime, with our expanded inventories we have improved our fill rate in those areas serviced by the Distribution Centers. This improves our level of service to the customer and at the same time reduces the expense associated with multiple shipments.
      We began to implement bar coding at all of our city counters in late 1994, and anticipate completion of that project early in 1996. The productivity gains and improved service as a result of bar coding are truly extraordinary. Our customers are serviced in less than half the time as before, and pricing errors and inventory differences are virtually eliminated.
      In addition, the expanded self-service "Flagship" Counters encourage more impulse buying. This leads to larger, more profitable transactions.
And, most important, the expanded counters provide superior service to our customers with a wide selection of product and speedier processing of their orders.
      In January of 1995 we began to specialize our business with sales and marketing personnel devoted exclusively to either electrical or communications and data. The West Coast was our pilot for all of 1995 and the benefits of specialization were immediately apparent. Specialization resulted in a sharper focus on both sides of our business which contributed to the extraordinary sales growth in the West.
      The final steps toward specialization of our business were completed in 1995 with the formation of three new Comm/Data Districts in the Northeast, Midwest, and Southeast. Jerry McCrea, Al Eddings and Dick Offenbacher, respectively, were appointed as Vice Presidents of those districts. Simultaneously, the Philadelphia and Pittsburgh Districts were merged. The combined district is now headquartered in Pittsburgh. Three of the branches in the former Philadelphia District were reassigned to the Richmond District.
      During 1995 we had significant changes in senior management with the retirement of Tommy Thompson, Senior Vice President-Sales & Marketing; Jim Hade, Senior Vice President-Distribution, and, of course, Ed McGrath, President & CEO.
      Among his many other accomplishments, Tommy Thompson, during his tenure, devised the Flagship Counter concept and led that initiative. He also developed a new pricing policy and procedures that eventually led to significantly improved gross margins. And for a number of years, Tommy headed our Company's sales and marketing efforts, which no doubt contributed to the record sales and profits we're seeing today.

TWO

      Jim Hade, in addition to providing leadership and direction to the field, was instrumental in the implementation of the Quality Process for Graybar. Largely because of his efforts, the Company achieved notable improvements to many of our processes while achieving ISO certification in a number of locations. In time, we expect to implement these ISO-certified processes in every Graybar location.
      Ed McGrath provided the vision and direction that led the Company to its prominent leadership position today, particularly in new technology.
Ed was the first to recognize the need to be the leader in technology and, as President, he had the courage and foresight to make that happen. He was a visionary in the truest sense of the word.
      Tommy, Jim and Ed all left indelible marks on the Company -- they will be missed.
      Other significant personnel changes were the appointments of two new Directors in 1995, Tommy Gurganous, Vice President, Richmond District, and Jerry McCrea, Vice President, Philadelphia District. Also in 1995, Richard Haney was appointed Senior Vice President for the Electrical Business and Bob Reynolds was appointed Senior Vice President for the Comm/Data Business.
      In addition, Dick Offenbacher, Bob Mygrant, and Richard Haney were elected Voting Trustees in 1995, replacing Ed McGrath, Tommy Thompson, and
Jim Hade.
      In 1995, with the appointment of John Teipen as Director of Training, training became an integral and permanent part of the organization. In anticipation of continued growth, this increased emphasis and focus on training will enable us to develop and improve our employees' skills more quickly.
      In an effort to increase productivity while simultaneously improving customer service, we appointed Jim Ford as Director of Process Improvement.
Jim works closely with senior management and with Dennis Grousosky, our Director of Quality and Service, to identify areas in need of improvement, examine and evaluate all the processes associated with those areas, and coordinate the improvement effort through process improvement teams.
      We believe our investments in the future and the continued dedication and hard work of our employees are the principal reasons for our steadily increasing market share. It took almost twenty years -- from 1974 to 1993
-- for Graybar to grow from $1 billion in annual sales to $2 billion.  In
1995, we exceeded $2.7 billion. For 1996 we are budgeting for more than $3 billion in sales.
      Increasing market share will continue to be our highest priority -- we have momentum on our side and, with continued focus on the customer, we believe the fundamentals are in place for Graybar to continue its leadership in the Electrical and Comm/Data Markets.


      /s/ C. L. Hall

St. Louis, Missouri           Carl L. Hall
March 1996                    President

                                                                          THREE

                               MARKET REVIEW

Construction Market
      Graybar's Construction Market customers consist of a broad range of installers, from one-employee residential contractors to multi-billion-dollar engineering constructors. Over the years, the Company has developed unique service capabilities to serve the specific needs of each class of contractor. As a result, this remains our largest market.
      During 1995 the Company established nine "project service teams" to support contractors working on major projects. These team members are project experts who will help us develop the tools we need to expand our share of this business. Already the Company is benefiting from these efforts in individual markets. In 1996 we expect to create project teams across the Company.
      Graybar's ON SITE service became a reality in 1995 and was used in several new major projects. Working with large engineering constructors, the Company provided both material and manpower at the project sites.
Materials were bar coded, delivered to the job site storeroom, checked out with hand-held scanners and automatically replenished.
      Although residential construction was slow, Graybar made strong gains with commercial and industrial contractors, energy management contractors, and engineering constructors. This made construction one of our fastest-growing domestic markets.
      Lighting application and selling skills are especially important to Graybar Sales Representatives who call on contractors. Accordingly, in 1995 the Company continued its commitment to specialized lighting training.
Graybar held four lamp and lighting conferences at the General Electric Nela Park Lighting Institute. Approximately 160 employees representing all
Graybar districts participated.
      In addition, the Company conducted advanced lighting schools and supplier-specific seminars in Atlanta, Chicago, Las Vegas and Charlotte. Participants at each seminar learned how to take advantage of opportunities in the retrofit market using Graybar Financial Services and the Environmental Protection Agency's Green Lights(R) energy conservation program.
      In support of all contractors, the Company participated in two major contractor expositions and conventions in 1995--the National Electrical Contractors Association (NECA) Show and the Independent Electrical
Contractors (IEC) Convention.
      Graybar's exhibit was the highlight of the NECA Show with the highly popular theme "Tooling Up for New Opportunities Starts at Graybar." Graybar's booth again set NECA attendance records. At IEC, Graybar and General Electric
(GE) Lighting co-hosted a reception and dinner for more than 300 delegates. The Company's strong presence at both events strengthened our contractor customers' interest in Graybar's value-added services.
      These efforts, along with improved stocks, advertising, and merchandising at our counters, resulted in outstanding sales growth.

[PHOTO]

FOUR

Commercial & Industrial Markets
      Graybar is strongly committed to expanding our share of the Commercial and Industrial (C & I) Markets. We continue to benefit from the investments the Company has made in recent years to serve these important customers. In 1995 Graybar's C & I Market growth increased significantly compared to the prior year.
      In the Industrial Market we have gained share through substantial growth in sales to national accounts, multi-location regional accounts, and Original Equipment Manufacturers (OEM).
      Industrial integrated supply sales nearly doubled in 1995. Sales through stock to industrial customers were up dramatically, led by double-digit increases in almost all major product categories.
      Commercial Market sales also improved significantly during 1995, led by dramatic increases in sales of data products. Graybar representatives contacted many commercial customers during our participation in the national exhibitions of the American Society of Hospital Engineers (ASHE) and the Building Owners Managers Association (BOMA). The Company promoted products and distribution services that are geared specifically to these industries.
      Increasingly, national accounts are key to our industrial marketing efforts. In nearly every industrial sector, Graybar plays a leading role in the national account arena by providing technological leadership and comprehensive distribution services.
      Our national account group at corporate headquarters helps customers lower their cost of doing business by offering outsourcing, technical and service support and assistance with supplier consolidation. By streamlining our customers' procurement processes, and by managing their inventories and storerooms, our customers can spend more time on their core business.
      In 1995 Graybar helped form the Solutions Providers Alliance, an integrated supply alliance, to address customers' integrated supply requirements. Members of the alliance, in addition to Graybar, are Kaman Industrial Technologies, VWR Scientific Products, and Vallen Corporation.
Each of these companies is a leader within its respective industry. The mission of the Alliance is to provide true "one-stop shopping" and technology leadership to Maintenance and Repair Operations (MRO) customers.
      Graybar is committed to providing superior sales and service to our C & I customers. During 1995 the Company conducted a variety of marketing and product training seminars for sales and customer service representatives.
Two C & I sales seminars were held to provide training on current issues, trends and programs specific to these markets.
      Product specific training was conducted by Square D Industrial Control Products and Intermediate Distributor Training Schools, GE Lighting, and Hoffman Engineering. Three lighting design seminars were held with Graybar participants learning how to help C & I customers with lighting design and layout.
      Industry awareness of Graybar capabilities increased during the year as a result of trade magazine advertising. Graybar capabilities and product advertisements were featured throughout the year in Purchasing Magazine, Electrical Contractor & Maintenance, and CEE News.

Comm/Data Markets
      Graybar's position in the Comm/Data Markets grew significantly stronger in 1995. Contributing to this success was the Company's new marketing and sales organization, which specializes the sales and customer service functions into dedicated electrical and comm/data teams.
      The new specialized organization was piloted on the West Coast in 1995. The Western Comm/Data District, under the leadership of District Vice President Kenneth B. Sparks, was formed during the first quarter. Three additional Comm/Data Districts will be in place effective January 1, 1996.


Graybar and supplier representatives promoted "Tooling Up for New
Opportunities" at the 1995 NECA Show.

                                                                           FIVE

                                MARKET REVIEW

      Area Managers Comm/Data Sales, who report to the District Vice President, were appointed to manage the sales and customer service functions. These Area Managers are specialized into two complementary groups. The private network group focuses on the specific needs of commercial accounts, industrials, and contractors. The public network group serves the regulated comm/data industries, such as the former Regional Bell Operating Companies, independent telephone companies, and the cable television industry.
      Customers, suppliers, and comm/data employees have reacted positively to Graybar's specialized structure.
      Comm/Data personnel work in existing Graybar offices, and they share warehousing, delivery systems, and business processes with their counterparts in the electrical business. With the specialization of markets, Graybar sales and customer service people are free to focus on the markets they serve best.
      Sales and market share were at record levels as the Company attained an increased share in this expanding business arena.

Comm/Data Products
      Sales of comm/data products grew significantly in 1995 as our customers added to their networks and upgraded systems to higher speeds. Structured cabling systems are evolving as the industry standard for communications wiring, and Graybar is a leading distributor of these products.
      Record demand for cable resulted in an industry-wide shortage of some types of copper and fiber cable, which added stability to pricing.
      Our customers require ever faster technology to handle their growing levels of data transmission. This translates into great opportunities for Graybar, since the Company has the technical expertise to deal with emerging technologies.
      To respond to our customers' needs, Graybar piloted a field technical support team in the Western Comm/Data District. These Network System Specialists thoroughly understand electronic network components. They provide pre-sales support for Graybar sales and customer service personnel so that our field personnel can better serve their customers. The results were very positive, and teams of Network System Specialists are scheduled to be added to the other Comm/Data Districts in 1996.
      In 1995 the Company also started to centralize the purchasing of comm/data products at corporate headquarters. This transition continues.

Private Networks Market
      The Company increased sales to interconnect contractors by promoting products with advanced features. The demand for more traditional products was flat.
      Many interconnects are beginning to serve customers in the emerging "work at home" market. These interconnects need to know how to merge computer and telephone functions into one system. Suppliers are also developing products, both hardware and software, for these needs.
      In response to this emerging market, Graybar added a Product Manager to oversee the Computer Telephone Integration (CTI) product line. The Company also distributed 110,000 copies of the Graybar Digest featuring CTI products.


Graybar participated in the 1995 Communications Networks
(ComNet) Show, which attracted a record 40,000 delegates.

[PHOTO]

SIX

      Data contractor sales exceeded budget in 1995, with many customers becoming active in electronic products and recognizing Graybar as a qualified source. The Company added several new suppliers of electronic data networking products.
      Sales specialization has been especially helpful with commercial and industrial users. These accounts generally have well-trained comm/data specialists who do the specifying and buying. They prefer dealing with Sales Representatives who are knowledgeable enough to recommend technical solutions.
      To help satisfy this customer need, 40 Graybar representatives have completed a rigorous training program offered by Building Industries Consulting Services International (BICSI), a respected trade association. These individuals have earned BICSI's designation as a Registered Communications Distribution Designer. Those holding the "RCDD" title are recognized as being experts in structured cabling system design, and their expertise is sought by users. Value-added services such as this have contributed to the Company's sales growth and helped to build market share.

Public Network Market
      Sales were strong with the former Regional Bell Operating Companies, the independent telephone companies, and the many specialized contractors who do work for them. Specialization in this market has led to a better understanding of the customer's product needs and service expectations.
      The similarity in wide-area network product needs for telephone companies and power utilities also enabled the Company to achieve over-budget sales to the Power Utility Market.
      Cable television products were featured in a special issue of the Graybar Digest distributed to cable companies and telephone companies. As these customers expand their markets, Graybar is ready to supply their needs.

POWER UTILITY MARKET
      The nation's power utilities face enormous change. The trends of decentralization, re-engineering, and cost-cutting -- trends that have dominated the airline, telecommunications, and banking industries in the past -- now affect the utility industry.
      As the industry evolves, power utilities will become similar to traditional national account customers, with comparable needs for distribution services and increased opportunities for Graybar. Utilities recognize that a value-added distributor can help them more efficiently manage their overall merchandise investment.
      Graybar is well positioned to participate in this evolving market. By using local sales and management coverage in concert with the national account sales staff, we are delivering the message that Graybar has the technology, business systems, and professional capabilities to best serve the needs of the utility customer.
           The evolving utility industry presents attractive new opportunities for Graybar. Our sales to this market have been on the increase, and they can continue to grow as we promote the Company's unique service capabilities.

                                                                          SEVEN

                                MARKET REVIEW

INTERNATIONAL MARKETS
      International sales were up significantly in 1995.  Graybar
International focused on expanding sales to domestic accounts that have international facilities, as well as to engineering contractors that have international projects. Graybar International serves both the Electrical and Comm/Data Markets.

North America
      Graybar Ontario and Harris & Roome, which is based in Nova Scotia, had record-breaking years in a Canadian electrical market that saw very little growth in 1995. R.E.D. Technologies, based in Toronto, has restructured to be in a better position to compete in the comm/data marketplace.
      The devaluation of the Mexican currency in December of 1994 negatively affected the Mexican market throughout 1995. Graybar de Mexico achieved better than expected sales results in spite of the adverse economy and is building an organization to take advantage of the anticipated improvement of market conditions in 1996.

Latin America/Caribbean
      Miami International was able to improve its penetration in strategic markets in South America. A sales office was opened in late 1995 in Lima, Peru.
      Graybar Puerto Rico completed restructuring in 1995 and the Flagship Counter was completed. Penetration of the Industrial and Comm/Data Markets continues to be a major priority.

Asia/Pacific
      The Pacific Rim remains one of the fastest-growing markets in the world. San Francisco International, which serves the Pacific Rim, ended the year with record-breaking results. Graybar's relationships with Japanese engineering contractors are strong and continue to strengthen.
      Graybar-P&M (Singapore) completed restructuring to reduce cost and improve service. We closed Graybar Guam and refocused our efforts in Southeast Asia.

Middle East/Africa
      Houston International exceeded all expectations in its first year of operation. Despite over-all weak markets throughout the Middle East, Houston International achieved its success by focusing on strategic industrial, engineering contractor and comm/data accounts.

MARKETING SUPPORT
Counters
      Graybar counters generated record sales and profits in 1995. Much of this success can be attributed to the Company's emphasis on new Flagship and remodeled counters. The new Flagship concept increases counter traffic and improves customer service through effective merchandising. This merchandising strategy makes products highly visible and provides a consistent product mix at every location. Eleven Flagship Counters were completed during 1995.
      Standards for today's Graybar counters include specific floor tile, wall color, lighting levels, power entrance doors, customer amenities, and size.
The new counters start at 4,000 square feet in size; self-service counter locations begin at 10,000 square feet. This allows the customer the room to view more product, which stimulates impulse sales.
      Supplier selectivity and data base marketing play an important role in the development of product merchandising. Counter customers appreciate our recognized brands and quality products. These are presented using consistent merchandising designs, convenient layouts, and signage.

Graybar Financial Services
      Our finance subsidiary, Graybar Financial Services (GFS), enjoyed a record year of growth and earnings in 1995. More than 3,900 leases and loans were processed for tools, test equipment, comm/data and electrical upgrades, and other projects.
      In 1995 GFS expanded its customer service and sales organization to better support the Company's customers who regularly use financing to improve their businesses. A special unit of

EIGHT

The "March Madness" counter
promotion was one of 14 national
sales promotion activities that
increased counter sales for 1995.                  [PHOTO]
This promotion featured products
from Hubbell Wiring Device-Kellems
and comm/data products from Hubbell
Premise Wiring, Inc.


Graybar employees is dedicated to servicing more than 3,000 customer inquiries every month.
      New customer database and lease tracking software was implemented in 1995. This software provides detailed customer information and paperless lease tracking, further enhancing service.

Advertising & Sales Promotion
      Advertising and Sales Promotion provided needed support to attain corporate sales and market share objectives. Our major suppliers continue to acknowledge Graybar's positive presence in the marketplace.
      Graybar placed over 100 full pages of color advertising in publications addressing all of our major markets. Many of these ads continued our "Contractor John/Real Solutions" theme. Company advertisements won awards for superior effectiveness in advertising recall and readership. In addition to national trade ads, additional ads were placed in local trade event publications to support unique sales opportunities.
      Use of Graybar's advertised toll-free telephone number and literature request cards increased dramatically.
      Sales promotion contributed to increased counter sales for featured suppliers. Fourteen suppliers participated and supported monthly national promotion activities in 1995.
      Support for the Flagship and self-service counters was provided through ad-mats and counter mailers, product merchandising, counter promotion displays, header cards, product packaging, and banners. The Company, working closely with key suppliers, also introduced suppliers' catalogs and brochures with custom covers that promote Graybar.
      Advertising and Sales Promotion helped Graybar once again maintain high visibility at the NECA Convention & Trade Show with the theme, "Tooling Up for New Opportunities Starts at Graybar."

                                                                           NINE

                             OPERATIONS REVIEW

OPERATIONS
Customer Service Training
      Two thousand front-line Graybar employees, including Customer Service Representatives, Counter Sales Representatives and Supervisors, Financial personnel, Quotations personnel, and Truck Drivers completed two day training sessions on "Excellence in Customer Service." This training develops the service skills of focusing on customers' needs and exceeding their expectations.
      In conjunction with this training, the Managers, Customer Service have participated in coaching skills training to help them reinforce key concepts of customer service with their front-line employees.
      "Excellence in Customer Service, Part 2" will be offered during 1996. This training course will build on the foundation skills taught in the first course, concentrating on ways to build relationships with customers.

Graybar Quality Process and "DocuNet"
      In 1995 the Company re-focused its Quality Process organization. Each Quality Manager is now responsible for two or more Graybar districts and reports directly to the Director of Quality and Service at corporate headquarters. The Quality Managers' mission is to help local management improve processes and raise service standards.
      During 1996 Quality Managers will focus on two important customer-oriented goals: reducing billing errors across the Company by fifty percent, and formulating service standards for counter and warehouse operations. Achieving these goals will involve local problem-solving teams, training, and employee cooperation at every level of the Company.
      During 1995 the Company continued its commitment to the ISO 9000 standard by certifying four additional locations. ISO certification is an internationally recognized standard of high commitment to the Quality
Process. Twelve additional locations are scheduled for certification during 1996.
      To assist branches in their certification efforts, Graybar developed an electronic "web" server for document storage and access. This system, known as Graybar DocuNet, is a private document server that is available company-wide on Graybar's wide-area network.
      DocuNet contains all ISO 9000 procedural instructions, as well as related General Instructions, Operating Manuals, and other training manuals. The balance of General Instructions and Operating Manuals will be added to the web server during 1996. DocuNet links all documents together, providing employees with powerful searching capabilities. They can search for a certain subject and then review the specific instructions related to that subject.
      DocuNet will become the storage site for many other Company documents as Graybar moves toward electronic document storage.

Jeff Dykes, Manager, Area Counters                 [PHOTO]
at Phoenix, checks a counter display.

TEN

Corporate Purchasing Group
      In January of 1995 a corporate purchasing group was established to plan replenishment of comm/data stock material for approximately 50 Company locations. By the end of 1995, the corporate purchasing group was responsible for planning replenishment of comm/data stock for more than 130 locations. The implementation of this process change will continue in 1996, with the goal of having all replenishment of comm/data material planned by corporate purchasing.
      The Distribution Centers and Zone Service Centers continued to be valuable assets to Graybar and our customers during 1995. The Company added many product lines to these central-stock facilities to provide rapid availability of new or hard-to-find items. Additionally, the Company placed strategic stocks of items with limited availability in selected sites to provide better customer service.

Supplier-Assisted Inventory Management
      GE Lighting became the third key supplier to participate nationwide in Graybar's Supplier-Assisted Inventory Management program (SAIM). This is an automated process where our supplier partner participates in the planning and replenishment of our inventory.
      SAIM reduces inventory replenishment and carrying costs by automating many of the activities previously performed by buyers and buyer assistants. SAIM also reduces investment without sacrificing service by shortening the order cycle time and lead time required to receive product.
      During the last quarter of 1995, ten suppliers were involved in various stages of the SAIM process. By the end of 1996 we estimate that at least one-quarter of our total stock purchases will be planned through this program.

Inventory Planning and
Replenishment Software
      In 1995 Graybar purchased a sophisticated inventory planning software application. The heart of the package is a forecasting module that provides accurate, statistical forecasts for most inventory items. These forecasts help us precisely match our stock purchases with what customers are actually buying.
      We expect this software tool to significantly increase the level of customer service we can provide on shipments from stock. At the same time we expect to maintain or reduce the Company's overall merchandise investment. Implementation of the software package will begin in the first quarter of 1996.

General Operations and Cost Containment
      During the first quarter of 1995 Graybar implemented an automated purchase order fax system which reduces the cost of faxing a purchase order by more than eighty percent. On average, each day the Company sends nearly 2,000 purchase orders to suppliers. During 1996 the Company expects to add other business documents to the automated fax system in order to further reduce our cost of handling paper.
      In the last quarter of 1995 Graybar piloted an automated process for updating local pricing. This process uses electronic data interchange technology to obtain data directly from the supplier's pricing database, thus eliminating the need for manual entry of local cost changes. This process will save us many hours of labor currently spent manually entering cost changes and will eliminate suppliers' pricing discrepancies for stock items on invoices.
      During 1995 more than two million packages were consolidated and shipped by a single shipping service, resulting in significant volume discounts and cost reductions on a major portion of our shipping expense.
      In 1995 the Company developed a computer-based application for tracking individual reels (or "containers") of wire. The Container Management System
(CMS) allows Graybar to better manage wire inventories. With CMS, Customer Service Representatives and the purchasing department know what lengths of wire are in the warehouse. This gives CSRs valuable information when they are talking to wire customers, and it lets the purchasing

                                                                         ELEVEN

                             OPERATIONS REVIEW

department know when it's time to replenish stocks. The information from CMS is available on local area networks, and can be queried at any time to see what lengths of wire are currently available.
      The Company created the new position of National Safety Manager in 1995. This position oversees all regulatory compliance with federal and state programs, fleet safety programs, safety-related training, accident prevention programs and loss prevention programs. The National Safety
Manager will develop a comprehensive safety program designed to eliminate accidents.

Distribution Centers
      In 1995 the Distribution Centers expanded their service areas and delivery capabilities. The Company uses bar code technology, radio frequency scanners, and the latest in warehouse equipment in these large facilities. This enables the Distribution Centers to efficiently service customers by providing overnight delivery to a large geographical area.

Warehouse Management
      In the last quarter of 1995 Graybar purchased a warehouse management software package which uses technology to control the flow of material and information within a warehouse in a fast and accurate manner. The Company is now integrating the third-party software with our own computer system.
      The warehouse information system features hand-held scanners that are connected to a central computer via radio. The warehouse itself is laid out to make the most efficient use of people, equipment and warehouse space. Stock is bar coded, and the accuracy rate of receiving, selecting, and shipping material is close to 100 percent. Orders are tracked by computer in "real time" from start to finish. This technology will provide a broad base to reduce costs and improve service.

New Locations:
Houston, Texas (Bingle Road)
Orem, Utah
Jackson, Tennessee
Wanamassa, New Jersey
Houston, Texas (Tellepsen)
Springfield, Missouri
LaMarque, Texas

Information Systems
      In late 1994 a pilot project was established in Tampa to analyze the impact of the utilization of bar codes at our city counters. The results demonstrated a marked improvement in both customer checkout time and accuracy. Customer perception of our system capabilities improved dramatically. Subsequently, 38 counters were converted to bar codes by year end 1995 with the intent to add the remaining counters in early 1996.
      Electronic Data Interchange capabilities were significantly improved and expanded during 1995.

Demonstrating a hand-held
scanner at the Graybar Counter               [PHOTO]
is Stephanie Atkins, Branch
Administrator at Phoenix.

TWELVE

New equipment and software automated many manual routines. We can now add new customers as trading partners in a matter of hours. Our in-house staff provides the technological expertness to rapidly accommodate special customer processing requirements as well.
      The Decision Support System was completed and installed at every district. Following training in August all districts can now generate special reports locally. This has significantly improved our ability to manage our business and be responsive to customer requirements.
      Our ability to communicate on line with the various suppliers (Hot
Key) was expanded to 13 suppliers with several more ready. On-line CSR access now approaches 15,000 transactions per month. The ability to check order status with Hot Key suppliers is currently in testing and will be added in 1996.
      A new Billing Adjustment Mode was introduced in 1995. This mode was designed to permit the individual with the first customer contact concerning a problem or claim to easily resolve the issue on line with the customer. A significant reduction in paperwork and improved customer service is expected.
      An internal web server was developed to support the central control and distribution of ISO 9000 documentation. This is similar technology to the Internet, but unlike the Internet, our DOCUNET Web Server can only be accessed via the Graybar data network. In the future this same technology will be used to provide other documentation to Graybar locations.
      In 1995 we began a project to completely redesign Graybar's data network. The new network will use contemporary components such as Frame
Relay, routers, and hubs versus the older X.25 pads and switches. The first phase, which encompassed corporate and the district offices, has been completed. The second phase will begin in early 1996 and will involve all remaining Graybar U.S. based locations. Along with the new network, some
1,280 PC workstations will be installed, bringing the total number of workstations to 3,500.

Brenda Schopp and Howard Fry, Senior Network Control
Technicians at the IS Department, check the performance of Graybar's private network.

[PHOTO]

Human Resources
      In 1995, the Board of Directors elected Carl L. Hall to the position of President and Chief Executive Officer. Mr. Hall succeeded Edward A. McGrath, who retired. At the time of his election, Mr. Hall was Executive Vice President. Prior to that he served as District Manager at Chicago. He has served as a Director since 1989.
      In March, the Board changed the position of "District Manager" to "District Vice President."
      The Board elected two new Directors: Thomas S. Gurganous, Vice President, Richmond District; and Gerard J. McCrea, who at the time was Vice President, Philadelphia District. Mr. McCrea was appointed Vice President, Northeastern Comm/Data District effective January 1, 1996.
      The Company appointed two new District Vice Presidents in 1995: H. Bennett Wall, Atlanta; and Kenneth B. Sparks, Western Comm/Data.
      The branches in the former Los Angeles District were merged with the Phoenix District effective January 1, 1995. Also effective January 1, 1995, the branches in the former San Francisco District were merged with the Seattle District.

                                                                       THIRTEEN

                                OPERATIONS REVIEW

      The Company also appointed four District Operating Managers and four District Financial Managers in 1995.
      The Company continued the specialization of market functions in 1995. Richard H. Haney was appointed Senior Vice President-Electrical Business, and Robert A. Reynolds, Jr., was appointed Senior Vice President-Comm/Data Business. Mr. Haney was formerly District Manager, Atlanta District, and Mr. Reynolds was formerly Vice President-Marketing Services.
      Charles R. Udell was appointed Vice President- Electrical Marketing, and Anthony A. Brzoski was appointed Vice President-Comm/Data Marketing.
      Also appointed at corporate headquarters were Dennis J. Grousosky, Director, Quality and Service; John A. Teipen, Director of Training; Gerard
J. Kollar, National Product Manager; Garry M. Acker, National Market Manager; David J. Moeller, National Account Manager; Robert D. Grassel, National Manager, Utility Market; and Carl R. Lagerquist, National Manager, Advertising and Sales Promotion.
      The Company is using new technologies to help train employees. One example is the Graybar Electronic Encyclopedia, a personal-computer based glossary of electrical and comm/data technical terms.
      Traditional classroom training continues to be a valuable method of delivering information. In 1995 we developed the Essential Management Skills
(EMS) class, which formally introduces managers to the skills needed in today's vibrant working environment. In addition, updates were made to Targeted Selection, Excellence in Customer Service, High-Performance Selling and Performance Management Programs.
      Our suppliers play an increasing role in our training efforts.
Suppliers added more than 20 new modules on Pathfinder, the Company's distance learning network. Several suppliers, such as AT&T (now Lucent Technologies), Square D, Lithonia, GE, Cooper Lighting, and others, also helped develop classroom training programs.
      The National Comm/Data Sales Training Conferences continue to be very valuable opportunities for suppliers to meet and train Graybar employees.
The conference structure promotes hands-on review of products and features.
      Our customers are requesting assistance in the training of their personnel. This provides an excellent opportunity for Graybar to offer additional value-added services to customers using the training methods already developed for our internal training.

                          [PHOTO]
Many Graybar retirees maintain a strong interest in the Company. Shown here at a Tampa District retiree luncheon are Bob Latimer and his wife, retiree Alice Latimer; Rick Edwards,
Pompano Beach Branch Manager; Walt Smelt; and Mike Spencer.

FOURTEEN

                                            FINANCIAL REVIEW

                                  Selected Consolidated Financial Data
                            (Stated in thousands except for per share data)

                                            1995        1994        1993        1992        1991
-------------------------------------------------------------------------------------------------
Sales                                 $2,774,368  $2,364,461  $2,041,473  $1,902,354  $1,743,544
  Less--Cash discounts                    (9,578)     (8,839)     (8,306)     (8,243)     (8,170)
-------------------------------------------------------------------------------------------------
Net Sales                              2,764,790   2,355,622   2,033,167   1,894,111   1,735,374
-------------------------------------------------------------------------------------------------
Cost of Merchandise Sold              (2,267,186) (1,934,925) (1,668,007) (1,564,929) (1,431,255)
-------------------------------------------------------------------------------------------------
Interest Expense                         (16,577)    (12,003)     (9,810)    (10,054)    (13,092)
-------------------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                (23,426)    (15,225)    (10,016)     (6,601)     (6,356)
  Deferred                                (2,408)      1,251         763        (493)       (534)
-------------------------------------------------------------------------------------------------
    Total provision for income taxes     (25,834)    (13,974)     (9,253)     (7,094)     (6,890)
-------------------------------------------------------------------------------------------------
Income Before Cumulative
  Effect of Accounting Change             36,718      18,702      14,745      10,232       9,515
-------------------------------------------------------------------------------------------------
    Cumulative effect on prior years
      of change in accounting for
      postretirement benefits                 --          --     (45,000)         --          --
-------------------------------------------------------------------------------------------------
Net Income (Loss)                         36,718      18,702     (30,255)     10,232       9,515
-------------------------------------------------------------------------------------------------
Income (Loss) Applicable to
  Common Stock                            36,710      18,694     (30,265)     10,222       9,504
-------------------------------------------------------------------------------------------------
Average Common Shares
  Outstanding <FA>                         4,524       4,641       4,779       4,638       4,814
-------------------------------------------------------------------------------------------------
Income (Loss) per Share of
  Common Stock <FA>                         8.11        4.03       (6.33)       2.20        1.97
-------------------------------------------------------------------------------------------------
  Cash dividends per share                  2.00        2.00        2.00        2.00        2.00
-------------------------------------------------------------------------------------------------
Retained Earnings
  Balance, beginning of year              57,081      52,486      91,733      93,837      92,910
  Add--Net income (loss)                  36,718      18,702     (30,255)     10,232       9,515
-------------------------------------------------------------------------------------------------
                                          93,799      71,188      61,478     104,069     102,425
-------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)               (8)         (8)        (10)        (10)        (11)
    Common (in cash)                      (8,990)     (8,729)     (8,982)     (8,282)     (8,577)
    Common (in stock)                         --      (5,370)         --      (4,044)         --
-------------------------------------------------------------------------------------------------
                                          (8,998)    (14,107)     (8,992)    (12,336)     (8,588)
-------------------------------------------------------------------------------------------------
  Balance, end of year                    84,801      57,081      52,486      91,733      93,837
  Proceeds on stock subscriptions,
    shares unissued                           --          39          51          --          67
Stock Outstanding
  Preferred                                  150         164         183         197         219
  Common                                  89,206      91,859      89,098      85,719      85,132
-------------------------------------------------------------------------------------------------
Total Shareholders' Equity               174,157     149,143     141,818     177,649     179,255
-------------------------------------------------------------------------------------------------
Total Assets                             823,280     719,786     610,512     557,036     518,480
Long-term Debt                        $   91,257  $   90,212  $   63,621  $   64,655  $   70,338
-------------------------------------------------------------------------------------------------

<FA> Adjusted for the declaration of 6.25% and 5% stock dividends in 1994 and
1992, respectively. Prior to adjusting for the stock dividends, the average common shares outstanding for 1993, 1992 and 1991 were 4,498, 4,157 and 4,315, respectively.

This summary should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report.

                                                                        FIFTEEN

                             FINANCIAL REVIEW
Management's Discussion and Analysis of Financial Condition and Results of
                               Operations
         (Stated in thousands except for share and per share data)


RESULTS OF OPERATIONS

1995 Compared to 1994
     Net sales in 1995 were 17.4% higher than in 1994. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1995.
     Gross margin in 1995 increased $76,907 (18.3%) compared to 1994 primarily due to the increased sales in the electrical and communications markets.
     The increase in selling, general and administrative expenses in 1995 compared to 1994 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
     Interest charges increased in 1995 compared to 1994 primarily due to increased levels of borrowing incurred to finance higher levels of inventory and receivables. Interest rates on 1995 short-term borrowings were generally higher than for the same period in 1994.
     The combined effect of the increases in gross margin and other income, together with the increases in selling, general and administrative expenses, interest charges and depreciation and amortization, resulted in an increase in income before provision for income taxes and cumulative effect of the accounting change of $29,876 in 1995 compared to 1994.

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

SIXTEEN

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

FINANCIAL CONDITION AND LIQUIDITY
     The financial condition of the Company continues to be strong.  At
December 31, 1995, current assets exceeded current liabilities by $155,881, up $19,747 from December 31, 1994. The current assets at December 31, 1995 were sufficient to meet the cash needs required to pay current liabilities. The Company does not have any plans or commitments which would require significant amounts of additional working capital.
     At December 31, 1995, the Company had available to it unused lines of credit amounting to $148,000. These lines are available to meet short-term cash requirements of the Company. Bank borrowings outstanding during 1995 and 1994 varied from a minimum of $77,000 and $54,000 to a maximum of $158,000 and $132,000, respectively.
     The Company has an $80,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. The Company intends to utilize this credit line primarily as a secondary source of borrowing for short-term financing requirements. In May, 1995, the agreement was amended to increase the commitment to $80,000 from the $50,000 commitment in 1994. There have been no borrowings against this credit line through December 31, 1995.
     The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. In May, 1994, the Company received the proceeds from a ten-year note for $35,000 at a fixed interest rate of 6.25% with principal payable in five equal annual installments in each of the years 2000 through 2004. The note agreement has various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. In February, 1995, the Company received the proceeds from a ten-year note for $4,000 at a fixed interest rate of 8.53% with principal payable in quarterly installments beginning in June, 1995. In April, 1995, the Company received the proceeds from a five-year note for $10,000 at a fixed interest rate of 7.67% with principal payable in five equal annual installments beginning in April, 1996.
     Cash used by operations during 1995 amounted to $13,265 compared to $16,453 cash provided by operations in 1994. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $328 and $578 in 1995 and 1994, respectively. Additional cash of approximately $7,901 will be provided in 1996 as a result of payments to be made for stock subscribed to by employees under the 1995 Common Stock Purchase Plan.

                                                                      SEVENTEEN

                       CONSOLIDATED FINANCIAL STATEMENTS

          Consolidated Statements of Income and Retained Earnings
         (Stated in thousands except for share and per share data)


For the Years Ended December 31,                        1995                    1994                    1993
=============================================================================================================
Sales, net of returns and allowances              $2,774,368              $2,364,461              $2,041,473
  Less--Cash discounts                                (9,578)                 (8,839)                 (8,306)
-------------------------------------------------------------------------------------------------------------
    Net Sales                                      2,764,790               2,355,622               2,033,167
-------------------------------------------------------------------------------------------------------------
Cost of Merchandise Sold                          (2,267,186)             (1,934,925)             (1,668,007)
-------------------------------------------------------------------------------------------------------------
    Gross Margin                                     497,604                 420,697                 365,160
Selling, General and Administrative expenses        (380,425)               (339,557)               (299,910)
Taxes, other than income taxes                       (24,727)                (21,952)                (19,915)
Depreciation and amortization                        (17,744)                (15,999)                (14,379)
-------------------------------------------------------------------------------------------------------------
    Income from operations                            74,708                  43,189                  30,956
Other Income, net                                      4,421                   1,490                   2,852
Interest Expense                                     (16,577)                (12,003)                 (9,810)
-------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes
  and Cumulative Effect of Accounting Change          62,552                  32,676                  23,998
-------------------------------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                            (23,426)                (15,225)                (10,016)
  Deferred                                            (2,408)                  1,251                     763
-------------------------------------------------------------------------------------------------------------
    Total provision for income taxes                 (25,834)                (13,974)                 (9,253)
-------------------------------------------------------------------------------------------------------------
  Income before cumulative effect of
  accounting change                                   36,718                  18,702                  14,745
-------------------------------------------------------------------------------------------------------------
  Cumulative effect on prior years of change
  in accounting for postretirement benefits,
  net of $28,000 tax benefit                              --                      --                 (45,000)
-------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                     36,718                  18,702                 (30,255)
-------------------------------------------------------------------------------------------------------------
Retained Earnings, beginning of year                  57,081                  52,486                  91,733
  Cash dividends-
    Preferred, $1.00 per share each year                  (8)                     (8)                    (10)
    Common, $2.00 per share each year                 (8,990)                 (8,729)                 (8,982)
  Common Stock dividend                                   --                  (5,370)                     --
-------------------------------------------------------------------------------------------------------------
Retained Earnings, end of year                    $   84,801              $   57,081              $   52,486
-------------------------------------------------------------------------------------------------------------
Income per Share of Common Stock Before
  Cumulative Effect of Accounting Change          $     8.11              $     4.03              $     3.09
-------------------------------------------------------------------------------------------------------------
Net Income (Loss) per share of Common Stock       $     8.11              $     4.03              $    (6.33)
-------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements

EIGHTEEN

                                     Consolidated Balance Sheets                           December 31,
                   (Stated in thousands except for share and per share data)         1995               1994
============================================================================================================
ASSETS
============================================================================================================
Current Assets
  Cash                                                                           $ 21,033           $ 17,144
  Trade receivables (less allowances of $4,589 and $4,296, respectively)          344,232            301,525
  Merchandise inventory                                                           259,782            211,482
  Other current assets                                                             12,800             12,273
------------------------------------------------------------------------------------------------------------
    Total current assets                                                          637,847            542,424
------------------------------------------------------------------------------------------------------------
Property, at cost
  Land                                                                             19,921             19,297
  Buildings                                                                       137,982            131,081
  Furniture and fixtures                                                           90,341             79,542
  Capital equipment leases                                                         22,732             32,235
------------------------------------------------------------------------------------------------------------
                                                                                  270,976            262,155
  Less--Accumulated depreciation                                                  110,843            108,722
------------------------------------------------------------------------------------------------------------
                                                                                  160,133            153,433
------------------------------------------------------------------------------------------------------------
Deferred Income Taxes                                                              14,354             15,234
------------------------------------------------------------------------------------------------------------
Other Assets                                                                       10,946              8,695
------------------------------------------------------------------------------------------------------------
                                                                                 $823,280           $719,786
------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------
Current Liabilities
  Notes payable to banks                                                         $130,554           $ 80,488
  Current portion of long-term debt                                                13,479             13,457
  Trade accounts payable                                                          277,729            258,656
  Accrued payroll and benefit costs                                                37,350             35,075
  Other accrued taxes                                                               8,957              7,475
  Dividends payable                                                                 4,915              4,801
  Other payables and accruals                                                       8,982              6,338
------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                     481,966            406,290
------------------------------------------------------------------------------------------------------------
Postretirement Benefits Liability                                                  75,900             74,141
------------------------------------------------------------------------------------------------------------
Long-term Debt                                                                     91,257             90,212
------------------------------------------------------------------------------------------------------------
                                                 Shares at December 31,
                                                  1995             1994
------------------------------------------------------------------------------------------------------------
Shareholders' Equity
  Capital stock-
    Preferred, par value $20 per share,
      authorized 300,000 shares--
      Issued to shareholders                     7,504            8,248
      In treasury, at cost                          --              (60)
------------------------------------------------------------------------------------------------------------
      Outstanding                                7,504            8,188               150                164
------------------------------------------------------------------------------------------------------------
    Common, stated value $20 per share,
      Authorized                             7,500,000        5,000,000
      Issued to voting trustees              4,228,414        4,347,757
      Issued to shareholders                   244,315          250,893
      In treasury, at cost                     (12,431)          (5,708)
------------------------------------------------------------------------------------------------------------
      Outstanding                            4,460,298        4,592,942            89,206             91,859
------------------------------------------------------------------------------------------------------------
  Common shares subscribed                                                          9,008                486
  Retained earnings                                                                84,801             57,081
------------------------------------------------------------------------------------------------------------
                                                                                  183,165            149,590
      Less--Subscriptions receivable                                                9,008                447
------------------------------------------------------------------------------------------------------------
      Total Shareholders' Equity                                                  174,157            149,143
------------------------------------------------------------------------------------------------------------
                                                                                 $823,280           $719,786
------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements

                                                                       NINETEEN

                           CONSOLIDATED FINANCIAL STATEMENTS

                                    Consolidated Statements of Cash Flows
                                           (Stated in thousands)

For the Years Ended December 31,                             1995             1994             1993
======================================================================================================
Cash Flows from Operations
  Income before cumulative effect of
   accounting change                                      $36,718            $18,702          $14,745
======================================================================================================
  Adjustments to reconcile income before
   cumulative effect of accounting
   change to cash (used) provided by operations-
    Depreciation and amortization                          17,744             15,999           14,379
    Deferred income taxes                                   2,408             (1,251)            (763)
    Gain on sale of property                               (2,055)                --               --
    Changes in assets and liabilities:
     Trade receivables                                    (42,707)           (44,891)         (19,226)
     Merchandise inventory                                (48,300)           (43,555)          (5,524)
     Other current assets                                    (527)            (2,174)          (1,556)
     Other assets                                          (2,251)            (1,556)             448
     Trade accounts payable                                19,073             64,813            1,609
     Accrued payroll and benefit costs                      2,275              7,432            1,948
     Other accrued liabilities                              4,357              2,934              240
======================================================================================================
                                                          (49,983)            (2,249)          (8,445)
======================================================================================================
  Net cash flow (used) provided by operations             (13,265)            16,453            6,300
======================================================================================================
Cash Flows From Investing Activities
    Proceeds from sale of property                          4,136                415              277
    Capital expenditures for property                     (25,621)           (26,963)         (13,264)
======================================================================================================
  Net cash flow used by investing activities              (21,485)           (26,548)         (12,987)
======================================================================================================
Cash Flows From Financing Activities
    Net increase (decrease) in notes payable to banks      50,066             (1,706)          12,196
    Proceeds from long-term debt                           14,000             35,000           10,000
    Repayment of long-term debt                           (10,862)            (7,892)          (5,699)
    Principal payments under capital equipment leases      (2,975)            (4,009)          (3,812)
    Sale of common stock                                      328                578            6,288
    Purchase of treasury stock                             (3,034)            (3,218)          (2,872)
    Dividends paid                                         (8,884)            (8,846)          (8,620)
======================================================================================================
  Net cash flow provided by financing activities           38,639              9,907            7,481
======================================================================================================
Net Increase (Decrease) in Cash                             3,889               (188)             794
======================================================================================================
Cash, Beginning of Year                                    17,144             17,332           16,538
------------------------------------------------------------------------------------------------------
Cash, End of Year                                         $21,033            $17,144          $17,332
------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements

TWENTY

              Notes to Consolidated Financial Statements
        for the Years Ended December 31, 1995, 1994 and 1993
      (Stated in thousands except for share and per share data)

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

Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Merchandise Inventory
     Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is generally a conservative method of accounting that, compared with other inventory accounting methods, provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $32,583 and $25,360 greater than reported under the LIFO method at December 31, 1995 and 1994, respectively.

Property and Depreciation

     The Company provides for depreciation using the straight-line method over the following estimated useful lives of the assets:

-------------------------------------------------------------
Buildings                                           42 years
-------------------------------------------------------------
Permanent fixtures--                   Over the lives of the
leased property                            respective leases
-------------------------------------------------------------
Furniture, fixtures and equipment              4 to 14 years
-------------------------------------------------------------
Capital equipment                      Over the lives of the
leases                                     respective leases
-------------------------------------------------------------

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

Credit Risk
     Financial instruments which potentially expose the Company to concen-trations of credit risk consist primarily of trade accounts receivable. The Company distributes its products to a large number of customers in the electrical contractor, industrial plant and communications markets. Most of the Company's business activity is with customers in the United States; however, the Company has limited sales activity in several international locations. The Company performs ongoing credit evaluations of its customers, and a significant portion of trade receivables is secured by lien or bond rights. In addition, export sales are usually guaranteed by letter of credit or advance payment arrangements. The Company maintains allowances for potential credit losses and such losses historically have been within management's expectations.

2. INCOME TAXES

     The provision for income taxes recorded in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:                                1995                    1994                 1993
----------------------------------------------------------------------------------------------------------
Federal income tax
  Current                                            $20,304                 $13,335                $9,067
  Deferred                                             2,123                    (951)                 (629)
State income tax
  Current                                              3,122                   1,890                   949
  Deferred                                               285                    (300)                 (134)
-----------------------------------------------------------------------------------------------------------
Financial statement
  income tax provision                               $25,834                 $13,974                $9,253
-----------------------------------------------------------------------------------------------------------

                                                                     TWENTY-ONE

                  CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes are recorded at December 31:

Assets/(Liabilities)                                                            1995                    1994
-------------------------------------------------------------------------------------------------------------
Postretirement benefits                                                     $ 30,018                $ 29,323
Payroll accruals                                                               5,074                   4,320
Bad debt reserves                                                              1,745                   1,673
Inventory                                                                      1,692                   1,463
Other deferred tax assets                                                      4,664                   3,431
Prepaid pension                                                               (3,493)                 (2,717)
Fixed asset depreciation                                                     (13,384)                (13,513)
Fixed asset gains                                                             (1,372)                   (624)
Other deferred tax liabilities                                                (8,972)                 (4,976)
-------------------------------------------------------------------------------------------------------------
                                                                            $ 15,972                $ 18,380
-------------------------------------------------------------------------------------------------------------

     Deferred tax assets included in Other Current Assets were $1,618 and $3,146 in 1995 and 1994, respectively.

     A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained
Earnings is as follows:

Years Ended December 31:                                1995                    1994                    1993
-------------------------------------------------------------------------------------------------------------
"Statutory" tax rate                                    35.0%                   35.0%                   35.0%
State and local income taxes,
  net of federal benefit                                 3.3                     3.4                     2.9
Other, net                                               3.0                     4.4                      .7
-------------------------------------------------------------------------------------------------------------
Effective tax rate                                      41.3%                   42.8%                   38.6%
-------------------------------------------------------------------------------------------------------------

3. CAPITAL STOCK
     The Company's capital stock is owned by its employees and retirees. Neither common nor preferred stock may be sold by the holder thereof, except by first offering it to the Company. The Company may buy any common shares so offered at the price at which they were issued ($20) with appropriate adjustments for current dividends, or may call all or part of the preferred stock at par plus accrued dividends.
     During 1995, the Company offered to eligible employees the right to subscribe to 575,000 shares of common stock at $20 per share in accordance with the provisions of the Company's Common Stock Purchase Plan dated
October 9, 1995.  This resulted in the subscription of 450,402 shares
($9,008). Subscribers under the Plan elected to make payments under one of the following options: (i) all shares subscribed for prior to January 19, 1996; (ii) a portion of such shares prior to January 19, 1996, and the balance in monthly installments through payroll deductions (or in certain cases where a subscriber is no longer on the Company's payroll, through pension deductions or direct monthly payments) over a 34-month period; or
(iii) all shares pursuant to the installment method. Shares were issued and Voting Trust Certificates were delivered to subscribers as of January 19, 1996, in the case of shares paid for prior to January 19, 1996. Shares will be issued and Voting Trust Certificates will be delivered to subscribers on a quarterly basis, as of the tenth day of March, June, September and December to the extent full payments of shares are made in the case of subscriptions under the installment method.

     Shown below is a summary of shares reacquired and retired by the Company in the three years ended December 31:

                         Preferred                             Common
                Reacquired          Retired        Reacquired           Retired
-------------------------------------------------------------------------------
1995               684                 744           151,009            144,286
1994               967               1,285           159,938            179,737
1993               717                 514           142,889            128,633
-------------------------------------------------------------------------------

4. LONG-TERM DEBT

                                                                 December 31,
Long-term debt was composed of:                         1995                    1994
------------------------------------------------------------------------------------
6.25% note, unsecured, maturing
  June, 2004, installments of $7,000
  due annually in each of the years
  2000 through 2004                                  $35,000                 $35,000
9.23% note secured by a first
  mortgage on various properties,
  maturing June, 2005, installments
  of $2,725 due annually in each
  of  the years 1995 through 2004
  with final payment of $2,750 due
  in 2005                                             24,550                  27,275
7.67% note, unsecured, maturing
  April, 2000, installments of
  $2,000 due annually in each of
  the years 1996 through 2000                          8,000                      --
12.25% note secured by a first
  mortgage on various properties,
  due in monthly installments
  through June, 1999                                   7,824                  10,343
5.68% to 9.23% capital equipment
  leases, various maturities                           7,583                  10,027
5.68% note, unsecured, maturing
  June, 1998, installments of $2,000
  due annually in each of the years
  1994 through 1998                                    4,000                   6,000
8.53% note, secured by facility, due
  in quarterly installments through
  March, 2005                                          3,300                      --
Variable rate, Industrial Revenue
  Bonds, secured by facilities,
  various maturities                                   1,000                   1,567
------------------------------------------------------------------------------------
                                                     $91,257                 $90,212
------------------------------------------------------------------------------------

TWENTY-TWO

Long-term debt matures as follows:
------------------------------------------------------------
1997                                                 $13,463
1998                                                  12,392
1999                                                   8,842
2000                                                  12,210
2001-2005                                             44,350
------------------------------------------------------------
                                                     $91,257
------------------------------------------------------------

     The present value of future minimum lease payments under capital leases as of December 31, 1995 was $10,850 of which $7,583 is included in long-term debt.
     Bank borrowings varied from a minimum of $77,000 and $54,000 to a maximum of $158,000 and $132,000 in 1995 and 1994, respectively.
     The average amount of bank borrowings outstanding during 1995 and 1994 amounted to approximately $122,000 and $88,000 at average interest rates of 6.10% and 4.40%, respectively. The averages are based on the daily amounts outstanding during each year.
     The Company had unused lines of credit of approximately $148,000 as of December 31, 1995. Certain lines require maintenance of compensating balances of up to 5% of the available lines of credit.
     In May, 1994, the Company received the proceeds from a ten-year note for $35,000 at a fixed interest rate of 6.25%. The note agreement has various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement.
     The Company has an $80,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. In May, 1995, the agreement was amended to increase the commitment to $80,000 from the $50,000 commitment in 1994. There have been no borrowings against this credit line through December 31, 1995.


5. PENSION PLAN
     Pension and related expense was $4,757, $4,635 and $3,556 for each of the three years ended December 31, 1995, 1994 and 1993, respectively.
     The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service. Employees become 100% vested after 5 years of service, regardless of age.

     The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum nor greater than the maximum tax deductible amount. The actuarially computed components of the defined benefit pension plan expense for the three years ended December 31, are as follows:

                                                        1995                    1994                    1993
                                                     --------------------------------------------------------
Service cost - benefits
  earned during the year                             $ 4,190                 $ 4,249                 $ 3,383
Interest cost on projected
  benefit obligation                                   7,762                   7,357                   6,923
Actual return on plan
  assets                                             (16,200)                    642                  (9,472)
Net amortization of return
  on plan assets and
  unrecognized net asset                               8,222                  (8,660)                  1,958
                                                     -------                 -------                 -------
Total defined benefit plan
  expense                                            $ 3,974                 $ 3,588                 $ 2,792
                                                     =======                 =======                 =======

     The following table sets forth the plan's funded status for the two years ended December 31:

                                                                                1995                    1994
                                                                             -------------------------------
Actuarial present value of benefit
  obligation:
  Vested benefits                                                            $70,700                 $52,883
  Nonvested benefits                                                          14,000                  11,329
                                                                             -------                 -------
   Accumulated benefit obligation                                             84,700                  64,212
                                                                             -------                 -------
   Projected benefit obligation for
    service rendered to date                                                 114,000                  92,514
                                                                             -------                 -------
Plan assets at fair value, primarily
  common stocks and bonds                                                     92,274                  80,738
                                                                             -------                 -------
Projected benefit obligation
  in excess of plan assets                                                   (21,726)                (11,776)
                                                                             -------                 -------
Unrecognized prior service cost                                                5,370                     (12)
Unrecognized net loss                                                         33,116                  28,412
Unrecognized net asset at
  January 1, 1987                                                            (10,426)                (11,584)
                                                                             -------                 -------
Net pension asset recognized in
  the consolidated balance sheet                                             $ 6,334                 $ 5,040
                                                                             =======                 =======

     The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.25%, and 8.50% and 5.50% in 1995 and 1994, respectively. The long-term rate of return on assets used in determining defined benefit plan expense was 9.25%, 9.75% and 9.00% in 1995, 1994 and 1993, respectively. The average remaining service lives of plan participants used to calculate the amortization of the unrecognized net asset at January 1, 1987 was 18 years.

                                                                   TWENTY-THREE

                  CONSOLIDATED FINANCIAL STATEMENTS

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

6. POSTRETIREMENT HEALTH CARE
   AND LIFE INSURANCE
     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis and, accordingly, the Plan has no assets at December 31, 1995 or 1994.
     The Company elected to immediately recognize the cumulative effect of adoption of SFAS No. 106 pertaining to years prior to 1993 through a one-time adjustment which decreased 1993 net income by $45,000, net of a $28,000 income tax effect.

     Periodic postretirement benefit expense for the three years ended December
31, is as follows:

                                                        1995                    1994                    1993
                                                      ------------------------------------------------------
Service cost - benefits earned
  during the year                                     $  443                  $  536                  $  401
Interest cost on accumulated
  postretirement benefit obligation                    6,398                   6,149                   6,111
Amortization of net loss
  from prior years                                        --                     122                      --
                                                      ------                 -------                  ------
Net periodic postretirement
  benefit expense                                     $6,841                  $6,807                  $6,512
                                                      ======                  ======                  ======

     The following table sets forth the accumulated postretirement benefit obligation for the Company's postretirement benefit plans for the two years ended December 31:

                                                                                1995                           1994
                                                                             ---------------------------------------
Retirees                                                                     $66,000                         $60,743
Fully eligible active plan participants                                       14,300                          11,135
Other active plan participants                                                 8,300                           6,034
                                                                             -------                         -------
Accumulated postretirement benefit
  obligation                                                                  88,600                          77,912
Unrecognized net loss                                                        (12,700)                         (3,771)
                                                                             -------                         -------
Accrued postretirement benefit cost                                          $75,900                         $74,141
                                                                             =======                         =======

     The discount rate used in determining net periodic postretirement benefit expense was 8.50%, 7.50% and 8.75% for 1995, 1994 and 1993, respectively.
The discount rate used to determine the accumulated postretirement benefit obligation was 7.25% and 8.50% at December 31, 1995 and 1994, respectively.
The health care cost trend rate used in determining net periodic postretirement benefit expense for all years was 6.75% for 1995 and 1994 and 8.00% for 1993. The health care cost trend rate used to determine the accumulated postretirement benefit obligation for all years was 6.50% and 6.75% at December 31, 1995 and 1994, respectively. A one percentage point increase in the health care cost trend rate would not have a material impact on the net periodic postretirement benefit expense or the accumulated postretirement benefit obligation.

7. NET INCOME PER SHARE
   OF COMMON STOCK
     The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 4,524,304 , 4,640,998 and 4,778,747 in 1995, 1994 and 1993,
respectively, adjusted for the declaration of a 6.25% stock dividend in 1994.

8. COMMITMENTS
     Rental expense was $8,819 , $8,420 and $6,941 in 1995, 1994 and 1993,
respectively.

     Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 1995 are as follows:

Years ending December 31:
------------------------------
1996                    $8,802
1997                     6,405
1998                     5,013
1999                     3,730
2000                     2,293
Subsequent to 2000       2,970
------------------------------

9. STATEMENTS OF CASH FLOWS
     During 1995, 1994 and 1993 income taxes paid totaled $22,943, $16,783 and $10,621; interest paid totaled $16,222, $11,987 and $10,158 and liabilities assumed in connection with capitalized leases totaled $904, $5,949 and $0, respectively.

TWENTY-FOUR

                      REPORT OF INDEPENDENT ACCOUNTANTS

                              One Boatmen's Plaza        Telephone 314 425 0500
                              St. Louis, MO 63101


Price Waterhouse LLP                                  [LOGO]


                       REPORT OF INDEPENDENT ACCOUNTANTS


February 16, 1996


To the Shareholders and
Board of Directors of
Graybar Electric Company, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Graybar Electric Company, Inc. and its subsidiaries (the Company) at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 6 to the financial statements, the Company changed its method of accounting for postretirement benefits other than pensions effective January 1, 1993.


/s/ Price Waterhouse LLP
Price Waterhouse LLP

                                                                    TWENTY-FIVE

                     DISTRICT MANAGEMENT AS OF JANUARY 1, 1996

-------------------------------------------------
New York District
-------------------------------------------------
Frank Mossa
Vice President
[PHOTO]

Keith E. Davis
Operating Manager

James (Chip) Bateman
Financial Manager

-------------------------------------------------
Boston District
-------------------------------------------------
William L. King
Vice President
[PHOTO]

Donald M. Block
Sales Manager

Gerald G. Pollick
Operating Manager

Joseph P. Peduto
Financial Manager

-------------------------------------------------
Pittsburgh District
-------------------------------------------------
Steven M. Schooley
Vice President
[PHOTO]

Wade V. Leidecker
Sales Manager

C. Robert Smith
Operating Manager

Peter M. Wingrove
Financial Manager

-------------------------------------------------
Cincinnati District
-------------------------------------------------
Kenneth L. Netherton
Vice President
[PHOTO]

James D. Hooper
Sales Manager

David L. Mitchell
Operating Manager

Stephen C. Beckmann
Financial Manager

-------------------------------------------------
Atlanta District
-------------------------------------------------
H. Bennett Wall
Vice President
[PHOTO]

D. Steven Smith
Sales Manager

Nancy C. Porter
Operating Manager

Darrel D. Schilling
Financial Manager

-------------------------------------------------
Richmond District
-------------------------------------------------
Thomas S. Gurganous
Vice President
[PHOTO]

J. Wayne Andrews
Sales Manager

Wallace H. Hancock
Sales Manager

Ernest L. Chappell, Jr.
Operating Manager

David E. Metz
Financial Manager

-------------------------------------------------
Tampa District
-------------------------------------------------
Robert L. Mygrant
Vice President
[PHOTO]

Bruce E. Neilson
Sales Manager

Robert C. Lyons
Sales Manager

Robert D. Wombacher
Operating Manager

Richard C. Hird
Financial Manager

-------------------------------------------------
Chicago District
-------------------------------------------------
Richard A. Cole
Vice President
[PHOTO]

Thomas E. Walsh
Sales Manager

John C. Fischer
Operating Manager

Martin J. Beagen
Financial Manager

-------------------------------------------------
Minneapolis District
-------------------------------------------------
Robert L. Nowak
Vice President
[PHOTO]

Terrence J. Innes
Sales Manager

Christopher O. Olsen
Operating Manager

Thomas E. Kinate
Financial Manager

TWENTY-SIX

-------------------------------------------------
St. Louis District
-------------------------------------------------
Irving Orloff
Vice President
[PHOTO]

John P. Mills
Operating Manager

James V. Glass
Financial Manager

-------------------------------------------------
Dallas District
-------------------------------------------------
Lawrence R. Giglio
Vice President
[PHOTO]

Peter J. Roettinger
Sales Manager

Francis B. Roderick
Sales Manager

Thomas T. Townsend
Operating Manager

George D. Zackey
Financial Manager

-------------------------------------------------
Seattle District
-------------------------------------------------
John C. Loff
Vice President

Larry T. Christensen
Sales Manager

T. Peter Girard, Jr.
Operating Manager

Randall R. Harwood
Financial Manager

-------------------------------------------------
Phoenix District
-------------------------------------------------
Gary D. Hodges
Vice President
[PHOTO]

Richard A. Mitchell
Sales Manager

Jerry D. Nichols
Operating Manager

Ronald J. Grabar
Financial Manager

-------------------------------------------------
Northeastern Comm/Data District
-------------------------------------------------
Gerard J. McCrea
Vice President
[PHOTO]

-------------------------------------------------
Southeastern Comm/Data District
-------------------------------------------------
Richard D. Offenbacher
Vice President
[PHOTO]

-------------------------------------------------
Central Comm/Data District
-------------------------------------------------
Alan L. Eddings
Vice President
[PHOTO]

-------------------------------------------------
Western Comm/Data District
-------------------------------------------------
Kenneth B. Sparks
Vice President
[PHOTO]


                                                                   TWENTY-SEVEN

                          LOCATIONS AS OF JANUARY 1, 1996

CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 512-9200

INFORMATION SYSTEMS
11828 Lackland Road
St. Louis, Missouri 63146
314 569-0006

MID-ATLANTIC ZONE
SERVICE CENTER
2124 Avenue C
Bethlehem, Pennsylvania 18017
610 266-0200

MIDWEST ZONE
SERVICE CENTER
2424 A North Main Street
East Peoria, Illinois 61611
309 694-2341

---------------------------------------
New York District
---------------------------------------
21-15 Queens Plaza North
Long Island City,
New York 11101
718 392-2000

BRANCHES
New York: Manhattan,
 Rochester, Albany, Syracuse,
 Hauppauge, Buffalo
New Jersey: Newark,
 North Brunswick,
 Teterboro Telcom,
 Hackettstown, Parsippany,
 Wanamassa

---------------------------------------
Pittsburgh District
---------------------------------------
900 Ridge Avenue
Pittsburgh, Pennsylvania
15212
412 323-5200

BRANCHES
Ohio: Youngstown, Cleveland,
 Akron, Canton, Mansfield
Pennsylvania: Greensburg
West Virginia: Wheeling,
 Harrisburg, Allentown,
 Philadelphia
Delaware: New Castle

---------------------------------------
Atlanta District
---------------------------------------
2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

BRANCHES
Georgia:  Atlanta
 Midtown, Marietta,
 Riverdale, Savannah,
 Cartersville
Alabama: Birmingham,
 Huntsville, Mobile
South Carolina: Columbia,
 Greenville, Spartanburg,
 Hilton Head, Beaufort
Tennessee: Knoxville,
 Chattanooga
Florida: Pensacola
Mississippi: Jackson

---------------------------------------
Tampa District
---------------------------------------
801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
 Orlando, Largo, Melbourne,
 North Tampa, Jacksonville,
 South Jacksonville, Tallahassee,
 Daytona Beach, Perrine,
 Miami,
 West Palm Beach,
 Tampa Utility, Florida City,
 Fort Myers, Fort Pierce,
 Miami Telcom, Naples,
 Pompano Beach,
Georgia: Kingsland

---------------------------------------
Boston District
---------------------------------------
345 Harrison Avenue
Boston, Massachusetts 02118
617 482-9320

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
 West Springfield,
 Somerville
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland
Connecticut: Hamden

---------------------------------------
Cincinnati District
---------------------------------------
1022 West Eighth Street
Cincinnati, Ohio 45203
513 621-0600

BRANCHES
West Virginia: Charleston
Ohio: Columbus, Dayton,
 Lima
Kentucky: Lexington,
 Louisville
Tennessee: Nashville

---------------------------------------
Richmond  District
---------------------------------------
1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia: Norfolk, Roanoke,
 Hampton, Chantilly
North Carolina: Asheville,
 Raleigh, Winston-Salem,
 Charlotte, Greensboro,
 Wilmington
South Carolina: Rock Hill
Tennessee: Bristol, Johnson City
Maryland: Baltimore, Lanham

---------------------------------------
Chicago District
---------------------------------------
900 Regency Drive
Glendale Heights, Illinois
60139
708 893-3600

BRANCHES
Illinois: Naperville
Indiana: Fort Wayne,
 South Bend, Hammond,
 Indianapolis
Michigan: Flint, Lansing,
 Grand Rapids, Kalamazoo,
 Auburn Hills, Kentwood,
 Livonia
Ohio: Toledo

TWENTY-EIGHT

Northeastern
Comm/Data District
1550 South Warfield Street
Philadelphia, Pennsylvania 19146
215 336-2211

Southeastern
Comm/Data District
2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

Central
Comm/Data District
600 South Taylor
St. Louis, Missouri 63110
314 531-4700

Western
Comm/Data District
1600 132nd Avenue, Northeast
Bellevue, Washington 98005
206 453-1574

---------------------------------------
Minneapolis District
---------------------------------------
2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Brooklyn Park, Burnsville,
 Plymouth, Rochester, Mankato
Montana: Billings
North Dakota: Fargo
South Dakota: Sioux Falls,
 Brookings
Wisconsin: Green Bay,
  Milwaukee, Marinette,
  Manitowoc, Madison

---------------------------------------
Dallas District
---------------------------------------
717 South Good Latimer
Expressway
Dallas, Texas 75226
214 939-0844

BRANCHES
Texas: San Antonio,
 Fort Worth, Amarillo, Austin,
 Abilene, Dallas, Royal Lane,
 Cypress, Beaumont,
 Corpus Christi, Houston,
 Houston Telcom,
 North Dallas, Sherman,
 Lubbock, Longview, Kilgore,
 LaMarque, Texas Instruments,
 Houston Distribution Center,
 Tellepsen Counter,
 Bingle Counter, Cullen
 Counter
Oklahoma: Oklahoma City,
 Tulsa
Arkansas: Little Rock, Conway
Louisiana: Shreveport,
 Baton Rouge, Lake Charles,
 Harahan

---------------------------------------
Phoenix District
---------------------------------------
3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson
Colorado: Colorado Springs,
 Denver, Englewood
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas, Henderson
Utah: Salt Lake City, Orem
California: Los Angeles,
 Anaheim, Costa Mesa,
 Long Beach, San Bernardino,
 San Diego, Santa Barbara,
 Van Nuys, Bakersfield, San
 Marcos, Santa Maria,
 Los Angeles Distribution Center

---------------------------------------
St. Louis District
---------------------------------------
600 South Taylor Avenue
St. Louis, Missouri 63110
314 531-4700

BRANCHES
Iowa: Davenport, Des Moines,
 Cedar Rapids
Illinois: East Peoria,
 Springfield
Missouri: Jefferson City,
  Kansas City, Springfield
Indiana: Evansville
Kansas: Olathe, Wichita
Nebraska: Omaha
Tennessee: Memphis, Jackson

---------------------------------------
Seattle District
---------------------------------------
1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
 Tacoma, Everett, Bellevue
Oregon: Portland, Beaverton
Idaho: Boise
Alaska: Anchorage
California: Oakland, Fresno,
 Modesto, Sacramento,
 San Jose, Martinez,
 San Francisco Downtown,
 Visalia
Nevada: Reno
Hawaii: Aiea

---------------------------------------
International
---------------------------------------
34 North Meramec Avenue
St. Louis, Missouri 63105
314 512-9200

Miami International
10500 Southwest 186th Street
Perrine, Florida 38157
305 252-0400

San Francisco International
251 Lawrence Avenue
So. San Francisco, California
94080
415 871-7000

Houston International
6161 Bingle Road
Houston, Texas 77092
713 507-9200

LOCATIONS
Halifax, Nova Scotia
Toronto, Canada
Guaynabo, Puerto Rico
Singapore
Juarez and Mexico City, Mexico
Kitchener, Ontario
Niagara Falls, Ontario
Hamilton, Ontario
Guelph, Ontario
Windsor, Ontario

                                                                    TWENTY-NINE

                     Graybar Electric Company, Inc.
                        34 North Meramec Avenue
                       St. Louis, Missouri  63105