Form 10-K405, Exhibit 13
period 1996-12-31
GRAYBAR ELECTRIC CO INC
filed 1997-03-27
CIK 205402

                                                                     EXHIBIT 13








                         ANNUAL REPORT TO SHAREHOLDERS
                                    FOR 1996

GraybaR [LOGO]

                                                        1996
                                                    ANNUAL REPORT

[PHOTO]

Graybar's Directors are shown in the warehouse of the new St. Louis District Headquarters facility in Bel Ridge, Missouri.


Front row, from left to right:

George S. Tulloch
Vice President, Secretary, and General Counsel

John W. Wolf
Vice President and Treasurer

Robert A. Reynolds, Jr.
Senior Vice President, Comm/Data Business

Carl L. Hall
President and Chief Executive Officer

Richard H. Haney
Senior Vice President, Electrical Business

Thomas S. Gurganous
District Vice President--Richmond District

Golden W. Harper
Vice President--Operations


Second row, from left to right:

Jack F. Van Pelt
Vice President--Human Resources

Gerard J. McCrea
District Vice President--Northeastern Comm/Data District

Robert L. Mygrant
District Vice President--Tampa District

Anthony A. Brzoski
Vice President--Comm/Data Marketing

Charles R. Udell
Vice President--Electrical Marketing

John R. Seaton
Vice President and Comptroller

Irving Orloff
District Vice President--St. Louis District

Richard D. Offenbacher
District Vice President--Southeastern Comm/Data District

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


Capital Stock Data
Number of Equity Security Holders as of
December 31, 1996:

-----------------------------------------------------
Title of Class             Number of Security Holders
-----------------------------------------------------
Preferred Stock                                   109
Common Stock                                      108
Voting Trust Certificates for Common Stock      4,817
-----------------------------------------------------

Dividend Data
Common Stock, par value $1; stated value $20.

Dividends declared for year:          1996        1995        1994
------------------------------------------------------------------
First Quarter                        $ .30       $ .30       $ .30
Second Quarter                         .30         .30         .30
Third Quarter                          .30         .30         .30
Fourth Quarter                       $1.10       $1.10       $1.10
------------------------------------------------------------------

On September 12, 1996 a five percent stock dividend was declared to shareholders of record on January 15, 1997. Shares representing this dividend were issued on February 3, 1997.






On the Cover
Graybar employees based in the new Bel Ridge Center in St. Louis served as models in photographs that were taken for advertising literature and for a new "Career Opportunities" brochure. In the top photo is David Parentin, Truck Driver.

In the middle photo are Beth Fluesmeier, Lease Administrator; Melvin Owens, Sales Representative; and Paul Perry, Data Communications Technical Specialist.

In the third photo is Steve Boschert, Sales Representative.


Contents
Graybar Officers and Directors                        Inside Front Cover
President's Letter                                                     2
Market Review                                                          4
Operations Review                                                     10
Financial Review                                                      13
Selected Consolidated Financial Data                                  13
Management's Discussion & Analysis
   of Financial Condition and Results of Operations                   14
Consolidated Financial Statements                                     16
Report of Independent Auditors                                        23
District Management                                                   24
Locations                                                             26

                        LETTER TO SHAREHOLDERS

      A healthy economy, along with increasing penetration of our markets, led Graybar to another year of solid growth in 1996. Sales increased by 8% while net profits grew by more than 20%, providing record returns on sales and investment. In addition, Graybar achieved unprecedented productivity gains in 1996 with gross profit production per employee at an all-time high. To support our strategy of accelerated growth, the Company made investments in personnel, facilities, and technology. Six new branches opened, ten others moved to new, larger locations, and eight were renovated.
      While we have made significant new expenditures in personnel and facilities, our largest capital expenditures in recent years consistently have been in technology.
      Noteworthy advances in 1996 include:

      * Completion of local area networks.

      * Expansion of "Hot Key," which gives us on-line access to a steadily increasing base of key suppliers.

      * Bar coding, which was completed at all of our counter locations in 1996. Bar coding enables us to improve service to our customers while virtually eliminating pricing errors and inventory differences.

      * Expanded network capabilities, including the installation of personal computers at all of our Customer Service Representative, Telemarketing, and Quotation assignments.

      Because we view technology as strategic to our success, in December we appointed Kendal J. Klindworth to the new position of Vice President and Chief Information Officer. As such, he is responsible for providing the strategic direction for information services. Ken, as former General Manager of Information Systems, brings with him a wealth of knowledge and will be an immeasurable help in charting our course for the future.
      Other significant personnel changes in 1996 included the election of two new Directors: Anthony A. Brzoski and Charles R. Udell, Vice Presidents of Comm/Data and Electrical Markets, respectively. With their wide experience, both Tony and Chuck are sure to make positive contributions to the Board.
      In 1996 Karen L. Burkart joined corporate headquarters as Manager, Minority and Women Business Enterprise Development. Prior to joining
Graybar, Karen had extensive experience as an industry consultant on Minority and Women in Business issues. We look forward to pursuing the many opportunities for Graybar in this market area.
      Graybar's unprecedented growth in recent years precipitated many personnel changes in addition to a record number of new employees. The dramatic increase in personnel heightened the need for increased focus on employee training. In response, we are implementing a structure to coordinate, deliver, and track the training appropriate for each employee. A Training Guide has been developed by our Director of Training, in consultation with our National Training Group, that defines the skills required for each job assignment.
      We are committed to identifying and delivering comprehensive training to meet the need for specialized skills in all of our growing markets.
      Efforts in continuous improvement are implemented through our Director of Quality. The following initiatives, among others, were completed in 1996:

   *  Fifteen additional Graybar branches earned ISO 9002 Certification in 1996.

   * The Company achieved a notable reduction in billing adjustments as a percentage of total transactions -- representing a major productivity gain along with improved customer service.

   * The "DocuNet" intranet, Graybar's private communications network, was made available company-wide. "Docunet" provides immediate on-line access to procedural information such as Operating Manuals, General Instructions, and ISO documentation.

      The increasing demands of our customers and competitive pressures dictate that we continually strive toward more efficient warehousing and delivery services. Our goal is to complete a customer's order in one shipment -- with no errors. To that end, we are currently conducting an intensive analysis of warehouse logistics.
      To ensure that we understand the service needs of both our customers and suppliers, we began with customer and supplier interviews, followed by a critical appraisal of our distribution center pilot facilities in Houston and Los Angeles.
      As a result, we identified methods to improve material flow, and have
more clearly defined our service strategy.   We expect to see significant
benefits from this study in 1997 as we implement new warehouse procedures. These will make our Graybar distribution network even more valuable to our customers and suppliers alike.
      Our international presence is concentrated in North America and the Caribbean with locations in Canada, Mexico and Puerto Rico. We serve additional customers throughout the world through Graybar International and our subsidiary in Singapore.
      The Company's locations in Canada continued to produce positive results with satisfactory growth. In early 1997, we will become majority shareholders in Harris & Roome of Nova Scotia. Our pleasure in this noteworthy event is diminished, however, by the death of H. C. "Kip" Roberts, former President of Harris & Roome. Kip was a widely respected leader in the electrical industry and a valued friend.
      Graybar continued with satisfactory growth in 1996 in both Electrical and Comm/Data Markets. We have momentum on our side and plan to build on that momentum in the coming years.


/s/ Carl L. Hall

St. Louis, Missouri           Carl L. Hall
March 1997                    President
                                                                          3

MARKET REVIEW

Construction Market

      The Construction (Contractor) Market continues as the Company's largest market, representing approximately 40% of our total sales. Graybar's 1996 sales growth outpaced the industry.
      Stock sales contributed significantly to this growth, in spite of a decline in copper wire pricing. We attribute this growth to our commitment to supplier selectivity -- providing our customers preferred brand-name products -- and a continuing commitment for improved service.
      All counters have been equipped with bar code scanners to provide faster and more efficient service for our customers. Our "Hot Key" capabilities provide on-line computer assistance for special customer requirements. This direct electronic linkage allows our Customer Service Representatives (CSRs) to access key suppliers' data bases to locate needed products from their regional warehouses. Graybar's ON-SITE material management services, developed for the Engineering Constructor Market during the early 1990s, continued to gain market recognition as a value-added construction service during 1996. Through the use of electronic commerce and the latest in bar code technology, Graybar project teams provided specialized material management services for major constructor projects. In 1996, these projects ranged from a fast-track computer chip manufacturing facility, to a petrochemical plant, to a commercial building. ON-SITE has helped increase sales to engineering constructors, who represent a large potential in the Contractor Market.
      To enhance our overall service capabilities, we continued our commitment to sales specialization and training. Twenty-eight corporate-sponsored training schools were conducted with nine key suppliers. More than 600 employees attended these classes. A total of 160 employees participated in four lamp and lighting conferences at General Electric's Nela Park Training Institute. Square D classes were held regionally. Graybar-specific lighting schools were conducted at Lithonia, Cooper, and Hubbell Lighting Training Centers.
      The Company exhibited at two major contractor conventions in 1996. The National Electrical Contractors Association Exposition in Boston featured a 3,000 square foot "Flagship" counter demonstration. The theme at the Independent Electrical Contractors Exposition in Portland, Oregon, was "Net Profits," which focused on ways to increase profitability through computer technology. We exhibited GraybarNet(R), the Company's on-line ordering system.
      After nearly a century of conducting business together, Graybar and Square D announced a new national agreement that expanded the range of Square
D products available from all Graybar branches in the United States. Graybar now represents Square D as its only line of electrical distribution and control equipment. This new commitment will enhance both companies' ability to anticipate, meet, and exceed customer needs.

[PHOTOS]

Square D sponsors this NASCAR racing car, which has been displayed at Graybar locations around the country. In the driver's seat is Charlie Vingara, Manager,Counter Sales at Hamilton, New Jersey. The car was featured at the grand opening of the Company's new Hamilton location in July.
4

      Graybar capabilities and products were promoted throughout the year in trade publication advertisements and in our new Electrical Products Catalog.

Commercial & Industrial Markets

       In 1996, Graybar's growth in the Commercial and Industrial (C&I) Markets increased significantly compared to prior years. Investments in technological tools have helped us offer value-added services to our C&I customers.
      Our National Account Managers promoted Graybar's extensive capabilities in areas that affect the customers' bottom lines. Graybar can assist with cost containment, product standardization, inventory reduction, process improvement, documented cost savings, and commodity management. We offer these customers significant cost-saving alternatives to their current procurement processes.
      We are committed to building Graybar's presence in the C&I Markets, and we continue to dedicate resources to these markets. The Company plans to position additional National Account Managers in our branches. These Managers will be responsible for specific accounts, and will help position Graybar as the total low-cost provider of goods and services to these key customers.

Integrated Supply

      Integrated Supply continues to be a subject of great interest to many of our major industrial accounts. In 1995, Graybar helped form the Solutions Providers Alliance to address our customers' Integrated Supply issues. The members of the Alliance, in addition to Graybar, are Vallen Corporation, a supplier of safety supplies; and Kaman Industrial Technologies, a supplier of bearings and power transmission products.
       The primary mission of the Alliance is to provide our industrial customers with one contact for their maintenance, repair, and operations materials. Integrated Supply continues to be of interest to several of our industrial customers. The Company has entered into integrated supply agreements with several companies, and we continue to pursue other opportunities.

Minority and Women Business Enterprise

      In 1996, the Company established the new position of Manager, Minority and Women Business Enterprise Development. Graybar is committed to seeking opportunities to form mutually profitable relationships with qualified minority- and women-owned businesses. These relationships will be made available to our C&I customers.

"ON-SITE" Services

      Many of our national industrial customers have benefited from Graybar's ON-SITE capabilities. Graybar ON-SITE was initially developed for the Engineering Constructor Market, and offered a means of reducing acquisition cost and managing bulk electrical materials on capital projects. The key to ON-SITE is the set-up and maintenance of a temporary stocking location by Graybar at a job site. This program gained momentum throughout 1996.
      National industrial accounts as well as engineering constructors recognize Graybar ON-SITE as a significant value-added service. In 1996, ON-SITE provided benefits to key multiple-location national accounts by using nationally negotiated agreements and promoting product standardization for their capital projects.

[PHOTO]

In 1996, Graybar celebrated 100 years of nationwide distribution of incandescent lamps. Stan Davis (left), Vice President-Sales and Marketing, GE Lamps, presents a Centennial anniversary plaque to Carl Hall, President and CEO.

Site inventory management is a value-added Graybar service for construction customers. BE&K, a major construction firm based in Birmingham, Alabama, depended on Graybar during the construction of this paper board manufacturing plant in Stevenson, Alabama.
                                                                          5

MARKET REVIEW

We continue to promote this unique service to both our engineering constructors and industrial customers.

Comm/Data Markets

      In 1996, Graybar completed the transition to a specialized sales and marketing organization. This followed the successful pilot of the Western Comm/Data District in 1995. Three additional districts were established in 1996 -- the Northeastern, Southeastern, and Central Comm/Data Districts.
      During the past year, the four Comm/Data Districts supported 36 managers. Thirty-one managers led sales and customer service teams to grow the business with "private network" customers -- commercial, industrial, and contractor accounts; and five managers focused on "public network" accounts -- the Bell operating companies, independent telephone companies, and the cable television industry.
      Specialization of the sales/service teams contributed to record sales in an economic environment that was depressed by severe pressure on cable pricing. The cable shortages in 1995 led to overcapacity in 1996.

Comm/Data Products
      Emerging technology continued to fuel the demand for comm/data products as customers addressed their needs for more information processing. Typical of this demand was the usage of the Internet and the resulting need to expand telephone networks to handle the traffic.
      Increased need for higher processing speeds and capacity also was driven by new applications of existing technology, such as video systems, voice messaging, and teleconferencing. From the educational institutions to the health care industry, more information is being requested for decision-making.
      The Company continues to develop the sales and technical expertise that enables us to understand the customers' applications and assist them with product solutions. In 1996, Graybar had 52 representatives who held the Registered Communications Distribution Design (RCDD) certification from Building Industries Consulting Services International. The RCDD designation is an important credential for communications professionals who design data cabling systems. Graybar also has on staff 16 network system specialists with expertise in electronic network components, and five technical support specialists who design and prepare schematics on complete systems.

Private Networks Market
      Sales to interconnect contractors in 1996 increased in a flat market. The integration of computer and telephone technology has progressed at a pace below industry expectations.
      Sales to data contractors were brisk, followed closely by sales to commercial and industrial users. The addition of electronic data networking components also added to the Company's sales growth.
      New product offerings announced in the fourth quarter are expected to add significantly to market growth in 1997.

Public Networks Market
      The announcements of the proposed consolidations of Bell Atlantic with NYNEX, and Pacific Bell with Southwestern Bell, came as the Bell operating companies were entering new market opportunities created by legislation changes in 1996. The same legislation allowed other service providers to compete against the Bell operating companies for local telephone service revenues. Many service providers, including AT&T and several large cable companies, already have announced plans to offer local telephone service.
      Development of Graybar's focused public network sales/service teams positioned the Company to take full advantage of the opportunities created by the emergence of new business ventures within the public network.
      To further Graybar's interests with the public network companies, the position of Director of
6

Public Network Sales was created to coordinate all our sales efforts in this market. Kathy M. Mazzarella, who was formerly a National Product Manager, was named to that position.
      Similar changes took place with the utility, CATV, and long-distance companies, enabling Graybar to attain record sales in the Public Networks Market.

National Comm/Data Accounts
      Graybar's sales to companies with multiple locations across the country increased substantially in 1996. Our service processes, which provide consistently excellent customer service levels and pricing standards, were cost-savers for these accounts. In the coming years, additional National Account Managers will continue to coordinate our efforts with these very important customers.

Power Utility Market

      The Power Utility Market continues to change due to the evolution brought about by deregulation. Deregulation of this industry has triggered an explosion of competition and new opportunities -- both for energy providers and for those channels that serve the industry. We are seeing the effects of deregulation, with utilities merging, placing more emphasis on long-term agreements with suppliers, and looking for ways to reduce costs. These changes have created new market opportunities for Graybar to help utilities reduce their operating costs and increase their profits.
      Power Utility Market opportunities for Graybar are present in both the generating side of the business as well as in the revenue/marketing side.
New opportunities for Graybar in the generating side are with the Energy Service Companies (ESCOs). These ESCOs will offer retro-fit lighting, alarms, motor controls, and communications equipment services. They will offer these products and services to their existing customer base and to new customers outside utilities' traditional service areas. On the revenue and marketing side, Graybar continues to pursue value-added service agreements and those products and service opportunities that help utilities reduce their costs.
      As utilities continue to grow through mergers and acquisitions, their geographic customer base also grows. Graybar is well-positioned to serve these needs, both regionally and nationally.

International Markets

      Graybar International continued to focus its efforts on supporting our national account initiatives, paying particular attention to accounts with international facilities and engineering contractors with international projects.

North America
      Although the Canadian economy exhibited little overall growth, Graybar Ontario and Harris & Roome, the Company's Canadian operations, continued to profitably gain market share.
      Graybar de Mexico in Mexico City was reorganized in 1996 to become better positioned to operate within the framework of current economic conditions in Mexico. Results of the reorganization have been favorable and the Company anticipates improved performance in a slowly improving Mexican economy in 1997.

[PHOTO]

Graybar branches honor their customers and suppliers with open houses and trade shows. Shown here are Denver employees Barb Kershenstein, Supervisor Office Services, and Barb Guidi, Senior Customer Service Representative, helping with their branch's 10th Annual Octoberfest.
                                                                          7

MARKET REVIEW

Latin America/Caribbean
      Miami International continued its solid performance in South American markets throughout 1996. Our focus on national accounts resulted in successful project business in Ecuador, Argentina, and Chile.
      Graybar Puerto Rico experienced the best year in its history in 1996. The Company maintained a strong position in the Contractor Market, while improving its national account business and Comm/Data Market results.

Asia/Pacific
      Business throughout the Pacific Rim remained strong in 1996, and San Francisco International ended the year with record-breaking sales results. Sales to Japanese contractors continued to grow, while sales to United States contractors increased dramatically.
      Graybar-P&M (Singapore) increased sales in 1996 while supporting San Francisco International in the electrical markets, and showed dramatic improvement in sales of comm/data products to national account customers.

Middle East/Africa
      Houston International produced favorable results in 1996 despite the presence of an overall weak economy throughout the Middle East.
      Maintenance and repair operations business with national account customers was a significant factor in the continued growth of this operation.

Marketing Support

Advertising and Sales Promotion
      The Marketing Services Group continues its support of the Company's marketing objectives with catalogs, direct mail, trade advertising, promotions, Graybar Digest product publications, customized supplier catalogs, and brochures.
      Integrated marketing communications became the focus in 1996. This ensured that advertising and sales promotion initiatives carried the consistent theme that Graybar is the source for "real solutions."
      A highlight of the year was the introduction of the new 1,184-page Electrical Products Catalog No. 40. It features 40,000 products from 140 brand preference suppliers. The latest publication techniques, such as digitized imaging and electronic file storage, were used to create the new
catalog.  As a result, future updating will be easier and faster.   New
features include a supplier index, section indexes, and supplier prefixes on each page.

      The popular Comm/Data Graybar Digest continued in 1996 with issues on broadband/fiber optic products, voice products/ computer telephony integration, LAN/WAN products, and premises wiring. Customer requests for the Digest are on the increase with our average mailing at 66,000 copies per issue.

[PHOTO]

 The Company promoted its products and services with advertising created by Graybar's own advertising professionals. Each of the ads shown here earned Electrical Construction and Maintenance magazine's "Unforgettable Award," which recognized the ads' level of recall among readers, overall effectiveness, and design.

      A Wiring Systems Catalog was produced in early 1996 to update the sectionalized Comm/Data Catalog.
      Successful national sales promotions included industry leaders such as AMP, GE Lamp, Greenlee, Hubbell, Klein Tools, Lutron, 3M, Ortronics, Panduit, Square D, Thomas & Betts, and Wiremold.
      The redesigned Graybar wall calendar was distributed to approximately 85,000 customers.
      In 1996, more than 40,000 requests for literature were handled by our national toll-free inquiry service line.
      To reinforce Graybar's service and product capabilities, ads were placed in Electrical Contractor, EC&M, CEE News, Purchasing, Cabling Installation and Maintenance, Cabling Business, Lightwave, Communications Week, and Outside Plant.
       Graybar advertising received eight industry awards for outstanding advertising, including recognition for three ads that earned EC&M magazine's "10 Most Unforgettable Ads for the Year" award.

Counter Business
      Graybar counter sales continued their strong performance in 1996,
exceeding all previous sales records.   New "Flagship" counters and
self-serve locations contributed to this growth with the addition of 15 new or remodeled counter facilities.
      Merchandising and supplier selectivity played key roles in counter sales growth by promoting upgraded products, Graybar capabilities, and strategic suppliers.



Graybar Financial Services (GFS)
      Graybar's equipment leasing and financing group enjoyed a record year. Pre-tax profit grew significantly in an environment of stable interest rates, acceptable collections, and a growing lease portfolio.
      GFS continued to expand its customer service and sales organization to better service its accounts. GFS employees are processing more than 3,500 inquiries monthly. In 1996, more than 5,000 end-user customers had GFS leases while hundreds of contractors and interconnects regularly used GFS.
      Suppliers such as GE Lighting and Lucent Technologies participated in joint marketing programs, including training and development of specialized literature addressing the advantages to customers of leasing or financing entire system upgrades.

World Series of Golf
      The Company continued its sponsorship of the World Series of Golf at Firestone Country Club, Akron, Ohio. Our Electrical and Comm/Data Markets were represented. A large contingent of key customers, suppliers, and Graybar hosts participated in this annual event.

[PHOTO]

Graybar's total counter business in 1996 exceeded $590 million, the highest ever. Contributing to that success were Ralph Vega, Assistant Counter Supervisor, and John Staack, Manager, Counter Sales, shown in the new Flagship Counter at Anaheim.
                                                                          9

OPERATIONS REVIEW

Corporate Purchasing Group
      During 1996, the Company completed the centralization of replenishment planning for all of Graybar's Comm/Data merchandise. All comm/data products for all locations are now purchased by Corporate Purchasing in St. Louis. This Corporate Purchasing Group also purchases electrical products inventories for the Dallas and St. Louis Districts, and for the Zone Service Centers.

New Purchasing Software
      In June 1996, buyers in the Corporate Purchasing Group began converting lines from the old purchasing system to the new E3TRIM(R) system. E3TRIM(R) is an inventory management software application designed to help us improve customer service while reducing excessive inventory. By December 1996, all comm/data supplier lines were being purchased through this new system.
      The electrical product lines in the Dallas and St. Louis Districts, as well as the Zone Service Centers, also are planned on E3TRIM(R). Buyers and supervisors were trained on the new planning system, which is an exciting approach to inventory management. It will help improve both Graybar's profitability and customer service capabilities.

Supplier-Assisted Inventory Management
      Graybar's Supplier-Assisted Inventory Management program (SAIM) enjoyed substantial growth during 1996. SAIM is the automated process whereby Graybar electronically advises suppliers what has been sold - by item, by location - on a daily basis. The supplier reviews the merchandise demand and plans stock replenishment to maintain an agreed-upon service level. This partnership approach benefits Graybar, our suppliers, and our customers.
Five of Graybar's largest suppliers are now involved in company-wide planning and replenishment of our inventory. Additional strategic suppliers are now in pilot or testing phases, in preparation for SAIM in 1997.

Warehouse Management
      The design and development of the Warehouse Management System (WMS) continued throughout 1996. The heart of WMS is a comprehensive software package that uses technology to control the flow of material and information within the warehouse.
      A complete review of all warehouse operational processes and functions is underway. This will result in improved processing for all warehouses and assist in the integration of WMS software. The net result will be a more efficient operating system, reduced costs, and improved customer service. A pilot installation is scheduled for 1997.

Safety
      In 1996 David W. Hughes joined the corporate staff as National Safety Manager. This new position, which reports to the Vice President-Operations, is responsible for developing and implementing company-wide safety procedures. These procedures are designed to reduce the Company's exposure to work-related injuries and accidents, and ensure compliance to regulations established by safety agencies such as the Occupational Safety and Health Administration,

[PHOTO]

Mike Smith, Material Handler at the St.Louis Main House, checks inventory using a bar code scanner.

Department of Transportation, and Environmental Protection Agency.
      During 1996 Graybar developed new safety programs for Department of Transportation compliance, warehouse safety, and defensive driving, among others. Corporate headquarters and each district established local safety councils.
      In addition to reducing personal pain and suffering resulting from injuries, our Graybar safety program will help us eliminate unnecessary operating costs associated with medical bills, lost productivity, and potential regulatory fines.

Corporate Price/Cost Services
      In 1996, a new inquiry mode (CPI) was implemented for use by Branch Managers and sales personnel. This valuable new tool makes review and maintenance of Customer Price Authorizations (CPAs) an easier task by providing all catalog item information with CPA information on one screen. With the CPI mode, customer exception reports have decreased and more consistent customer pricing has been attained.
      Also in 1996, work continued on a new price/cost maintenance system that will allow Graybar to take information from Trade Service and outside suppliers and electronically update our national database. This new system is scheduled for completion in 1997.

New Locations Opened in 1996:
      Chicago, Illinois (Downtown)
      Gainesville, Florida
      Hamilton, New Jersey
      Jericho, New York
      Hayward, California
      Neenah, Wisconsin

[PHOTO]

Among the Company's new buildings in 1996 was the Bel Ridge Center in suburban St. Louis. This structure is the home of St. Louis District Headquarters, the Corporate Purchasing Department, Marketing Technical Services Group, Graybar Financial Services, Price/Cost Services Group, and Graybar International.
                                                                          11

OPERATIONS REVIEW

Information Systems

      Our computer infrastructure saw many changes during 1996.
      The conversion to frame relay is providing improved response time with the ability to utilize faster transmission speeds to support a distributed system.
      LAN (local area network) servers are in place in all locations having 10 or more personal computer workstations. All other locations will have servers installed during 1997. A total of 3,500 workstations are linked via Novell LANs.
      We have upgraded our back-up system in Kansas City, providing greatly improved application testing ability.
      During 1997 we will be installing Groupwise(R), a new E-mail system, to improve our company-wide communication and simplify both remote access and Internet access.
      Graybar is currently managing inventories at more than 40 customer locations and job sites. To facilitate customers' interactions with our computer and the use of these inventories for maintenance, manufacturing or construction needs, IS designed and is supporting a number of processes, such as bar code scanning, automatic replenishment and electronic data interchange
(EDI).
      We have expanded to the entire Company a process improving automated cost recovery with suppliers. The Pittsburgh District was instrumental in developing this process, which completely automates maintenance of Customer Price Authorizations and provides accurate recovery amounts as orders are entered. It verifies the amount of recovery received from a supplier with the amount expected on each customer order. A task force has established a pilot program with several key suppliers. We plan to expand this process to additional supplier partners.
      The ability to check order status is now a part of Hot Key, our on-line communication tool with our suppliers. When CSRs need to check the status of an order for material being shipped from a supplier, they can check by directly accessing the supplier's computer records. The order status information from the supplier is displayed to the CSR in our system.
      We enhanced customer EDI capabilities with the addition of EDI quote processing in the Customer Order Entry mode. This allows us to process requests for quotations on-line and send electronic responses to our customers.
      We initiated our first step toward computer/telephone integration (CTI) with a personal computer application piloted in Nashville. Customers are identified by their telephone number or other unique identifiers.
      About 65 server site locations have access to the Electronic Catalog. These servers connect more than 700 workstations with access to the catalog. The balance of locations will have access to the catalog during 1997.
      The implementation of counter bar code check-out scanning is now complete in all locations.
      In 1997, dedicated access to the Internet will be available, allowing authorized users access from their workstations. The components to protect Graybar's internal network and data are now in place. We expect to make Internet access available early in 1997, following testing and a pilot program.

                              FINANCIAL REVIEW

                                     Selected Consolidated Financial Data
                                (Stated in thousands except for per share data)
                                                  1996           1995           1994           1993           1992
===================================================================================================================
Sales                                      $ 3,001,049    $ 2,774,368    $ 2,364,461    $ 2,041,473    $ 1,902,354
  Less--Cash discounts                          (9,637)        (9,578)        (8,839)        (8,306)        (8,243)
-------------------------------------------------------------------------------------------------------------------
Net Sales                                    2,991,412      2,764,790      2,355,622      2,033,167      1,894,111
-------------------------------------------------------------------------------------------------------------------
Cost of Merchandise Sold                    (2,453,962)    (2,267,186)    (1,934,925)    (1,668,007)    (1,564,929)
-------------------------------------------------------------------------------------------------------------------
Interest Expense                               (16,687)       (16,577)       (12,003)        (9,810)       (10,054)
-------------------------------------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                      (28,599)       (23,426)       (15,225)       (10,016)        (6,601)
  Deferred                                      (1,722)        (2,408)         1,251            763           (493)
-------------------------------------------------------------------------------------------------------------------
    Total provision for income taxes           (30,321)       (25,834)       (13,974)        (9,253)        (7,094)
-------------------------------------------------------------------------------------------------------------------
Income before Cumulative
  Effect of Accounting Change                   44,533         36,718         18,702         14,745         10,232
-------------------------------------------------------------------------------------------------------------------
    Cumulative effect on prior years
      of change in accounting for
      postretirement benefits                       --             --             --        (45,000)            --
-------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                               44,533         36,718         18,702        (30,255)        10,232
-------------------------------------------------------------------------------------------------------------------
Income (Loss) Applicable to
  Common Stock                                  44,526         36,710         18,694        (30,265)        10,222
-------------------------------------------------------------------------------------------------------------------
Average Common Shares
  Outstanding <FA>                               4,948          4,750          4,873          5,018          4,870
-------------------------------------------------------------------------------------------------------------------
Income (Loss) per Share of
  Common Stock <FA>                               9.00           7.73           3.84          (6.03)          2.10
-------------------------------------------------------------------------------------------------------------------
  Cash dividends per share                        2.00           2.00           2.00           2.00           2.00
-------------------------------------------------------------------------------------------------------------------
Retained Earnings
  Balance, beginning of year                    84,801         57,081         52,486         91,733         93,837
  Add--Net income (loss)                        44,533         36,718         18,702        (30,255)        10,232
-------------------------------------------------------------------------------------------------------------------
                                               129,334         93,799         71,188         61,478        104,069
-------------------------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)                     (7)            (8)            (8)           (10)           (10)
    Common (in cash)                            (9,480)        (8,990)        (8,729)        (8,982)        (8,282)
    Common (in stock)                           (4,629)            --         (5,370)            --         (4,044)
-------------------------------------------------------------------------------------------------------------------
                                               (14,116)        (8,998)       (14,107)        (8,992)       (12,336)
-------------------------------------------------------------------------------------------------------------------
  Balance, end of year                         115,218         84,801         57,081         52,486         91,733
  Proceeds on stock subscriptions,
    shares unissued                                 52             --             39             51             --
Stock Outstanding
  Preferred                                        143            150            164            183            197
  Common                                        98,321         89,206         91,859         89,098         85,719
-------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                     213,734        174,157        149,143        141,818        177,649
-------------------------------------------------------------------------------------------------------------------
Total Assets                                   881,636        823,280        719,786        610,512        557,036
Long-term Debt                             $   151,659    $    91,257    $    90,212    $    63,621    $    64,655
-------------------------------------------------------------------------------------------------------------------

<FA> Adjusted for the declaration of 5% stock dividends in 1996 and 1992 and a
6.25% stock dividend in 1994. Prior to adjusting for the stock dividends, the average common shares outstanding for 1995, 1994, 1993 and 1992 were 4,524, 4,368, 4,498 and 4,157, respectively.

This summary should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report.
===================================================================================================================

                                                                          13

                             FINANCIAL REVIEW

Management's Discussion and Analysis of Financial Condition and Results of
                                Operations
        (Stated in thousands except for share and per share data)

RESULTS OF OPERATIONS

1996 Compared to 1995
      Net sales in 1996 were 8.2% higher than in 1995. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1996.
      Gross margin in 1996 increased $39,846 (8.0%) compared to 1995 primarily due to the increased sales in the electrical and communications markets.
      The increase in selling, general and administrative expenses in 1996 compared to 1995 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
      Interest charges increased slightly in 1996 compared to 1995 primarily due to increased levels of borrowing incurred to finance higher aggregate levels of inventory and receivables. Interest rates on 1996 short-term borrowings were generally lower than for the same period in 1995.
      Other income includes gains on sale of property of $7,313 and $2,055 in 1996 and 1995, respectively.
      The combined effect of the increases in gross margin and other income, together with the increases in selling, general and administrative expenses, interest expense and depreciation and amortization, resulted in an increase in income before provision for income taxes of $12,302 in 1996 compared to 1995.


1995 Compared to 1994
      Net sales in 1995 were 17.4% higher than in 1994.
The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1995.
      Gross margin in 1995 increased $76,907 (18.3%) compared to 1994 primarily due to the increased sales in the electrical and communications markets.
      The increase in selling, general and administrative expenses in 1995 compared to 1994 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
      Interest charges increased in 1995 compared to 1994 primarily due to increased levels of borrowing incurred to finance higher levels of inventory and receivables. Interest rates on 1995 short-term borrowings were generally higher than for the same period in 1994.
      Other income includes gains on sale of property of $2,055 in 1995.
      The combined effect of the increases in gross margin and other income, together with the increases in selling, general and administrative expenses, interest charges and depreciation and amortization, resulted in an increase in income before provision for income taxes and cumulative effect of the accounting change of $29,876 in 1995 compared to 1994.

Management's Discussion and Analysis of Financial Condition and Results of
                               Operations
        (Stated in thousands except for share and per share data)

1994 Compared to 1993
      Net sales in 1994 were 15.9% higher than in 1993.
The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1994.
      Gross margin in 1994 increased $55,537 (15.2%) compared to 1993 primarily due to the increased sales in the electrical and communications markets.
      The increase in selling, general and administrative expenses in 1994 compared to 1993 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
      Interest charges increased in 1994 compared to 1993 primarily due to increased levels of borrowing incurred to finance higher levels of inventory and receivables. Interest rates on 1994 short-term borrowing were generally higher than for the same period in 1993.
      The combined effect of the increase in gross margin and the decrease in other income, together with the increases in selling, general and administrative expenses, interest charges and depreciation and amortization, resulted in an increase in income before provision for income taxes and cumulative effect of the accounting change of $8,678 in 1994 compared to 1993.
      The Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," on January 1, 1993 on the immediate recognition basis. The after-tax impact of the accounting change decreased 1993 earnings $45,000, or $9.42 per share.


FINANCIAL CONDITION AND LIQUIDITY
      The financial condition of the Company continues to be strong. At December 31, 1996, current assets exceeded current liabilities by $231,984, up $76,103 from December 31, 1995. The current assets at December 31, 1996 were sufficient to meet the cash needs required to pay current liabilities. The Company does not have any plans or commitments which would require significant amounts of additional working capital.
      At December 31, 1996, the Company had available to it unused lines of credit amounting to $266,000. These lines are available to meet short-term cash requirements of the Company. Bank borrowings outstanding during 1996 and 1995 varied from a minimum of $38,000 and $77,000 to a maximum of $168,000 and $158,000, respectively.
      The Company has a $125,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate. The credit agreement, which expires in May, 2001, has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. The Company intends to utilize this credit line primarily as a secondary source of borrowing for short-term financing requirements. In April, 1996, the agreement was amended to increase the commitment to $125,000 from the $80,000 commitment in 1995. There have been no borrowings against this credit line through December 31, 1996.
      The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. In May, 1996, the Company received the proceeds from a fifteen-year note for $65,000 at a fixed interest rate of 7.36% with principal payable in semiannual installments beginning in May, 2001. The note agreement has various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. In July, 1996, the Company received the proceeds from a ten-year note for $7,000 at a fixed interest rate of 7.74% with principal payable in quarterly installments beginning in November, 1996.
        Cash provided by operations during 1996 amounted to $36,586 compared to $13,265 cash used by operations in 1995. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $8,002 and $328 in 1996 and 1995, respectively. Additional cash of approximately $549 will be provided in 1997 as a result of payments to be made for stock subscribed to by employees under the 1995 Common Stock Purchase Plan.

                  CONSOLIDATED FINANCIAL STATEMENTS

                Consolidated Statements of Income and Retained Earnings
               (Stated in thousands except for share and per share data)
For the Years Ended December 31,                        1996           1995           1994
===========================================================================================
Sales, net of returns and allowances             $ 3,001,049    $ 2,774,368    $ 2,364,461
  Less--Cash discounts                                (9,637)        (9,578)        (8,839)
-------------------------------------------------------------------------------------------
    Net Sales                                      2,991,412      2,764,790      2,355,622
-------------------------------------------------------------------------------------------
Cost of Merchandise Sold                          (2,453,962)    (2,267,186)    (1,934,925)
-------------------------------------------------------------------------------------------
    Gross Margin                                     537,450        497,604        420,697
Selling, General and Administrative expenses        (409,259)      (380,425)      (339,557)
Taxes, other than income taxes                       (26,922)       (24,727)       (21,952)
Depreciation and amortization                        (19,862)       (17,744)       (15,999)
-------------------------------------------------------------------------------------------
    Income from operations                            81,407         74,708         43,189
Other Income, net                                     10,134          4,421          1,490
Interest Expense                                     (16,687)       (16,577)       (12,003)
-------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes              74,854         62,552         32,676
-------------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                            (28,599)       (23,426)       (15,225)
  Deferred                                            (1,722)        (2,408)         1,251
-------------------------------------------------------------------------------------------
    Total provision for income taxes                 (30,321)       (25,834)       (13,974)
-------------------------------------------------------------------------------------------
Net Income                                            44,533         36,718         18,702
-------------------------------------------------------------------------------------------
Retained Earnings, beginning of year                  84,801         57,081         52,486
  Cash dividends-
    Preferred, $1.00 per share each year                  (7)            (8)            (8)
    Common, $2.00 per share each year                 (9,480)        (8,990)        (8,729)
  Common Stock dividend                               (4,629)            --         (5,370)
-------------------------------------------------------------------------------------------
Retained Earnings, end of year                   $   115,218    $    84,801    $    57,081
-------------------------------------------------------------------------------------------
Net Income per share of Common Stock             $      9.00    $      7.73    $      3.84
-------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                   Consolidated Balance Sheets                            December 31,
                  (Stated in thousands except for share and per share data)           1996           1995
=========================================================================================================
ASSETS
=========================================================================================================
Current Assets
  Cash                                                                            $ 13,820       $ 21,033
  Trade receivables (less allowances of $4,483 and $4,589, respectively)           342,323        344,232
  Merchandise inventory                                                            301,835        259,782
  Other current assets                                                              13,245         12,800
---------------------------------------------------------------------------------------------------------
    Total current assets                                                           671,223        637,847
---------------------------------------------------------------------------------------------------------
Property, at cost
  Land                                                                              21,894         19,921
  Buildings                                                                        153,454        137,982
  Furniture and fixtures                                                           107,410         90,341
  Capital equipment leases                                                          26,138         22,732
---------------------------------------------------------------------------------------------------------
                                                                                   308,896        270,976
  Less--Accumulated depreciation and amortization                                  122,444        110,843
---------------------------------------------------------------------------------------------------------
                                                                                   186,452        160,133
---------------------------------------------------------------------------------------------------------
Deferred Income Taxes                                                               11,793         14,354
---------------------------------------------------------------------------------------------------------
Other Assets                                                                        12,168         10,946
---------------------------------------------------------------------------------------------------------
                                                                                  $881,636       $823,280
---------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------
Current Liabilities
  Notes payable to banks                                                          $ 68,282       $130,554
  Current portion of long-term debt                                                 15,075         13,479
  Trade accounts payable                                                           273,878        277,729
  Accrued payroll and benefit costs                                                 35,923         37,350
  Other accrued taxes                                                                9,164          8,957
  Dividends payable                                                                  5,214          4,915
  Other payables and accruals                                                       31,703          8,982
---------------------------------------------------------------------------------------------------------
    Total current liabilities                                                      439,239        481,966
---------------------------------------------------------------------------------------------------------
Postretirement Benefits Liability                                                   77,004         75,900
---------------------------------------------------------------------------------------------------------
Long-term Debt                                                                     151,659         91,257
---------------------------------------------------------------------------------------------------------
                                                       Shares at December 31,
                                                        1996           1995
---------------------------------------------------------------------------------------------------------
Shareholders' Equity
  Capital stock-
    Preferred, par value $20 per share,
      authorized 300,000 shares--
      Issued to shareholders                           7,141          7,504
      In treasury, at cost                                --             --
---------------------------------------------------------------------------------------------------------
      Outstanding                                      7,141          7,504            143            150
---------------------------------------------------------------------------------------------------------
    Common, stated value $20 per share,
      Authorized                                   7,500,000      7,500,000
      Issued to voting trustees                    4,684,709      4,228,414
      Issued to shareholders                         251,375        244,315
      In treasury, at cost                           (20,035)       (12,431)
---------------------------------------------------------------------------------------------------------
      Outstanding                                  4,916,049      4,460,298         98,321         89,206
---------------------------------------------------------------------------------------------------------
  Common shares subscribed                                                           1,110          9,008
  Retained earnings                                                                115,218         84,801
---------------------------------------------------------------------------------------------------------
                                                                                   214,792        183,165
      Less--Subscriptions receivable                                                 1,058          9,008
---------------------------------------------------------------------------------------------------------
      Total Shareholders' Equity                                                   213,734        174,157
---------------------------------------------------------------------------------------------------------
                                                                                  $881,636       $823,280
---------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements

                                                                          17

                 CONSOLIDATED FINANCIAL STATEMENTS

                               Consolidated Statements of Cash Flows
                                       (Stated in thousands)
For the Years Ended December 31,                                       1996           1995           1994
==========================================================================================================
Cash Flows from Operations
  Net Income                                                       $ 44,533       $ 36,718       $ 18,702
==========================================================================================================
  Adjustments to reconcile net income
      to cash provided (used) by operations -
    Depreciation and amortization                                    19,862         17,744         15,999
    Deferred income taxes                                             1,722          2,408         (1,251)
    Gain on sale of property                                         (7,313)        (2,055)            --
    Changes in assets and liabilities:
     Trade receivables                                                1,909        (42,707)       (44,891)
     Merchandise inventory                                          (42,053)       (48,300)       (43,555)
     Other current assets                                              (445)          (527)        (2,174)
     Other assets                                                    (1,222)        (2,251)        (1,556)
     Trade accounts payable                                          (3,851)        19,073         64,813
     Accrued payroll and benefit costs                               (1,427)         2,275          7,432
     Other accrued liabilities                                       24,871          4,357          2,934
==========================================================================================================
                                                                     (7,947)       (49,983)        (2,249)
==========================================================================================================
  Net cash flow provided (used) by operations                        36,586        (13,265)        16,453
==========================================================================================================
Cash Flows From Investing Activities
    Proceeds from sale of property                                   10,497          4,136            415
    Capital expenditures for property                               (44,865)       (25,621)       (26,963)
==========================================================================================================
  Net cash flow used by investing activities                        (34,368)       (21,485)       (26,548)
==========================================================================================================
Cash Flows From Financing Activities
    Net increase (decrease) in notes payable to banks               (62,272)        50,066         (1,706)
    Proceeds from long-term debt                                     72,000         14,000         35,000
    Repayment of long-term debt                                     (10,387)       (10,862)        (7,892)
    Principal payments under capital equipment leases                (4,115)        (2,975)        (4,009)
    Sale of common stock                                              8,002            328            578
    Purchases of treasury stock                                      (3,471)        (3,034)        (3,218)
    Dividends paid                                                   (9,188)        (8,884)        (8,846)
==========================================================================================================
  Net cash flow provided (used) by financing activities              (9,431)        38,639          9,907
==========================================================================================================
Net Increase (Decrease) in Cash                                      (7,213)         3,889           (188)
==========================================================================================================
Cash, Beginning of Year                                              21,033         17,144         17,332
----------------------------------------------------------------------------------------------------------
Cash, End of Year                                                  $ 13,820       $ 21,033       $ 17,144
----------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements

                Notes to Consolidated Financial Statements
            for the Years Ended December 31, 1996, 1995 and 1994
          (Stated in thousands except for share and per share data)

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

Merchandise Inventory
      Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is generally a conservative method of accounting that, compared with other inventory accounting methods, provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $30,644 and $32,583 greater than reported under the LIFO method at December 31, 1996 and 1995, respectively.

Property and Depreciation
      The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:

------------------------------------------------------------
Buildings                                           42 years
------------------------------------------------------------
Permanent fixtures--                   Over the lives of the
leased property                            respective leases
------------------------------------------------------------
Furniture, fixtures and equipment              4 to 14 years
------------------------------------------------------------
Capital equipment                      Over the lives of the
leases                                     respective leases
------------------------------------------------------------

      At the time property is retired, or otherwise disposed of, the asset and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to other income.
      Equipment under capital leases is recorded in property with the corresponding obligations carried in long-term debt. The amount capitalized is the present value at the beginning of the lease term of the aggregate future minimum lease payments.
      Maintenance and repairs are expensed as incurred. Major renewals and betterments that extend the life of the property are capitalized.
      The Company capitalizes interest expense on major construction and development projects while in progress.

Description of Business and Credit Risk
      Graybar Electric Company, Inc. is engaged internationally in the distribution of electrical and communications equipment and supplies primarily to contractors, industrial plants, telephone companies, power utilities, and commercial users. All products sold by the Company are purchased by the Company from others.
       Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's business activity is primarily with customers in the United States; however, the Company has limited sales activity in several international locations. The Company performs ongoing credit evaluations of its customers, and a significant portion of trade receivables is secured by lien or bond rights. In addition, export sales are usually guaranteed by letter of credit or advance payment arrangements. The Company maintains allowances for potential credit losses, and such losses historically have been within management's expectations.

2. INCOME TAXES
      The provision for income taxes recorded in the Consolidated Statements of Income and Retained Earnings is as follows:


Years Ended December 31:              1996        1995        1994
-------------------------------------------------------------------
Federal income tax
  Current                          $25,057     $20,304     $13,335
  Deferred                           1,543       2,123        (951)
State income tax
  Current                            3,542       3,122       1,890
  Deferred                             179         285        (300)
-------------------------------------------------------------------
Financial statement
  income tax provision             $30,321     $25,834     $13,974
-------------------------------------------------------------------

                  CONSOLIDATED FINANCIAL STATEMENTS

      Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:


Assets/(Liabilities)                  1996        1995
-------------------------------------------------------
Postretirement benefits           $ 30,455    $ 30,018
Payroll accruals                     5,792       5,074
Bad debt reserves                    2,574       1,745
Inventory                            1,973       1,692
Other deferred tax assets            7,232       4,664
Prepaid pension                     (4,086)     (3,493)
Fixed asset depreciation           (12,639)    (13,384)
Fixed asset gains                   (5,362)     (1,372)
Other deferred tax liabilities     (11,689)     (8,972)
-------------------------------------------------------
                                  $ 14,250    $ 15,972
-------------------------------------------------------

      Deferred tax assets included in Other Current Assets were $2,457 and $1,618 in 1996 and 1995, respectively.
      A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained Earnings is as follows:


Years Ended December 31:              1996        1995        1994
-------------------------------------------------------------------
"Statutory" tax rate                  35.0%       35.0%       35.0%
State and local income taxes,
  net of federal benefit               3.3         3.3         3.4
Other, net                             2.2         3.0         4.4
-------------------------------------------------------------------
Effective tax rate                    40.5%       41.3%       42.8%
-------------------------------------------------------------------

3. CAPITAL STOCK
      The Company's capital stock is owned by its employees and retirees. Neither common nor preferred stock may be sold by the holder thereof, except by first offering it to the Company. The Company may buy any common shares so offered at the price at which they were issued ($20) with appropriate adjustments for current dividends or may call all or part of the preferred stock at par plus accrued dividends.
      During 1995, the Company offered to eligible employees the right to subscribe to 575,000 shares of common stock at $20 per share in accordance with the provisions of the Company's Common Stock Purchase Plan dated October 9, 1995. This resulted in the subscription of 450,402 shares ($9,008). Subscribers under the Plan elected to make payments under one of the following options: (i) all shares subscribed for prior to January 19, 1996;
(ii) a portion of such shares prior to January 19, 1996, and the balance in monthly installments through payroll deductions (or in certain cases where a subscriber is no longer on the Company's payroll, through pension deductions or direct monthly payments) over a 34-month period; or (iii) all shares pursuant to the installment method. Shares were issued and Voting Trust Certificates were delivered to subscribers as of January 19, 1996, in the case of shares paid for prior to January 19, 1996. Shares will be issued and Voting Trust Certificates will be delivered to subscribers on a quarterly basis, as of the tenth day of March, June, September and December to the extent full payments of shares are made in the case of subscriptions under the installment method.
      Shown below is a summary of shares reacquired and retired by the Company in the three years ended December 31:


                   Preferred                  Common
            Reacquired    Retired     Reacquired     Retired
------------------------------------------------------------
1996           363          363        173,173       165,569
1995           684          744        151,009       144,286
1994           967        1,285        159,938       179,737
------------------------------------------------------------

4. LONG-TERM DEBT

                                                          December 31,
Long-term debt was composed of:                         1996        1995
------------------------------------------------------------------------
7.36% note, unsecured, maturing
  May, 2011, installments of $3,095
  due semiannually in each of the years
  2001 through 2010 with final payment
  of $3,100 due in 2011                            $ 65,000     $     -
6.25% note, unsecured, maturing
  June, 2004, installments of $7,000
  due annually in each of the years
  2000 through 2004                                  35,000      35,000
9.23% note secured by a first
  mortgage on various properties,
  maturing May, 2005, installments
  of $2,725 due annually in each
  of  the years 1995 through 2004
  with final payment of $2,750 due
  in 2005                                            21,825      24,550
4.78% to 8.75% capital equipment
  leases, various maturities                          6,832       7,583
7.74% note, secured by facility,
  due in quarterly installments
  through August, 2006                                6,125           -
7.67% note, unsecured, maturing
  April, 2000, installments of
  $2,000 due annually in each of
  the years 1996 through 2000                         6,000       8,000
12.25% note secured by a first
  mortgage on various properties,
  due in monthly installments
  through June, 1999                                  4,977       7,824
7.75% note, secured by facility,
  due in quarterly installments
  through March, 2005                                 2,900       3,300
5.68% note, unsecured, maturing
  June, 1998, installments of $2,000
  due annually in each of the years
  1994 through 1998                                   2,000       4,000
7.00% Industrial Revenue
  Bond, secured by facility,
  maturing August, 2004, one
  installment due in 2004                             1,000       1,000
-----------------------------------------------------------------------
                                                   $151,659     $91,257
-----------------------------------------------------------------------

Long-term debt matures as follows:

----------------------------------
1998                      $ 14,183
1999                        10,684
2000                        13,417
2001                        17,016
2002-2011                   96,359
----------------------------------
                          $151,659
----------------------------------

      The present value of future minimum lease payments under capital leases as of December 31, 1996 was $11,236, of which $6,832 is included in long-term debt. The net book value of property securing various long-term debt instruments was $52,676 at December 31, 1996.
      Bank borrowings varied from a minimum of $38,000 and $77,000 to a maximum of $168,000 and $158,000 in 1996 and 1995, respectively. The average amount of bank borrowings outstanding during 1996 and 1995 amounted to approximately $98,000 and $122,000 at weighted average interest rates of 5.60% and 6.10%, respectively. The averages are based on the daily amounts outstanding during each year.
      In May, 1996, the Company received the proceeds from a fifteen-year note for $65,000 at a fixed interest rate of 7.36% with principal payable in semiannual installments beginning in May, 2001. The note agreement has various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. In July, 1996, the Company received the proceeds from a ten-year note for $7,000 at a fixed interest rate of 7.74% with principal payable in quarterly installments beginning in November, 1996.
      The Company had unused lines of credit of approximately $266,000 as of December 31, 1996. Certain lines require maintenance of compensating balances of up to 5% of the available lines of credit. Included in these unused lines of credit is a $125,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate. The credit agreement, which expires in May, 2001, has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement.
In April, 1996, the agreement was amended to increase the commitment to $125,000 from the $80,000 commitment in 1995. There have been no borrowings against this credit line through December 31, 1996.
      The carrying amounts of the Company's outstanding long-term debt and notes payable to banks approximate their fair values at December 31, 1996.


5. PENSION PLAN
      Pension and related expense was $6,940, $4,757 and $4,635 for each of the three years ended December 31, 1996, 1995 and 1994, respectively.
      The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service.
Employees become 100% vested after five years of service, regardless of age.
      The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum or greater than the maximum tax deductible amount. The actuarially computed components of the defined benefit pension plan expense for the three years ended December 31, are as follows:


                                      1996        1995        1994
                                   -------------------------------
Service cost - benefits
  earned during the year           $ 5,263     $ 4,190     $ 4,249
Interest cost on projected
  benefit obligation                 8,383       7,762       7,357
Actual return on plan
  assets                            (8,013)    (16,200)        642
Net amortization of return
  on plan assets and
  unrecognized net asset               348       8,222      (8,660)
                                   -------     -------     -------
Total defined benefit plan
  expense                          $ 5,981     $ 3,974     $ 3,588
                                   =======     =======     =======

      The following table sets forth the plan's funded status for the two years ended December 31:

                                                  1996        1995
                                              --------------------
Actuarial present value of benefit
  obligation:
  Vested benefits                             $ 74,800    $ 70,700
  Nonvested benefits                            15,300      14,000
                                              --------    --------
   Accumulated benefit obligation               90,100      84,700
                                              --------    --------
   Projected benefit obligation for
    service rendered to date                   119,800     114,000
                                              --------    --------
Plan assets at fair value, primarily
  common stocks and bonds                       97,257      92,274
                                              --------    --------
Projected benefit obligation
  in excess of plan assets                     (22,543)    (21,726)
                                              --------    --------
Unrecognized prior service cost                  4,375       5,370
Unrecognized net loss                           34,689      33,116
Unrecognized net asset at
  January 1, 1987                               (9,267)    (10,426)
                                              --------    --------
Net pension asset recognized in
  the consolidated balance sheets             $  7,254    $  6,334
                                              ========    ========

      The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 4.50%, and 7.25% and 4.25% in 1996 and 1995, respectively. The long-term rate of return on assets used in determining defined benefit plan expense was 9.50%, 9.25% and 9.75% in 1996,

1995 and 1994, respectively. The average remaining service lives of plan participants used to calculate the amortization of the unrecognized net asset at January 1, 1987 was 18 years.
      The Company also provides a defined contribution profit sharing and savings plan covering substantially all of its full-time employees. Annual contributions by the Company to the plan are at the discretion of management and are generally determined based on the profitability of the Company. Employees may also contribute to the plan subject to limitations imposed by federal tax law and ERISA.


6. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE
      Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 1996 or 1995.
      Periodic postretirement benefit expense for the three years ended December 31 is as follows:


                                                  1996        1995        1994
                                                ------------------------------
Service cost - benefits earned
  during the year                               $  554      $  443      $  536
Interest cost on accumulated
  postretirement benefit obligation              6,105       6,398       6,149
Amortization of net loss
  from prior years                                 104          --         122
                                                ------      ------      ------
Net periodic postretirement
  benefit expense                               $6,763      $6,841      $6,807
                                                ======      ======      ======

      The following table sets forth the accumulated postretirement benefit obligation for the Company's postretirement benefit plans for the two years ended December 31:

                                                  1996        1995
                                               -------------------
Retirees                                       $64,700    $ 66,000
Fully eligible active plan participants         12,200      14,300
Other active plan participants                   7,700       8,300
                                               -------    --------
Accumulated postretirement benefit
  obligation                                    84,600      88,600
Unrecognized net loss                           (7,596)    (12,700)
                                               -------    --------
Accrued postretirement benefit cost            $77,004    $ 75,900

      The discount rate used in determining net periodic postretirement benefit expense was 7.25%, 8.50% and 7.50% for 1996, 1995 and 1994, respectively. The discount rate used to determine the accumulated postretirement benefit obligation was 7.50% and 7.25% at December 31, 1996 and 1995, respectively. The health care cost trend rate used in determining net periodic postretirement benefit expense for all years was 6.50% for 1996 and 6.75% for 1995 and 1994. The health care cost trend rate used to determine the accumulated postretirement benefit obligation for all years was 6.75% and 6.50% at December 31, 1996 and 1995, respectively. A one percentage point increase in the health care cost trend rate would not have a material impact on the net periodic postretirement benefit expense or the accumulated postretirement benefit obligation.


7. NET INCOME PER SHARE OF COMMON STOCK
      The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 4,947,583, 4,750,519 and 4,873,048 in 1996, 1995 and 1994,
respectively, adjusted for the declaration of a 5% stock dividend in 1996 and a 6.25% stock dividend in 1994.


8. COMMITMENTS
      Rental expense was $10,119, $8,819 and $8,420 in 1996, 1995 and 1994,
respectively.
      Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 1996 are as follows:


Years ending December 31:
------------------------------------------
1997                                $9,748
1998                                 8,466
1999                                 6,129
2000                                 3,883
2001                                 2,333
Subsequent to 2001                   2,670
------------------------------------------


9. STATEMENTS OF CASH FLOWS
      During 1996, 1995 and 1994 income taxes paid totaled $31,468, $22,943 and $16,783; interest paid totaled $16,252, $16,222 and $11,987; and
liabilities assumed in connection with capitalized leases totaled $4,500, $904 and $5,949, respectively.

                    REPORT OF INDEPENDENT AUDITORS

ERNST & YOUNG LLP      / / Gateway One                  / / Phone: 314 259 1000
[LOGO]                     Suite 1400
                           701 Market Street
                           St. Louis, Missouri 63101



                    Report of Independent Auditors

To the Shareholders and
  the Board of Directors
Graybar Electric Company, Inc.

We have audited the accompanying consolidated balance sheet of Graybar Electric Company, Inc. as of December 31, 1996, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company, as of December 31, 1995, and for each of the two years in the period then ended were audited by other auditors whose report dated February 16, 1996, expressed an unqualifed opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

February 18, 1997
                                                          /s/ Ernst & Young LLP

               DISTRICT MANAGEMENT AS OF JANUARY 1, 1997

==============================================
New York District
==============================================

Frank Mossa             Keith E. Davis
Vice President          Operating Manager

  [PHOTO]               James (Chip) Bateman
                        Financial Manager

==============================================
Boston District
==============================================

William L. King         Donald M. Block
Vice President          Sales Manager

  [PHOTO]               Gerald G. Pollick
                        Operating Manager

                        Joseph P. Peduto
                        Financial Manager


==============================================
Pittsburgh District
==============================================

Steven M. Schooley      Wade V. Leidecker
Vice President          Sales Manager

  [PHOTO]               C. Robert Smith
                        Operating Manager

                        Peter M. Wingrove
                        Financial Manager

==============================================
Cincinnati District
==============================================

Kenneth L. Netherton    James D. Hooper
Vice President          Sales Manager

  [PHOTO]               David L. Mitchell
                        Operating Manager

                        Stephen C. Beckmann
                        Financial Manager

==============================================
Atlanta District
==============================================

H. Bennett Wall         D. Steven Smith
Vice President          Sales Manager

  [PHOTO]               Danny R. Battles
                        Operating Manager

                        Darrel D. Schilling
                        Financial Manager

==============================================
Richmond District
==============================================

Thomas S. Gurganous     J. Wayne Andrews
Vice President          Sales Manager

  [PHOTO]               Wallace H. Hancock
                        Sales Manager

                        Ernest L. Chappell, Jr.
                        Operating Manager

                        David E. Metz
                        Financial Manager

==============================================
Tampa District
==============================================

Robert L. Mygrant       Bruce E. Neilson
Vice President          Sales Manager

  [PHOTO]               Robert C. Lyons
                        Sales Manager

                        Robert D. Wombacher
                        Operating Manager

                        Richard C. Hird
                        Financial Manager

==============================================
Chicago District
==============================================

Richard A. Cole         Thomas E. Walsh
Vice President          Sales Manager

  [PHOTO]               John C. Fischer
                        Operating Manager

                        Martin J. Beagen
                        Financial Manager

==============================================
Minneapolis District
==============================================

Robert L. Nowak         Terrence J. Innes
Vice President          Sales Manager

  [PHOTO]               Christopher O. Olsen
                        Operating Manager

                        Thomas E. Kinate
                        Financial Manager

==============================================
St. Louis District
==============================================

Irving Orloff           Michael W. Fowler
Vice President          Sales Manager

  [PHOTO]               John P. Mills
                        Operating Manager

                        D. Beatty D `Alessandro
                        Financial Manager

==============================================
Dallas District
==============================================

Lawrence R. Giglio      Peter J. Roettinger
Vice President          Sales Manager

  [PHOTO]               Francis B. Roderick
                        Sales Manager

                        Thomas T. Townsend
                        Operating Manager

                        George D. Zackey
                        Financial Manager

==============================================
Seattle District
==============================================

John C. Loff            Larry T. Christensen
Vice President          Sales Manager

  [PHOTO]               T. Peter Girard, Jr.
                        Operating Manager

                        Randall R. Harwood
                        Financial Manager

==============================================
Phoenix District
==============================================

Gary D. Hodges          Richard A. Mitchell
Vice President          Sales Manager

  [PHOTO]               Jerry D. Nichols
                        Operating Manager

                        Ronald J. Grabar
                        Financial Manager

==============================================
Northeastern Comm/Data District
==============================================

Gerard J. McCrea
Vice President

  [PHOTO]

==============================================
Southeastern Comm/Data District
==============================================

Richard D. Offenbacher
Vice President

  [PHOTO]

==============================================
Central Comm/Data District
==============================================

Alan L. Eddings
Vice President

  [PHOTO]

==============================================
Western Comm/Data District
==============================================

Kenneth B. Sparks
Vice President

  [PHOTO]

                        LOCATIONS AS OF JANUARY 1, 1997

CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 512-9200


==============================
New York District
==============================

21-15 Queens Plaza North
Long Island City,
New York 11101
718 392-2000

BRANCHES
New York: Manhattan,
 Rochester, Albany, Syracuse,
 Hauppauge, Buffalo, Jericho
New Jersey: Newark,
 North Brunswick, Teterboro,
 Hackettstown, Parsippany,
 Wanamassa, Hamilton

INFORMATION SYSTEMS
11828 Lackland Road
St. Louis, Missouri 63146
314 569-0006


==============================
Pittsburgh District
==============================

900 Ridge Avenue
Pittsburgh, Pennsylvania
15212
412 323-5200

BRANCHES
Ohio: Youngstown, Cleveland,
 Akron, Canton, Mansfield
Pennsylvania: Greensburg
 Harrisburg, Allentown,
 Philadelphia
West Virginia: Wheeling,
Delaware: New Castle

MID-ATLANTIC ZONE SERVICE CENTER
2124 Avenue C
Bethlehem, Pennsylvania 18017
610 266-0220


==============================
Atlanta District
==============================

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


==============================
Tampa District
==============================

801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
 Orlando, Largo, Melbourne,
 North Tampa, Jacksonville,
 South Jacksonville,
 Tallahassee, Daytona Beach,
 Perrine, Miami,
 West Palm Beach,
 Tampa Utility, Florida City,
 Fort Myers, Fort Pierce,
 Naples, Pompano Beach,
 Gainesville
Georgia: Kingsland

==============================
Boston District
==============================

345 Harrison Avenue
Boston, Massachusetts 02118
617 482-9320

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
 Springfield, Somerville
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland
Connecticut: Hamden

==============================
Cincinnati District
==============================

1022 West Eighth Street
Cincinnati, Ohio 45203
513 621-0600

BRANCHES
West Virginia: Charleston
Ohio: Columbus, Dayton,
 Lima
Kentucky: Lexington,
 Louisville
Tennessee: Nashville

==============================
Richmond  District
==============================

1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia: Norfolk, Roanoke,
 Hampton, Chantilly
North Carolina: Asheville,
 Raleigh, Winston-Salem,
 Charlotte, Greensboro,
 Wilmington
South Carolina: Rock Hill
Tennessee: Bristol, Johnson City
Maryland: Baltimore, Lanham


==============================
Chicago District
==============================

900 Regency Drive
Glendale Heights, Illinois
60139
630 893-3600

BRANCHES
Illinois: Naperville, Chicago
  Downtown
Indiana: Fort Wayne,
 South Bend, Hammond, Indianapolis
Michigan: Flint, Lansing,
 Grand Rapids, Kalamazoo, Auburn Hills,
 Kentwood, Livonia
Ohio: Toledo

Northeastern
Comm/Data District
1550 South Warfield Street
Philadelphia, Pennsylvania 19146
215 336-2211


==============================
Minneapolis District
==============================

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Brooklyn Park, Burnsville,
 Plymouth, Rochester, Mankato
Montana: Billings
North Dakota: Fargo
South Dakota: Sioux Falls,
 Brookings
Wisconsin: Green Bay,
 Milwaukee, Marinette,
 Manitowoc, Madison, Neenah

Southeastern
Comm/Data District
2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580


==============================
Dallas District
==============================

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas: San Antonio,
 Fort Worth Counter, Amarillo,
 Austin, Abilene, Cypress,
 Beaumont, Corpus Christi,
 Houston, Houston (Counter)
 North Dallas, Sherman,
 Lubbock, Kilgore, LaMarque,
 Dallas (Royal Lane),
 Texas Instruments,
 Houston Distribution Center,
 Tellepsen Counter,
Oklahoma: Oklahoma City, Tulsa
Arkansas: Little Rock, Conway
Louisiana: Shreveport,
 Baton Rouge, Lake Charles, Harahan

Central
Comm/Data District
8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100


==============================
Phoenix District
==============================

3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson, Scottsdale
Colorado: Colorado Springs,
 Denver, Englewood
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas, Henderson
Utah: Salt Lake City, Orem
California: Los Angeles,
 Anaheim, Costa Mesa,
 Long Beach, San Bernardino,
 San Diego, Santa Barbara,
Van Nuys, Bakersfield,
 San Marcos, Santa Maria,
 San Diego (Downtown)
 Los Angeles Distribution Center

Western
Comm/Data District
1919 Sixth Avenue South
Seattle, Washington 98124
206 292-4848





==============================
St. Louis District
==============================

8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100

BRANCHES
Iowa: Davenport, Des Moines,
 Cedar Rapids
Illinois: East Peoria,
 Springfield
Missouri: Jefferson City,
 Kansas City, Springfield,
 St. Louis Counter
Indiana: Evansville
Kansas: Olathe, Wichita
Nebraska: Omaha
Tennessee: Memphis, Jackson

==============================
Seattle District
==============================

1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
 Tacoma, Everett, Bellevue
Oregon: Portland, Beaverton
Idaho: Boise
Alaska: Anchorage
California: Oakland Counter,
 Fresno, Modesto, Sacramento,
 San Jose, Martinez, Hayward,
 San Francisco Downtown,
 Visalia, San Carlos (Counter)
Nevada: Reno
Hawaii: Aiea


==============================
International
==============================

8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100

Miami International
10500 Southwest 186th Street
Perrine, Florida 33157
305 252-0400

San Francisco International
2368 Lincoln  Avenue
Hayward, California 94545
510 259-0122

Houston International
6161 Bingle Road
Houston, Texas 77293
713 507-9200

LOCATIONS
Halifax, Nova Scotia
Toronto, Canada
San Juan, Puerto Rico
Singapore
Mexico City, Mexico
Kitchener, Ontario
Hamilton, Ontario
Guelph, Ontario
Windsor, Ontario
                                                                          27

QUALITY
*GraybaR [LOGO]
SERVICE

                     Graybar Electric Company, Inc.
                       34 North Meramec Avenue
                      St. Louis, Missouri  63105