Form 10-K405, Exhibit 13
period 1997-12-31
GRAYBAR ELECTRIC CO INC
filed 1998-03-27
CIK 205402

                                                                    EXHIBIT 13




                                ANNUAL REPORT TO SHAREHOLDERS
                                           FOR 1997

  [PHOTO]

1997
ANNUAL REPORT

                                   [PHOTO]

                                   [PHOTO]



                                [GRAYBAR LOGO]

                              GRAYBAR DIRECTORS
------------------------------------------------------------------------------

          [PHOTO]

Front row, from left to right:

ROBERT A. REYNOLDS, JR.
Senior Vice President, Comm/Data Business

RICHARD H. HANEY
Senior Vice President, Electrical Business

CARL L. HALL
President and Chief Executive Officer

JOHN W. WOLF
Vice President and Treasurer

CHARLES R. UDELL
Vice President--Electrical Marketing

THOMAS F. DOWD
Vice President, General Counsel and Secretary

RICHARD D. OFFENBACHER
District Vice President--Southeastern Comm/Data District

Second row, from left to right:

ROBERT L. MYGRANT
District Vice President--Tampa District

GERARD J. McCREA
District Vice President--Northeastern Comm/Data District

THOMAS S. GURGANOUS
District Vice President--Richmond District

GOLDEN W. HARPER
Vice President--Operations

IRVING ORLOFF
District Vice President--St. Louis District

JACK F. VAN PELT
Vice President--Human Resources

JOHN R. SEATON
Vice President and Comptroller

ANTHONY A. BRZOSKI
Vice President--Comm/Data Marketing

                      CAPITAL STOCK DATA
Number of Equity Security Holders as of December 31, 1997:

--------------------------------------------------------------
Title of Class                    Number of Security Holders
--------------------------------------------------------------
Preferred Stock                                           95
Common Stock                                             181
Voting Trust Certificates for Common Stock             4,442
--------------------------------------------------------------

                            DIVIDEND DATA
Common Stock, par value $1; stated value $20.

Dividends declared for year:          1997        1996        1995
--------------------------------------------------------------------
First Quarter                        $ .30       $ .30       $ .30
Second Quarter                         .30         .30         .30
Third Quarter                          .30         .30         .30
Fourth Quarter                       $1.10       $1.10       $1.10
--------------------------------------------------------------------

On September 11, 1997 a ten percent stock dividend was declared to shareholders of record on January 14, 1998. Shares representing this dividend were issued on February 2, 1998.

                                    CONTENTS

Graybar Officers and Directors                             Inside Front Cover
President's Letter                                                          2
Market Review                                                               4
Operations Review                                                          12
Financial Review                                                           15
Selected Consolidated Financial Data                                       15
Management's Discussion & Analysis
   of Financial Condition and Results of Operations                        16
Consolidated Financial Statements                                          18
Report of Independent Auditors                                             25
District Management                                                        26
Locations                                                                  28

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


     MARKETS SERVED
Electrical Contractor
Commercial & Industrial
Voice & Data Communications
Power Utility
International

             On the Cover

As an employee-owned company, Graybar
prides itself on the dedication of our
employees. They are our greatest asset.

In the top photo is Lloyd Gardner, Material
Handler at Bel Ridge Center in St. Louis.

In the middle photo are Steve Kneale,
Customer Service Representative at Bel Ridge and Gina Stranz, GFS Sales Representative.

In the third photo are Staff Specialist
Debbie Grace (standing) and Marty Joyce,
Manager, Applications Development at
Information Systems.
                                                                             1

                            LETTER TO SHAREHOLDERS
------------------------------------------------------------------------------

Nineteen ninety-seven was a good year for Graybar with record sales, gross margin and net income. Economies of scale, along with improved productivity, enabled the Company to achieve unprecedented returns on sales and equity.
Net income increased by 19% over the previous year.

In addition to a healthy economy, we attribute much of the Company's growth to the specialization of our markets that began several years ago. Sales have consistently outpaced our major suppliers and the market in general. To support this accelerated growth, the Company has made significant investments in personnel and facilities. In 1997, we opened six new locations, relocated six and remodeled twelve others.

Graybar's emphasis on training continued in 1997 with the implementation of an on-line, enterprise-wide Virtual Campus, containing over 300 courses that are offered to all Graybar employees. We also developed and distributed a Training Guide that introduced the new direction for training and outlines the required, job specific core curriculum for each employee. In addition to supplier sponsored product training, over 1,500 employees attended classes on topics ranging from excellence in customer service, essential management skills and time management to training skills for non-trainers, coaching, and pricing and profitability. Many more employees completed a variety of courses on the Virtual Campus.

During 1997, we completed a year long analysis of our logistics network.
This effort, led by Charles R. Udell, Vice President-Electrical Marketing, examined every aspect of our business with the stated purpose of recommending a logistics solution that will improve customer service and also strengthen our position as the marketing channel for our suppliers. The complexity of this process led to the selection of an outside consultant to assist us in developing a strategy that would achieve these goals while positioning us to support future growth.

A core team of senior officers assisted in the concept development and was instrumental in keeping the project focused on "real world" applications of these new ideas. The team selected a logistics plan that utilizes regional zones to fill next day customer orders and to replenish stock in the branches. Branches will now be focused on same day customer service through counter service and local deliveries.

In July 1997, Edwin C. Keith was appointed to the new position of Vice President-Logistics. Ed is responsible for implementation of the plan and future enhancements to our logistics offering. Several pilots will be implemented in early 1998 in addition to a "fast track" plan to relieve the pressure in specific locations. This strategy will position Graybar well into the next century as the high value, low cost provider to our customers and the preferred choice for our suppliers. The rollout schedule will be accelerated as the learning curve becomes shorter -- the current plan is to have the entire network in place by 2001.

George S. Tulloch, Jr., senior officer and director of the Company, retired during the year. He was succeeded by Thomas F. Dowd as Vice President, General Counsel and Secretary. George served the Company ably for nineteen years, and he will be missed. Tom comes to Graybar with 23 years experience in corporate law, most recently as a partner in the law firm of Bryan Cave in their Washington, DC office.

In a newly created position, James R. Ford was appointed Director of Electronic Commerce. Jim is responsible for guiding the initiatives of electronic commerce with both customers and suppliers. Under his guidance are Electronic Data Interchange (EDI), GraybarNet(R), the electronic catalog, Supplier Assisted Inventory Management, our use of the Internet, the Graybar intranet (InfoLink), Hot Key and other initiatives.

One new District Vice President was named in 1997 -- D. Steven Smith at Atlanta. In addition, nine new National Account Managers were designated to support the continuing growth of our business with large commercial and industrial and comm/data national accounts.

Improvements in information systems technology continued in 1997 with the migration of Graybar's computer network to a distributed environment. Business growth in recent years has more than tripled the transactions processed in our central mainframe. Consequently, a major upgrade will be completed during the first quarter of 1998.

Our determination to continuously improve is evidenced by our expanded commitment to the ISO9000 quality standard. In 1997, we moved from branch to district-wide registration. The Company subsequently achieved formal registration in the Minneapolis, Chicago, Pittsburgh and New York Districts. With ISO registration we have a structured, documented system in place to achieve a consistent service offering and to address service failures, customer complaints, suggestions for improvement and team service initiatives. We plan to have all of our locations ISO registered by year end 1998.

The International Market continued to expand in 1997. Graybar enjoyed record sales in Canada, Puerto Rico and Mexico. The Company serves additional customers worldwide through Graybar International in New York, Houston, Miami and San Francisco -- and our subsidiary in Singapore. In 1997, we had notable success supporting multinational corporations and engineering contractors who were engaged in international projects.

We are confident that as we remain focused on the customer -- with superior technology, logistics and well trained, capable personnel -- we will continue to grow at an accelerated pace.


/s/ C. L. Hall

St. Louis, Missouri           Carl L. Hall
March 1998                    President

"We attribute much of
the Company's growth to
the specialization of our
markets that began several
years ago. Sales have
consistently outpaced our
major suppliers and the
market in general."

                                 MARKET REVIEW
------------------------------------------------------------------------------

                              CONSTRUCTION MARKET
Graybar continues to increase market share in our largest customer group as sales to contractors again grew faster than the market. Sales along the West Coast were especially strong.

Larger inventories and strong marketing initiatives with the contractors' preferred brand name product lines produced double digit increases in stock sales in most territories. Complementing our inventories, we continued to expand our Hot Key capabilities which provide on-line computer assistance for special customer requirements. Hot Key provides a direct link for our Customer Service Representatives to access key suppliers' databases and locate hard-to-find items in their regional warehouses.

To bolster our direct ship project order business, we introduced a new interactive quotation software program to the branches. Interactive Quote
(IQ) allows our personnel to develop a project proposal using our existing product and pricing databases. The proposal can then be converted to an order without having to enter the data. This saves labor and eliminates errors. IQ is only one of many service offerings we have planned for our contractor customers who work on large projects.

To improve our overall service capabilities, we continued our commitment to sales specialization and training. Forty-three corporate sponsored training schools were conducted with seven key suppliers. More than 900 employees attended these classes.

A total of 350 employees attended lighting schools at General Electric's Nela Park Training Institute and Graybar lighting schools at the Lithonia and Cooper Lighting training centers.

We held 17 Graybar-only, instructor-led training schools with Square D. These schools were conducted regionally and provided valuable intermediate level product training to 320 Graybar employees. Completion of Square D's Technical Institute Year-One Training was a prerequisite to attending the intermediate schools. The three Year-One modules: "Fundamentals of Electricity," "Introduction to Distribution Equipment" and "Introduction to Motor Control" are core competencies for several certification programs in the Graybar Training Guide. They can be found easily on our InfoLink computer training network.

Our first Contractor Specialist sales training was introduced in December. This school addresses bid dynamics, blueprint take-offs, the quotation process, negotiating skills and order tracking. These topics were selected based on the special needs of our contractor customers. We plan to have most of our contractor sales representatives complete this training by the end of 1998.

                [PHOTO]

Graybar's exhibit at the NECA convention featured tools and test equipment from 26 suppliers in a merchandising center atmosphere.
The "Tooling Up for Opportunities" display offered hands-on product demonstrations and promoted the benefits of leasing.

The Company exhibited at two major contractor conventions in 1997: The National Electrical Contractors Association (NECA) and the Independent Electrical Contractors (IEC). The NECA Show in Miami featured a 3,000 square foot "Tooling Up for Opportunities" display. NECA, the largest contractor show, provides two major opportunities. It allows Graybar to present itself as the contractors' number one choice in distributors. Also, our suppliers have the opportunity to witness and recognize the added value we bring to their product offering as part of our total contractor service offering.
This helps gain their support for all our marketing programs.

Graybar exhibited at the IEC Annual Convention held in St. Louis. The theme was "New Directions `97." The Graybar booth included presentations by several major suppliers who introduced new and labor saving products. In addition, Graybar, GE Lighting and Square D co-sponsored the annual "Big Night on the Town" at the St. Louis Arch. This event was considered the highlight of the convention.

                       COMMERCIAL AND INDUSTRIAL MARKETS
Graybar's growth in the Commercial and Industrial (C&I) Markets continued at a double digit pace in 1997 primarily due to increased market penetration.

We increased our corporate account manager staff significantly during the year. To provide our customers with excellent service, we have assigned several corporate account managers to operate in the field with specific accounts where they can help build better relationships with our customers. All corporate account managers continue to work with customers to develop solutions that include product standardization, cost containment, inventory reduction, process improvement, documented savings, materials management, and other significant cost-saving opportunities that are available through process improvements.

We are committed to continue building Graybar's presence in the C&I Markets, and we have dedicated the necessary resources in people and technology to accomplish that goal. Our plan is to continue to offer problem solving solutions to our existing accounts while also seeking to sign new agreements with other significant customers.

The Company's goal is to continue to serve the C&I Markets by positioning Graybar as the low cost provider of goods and services to these key markets.

"To bolster our direct
ship project order business,
we introduced a new
interactive quotation
software program to
the branches."

                                 MARKET REVIEW
------------------------------------------------------------------------------

INTEGRATED SUPPLY
In 1997, Graybar took a two pronged approach to Integrated Supply that has been of great interest to many of our major industrial customers. We dedicated additional resources whose sole responsibility is to offer Integrated Supply solutions to both our existing customers and to strategic markets. We also restructured Solutions Providers Alliance (SPA) to address our Integrated Supply customers on a more local basis. SPA now focuses on offering value added services to the smaller industrial customer with multiple plants in a geographic territory. SPA members are Graybar; Vallen Corp., a supplier of safety supplies; and Kaman Industrial Technologies, a supplier of bearings and power transmission products.

MINORITY/WOMEN OWNED BUSINESS ENTERPRISES
In 1997, Graybar sold over $100 million of products manufactured by Minority/Women Owned Business Enterprises (MWBE) suppliers. It is the Company's policy to support corporate purchases from MWBE companies.
Several examples are: a real estate facility management company that will manage maintenance at Graybar's facilities nationally; a manufacturer of wood reels for the Company's use on a national basis; and a transportation company for Graybar's use on a district, and potentially national, level.

Graybar was named "Corporation of the Year" by the Minority Enterprise Development Board in Denver, Colorado, for our minority participation program with U S WEST and in recognition of our corporate initiatives.

ON-SITE SERVICES
Graybar ON-SITE Services were utilized during the year by many of our industrial and engineering constructor accounts to provide material management services for plant turnarounds, capital expansions, and new construction projects.

The assignment of dedicated Graybar personnel and inventory at the actual job site and the use of electronic commerce ensures the availability of materials to meet the critical construction schedules of our customers.

ON-SITE Services, tailored to meet unique demands on a project-by-project basis, provided our customers with significant cost savings during 1997 and is recognized in the industry as a true value added service.

The Company has provided ON-SITE Services for a number of large engineering constructor accounts. Other corporate account customers utilize ON-SITE Services to manage their capital projects helping to drive product standardization. We continue to promote this unique service to both our engineering constructors and industrial customers.

                               COMM/DATA MARKETS
The significant increase in Internet use continued to provide the impetus for growth in all Comm/Data Markets. Users required more networking and connectivity products, and telephone companies needed to build more infrastructure to carry the traffic. This trend is expected to continue well into the next decade.

Graybar's specialized Sales/Service Teams, implemented in 1996, generated record sales and market share in 1997. The specialization has been the key to building a better informed, better trained and more nimble organization that can react rapidly to changes in technology or market conditions.

The Sales/Service Team now includes 16 Network System Specialists, 62 Registered Communications Distribution Designers and five Technical Support Specialists, in addition to Sales and Customer Service Representatives.

A core curriculum product training program was put in place to assure all new personnel are quickly taught the skills required of their position.

PRIVATE NETWORK MARKET
This market represents the largest portion of the Company's total Comm/Data sales, with the majority of sales being to contractors.

Our sales to wiring contractors grew faster than the industry average, while interconnect contractor sales growth was slower. The interconnect contractor is the primary source of sales of telephony systems for commercial use. As with other digital electronic systems, the telephone systems have seen significant price reductions as a result of improved technology.

Comm/Data product sales to commercial and industrial users grew significantly with the added focus on these customers by the specialized Sales/Service Teams. Graybar's position with contractors is protected by our policy requirement that end user sales be made only to user accounts who have their own installation and maintenance organization and who accept all responsibility for installation performance.

PUBLIC NETWORK MARKET
The added focus of specialization produced substantial growth in this market. This growth has enabled Graybar to attain competitive costs on volume sensitive products, thereby increasing the Company's presence with the suppliers of these products. Several large commitments have resulted on central office and transmission products, which are usually sold directly to the telephone companies by the suppliers.

COMM/DATA PRODUCTS
The demand for products to connect computers into networks was responsible for much of 1997's Comm/Data Market growth. Graybar is aligned with the leading suppliers of these products and has a dominant position with the contractors who buy and install them. Record sales were achieved with Lucent Technologies Inc., our largest connectivity products supplier.

Information handling continued to be the major product demand in voice systems as customers requested more sophisticated voice messaging, teleconferencing and call handling features. These demands are satisfied in the new digital systems being offered by Graybar suppliers. In 1997, we reached an agreement with Lucent Technologies, Inc. to represent their Partner System, a feature rich digital system. A direct agreement was also signed with another key supplier to represent their electronic network components. A significant effort was made to train the appropriate personnel on these complex devices.

NATIONAL COMM/DATA ACCOUNTS
National accounts continue to be a significant part of our strategic sales plan. To address this growth opportunity we have added additional National Account Managers to corporate staff to focus on the Public and Private Network Markets. We now have 11 National Account Managers addressing these customers. These individuals are based in field locations within the Comm/Data Districts. We continue to monitor our progress with national accounts, and we will further address vertical market staffing requirements as opportunities develop.

"The demand for products
to connect computers into
networks was responsible for
much of 1997's Comm/Data Market growth."

              [PHOTO]

The latest technologies from our strategic and key suppliers are featured in the new
312-page Communications and Data
Products catalog that was released in
the third quarter.

                                 MARKET REVIEW
------------------------------------------------------------------------------

                             POWER UTILITY MARKET
The Company's growth pattern in the Power Utility Market continued in 1997 with modest sales increases and improved profitability over last year. This growth pattern varied across the country with the changes brought about by deregulation.

As deregulation came to the electricity marketplace, new business opportunities became available for those associated with the market. While the new rules spawned by deregulation are not yet fully defined, what is known is that a new era of competition among power companies began. For utility management, the contest for customers forced more efficient inventory management, better customer services and more active supply-chain management. Improving the performance of supply management provided perhaps the best opportunity for Graybar to assist utilities in reducing their costs.

Supply management now cuts across all departments within a utility including generation, transmission, and distribution. Graybar worked with the utilities using our new process focused approach to streamline their supply management systems. These new management processes improve the usage, availability, and reliability of necessary materials and services.

Many utilities have already confronted the pressures of competition, especially those located in the northeastern United States and the West Coast, where utility rates are the highest. It is in those same areas where Graybar had its largest growth in 1997. The Boston District, for example, was selected for an alliance agreement to service the needs of a major utility company. This agreement, along with a similar alliance secured the previous year, means we serve two of the largest utilities in the Northeast.

In addition to reducing their operating costs, utilities also looked for ways to increase revenues. Several utilities have set up separate unregulated entities to sell products and services to their existing customers and also to attract new customers presently serviced by other utilities. These new product and service offerings by utilities and related companies created new business opportunities for Graybar. Graybar is positioned for solid growth in the Power Utility Market due to our comprehensive market offering of value added services.

                             INTERNATIONAL MARKETS

Graybar International's strategy remained focused on supporting our national account initiatives with multi-national corporations and engineering contractors with international projects. This strategy proved sound, and we finished the year in a strong position to continue to expand our international efforts despite the current events in Asia and their effects worldwide.

NORTH AMERICA
Graybar Ontario and Harris & Roome, the Company's Canadian operations, experienced another profitable year with continued growth. Both opened new locations to meet local business demands and continued their development of Comm/Data Market opportunities.

The quickly improving economy in Mexico sparked a record year in sales and profits for Graybar de Mexico. The move to a new location with counter facilities in Mexico City positioned Graybar de Mexico for significant growth in the years ahead.

LATIN AMERICA/CARIBBEAN
After a mid-year reorganization, Miami International ended the year with much improved sales in both the Electrical and Comm/Data Markets. Due to the strong market in Chile, and the presence there of many of our national account customers and engineering contractors, the Company approved establishing a Graybar facility in Santiago in 1998. This new facility will report to Miami International.

The large number of domestic customers with projects in Puerto Rico necessitated close cooperation between Graybar Puerto Rico and several Graybar locations in the United States. This effort, combined with their continued penetration of national accounts in their local market, resulted in improved profitability for Graybar Puerto Rico.

ASIA/PACIFIC
Despite tremendous financial turmoil in Asia, we finished the year with the successful completion of several projects and record sales. San Francisco International and Graybar-P&M (Singapore) are positioned not only to survive the current turmoil but to improve penetration in what still is the fastest growing market in the world. Graybar USA employees are now permanently stationed in both Singapore and Japan. An agency agreement has been established in China to focus on the Comm/Data Market, with the agent licensed to use the name "Graybar China."

MIDDLE EAST/AFRICA
Although the political situation remains unstable throughout much of the area, Houston International had a record sales year due to much improved market conditions and increased sales of comm/data products. MRO agreements with multinational customers continue to be a major factor in our success.
In addition, our agent in Saudi Arabia has expanded his business with Graybar playing a more active role.

                               MARKETING SUPPORT

ADVERTISING AND SALES PROMOTION
Targeted communication of our "Real Solutions" service message continues to help position the Company for additional business from existing accounts and identify new customer prospects for continued growth.

Over 180 ad placements were positioned in market focused publications including: Electrical Contractor, EC&M, CEE News, Purchasing, Industrial Maintenance and Plant Operation, Compliance, Cabling Installation & Maintenance, Cabling Business, Lightwave, Outside Plant and Fortune.

Supporting the electrical business were five editions of the Products Extra tabloid, each with a dedicated theme. Themes included tools, Square D products, safety, lighting and industrial/commercial solutions.

Two 40-page issues of the Graybar Digest were mailed to comm/data customers and prospects. Featured themes were fiber optic products and computer telephony integration.

The total number of sales leads received through our toll free number and readers' service cards was in excess of 55,000 for the year.

A 312-page Graybar Communications and Data Products catalog featuring the latest technologies from our strategic and key suppliers was distributed during the third quarter. In addition, 29 Graybar/supplier customized catalogs were produced during the year.

"Improving the
performance of supply
management provided
perhaps the best
opportunity for Graybar
to assist utilities in
reducing their costs."

            [PHOTO]

Five issues of the Products Extra mailed to our national customer database promoted solutions from Graybar's top electrical suppliers.

                             MARKET REVIEW
-----------------------------------------------------------------------------

            [PHOTO]

New permanent point of
purchase display fixtures were
provided to each branch and
used for national promotions to
increase counter impulse sales.

Nine branch/counter promotions were designed featuring key suppliers. A new permanent point of purchase display was provided to each location for increased promotional visibility and impulse sales opportunities.

A new video presenting Graybar's service capabilities was introduced during the second quarter. Highlights of the video included testimonials from several large corporate account customers.

COUNTER MARKETING
Graybar counters enjoyed a banner year in 1997. The Counter Marketing Department designed 15 locations, including new branches and Flagship remodels. Our strategic suppliers supported our efforts by developing product plan-o-grams specific to our counter customer requirements.

Our counter training was reinforced with six seminars in 1997. Two hundred ten Counter Supervisors received instruction on all aspects of counter marketing including floor plan design, plan-o-grams, merchandising layouts, hands-on product training, and sales and margin development.

WORLD SERIES OF GOLF
The NEC World Series of Golf was held at Firestone Country Club, Akron, Ohio in August. This event brings together the year's winners of major tour and international tournaments. As a sponsor of this annual event, Graybar was host to many of our key customers and suppliers. While the weather did dampen tournament play, it had little impact on the enjoyment shown by our over 600 hosts and guests.

SQUARE D CHAMPION'S CLUB
The Graybar/Square D Champion's Club honored 26 new members in 1997 for their exemplary sales efforts in 1996. One Graybar and one Square D Sales Representative from each district received their awards from Carl Hall, Graybar President and CEO, and Charley Denny, Square D Chairman and CEO. The ceremony was held at the Disney Boardwalk Resort in Orlando.

NASCAR RACE
Graybar and Bussmann, Division of Cooper Industries, jointly sponsored the Kenny Wallace team in a one time NASCAR Busch Series Grand National Event. Kenny Wallace is a St. Louis native and a local favorite. The race was held on July 26 at the new Gateway International Raceway just outside St. Louis. Dale Shaw drove the Number 4 Chevy Monte Carlo in the Inaugural Gateway 300 for the Kenny Wallace team. Shaw placed third overall before a crowd of 60,000 race fans including 500 hosts and guests of Graybar, Bussmann and Cooper Industries. A local newspaper advertising campaign and major network race coverage provided a high level of visibility for Graybar and our co-sponsor, Buss Fuse.

Kenny Wallace drove the Graybar/Bussmann Number 12 Ford Thunderbird at the "Showdown at Sundown" Richmond Autolite Platinum 250 Busch series race on September 5. The race was well attended by our Richmond District employees and their race fan customers.

GRAYBAR FINANCIAL SERVICES (GFS)
Graybar Financial Services (GFS) experienced an outstanding year in 1997. Thousands of leases were processed from interconnects and contractors, resulting in additional sales for the Company.

Marketing efforts aimed at interconnect contractors promoted leasing of tools and test equipment for use in the installation of communications and electrical systems. These initiatives, which included trade advertisements, direct mail and counter programs, resulted in significant increases in direct lease business.

The Company also implemented a new approach to win larger and more competitive leasing opportunities by utilizing several different companies that specialize in the more difficult, large dollar amount leases.

As a result of a year long evaluation of the GFS business, a new leasing program will be launched in the first quarter of 1998. GFS will refocus on service, improve pricing through cost reductions, and realign with a new partner in an effort to significantly improve market share and drive additional material sales. The goal of this new program is to position GFS as the preferred choice for financing for our customers.

"Thousands of leases
were processed from
interconnects and
contractors, resulting
in additional sales
for the Company."

           [PHOTO]

Kenny Wallace drove the Number 12 Ford
Thunderbird in one of two NASCAR events
that featured cars co-sponsored by Graybar and Buss Fuse.

                              OPERATIONS  REVIEW
------------------------------------------------------------------------------

CUSTOMER SERVICE
Emergency After-Hours Service is now in place to allow customers from anywhere in the United States to dial 1-800-GRAYBAR and page a member of branch management at the nearest Graybar location.

The Company continued to consolidate Comm/Data Customer Service Centers during 1997. Consolidation into fewer, larger groups has enabled the Company to accelerate product training and increase expertise in this market, and it has also provided broader coverage in telephone service for phoned-in orders and customer inquiries.

The customer returns process was automated through implementation of the new Return Material Authorization mode. Upon receiving a request from a customer to return material, the Customer Service Representative can access the original order, select the items to be returned and create an authorization in the computer system. When the merchandise is received and posted, the credit is automatically issued to the customer. By eliminating paperwork and manual data entry, the time required to process credit to the customer is significantly reduced.

DISTRIBUTION AND ZONE SERVICE CENTERS
Graybar's four central-stock warehouses in Pennsylvania, Illinois, Texas and California contributed extensively to growth in stock sales during the year. As an example, strategically placed stocks of labor-saving electrical tools supported a national advertising and sales effort in the spring of 1997. Additionally, several hundred stock items from electrical and comm/data suppliers were added to these warehouses to address anticipated customer demand and to support supplier product introductions. Customer service was improved and merchandise availability issues were successfully addressed by these four shipping sites. Functioning as "on line" extensions of each Graybar branch, they provide immediate availability of backup inventory and specialty stock items.

TRANSPORTATION
An agreement was established with a large national company to lease all delivery trucks and vans. This allows the Company to more effectively utilize cash previously used to purchase delivery vehicles.

PURCHASING
During 1997, several new purchasing modules were implemented to the E3TRIM(R) purchasing and forecasting system. E3TRIM(R) is an inventory management software application designed to help us improve customer service while reducing excessive inventory. One of the most significant developments was the increased use of the projection and deal modules. The projection module allowed us to provide our suppliers with anticipated demand for future quarters. The projection forecasts assisted our suppliers in planning for future shipments to Graybar. The deal module helped the Corporate Purchasing Group to quickly analyze the forward-buying opportunities for announced price increases, special promotional discounts, and volume incentive discounts.In addition, utilization of the system's excess/overstock module allowed the Corporate Purchasing Group to move merchandise from locations that were not achieving projected demand forecasts to locations which were exceeding demand forecasts.

By the end of 1997, the Corporate Purchasing Group was planning the replenishment inventories for all comm/data products nationally, the electrical products in the St. Louis, Dallas and Minneapolis Districts, the Zone Service Centers, and the Regional Zone logistics pilot in Dallas. Over 280,000 stockkeeping units are being planned by the group, and the E3TRIM(R) software has been a valuable tool to help improve both purchasing productivity and customer service.

                        [PHOTO]

Material Handler Steve Todd at Bel Ridge selects from among the hundreds of thousands of stockkeeping units available to Graybar customers.

SUPPLIER ASSISTED INVENTORY MANAGEMENT
Graybar's national participation in this close supplier and distributor business relationship marked its fifth year in 1997. This program is centered around electronic reporting of daily product activity (customer sales), by item and by location, to the supplier. The supplier subsequently participates in the planning and launching of replenishment stock orders to Graybar's facilities. One of the important benefits realized by distributors and manufacturers participating in Supplier Assisted Inventory Management
(SAIM) is an increased awareness of critical business issues faced by the other party. This understanding and openness leads to more effective problem solving on performance improvement and cost containment issues.

At the end of the year, SAIM suppliers represented approximately 20% of Graybar's merchandise inventory and 25% of all active stockkeeping units.

WAREHOUSE MANAGEMENT SYSTEM
The conceptual design of the Warehouse Management System (WMS) was completed in 1997. WMS utilizes a comprehensive software package that directs the flow of material within the warehouse. A complete review of all warehouse operational processes and functions was required to complete the conceptual design. The system is planned to be implemented initially in our zone facilities.

The functional design of the WMS system began with our software supplier in late 1997. This phase of the project matches the warehouse business process design with the capabilities of the software program. Included in the review is the identification of the necessary modifications to the software system and Graybar's host computer system to permit WMS to take advantage of available technology.

The result of the installation of WMS will be significantly improved accuracy, improved customer service, a more efficient operating system and reduced costs. The Peoria, IL Zone warehouse has been targeted as the pilot installation.

SAFETY
Due to increased safety awareness, the Company's OSHA incident rate compares favorably to the industry average. Lost work days due to work related injuries decreased by more than 25% from the previous year.

"Emergency After-Hours
Service is now in place
to allow customers
from anywhere in the
United States to dial
1-800-GRAYBAR and
page a member of branch
management at the nearest
Graybar location."

              [PHOTO]

Anna Johnson, Senior Counter Sales
Representative in St. Louis is proud
of the top quality service she and her
fellow employees offer their customers.

                               OPERATIONS REVIEW
------------------------------------------------------------------------------

The Graybar fleet of owned and leased vehicles grew to more than 1,500 during the year while experiencing a minor decrease in the fleet accident ratio. To increase emphasis on the reduction of vehicle accidents, the Company developed an on-line defensive driving training program. Additional safety devices are being installed on delivery vehicles, and an employee recognition program for safe driving is being implemented.

GENERAL OPERATIONS AND COST CONTAINMENT
Continued improvements have been made to the Company's intranet, now named InfoLink. In support of ISO registration requirements, all Company policies and procedural instructions are available on InfoLink. The Customer Service, Warehouse, Purchasing and Sales Tax manuals were updated. A new manual entitled "Business Process" was completed, and new Counter Service, Financial and Sales manuals are being developed. The electronic document storage provides immediate access to the most current information needed by users. Many of the Company's standard forms are now accessible on InfoLink, eliminating the expense of purchasing preprinted forms. Labor costs associated with publishing and distributing and the space required for storage of inventories are also being reduced.

The new Price/Cost Maintenance mode was implemented to provide a method to electronically update pricing and costs from suppliers and Trade Service. The reduced time required for review and manual input to the system will result in cost savings to the Company.

In preparation for conversion to new workstation software on the Company's Wide Area Network, a training program was developed to be available to all users early in 1998 for completion prior to the conversion.

NEW LOCATIONS
OPENED IN 1997:

Eugene, Oregon
Haverhill, Massachusetts (Lucent)
Mississauga, Ontario
Morton Grove, Illinois
Oklahoma City, Oklahoma (Lucent)
Springdale, Arkansas

INFORMATION SYSTEMS
The migration of Graybar's computer network infrastructure to a distributed environment was completed in 1997. An additional 95 branch servers were added, bringing the total to 245. During the year another 2,000 personal computers were networked, increasing our installed number to 5,500.

GroupWise(R), Novell's e-mail offering, was installed company-wide, and all users now have corporate e-mail capability. Similarly, a direct Internet link has provided a much easier way to send and receive e-mail with customers and suppliers. During the year, Internet access was made available to every user permitting them to view supplier and customer web sites.

Business growth the past four years has more than tripled the transactions processed on our central mainframe. A major upgrade to our mainframe will be completed during 1998. The new system will be ready for production in February 1998.

All mainframe programming necessary to support the Year 2000 was completed and put into production. Final testing will begin in the second quarter of 1998.

A new personal computer based quotations program, Interactive Quote, was implemented in 1997. This program allows users to create customer specific quotations utilizing the mainframe system to access pricing and item availability. Quotations can then be printed, sent via e-mail, faxed or converted to customer orders without rekeying.

Our customer dial-in offering, GraybarNet(R), has been redesigned to permit customer order entry via the Internet. General distribution will begin in early 1998.

A new Return Material Authorization mode was implemented in the last quarter of 1997. This mode provides greater control over the return process, and greatly reduces the steps required to handle customer returns. Credits can now be automatically generated upon receipt of the returned material.

The initial phase of a new program, Project Management, has been completed and will be piloted in the Tampa District in early 1998. This application is designed to integrate job lot orders into our order entry system. Phase One includes invoice processing, electronic billing summary, and job status.

                                                      FINANCIAL REVIEW
-----------------------------------------------------------------------------------------------------------------------
                                            SELECTED CONSOLIDATED FINANCIAL DATA
                                      (Stated in thousands except for per share data)
                                                     1997           1996           1995           1994           1993
-----------------------------------------------------------------------------------------------------------------------
SALES                                         $ 3,348,496    $ 3,001,049    $ 2,774,368    $ 2,364,461    $ 2,041,473
  Less--Cash discounts                            (10,474)        (9,637)        (9,578)        (8,839)        (8,306)
-----------------------------------------------------------------------------------------------------------------------
NET SALES                                       3,338,022      2,991,412      2,764,790      2,355,622      2,033,167
-----------------------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                       (2,726,147)    (2,453,962)    (2,267,186)    (1,934,925)    (1,668,007)
-----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE                                  (19,713)       (16,687)       (16,577)       (12,003)        (9,810)
-----------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
  Current                                         (29,750)       (28,599)       (23,426)       (15,225)       (10,016)
  Deferred                                         (6,820)        (1,722)        (2,408)         1,251            763
-----------------------------------------------------------------------------------------------------------------------
    Total provision for income taxes              (36,570)       (30,321)       (25,834)       (13,974)        (9,253)
-----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                      52,963         44,533         36,718         18,702         14,745
-----------------------------------------------------------------------------------------------------------------------
    Cumulative effect on prior years
      of change in accounting for
      postretirement benefits                          --             --             --             --        (45,000)
-----------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                  52,963         44,533         36,718         18,702        (30,255)
-----------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) APPLICABLE TO
  COMMON STOCK                                     52,957         44,526         36,710         18,694        (30,265)
-----------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES
  OUTSTANDING <FA>                                  5,285          5,442          5,225          5,360          5,520
-----------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) PER SHARE OF
  COMMON STOCK <FA>                                 10.02           8.18           7.03           3.49          (5.48)
-----------------------------------------------------------------------------------------------------------------------
  Cash dividends per share                           2.00           2.00           2.00           2.00           2.00
-----------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance, beginning of year                      115,218         84,801         57,081         52,486         91,733
  Add--Net income (loss)                           52,963         44,533         36,718         18,702        (30,255)
-----------------------------------------------------------------------------------------------------------------------
                                                  168,181        129,334         93,799         71,188         61,478
-----------------------------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)                        (6)            (7)            (8)            (8)           (10)
    Common (in cash)                               (9,576)        (9,480)        (8,990)        (8,729)        (8,982)
    Common (in stock)                              (9,373)        (4,629)            --         (5,370)            --
-----------------------------------------------------------------------------------------------------------------------
                                                  (18,955)       (14,116)        (8,998)       (14,107)        (8,992)
-----------------------------------------------------------------------------------------------------------------------
  Balance, end of year                            149,226        115,218         84,801         57,081         52,486
  Proceeds on stock subscriptions,
    shares unissued                                    37             52             --             39             51
STOCK OUTSTANDING
  Preferred                                           119            143            150            164            183
  Common                                          103,749         98,321         89,206         91,859         89,098
-----------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                        253,131        213,734        174,157        149,143        141,818
-----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                    1,051,821        881,636        823,280        719,786        610,512
LONG-TERM DEBT                                $   139,748    $   151,659    $    91,257    $    90,212    $    63,621
-----------------------------------------------------------------------------------------------------------------------

<FA> Adjusted for the declaration of 10%, 5% and 6.25% stock dividends in
1997, 1996 and 1994, respectively. Prior to adjusting for the stock dividends, the average common shares outstanding for 1996, 1995, 1994 and 1993 were 4,712, 4,524, 4,368 and 4,498, respectively.

This summary should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report.
-----------------------------------------------------------------------------------------------------------------------

                               FINANCIAL REVIEW
------------------------------------------------------------------------------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
           (Stated in thousands except for share and per share data)

RESULTS OF OPERATIONS

1997 COMPARED TO 1996
      Net sales in 1997 were 11.6% higher than in 1996. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1997.
      Gross margin in 1997 increased $74,425 (13.8%) compared to 1996 primarily due to the increased sales in the electrical and communications markets.
      The increase in selling, general and administrative expenses in 1997 compared to 1996 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
      Interest expense increased in 1997 compared to 1996 primarily due to increased levels of borrowing incurred to finance higher aggregate levels of inventory and receivables. Interest rates on 1997 short-term borrowings were slightly higher than for the same period in 1996.
      Other income includes gains on sale of property of $2,280 and $7,313 in 1997 and 1996, respectively.
      The combined effect of the increase in gross margin and the decrease in other income, together with the increases in selling, general and administrative expenses, interest expense and depreciation and amortization, resulted in an increase in income before provision for income taxes of $14,679 in 1997 compared to 1996.

1996 COMPARED TO 1995
      Net sales in 1996 were 8.2% higher than in 1995. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1996.
      Gross margin in 1996 increased $39,846 (8.0%) compared to 1995 primarily due to the increased sales in the electrical and communications markets.
      The increase in selling, general and administrative expenses in 1996 compared to 1995 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
      Interest expense increased slightly in 1996 compared to 1995 primarily due to increased levels of borrowing incurred to finance higher aggregate levels of inventory and receivables. Interest rates on 1996 short-term borrowings were generally lower than for the same period in 1995.
      Other income includes gains on sale of property of $7,313 and $2,055 in 1996 and 1995, respectively.
      The combined effect of the increases in gross margin and other income, together with the increases in selling, general and administrative expenses, interest expense and depreciation and amortization, resulted in an increase in income before provision for income taxes of $12,302 in 1996 compared to 1995.

1995 COMPARED TO 1994
      Net sales in 1995 were 17.4% higher than in 1994. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1995.
      Gross margin in 1995 increased $76,907 (18.3%) compared to 1994 primarily due to the increased sales in the electrical and communications markets.
      The increase in selling, general and administrative expenses in 1995 compared to 1994 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
      Interest expense increased in 1995 compared to 1994 primarily due to increased levels of borrowing incurred to finance higher levels of inventory and receivables. Interest rates on 1995 short-term borrowings were generally higher than for the same period in 1994.
      Other income includes gains on sale of property of $2,055 in 1995.
      The combined effect of the increases in gross margin and other income, together with the increases in selling, general and administrative expenses, interest expense and depreciation and amortization, resulted in an increase in income before provision for income taxes and cumulative effect of the accounting change of $29,876 in 1995 compared to 1994.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
           (Stated in thousands except for share and per share data)

FINANCIAL CONDITION AND LIQUIDITY
      The financial condition of the Company continues to be strong. At December 31, 1997, current assets exceeded current liabilities by $242,398, up $10,414 from December 31, 1996. The current assets at December 31, 1997 were sufficient to meet the cash needs required to pay current liabilities. The substantial increases in merchandise inventory and accounts receivable resulted primarily from the growth in sales experienced by the Company. The Company does not have any plans or commitments which would require significant amounts of additional working capital.
      At December 31, 1997, the Company had available to it unused lines of credit amounting to $210,000. These lines are available to meet short-term cash requirements of the Company. Bank borrowings outstanding during 1997 and 1996 varied from a minimum of $65,000 and $38,000 to a maximum of $181,000 and $168,000, respectively.
      The Company has a $125,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate. The credit agreement, which expires in May, 2001, has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. The Company intends to utilize this credit line primarily as a secondary source of borrowing for short-term financing requirements. In April, 1996, the agreement was amended to increase the commitment to $125,000 from the $80,000 commitment in 1995. There have been no borrowings against this credit line through December 31, 1997.
      The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. In May, 1996, the Company received the proceeds from a fifteen-year note for $65,000 at a fixed interest rate of 7.36% with principal payable in semiannual installments beginning in May, 2001. The note agreement has various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. In July, 1996, the Company received the proceeds from a ten-year note for $7,000 at a fixed interest rate of 7.74% with principal payable in quarterly installments beginning in November, 1996.
      Cash provided by operations during 1997 amounted to $10,809 compared to $36,586 cash provided by operations in 1996. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $875 and $8,002 in 1997 and 1996, respectively. Additional cash of approximately $305 will be provided in 1998 as a result of payments to be made for stock subscribed to by employees under the 1995 Common Stock Purchase Plan.

IMPACT OF YEAR 2000
      The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 Issue could have a material impact on the operations of the Company.
      Formal communications have been initiated by the Company with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. The Company's total Year 2000 project cost and estimates to complete include the estimated costs and time associated with the impact of third party Year 2000 Issues based on presently available information. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be converted in a timely manner and would not have an adverse effect on the Company's systems.
      The Company will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Company anticipates completing the Year 2000 project within one year but not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The Year 2000 project will be funded through operating cash flows and expensed as incurred. It is not expected to have a material effect on the results of operations.
      The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                                            CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------------------------------------------------

                                CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                               (Stated in thousands except for share and per share data)
FOR THE YEARS ENDED DECEMBER 31,                                    1997                 1996                 1995
--------------------------------------------------------------------------------------------------------------------
SALES, NET OF RETURNS AND ALLOWANCES                         $ 3,348,496          $ 3,001,049          $ 2,774,368
  Less--Cash discounts                                           (10,474)              (9,637)              (9,578)
--------------------------------------------------------------------------------------------------------------------
    Net Sales                                                  3,338,022            2,991,412            2,764,790
--------------------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                                      (2,726,147)          (2,453,962)          (2,267,186)
--------------------------------------------------------------------------------------------------------------------
    Gross Margin                                                 611,875              537,450              497,604
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                    (456,686)            (409,259)            (380,425)
TAXES, OTHER THAN INCOME TAXES                                   (29,523)             (26,922)             (24,727)
DEPRECIATION AND AMORTIZATION                                    (22,285)             (19,862)             (17,744)
--------------------------------------------------------------------------------------------------------------------
    Income from operations                                       103,381               81,407               74,708
OTHER INCOME, NET                                                  5,865               10,134                4,421
INTEREST EXPENSE                                                 (19,713)             (16,687)             (16,577)
--------------------------------------------------------------------------------------------------------------------
INCOME BEFORE PROVISION FOR INCOME TAXES                          89,533               74,854               62,552
--------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
  Current                                                        (29,750)             (28,599)             (23,426)
  Deferred                                                        (6,820)              (1,722)              (2,408)
--------------------------------------------------------------------------------------------------------------------
    Total provision for income taxes                             (36,570)             (30,321)             (25,834)
--------------------------------------------------------------------------------------------------------------------
NET INCOME                                                        52,963               44,533               36,718
--------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS, BEGINNING OF YEAR                             115,218               84,801               57,081
  Cash dividends-
    Preferred, $1.00 per share each year                              (6)                  (7)                  (8)
    Common, $2.00 per share each year                             (9,576)              (9,480)              (8,990)
  Common Stock dividend                                           (9,373)              (4,629)                  --
--------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS, END OF YEAR                               $   149,226          $   115,218          $    84,801
--------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE OF COMMON STOCK                         $     10.02          $      8.18          $      7.03
--------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                     CONSOLIDATED BALANCE SHEETS                                      December 31,
                    (Stated in thousands except for share and per share data)                     1997            1996
------------------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash                                                                                      $   18,523        $ 13,820
  Trade receivables (less allowances of $4,627 and $4,483, respectively)                       402,455         342,323
  Merchandise inventory                                                                        389,314         301,835
  Other current assets                                                                          13,748          13,245
------------------------------------------------------------------------------------------------------------------------
    Total current assets                                                                       824,040         671,223
------------------------------------------------------------------------------------------------------------------------
PROPERTY, AT COST
  Land                                                                                          22,868          21,894
  Buildings                                                                                    167,654         153,454
  Furniture and fixtures                                                                       113,854         107,410
  Capital equipment leases                                                                      26,138          26,138
------------------------------------------------------------------------------------------------------------------------
                                                                                               330,514         308,896
  Less--Accumulated depreciation and amortization                                              136,485         122,444
------------------------------------------------------------------------------------------------------------------------
                                                                                               194,029         186,452
------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                                            9,639          11,793
------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS                                                                                    24,113          12,168
------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,051,821        $881,636
------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Notes payable to banks                                                                    $  136,925        $ 68,282
  Current portion of long-term debt                                                             15,059          15,075
  Trade accounts payable                                                                       326,969         273,878
  Accrued payroll and benefit costs                                                             41,924          35,923
  Other accrued taxes                                                                           10,663           9,164
  Dividends payable                                                                              5,246           5,214
  Other payables and accruals                                                                   44,856          31,703
------------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                                  581,642         439,239
------------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFITS LIABILITY                                                               77,300          77,004
------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                                                 139,748         151,659
------------------------------------------------------------------------------------------------------------------------
                                                              Shares at December 31,
                                                              1997              1996
------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
  Capital stock-
    Preferred, par value $20 per share,
      authorized 300,000 shares--
      Issued to shareholders                                 6,009             7,141
      In treasury, at cost                                     (58)               --
------------------------------------------------------------------------------------------------------------------------
      Outstanding                                            5,951             7,141               119             143
------------------------------------------------------------------------------------------------------------------------
    Common, stated value $20 per share,
      Authorized                                         7,500,000         7,500,000
      Issued to voting trustees                          4,883,162         4,684,709
      Issued to shareholders                               323,434           251,375
      In treasury, at cost                                 (19,124)          (20,035)
------------------------------------------------------------------------------------------------------------------------
      Outstanding                                        5,187,472         4,916,049           103,749          98,321
------------------------------------------------------------------------------------------------------------------------
  Common shares subscribed                                                                         493           1,110
  Retained earnings                                                                            149,226         115,218
------------------------------------------------------------------------------------------------------------------------
                                                                                               253,587         214,792
      Less--Subscriptions receivable                                                               456           1,058
------------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                               253,131         213,734
------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,051,821        $881,636
------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                         CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------------------------------------

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (Stated in thousands)
FOR THE YEARS ENDED DECEMBER 31,                                          1997           1996           1995
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS
  Net Income                                                          $ 52,963       $ 44,533       $ 36,718
--------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income
   to cash provided (used) by operations -
    Depreciation and amortization                                       22,285         19,862         17,744
    Deferred income taxes                                                6,820          1,722          2,408
    Gain on sale of property                                            (2,280)        (7,313)        (2,055)
    Changes in assets and liabilities:
     Trade receivables                                                 (50,117)         1,909        (42,707)
     Merchandise inventory                                             (80,186)       (42,053)       (48,300)
     Other current assets                                                 (156)          (445)          (527)
     Other assets                                                         (852)        (1,222)        (2,251)
     Trade accounts payable                                             48,832         (3,851)        19,073
     Accrued payroll and benefit costs                                   6,001         (1,427)         2,275
     Other accrued liabilities                                           7,499         24,871          4,357
--------------------------------------------------------------------------------------------------------------
                                                                       (42,154)        (7,947)       (49,983)
--------------------------------------------------------------------------------------------------------------
  Net cash flow provided (used) by operations                           10,809         36,586        (13,265)
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sale of property                                       5,364         10,497          4,136
    Capital expenditures for property                                  (27,342)       (44,865)       (25,621)
    Investment in joint venture                                        (14,134)             -              -
    Other                                                               (2,275)             -              -
--------------------------------------------------------------------------------------------------------------
  Net cash flow used by investing activities                           (38,387)       (34,368)       (21,485)
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in notes payable to banks                   61,966        (62,272)        50,066
    Proceeds from long-term debt                                             -         72,000         14,000
    Repayment of long-term debt                                        (11,748)       (10,387)       (10,862)
    Principal payments under capital equipment leases                   (4,403)        (4,115)        (2,975)
    Sale of common stock                                                   875          8,002            328
    Purchases of treasury stock                                         (4,859)        (3,471)        (3,034)
    Dividends paid                                                      (9,550)        (9,188)        (8,884)
--------------------------------------------------------------------------------------------------------------
  Net cash flow provided (used) by financing activities                 32,281         (9,431)        38,639
--------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                          4,703         (7,213)         3,889
--------------------------------------------------------------------------------------------------------------
CASH, BEGINNING OF YEAR                                                 13,820         21,033         17,144
--------------------------------------------------------------------------------------------------------------
CASH, END OF YEAR                                                     $ 18,523       $ 13,820       $ 21,033
--------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
           (Stated in thousands except for share and per share data)

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

MERCHANDISE INVENTORY
      Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is generally a conservative method of accounting that, compared with other inventory accounting methods, provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $28,993 and $30,644 greater than reported under the LIFO method at December 31, 1997 and 1996, respectively.

PROPERTY AND DEPRECIATION
      The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:

-----------------------------------------------------------
Buildings                                        42 years
-----------------------------------------------------------
Permanent fixtures--                Over the lives of the
leased property                         respective leases
-----------------------------------------------------------
Furniture, fixtures and equipment           4 to 14 years
-----------------------------------------------------------
Capital equipment                   Over the lives of the
leases                                  respective leases
-----------------------------------------------------------

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

2. INCOME TAXES
      The provision for income taxes recorded in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:              1997           1996           1995
--------------------------------------------------------------------------
Federal income tax
  Current                          $26,248        $25,057        $20,304
  Deferred                           5,669          1,543          2,123
State income tax
  Current                            3,502          3,542          3,122
  Deferred                           1,151            179            285
--------------------------------------------------------------------------
Financial statement
  income tax provision             $36,570        $30,321        $25,834
--------------------------------------------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

      Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:

Assets/(Liabilities)                              1997              1996
--------------------------------------------------------------------------
Postretirement benefits                       $ 30,572          $ 30,455
Payroll accruals                                 6,416             5,792
Bad debt reserves                                2,605             2,574
Other deferred tax assets                        6,828             7,232
Inventory                                       (1,387)            1,973
Prepaid pension                                 (5,124)           (4,086)
Fixed asset depreciation                       (13,209)          (12,639)
Fixed asset gains                               (6,052)           (5,362)
Accounts receivable                             (2,892)                -
Other deferred tax liabilities                 (10,622)          (11,689)
--------------------------------------------------------------------------
                                              $  7,135          $ 14,250
--------------------------------------------------------------------------

      Deferred tax liabilities included in Other Payables and Accruals were $2,504 in 1997 while deferred tax assets in the amount of $2,457 were included in Other Current Assets in 1996.
      A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:                    1997        1996        1995
--------------------------------------------------------------------------
"Statutory" tax rate                        35.0%       35.0%       35.0%
State and local income taxes,
  net of federal benefit                     3.4         3.3         3.3
Other, net                                   2.4         2.2         3.0
--------------------------------------------------------------------------
Effective tax rate                          40.8%       40.5%       41.3%
--------------------------------------------------------------------------

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

                         PREFERRED                            COMMON
              REACQUIRED           RETIRED        REACQUIRED           RETIRED
--------------------------------------------------------------------------------
1997               1,190             1,132           241,764           242,675
1996                 363               363           173,173           165,569
1995                 684               744           151,009           144,286
--------------------------------------------------------------------------------

4. LONG-TERM DEBT

                                                        DECEMBER 31,
LONG-TERM DEBT WAS COMPOSED OF:                   1997              1996
--------------------------------------------------------------------------
7.36% note, unsecured, maturing
  May, 2011, installments of $3,095
  due semiannually in each of the years
  2001 through 2010 with final
  payment of $3,100 due in 2011                $65,000           $65,000
6.25% note, unsecured, maturing
  June, 2004, installments of $7,000
  due annually in each of the years
  2000 through 2004                             35,000            35,000
9.23% note secured by a first
  mortgage on various properties,
  maturing May, 2005, installments
  of $2,725 due annually in each
  of  the years 1995 through 2004
  with final payment of $2,750 due
  in 2005                                       19,100            21,825
7.74% note, secured by facility,
  due in quarterly installments
  through August, 2006                           5,425             6,125
7.67% note, unsecured, maturing
  April, 2000, installments of
  $2,000 due annually in each of
  the years 1996 through 2000                    4,000             6,000
4.78% to 8.75% capital equipment
  leases, various maturities                     3,929             6,832
7.75% note, secured by facility,
  due in quarterly installments
  through March, 2005                            2,500             2,900
Variable rate mortgages, secured by
  facilities, various maturities                 1,914             1,000
12.25% note secured by a first
  mortgage on various properties,
  due in monthly installments
  through June, 1999                             1,761             4,977
Variable rate banker's acceptances,
  unsecured, various maturities                  1,119                 0
5.68% note, unsecured, maturing
  June, 1998, installments of $2,000
  due annually in each of the years
  1994 through 1998                                  0             2,000
--------------------------------------------------------------------------
                                              $139,748          $151,659
--------------------------------------------------------------------------

LONG-TERM DEBT MATURES AS FOLLOWS:
-------------------------------------------------------
1999                                          $ 11,619
2000                                            14,281
2001                                            17,281
2002                                            17,221
2003-2014                                       79,346
-------------------------------------------------------
                                              $139,748
-------------------------------------------------------

      The present value of future minimum lease payments under capital leases as of December 31, 1997 was $7,184, of which $3,929 is included in long-term debt. The net book value of property securing various long-term debt instruments was $53,231 at December 31, 1997.
      Bank borrowings varied from a minimum of $65,000 and $38,000 to a maximum of $181,000 and $168,000 in 1997 and 1996, respectively. The average amount of bank borrowings outstanding during 1997 and 1996 amounted to approximately $122,000 and $98,000 at weighted average interest rates of 5.70% and 5.60%, respectively. The averages are based on the daily amounts outstanding during each year.
      In May, 1996, the Company received the proceeds from a fifteen-year note for $65,000 at a fixed interest rate of 7.36% with principal payable in semiannual installments beginning in May, 2001. The note agreement has various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement. In July, 1996, the Company received the proceeds from a ten-year note for $7,000 at a fixed interest rate of 7.74% with principal
payable in quarterly installments beginning   in November, 1996.
      The Company had unused lines of credit of approximately $210,000 as of December 31, 1997. Certain lines require maintenance of compensating balances of up to 5% of the available lines of credit or quarterly fees of up to twenty five basis points of the committed lines of credit. Included in these unused lines of credit is a $125,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate. The credit agreement, which expires in May, 2001, has various covenants which limit the Company's ability to make investments, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreement.
In April, 1996, the agreement was amended to increase the commitment to $125,000 from the $80,000 commitment in 1995. There have been no borrowings against this credit line through December 31, 1997.
      The carrying amounts of the Company's outstanding long-term debt and notes payable to banks approximate their fair values at December 31, 1997.

5. PENSION PLAN
      Pension and related expense was $7,040, $6,940 and $4,757 for each of the three years ended December 31, 1997, 1996 and 1995, respectively.
      The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service.
Employees become 100% vested after five years of service, regardless of age.
      The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum or greater than the maximum tax deductible amount. The actuarially computed components of the defined benefit pension plan expense for the three years ended December 31, are as follows:

                                            1997        1996        1995
                                         -------------------------------
Service cost - benefits
  earned during the year                 $ 5,631     $ 5,263     $ 4,190
Interest cost on projected
  benefit obligation                       8,993       8,383       7,762
Actual return on plan
  assets                                 (13,322)     (8,013)    (16,200)
Net amortization of return
  on plan assets and
  unrecognized net asset                   4,810         348       8,222
                                         -------     -------     -------
Total defined benefit plan
  expense                                $ 6,112     $ 5,981     $ 3,974
                                         =======     =======     =======

      The following table sets forth the plan's funded status for the two years ended December 31:

                                                        1997        1996
                                                    --------------------
Actuarial present value of benefit
  obligation:
  Vested benefits                                   $ 84,300     $74,800
  Nonvested benefits                                  17,200      15,300
                                                    --------     -------
   Accumulated benefit obligation                    101,500      90,100
                                                    --------     -------
   Projected benefit obligation for
    service rendered to date                         135,000     119,800
                                                    --------     -------
Plan assets at fair value, primarily
  common stocks and bonds                            110,251      97,257
                                                    --------     -------
Projected benefit obligation
  in excess of plan assets                           (24,749)    (22,543)
                                                    --------     -------
Unrecognized prior service cost                        4,063       4,375
Unrecognized net loss                                 39,430      34,689
Unrecognized net asset at
  January 1, 1987                                     (8,109)     (9,267)
                                                    --------     -------
Net pension asset recognized in
  the consolidated balance sheets                   $ 10,635     $ 7,254
                                                    ========     =======

      The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.25%, and 7.50% and 4.50% in 1997 and 1996, respectively. The long-term rate of return on assets used in determining defined benefit plan expense was 9.50% in 1997 and 1996, and

                    CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

9.25% in 1995. The average remaining service lives of plan participants used to calculate the amortization of the unrecognized net asset at January 1, 1987 was 18 years.
      The Company also provides a defined contribution profit sharing and savings plan covering substantially all of its full-time employees. Annual contributions by the Company to the plan are at the discretion of management and are generally determined based on the profitability of the Company. Employees may also contribute to the plan subject to limitations imposed by federal tax law and ERISA.


6. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE
      Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 1997 or 1996.
      Periodic postretirement benefit expense for the three years ended December 31 is as follows:

                                                  1997        1996        1995
                                               -------------------------------
Service cost - benefits earned
  during the year                               $  570      $  554      $  443
Interest cost on accumulated
  postretirement benefit obligation              6,238       6,105       6,398
Amortization of net loss
  from prior years                                   9         104          --
                                                ------      ------      ------
Net periodic postretirement
  benefit expense                               $6,817      $6,763      $6,841
                                                ======      ======      ======

      The following table sets forth the accumulated post-retirement benefit obligation for the Company's postretirement benefit plans for the two years ended December 31:

                                                              1997        1996
                                                           -------------------
Retirees                                                   $69,100     $64,700
Fully eligible active plan participants                     11,100      12,200
Other active plan participants                               7,600       7,700
                                                           -------     -------
Accumulated postretirement benefit
  obligation                                                87,800      84,600
Unrecognized net loss                                      (10,500)     (7,596)
                                                           -------     -------
Accrued postretirement benefit cost                        $77,300     $77,004
                                                           =======     =======

      The discount rate used in determining net periodic post-retirement benefit expense was 7.50%, 7.25% and 8.50% for 1997, 1996 and 1995, respectively. The discount rate used to determine the accumulated postretirement benefit obligation was 7.25% and 7.50% at December 31, 1997 and 1996, respectively. The health care cost trend rate used in determining net periodic postretirement benefit expense for all years was 6.75%, 6.50% and 6.75% for 1997, 1996 and 1995, respectively. The health care cost trend rate used to determine the accumulated postretirement benefit obligation for all years was 6.50% and 6.75% at December 31, 1997 and 1996, respectively. A one percentage point increase in the health care cost trend rate would not have a material impact on the net periodic post-retirement benefit expense or the accumulated postretirement benefit obligation.


7. NET INCOME PER SHARE OF COMMON STOCK
      The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 5,285,071, 5,442,341 and 5,225,571 in 1997, 1996 and 1995,
respectively, adjusted for the declaration of 10% and 5% stock dividends in 1997 and 1996, respectively.


8. COMMITMENTS
      Rental expense was $12,673, $10,119 and $8,819 in 1997, 1996 and 1995,
respectively.
      Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997 are as follows:

YEARS ENDING DECEMBER 31:
--------------------------------------------
1998                               $13,514
1999                                10,766
2000                                 7,115
2001                                 4,339
2002                                 2,279
Subsequent to 2002                   7,054
--------------------------------------------

9. STATEMENTS OF CASH FLOWS
      During 1997, 1996 and 1995 income taxes paid totaled $26,773, $31,468 and $22,943; interest paid totaled $19,834, $16,252 and $16,222; and
liabilities assumed in connection with capitalized leases totaled $0, $4,500 and $904, respectively.
      The 1997 statement of cash flows includes the effect of the Company's majority ownership position in Harris & Roome Supply Limited as a result of additional shares purchased in May, 1997.

                        REPORT OF INDEPENDENT AUDITORS
------------------------------------------------------------------------------

   [LOGO]              / / Gateway One               / / Phone: 314 259 1000
                           Suite 1400
                           701 Market Street
                           St. Louis, Missouri 63101


                         Report of Independent Auditors

To the Shareholders and
  the Board of Directors
Graybar Electric Company, Inc.

We have audited the accompanying consolidated balance sheets of Graybar Electric Company, Inc. as of December 31, 1997 and 1996, and the related statements of income and retained earnings and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
The consolidated financial statements of the Company for the year ended December 31, 1995, were audited by other auditors whose report dated February 16, 1996, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1997 and 1996 financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                       /s/ Ernst & Young LLP

February 20, 1998

                   DISTRICT MANAGEMENT AS OF JANUARY 1, 1998
------------------------------------------------------------------------------

----------------------------------
NEW YORK DISTRICT
----------------------------------

Frank Mossa
Vice President

   [PHOTO]

Keith E. Davis
Operating Manager

James (Chip) Bateman
Financial Manager

----------------------------------
BOSTON DISTRICT
----------------------------------

William L. King
Vice President

   [PHOTO]

Donald M. Block
Sales Manager

Gerald G. Pollick
Operating Manager

Joseph P. Peduto
Financial Manager

----------------------------------
PITTSBURGH DISTRICT
----------------------------------

Steven M. Schooley
Vice President

   [PHOTO]

Wade V. Leidecker
Sales Manager

C. Robert Smith
Operating Manager

Peter M. Wingrove
Financial Manager

----------------------------------
CINCINNATI DISTRICT
----------------------------------

Kenneth L. Netherton
Vice President

   [PHOTO]

James D. Hooper
Sales Manager

J. William Grindle
Operating Manager

Stephen C. Beckmann
Financial Manager

----------------------------------
ATLANTA DISTRICT
----------------------------------

D. Steven Smith
Vice President

   [PHOTO]

Bertie M. Wilson
Operating Manager

Darrel D. Schilling
Financial Manager

----------------------------------
RICHMOND DISTRICT
----------------------------------

Thomas S. Gurganous
Vice President

   [PHOTO]

J. Wayne Andrews
Sales Manager

Wallace H. Hancock
Sales Manager

T. N. (Nick) Fleming
Operating Manager

David E. Metz
Financial Manager

----------------------------------
TAMPA DISTRICT
----------------------------------

Robert L. Mygrant
Vice President

   [PHOTO]

Bruce E. Neilson
Sales Manager

Robert C. Lyons
Sales Manager

Robert D. Wombacher
Operating Manager

Richard C. Hird
Financial Manager

----------------------------------
CHICAGO DISTRICT
----------------------------------

Richard A. Cole
Vice President

   [PHOTO]

Thomas E. Walsh
Sales Manager

John C. Fischer
Operating Manager

Martin J. Beagen
Financial Manager

----------------------------------
MINNEAPOLIS DISTRICT
----------------------------------

Robert L. Nowak
Vice President

   [PHOTO]

Terrence J. Innes
Sales Manager

Christopher O. Olsen
Operating Manager

Thomas E. Kinate
Financial Manager

----------------------------------
ST. LOUIS DISTRICT
----------------------------------

Irving Orloff
Vice President

   [PHOTO]

Michael W. Fowler
Sales Manager

John P. Mills
Operating Manager

D. Beatty D `Alessandro
Financial Manager

----------------------------------
DALLAS DISTRICT
----------------------------------

Lawrence R. Giglio
Vice President

   [PHOTO]

Peter J. Roettinger
Sales Manager

Francis B. Roderick
Sales Manager

Thomas T. Townsend
Operating Manager

George D. Zackey
Financial Manager

----------------------------------
SEATTLE DISTRICT
----------------------------------

John C. Loff
Vice President

   [PHOTO]

Larry T. Christensen
Sales Manager

T. Peter Girard, Jr.
Operating Manager

Randall R. Harwood
Financial Manager

----------------------------------
PHOENIX DISTRICT
----------------------------------

Gary D. Hodges
Vice President

   [PHOTO]

Richard A. Mitchell
Sales Manager

Jerry D. Nichols
Operating Manager

Ronald J. Grabar
Financial Manager

----------------------------------
NORTHEASTERN COMM/DATA DISTRICT
----------------------------------

Gerard J. McCrea
Vice President

   [PHOTO]

----------------------------------
SOUTHEASTERN COMM/DATA DISTRICT
----------------------------------

Richard D. Offenbacher
Vice President

   [PHOTO]

----------------------------------
CENTRAL COMM/DATA DISTRICT
----------------------------------

Alan L. Eddings
Vice President

   [PHOTO]

----------------------------------
WESTERN COMM/DATA DISTRICT
----------------------------------

Kenneth B. Sparks
Vice President

   [PHOTO]

                LOCATIONS AS OF JANUARY 1, 1998
------------------------------------------------------------------------------


CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 512-9200

----------------------------------
NEW YORK DISTRICT
----------------------------------

21-15 Queens Plaza North
Long Island City,
New York 11101
718 392-2000

BRANCHES
New York: Manhattan,
 Rochester, Albany, Syracuse,
 Hauppauge, Buffalo, Jericho
New Jersey: Newark,
 North Brunswick, Teterboro,
 Hackettstown, Parsippany,
 Wanamassa, Hamilton

INFORMATION SYSTEMS
11828 Lackland Road
St. Louis, Missouri 63146
314 569-0006

----------------------------------
PITTSBURGH DISTRICT
----------------------------------

900 Ridge Avenue
Pittsburgh, Pennsylvania
15212
412 323-5200

BRANCHES
Ohio: Youngstown, Cleveland,
 Akron, Canton, Mansfield
Pennsylvania: Greensburg,
 Harrisburg, Allentown,
 Philadelphia
West Virginia: Wheeling
Delaware: New Castle

MID-ATLANTIC ZONE SERVICE CENTER
2124 Avenue "C"
Bethlehem, Pennsylvania 18017
610 266-0220

----------------------------------
ATLANTA DISTRICT
----------------------------------

2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

BRANCHES
Georgia:  Atlanta
 Midtown, Marietta,
 Fayetteville, Savannah, Cartersville
Alabama: Birmingham,
 Huntsville, Mobile
South Carolina: Columbia,
 Greenville, Spartanburg,
 Hilton Head, Beaufort
Tennessee: Knoxville,
 Chattanooga
Florida: Pensacola
Mississippi: Jackson

MIDWEST ZONE
SERVICE CENTER
2424 A North Main Street
East Peoria, Illinois 61611
309 694-2341

----------------------------------
TAMPA DISTRICT
----------------------------------

801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
 Orlando, Pinellas,
 Melbourne, North Tampa,
 Tallahassee, Jacksonville,
 South Jacksonville,
 Daytona Beach, Perrine,
 Miami, West Palm Beach,
 Tampa Utility, Florida City,
 Fort Myers, Fort Pierce,
 Naples, Pompano Beach,
 Gainesville
Georgia: Kingsland

----------------------------------
BOSTON DISTRICT
----------------------------------

345 Harrison Avenue
Boston, Massachusetts 02118
617 482-9320

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
 Springfield, Somerville,
 Haverhill
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland
Connecticut: Hamden

----------------------------------
CINCINNATI DISTRICT
----------------------------------

1022 West Eighth Street
Cincinnati, Ohio 45203
513 621-0600

BRANCHES
West Virginia: Charleston
Ohio: Columbus, Dayton,
 Lima
Kentucky: Lexington,
 Louisville
Tennessee: Nashville

----------------------------------
RICHMOND DISTRICTt
----------------------------------

1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia: Norfolk, Roanoke,
 Hampton, Chantilly
North Carolina: Asheville,
 Raleigh, Winston-Salem,
 Charlotte, Greensboro,
 Wilmington
South Carolina: Rock Hill
Tennessee: Bristol, Johnson City
Maryland: Baltimore, Lanham

----------------------------------
CHICAGO DISTRICT
----------------------------------

900 Regency Drive
Glendale Heights, Illinois
60139
630 893-3600

BRANCHES
Illinois: Naperville, Chicago
 Downtown, Morton Grove
Indiana: Fort Wayne,
 South Bend, Hammond, Indianapolis
Michigan: Flint, Lansing,
 Grand Rapids, Kalamazoo,
 Auburn Hills, Kentwood,
 Livonia
Ohio: Toledo

NORTHEASTERN
COMM/DATA DISTRICT
1550 South Warfield Street
Philadelphia, Pennsylvania 19146
215 336-2211

----------------------------------
MINNEAPOLIS DISTRICT
----------------------------------

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Brooklyn Park, Burnsville,
 Plymouth, Rochester, Mankato
Montana: Billings
North Dakota: Fargo
South Dakota: Sioux Falls,
 Brookings
Wisconsin: Green Bay,
 Milwaukee, Marinette,
 Manitowoc, Madison,
 Neenah

SOUTHEASTERN
COMM/DATA DISTRICT
2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580Dallas District

----------------------------------
DALLAS DISTRICT
----------------------------------

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas: San Antonio,
 Fort Worth Counter,
 Amarillo, Austin, Abilene,
 Cypress, Beaumont,
 Corpus Christi,
 Houston, Houston (Counter),
 North Dallas, Sherman,
 Lubbock, Kilgore, LaMarque,
 Dallas (Royal Lane Counter),
 Texas Instruments,
 Houston Distribution Center,
 Houston (Tellepsen)
Oklahoma: Oklahoma City, Tulsa
Arkansas: Little Rock, Conway,
  Springdale
Louisiana: Shreveport,
 Baton Rouge, Lake Charles,
 Harahan

CENTRAL
COMM/DATA DISTRICT
8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100

----------------------------------
PHOENIX DISTRICT
----------------------------------

3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson,
 Scottsdale
Colorado: Colorado Springs,
 Denver, Englewood
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas, Henderson
Utah: Salt Lake City, Orem
California: Los Angeles,
 Anaheim, Costa Mesa,
 Long Beach, San Bernardino,
 San Diego, Santa Barbara,
 Van Nuys, Bakersfield,
 San Marcos, Santa Maria,
 San Diego (Downtown),
 Los Angeles Distribution
 Center

WESTERN
COMM/DATA DISTRICT
1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

----------------------------------
ST. LOUIS DISTRICT
----------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100

BRANCHES
Iowa: Davenport,
 Des Moines,
 Cedar Rapids
Illinois: East Peoria,
 Springfield
Missouri: Jefferson City,
 Kansas City, Springfield,
 St. Louis (Counter)
Indiana: Evansville
Kansas: Olathe, Wichita
Nebraska: Omaha
Tennessee: Memphis, Jackson

----------------------------------
SEATTLE DISTRICT
----------------------------------

1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
 Tacoma, Everett, Bellevue
Oregon: Portland, Beaverton,
 Eugene
Idaho: Boise
Alaska: Anchorage
California: Oakland Counter,
 Fresno, Modesto,
 Sacramento, San Jose,
 Martinez, Hayward,
 San Francisco Downtown,
 Visalia, San Carlos
 (Counter)
Nevada: Sparks
Hawaii: Aiea

----------------------------------
INTERNATIONAL
----------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0550

Miami International
10500 Southwest 186th St.
Perrine, Florida 33157
305 252-0400

San Francisco International
2368 Lincoln Avenue
Hayward, California 94545
510 259-0122

Houston International
6161 Bingle Road
Houston, Texas 77092
713 970-9450

LOCATIONS
San Juan, Puerto Rico
Singapore
Mexico City, Mexico
Kitchener, Ontario
Hamilton, Ontario
Guelph, Ontario
Mississauga, Ontario
Niagara Falls, Ontario
Windsor, Ontario
Halifax, Nova Scotia
Dartmouth, Nova Scotia
Bridgewater, Nova Scotia
Kentville, Nova Scotia
New Glasgow, Nova Scotia
Sydney, Nova Scotia
Truro, Nova Scotia
Yarmouth, Nova Scotia
Charlottetown, Prince
 Edward Island
Bathurst, New Brunswick
Florenceville, New Brunswick
Fredericton, New Brunswick
Moncton, New Brunswick
Saint John, New Brunswick
Corner Brook, Newfoundland
Grand Falls-Windsor,
 Newfoundland
St. John's, Newfoundland
Wabush, Newfoundland

                        Graybar Electric Company, Inc.
                            34 North Meramec Avenue
                          St. Louis, Missouri  63105