Form 10-K405, Exhibit 13
period 1998-12-31
GRAYBAR ELECTRIC CO INC
filed 1999-03-26
CIK 205402

     A N N U A L  R E P O R T  1 9 9 8
--------------------------------------



                                    [PHOTOS]



     [GRAYBAR LOGO]
-------------------------------
          100% ISO REGISTERED
             100% ISO REGISTERED
               100% ISO REGISTERED
                  100% ISO REGISTERED
                    100% ISO REGISTERED
                       100% ISO REGISTERED
                          100% ISO REGISTERED

GRAYBAR DIRECTORS
-------------------------------------------------------------------------------

                                    [PHOTOS]

Standing (left to right):
GERARD J. MCCREA
District Vice President--Northeastern
Comm/Data District

WILLIAM L. KING
District Vice President--Boston District

Seated:
THOMAS S. GURGANOUS
District Vice President--Richmond District

JACK F. VAN PELT
Vice President--Human Resources

JOHN R. SEATON
Vice President and Comptroller


Standing (left to right):
GOLDEN W. HARPER
Vice President--Operations

CARL L. HALL
President and Chief Executive Officer

RICHARD D. OFFENBACHER
District Vice President--Southeastern
Comm/Data District

Seated:
ROBERT A. REYNOLDS, JR.
Senior Vice President, Comm/Data Business

RICHARD H. HANEY
Senior Vice President, Electrical Business


Standing (left to right):
RICHARD A. COLE
District Vice President--Chicago District

JOHN C. LOFF
District Vice President--Seattle District

CHARLES R. UDELL
Vice President--Electrical Marketing

Seated:
JOHN W. WOLF
Vice President and Treasurer

THOMAS F. DOWD
Vice President, General Counsel and Secretary

---------------------------------------------------------------------------

                              CAPITAL STOCK DATA

Number of Equity Security Holders as of
December 31, 1998:
---------------------------------------------------------------------------
Title of Class                                   Number of Security Holders
---------------------------------------------------------------------------
Preferred Stock                                                          88
Common Stock                                                            168
Voting Trust Certificates for Common Stock                            4,204
---------------------------------------------------------------------------

                                 DIVIDEND DATA
Common Stock, par value $1; stated value $20.

Dividends declared for year:          1998            1997             1996
---------------------------------------------------------------------------
First Quarter                        $ .30           $ .30            $ .30
Second Quarter                         .30             .30              .30
Third Quarter                          .30             .30              .30
Fourth Quarter                       $1.10           $1.10            $1.10
---------------------------------------------------------------------------

On December 10, 1998 a five percent stock dividend was declared to shareholders of record on January 14, 1999. Shares representing this dividend were issued on February 1, 1999.

                                   CONTENTS

Graybar Officers and Directors                           Inside Front Cover
President's Letter                                                        2
Market Review                                                             4
Operations Review                                                        14
Financial Review                                                         17
District Management                                                      30
Locations                                                                32

COMPANY'S BUSINESS
Graybar Electric Company, Inc. is engaged internationally in the distribution of electrical and communications products and integrated supply services primarily to contractors, industrial plants, telephone companies, power utilities, and commercial users. All products sold by the Company are purchased by the Company from others.


MARKETS SERVED
Electrical Contractor
Commercial & Industrial
Voice & Data Communications
Power Utility
International


ON THE COVER

Left: Derrick Woodell, Supervisor Zone
Service Center, operates the Bendi forklift at the new Atlanta Regional and National Zone.

Upper right: Lynn Anderson, Steve Becker,
Debbie Grace and Don Ludwinski, all employees at the Information Systems facility in St. Louis, confer over a recent report.

Lower right: Director of Training  John Teipen
tries out the new high-tech training room
at Information Systems. Trainees include
(left to right) IS employees Lynn Anderson,
Cherry Bennett, Jim Shemwell, and
Carrie Johnson, Training Specialist
at Corporate Headquarters.
                                                                             1

LETTER TO SHAREHOLDERS
------------------------------------------------------------------------------


Supported by a strong economy, Graybar continued to outpace the industry in 1998 with record sales and profits. Revenues and net profits increased by 12% over the previous year - concurrently establishing a new record for return on sales.

There were a number of significant changes and appointments in senior management in 1998:

Robert L. Mygrant, District Vice President in Tampa, and a Director and Voting Trustee, retired. Subsequently, Michael W. Fowler was appointed Tampa District Vice President, William L. King was appointed a Director and Robert
A. Reynolds, Jr. was elected a Voting Trustee. Bob Mygrant was invaluable in his roles as District Vice President, Director, and Voting Trustee. His counsel will be missed.

Irving Orloff, District Vice President in St. Louis and a Director, retired. Director Anthony A. Brzoski retired as Vice President-Comm/Data Marketing. Both Irving and Tony, in fulfilling their responsibilities as Vice Presidents and Directors, made significant contributions to the Company. We wish them the best in their well-earned retirement.

Thomas F. Williams was appointed District Vice President in St. Louis.
Dennis E. DeSousa was appointed Vice President-Comm/Data Marketing, and Bruce
C. Judkins was appointed Vice President-Corporate Accounts and Integrated
Supply.

                                [GRAPH]

Also in 1998, Kathleen M. Mazzarella was appointed Vice President-Comm/Data National Accounts, and William R. Kuykendall was appointed Vice President-International.

Finally, in addition to William L. King, two other Directors were elected - Richard A. Cole, District Vice President in Chicago, and John C. Loff, District Vice President in Seattle.

To support the Company's growth, five new locations opened, and more than 700 employees were hired in 1998. At year-end, Human Resources Managers were in place in six districts. They are filling a vital role helping to manage our employee recruiting and retention efforts, and we plan to have this position filled in all districts in 1999.

To more fully meet the needs of national account customers, a centralized customer service group was established to handle comm/data national accounts. Those Fortune 500 customers and large national resellers now have one point of contact for sales and customer service for their multiple locations nationwide.

The Company continued to move forward with implementation of the new logistics program. Zone warehouses were opened in Dallas and Atlanta while two others are scheduled to open early in 1999. Four additional warehouses are scheduled to open by year-end - including all of the designated national zones. We anticipate that the logistics strategy will be totally implemented by the end of the year 2000.

Early results from the regional zones are positive. It is apparent that customer service and inventories have been improved in those locations served by the zones, and we have made significant productivity gains. When the logistics plan is implemented nationwide, we will have the ability to deliver to 98% of our customers within 24 hours. And the zones will enable us to increase the number of orders that are filled completely first time, one pass
- thereby greatly reducing the number of transactions and shipments.
Further, warehouse automation will minimize selection and receiving errors - again, reducing the number of transactions for us - and the customer. The logistics plan is expected to support the Company's growth well into the next century and is an integral part of our strategy to obtain increased market share.

-------------------------------------------------------------------------------

Graybar achieved a significant milestone in 1998, as we became ISO registered in every location. The disciplined approach afforded by ISO registration has helped us improve both the consistency and quality of our service and also enhances our ability to implement new procedures.

The Company continued its strong emphasis on training by providing 182 instructor-led courses in 1998 which were attended by over 3,500 employees. In addition, Graybar employees registered for more than 60,000 courses on Graybar's on-line "Virtual Campus." Future training plans include development of instructor-led, on-line courses along with an expanded curriculum including training videos.

Some time ago, we became aware of the need for increased emphasis on long-term strategic planning. Consequently, beginning in 1997, the Board of Directors began to meet specifically to discuss future strategy. An outgrowth of these meetings, along with an intensive effort by a sub-committee of the Board, was the decision to create a new function to focus full time on strategic issues and business development. Effective
December 1, 1998, Beatty D'Alessandro was appointed to the new position of Director of Strategic Planning and Business Development. As such, Beatty will lead Graybar's strategic business planning process and develop, with the Board's oversight and approval, a strategic business plan. Beatty and his staff will analyze our existing business and evaluate potential opportunities in an objective, disciplined fashion. The goal is to change management's focus from year-end results to a more distant horizon. Beatty and his staff will also be responsible for identifying and evaluating possible acquisitions.


"Our stated ambition is to become the leading electrical and comm/data distributor and to benumber one or two in every market that we serve."


Our stated ambition is to become the leading electrical and comm/data distributor and to be number one or two in every market that we serve. To achieve that ambition we must continue to gain market share, which can only be accomplished by developing the best service offering at a competitive price. To outpace the industry, we must have continued improvements in productivity and our service offering. Key programs to this effort are logistics, training and technology.

We have already touched on logistics and training. Major technological advances in 1998 included the installation of a new mainframe computer and an updated version of GraybarNet(R), our web-based, real time customer order entry system. This new version provides the capabilities to gain access through the Internet and use an electronic catalog.

In addition, all critical computer programs were tested and updated to insure Year 2000 compliance. All system hardware was also tested and updated as needed. We are currently reviewing all supplier and customer Year 2000 issues, which may require the development of contingency plans.

The International Group focused on national account initiatives with multinational companies and engineering contractors in strategic markets and finished the year profitably despite turmoil in many of the markets we serve. In Canada, Graybar Ontario and Harris & Roome had record sales with growth rates exceeding their local markets. We assumed 100% ownership of Graybar Singapore, reorganized and moved to a new location. Graybar Chile opened in May, and despite negative pressures affecting all of Latin America, finished the year in a strong position to support our future strategic activities in the region.

It is management's opinion that Graybar is well positioned to achieve our long-term objectives.



                                       /s/ C. L. Hall
St. Louis, Missouri                    Carl L. Hall
March 1999                             President

MARKET REVIEW
-------------------------------------------------------------------------------

                             CONSTRUCTION MARKET

Graybar continued to increase share in the contractor market as our 1998 sales to this core customer group significantly outpaced the industry. Growth was strong across the country with the southwest and central regions leading the way.

Investments in programs such as on-site services, interactive quote and project management teams enabled us to grow our direct-ship project business at a rate three times the industry average in 1998, making construction one of our fastest growing domestic markets. We expect this trend to continue as we begin to implement our vision of being the "industry standard bearer" for project management services.

Stock sales continued to grow despite a decline in copper wire pricing. Our continuing commitment to error-free performance, emphasized by our company-wide registration to the ISO 9002 standards, and the introduction of our regional zone warehouses contributed substantially to this growth. The logistics plan calls for a network of regional zone warehouses to be completed by year-end 2000. When fully implemented, this network will enable Graybar to deliver an expanded inventory offering-next day-to 98% of the U.S. market, with greatly improved fill rates and fewer errors.

Employee training is a major focus at Graybar as we continue our commitment to sales specialization and skills enhancement. New contractor sales representatives attended contractor sales training schools, which covered topics such as plans and specs, take-offs, negotiating skills and project management. Four of these schools were held in 1998, and we plan four more schools in 1999. In addition, 50 corporate-sponsored training schools were conducted with nine key suppliers. More than 1,200 employees attended these classes.

A total of 480 employees attended 14 lighting schools at General Electric's Nela Park Training Institute and Graybar lighting schools at the Lithonia, Hubbell, Lutron, and Cooper Lighting training centers.

In 1998 we conducted 16 Graybar-only, instructor-led regional training schools with Square D. These schools provided valuable intermediate-level product training to 320 Graybar employees. Prerequisites for most schools included the successful completion of three Square D training courses on our Virtual Campus.

The Company exhibited at two major contractor conventions in 1998: the National Electrical

                                  [PHOTO]

-------------------------------------------------------------------------------

Contractors Association (NECA) and the Independent Electrical Contractors
(IEC). At the 1998 NECA Show, we displayed our Comm/Data and Electrical Business strengths with an appropriate theme: "Graybar, your one source for Electrical, Communications and Data Products."

Also at the NECA Show we reintroduced the Graybar hobbyhorse campaign, "Electrical Wiring Is NOT A Hobby." This advertising campaign discourages the growing "do-it-yourself-electrically" trend among homeowners and others by showing a hobbyhorse made of electrical parts engulfed in flames. Posters, bumper stickers and other materials featuring the hobbyhorse are being offered to electrical contractors-helping them create awareness of the hazards associated with amateurs attempting electrical installations. A big hit when first introduced in 1955, and again in 1965, this campaign is expected to generate customer goodwill and increased business from contractors.

The Graybar booth at the IEC Annual Convention in Boca Raton, Florida, featured presentations by several major suppliers who introduced new and labor saving products. Graybar, GE Lighting and Square D co-sponsored the annual "Celebration `98" dinner during the convention.

Our special relationship with Square D continues to reward both companies with growth exceeding industry averages. The opportunity to do strategic planning together in areas such as electronic commerce, training programs and merchandising is a valuable by-product of our single line relationship.

                       COMMERCIAL AND INDUSTRIAL MARKETS

As corporate America continues the pursuit of becoming either the biggest or the best in their respective industries at the lowest overall cost, companies in the Commercial and Industrial Markets (C&I) are looking for strategies to help them achieve a competitive advantage. This unprecedented drive toward cost competitiveness by our C&I customers offers us many opportunities to apply our value-added capabilities in the form of Graybar "Real Solutions."

Our C&I national account business continued to grow at a double-digit rate in 1998. Trends such as electronic commerce, supply chain integration, and strategic alliances are providing differentiation for Graybar and its customers in this market.


"Investments in programs such as on-site services, interactive quote and project management teams enabled us to grow our direct-ship project business at a rate three times the industry average in 1998, making construction one of our fastest growing domestic markets."


The Graybar
hobbyhorse campaign
reintroduced at the NECA           [PHOTO]
Show is expected to
generate customer
goodwill and increased
business from contractors.

MARKET REVIEW
-------------------------------------------------------------------------------

This was demonstrated best in 1998 with the announcement of a new agreement connecting IBM, Graybar, and Square D/Groupe Schneider in a supply chain that allows IBM better control over capital expenditures and enables their personnel to devote more time to IBM's core business. Under this alliance, IBM has designated Square D/Groupe Schneider as the national standard for all IBM facilities in North America. Graybar was selected to be an alliance member due to our extensive electronic commerce capabilities and our national inventory commitment to Square D/Groupe Schneider.

Our national account organization continues to evolve as we reinforce our commitment to strategic customers and position Graybar as the market leader for providing large national customers with both standard and specialized services.

In 1998 we leased four facilities totaling 343,073 square feet to provide specialized services to one of our key customers. When fully operational, we will employ approximately 140 people dedicated to these four facilities. The kit assembly and many other special services we perform assist this customer in providing improved services to their end-user customers.

                             MINORITY/WOMEN-OWNED
                         BUSINESS ENTERPRISES (MWBE)

In 1998, as part of our continued commitment to minority and women-owned businesses, we completed the MWBE expenditure reporting system. Reports can now be developed on a monthly, quarterly, or yearly basis for both local and national accounts. As part of this program, we have also developed a resource list of more than 300 MWBE suppliers.

                                  [PHOTO]

                               INTEGRATED SUPPLY

Graybar continues to actively pursue Integrated Supply business. The concept of "one stop shopping," which allows Graybar to be integrated into the customer's systems and provide materials and services outside our normal electrical and communications product offering, continues to grow. One of the highlights of 1998 was a series of government contracts awarded to Graybar to provide MRO products to military installations in Hawaii, Alaska, southern California, the northeastern United States, Texas and Louisiana. These contracts cover military facilities in these regions and have been implemented at targeted sites. In addition to the standard supply products, Graybar is providing products as diverse as barbecue pits, lawn and garden supplies and runway chemicals. We have opened an on-base storeroom in Hawaii and are providing all the material and staffing to support their facilities maintenance personnel.

Also in 1998 we expanded the Integrated Supply offering with the successful award of the Texas Instruments contract in October. The multi-year agreement is structured for the management and operation of the facilities, communication, and, for the first time, the manufacturing support stockrooms. Graybar has operated twelve MRO facilities and communication stockrooms for Texas Instruments since 1990. The four new stockrooms directly support the raw material requirements for the production of wafers for Texas Instruments. These stockrooms operate 24 hours a day, 365 days a year.


                               COMM/DATA MARKETS

Sales to Comm/Data Markets continued to grow at a record pace in 1998. This was fueled by user demand for more bandwidth capacity to carry a constantly increasing amount of voice and data traffic. With rapid changes in technology and the growing use of the Internet and intranets, users are expected to continue to upgrade their local and wide area networks for the foreseeable future.

With our specialized sales and service teams designed around the reseller, end-user, and public network markets, Graybar is uniquely positioned to take advantage of opportunities in all



"The concept of "one stop shopping," which allows Graybar to be integrated into the customer's systems and provide materials and services outside our normal electrical and communications product offering, continues to grow."

                                  [PHOTO]

MARKET REVIEW
-------------------------------------------------------------------------------

customer segments of the comm/data industry. This sales and service focus, combined with the best inventory, counter service, and logistics network in the industry, resulted in Graybar increasing share in every major market in 1998.

                            PRIVATE NETWORK MARKETS

Sales to the private network markets-voice interconnects, data contractors and end-users-grew at a healthy rate in 1998, despite significant price deflation on high performance data cabling and networking products.

Graybar solidified its preeminent market position with data contractors, increasing sales to these customers at a higher rate than the overall growth in the market. Data contractors recognize Graybar combines quality products, superior service, and a nationwide presence into a package that is the best in the industry for serving their needs. We also have a true commitment to their success by continuing to implement a strategy of supporting the data contractor as the primary installation and service provider for the end-user.

Sales directly to commercial and industrial end-users also increased in 1998. The vertical alignment of our sales, marketing, and service teams, combined with design capabilities of the Network System Specialists, resulted in Graybar becoming a much more significant factor in the specification of systems and products at the end-user level. By influencing the product selection early in the decision cycle, we strengthened our position with end-user customers and increased sales and market presence. As we become more proficient in addressing the complex requirements of the end-user, we expect sales to this market to grow rapidly in the coming years.

                            PUBLIC NETWORK MARKETS

Sales to public network customers - Bell Operating Companies, Independent Telcos and other companies that build and maintain wide area networks - increased dramatically in 1998 and represented the highest growth rate of all our Comm/Data Markets. These service providers are investing heavily in products and services to support demand for high-speed voice and data traffic over the public network. Our specialized public network sales, service, and management teams have successfully positioned Graybar as a leading provider of distribution services to this market.

Our public network customers are demanding logistics services that reduce their material management costs in order to release capital for investing in their network infrastructure. The services we have developed for these customers-such as inventory management, rack and stack, customized billing/shipping documentation-have allowed them to focus on providing network services, while reducing their total cost of ownership

                                  [PHOTO]

-------------------------------------------------------------------------------

of material. We expect very significant growth in sales to these customers as we continue to gain more experience and expand our service offering.

                          NATIONAL COMM/DATA ACCOUNTS

Specialization and account focus were key contributors to increased sales to comm/data national accounts in 1998 as these accounts continue to be a significant part of our strategic sales plan. Our most significant growth opportunity was with the Bell Operating Companies as they recognize the value full service distributors provide.

Similar to the field, our National Account Managers are specialized to focus on the Private and Public Network Markets. Within these markets, the National Account team is aligned by industry (i.e., insurance, transportation, integrators, etc.) This realignment of assignments has created a sales team that understands the nuances of each respective vertical market andis prepared to address the unique product and service requirements of each industry.

In late 1998 a National Account Customer Service Team was established to support national customers who wanted a single point of contact for order processing and billing along with local sales coverage. This program is in its initial implementation phase, and we expect to have more than 15 national accounts supported by this team by year-end 1999.

                             POWER UTILITY MARKET

Industry deregulation, a strong stock market and increased global influences are contributing to changes in the electric utility market. To meet competitive challenges, utilities are putting more emphasis on outsourcing and vendor reduction. With our


The network room at Graybar's Information Systems facility in St. Louis is the hub for monitoring the Company's comm/data network. A team of communications technicians, including Anna Cavanaugh and Dennis O'Leary, ensures that any problems are resolved quickly.


"Sales to public network
customers increased
dramatically in 1998
and represented the
highest growth rate of
all our Comm/Data
Markets."

MARKET REVIEW
-------------------------------------------------------------------------------

wide variety of products and service offerings Graybar is in a strong position to help utilities meet these challenges and reduce their cost of doing business.

We have already seen this trend during the last five years as our sales to utilities have remained fairly flat, reflecting the industry in general. However, Graybar's overall sales of utility-type products have increased significantly during this period as we sold these products to contractors and end-users. Our sales through stock of utility products are up 22% over this same period, reinforcing the fact that utilities are starting to purchase more through distribution.

Distributor alliances with utilities, of which Graybar has several, have usually been with the large, investor-owned utilities. We are now seeing these same strategic alliances in the rural electric cooperative market. One of the premiere alliances in the country is between New Hampshire Electric Cooperative (NHEC) and Graybar Manchester. This alliance received national attention in a Purchasing magazine article in 1998. The article explained not only our ability to reduce NHEC's overall cost, but more important, our ability to service the utility when a big ice storm hit their system earlier in the year. NHEC credits Graybar for staying open during this period and providing them with the necessary products and services to restore their power system.

As deregulation continues across the country, Graybar will have opportunities to work closely with utilities, assisting them in improving their business processes as they strive to meet the competitive challenges of the future.

                             INTERNATIONAL MARKETS

Despite the financial turmoil that spread from Asia throughout most of the international markets in 1998, our International Group, while unable to meet targets in all markets, finished the year profitably. Our international strategy remained focused on supporting our national account initiatives with multinational companies and engineering contractors in strategic markets, especially North America. This strategy, coupled with our long experience in these markets, has enabled us to maintain the structure necessary to support the Company's objectives.

                                 NORTH AMERICA

While Canada faced a dramatic weakening of its dollar, Graybar Ontario and Harris & Roome both had record years in 1998 and achieved growth rates well in excess of their local markets.

With growth in strategic markets both Graybar de Mexico and Puerto Rico ended the year profitably.

In Puerto Rico we completed a conversion to new computer software, while systems in Graybar Ontario and Graybar de Mexico were also upgraded. The new software gives us the capability to fully support our global accounts.

                            LATIN AMERICA/CARIBBEAN

All Latin American and Caribbean markets felt the adverse effects of natural disasters and the global financial crisis in 1998. Miami International was reorganized to meet the realities of today's market and ended the year profitably, maintaining a strong presence in all strategic countries.

Our new location in Chile opened in May in a strong market but by year-end fell victim to the same negative pressures affecting all of Latin America. We adjusted our strategy there and local management did an excellent job penetrating new markets. Graybar Chile ended the year in a strong position to successfully support our future strategic activities in Latin America.

                                 ASIA/PACIFIC

In spite of the Asian financial crisis, San Francisco International had an excellent year due largely to our on-site Sales Representatives in Singapore and Japan.

In 1998 the Company assumed 100% ownership of Graybar Singapore, reorganized and moved to a new location. These changes have proven successful, and Graybar Singapore ended the year well positioned to fully support U.S. national accounts, engineering contractors and strategic suppliers operating in Asia during these very difficult times.

-------------------------------------------------------------------------------

                              MIDDLE EAST/AFRICA

The falling price of oil had the effect of halting or delaying all projects in the Middle East. Because of its long-standing relationships, excellent service records and strong market presence, Houston International was able to end the year profitably with its infrastructure not only intact but stronger than ever.

                               MARKETING SUPPORT

                        ADVERTISING AND SALES PROMOTION

A consistent advertising campaign, rich in our service capabilities and capitalizing on strategic relationships with electrical and comm/data suppliers, continues to brand Graybar as the source for solutions.

More than 200 trade ad placements were positioned in major market magazines generating more than 65,000 sales leads. Trade magazine editorial was a major focus, and we were successful in receiving coverage of our service capabilities in many publications. Highlighting our effort was a feature article in the July issue of Electrical Contractor magazine that praised the uniqueness of our relationship with Universal Systems, a large electrical contractor.

Direct mail advertising continued to communicate the breadth of product available from our local, regional and national inventories. Supporting the electrical business were three issues of the Graybar Products Extra tabloid. Featured themes were Contractor Solutions, Square D Solutions and Commercial & Industrial Solutions.

Graybar's service to
Universal Systems,
a large electrical contractor,                  [PHOTO]
was featured on the
cover of the July
Electrical Contractor
magazine.


"Our international
strategy remained focused
on supporting our national
account initiatives with
multinational companies
and engineering contractors
in strategic markets,
especially North America."

MARKET REVIEW
-------------------------------------------------------------------------------

The Graybar Digest, targeting our comm/data customers, was upgraded to a new, full-color format. Themes for the three 1998 issues were LAN/WAN Solutions, Wire & Cable Solutions and Solutions for Voice Applications.

A new Graybar Public Network Products catalog for comm/data customers and 15 customized supplier catalogs helped keep customers aware of new products, applications, and value-added services.

Demand for our "contractors" style job calendar continues to grow with more than 90,000 distributed to customers in 1998. The October to September format makes our version unique.

A new concept in counter promotions, designed to focus on value-added high margin products, was an instant success with our branches and counter customers. "Promotions In A Box" kits include signs and premiums designed to fit special freestanding display fixtures. The promotions are supplier and product specific and offer free, family-oriented premiums with the purchase of displayed products. Branches can select two different kits each month from a menu containing more than 40 supplier promotions.

                                   [PHOTO]

                               COUNTER MARKETING

Graybar counter sales continued their strong performance in 1998. The Counter Marketing Department designed 17 counters including three for new locations. Suppliers continue to show strong support for counter marketing by working with corporate to develop new plan-o-grams and packaging designs to promote impulse sales.

Training seminars in 1998 concentrated on the counter basics. One hundred-twenty counter personnel were tutored on merchandising, sales, product training and margin development.

                             WORLD SERIES OF GOLF

In August Graybar was host to over 700 guests at the NEC World Series of Golf at Firestone Country Club in Akron, Ohio. Under clear blue skies, professional golfer David Duval, won the World Series of Golf Championship, ending this series of tournaments. A new format will be unveiled in 1999 with the NEC Invitational played at Firestone. Graybar will be a sponsor of this prestigious tournament and will host many customers at this event.

                           SQUARE D CHAMPION'S CLUB

In an awards ceremony at the Hyatt Grand Cypress Hotel in Orlando, Florida, the Graybar/Square D Champion's Club honored 26 new members in 1998 for their exemplary sales efforts in 1997. One Graybar and one Square D Sales Representative from each district received their awards from Carl Hall, Graybar President and CEO, and Charley Denny, Square D Chairman. Following the ceremony, the new Champion's Club members and their spouses were treated to a three-day cruise to the Bahamas.

-------------------------------------------------------------------------------

                                  NASCAR RACE

Graybar and Cooper Bussmann once again joined forces to sponsor the #12 Chevrolet Monte Carlo at the Carquest Autoparts 250 NASCAR race in the 2nd Annual Busch Grand National Series. Driving the #12 Chevrolet, Scott Hansen finished 16th in the race which was held October 17 at Gateway International Raceway in Madison, Illinois. The race was nationally televised and drew a large crowd, including over 250 Graybar/Bussmann customers.

                       GRAYBAR FINANCIAL SERVICES (GFS)

Our equipment leasing and financing subsidiary was completely restructured in 1998 to offer improved service and new financial products to our customers.
A joint venture, called Graybar Financial Services, LLC, was formed with Newcourt Financial (formerly AT&T Capital).

Launched in June with a national press release, Graybar Financial Services, LLC introduced an exciting new look and slogan- "Financing, simplified."
This fresh approach to leasing and financing emphasizes the simplified manner in which it is delivered.

The impact of new pricing and services resulted in a significant increase in leasing sales over 1997. GFS profit contribution to Graybar was the highest since its inception in 1989.

The joint venture with Newcourt Financial allowed us to introduce services over the Internet at Graybar's web site. Linked through Graybar's site to Newcourt's web site, a customer can now submit a lease application over the Internet and receive a credit response within one business day.

Customers can also get immediate quotes for monthly lease payments on any size installation, compare the advantages of leasing versus buying and, if qualified, establish a lease line of credit for fast and easy financing of their next system upgrade.


"Linked through Graybar's
site to Newcourt's web site,
a customer can now
submit a lease application
over the internet and
receive a credit response
within one business day."

                                   [PHOTO]

The new counter promotion
concept- Promotions in a Box-
focuses on value-added
high margin products.

OPERATIONS REVIEW
-------------------------------------------------------------------------------

                               CUSTOMER SERVICE

In 1998 Graybar announced a National Customer Service Award program to recognize Customer Service Representatives who have demonstrated leadership and exemplary customer service over the course of each one-year award period. One candidate will be recommended from each district at the end of the award year. An annual ceremony will be held for the presentation of the "Excellence in Customer Service" awards.

                          CYCLE COUNTING OF INVENTORY

Following a successful two-year pilot, cycle counting procedures were implemented in all locations in preparation for eliminating annual physical inventory in 1999. The cycle count method requires assigned personnel in each location to count a certain number of items each day, eliminating end-of-the-year inventory. Customer service improves as a result of cycle counting. The process allows us to maintain more accurate inventory quantities throughout the year, and cycle counting eliminates the business interruption associated with the annual physical inventory.

                                   [PHOTO]

                             CORPORATE PURCHASING

During 1998 replenishment planning was expanded to additional company locations, and the Dallas and Atlanta Zones were fully implemented. The Corporate Purchasing group also absorbed the purchasing of electrical products in the Atlanta and New York Districts. In preparation for the opening of the Fresno Zone in early 1999, the branch locations in the Phoenix and Seattle Districts were also added. At the end of 1998, Corporate Purchasing was planning approximately 500,000 stockkeeping units for the St. Louis, Dallas, Minneapolis, Atlanta, New York, Phoenix and Seattle Districts, comm/data products nationally, and the Dallas and Atlanta Zones.

In May 1998 some members of the Corporate Purchasing group participated with the District Purchasing Managers in a training seminar on negotiation skills. Also, training has been developed for Graybar for an extensive five-level certification process on the E3Trim(R) purchasing system. All corporate purchasing buyers are working to obtain E3Trim certification.

                 SUPPLIER ASSISTED INVENTORY MANAGEMENT (SAIM)

Nineteen ninety-eight marked the sixth year of our involvement with SAIM with five key suppliers. During this time, stocks have improved and returns of non-moving items have been easier to complete. One of the important benefits realized by distributors and manufacturers participating in SAIM is increased awareness of business issues faced by the other party. This understanding and openness leads to more effective problem solving on performance improvement and cost containment initiatives. Progress review meetings are held with all SAIM suppliers as needed, but at a minimum once per year. Monthly charts and graphs supplied by Graybar help track progress.

-------------------------------------------------------------------------------

                              PRICE COST SERVICES

An automated process was implemented to update costs and supplier catalog information, eliminating manual verification and data entry. This electronic cost update process has been in development for several years. The Richmond, Cincinnati, Pittsburgh, New York, Seattle, and Phoenix Districts are now receiving transmissions from one of Graybar's major suppliers. Another major supplier has begun transmitting EDI transactions for the entire Graybar branch network. Automation eliminates discrepancies, redundant data entry and invoice deductions due to cost errors. Other benefits include more timely and accurate cost and item updates. Our pricing files remain in agreement with supplier files, and Graybar maintains audit control over the files. We plan to expand electronic price and cost updates with other suppliers.

                          WAREHOUSE MANAGEMENT SYSTEM

During 1998 the communications interface was developed for the transfer of information from the Graybar computer system to the Warehouse Management System (WMS). WMS utilizes a comprehensive software package to direct the flow of material within the warehouse. Additional resources have been added to the Installation Team to prepare for conversion at the zone facilities. Implementation will be coordinated by the Logistics Group and is scheduled to begin in June 1999 with a pilot at the Atlanta Zone.

                                    SAFETY

Due to increased safety awareness, the Company's OSHA Incident Rate compares favorably to the industry average. The vehicle accident rate decreased by 9.3%, and lost workdays due to work-related injuries decreased by more than 16% from the previous year. The Cincinnati District earned the President's Safety Award for the lowest OSHA Incident Rate. New safety training requirements for all forklift operators were introduced to comply with the new OSHA requirements. Graybar has incorporated safety as a measurement in each location's Branch Review process.

An on-line database of Material Safety Data Sheets was developed in 1998.
All hazardous materials were coded in the computer system to identify Department of Transportation hazardous classifications on shipping documents.


"Cycle counting
procedures were
implemented in all
locations in preparation
for eliminating annual
physical inventory
in 1999."

OPERATIONS REVIEW
-------------------------------------------------------------------------------

                              GENERAL OPERATIONS

During 1998 a new department was created within Operations to separate administrative functions from customer service. District Administrative Managers and Supervisors, Administration were appointed to assume responsibility for all Branch Administrators and the transaction processing they perform-transaction approvals and office services such as telephone services, mailroom and other clerical functions. The Managers of Customer Service, who previously had these responsibilities, will now focus totally on customer relations and improved service, personnel development, training and profitability in their respective locations.

                         NEW LOCATIONS OPENED IN 1998

Erie, Pennsylvania
Williston, Vermont (Burlington)
Fairbanks, Alaska
Dallas, Texas (Regional Zone)
Austell, Georgia (National Zone)

                                   [PHOTO]

                              INFORMATION SYSTEMS

Many significant infrastructure changes were completed during the year, including a new mainframe computer system which was installed in the St. Louis data center in March. The new system provides increased capacity to support the Company's continued growth. Also, voice and data networks were improved with the addition of T1 access at 120 locations. More than 5,000 PCs were upgraded to Windows(R) 95 and checked for Year 2000 compliance. To address Year 2000 requirements, new high-speed network switches were installed, which significantly improved network speed.

GraybarNet,(R) our customer dial-in offering, was redesigned to accommodate Internet access. Customers can now access our system directly or via the World Wide Web if desired. GraybarNet will also provide access to our electronic catalog.

Year 2000 compliance efforts required substantial IS attention as everything from customer and supplier critical applications to the payroll and pension systems were reviewed and tested. We are currently reviewing all supplier and customer Year 2000 issues, which may require the development of contingency plans.

Graybar's e-mail system has become an integral part of our business. Daily messages now exceed 30,000 company-wide, with 20% delivered via the Internet.

Several large projects were started in 1998 including Central Accounts Payable, Warehouse Management, Logistics, General Ledger and Fixed Assets. These projects will require major efforts in 1999.

Graybar's 212,000 square foot
Regional and National Zone
located in Austell, Georgia,
opened in August.

                               FINANCIAL REVIEW
         -------------------------------------------------------------



                               TABLE OF CONTENTS
Selected Consolidated Financial Data                                     18

Management's Discussion and Analysis
of Financial Condition and Results of Operations                         19

Consolidated Financial Statements                                        21

Report of Independent Auditors                                           29

                                                    FINANCIAL REVIEW
--------------------------------------------------------------------------------------------------------------------

                                          SELECTED CONSOLIDATED FINANCIAL DATA
                                    (Stated in thousands except for per share data)
                                                    1998           1997           1996           1995           1994
--------------------------------------------------------------------------------------------------------------------
SALES                                         $3,744,075     $3,348,496     $3,001,049     $2,774,368     $2,364,461
  Less--Cash discounts                           (11,872)       (10,474)        (9,637)        (9,578)        (8,839)
--------------------------------------------------------------------------------------------------------------------
NET SALES                                      3,732,203      3,338,022      2,991,412      2,764,790      2,355,622
--------------------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                      (3,042,176)    (2,726,147)    (2,453,962)    (2,267,186)    (1,934,925)
--------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE                                 (23,998)       (19,713)       (16,687)       (16,577)       (12,003)
--------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
  Current                                        (37,167)       (29,750)       (28,599)       (23,426)       (15,225)
  Deferred                                        (4,919)        (6,820)        (1,722)        (2,408)         1,251
--------------------------------------------------------------------------------------------------------------------
    Total provision for income taxes             (42,086)       (36,570)       (30,321)       (25,834)       (13,974)
--------------------------------------------------------------------------------------------------------------------
NET INCOME                                        59,544         52,963         44,533         36,718         18,702
--------------------------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO
  COMMON STOCK                                    59,539         52,957         44,526         36,710         18,694
--------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES
  OUTSTANDING <FA>                                 5,305          5,549          5,714          5,486          5,628
--------------------------------------------------------------------------------------------------------------------
INCOME PER SHARE OF
  COMMON STOCK <FA>                                11.22           9.54           7.79           6.69           3.32
--------------------------------------------------------------------------------------------------------------------
  Cash dividends per share                          2.00           2.00           2.00           2.00           2.00
--------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance, beginning of year                     149,226        115,218         84,801         57,081         52,486
  Add--Net income                                 59,544         52,963         44,533         36,718         18,702
--------------------------------------------------------------------------------------------------------------------
                                                 208,770        168,181        129,334         93,799         71,188
--------------------------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)                       (5)            (6)            (7)            (8)            (8)
    Common (in cash)                             (10,031)        (9,576)        (9,480)        (8,990)        (8,729)
    Common (in stock)                             (4,896)        (9,373)        (4,629)           --          (5,370)
--------------------------------------------------------------------------------------------------------------------
                                                 (14,932)       (18,955)       (14,116)        (8,998)       (14,107)
--------------------------------------------------------------------------------------------------------------------
  Balance, end of year                           193,838        149,226        115,218         84,801         57,081
  Proceeds on stock subscriptions,
    shares unissued                                  --              37             52            --              39
STOCK OUTSTANDING
  Preferred                                          108            119            143            150            164
  Common                                         103,690        103,749         98,321         89,206         91,859
--------------------------------------------------------------------------------------------------------------------
                                                 297,636        253,131        213,734        174,157        149,143
--------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income              (836)           --             --             --             --
--------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                       296,800        253,131        213,734        174,157        149,143
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                   1,167,847      1,051,821        881,636        823,280        719,786
LONG-TERM DEBT                                $  269,570     $  139,748     $  151,659     $   91,257     $   90,212
--------------------------------------------------------------------------------------------------------------------

<FA> Adjusted for the declaration of 5%, 10%, 5%  and 6.25% stock dividends in
1998, 1997, 1996 and 1994, respectively. Prior to adjusting for the stock dividends, the average common shares outstanding for 1997, 1996, 1995 and 1994 were 4,805,4,712, 4,524 and 4,368, respectively.

This summary should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report.

                               FINANCIAL REVIEW
-------------------------------------------------------------------------------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

           (Stated in thousands except for share and per share data)

RESULTS OF OPERATIONS

1998 COMPARED TO 1997
      Net sales in 1998 were 11.8% higher than in 1997. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1998.
      Gross margin in 1998 increased $78,152 (12.8%) compared to 1997 primarily due to the increased sales in the electrical and communications markets.
      The increase in selling, general and administrative expenses in 1998 compared to 1997 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses.
      Interest expense increased in 1998 compared to 1997 primarily due to increased levels of borrowing incurred to finance higher aggregate levels of inventory and receivables. Interest rates on 1998 short-term borrowings were slightly lower than for the same period in 1997.
      Other income includes gains on sale of property of $808 and $2,280 in 1998 and 1997, respectively.
      The combined effect of the increases in gross margin and other income, together with the increases in selling, general and administrative expenses, interest expense and depreciation and amortization, resulted in an increase in income before provision for income taxes of $12,097 in 1998 compared to 1997.

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

FINANCIAL CONDITION AND LIQUIDITY
      The financial condition of the Company continues to be strong. At December 31, 1998 current assets exceeded current liabilities by $400,850, up $169,227 from December 31, 1997. The current assets at December 31, 1998 were sufficient to meet the cash needs required to pay current liabilities. The substantial increases in accounts receivable and merchandise inventory resulted primarily from the growth in sales experienced by the Company.
While the average number of days of sales in accounts receivable has remained relatively stable during 1998 and 1997, inventory turnover has decreased slightly during that same period. The decrease in inventory turnover is due largely to a company-wide customer service and logistics project to redeploy inventory into a system of national zones, regional zones and branch locations. Although the project objective is to provide better customer service and reduce overall costs, management expected some temporary inventory increase, unrelated to sales volume, during the transition to the new system. This transition to the new customer service and logistics system
is planned to be complete by the end of the year 2000.   This temporary
increase in inventory investment is partially offset by a corresponding increase in trade accounts payable. The Company does not have any other plans or commitments that would require significant amounts of additional working capital.
      At December 31, 1998 the Company had available to it unused lines of credit amounting to $280,000. These lines are available to meet short-term cash requirements of the Company. Bank borrowings outstanding during 1998 and 1997 varied from a minimum of $19,000 and $65,000 to a maximum of $211,655 and $181,000, respectively.

                               FINANCIAL REVIEW
------------------------------------------------------------------------------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

           (Stated in thousands except for share and per share data)

      Included in the Company's unused lines of credit is a $125,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate. The credit agreement expires in May 2003. The Company intends to utilize this credit line primarily as a secondary source of borrowing for short-term financing requirements. There have been no borrowings against this credit line through December 31, 1998.
      The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. In January 1998 the Company received the proceeds from a seven-year note for $25,000 at a fixed interest rate of 6.44% with principal payable in quarterly installments beginning in April 1998. In April 1998 the Company received the proceeds from a fifteen-year note for $75,000 at a fixed interest rate of 6.59% with principal payable in semiannual installments beginning in October 2003. In June 1998 the Company received the proceeds from a fifteen-year note for $40,000 at a fixed interest rate of 6.65% with principal payable in annual installments beginning in June 2003.
      The Revolving Credit Loan Agreement and certain other note agreements have various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
      Cash provided by operations during 1998 amounted to $3,585 compared to $10,809 cash provided by operations in 1997. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $300 and $875 in 1998 and 1997, respectively. Additional cash of approximately $14,320 will be provided in 1999 as a result of payments to be made for stock subscribed to by employees under the 1998 Common Stock Purchase Plan.
      Capital expenditures for property were $28,977, $27,342 and $44,865 for the years ended December 31, 1998, 1997 and 1996, respectively. Purchases of treasury stock were $5,303, $4,859 and $3,471 for the years ended December 31, 1998, 1997 and 1996, respectively. Dividends paid were $9,802, $9,550 and $9,188 for the years ended December 31, 1998, 1997 and 1996, respectively.

IMPACT OF YEAR 2000
      In early 1996 the Company began its review and analysis of the Year 2000 issues and the potential risks to our operations. Modifications to our existing internal software began in 1996 and continue to be made. A full-time senior manager of the Company was appointed in January 1998 to oversee all of the analytical and remedial projects connected with the Year 2000.
The Company has also used independent consultants to assist the Company with its Year 2000 readiness efforts.
      The Company believes that with modifications to existing internal software and conversions to new software, the Year 2000 will not pose significant problems for all of its systems, including its accounting, management information, warehouse and administrative systems. However, if such modifications and conversions are not completed in a timely manner, the Year 2000 could have a material impact on the operations of the Company.
      Communications have been initiated by the Company with over 600 suppliers of products and large customers to determine the extent to which the interface between their systems and the Company's systems are vulnerable to those parties' failures to remediate their own Year 2000 issues. Most responses relating to products indicated Year 2000 compliance for the specific product. A significant number of the responses indicated that Year 2000 analytical studies were in process for both internal systems and some products. The Company's total Year 2000 project schedule and cost estimates to complete include the estimated costs and time associated with the impact of supplier and customer Year 2000 issues based on currently available information. However, there can be no guarantee that the systems of these companies on which the Company's systems rely will be modified in a timely manner so there will not be an adverse impact on the Company's business. Contingency plans will be developed on a case-by-case basis for suppliers or customers where a problem is identified that cannot be remedied in time. Contingency plans may involve alternate means of communications for electronic data interchange suppliers and customers or an alternate source of supply in the case of a supplier or a specific product.
      The Company has and will continue to utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. Communications will continue with customers and suppliers to identify any potential problems requiring contingency plans. The Company anticipates completing the Year 2000 project by September 30, 1999, although some additional testing will continue after that date. The Year 2000 projects will be funded through operating cash flows and expensed as incurred. The project costs have not had and are not expected to have a material impact on the results of operations.
      The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                               CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------------------------
                     CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                    (Stated in thousands except for share and per share data)

FOR THE YEARS ENDED DECEMBER 31,                             1998           1997           1996
-----------------------------------------------------------------------------------------------
SALES, NET OF RETURNS AND ALLOWANCES                  $ 3,744,075    $ 3,348,496    $ 3,001,049
   Less--Cash discounts                                   (11,872)       (10,474)        (9,637)
-----------------------------------------------------------------------------------------------
     Net Sales                                          3,732,203      3,338,022      2,991,412
-----------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                               (3,042,176)    (2,726,147)    (2,453,962)
-----------------------------------------------------------------------------------------------
     Gross Margin                                         690,027        611,875        537,450
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES             (513,193)      (456,686)      (409,259)
TAXES, OTHER THAN INCOME TAXES                            (32,415)       (29,523)       (26,922)
DEPRECIATION AND AMORTIZATION                             (25,809)       (22,285)       (19,862)
-----------------------------------------------------------------------------------------------
     Income from operations                               118,610         103,381        81,407
OTHER INCOME, NET                                           7,018          5,865         10,134
INTEREST EXPENSE                                          (23,998)       (19,713)       (16,687)
-----------------------------------------------------------------------------------------------
INCOME BEFORE PROVISION FOR INCOME TAXES                  101,630         89,533         74,854
-----------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
   Current                                                (37,167)       (29,750)       (28,599)
   Deferred                                                (4,919)        (6,820)        (1,722)
-----------------------------------------------------------------------------------------------
     Total provision for income taxes                     (42,086)       (36,570)       (30,321)
-----------------------------------------------------------------------------------------------
NET INCOME                                                 59,544         52,963         44,533
-----------------------------------------------------------------------------------------------
RETAINED EARNINGS, BEGINNING OF YEAR                      149,226        115,218         84,801
   Cash dividends-
     Preferred, $1.00 per share each year                      (5)            (6)            (7)
     Common, $2.00 per share each year                    (10,031)        (9,576)        (9,480)
   Common Stock dividend                                   (4,896)        (9,373)        (4,629)
-----------------------------------------------------------------------------------------------
RETAINED EARNINGS, END OF YEAR                        $   193,838    $   149,226    $   115,218
-----------------------------------------------------------------------------------------------
NET INCOME PER SHARE OF COMMON STOCK                  $     11.22    $      9.54    $      7.79
-----------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                       CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------------------------------------
                                         CONSOLIDATED BALANCE SHEETS
                                                                                              December 31,
                           (Stated in thousands except for share and per share data)       1998           1997
--------------------------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash                                                                               $   20,252     $   18,523
   Trade receivables (less allowances of
    $4,783 and $4,627, respectively)                                                    460,016        402,455
   Merchandise inventory                                                                440,406        389,314
   Other current assets                                                                   3,945          2,973
--------------------------------------------------------------------------------------------------------------
      Total current assets                                                              924,619        813,265
--------------------------------------------------------------------------------------------------------------
PROPERTY, AT COST
   Land                                                                                  21,550         22,868
   Buildings                                                                            174,736        167,654
   Furniture and fixtures                                                               123,044        113,854
   Capital equipment leases                                                              26,682         26,138
--------------------------------------------------------------------------------------------------------------
                                                                                        346,012        330,514
   Less--Accumulated depreciation and amortization                                      142,934        136,485
--------------------------------------------------------------------------------------------------------------
                                                                                        203,078        194,029
--------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                                     8,105          9,639
--------------------------------------------------------------------------------------------------------------
OTHER ASSETS                                                                             32,045         34,888
--------------------------------------------------------------------------------------------------------------
                                                                                     $1,167,847     $1,051,821
--------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
   Notes payable to banks                                                            $   43,948     $  136,925
   Current portion of long-term debt                                                     16,475         15,059
   Trade accounts payable                                                               344,869        326,969
   Accrued payroll and benefit costs                                                     44,466         41,924
   Other accrued taxes                                                                   12,439         10,663
   Dividends payable                                                                      5,479          5,246
   Other payables and accruals                                                           56,093         44,856
--------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                         523,769        581,642
--------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFITS LIABILITY                                                        77,708         77,300
--------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                                          269,570        139,748
--------------------------------------------------------------------------------------------------------------
                                                            Shares at December 31,
                                                             1998           1997
--------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
   Capital stock-
      Preferred, par value $20 per share,
         authorized 300,000 shares--
         Issued to shareholders                             5,386          6,009
         In treasury, at cost                                  --            (58)
--------------------------------------------------------------------------------------------------------------
         Outstanding                                        5,386          5,951            108            119
--------------------------------------------------------------------------------------------------------------
      Common, stated value $20 per share,
         Authorized                                     7,500,000      7,500,000
         Issued to voting trustees                      4,883,638      4,883,162
         Issued to shareholders                           326,586        323,434
         In treasury, at cost                             (25,706)       (19,124)
--------------------------------------------------------------------------------------------------------------
         Outstanding                                    5,184,518      5,187,472        103,690        103,749
--------------------------------------------------------------------------------------------------------------
   Common shares subscribed                                                              15,564            493
   Retained earnings                                                                    193,838        149,226
   Accumulated other comprehensive income                                                  (836)           --
--------------------------------------------------------------------------------------------------------------
                                                                                        312,364        253,587
         Less--Subscriptions receivable                                                  15,564            456
--------------------------------------------------------------------------------------------------------------
         TOTAL SHAREHOLDERS' EQUITY                                                     296,800        253,131
--------------------------------------------------------------------------------------------------------------
                                                                                     $1,167,847     $1,051,821
--------------------------------------------------------------------------------------------------------------

       See accompanying Notes to Consolidated Financial Statements

                                           CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------------------------------------
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (Stated in thousands)

FOR THE YEARS ENDED DECEMBER 31,                                            1998           1997           1996
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS
   Net Income                                                           $ 59,544       $ 52,963       $ 44,533
--------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income
     to cash provided by operations -
      Depreciation and amortization                                       25,809         22,285         19,862
      Deferred income taxes                                                4,919          6,820          1,722
      Gain on sale of property                                              (808)        (2,280)        (7,313)
      Changes in assets and liabilities:
         Trade receivables                                               (57,561)       (50,117)         1,909
         Merchandise inventory                                           (51,092)       (80,186)       (42,053)
         Other current assets                                               (972)         3,224            476
         Other assets                                                     (6,728)        (4,232)        (2,143)
         Trade accounts payable                                           17,900         48,832         (3,851)
         Accrued payroll and benefit costs                                 2,542          6,001         (1,427)
         Other accrued liabilities                                        10,032          7,499         24,871
--------------------------------------------------------------------------------------------------------------
                                                                         (55,959)       (42,154)        (7,947)
--------------------------------------------------------------------------------------------------------------
   Net cash flow provided by operations                                    3,585         10,809         36,586
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from sale of property                                       4,892          5,364         10,497
      Capital expenditures for property                                  (28,977)       (27,342)       (44,865)
      Investment in joint venture                                          9,571        (14,134)           --
      Other                                                                  --          (2,275)           --
--------------------------------------------------------------------------------------------------------------
   Net cash flow used by investing activities                            (14,514)       (38,387)       (34,368)
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase (decrease) in notes payable to banks                  (92,977)        61,966        (62,272)
      Proceeds from long-term debt                                       140,000            --          72,000
      Repayment of long-term debt                                        (14,664)       (11,748)       (10,387)
      Principal payments under capital equipment leases                   (4,060)        (4,403)        (4,115)
      Sale of common stock                                                   300            875          8,002
      Purchases of treasury stock                                         (5,303)        (4,859)        (3,471)
      Dividends paid                                                      (9,802)        (9,550)        (9,188)
--------------------------------------------------------------------------------------------------------------
   Net cash flow provided (used) by financing activities                  13,494         32,281         (9,431)
--------------------------------------------------------------------------------------------------------------
Effect of currency translation adjustments on cash                          (836)           --             --
--------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                            1,729          4,703         (7,213)
--------------------------------------------------------------------------------------------------------------
CASH, BEGINNING OF YEAR                                                   18,523         13,820         21,033
--------------------------------------------------------------------------------------------------------------
CASH, END OF YEAR                                                       $ 20,252       $ 18,523       $ 13,820
--------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                            CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------------------------------------------------------
                               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                  FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                               (Stated in thousands except for share and per share data)
                                                                         COMMON                      ACCUMULATED
                                                                         STOCK                         OTHER
                                           COMMON        PREFERRED     SUBSCRIBED,     RETAINED     COMPREHENSIVE
                                           STOCK           STOCK        UNISSUED       EARNINGS         INCOME        TOTAL
                                           ------        ---------     -----------     --------     -------------   --------
December 31, 1995                         $ 89,206       $   150       $               $ 84,801     $               $174,157
                                                                                                                    --------
Net income and
   comprehensive income                                                                  44,533                       44,533

Stock issued                                 7,950                                                                     7,950

Stock redeemed                              (3,464)           (7)                                                     (3,471)

Advance payments                                                              52                                          52

Dividends declared                           4,629                                      (14,116)                      (9,487)
                                          --------       -------       ---------       --------     --------        --------
December 31, 1996                         $ 98,321       $   143       $      52       $115,218     $               $213,734
                                          ========       =======       =========       ========     ========        ========

Net income and
   comprehensive income                                                                  52,963                       52,963

Stock issued                                   890                                                                       890

Stock redeemed                              (4,835)          (24)                                                     (4,859)

Advance payments                                                             (15)                                        (15)

Dividends declared                           9,373                                      (18,955)                      (9,582)
                                          --------       -------       ---------       --------     --------        --------
December 31, 1997                         $103,749       $   119       $      37       $149,226     $               $253,131
                                          ========       =======       =========       ========     ========        ========

Net income                                                                               59,544                       59,544

Currency translation adjustments                                                                        (836)           (836)
                                                                                                                    --------
Comprehensive income                                                                                                  58,708
                                                                                                                    --------
Stock issued                                   337                                                                       337

Stock redeemed                              (5,292)           (11)                                                    (5,303)

Advance payments                                                             (37)                                        (37)

Dividends declared                           4,896                                      (14,932)                     (10,036)
                                          --------       -------       ---------       --------     --------        --------
DECEMBER 31, 1998                         $103,690       $   108       $       0       $193,838     $   (836)       $296,800
                                          ========       =======       =========       ========     ========        ========

See accompanying Notes to Consolidated Financial Statements

                       CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
           (Stated in thousands except for share and per share data)

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

MERCHANDISE INVENTORY
      Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is generally a conservative method of accounting that, compared with other inventory accounting methods, provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $17,490 and $28,993 greater than reported under the LIFO method at December 31, 1998 and 1997, respectively.

PROPERTY AND DEPRECIATION
      The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:

----------------------------------------------------------------------------
Buildings                                                          42 years
----------------------------------------------------------------------------
Permanent fixtures--                                  Over the lives of the
leased property                                           respective leases
----------------------------------------------------------------------------
Furniture, fixtures and equipment                             4 to 14 years
----------------------------------------------------------------------------
Capital equipment                                     Over the lives of the
leases                                                    respective leases
----------------------------------------------------------------------------

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

DESCRIPTION OF BUSINESS AND CREDIT RISK
      Graybar Electric Company, Inc. is engaged internationally in the distribution of electrical and communications products and integrated supply services primarily to contractors, industrial plants, telephone companies, power utilities, and commercial users. All products sold by the Company are purchased by the Company from others.
      Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's business activity is primarily with customers in the United States; however, the Company has limited sales activity in several international locations. The Company performs ongoing credit evaluations of its customers, and a significant portion of trade receivables is secured by lien or bond rights. The Company maintains allowances for potential credit losses, and such losses historically have been within management's expectations.

COMPREHENSIVE INCOME
      Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Comprehensive income is reported in the Consolidated Statements of Changes in Shareholders' Equity.

PENDING ACCOUNTING PRONOUNCEMENTS
      In March 1998 the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company plans to adopt the SOP on January 1, 1999. The SOP requires capitalization of certain internal and external costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company currently expenses internal costs as incurred. The Company is evaluating the impact of adoption of the SOP, but does not expect the effect to be material to its results.

                       CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------

2.    INCOME TAXES
      The provisions for income taxes recorded in the Consolidated Statements of Income and Retained Earnings are as follows:

Years Ended December 31:              1998           1997           1996
------------------------------------------------------------------------
Federal income tax
      Current                      $32,442        $26,248        $25,057
      Deferred                       4,212          5,669          1,543
State income tax
      Current                        4,725          3,502          3,542
      Deferred                         707          1,151            179
------------------------------------------------------------------------
Financial statement
      income tax provision         $42,086        $36,570        $30,321
------------------------------------------------------------------------

      Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:

Assets/(Liabilities)                       1998              1997
-----------------------------------------------------------------
Postretirement benefits                $ 30,734          $ 30,572
Payroll accruals                          6,929             6,416
Bad debt reserves                         1,909             2,605
Other deferred tax assets                 7,957             6,828
Inventory                                (2,591)           (1,387)
Prepaid pension                          (7,061)           (5,124)
Fixed asset depreciation                (12,861)          (13,209)
Fixed asset gains                        (6,287)           (6,052)
Accounts receivable                      (2,169)           (2,892)
Other deferred tax liabilities          (14,348)          (10,622)
-----------------------------------------------------------------
                                       $  2,212          $  7,135
-----------------------------------------------------------------

      Deferred tax liabilities included in Other Payables and Accruals were $5,893 and $2,504 in 1998 and 1997, respectively.
      A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:             1998           1997           1996
-----------------------------------------------------------------------
"Statutory" tax rate                 35.0%          35.0%          35.0%
State and local income taxes,
      net of federal benefit          3.4            3.4            3.3
Other, net                            3.0            2.4            2.2
-----------------------------------------------------------------------
Effective tax rate                   41.4%          40.8%          40.5%
-----------------------------------------------------------------------

3.    CAPITAL STOCK
      The Company's capital stock is owned by its employees and retirees. Neither common nor preferred stock may be sold by the holder thereof, except by first offering it to the Company. The Company may buy any common shares so offered at the price at which they were issued ($20) with appropriate adjustments for current dividends or may call all or part of the preferred stock at par plus accrued dividends.
      During 1998 the Company offered to eligible employees the right to subscribe to 1,000,000 shares of common stock at $20 per share in accordance with the provisions of the Company's Common Stock Purchase Plan dated October 12, 1998. This resulted in the subscription of 778,202 shares ($15,564). Subscribers under the Plan elected to make payments under one of the following options: (i) all shares subscribed for prior to January 22, 1999;
(ii) a portion of such shares prior to January 22, 1999, and the balance in monthly installments through payroll deductions (or in certain cases where a subscriber is no longer on the Company's payroll, through pension deductions or direct monthly payments) over a 34-month period; or (iii) all shares pursuant to the installment method. Shares were issued and Voting Trust Certificates were delivered to subscribers as of January 22, 1999, in the case of shares paid for prior to January 22, 1999. Shares will be issued and Voting Trust Certificates will be delivered to subscribers on a quarterly basis, as of the tenth day of March, June, September and December to the extent full payments of shares are made in the case of subscriptions under the installment method.
      Shown below is a summary of shares reacquired and retired by the Company in the three years ended December 31:

                        PREFERRED                           COMMON
              REACQUIRED         RETIRED        REACQUIRED          RETIRED
---------------------------------------------------------------------------
1998              565               623           264,580           257,998
1997            1,190             1,132           241,764           242,675
1996              363               363           173,173           165,569
---------------------------------------------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

4.    LONG-TERM DEBT

                                                             DECEMBER 31,
LONG-TERM DEBT WAS COMPOSED OF:                         1998             1997
-----------------------------------------------------------------------------
6.59% note, unsecured, due in
      semiannual installments of $3,750
      beginning in October 2003 through
      April 2013                                    $ 75,000         $      0
7.36% note, unsecured, maturing
      May 2011, installments of $3,095
      due semiannually in each of the
      years 2001 through 2010 with
      final payment of $3,094 due in 2011             65,000           65,000
6.65% note, unsecured, due in annual
      installments of $3,636 in each of the
      years 2003 through 2013                         40,000                0
6.25% note, unsecured, maturing
      June 2004, installments of $7,000
      due annually in each of the years
      2000 through 2004                               35,000           35,000
6.44% note, unsecured, due in
      quarterly installments of $893
      through January 2005                            18,750                0
9.23% note secured by a first
      mortgage on various properties,
      maturing May 2005, installments
      of $2,725 due annually in each
      of  the years 1995 through 2004
      with final payment of $2,750 due
      in 2005                                         16,375           19,100
4.78% to 7.93% capital equipment
      leases, various maturities                       8,448            3,929
7.74% note, secured by facility, due
      in quarterly installments through
      August 2006                                      4,725            5,425
7.75% note, secured by facility,
      due in quarterly installments
      through March 2005                               2,100            2,500
7.67% note, unsecured, maturing
      April 2000, installments of
      $2,000 due annually in each of
      the years 1996 through 2000                      2,000            4,000
Variable rate mortgages, secured by
      facilities, various maturities                   1,649            1,914
Variable rate banker's acceptances,
      unsecured, various maturities                      523            1,119
12.25% note secured by a first
      mortgage on various properties, due in
      monthly installments through June 1999               0            1,761
-----------------------------------------------------------------------------
                                                    $269,570         $139,748
-----------------------------------------------------------------------------

LONG-TERM DEBT MATURES AS FOLLOWS:
-----------------------------------------------------------------------------
2000                                                                 $ 19,248
2001                                                                   22,635
2002                                                                   22,761
2003                                                                   30,795
2004-2013                                                             174,131
-----------------------------------------------------------------------------
                                                                     $269,570
-----------------------------------------------------------------------------

      The present value of future minimum lease payments under capital leases as of December 31, 1998 was $12,959, of which $8,448 is included in long-term debt. The net book value of property securing various long-term debt instruments was $27,443 at December 31, 1998.
      Bank borrowings varied from a minimum of $19,000 and $65,000 to a maximum of $211,655 and $181,000 in 1998 and 1997, respectively. The average amount of bank borrowings outstanding during 1998 and 1997 amounted to approximately $98,000 and $122,000 at weighted average interest rates of 5.67% and 5.72%, respectively. The averages are based on the daily amounts outstanding during each year.
      In January 1998 the Company received the proceeds from a seven-year note for $25,000 at a fixed interest rate of 6.44% with principal payable in quarterly installments beginning in April 1998. In April 1998 the Company received the proceeds from a fifteen-year note for $75,000 at a fixed interest rate of 6.59% with principal payable in semiannual installments beginning in October 2003. In June 1998 the Company received the proceeds from a fifteen-year note for $40,000 at a fixed interest rate of 6.65% with principal payable in annual installments beginning in June 2003.
      The Company had unused lines of credit of approximately $280,000 as of December 31, 1998. Certain lines require maintenance of compensating balances of up to 5% of the available lines of credit or quarterly fees of up to twenty-five basis points of the committed lines of credit. Included in these unused lines of credit is a $125,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate. The credit agreement expires in May 2003. There have been no borrowings against this credit line through December 31, 1998.
      The Revolving Credit Loan Agreement and certain other note agreements have various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
      The carrying amounts of the Company's outstanding long-term debt and notes payable to banks approximate their fair values at December 31, 1998.

5.    PENSION AND OTHER
      POSTRETIREMENT BENEFITS
      The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service.
Employees become 100% vested after five years of service, regardless of age. The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum or greater than the maximum tax deductible amount.

                       CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

      The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 1998 or 1997.
      The following table sets forth information regarding the Company's pension and other postretirement benefits as of December 31, 1998 and 1997:

                                                           Postretirement
                           Pension Benefits                   Benefits
                        ----------------------          -------------------
                          1998           1997           1998           1997
                      -----------------------------------------------------
Accumulated
  benefit
  obligation          $116,000       $101,500       $ 90,000       $ 87,800
                      --------       --------       --------       --------
Projected benefit
  obligation           151,300        135,000            --             --
Fair value of
  plan assets          122,133        110,251            --             --
                      --------       --------       --------       --------
Funded status          (29,167)       (24,749)       (90,000)       (87,800)
                      --------       --------       --------       --------
Prepaid (accrued)
  benefit cost
  recognized in
  the balance
  sheet               $ 17,705       $ 10,635       $(77,708)      $(77,300)

    Weighted average assumptions as of December 31 are:

                                                         Postretirement
                           Pension Benefits                 Benefits
                        --------------------           -----------------
                         1998           1997           1998         1997
                       -------------------------------------------------
Discount rate            6.75%          7.25%          6.75%        7.25%
Expected return
  on plan assets         9.50%          9.50%           --           --
Rate of
  compensation
  increase               4.00%          4.25%           --           --
Health care cost
  trend on
  covered charges         --             --            6.00%        6.50%

    The following presents information regarding the plans for the years ended December 31, 1998 and 1997:

                                                           Postretirement
                           Pension Benefits                   Benefits
                        ----------------------          ------------------
                          1998          1997           1998           1997
                      ----------------------------------------------------
Employer
  contributions       $ 13,953       $ 9,492        $ 7,211        $ 6,521
Participant
  contributions            --            --             180            146
Benefits paid         $(10,723)      $(9,165)       $(7,391)       $(6,667)
                      --------       -------        -------        -------

      The net periodic cost recognized for the defined benefit pension plan was $6,883, $6,112 and $5,981 for each of the three years ended December 31, 1998, 1997 and 1996, respectively.
      The net periodic cost recognized for the postretirement benefit plan was $6,811, $6,817 and $6,763 for each of the three years ended December 31, 1998, 1997 and 1996, respectively.
      For measurement of the net periodic postretirement benefit cost, a 6.5% annual rate of increase in per capita cost of covered health care benefits was assumed for 1998 with the rate assumed to remain at that level.
      The Company also provides a defined contribution profit sharing and savings plan covering substantially all of its full-time employees. Annual contributions by the Company to the plan are at the discretion of management and are generally determined based on the profitability of the Company. Employees may also contribute to the plan subject to limitations imposed by federal tax law and ERISA.

6.    NET INCOME PER SHARE
      OF COMMON STOCK
      The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 5,304,646, 5,549,325 and 5,714,458 in 1998, 1997 and 1996,
respectively, adjusted for the declaration of 5%, 10% and 5% stock dividends in 1998, 1997 and 1996, respectively.

7.    COMMITMENTS
      Rental expense was $16,372, $12,673 and $10,119 in 1998, 1997 and 1996,
respectively.
      Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 1998 are as follows:


YEARS ENDING DECEMBER 31:
---------------------------------------------------------------------------
1999                                                                $18,003
2000                                                                 13,700
2001                                                                  9,823
2002                                                                  6,270
2003                                                                  4,502
Subsequent to 2003                                                   16,432
---------------------------------------------------------------------------

8.    STATEMENTS OF CASH FLOWS
      During 1998, 1997 and 1996 income taxes paid totaled $36,602, $26,773 and $31,468; interest paid totaled $22,349, $19,834 and $16,252; and
liabilities assumed in connection with capitalized leases totaled $9,962, $0 and $4,500, respectively.
      The 1997 statement of cash flows includes the effect of the Company's majority ownership position in Harris & Roome Supply Limited as a result of additional shares purchased in May 1997.

                        REPORT OF INDEPENDENT AUDITORS
------------------------------------------------------------------------------

[LOGO] ERNST & YOUNG LLP       Gateway One                  Phone: 314-259-1000
                               Suite 1400
                               701 Market Street
                               St. Louis, Missouri 63101





                        Report of Independent Auditors


To the Shareholders and
   the Board of Directors
Graybar Electric Company, Inc.

We have audited the accompanying consolidated balance sheets of Graybar Electric Company, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income and retained earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graybar Electric Company, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                           /s/ Ernst & Young LLP

February 19, 1999

                   DISTRICT MANAGEMENT AS OF JANUARY 1, 1999
------------------------------------------------------------------------------

---------------------------------------
NEW YORK DISTRICT
---------------------------------------

Frank Mossa
Vice President

  [PHOTO]

Keith E. Davis
Operating Manager

James (Chip) Bateman
Financial Manager

---------------------------------------
BOSTON DISTRICT
---------------------------------------

William L. King
Vice President

  [PHOTO]

Donald M. Block
Sales Manager

Gerald G. Pollick
Operating Manager

Joseph P. Peduto
Financial Manager

---------------------------------------
PITTSBURGH DISTRICT
---------------------------------------

Steven M. Schooley
Vice President

  [PHOTO]

Wade V. Leidecker
Sales Manager

C. Robert Smith
Operating Manager

Peter M. Wingrove
Financial Manager

---------------------------------------
CINCINNATI DISTRICT
---------------------------------------

Kenneth L. Netherton
Vice President

  [PHOTO]

James D. Hooper
Sales Manager

J. William Grindle
Operating Manager

Stephen C. Beckmann
Financial Manager

---------------------------------------
ATLANTA DISTRICT
---------------------------------------

D. Steven Smith
Vice President

  [PHOTO]

Bertie M. Wilson
Operating Manager

Darrel D. Schilling
Financial Manager

---------------------------------------
RICHMOND DISTRICT
---------------------------------------

Thomas S. Gurganous
Vice President

  [PHOTO]

J. Wayne Andrews
Sales Manager

Wallace H. Hancock
Sales Manager

T. N. (Nick) Fleming
Operating Manager

David E. Metz
Financial Manager

---------------------------------------
TAMPA DISTRICT
---------------------------------------

Michael W. Fowler
Vice President

  [PHOTO]

Robert C. Lyons
Sales Manager

Robert D. Wombacher
Operating Manager

Richard C. Hird
Financial Manager

---------------------------------------
CHICAGO DISTRICT
---------------------------------------

Richard A. Cole
Vice President

  [PHOTO]

Thomas E. Walsh
Sales Manager

John C. Fischer
Operating Manager

Martin J. Beagen
Financial Manager

---------------------------------------
MINNEAPOLIS DISTRICT
---------------------------------------

Robert L. Nowak
Vice President

  [PHOTO]

Terrence J. Innes
Sales Manager

Christopher O. Olsen
Operating Manager

Thomas E. Kinate
Financial Manager

------------------------------------------------------------------------------

---------------------------------------
ST. LOUIS DISTRICT
---------------------------------------

Thomas F. Williams
Vice President

  [PHOTO]

John P. Mills
Operating Manager

Reiders L. Abel
Financial Manager

---------------------------------------
DALLAS DISTRICT
---------------------------------------

Lawrence R. Giglio
Vice President

  [PHOTO]

Peter J. Roettinger
Sales Manager

Francis B. Roderick
Sales Manager

Thomas T. Townsend
Operating Manager

George D. Zackey
Financial Manager

---------------------------------------
SEATTLE DISTRICT
---------------------------------------

John C. Loff
Vice President

  [PHOTO]

Larry T. Christensen
Sales Manager

T. Peter Girard, Jr.
Operating Manager

Randall R. Harwood
Financial Manager

---------------------------------------
PHOENIX DISTRICT
---------------------------------------

Gary D. Hodges
Vice President

  [PHOTO]

Richard A. Mitchell
Sales Manager

Michael D. Gaines
Operating Manager

Ronald J. Grabar
Financial Manager

---------------------------------------
NORTHEASTERN COMM/DATA DISTRICT
---------------------------------------

Gerard J. McCrea
Vice President

  [PHOTO]

---------------------------------------
SOUTHEASTERN COMM/DATA DISTRICT
---------------------------------------

Richard D. Offenbacher
Vice President

  [PHOTO]

---------------------------------------
CENTRAL COMM/DATA DISTRICT
---------------------------------------

Alan L. Eddings
Vice President

  [PHOTO]

---------------------------------------
WESTERN COMM/DATA DISTRICT
---------------------------------------

Kenneth B. Sparks
Vice President

  [PHOTO]

                        LOCATIONS AS OF JANUARY 1, 1999
------------------------------------------------------------------------------

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


INFORMATION SYSTEMS
11828 Lackland Road
St. Louis, Missouri 63146
314 569-0006

---------------------------------------
PITTSBURGH DISTRICT
---------------------------------------

900 Ridge Avenue
Pittsburgh, Pennsylvania
15212
412 323-5200

BRANCHES
Ohio: Youngstown, Cleveland,
 Akron, Canton, Mansfield
 Pennsylvania: Greensburg,
 Harrisburg, Allentown,
 Philadelphia, Erie
West Virginia: Wheeling
Delaware: New Castle


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

MIDWEST ZONE
SERVICE CENTER
2424 A North Main Street
East Peoria, Illinois 61611
309 694-2341

---------------------------------------
TAMPA DISTRICT
---------------------------------------

801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
 Orlando, Pinellas, Melbourne,
 North Tampa, Tallahassee,
 Jacksonville,
 South Jacksonville,
 Daytona Beach, Perrine,
 Miami, West Palm Beach,
 Florida City, Fort Myers,
 Fort Pierce, Naples,
 Pompano Beach, Gainesville

---------------------------------------
BOSTON DISTRICT
---------------------------------------

345 Harrison Avenue
Boston, Massachusetts 02118
617 482-9320

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
 Springfield, Somerville,
 Lucent Merrimack Valley
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland, Williston
Connecticut: Hamden

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

------------------------------------------------------------------------------

---------------------------------------
NORTHEASTERN
COMM/DATA DISTRICT
---------------------------------------

1550 South Warfield Street
Philadelphia, Pennsylvania 19146
215 336-2211

---------------------------------------
MINNEAPOLIS DISTRICT
---------------------------------------

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Brooklyn Park, Burnsville,
 Plymouth, Rochester, Mankato
Montana: Billings
North Dakota: Fargo
South Dakota: Sioux Falls,
 Brookings
Wisconsin: Green Bay,
 West Allis, Marinette,
 Manitowoc, Madison,
 Neenah

---------------------------------------
SOUTHEASTERN
COMM/DATA DISTRICT
---------------------------------------

2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

---------------------------------------
DALLAS DISTRICT
---------------------------------------

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas: San Antonio,
 Fort Worth Counter, Amarillo,
 Austin, Abilene, Cypress,
 Beaumont, Corpus Christi,
 Houston, Houston (Counter),
 North Dallas, Sherman, Lubbock,
 Kilgore, LaMarque, Dallas (Royal
 Lane Counter),
 Texas Instruments,
 Houston Distribution Center,
 Houston (Tellepsen), Dallas
 Major Metro
Oklahoma: Oklahoma City,
 Lucent Oklahoma City, Tulsa
Arkansas: Little Rock, Conway,
 Springdale
Louisiana: Shreveport,
 Baton Rouge, Lake Charles,
 Harahan

---------------------------------------
CENTRAL
COMM/DATA DISTRICT
---------------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100

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

---------------------------------------
WESTERN
COMM/DATA DISTRICT
---------------------------------------

1600 132nd Avenue, Northeast
Bellevue, Washington 98005
425 468-5548

REGIONAL ZONES
---------------------------------------
DALLAS REGIONAL ZONE
---------------------------------------

4601 Cambridge Road
Fort Worth, Texas 76155
817 213-1450

---------------------------------------
ATLANTA REGIONAL
AND NATIONAL ZONE
---------------------------------------

Woodlands Business Park
Building 100
8180 Troon Circle
Austell, Georgia 30168
678 945-9970

---------------------------------------
ST. LOUIS DISTRICT
---------------------------------------

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

---------------------------------------
SEATTLE DISTRICT
---------------------------------------

1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
 Tacoma, Everett, Bellevue
Oregon: Portland, Beaverton,
 Eugene
Idaho: Boise
Alaska: Anchorage, Fairbanks
California: Oakland Counter,
 Fresno, Modesto,
 Sacramento, San Jose,
 Martinez, Hayward,
 San Francisco Downtown,
 Visalia, San Carlos
 (Counter)
Nevada: Sparks
Hawaii: Aiea

---------------------------------------
INTERNATIONAL
---------------------------------------

34 North Meramec Avenue
St. Louis, Missouri 63105
314 512-9211

Miami International
10500 Southwest 186th St.
Perrine, Florida 33157
305 252-0400

San Francisco International
2368 Lincoln  Avenue
Hayward, California 94545
510 259-0122

Houston International
6161 Bingle Road
Houston, Texas 77092
713 970-9450

LOCATIONS
San Juan, Puerto Rico
Singapore
Mexico City, Mexico
Santiago, Chile
Kitchener, Ontario
Hamilton, Ontario
Guelph, Ontario
Mississauga, Ontario
Niagara Falls, Ontario
Windsor, Ontario
Halifax, Nova Scotia
Dartmouth, Nova Scotia
Bridgewater, Nova Scotia
Kentville, Nova Scotia
New Glasgow, Nova Scotia
Sydney, Nova Scotia
Truro, Nova Scotia
Yarmouth, Nova Scotia
Charlottetown, Prince
  Edward Island
Bathurst, New Brunswick
Florenceville, New Brunswick
Fredericton, New Brunswick
Moncton, New Brunswick
Saint John, New Brunswick
Corner Brook, Newfoundland
Grand Falls-Windsor,
  Newfoundland
St. John's, Newfoundland
Wabush, Newfoundland

                        Graybar Electric Company, Inc.
                            34 North Meramec Avenue
                           St. Louis, Missouri 63105
                                www.graybar.com