Form 10-K405, Exhibit 13
period 1999-12-31
GRAYBAR ELECTRIC CO INC
filed 2000-03-28
CIK 205402

                                  [GRAYBAR LOGO]

                        A N N U A L  R E P O R T  1 9 9 9

                                      [PHOTO]

                               GRAYBAR DIRECTORS
------------------------------------------------------------------------------

[PHOTO]

Standing (left to right):
Gerard J. McCrea
District Vice President--Northeastern Comm/Data District

Carl L. Hall
President and Chief Executive Officer

Seated:
Richard D. Offenbacher
District Vice President--Southeastern Comm/Data District

Charles R. Udell
Vice President--Electrical Marketing

Thomas S. Gurganous
District Vice President--Richmond District

[PHOTO]

Standing (left to right):
Jack F. Van Pelt
Vice President--Human Resources

Richard A. Cole
District Vice President--Chicago District

Seated:
Thomas F. Dowd
Vice President, General Counsel and Secretary

Robert A. Reynolds, Jr.
Senior Vice President, Comm/Data Business

John C. Loff
District Vice President--Seattle District

[PHOTO]

Standing:
Richard H. Haney
Senior Vice President, Electrical Business

Seated:
Golden W. Harper
Vice President--Operations

William L. King
District Vice President--Boston District

John W. Wolf
Vice President and Treasurer

------------------------------------------------------------------------------

                              CAPITAL STOCK DATA

Number of Equity Security Holders as of December 31, 1999:
------------------------------------------------------------------------------
Title of Class                                Number of Security Holders
------------------------------------------------------------------------------
Preferred Stock                                                       81
Common Stock                                                         160
Voting Trust Certificates for Common Stock                         5,634
------------------------------------------------------------------------------

                              DIVIDEND DATA

Common Stock, par value $1; stated value $20.


Dividends declared for year:   1999               1998             1997
------------------------------------------------------------------------------
First Quarter                  $ .30             $ .30             $ .30
Second Quarter                   .30               .30               .30
Third Quarter                    .30               .30               .30
Fourth Quarter                 $1.10             $1.10             $1.10
------------------------------------------------------------------------------

On December 9, 1999 a five percent stock dividend was declared to shareholders of record on January 14, 2000. Shares representing this dividend were issued on February 1, 2000.

                                   CONTENTS

Graybar Officers
and Directors                                         Inside Front Cover

President's Letter                                                     2

Market Review                                                          4

Operations Review                                                     13

Financial Review                                                      17

District Management                                                   30

Locations                                                             32

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

MARKETS SERVED

Electrical Contractor
Commercial & Industrial
Voice & Data Communications
Power Utility
International

ON THE COVER

Upper left:
Anthony Pena, Selecting Supervisor, loads products onto a stock picker at the Fresno Regional and National Zone.

Upper right:
Claudia Davila, a Receiver at Fresno, uses bar code technology to receive products.

Bottom:
Dennis DeSousa, Vice President-Comm/Data Marketing, leads a briefing on the new VIPSM program. From left: Colin McCance, National Product Manager; Rob Bezjak, National Market Manager; DeSousa; and Kathy Mazzarella, Vice President-Corporate Accounts.

                           LETTER TO SHAREHOLDERS
------------------------------------------------------------------------------

    Graybar continued to outpace the industry in 1999 as sales reached beyond the $4 billion mark - doubling our annual figure of just six years ago. Record revenues and net income accompanied our 15% sales increase over the previous year. Orders on hand at year-end were nearly double the 1998 amount, indicating a positive start for the new year.

    We continue to invest in personnel and facilities to support our growth. In 1999, the Company added more than 1,000 employees, opened 12 new locations and continued the logistics rollout. The acquisition of three companies during the year augmented our expansion.

    Seven regional zone warehouses are now open, and six more are scheduled for the year 2000. The impact of the logistics initiative has been positive. With more inventory closer to our customers, we improve our percentage of first-time, one-pass order fill. The implementation of the logistics program also enables us to extend the life of our existing facilities and positions us for future growth.

    Training remains a high priority throughout Graybar. In addition to the online training available on our Virtual Campus, the Company provided 155 instructor-led classes during the year, with more than 2,600 employees participating. The Training Group also implemented "e-class," an instructor-led, online training method. This initiative, which allows "real time" interaction between participants and instructor, delivered training about our new Graybar Project Manager(TM) software to more than 2,000 Graybar employees.

    Year 2000 preparations progressed throughout the year. In addition to final checks of computer software and hardware, Y2K readiness included reviewing the equipment in our facilities, the products we sell and the Y2K viability of the companies with whom we do business. Consequently, the Company experienced no significant business disruption related to the Year 2000 rollover. The Company also computerized or upgraded a number of existing older systems, including the general ledger, pension and shareholder record systems.

    The Strategic Planning Group was very active in 1999. The group developed and presented to the Board of Directors a comprehensive strategic plan - identifying opportunities and the resources necessary to pursue those opportunities. Along with other activities, they were also involved in the identification, negotiation and acquisition of three companies.

    Late in the year, representatives of various departments, including Strategic Planning, met to develop a strategic direction for the Company's e-business. An aggressive plan was developed to enhance our present offering and to position Graybar to take advantage of emerging e-business opportunities.

    We persist in our ambition to be the leading electrical and comm/data distributor. Going forward, we will continue our focus on operational excellence, which not only leads to improved customer service, but also results in increased productivity and reduced costs.

    The most visible example of the Company's dedication to operational excellence is our new logistics program, but it is also evident in our on-going commitment to maintain our national ISO registration and in our efforts to create new valued-added programs and services such as Graybar Project Manager(TM) and VIP(SM) (Verified Independently for Performance).

    With the new proprietary Graybar Project Manager(TM) software, our personnel can track - electronically and on demand - large project jobs from inception to completion including approvals, release dates, change orders and billing status. Customers receive reports generated by Graybar Project Manager(TM) whenever they need them, making their project tracking easier and more efficient.

    The VIP(SM) program - introduced by our Comm/Data Business Group - is the only certification program in the industry that offers customers independent testing of complete cabling systems. Response to the VIP(SM) program has been very positive, with customers praising our efforts to bring independent channel testing to the market.

"We continue
to invest in
personnel and
facilities to
support our
growth."

                           LETTER TO SHAREHOLDERS
------------------------------------------------------------------------------

    Our international business remained focused on North America in 1999. In Canada, Harris & Roome closed another year of record sales and profits, while Graybar Ontario completed a profitable year well positioned for future growth. Puerto Rico and Mexico also had record sales and profits, increasing their market share.

    In Asia, Singapore enjoyed a year of record sales and profits. Early in the year, Konishi Electric, our authorized agent in Japan, became 10% owner of Graybar Singapore, positioning us for the expected increase in Japanese engineering constructor activity with our strategic customers in that marketplace.

    There were several significant changes in senior management in 1999:

    John R. Seaton, Vice President and Comptroller and Director, retired. John provided invaluable counsel in his role as a Director and Comptroller, and we were deeply saddened by his death in February.

    James H. Kipper was appointed Vice President and Comptroller succeeding Mr. Seaton.

    Dean A. DeSousa was appointed District Vice President of the new North Central Comm/Data District in a comm/data district realignment effective at the beginning of 2000.

    Frank H. Hughes was appointed Executive Vice President of Canada, and Ronald M. Radtke was appointed Vice President and General Manager of Graybar Ontario.

    Dennis J. Grousosky was appointed to the new position of Vice
President-District Service Organization in Tampa. In January 2000, Tampa began piloting a new district organization that provides a channel of responsibility devoted exclusively to delivering service to our customers.

                                   Sales
                                  [GRAPH]

                                Net Income
                                  [GRAPH]

    James R. Ford, Director of Electronic Commerce, announced his impending retirement, and Deborah L. Weis was appointed to fill that position and immediately begin work on the Company's e-business initiative.

    Continuing our efforts toward market specialization, Robert C. Lyons was appointed Director, Construction Market at Corporate Headquarters. This January, Peter J. Roettinger was named to a corresponding position as Director, Industrial Market.

    Pete Rodriguez was appointed to the new position of Director, Business Diversity at Corporate Headquarters. Pete is responsible for providing direction and focus for the Company's minority business program.

    Graybar marked its 70th year of employee-ownership in 1999. With the continued dedication of our employees and their active focus on our customers, management believes the Company will achieve its long-term objectives and is well positioned for further growth.


                                                      /s/ C. L. Hall

St. Louis, Missouri                                     Carl L. Hall
March 2000                                               President

                                MARKET REVIEW
------------------------------------------------------------------------------

    Sales and market specialization as well as excellent customer service are essential to Graybar's stated goal of being number one or two in every market we serve. The implementation of our logistics network and the consolidation of purchasing have enabled corporate marketing to take a more active role in analyzing and determining product offerings, while allowing branches to focus on meeting customer service needs.

    In 1999, we began to further refine our product marketing efforts and maximize our logistics strategy through enhanced supplier selectivity and by initiating category management, the practice of tracking and controlling products by stockkeeping units (SKU).

[PHOTO]

Corporate briefing introducing
Graybar's new VIP(SM) program.

    The goals of category management include improved purchase costs, margin rates and service levels. Cross-functional category management teams, including representatives from Marketing, Logistics, Purchasing, Price/Cost, Information Systems and Districts, focus on improved service levels by managing the complete marketing mix - product, place, price and promotion.

    Our commitment to growing our business with large national customers continued with the development and implementation of Corporate Accounts organizations in both business groups. Corporate Accounts evolved from our successful National Account program, which provided uniform pricing and services to large multi-site customers. Part of their mission is to provide the appropriate coverage from corporate that promotes a high degree of interactivity between Graybar and these significant customers. Also during the year, a financial department was established at headquarters to provide centralized credit management services for Corporate Account customers.

    The introduction of new programs and software applications by our Electrical and Comm/Data Business Groups helped maintain Graybar's position in the forefront of our industry. These initiatives - Graybar Project Manager(TM) and VIP(SM) - are discussed in the Construction and Comm/Data Market sections.

    Along with these initiatives, the Company continues to lead our industry in providing market and product-specific training to employees. In 1999, in addition to upgrades and new modules on our own Virtual Campus online training program, we developed an Electrical Certificate Program to guide our employees through a series of product-focused training modules and factory schools. We also established a mentoring program to encourage interested employees to complete the Electrical Products Education Course (EPEC) sponsored by the National Association of Electrical Distributors (NAED).

    In addition, more than 1,500 employees received specialized product training at the 39 corporate-sponsored schools conducted with 11 key suppliers.

    At the seventh annual Graybar-only Comm/Data Training Conference, 300 delegates attended market and product-specific classes and viewed hands-on demonstrations presented by 81 participating suppliers.

    Graybar's single-line relationship with Square D continues to reward both companies with growth exceeding industry averages. We attribute much of this growth to our joint strategic planning efforts in areas such as electronic commerce, product training and merchandising.

                                MARKET REVIEW
------------------------------------------------------------------------------

                             CONSTRUCTION MARKET

    Graybar maintained its leadership position in providing distribution services to the Construction Market as sales to this core customer group again outpaced the industry in 1999.

    We continued to implement our vision of being the "industry standard bearer" for project management services by introducing a new proprietary software program to manage direct ship project business. The Graybar Project Manager(TM) application was designed to recap, track, follow up, manage and report on the status of project jobs. This program was developed internally with considerable input from customers and our own field personnel. Graybar Project Manager(TM), along with our Interactive Quotations program and our Project Team concept, clearly demonstrates Graybar's commitment to being the industry leader in project management services.

    Consolidation in the Contractor Market continued in 1999. Contractor roll-up companies have acquired dozens of electrical contractors, as well as contractors in the HVAC, mechanical, janitorial and other building maintenance trades. Their business model is to provide Fortune 500 corporations and smaller firms with a one-stop source for the maintenance of all their building operations. Graybar is uniquely suited to serve these national roll-up customers who need a consistent service offering across both local and national market areas. Supporting our efforts to serve this type of contractor customer, we established a segment of our Corporate Accounts team focused specifically on the Construction Market.

    The Company promoted its capabilities and strengths at two major contractor conventions in 1999. At the National Electrical Contractors Association (NECA) Show, our exhibit theme was "Graybar - Providing Contractor Solutions for 130 Years." Graybar support at NECA also included our traditional "Fun Run" sponsorship, which we co-hosted with Square D.

    Graybar's theme at the Independent Electrical Contractors (IEC) Annual Convention was "Investing In Your Future - Through Education." Our booth included

"Graybar Project Manager(TM)
clearly demonstrates
Graybar's commitment
to being the industry
leader in project
management services."

[PHOTO]

Graybar Project Manager(TM)
is being strongly supported with
brochures and trade advertising.

                                MARKET REVIEW
------------------------------------------------------------------------------

supplier presentations introducing new tools and laborsaving products. Graybar, GE Lighting and Square D co-sponsored the annual "Celebration `99" dinner during the convention.

    The Company entertained more than 300 contractor customers at the 1999 Carquest Autoparts 250 NASCAR race in St. Louis. Graybar, Cooper Bussmann and Panduit jointly sponsored a car in the July event at the Gateway International Raceway. This was the third annual Busch Grand National Series event in which Graybar has participated.

                      COMMERCIAL AND INDUSTRIAL MARKETS

    The nature of the Commercial and Industrial (C&I) Markets at the turn of the century creates unprecedented opportunity for Graybar. The continued strategy by corporate America to leverage size, scale and purchasing power to impact profitability provides Graybar with a tremendous potential for sustainable growth with our C&I customers.

    Our double-digit growth in the C&I Markets in 1999 was the result of a continuing robust economy, our ability to outperform the competition, and our commitment to delivering the basic and value-added services required by our customers. Customers have many choices of where to place their business, but they look to Graybar and our supply chain partners to assist them with providing solutions to many of their problems. These opportunities require us to provide a growing array of value-added services, including integrated supply, on-site services, commodity management, cost reduction and inventory management programs.

                                  [PHOTO]

With the "Premier Supplier of the Year Award" are (from left)
Jeff Cook, Director of National Accounts; Ron Casbon, Bethlehem Steel; Richard Haney, Senior Vice President-Electrical Business; Bob Stein, Bethlehem Steel; and Bruce Judkins, Vice President, Corporate Accounts.

    In 1999, we continued our commitment to offering our industrial customers new products designed to improve the efficiency of their manufacturing locations. Products such as Square D's automation products, which include programmable logic controllers and variable frequency drives, are now being offered by more and more Graybar locations. Providing these products requires a high degree of technical expertise supported by the right amount of inventories located close to the customer.

    Our ability to implement our "Real Solutions" was best recognized in 1999 by Graybar receiving the Bethlehem Steel "Premier Supplier of the Year Award." This award cited Bethlehem Steel suppliers who have demonstrated their excellence in important areas such as quality, service and significant cost reduction. Among Bethlehem Steel's 7,500 suppliers, only 17 received this recognition.

                              COMM/DATA MARKETS

    All Comm/Data Markets experienced significant sales increases in 1999, led by explosive growth in the public network sector. Companies continued to invest in their network infrastructures to support the demand for greater capacity and higher speeds of data and voice traffic. This trend is expected to continue for the near term, and Graybar is well positioned to provide the products and services customers will need to build the network infrastructure
- whether the customer is a reseller, end-user or service provider.

    The VIP(SM) (Verified Independently for Performance) program announced in August 1999 had an immediate impact on the entire industry. With VIP(SM), Graybar has clearly taken the lead in verifying

                                MARKET REVIEW
------------------------------------------------------------------------------

that cabling systems perform as claimed by the manufacturers. VIP(SM) is the first and only program in the industry to offer independent testing of cabling systems by a neutral, third-party laboratory. VIP(SM) includes testing multiple combinations of cable and connector manufacturers, and it provides the option of independent verification that the cabling system performs as intended after it is installed.

    VIP1000, the first phase of the program, is designed to support gigabit transmissions. VIP2000, which was rolled out in early 2000, supports multiple gigabit signals plus video applications.

    With continued emphasis on specialized sales, marketing and service teams, we were successful in gaining share in each of our primary markets.

                               Reseller Markets

    Resellers - voice interconnects and data contractors - represent the largest segment of our Comm/Data business, and our sales growth in 1999 was substantial.

    A renewed focus on voice interconnects in 1999, through redeployment of a dedicated interconnect sales force throughout the country, resulted in increased sales to these customers. This sales growth is expected to continue in the coming years as we build on the success of 1999.

    Sales to data contractors increased at a significant rate, despite an increase in the number of competitors entering the market. Graybar continues to be a leading distributor to data contractors by offering the best combination of products and services, the broadest and deepest inventory in the industry and a highly trained sales and service organization.

                               End-User Markets

    Sales to commercial and industrial end-users increased in 1999, primarily due to the vertical alignment of our sales and service organization dedicated to supporting this market. This alignment

"Graybar is well positioned
to provide the products and
services customers will
need to build the network
infrastructure."

                                 [PHOTO]

Graybar's VIP(SM) program includes testing of complete cabling systems by a neutral third-party laboratory.

                                MARKET REVIEW
------------------------------------------------------------------------------

allows our sales organization to concentrate on developing long-term relationships with end-user customers and positions Graybar to be the total solution provider for all their network infrastructure needs.

    In addition, our Network System Specialists (NSSs) offer a tremendous value to end-user customers because of their ability to design complete data networks, from the cabling system to the high-end hubs, routers and switches.

    This combination of the technical expertise of our NSSs and a specialized sales organization dedicated to end-users, resulted in a dramatic increase in project specifications in 1999. Through project specifications, Graybar influences the product selection of the end-user customer, strengthening our leadership position in the industry.

                   Public Network/Service Provider Markets

    Sales to service providers increased at the highest rate of all our Comm/Data Markets in 1999. These customers represent the most growth potential for the next three to five years. Service providers are the companies that provide local access to voice, data and video services for business, government and residential customers. They have traditionally been the regional Bell operating companies, independent telcos, and cable television companies, but now also include competitive local exchange carriers, data local exchange carriers, internet service providers and interexchange carriers.

    With the Telecommunications Act of 1996, the number of new service provider companies is increasing at an unprecedented pace. With our specialized management, sales and service organization dedicated to this market, plus our nationwide logistics capabilities, Graybar has quickly become a leader in providing distribution services to this market.

    Our services include network design support, product kitting and bundling, testing services, inventory management and rack-and-stack. Service providers are requesting that Graybar perform these functions to allow them to concentrate on providing voice, data and video services to the market.

                             POWER UTILITY MARKET

    With mergers and acquisitions reshaping the electric utility industry at an ever-increasing speed, the competitive drive toward improving service and reducing operating costs creates strong demand for leading edge distribution services.

                                      [PHOTO]

Aaron Eaves, Supervisor, and Claudia Davila, Receiver, at the Fresno Regional Zone check the status of a shipment.

                                MARKET REVIEW
------------------------------------------------------------------------------

    In 1999, Graybar increased sales to utility companies substantially over the previous year, outpacing the industry's overall growth. Much of this growth results from selling Graybar's e-commerce capabilities to our utility customers and they, in turn, putting more value on Graybar services. We are currently piloting a Vendor Managed Inventory (VMI) program with one of our large utility customers. When fully implemented, the utility will be one of Graybar's first computer-to-computer VMI customers.

    Due to deregulation, investors in older, traditional power plants must reduce operational costs to meet the competitive challenges of the open market for power generation. Utilities are forming alliances with distributors that can help reduce product and service costs. Graybar was recently awarded the agreement to provide products to an alliance group with plants in eight states.

    Many utility companies are establishing energy service companies and acquiring electrical and mechanical contractors to help grow their business. These initiatives create excellent opportunities to sell the products and services offered by Graybar.

                            INTERNATIONAL MARKETS

    Our international strategy of focusing on corporate accounts in strategic markets positioned Graybar to take full advantage of an improved overall global market in 1999.

    A reorganization of Graybar's export business consolidated our export personnel at the International Service Center in Houston, Texas. This gives us the flexibility to adjust quickly and to focus all of our personnel and assets on customers and markets that support our strategic goals, including our efforts to grow in the engineering constructor market.

"Graybar increased
sales to utility
companies substantially
over the previous year,
outpacing the industry's
overall growth."

                                North America

    Harris & Roome (H&R) had another year of record sales and profits and increased their share in both the Electrical and Comm/Data Markets. H&R was awarded a Lucent franchise for Atlantic Canada. While Graybar Ontario faced a year of personnel changes in several key management positions, they finished the year profitably with a strong management team in place and well positioned for future growth. Graybar Ontario was awarded the Modicon High Tech franchise for all of eastern Ontario.

    Graybar Puerto Rico and Graybar de Mexico ended 1999 with record sales and profits, increasing their market share in electrical, comm/data and corporate accounts.

                                MARKET REVIEW
------------------------------------------------------------------------------

                           Latin America/Caribbean

    The Latin America/Caribbean market remained flat in 1999. However, Graybar received contracts covering both MRO and construction projects for major refineries in El Salvador and Honduras. Our location in Chile was closed as the market there remained depressed and showed little promise of improvement in the near term. Business in Chile is now supported by the International Service Center in Houston.

                          Europe/Middle East/Africa

    Business conditions in the Middle East remained slow as very few projects were resumed even as the price of oil increased and stabilized. Business from Europe remained flat due to the declining need to export U.S. products to this market. Graybar personnel assigned to these markets were refocused to support Singapore, and the results were immediate and impressive.

                                 Asia/Pacific

    The Asian market began a turnaround in mid-1999, and Singapore ended the year with record sales and profits. Throughout the year, Singapore and the International Service Center worked together to land several large orders for comm/data and fiber optic products. The International Service Center was successful in writing an MRO contract with a large customer in Shanghai, China. In addition, Singapore was awarded the Hubbell master distributor agreement for Southeast Asia.

    In February, Konishi Electric, our agent in Japan, became a 10% owner of Graybar Singapore. This alliance positions Singapore for the expected increase in Japanese engineering constructor activity with our strategic customers in that marketplace in 2000 and beyond.

                              MARKETING SUPPORT

                       Graybar Financial Services (GFS)

    Graybar's equipment leasing and financing subsidiary grew substantially over the previous year. The GFS sales team was expanded and restructured to improve field coverage. GFS now has eight field sales managers and a national account manager partnered with a team of sales representatives located in St. Louis.

    A customer survey conducted early in the year indicated that service was a key reason customers chose GFS over the competition. Unlike competitors, GFS assigns a dedicated lease administrator to each customer as their personal contact for all business conducted with GFS.

    Leading-edge technology enables our lease administrators to provide real time information to customers during the lease process. Credit decisions are now made within minutes and lease documents sent to customers electronically to expedite the process.

    An enhanced web site to be introduced in early 2000 will provide additional value-added capabilities for our reseller customers, strengthening our position as the preferred finance source and further differentiating Graybar in the marketplace.

                              Counter Marketing

    Our counter marketing efforts in 1999 targeted medium to large electrical and comm/data customers and emphasized products that support the professional installer. Focusing on customers' preferred brands, counter displays created brand awareness and promoted local availability supported by inventory at our zone warehouses. Suppliers continue to show strong support for our counter marketing and worked with us to develop new plan-o-grams and packaging designs to enhance impulse sales. Plan-o-grams were made available on InfoLink, the Company's intranet, helping the counters establish a uniform image directed toward the professional installer.

                                MARKET REVIEW
------------------------------------------------------------------------------

    Our exclusive Graybar/supplier "Promotions In A Box" program continues to enhance customer loyalty at our counters. These pre-packaged kits introduce new products and maintain the focus on high-margin products from our key suppliers.

    We continue to analyze our counter service offering in the context of logistics and our ever-changing customer base.

                             Electronic Commerce

    Significant enhancements were made to Graybar's core electronic commerce components in 1999. Electronic Data Interchange (EDI) continues to be an important productivity tool for customers and suppliers. We now use more than 20 ANSI X12 standard EDI transaction sets, which are fully integrated into our business application systems to achieve true computer-to-computer transmission of business transactions with customers and suppliers.

    GraybarNet(R), our order entry system, was completely Internet web enabled, and additional functions were added to improve the customer interface and streamline the order entry process. At the end of the year, we began a project to implement new technology designed to overcome the delays often inherent over the Internet and to further enhance the customer experience.

    Graybar's Electronic Catalog was expanded with new products in 1999. In addition to being fully integrated with GraybarNet(R) for order entry by established customers, a view-only version was placed on Graybar's web site to be available to anyone with Internet access.

    Our "Hot Key" capabilities were expanded to include 17 of Graybar's top suppliers. With "Hot Key," Graybar sales and service personnel have real time computer-to-computer access to these manufacturers' inventories for checking product availability. With several of these suppliers, "Hot Key" provides real time order status information.


"A customer survey conducted
early in the year indicated
that service was a key reason
customers chose GFS over
the competition."

      [PHOTO]

                                MARKET REVIEW
------------------------------------------------------------------------------

    Graybar continues to take the lead in the industry, working with industry associations, manufacturers and customers to develop meaningful, standardized bar coding. Graybar bar codes shipments and documents, enabling customers to automate receiving, restocking, and accounts payable functions. We use manufacturer-applied bar codes that comply with commercial/industrial standards. In addition, when needed, we can label products to specific industry or customer specifications. Graybar also uses bar code technology for customer storeroom inventory management and replenishment.

    In December, the Company contracted with a leading e-business consulting group to help formulate our long-term electronic commerce business strategy. That group worked with Graybar managers to identify needs and opportunities. The Board of Directors and Officers reviewed the results of that effort, and the Company will begin to implement the strategy during the year 2000.

                       Advertising and Sales Promotion

    Graybar's advertising efforts in 1999 were geared toward conveying a consistent service message and enhancing the awareness of our capabilities through a coordinated series of ads, trade press editorial, promotions and direct mail.

    Our advertising campaign targeting the MRO requirements of the Commercial and Industrial Markets has the theme, "Graybar. The Smart Way To Cut Hard Costs." This four-ad series focused on our supply chain management capabilities, while our Electrical Contractor Market initiatives continued with the "Real Solutions" campaign focused on brand-preferred suppliers and our service capabilities.

    The new VIP(SM) program was strongly supported with trade advertising and editorial directed at end-users. In addition, service and product messages targeting the reseller market were placed in market-focused publications.

    Trade press editorial continued as a major element of our marketing mix with significant electrical and comm/data articles covering various topics published throughout the year.

    Direct mail initiatives included two issues of the Graybar Digest featuring enhanced cabling systems and installer solutions and two editions of the Products Extra focused on commercial and industrial solutions and tools.

                               NEC Invitational

    The NEC Invitational, successor to the World Golf Championships, provided an outstanding venue to host key customers in 1999. This tournament, held in August at Firestone Country Club in Akron, Ohio, featured 41 professional golfers from around the world. As a corporate sponsor, the Company entertained more than 400 guests during the event.

                             Minority/Women-Owned
                         Business Enterprises (MWBE)

    Graybar's signing of the "Telecommunications Industry Supplier Diversity Challenge" in 1999 highlighted our on-going commitment to minority and women-owned businesses. Partnerships and teaming agreements with MWBE businesses were developed and implemented during the year. In addition, we enhanced our tracking and reporting of MWBE customers and suppliers.

                                    [PHOTO]

                               OPERATIONS REVIEW
------------------------------------------------------------------------------

                             Administrative Group

    The separation of administrative functions from customer service responsibilities continued in 1999 with the appointment of a National Administrative Manager reporting to the Vice President-Operations. This new position is responsible for the Company's administrative organization and the study and implementation of procedures to reduce expense and improve service. District Administrative Managers and Administrative Supervisors now lead the district and branch administrative staff. In 1999, the focus of Branch Administrators was redirected to relieve the Managers, Customer Service of all administrative tasks not directly related to improving customer service. These changes provide for more efficient operations as Managers, Customer Service concentrate exclusively on customer service and Branch Administrators have authority for more efficient paper flow and the identification and elimination of re-work issues.

                             Corporate Purchasing

    The Corporate Purchasing Department grew dramatically in size and responsibility in 1999. All purchasing, with the exception of some locally managed commodity lines, was shifted to corporate, increasing the responsibility of the department from 500,000 to over 1,200,000 stockkeeping units and enabling the Company to plan our inventories from a national perspective.

    In addition, Corporate Purchasing bought inventory for the Company's new zone locations in Fresno, Joliet, Cranbury, Stafford and Taunton; and preparations were made for Youngstown, which is scheduled to open in early 2000.

    With our rapid growth, the need for a formal purchasing training program was clear. During the year, 59 buyers completed training on our E3TRIM(R) purchasing system, and 31 buyers received advanced level certification.


"All purchasing, with the
exception of some locally
managed commodity lines,
was shifted to corporate."

        [PHOTO]

                              OPERATIONS REVIEW
------------------------------------------------------------------------------

                Supplier Assisted Inventory Management (SAIM)

    SAIM has served us well during the last seven years as we worked with five key suppliers to manage inventory and streamline processes. Although we have continued to make progress, the Company is phasing out SAIM as we implement our zone warehouses. The process of creating a zone cluster involves revising branch demand history and projecting anticipated movement at the new support location. With our existing zones, we have demonstrated that we can efficiently maintain the required inventory using our E3TRIM(R) purchasing system.

                             Price/Cost Services

    By the fourth quarter 1999, Price/Cost Services had assumed responsibility for maintaining local cost for all branch and zone locations, freeing branch personnel to concentrate on customer relationships and services.

[PHOTO]

    A training program and manual were developed for the implementation of the District Pricing Coordinator (DPC) position. Each new DPC has participated in a two-day training program at corporate to provide detailed instruction on Customer Price Authorizations and Cost Recovery Programs as well as how to use automated reports to analyze margin rates and selling prices. The training provides a starting point and background information for the DPCs to begin analyzing and assisting sales personnel with pricing issues in their districts.

    Price/Cost Services continues to work with suppliers to update local and national costs via an electronic process. The latest initiative is the Industry Data Warehouse (IDW), a repository of pricing and product information from electrical suppliers that will allow us to extract information electronically and upload it directly into our database. This process will increase pricing accuracy and provide up-to-date product information as it becomes available from the suppliers.

    During the year, Price/Cost Services developed a database that provides the capability to review the effects of price changes before making the changes in the system. Using this review process helps prevent errors and provides additional inventory loss figures to marketing for loss recovery from suppliers.

                         Cycle Counting of Inventory

    In 1999, the annual inventory physical count was replaced in all locations with cycle counting procedures. The cycle count method requires warehouse personnel to count a designated number of items each day. All items in the inventory were counted at least once during the year, while the fastest moving items were counted quarterly. Cycle counting results in improved customer service, allowing us to maintain more accurate inventories on a daily basis as well as eliminating the traditional business interruption associated with the annual physical inventory.

                              OPERATIONS REVIEW
------------------------------------------------------------------------------

                               Customer Service

    In October, the Company recognized 13 outstanding Customer Service Representatives with the first annual "Excellence in Customer Service" awards. These National Customer Service Award winners were selected for their leadership and exemplary customer service over the course of the previous year.

                                    Safety

    Graybar's OSHA injury rate for 1999 was better than the industry average, and our vehicle accident rate inched down from the previous year. The Cincinnati District earned the Graybar President's Safety Award for the second consecutive year for achieving the Company's lowest injury rate. The Minneapolis District earned the Graybar Fleet Safety Award for the Company's lowest vehicle accident rate.

                            Merchandise Investment

    The Company's merchandise investment increased in 1999 with the opening of five new regional zones. In addition, the Company invested in several large inventories for special customer projects. As we continue the rollout of the additional regional zones, we expect to aggressively redeploy merchandise investment to better serve our customers' requirements.

"In 1999, the annual inventory
physical count was replaced
in all locations with cycle
counting procedures."

                         New Locations Opened in 1999

Northborough, Massachusetts
Stevens Point, Wisconsin
St. Cloud, Minnesota
Phoenix (Mid-town), Arizona
Collinsville, Illinois
Monroe, North Carolina
Hartford, Connecticut
Ocala, Florida
Huntington, West Virginia
Aurora, Colorado
Fresno, California (Regional Zone)
Joliet, Illinois (Regional Zone)
Cranbury, New Jersey (Regional Zone)
Stafford, TX (Regional Zone)
Taunton, Massachusetts (Regional Zone)

[PHOTO]

At 302,000 square feet, the Fresno Regional and National Zone is the Company's largest warehouse.

                              OPERATIONS REVIEW
------------------------------------------------------------------------------

                             INFORMATION SYSTEMS

    The Company finalized Year 2000 preparations that began four years ago and moved its computer systems into the new year without incident. As part of the Y2K readiness, we upgraded or computerized several older systems, including the general ledger, pension and shareholder record systems.

    To support the Company's logistics network, a Warehouse Management System was introduced at our Austell location in June. This system employs radio frequency and bar code technology to automate warehouse processes. This technology will be rolled out to the regional zones beginning in early 2000.

    In addition, several system changes were made to support our logistics effort, including the redesign of system mortgaging and accommodations for a new national freight policy. Cycle counting was implemented, and cross docking (order consolidation) software was introduced to facilitate single customer shipments.

    A centralized accounts payables project introduced in July utilizes imaging, workflow and COLD (computer output to laser disk) technologies to capture, store and process supplier invoices online. Permanent records maintained on laser disk eliminate the need for paper media and provide online computer access to historical information. The St. Louis, Atlanta and Phoenix Districts currently use this application, and the remaining districts will be converted during 2000.

"To support the Company's
logistics network, a Warehouse
Management System was
introduced at our Austell
location in June."

    In support of our e-business strategy, we began to build the infrastructure required to effectively process transactions via web technology. Our electronic catalog and GraybarNet(R) order entry will be incorporated into this project.

    Final testing was completed on a new data warehouse to replace our present decision support system. This system, which will be implemented in early 2000, will provide simplified user access and improved reporting tools.

                               FINANCIAL REVIEW
------------------------------------------------------------------------------

                              TABLE OF CONTENTS

Selected Consolidated Financial Data                                  18

Management's Discussion and Analysis
of Financial Condition and Results of Operations                      19

Consolidated Financial Statements                                     21

Report of Independent Auditors                                        29

                                                    FINANCIAL REVIEW
------------------------------------------------------------------------------------------------------------------
                                          SELECTED CONSOLIDATED FINANCIAL DATA
                                    (Stated in thousands except for per share data)
                                                 1999           1998           1997           1996           1995
--------------------------------------------------------------------------------------------------------------------
SALES                                     $ 4,311,405    $ 3,744,075    $ 3,348,496    $ 3,001,049    $ 2,774,368
   Less--Cash discounts                       (11,465)       (11,872)       (10,474)        (9,637)        (9,578)
--------------------------------------------------------------------------------------------------------------------
NET SALES                                   4,299,940      3,732,203      3,338,022      2,991,412      2,764,790
--------------------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                   (3,514,228)    (3,042,176)    (2,726,147)    (2,453,962)    (2,267,186)
--------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE                              (30,241)       (23,998)       (19,713)       (16,687)       (16,577)
--------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
   Current                                    (43,899)       (37,167)       (29,750)       (28,599)       (23,426)
   Deferred                                      (130)        (4,919)        (6,820)        (1,722)        (2,408)
--------------------------------------------------------------------------------------------------------------------
      Total provision for income taxes        (44,029)       (42,086)       (36,570)       (30,321)       (25,834)
--------------------------------------------------------------------------------------------------------------------
NET INCOME                                     64,659         59,544         52,963         44,533         36,718
--------------------------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO
   COMMON STOCK                                64,654         59,539         52,957         44,526         36,710
--------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES
   OUTSTANDING <FA>                             5,977          5,570          5,826          6,000          5,760
--------------------------------------------------------------------------------------------------------------------
INCOME PER SHARE OF
   COMMON STOCK <FA>                            10.82          10.69           9.09           7.42           6.37
--------------------------------------------------------------------------------------------------------------------
   Cash dividends per share                      2.00           2.00           2.00           2.00           2.00
--------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
   Balance, beginning of year                 193,838        149,226        115,218         84,801         57,081
   Add--Net income                             64,659         59,544         52,963         44,533         36,718
--------------------------------------------------------------------------------------------------------------------
                                              258,497        208,770        168,181        129,334         93,799
--------------------------------------------------------------------------------------------------------------------
   Less dividends
      Preferred ($1.00 per share)                  (5)            (5)            (6)            (7)            (8)
      Common (in cash)                        (11,442)       (10,031)        (9,576)        (9,480)        (8,990)
      Common (in stock)                        (5,577)        (4,896)        (9,373)        (4,629)            --
--------------------------------------------------------------------------------------------------------------------
                                              (17,024)       (14,932)       (18,955)       (14,116)        (8,998)
--------------------------------------------------------------------------------------------------------------------
   Balance, end of year                       241,473        193,838        149,226        115,218         84,801
   Proceeds on stock subscriptions,
      shares unissued                              56             --             37             52             --
STOCK OUTSTANDING
   Preferred                                       68            108            119            143            150
   Common                                     118,270        103,690        103,749         98,321         89,206
--------------------------------------------------------------------------------------------------------------------
                                          $   359,867    $   297,636    $   253,131    $   213,734    $   174,157
--------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income           (204)          (836)            --             --             --
--------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                $   359,663    $   296,800    $   253,131    $   213,734    $   174,157
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                1,704,796      1,167,847      1,051,821        881,636        823,280
LONG-TERM DEBT                            $   255,897    $   269,570    $   139,748    $   151,659    $    91,257
--------------------------------------------------------------------------------------------------------------------

<FA>  Adjusted for the declaration of 5%, 5%, 10% and 5% stock dividends in
1999, 1998, 1997 and 1996, respectively. Prior to adjusting for the stock dividends, the average common shares outstanding for 1998, 1997, 1996 and 1995 were 5,052, 4,805, 4,712 and 4,524, respectively.

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

RESULTS OF OPERATIONS

1999 COMPARED TO 1998

    Net sales in 1999 were 15.2% higher than in 1998. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1999.
    Gross margin in 1999 increased $95,685 (13.9%) compared to 1998 primarily due to the increased sales in the electrical and communications markets.
    The increase in selling, general and administrative expenses in 1999 compared to 1998 occurred largely because of growth in personnel complement and increases in compensation and related expenses. In addition, continued implementation of a company-wide customer service and logistics project resulted in higher selling, general and administrative expenses in 1999 compared to 1998 due to increases in the Company's number of facilities and related staffing and start-up expenses. The increased expenses were anticipated by management and are expected to provide future benefits to the Company's results of operations.
    Interest expense increased in 1999 compared to 1998 primarily due to increased levels of borrowing incurred to finance higher aggregate levels of inventory and receivables. Interest rates on 1999 short-term borrowings were slightly higher than for the same period in 1998.
    Other income includes service charges for special services provided to one customer of $3,839 and $1,000 and gains on sale of property of $540 and $808 in 1999 and 1998, respectively.
    The combined effect of the increases in gross margin and other income, together with the increases in selling, general and administrative expenses, interest expense and depreciation and amortization, resulted in an increase in income before provision for income taxes of $7,058 in 1999 compared to 1998.

1998 COMPARED TO 1997

    Net sales in 1998 were 11.8% higher than in 1997. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1998.
    Gross margin in 1998 increased $78,152 (12.8%) compared to 1997 primarily due to the increased sales in the electrical and communications markets.
    The increase in selling, general and administrative expenses in 1998 compared to 1997 occurred largely because of growth in personnel complement and increases in compensation and related expenses.
    Interest expense increased in 1998 compared to 1997 primarily due to increased levels of borrowing incurred to finance higher aggregate levels of inventory and receivables. Interest rates on 1998 short-term borrowings were slightly lower than for the same period in 1997.
    Other income includes gains on sale of property of $808 and $2,280 in 1998 and 1997, respectively.
    The combined effect of the increases in gross margin and other income, together with the increases in selling, general and administrative expenses, interest expense and depreciation and amortization, resulted in an increase in income before provision for income taxes of $12,097 in 1998 compared to 1997.

                               FINANCIAL REVIEW
------------------------------------------------------------------------------
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS
          (Stated in thousands except for share and per share data)

FINANCIAL CONDITION AND LIQUIDITY

    The financial condition of the Company continues to be strong. At December 31, 1999 current assets exceeded current liabilities by $443,438, up $42,588 from December 31, 1998. The current assets at December 31, 1999 were sufficient to meet the cash needs required to pay current liabilities. The substantial increase in accounts receivable resulted primarily from the growth in sales experienced by the Company. The average number of days of sales in accounts receivable has increased slightly during 1999 and 1998. Merchandise inventory also increased significantly, in part because of the growth in sales, including specific inventory carried to support customer contract agreements. Inventory turnover decreased when comparing 1999 to 1998 due largely to a company-wide customer service and logistics project to redeploy inventory into a system of national zones, regional zones and branch locations. Although the project objective is to provide better customer service, reduce overall costs and reduce inventory as a percentage of sales, management expected a temporary increase in inventory,unrelated to sales volume, during the transition to the new system. This transition to the new customer service and logistics system is planned to be complete by mid-year 2001. This temporary increase in inventory investment is partially offset by a corresponding increase in trade accounts payable. The Company does not have any other plans or commitments that would require significant amounts of additional working capital.
    At December 31, 1999 the Company had available to it unused lines of credit amounting to $131,400. These lines are available to meet short-term cash requirements of the Company. Bank borrowings outstanding during 1999 and 1998 varied from a minimum of $14,000 and $19,000 to a maximum of $406,000 and $211,655, respectively.
    In July 1999 the Company entered into a $410,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement expires in July 2004. The Company intends to utilize the credit agreement as a primary source of short-term borrowings.
    The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. In January 1998 the Company received the proceeds from a seven-year note for $25,000 at a fixed interest rate of 6.44% with principal payable in quarterly installments beginning in April 1998. In April 1998 the Company received the proceeds from a fifteen-year note for $75,000 at a fixed interest rate of 6.59% with principal payable in semiannual installments beginning in October 2003. In June 1998 the Company received the proceeds from a fifteen-year note for $40,000 at a fixed interest rate of 6.65% with principal payable in annual installments beginning in June 2003.
    The Revolving Credit Loan Agreement and certain other note agreements have various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
    Cash used by operations during 1999 amounted to $258,944 compared to $2,749 cash provided by operations in 1998. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $14,413 and $300 in 1999 and 1998, respectively. Additional cash of approximately $590 will be provided in 2000 as a result of payments to be made for stock subscribed to by employees under the 1998 Common Stock Purchase Plan.
    Capital expenditures for property were $31,322, $28,977 and $27,342 for the years ended December 31, 1999, 1998 and 1997, respectively. Purchases of treasury stock were $5,394, $5,303 and $4,859 for the years ended December
31, 1999, 1998 and 1997, respectively. Dividends paid were $10,670, $9,802 and $9,550 for the years ended December 31, 1999, 1998 and 1997, respectively.

IMPACT OF YEAR 2000

    In prior years the Company discussed the nature and progress of its Year 2000 readiness efforts. In late 1999 the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The cost of remediating its systems did not have a material impact on the Company's results of operations in 1999.
    The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems or the products and services of third parties with which it does business. The Company will continue to monitor its mission critical computer applications and those of its suppliers and customers throughout the year 2000.

                                           CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------------------------------------------
                                CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                               (Stated in thousands except for share and per share data)

   FOR THE YEARS ENDED DECEMBER 31,                              1999                  1998                  1997
--------------------------------------------------------------------------------------------------------------------
   SALES, NET OF RETURNS AND ALLOWANCES                   $ 4,311,405           $ 3,744,075           $ 3,348,496
      Less--Cash discounts                                    (11,465)              (11,872)              (10,474)
--------------------------------------------------------------------------------------------------------------------
         Net Sales                                          4,299,940             3,732,203             3,338,022
--------------------------------------------------------------------------------------------------------------------
   COST OF MERCHANDISE SOLD                                (3,514,228)           (3,042,176)           (2,726,147)
--------------------------------------------------------------------------------------------------------------------
         Gross Margin                                         785,712               690,027               611,875
   SELLING, GENERAL AND ADMINISTRATIVE EXPENSES              (593,236)             (513,193)             (456,686)
   TAXES, OTHER THAN INCOME TAXES                             (36,301)              (32,415)              (29,523)
   DEPRECIATION AND AMORTIZATION                              (27,176)              (25,809)              (22,285)
--------------------------------------------------------------------------------------------------------------------
         Income from operations                               128,999               118,610               103,381
   OTHER INCOME, NET                                            9,930                 7,018                 5,865
   INTEREST EXPENSE                                           (30,241)              (23,998)              (19,713)
--------------------------------------------------------------------------------------------------------------------
   INCOME BEFORE PROVISION FOR INCOME TAXES                   108,688               101,630                89,533
--------------------------------------------------------------------------------------------------------------------
   PROVISION FOR INCOME TAXES
      Current                                                 (43,899)              (37,167)              (29,750)
      Deferred                                                   (130)               (4,919)               (6,820)
--------------------------------------------------------------------------------------------------------------------
         Total provision for income taxes                     (44,029)              (42,086)              (36,570)
--------------------------------------------------------------------------------------------------------------------
   NET INCOME                                                  64,659                59,544                52,963
--------------------------------------------------------------------------------------------------------------------
   RETAINED EARNINGS, BEGINNING OF YEAR                       193,838               149,226               115,218
      Cash dividends-
         Preferred, $1.00 per share each year                      (5)                   (5)                   (6)
         Common, $2.00 per share each year                    (11,442)              (10,031)               (9,576)
      Common Stock dividend                                    (5,577)               (4,896)               (9,373)
--------------------------------------------------------------------------------------------------------------------
   RETAINED EARNINGS, END OF YEAR                         $   241,473           $   193,838           $   149,226
--------------------------------------------------------------------------------------------------------------------
   NET INCOME PER SHARE OF COMMON STOCK                   $     10.82           $     10.69           $      9.09
--------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                           CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------------------------------------------

                                             CONSOLIDATED BALANCE SHEETS

                               (Stated in thousands except for share and per share data)
                                                                                                 December 31,
                                                                                              1999           1998
-------------------------------------------------------------------------------------------------------------------
   ASSETS
-------------------------------------------------------------------------------------------------------------------
   CURRENT ASSETS
      Cash                                                                              $   16,750     $   20,252
      Trade receivables (less allowances of $5,729
        and $4,783, respectively)                                                          588,631        460,016
      Merchandise inventory                                                                843,061        440,406
      Other current assets                                                                   6,524          3,945
-------------------------------------------------------------------------------------------------------------------
         Total current assets                                                            1,454,966        924,619
-------------------------------------------------------------------------------------------------------------------
   PROPERTY, AT COST
      Land                                                                                  21,997         21,550
      Buildings                                                                            184,765        174,736
      Furniture and fixtures                                                               136,567        123,044
      Capital equipment leases                                                              31,525         26,682
-------------------------------------------------------------------------------------------------------------------
                                                                                           374,854        346,012
      Less--Accumulated depreciation and amortization                                      161,948        142,934
-------------------------------------------------------------------------------------------------------------------
                                                                                           212,906        203,078
-------------------------------------------------------------------------------------------------------------------
   DEFERRED INCOME TAXES                                                                     9,004          8,105
-------------------------------------------------------------------------------------------------------------------
   OTHER ASSETS                                                                             27,920         32,045
-------------------------------------------------------------------------------------------------------------------
                                                                                        $1,704,796     $1,167,847
-------------------------------------------------------------------------------------------------------------------
   LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------
   CURRENT LIABILITIES
      Notes payable to banks                                                            $  340,604     $   43,948
      Current portion of long-term debt                                                     20,359         16,475
      Trade accounts payable                                                               523,677        344,869
      Accrued payroll and benefit costs                                                     50,107         44,466
      Other accrued taxes                                                                   13,552         12,439
      Dividends payable                                                                      6,256          5,479
      Other payables and accruals                                                           56,973         56,093
-------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                       1,011,528        523,769
-------------------------------------------------------------------------------------------------------------------
   POSTRETIREMENT BENEFITS LIABILITY                                                        77,708         77,708
-------------------------------------------------------------------------------------------------------------------
   LONG-TERM DEBT                                                                          255,897        269,570
-------------------------------------------------------------------------------------------------------------------

                                                             Shares at December 31,
                                                                1999           1998
-------------------------------------------------------------------------------------------------------------------
   SHAREHOLDERS' EQUITY
      Capital stock-
         Preferred, par value $20 per share,
            authorized 300,000 shares--
            Issued to shareholders                             3,412          5,386
            In treasury, at cost                                  --             --
-------------------------------------------------------------------------------------------------------------------
            Outstanding                                        3,412          5,386             68            108
-------------------------------------------------------------------------------------------------------------------
         Common, stated value $20 per share,
            Authorized                                     7,500,000      7,500,000
            Issued to voting trustees                      5,587,485      4,883,638
            Issued to shareholders                           337,757        326,586
            In treasury, at cost                             (11,729)       (25,706)
-------------------------------------------------------------------------------------------------------------------
            Outstanding                                    5,913,513      5,184,518        118,270        103,690
-------------------------------------------------------------------------------------------------------------------
      Common shares subscribed                                                               1,206         15,564
      Retained earnings                                                                    241,473        193,838
      Accumulated other comprehensive income                                                  (204)          (836)
-------------------------------------------------------------------------------------------------------------------
                                                                                           360,813        312,364
         Less--Subscriptions receivable                                                      1,150         15,564
-------------------------------------------------------------------------------------------------------------------
         TOTAL SHAREHOLDERS' EQUITY                                                        359,663        296,800
-------------------------------------------------------------------------------------------------------------------
                                                                                        $1,704,796     $1,167,847
-------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                           CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------------------------------------------

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (Stated in thousands)

   FOR THE YEARS ENDED DECEMBER 31,                                      1999              1998              1997
--------------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM OPERATIONS
      Net Income                                                    $  64,659          $ 59,544          $ 52,963
--------------------------------------------------------------------------------------------------------------------
      Adjustments to reconcile net income
        to cash provided (used) by operations -
         Depreciation and amortization                                 27,176            25,809            22,285
         Deferred income taxes                                            130             4,919             6,820
         Gain on sale of property                                        (540)             (808)           (2,280)
         Changes in assets and liabilities:
            Trade receivables                                        (128,615)          (57,561)          (50,117)
            Merchandise inventory                                    (402,655)          (51,092)          (80,186)
            Other current assets                                       (2,579)             (972)            3,224
            Other assets                                               (2,565)           (6,728)           (4,232)
            Trade accounts payable                                    178,808            17,900            48,832
            Accrued payroll and benefit costs                           5,641             2,542             6,001
            Other accrued liabilities                                   1,596             9,196             7,499
--------------------------------------------------------------------------------------------------------------------
                                                                     (323,603)          (56,795)          (42,154)
--------------------------------------------------------------------------------------------------------------------
      Net cash flow provided (used) by operations                    (258,944)            2,749            10,809
--------------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM INVESTING ACTIVITIES
         Proceeds from sale of property                                 1,519             4,892             5,364
         Capital expenditures for property                            (31,322)          (28,977)          (27,342)
         Investment in joint venture                                    6,690             9,571           (14,134)
         Other                                                             --                --            (2,275)
--------------------------------------------------------------------------------------------------------------------
      Net cash flow used by investing activities                      (23,113)          (14,514)          (38,387)
--------------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM FINANCING ACTIVITIES
         Net increase (decrease) in notes payable to banks            296,656           (92,977)           61,966
         Proceeds from long-term debt                                      --           140,000                --
         Repayment of long-term debt                                  (11,864)          (14,664)          (11,748)
         Principal payments under capital equipment leases             (4,586)           (4,060)           (4,403)
         Sale of common stock                                          14,413               300               875
         Purchases of treasury stock                                   (5,394)           (5,303)           (4,859)
         Dividends paid                                               (10,670)           (9,802)           (9,550)
--------------------------------------------------------------------------------------------------------------------
      Net cash flow provided by financing activities                  278,555            13,494            32,281
--------------------------------------------------------------------------------------------------------------------
   NET INCREASE (DECREASE) IN CASH                                     (3,502)            1,729             4,703
--------------------------------------------------------------------------------------------------------------------
   CASH, BEGINNING OF YEAR                                             20,252            18,523            13,820
--------------------------------------------------------------------------------------------------------------------
   CASH, END OF YEAR                                                $  16,750          $ 20,252          $ 18,523
--------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                                   CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                        FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                       (Stated in thousands)
                                                                         COMMON                        ACCUMULATED
                                                                         STOCK                           OTHER
                                          COMMON         PREFERRED     SUBSCRIBED,      RETAINED      COMPREHENSIVE
                                          STOCK            STOCK        UNISSUED        EARNINGS          INCOME            TOTAL
                                         --------        ---------     -----------      --------      -------------       ---------
December 31, 1996                        $ 98,321          $143           $ 52          $115,218          $               $213,734

Net income and
   comprehensive income                                                                   52,963                            52,963

Stock issued                                  890                                                                              890

Stock redeemed                             (4,835)          (24)                                                            (4,859)

Advance payments                                                           (15)                                                (15)

Dividends declared                          9,373                                        (18,955)                           (9,582)
                                         --------          ----           ----          --------          -----           --------
December 31, 1997                        $103,749          $119           $ 37          $149,226          $               $253,131
                                         ========          ====           ====          ========          =====           ========

Net income                                                                                59,544                            59,544

Currency translation adjustments                                                                           (836)              (836)
                                                                                                                          --------
Comprehensive income                                                                                                        58,708
                                                                                                                          --------
Stock issued                                  337                                                                              337

Stock redeemed                             (5,292)          (11)                                                            (5,303)

Advance payments                                                           (37)                                                (37)

Dividends declared                          4,896                                        (14,932)                          (10,036)
                                         --------          ----           ----          --------          -----           --------
December 31, 1998                        $103,690          $108           $  0          $193,838          $(836)          $296,800
                                         ========          ====           ====          ========          =====           ========

Net income                                                                                64,659                            64,659

Currency translation adjustments                                                                            632                632
                                                                                                                          --------
Comprehensive income                                                                                                        65,291
                                                                                                                          --------
Stock issued                               14,357                                                                           14,357

Stock redeemed                             (5,354)          (40)                                                            (5,394)

Advance payments                                                            56                                                  56

Dividends declared                          5,577                                        (17,024)                          (11,447)
                                         --------          ----           ----          --------          -----           --------
DECEMBER 31, 1999                        $118,270          $ 68           $ 56          $241,473          $(204)          $359,663
                                         ========          ====           ====          ========          =====           ========

See accompanying Notes to Consolidated Financial Statements

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
          (Stated in thousands except for share and per share data)

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

MERCHANDISE INVENTORY

    Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is generally a conservative method of accounting that, compared with other inventory accounting methods, provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $11,457 and $17,490 greater than reported under the LIFO method at December 31, 1999 and 1998, respectively.

PROPERTY AND DEPRECIATION

    The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:
------------------------------------------------------------------------------
Buildings                                                       42 years
------------------------------------------------------------------------------
Permanent fixtures--                               Over the lives of the
leased property                                        respective leases
------------------------------------------------------------------------------
Furniture, fixtures and equipment                          4 to 14 years
------------------------------------------------------------------------------
Capital equipment                                  Over the lives of the
leases                                                 respective leases
------------------------------------------------------------------------------

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

PENDING ACCOUNTING PRONOUNCEMENTS

    In June 1998 the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, which is required to be adopted in years beginning after June 15, 2000. Management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
2.  INCOME TAXES

      The provisions for income taxes recorded in the Consolidated Statements of Income and Retained Earnings are as follows:


Years Ended December 31:                    1999         1998          1997
------------------------------------------------------------------------------
Federal income tax
    Current                              $39,126      $32,442       $26,248
    Deferred                                 406        4,212         5,669
State income tax
    Current                                4,773        4,725         3,502
    Deferred                                (276)         707         1,151
------------------------------------------------------------------------------
Financial statement
    income tax provision                 $44,029      $42,086       $36,570
------------------------------------------------------------------------------

      Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:


Assets/(Liabilities)                                    1999          1998
-----------------------------------------------------------------------------
Postretirement benefits                             $ 30,734      $ 30,734
Payroll accruals                                       7,443         6,929
Bad debt reserves                                      2,097         1,909
Other deferred tax assets                              3,960         7,957
Inventory                                             (1,889)       (2,591)
Prepaid pension                                       (8,558)       (7,061)
Fixed asset depreciation                             (12,992)      (12,861)
Fixed asset gains                                     (6,508)       (6,287)
Accounts receivable                                   (1,446)       (2,169)
Other deferred tax liabilities                       (10,089)      (14,348)
-----------------------------------------------------------------------------
                                                    $  2,752      $  2,212
-----------------------------------------------------------------------------

      Deferred tax liabilities included in Other Payables and Accruals were $6,252 and $5,893 in 1999 and 1998, respectively.
      A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained Earnings is as follows:


Years Ended December 31:                    1999        1998          1997
-----------------------------------------------------------------------------
"Statutory" tax rate                        35.0%       35.0%         35.0%
State and local income taxes,
    net of federal benefit                   3.0         3.4           3.4
Other, net                                   2.5         3.0           2.4
-----------------------------------------------------------------------------
Effective tax rate                          40.5%       41.4%         40.8%
-----------------------------------------------------------------------------

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

                                      PREFERRED                  COMMON
                              REACQUIRED    RETIRED     REACQUIRED   RETIRED
------------------------------------------------------------------------------
1999                               1,974      1,974        267,736   281,713
1998                                 565        623        264,580   257,998
1997                               1,190      1,132        241,764   242,675
------------------------------------------------------------------------------

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
4.  LONG-TERM DEBT

                                                              DECEMBER 31,
LONG-TERM DEBT WAS COMPOSED OF:                             1999        1998
----------------------------------------------------------------------------
6.59% note, unsecured, due in
    semiannual installments of $3,750
    beginning in October 2003 through
    April 2013                                          $ 75,000    $ 75,000
7.36% note, unsecured, maturing
    May 2011, installments of $3,095
    due semiannually in each of the
    years 2001 through 2010 with
    final payment of $3,094 due in 2011                   65,000      65,000
6.65% note, unsecured, due in annual
    installments of $3,636 in each of the
    years 2003 through 2013                               40,000      40,000
6.25% note, unsecured, maturing
    June 2004, installments of $7,000
    due annually in each of the years
    2000 through 2004                                     28,000      35,000
6.44% note, unsecured, due in
    quarterly installments of $893
    through January 2005                                  15,179      18,750
9.23% note secured by a first
    mortgage on various properties,
    maturing May 2005, installments
    of $2,725 due annually in each
    of the years 1995 through 2004
    with final payment of $2,750 due
    in 2005                                               13,650      16,375
6.21% to 7.07% capital equipment
    leases, various maturities                            11,921       8,448
7.74% note, secured by facility, due
    in quarterly installments through
    August 2006                                            4,025       4,725
7.75% note, secured by facility,
    due in quarterly installments
    through March 2005                                     1,700       2,100
7.67% note, unsecured, maturing
    April 2000, installments of
    $2,000 due annually in each of
    the years 1996 through 2000                                0       2,000
Variable rate mortgages, secured by
    facilities, various maturities                         1,422       1,649
Variable rate banker's acceptances,
    unsecured, various maturities                              0         523
----------------------------------------------------------------------------
                                                        $255,897    $269,570
----------------------------------------------------------------------------
LONG-TERM DEBT MATURES AS FOLLOWS:
----------------------------------------------------------------------------
2001                                                                $ 23,670
2002                                                                  24,025
2003                                                                  33,033
2004                                                                  32,633
2005-2013                                                            142,536
----------------------------------------------------------------------------
                                                                    $255,897
----------------------------------------------------------------------------

      The present value of future minimum lease payments under capital leases as of December 31, 1999 was $14,910, of which $11,921 is included in long-term debt. The net book value of property securing various long-term debt instruments was $28,123 at December 31, 1999.
      Bank borrowings varied from a minimum of $14,000 and $19,000 to a maximum of $406,000 and $211,655 in 1999 and 1998, respectively. The average amount of bank borrowings outstanding during 1999 and 1998 amounted to approximately $175,000 and $98,000 at weighted average interest rates of 5.81% and 5.67%, respectively. The averages are based on the daily amounts outstanding during each year.
      In January 1998 the Company received the proceeds from a seven-year note for $25,000 at a fixed interest rate of 6.44% with principal payable in quarterly installments beginning in April 1998. In April 1998 the Company received the proceeds from a fifteen-year note for $75,000 at a fixed interest rate of 6.59% with principal payable in semiannual installments beginning in October 2003. In June 1998 the Company received the proceeds from a fifteen-year note for $40,000 at a fixed rate of 6.65% with principal payable in annual installments beginning in June 2003.
      The Company had unused lines of credit of approximately $131,400 as of December 31, 1999. Certain lines require maintenance of compensating balances of up to 5% of the available lines of credit or quarterly fees of up to thirty basis points of the committed lines of credit.
      In July 1999 the Company entered into a $410,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement expires in July 2004.
The Company intends to utilize the credit agreement as a primary source of short-term borrowings.
      The Revolving Credit Loan Agreement and certain other note agreements have various convenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
      The carrying amounts of the Company's outstanding long-term debt and notes payable to banks approximate their fair values at December 31, 1999.

5.  PENSION AND OTHER
    POSTRETIREMENT BENEFITS

      The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service.
Employees become 100% vested after five years of service, regardless of age. The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum or greater than the maximum tax deductible amount. The assets of the defined benefit pension plan are invested primarily in equity and fixed income securities and money market funds.

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
      The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan
(the Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 1999 or 1998.
      The following table sets forth information regarding the Company's pension and other postretirement benefits as of December 31, 1999 and 1998:

                                                            Postretirement
                                 Pension Benefits              Benefits
                               --------------------      --------------------
                                   1999        1998          1999        1998
                               ----------------------------------------------
Accumulated
   benefit
   obligation                  $112,100    $116,000      $ 87,070    $ 90,000
                               --------    --------      --------    --------
Projected
   benefit
   obligation                   157,700     151,300            --          --
Fair value of
   plan assets                  144,015     122,133            --          --
                               --------    --------      --------    --------
Funded status                   (13,685)    (29,167)      (87,070)    (90,000)
                               --------    --------      --------    --------
Prepaid
   (accrued) benefit
   cost recognized
   in the balance
   sheet                       $ 18,360    $ 17,705      $(77,708)   $(77,708)

      Weighted average assumptions as of December 31 are:

                                                             Postretirement
                                  Pension Benefits              Benefits
                                -------------------        ----------------
                                   1999        1998        1999        1998
                                -------------------------------------------
Discount rate                      8.00%       6.75%       8.00%       6.75%
Expected return
   on plan assets                  9.50%       9.50%         --          --
Rate of
   compensation
   increase                        5.00%       4.00%         --          --
Health care cost
   trend on
   covered charges                   --          --        7.25%       6.00%

      The following presents information regarding the plans for the years ended December 31, 1999 and 1998:

                                                            Postretirement
                                 Pension Benefits              Benefits
                               --------------------        ----------------
                                   1999        1998        1999        1998
                               --------------------------------------------
Employer
   contributions               $  9,629    $ 13,953     $ 7,306     $ 7,211
Participant
   contributions                     --          --         184         180
Benefits paid                  $(13,531)   $(10,723)    $(7,490)    $(7,391)
                               --------    --------     -------     -------

      The net periodic cost recognized for the defined benefit pension plan was $8,973, $6,883 and $6,112 for each of the three years ended December 31, 1999, 1998 and 1997, respectively.
      The net periodic cost recognized for the postretirement benefit plan was $7,252, $6,811 and $6,817 for each of the three years ended December 31, 1999, 1998 and 1997, respectively.
      For measurement of the net periodic postretirement benefit cost, a 6.0% annual rate of increase in per capita cost of covered health care benefits was assumed for 1999 with the rate assumed to remain at that level.
      The Company also provides a defined contribution profit sharing and savings plan covering substantially all of its full-time employees. Annual contributions by the Company to the plan are at the discretion of management and are generally determined based on the profitability of the Company. Employees may also contribute to the plan subject to limitations imposed by federal tax law and ERISA.

6.  NET INCOME PER SHARE
    OF COMMON STOCK

      The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 5,977,296, 5,569,878 and 5,826,791 in 1999, 1998 and 1997,
respectively, adjusted for the declaration of 5%, 5% and 10% stock dividends in 1999, 1998 and 1997, respectively.

7.  COMMITMENTS

      Rental expense was $24,559, $16,372 and $12,673 in 1999, 1998 and 1997,
respectively.
      Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 1999 are as follows:

YEARS ENDING DECEMBER 31:
----------------------------------------------------------------------------
2000                                                                 $26,059
2001                                                                  22,075
2002                                                                  17,363
2003                                                                  13,255
2004                                                                   9,437
Subsequent to 2004                                                    24,780
----------------------------------------------------------------------------

8.  STATEMENTS OF CASH FLOWS

      During 1999, 1998 and 1997 income taxes paid totaled $44,030, $36,602 and $26,773; interest paid totaled $26,976, $22,349 and $19,834; and
liabilities assumed in connection with capitalized leases totaled $6,661, $9,962 and $0, respectively.
      The 1997 statement of cash flows includes the effect of the Company's majority ownership position in Harris & Roome Supply Limited as a result of additional shares purchased in May 1997.

                        [ERNST & YOUNG LETTERHEAD]


                        Report of Independent Auditors

To the Shareholders and
   the Board of Directors
Graybar Electric Company, Inc.

We have audited the accompanying consolidated balance sheets of Graybar Electric Company, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income and retained earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graybar Electric Company, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                /s/ Ernst & Young LLP


February 22, 2000

                   DISTRICT MANAGEMENT AS OF DECEMBER 31, 1999
------------------------------------------------------------------------------

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

John H. Hawfield
Sales Manager

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

Michael W. Fowler
Vice President

  [PHOTO]

Robert D. Wombacher
Operating Manager

Richard C. Hird
Financial Manager

----------------------------------
CHICAGO DISTRICT
----------------------------------

Richard A. Cole
Vice President

  [PHOTO]

Thomas E. Walsh
Sales Manager

John C. Fischer
Operating Manager

Martin J. Beagen
Financial Manager

----------------------------------
MINNEAPOLIS DISTRICT
----------------------------------

Robert L. Nowak
Vice President

  [PHOTO]

Christopher O. Olsen
Operating Manager

Thomas E. Kinate
Financial Manager

                 DISTRICT MANAGEMENT AS OF DECEMBER 31, 1999
------------------------------------------------------------------------------

----------------------------------
ST. LOUIS DISTRICT
----------------------------------

Thomas F. Williams
Vice President

  [PHOTO]

Cindy J. Johnson
Operating Manager

Reiders L. Abel
Financial Manager

----------------------------------
DALLAS DISTRICT
----------------------------------

Lawrence R. Giglio
Vice President

  [PHOTO]

Thomas T. Townsend
Operating Manager

George D. Zackey
Financial Manager

----------------------------------
SEATTLE DISTRICT
----------------------------------

John C. Loff
Vice President

  [PHOTO]

Larry T. Christensen
Sales Manager

Kevin L. Moehring
Operating Manager

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

----------------------------------
CENTRAL COMM/DATA DISTRICT
----------------------------------

Alan L. Eddings
Vice President

  [PHOTO]

----------------------------------
WESTERN COMM/DATA DISTRICT
----------------------------------

Kenneth B. Sparks
Vice President

  [PHOTO]

                      LOCATIONS AS OF DECEMBER 31, 1999
------------------------------------------------------------------------------

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

----------------------------------
BOSTON DISTRICT
----------------------------------

345 Harrison Avenue
Boston, Massachusetts 02118
617 482-9320

BRANCHES
Rhode Island:  Cranston
Massachusetts:  Worcester, Springfield, Somerville
Maine:  Portland
New Hampshire:  Manchester
Vermont:  Rutland, Williston
Connecticut:  Hamden, Hartford

----------------------------------
PITTSBURGH DISTRICT
----------------------------------

900 Ridge Avenue
Pittsburgh, Pennsylvania 15212
412 323-5200

BRANCHES
Ohio:  Youngstown, Cleveland, Akron, Canton, Mansfield
Pennsylvania: Greensburg, Harrisburg, Allentown, Philadelphia, Erie West Virginia: Wheeling
Delaware:  New Castle

INFORMATION SYSTEMS
11828 Lackland Road
St. Louis, Missouri 63146
314 692-5700

----------------------------------
CINCINNATI DISTRICT
----------------------------------

1022 West Eighth Street
Cincinnati, Ohio 45203
513 621-0600

BRANCHES
West Virginia:  Charleston, Huntington
Ohio:  Columbus, Dayton,  Lima
Kentucky:  Lexington, Louisville
Tennessee:  Nashville

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

----------------------------------
RICHMOND DISTRICT
----------------------------------

1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia:  Norfolk, Roanoke, Hampton, Chantilly
North Carolina: Asheville,  Raleigh, Winston-Salem, Charlotte, Greensboro,
    Wilmington, Monroe
South Carolina:  Rock Hill
Tennessee:  Bristol, Johnson City
Maryland:  Baltimore, Lanham

MID-ATLANTIC ZONE
SERVICE CENTER
2124 Avenue "C"
Bethlehem, Pennsylvania 18017
610 266-0220

----------------------------------
TAMPA DISTRICT
----------------------------------

801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida:  Sarasota, Lakeland,  Orlando, Pinellas, Melbourne, North Tampa,
    Tallahassee, Jacksonville, South Jacksonville, Daytona Beach, Perrine, Miami, West Palm Beach, Florida City, Fort Myers, Fort Pierce, Naples, Pompano Beach, Gainesville, Ocala

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

----------------------------------
MINNEAPOLIS DISTRICT
----------------------------------

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota:  St. Paul, Duluth, Brooklyn Park, Burnsville, Plymouth, Rochester,
    Mankato, St. Cloud
Montana:  Billings
North Dakota:  Fargo
South Dakota:  Sioux Falls, Brookings
Wisconsin:  Green Bay, West Allis, Marinette, Manitowoc, Madison, Neenah,
    Stevens Point


MIDWEST ZONE
SERVICE CENTER
2424 A North Main Street
East Peoria, Illinois 61611
309 694-2341

----------------------------------
ST. LOUIS DISTRICT
----------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100

BRANCHES
Iowa:  Davenport, Des Moines, Cedar Rapids
Illinois:  East Peoria, Springfield, Collinsville
Missouri:  Jefferson City, Kansas City, Springfield, St. Louis (Counter)
Indiana:  Evansville
Kansas:  Olathe, Wichita
Nebraska:  Omaha
Tennessee:  Memphis, Jackson

----------------------------------
DALLAS DISTRICT
----------------------------------

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas:  San Antonio, Fort Worth Counter, Amarillo, Austin, Abilene, Cypress,
    Beaumont, Corpus Christi, Houston, Houston (Counter), Sherman, Lubbock, Kilgore, LaMarque, Dallas (Royal Lane Counter), Houston (Tellepsen), Dallas Major Metro
Oklahoma:  Oklahoma City, Tulsa
Arkansas:  Little Rock, Conway, Springdale
Louisiana:  Shreveport, Baton Rouge, Lake Charles, Harahan

                       LOCATIONS AS OF DECEMBER 31, 1999
------------------------------------------------------------------------------

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

----------------------------------
PHOENIX DISTRICT
----------------------------------

3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona:  Mesa, Tucson, Scottsdale, Phoenix Midtown
Colorado:  Colorado Springs,  Denver, Englewood
New Mexico:  Albuquerque
Texas:  El Paso
Nevada:  Las Vegas, Henderson
Utah:  Salt Lake City, Orem
California:  Los Angeles, Anaheim, Costa Mesa, Long Beach, San Bernardino,
    San Diego, Santa Barbara, Van Nuys, Bakersfield, San Marcos, Santa Maria, San Diego Downtown, Los Angeles Warehouse

COMM/DATA DISTRICTS
----------------------------------
CENTRAL COMM/DATA DISTRICT
----------------------------------
8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100

----------------------------------
NORTHEASTERN COMM/DATA DISTRICT
----------------------------------
1550 South Warfield Street
Philadelphia, Pennsylvania 19146
215 336-2211

----------------------------------
SOUTHEASTERN COMM/DATA DISTRICT
----------------------------------
2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

----------------------------------
WESTERN COMM/DATA DISTRICT
----------------------------------
1600 132nd Avenue, Northeast
Bellevue, Washington 98005
425 468-5548

REGIONAL ZONES
----------------------------------
ATLANTA REGIONAL AND NATIONAL ZONE
----------------------------------
Woodlands Business Park
Building 100
8180 Troon Circle
Austell, Georgia 30168
678 945-9970

------------------------------------
CRANBURY REGIONAL AND NATIONAL ZONE
------------------------------------
4 Aurora Drive
Suite 401
Cranbury, New Jersey 08512
609 409-8100

----------------------------------
DALLAS REGIONAL ZONE
----------------------------------
4601 Cambridge Road
Fort Worth, Texas 76155
817 213-1450

----------------------------------
FRESNO REGIONAL AND NATIONAL ZONE
----------------------------------
4401 E. Central Avenue
Fresno, California 93725
559 264-2393

----------------------------------
JOLIET REGIONAL AND NATIONAL ZONE
----------------------------------
1700 Crossroad Drive
Joliet, Illinois 60432
815 741-4660

------------------------------------
STAFFORD REGIONAL AND NATIONAL ZONE
------------------------------------
13131 North Promenade Boulevard
Stafford, Texas 77477
281 340-5500

----------------------------------
TAUNTON REGIONAL ZONE
----------------------------------
305 John Hancock Road
Taunton, Massachusetts 02780
508 821-3838

INTERNATIONAL
----------------------------------

34 North Meramec Avenue
St. Louis, Missouri 63105
314 512-9211

Miami International (Sales Office)
10500 Southwest 186th St.
Perrine, Florida 33157
305 252-0400

San Francisco International (Sales Office)
2368 Lincoln Avenue
Hayward, California 94545
510 259-0122

International Service Center
6161 Bingle Road
Houston, Texas 77092
713 970-9450

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