Form 10-K405, Exhibit 13
period 2000-12-31
GRAYBAR ELECTRIC CO INC
filed 2001-03-27
CIK 205402

Exhibit 13
----------

[GRAYBAR LOGO]


ANNUALReport
2000

[PHOTO]

-----------------------------------------------------------------------------
                             GRAYBAR DIRECTORS
-----------------------------------------------------------------------------

[PHOTO]

STANDING (left to right):
DENNIS E. DESOUSA
Senior Vice President,
Comm/Data Business

ROBERT A. REYNOLDS, JR.
President and
Chief Executive Officer

SEATED:
JUANITA H. HINSHAW
Senior Vice President and
Chief Financial Officer

CARL L. HALL
Chairman of the Board

CHARLES R. UDELL
Senior Vice President,
Electrical Business

[PHOTO]

STANDING (left to right):
GOLDEN W. HARPER
Vice President-
Operations

JACK F. VAN PELT
Vice President-
Human Resources

SEATED:
THOMAS S. GURGANOUS
District Vice President-
Richmond District

THOMAS F. DOWD
Vice President,
Secretary and General Counsel

[PHOTO]

STANDING (left to right):
GARY D. HODGES
District Vice President-
Phoenix District

GERARD J. MCCREA
District Vice President-
Northeastern Comm/Data District

SEATED:
RICHARD D. OFFENBACHER
District Vice President-
Southeastern Comm/Data District

JOHN C. LOFF
District Vice President-
Seattle District

RICHARD A. COLE
District Vice President-
Chicago District

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

---------------------------------------------------------
                   CAPITAL STOCK DATA
---------------------------------------------------------

Number of Equity Security Holders as of December 31, 2000:

---------------------------------------------------------
Title of Class                 Number of Security Holders
---------------------------------------------------------
Preferred Stock                                        72
Common Stock                                          155
Voting Trust Certificates for Common Stock          5,270
---------------------------------------------------------


---------------------------------------------------------
                    DIVIDEND DATA
---------------------------------------------------------

Common Stock, par value $1; stated value $20.

Dividends declared for year:     2000       1999     1998
---------------------------------------------------------
First Quarter                   $ .30      $ .30    $ .30
Second Quarter                    .30        .30      .30
Third Quarter                     .30        .30      .30
Fourth Quarter                  $1.10      $1.10    $1.10
---------------------------------------------------------

On December 13, 2000 a five percent stock dividend was declared to shareholders of record on January 15, 2001. Shares representing this dividend were issued on February 1, 2001.

---------------------------------------------------------
                       CONTENTS
---------------------------------------------------------

Graybar Officers
and Directors                          Inside Front Cover
Letter to Shareholders                                  2
Market Review                                           4
Operations Review                                      13
Financial Review                                       17
District Management                                    30
Locations                                              32

-----------------------------------------------------------------------------
                         LETTER TO SHAREHOLDERS
-----------------------------------------------------------------------------

      Two thousand was an intriguing, exciting and memorable year. Graybar achieved another annual record with revenue growth of more than 21%, gaining market share as we reached a new sales milestone of $5.2 billion.

      Early in the year, Richard H. Haney, Senior Vice President of the Electrical Business, became ill and, upon his return, elected to retire. Shortly thereafter, Carl L. Hall stepped down as President and CEO for health reasons, but at the request of the Board, stayed on as Chairman. This led to significant changes within the management of the Company; however, our attention to succession planning and our management strength and depth enabled us to continue to move ahead despite these unfortunate circumstances. Consequently, Robert A. Reynolds, Jr. was elected President and CEO; Charles
R. Udell was elected Senior Vice President of our Electrical Business and Dennis E. DeSousa was elected Senior Vice President of our Comm/Data Business. Chuck and Dennis were succeeded in their marketing assignments by Bruce C. Judkins as Vice President-Electrical Marketing, and Alan L. Eddings as Vice President-Comm/Data Marketing.

      John W. Wolf, Vice President and Treasurer, retired April 1. John was a valuable member of the Board of Directors, and we wish him well in his retirement. He was succeeded as Vice President and Treasurer by Jon N. Reed. In May, we were very pleased to announce the appointment of Juanita H. Hinshaw to the new position of Senior Vice President and Chief Financial Officer. Juanita comes to us most recently from Monsanto where she held the position of Vice President and Treasurer.

      Two District Vice Presidents, William L. King at Boston and Frank Mossa at New York, elected to retire in 2000. This prompted the appointments of Donald M. Block and Ronald P. Segraves as District Vice Presidents in these districts. Gary D. Hodges, District Vice President at Phoenix, was subsequently appointed to succeed Bill on the Board of Directors.

      Other significant senior management changes were:

      Dennis J. Grousosky appointed Vice President-Service at Corporate Headquarters.

      Michael W. Fowler named Vice President-Corporate Accounts and Integrated Supply.

      Rob R. Bezjak appointed District Vice President of the South Central Comm/Data District.

      John C. Mansfield named District Vice President of the new SPN
District.

      John H. Hawfield appointed District Vice President of the new Houston District, and Ted M. Choate named District Vice President-Service at Houston.

      In the Tampa District, Robert C. Lyons appointed District Vice President, and Jerry D. Nichols named District Vice President-Service.

      Driven by our growth, 2000 was another year of planned investment in personnel and facilities, as well as in improved processes, training, information systems and e-business.

      In 2000, the Company added 1,411 new employees, increasing our sales force by 10% and our customer service personnel by 12%. One of our largest investments was in corporate accounts personnel. The centralized merchandise accounts payable project (MAPP) has had a positive effect on our headcount while providing processing efficiencies to the Company. We expect to see the same effect from our zones and central purchasing as we centralize and redeploy personnel to align with our strategic initiatives. Overall, we


      [SALES GRAPH]                           [NET INCOME GRAPH]

-----------------------------------------------------------------------------
                         LETTER TO SHAREHOLDERS
-----------------------------------------------------------------------------

continue to see gains in productivity as measured by sales and gross margin per employee and salaries as a percentage of sales.

      Our zone initiative continues to move forward with nine zones currently open and seven more to follow. The newest zones are opened with a Warehouse Management System (WMS) installed, and simultaneously we are retrofitting the existing zones with WMS. The impact of the zone warehouses has been significant. Today, approximately 30% of warehouse sales are flowing through these nine zones, which is equivalent to the warehouse sales of 240 locations just a few years ago. Late in the year, we realigned the districts around the zone clusters to improve our processes and the flow of product to our customers. This led to the reopening of the Houston District in October and the opening of the California District effective January 1, 2001.

=============================================================================
"GRAYBAR ACHIEVED ANOTHER ANNUAL RECORD WITH REVENUE GROWTH OF MORE THAN 21%, GAINING MARKET SHARE AS WE REACHED A NEW SALES MILESTONE OF $5.2 BILLION."
=============================================================================

      We added five new facilities in 2000 with the acquisition of Ireland Electric in Augusta, Georgia, and Splane Electric in the Detroit area. In addition, we opened two customer-specific districts. Our SPN District supports Lucent Technologies with headquarters in Greensboro, North Carolina, and service facilities in Northborough, Massachusetts; Nashville, Tennessee; Oklahoma City, Oklahoma; and Fresno, California. Our Aurora District near Denver supports our business with Qwest, formerly U S WEST. These two significant customers require support and service that is unique and deserving of a dedicated offering.

      We stepped up our customer diversity initiatives in 2000 with an investment in "INNOV8," a minority company that provides customers with services not provided by traditional distribution.

      The knowledge and skills of our employees are key to our continued success, and we believe our investment in employee training is paying off. Beginning in 2000, all required training on product, management, personal skills and procedures was offered and tracked from a single source--the Graybar Virtual Campus. This simplified access to training in all formats--classroom, online, e-class, workbook, job aids and videos--for all employees and enhanced and simplified training progress reporting for supervisors.

      We continue to make progress in our information systems initiatives, our largest capital expenditure year over year. Late in the year, we purchased a mainframe upgrade for installation in early 2001. Our Strategic Planning Group is currently leading an initiative to assess our long-term systems needs.

      Graybar's e-business strategy is to continue to be "fast to follow." That means building the platform we need to move the direction e-business moves, while building the catalog to support our customers and the marketplaces our customers are requesting we support. We think this strategy is sound and aggressive, yet conservative enough to avoid costly investments in unproven ventures.

      Overall, Graybar is on solid ground. Plans are being implemented, management is sound and all of us are focused on the customer. We believe this formula for success will lead to further growth and bottom line profitability.


/s/ ROBERT A. REYNOLDS, JR.
Robert A. Reynolds, Jr.
President and CEO

/s/ CARL L. HALL
Carl L. Hall
Chairman of the Board

St. Louis, Missouri
March 2001

-----------------------------------------------------------------------------
                             MARKET REVIEW
-----------------------------------------------------------------------------

      Year 2000 ushered in unprecedented growth for Graybar as we further penetrated major markets and achieved double-digit sales increases in both the Electrical and Comm/Data Business Groups. It was a year of transition as we prepared for the realignment of districts around our regional zones on January 1, 2001. Implementing objectives established by our strategic planning initiative, we appointed directors at corporate headquarters to champion our efforts in specific markets.

      Graybar has more sales people in the marketplace than ever before. We continue to specialize our sales force by focusing and training along industry lines, positioning us for future growth in our targeted markets.

      Large multi-location companies remain focused on driving cost out of the supply chain, and Graybar offers the standard and specialized distribution services these customers are demanding. In addition, our business with national contractor operating companies continues to expand as these customers seek a distributor that can provide products and services nationwide.


                                [MAP]

-----------------------------------------------------------------------------
                             MARKET REVIEW
-----------------------------------------------------------------------------

      Our strategy of putting more resources into developing and serving national accounts led to significant increases in this business over the previous year. In 2000, we further aligned our national accounts sales organization around markets with focused sales teams serving segments such as petrochemical, automotive, government and comm/data service providers and end-users. Based on our success with government agencies and national contractor operating companies, we assigned directors of corporate accounts to focus increased attention on these important customers. On the comm/data side, we appointed directors to lead the sales teams focusing on the Service Provider and End-User Markets.

=============================================================================
"WE CONTINUE TO SPECIALIZE OUR SALES FORCE BY FOCUSING AND TRAINING ALONG INDUSTRY LINES, POSITIONING US FOR FUTURE GROWTH IN OUR TARGETED MARKETS."
=============================================================================

      To support this growth, we enhanced the corporate accounts services group, which now includes customer service, implementation, administration and finance. In addition, we increased the business and financial analysis function of the group.

      National accounts are a significant portion of the Company's total business. The combination of Graybar's value-added capabilities, local sales and service and corporate sales coverage differentiates us in the marketplace while enabling us to maximize our success with these valuable customers.

      Improved customer service and increased return on inventory investment are among the goals of our Category Management initiative, which was refined in 2000 in both business groups. With Category Management, we enhance our value to the customer by having the right products in sufficient quantities at the right price while reducing costs throughout the supply chain. The coordinated efforts of corporate marketing, purchasing and logistics advanced our development of this strategic initiative during 2000.

      Employee training remains a major focus throughout the Company. More than 232 instructor-led courses held during the year trained 3,897 employees on topics ranging from performance management to presentation skills. Live e-classes were used to coach employees on the value and benefits of tracking lost sales. Using the e-class online training method allows real time interaction between the instructor and large numbers of participants in our branch and district locations. Building and expanding product knowledge is an essential element of both online and instructor-led training, and participation in our supplier-sponsored factory training schools hit an all-time high in 2000.

-----------------------------------------------------------------------------
                             MARKET REVIEW
-----------------------------------------------------------------------------


[PHOTO]

GRAYBAR'S EXHIBIT AT THE NECA TRADE SHOW FEATURED THE "WHITE LIGHTNING II" ELECTRIC CAR AND DRIVER PAT RUMMERFIELD WITH THE THEME "EFFICIENCY=SPEED."


                         CONSTRUCTION MARKET

      Graybar achieved a double-digit sales increase in the Construction Market in 2000 as robust growth in this market was fueled by a strong economy. Increased emphasis throughout the Company on being the leading provider of value-added construction services led to growth across all districts.

      Consolidation in the Construction Market continues to be a driving force in altering the landscape of electrical contractors. One of the most dynamic changes in this market is the use of the Internet to provide e-business solutions, including design/build drawings, estimating, accounting and material procurement. Graybar offers the industry's best services-- including e-business solutions--to meet our customers' demands.

      Our corporate accounts team has positioned Graybar to become the preferred distributor for national electrical contractors by helping develop a strategy to address the needs of these significant customers. Led by the Director, Corporate Accounts-Construction Market and supported by a team of corporate account managers and the corporate account services group, Graybar is positioned as the premier distributor to many national electrical contractors.

      In November, we finalized the strategy behind the 2001 Construction Market Plan, which emphasizes refining our value proposition for targeted customers. The plan includes the enhancement of Project Manager(SM), our proprietary project management software, and the development of project teams in designated national markets.

=============================================================================
"INCREASED EMPHASIS THROUGHOUT THE COMPANY ON BEING THE LEADING PROVIDER OF VALUE-ADDED CONSTRUCTION SERVICES LED TO GROWTH ACROSS ALL DISTRICTS."
=============================================================================

-----------------------------------------------------------------------------
                             MARKET REVIEW
-----------------------------------------------------------------------------

      Graybar again attracted consistently large crowds at the National Electrical Contractors Association (NECA) Annual Trade Show. Powered by the theme, Graybar Construction Services--"efficiency = speed," we sent a compelling message to electrical contractors that Graybar is the one distributor that can provide proven capabilities to improve their performance, reduce their expenses and help them gain a competitive advantage.

      At the Independent Electrical Contractors (IEC) convention in San Antonio we emphasized our service capabilities to show that efficiency does equal speed. Graybar was a Platinum Partner sponsor of the convention, supporting numerous events including the IEC Apprentice Wire Off competition with our supplier partners.

                           INDUSTRIAL MARKET

      Customers in the Industrial Market continue to look for ways to reduce total costs and increase profitability in an ever-demanding, competitive marketplace. Their strategy focuses on product and process standardization, improved productivity through technology and consolidation of the supply base to leverage size and scale. This relentless pursuit to reduce costs continues to boost Graybar's growth in the Industrial Market.

      Our Industrial Market sales increased at a double-digit rate for the fourth consecutive year in 2000. This success is attributed to the expansion in most industrial sectors of the economy and the increase in Graybar's ability to provide value to customers and suppliers. Graybar's emphasis on providing customers with skilled and well-trained industrial sales representatives, backed by leading product brands with inventory available through the branches and zones, contributed to our growth in this market.

      In January, we created the position of Director, Industrial Market at corporate headquarters. This position has responsibility for monitoring the changing needs of industrial customers and directing Graybar's response to our customers' product and service requirements.

      In November, we introduced the 2001 Industrial Market Plan, which targets specific segments of this fast-growing market. The plan provides for the development of additional value-added services, specialized sales and sales management and the development of an industrial training curriculum for new as well as experienced industrial sales personnel.


[PHOTO]

OUR TOOL TABLOID OFFERED CUSTOMERS A WIDE SELECTION OF HAND AND POWER TOOLS, METERS AND TESTERS.

-----------------------------------------------------------------------------
                             MARKET REVIEW
-----------------------------------------------------------------------------

[PHOTO]


                          COMM/DATA MARKETS

      Technological innovation has long been the driver of rapid growth in the Comm/Data Markets. In 2000, the dynamics of change resulted in even more radical events. Convergence, which previously applied primarily to new products and applications, became associated with the business imperatives of manufacturers and consumers, and computer power gave way to bandwidth demand. As a result, new companies sprang up around these opportunities, spin-offs were as significant as mergers and, in some cases, competitors found themselves partners. Distinctions between markets and channels were blurred. Data manufacturers began providing key system and PBX solutions, and vice versa. We saw electrical contractors acquiring skills and products in structured cabling. Factories integrated their electrical and networking systems.

=============================================================================
"GRAYBAR'S SALES TO DATA CONTRACTORS GREW SIGNIFICANTLY DESPITE SOME MATURING IN THE STRUCTURED CABLING BUSINESS, WHICH HAS BEEN ROBUST OVER THE PAST SEVERAL YEARS."
=============================================================================

      The common denominator in all this change was clearly a heightened demand for service. Since Graybar's product is service, our comm/data business grew and developed ahead of the overall market. We focused on significant customers, and we added skilled support people and tools. We sold more than products; we bundled and kitted. We managed acquisition costs--for our customers and suppliers, and ourselves. In short, we took share.

      In January, Graybar divided the Central Comm/Data District, resulting in improved focus and direction in the territory. The Aurora District, and later in the year the SPN District, were organized around the specific needs of two strategic customers. We developed the structure for a sixth Comm/Data District, California, to further focus on that large market in 2001.

ENTERPRISE MARKET

      Enterprise customers are the commercial/industrial end-users of comm/data products and services. Understandably, this Enterprise Market includes our largest group of customers--resellers. Our voice

-----------------------------------------------------------------------------
                             MARKET REVIEW
-----------------------------------------------------------------------------

resellers (interconnects) and the manufacturers of voice products did not experience general growth in 2000. The sluggishness was attributed to Y2K hangovers and uncertainty over the pending impact of IP (Internet protocol) telephony. However, Graybar's sales of voice products grew due to new marketing programs, close attention to our inventory deployment and the efforts of our specialized sales force. Graybar introduced an award-winning, web-based customer incentive program called "epoint." Large numbers of voice dealers purchased a substantial volume of products under the program, earning valuable incentive points. In 2001, we will expand this successful program to cable and connectivity suppliers for our resellers.

      Graybar's sales to data contractors grew significantly despite some maturing in the structured cabling business, which has been robust over the past several years. We improved profitability by refining our pricing strategy as well as enjoying the advantages of several new regional zones. Collaboration between marketing, logistics, purchasing, information systems and the field organization resulted in better utilization of Graybar's resources.

[PHOTO]

A NEW BROCHURE INTRODUCED VIP2000, THE SECOND PHASE OF OUR INDEPENDENTLY VERIFIED STRUCTURED CABLING SOLUTION.

      The VIP(SM) (Verified Independently for Performance) program, which was introduced in the fall of 1999, positioned Graybar as a credible resource in the structured cabling industry. VIP1000 assured cabling system performance for dozens of end-user customers and put Graybar at the forefront of major Category 5E projects. VIP2000 was introduced in 2000 to address the proposed Category 6 standards, and all of our manufacturers have worked hard to assure our inventories are nothing short of the customers' requirements. We have the only independently verified structured cabling solution in the industry.

      The success of VIP(SM) led to the development of additional support for commercial and industrial customers and the community of consultants who determine many of the procurement choices. Sales and product training, in conjunction with more network system specialists, sales representatives and customer service representatives, accounted for significant growth and momentum throughout our Enterprise Market. Graybar has been careful to manage these aggressive strategies to reach consultants and end-users, while being mindful of the important role of our reseller customers and major manufacturers.

-----------------------------------------------------------------------------
                             MARKET REVIEW
-----------------------------------------------------------------------------

                        SERVICE PROVIDER MARKET

      For the second consecutive year, sales to service providers grew at the highest rate among all Comm/Data Markets. Customers demand higher speeds, more bandwidth, quicker turn-ups, lower costs, and enhanced services.
Nowhere in the Comm/Data Market is the landscape changing more than with these companies who build and maintain the "pipes" carrying information vital to every business and consumer. It is apparent that distribution's value-added services are crucial to this success, regardless of the products in question. By partnering with Graybar, our service provider customers improved their time to market and decreased their overall costs. We integrated and leveraged resources across the entire company, made good fiscal decisions, introduced procurement and design solutions, aided with forecasting and purchasing, bundled/kitted/tested, staged and delivered.

      In 2000, Graybar invested in Innov8 Solutions, USA, LLC, a Tier-I minority-owned business capable of providing value-added services for strategic opportunities. Customers in the Service Provider Market often need partners to provide outsourcing and handling of tasks within the procurement cycle. When these opportunities are found, Graybar lends qualified help through Innov8, creating unique services when necessary.

                            UTILITY MARKET

      Graybar's share in the Utility Market continues to grow in a time of change and uncertainty for this industry. As in previous years, the leading areas for growth were in the northeastern and southeastern regions of the country. Future opportunities for serving this market will expand as we enhance our service capabilities through our national logistics program.

      In addition to mega-mergers in 2000, the deregulated side of this industry continues to look for new revenue-generating opportunities. Some of the nation's largest electrical and communication contractors are either fully or partially owned by utility companies. These changes will provide new opportunities for Graybar as we continue to evaluate and augment our service offering for this market.

                        INTERNATIONAL MARKETS

      Our international focus continues to be on servicing corporate account customers doing business internationally. In 2000, we increased penetration of this business by reorganizing our teams around this goal.

                            NORTH AMERICA

      Harris & Roome (H&R) had record sales in 2000 and expanded its work force. H&R continued its work toward ISO registration, adding two branches to the quality standard during the year.

      Graybar Ontario experienced double-digit sales increases and added personnel in all locations. The six Graybar Ontario locations received their ISO9002 registration in 2000. In September, the Kitchener headquarters moved to a new, larger facility.

      During the year, plans were developed to combine the Canadian subsidiaries into one company, Graybar Canada, with headquarters in Halifax, Nova Scotia.

      Graybar de Mexico experienced slower than expected growth in 2000 due to economic instabilities in Mexico. However, plans were implemented to refocus efforts on large engineering contractors and corporate/national accounts with locations in Mexico. This refocus of strategy will enhance the strong comm/data business and allow Graybar de Mexico to participate in several new maintenance and repair operations (MRO) agreements.

      Graybar Puerto Rico continued to increase share in all markets--electrical, comm/data and industrial.

-----------------------------------------------------------------------------
                             MARKET REVIEW
-----------------------------------------------------------------------------

During 2000, Graybar Puerto Rico moved to a state-of-the-art facility in Carolina, Puerto Rico. The move to Carolina strongly positions Graybar Puerto Rico to provide better service to our corporate accounts and support new initiatives in the pharmaceutical industry.

                             ASIA/PACIFIC

      In 2000, the Asia/Pacific business climate did not rebound as anticipated. As a result, business plans were put into place to focus on multi-national corporate accounts. During the last quarter of 2000, a new operating system was installed for positioning our service offering to these corporate accounts. Meetings with key comm/data and electrical suppliers resulted in the local support necessary to improve market share in 2001.

                          MARKETING SUPPORT

                   GRAYBAR FINANCIAL SERVICES (GFS)

      Our equipment leasing and financing subsidiary enjoyed impressive growth over the previous year. The GFS sales team was again expanded and modified with the intent to place leasing sales representatives in key Graybar locations throughout the U.S. We now have a field presence in San Francisco, Los Angeles, Denver, St. Louis, Chicago, Atlanta, Tampa and Boston. Coupled with our national account manager and the St. Louis based sales and service team, this approach enabled us to improve and enhance the level of service that consistently exceeds our customers' expectations.

      Leading technology and systems continue to provide our lease administrators with the ability to relay credit decisions to our customers in minutes, generate documents electronically and conduct business over the Internet.

=============================================================================
"BY PARTNERING WITH GRAYBAR, OUR SERVICE PROVIDER CUSTOMERS IMPROVED THEIR TIME TO MARKET AND DECREASED THEIR OVERALL COSTS."
=============================================================================

      In April, GFS was integrated into the Treasury Department. Over a four-month period, 280 financial department personnel underwent a comprehensive training program on how to sell the benefits of leasing with Graybar's customers.

                           COUNTER MARKETING

      Graybar's counter marketing continued to build on the theme of targeting products and services to the professional installer. Our suppliers support our merchandising efforts by working with us to design effective planograms and packaging for their products.

      The Counter Marketing Department now manages nearly 200 corporate-approved planograms, representing more than 4,500 stockkeeping
units.   These planograms were used as guides to install 15 new flagship counters in 2000. We have updated 107 counters to flagship standards since the program began in 1993. This trend will continue, with 30 flagship counters targeted for completion in 2001.

-----------------------------------------------------------------------------
                             MARKET REVIEW
-----------------------------------------------------------------------------

                              E-BUSINESS

      The vision of using web technologies to build applications and making those applications available over the Internet has fueled unprecedented growth in business-to-business (B2B) commerce.

      In 2000, many of Graybar's customers began implementing
Internet-enabled procurement solutions (e-procurement) to decrease unauthorized purchasing, increase reporting capabilities across commodity groups and improve the overall procurement process. During the year, Graybar worked with more than 25 customers who began implementation of e-procurement systems using Commerce One or Ariba software.

      Customer-sponsored vertical e-marketplaces--Internet-based purchasing communities created by several companies in a particular industry--include Covisint (automotive), Petrocosm (petrochemical), and Pantellos (utilities). Graybar participates in some e-marketplaces, most notably Covisint and ICGC (an exchange focused on mid- to large-size industrial companies). Most of Graybar's business through e-procurement systems and e-marketplaces is with current customers. However, we have won additional business with a number of new customers due to our ability to provide the e-business solutions they require.

      In addition to the e-procurement and e-marketplace activity, we continued to work on our own Internet initiatives, including a new electronic catalog, which will be attached to GraybarNet(R) and our Graybar.com web site by April 2001. Containing a more extensive set of products than our current version, the new catalog will also provide improved search capabilities.

      Graybar continued to expand other e-commerce tools including Electronic Data Interchange (EDI), Hot Key and GraybarNet(R). In 2000, our EDI transactions continued to grow, as did the number of EDI trading partners.
We are currently testing additional EDI functionality with our suppliers to automate our cost recovery process.

      Our sales through GraybarNet(R) increased as did the number of transactions that supported our customers' inquiries for availability, pricing and order status. The use of GraybarNet(R) as a customer service tool is a trend we expect to continue even after the release of the new Gweb application that is scheduled for completion later in 2001.

      During the year, Hot Key recorded over one million transactions including availability checks, order status checks and some referral transactions. Hot Key is a differentiator for Graybar, and we continue to add suppliers to this process.

      We expect the amount of business conducted electronically to continue to grow as Graybar, our suppliers and our customers strive to meet sales and profitability goals by automating as many transactions as possible.


[PHOTO]

THE GRAYBAR DIGEST REMAINED A KEY ELEMENT IN OUR DIRECT MAIL PROGRAM.


                      ADVERTISING AND SALES PROMOTION

      Graybar's advertising initiatives continued to focus on building brand awareness of our electrical and comm/data service capabilities. This was accomplished through a coordinated series of print advertising, trade press editorials, direct mail and service-specific brochures.

-----------------------------------------------------------------------------
                           OPERATIONS REVIEW
-----------------------------------------------------------------------------

      Our print advertising showed favorable results, with a number of our ads winning awards for outstanding readership and ad recall in publications such as Purchasing, Upstart, Commercial Building and EC&M. An ad in Commercial Building achieved an unprecedented 100% recall score.

      Success in trade press editorials was evident, with many articles published about our service capabilities. From VIP(SM) and Project Manager(SM) to our logistics initiatives and Graybar Financial Services, we communicated the message. The highlights were cover stories in Communication News on our comm/data business and in Industrial Maintenance and Plant Operation on our electrical business.

      Continuing to keep our customers informed of our service and products solutions, Graybar's supplement to EC&M (Electrical Construction and Maintenance) magazine was introduced, and two issues were published. The Comm/Data Digest and the Electrical Tool Tabloid rounded out our direct mail efforts.

             MINORITY/WOMEN-OWNED BUSINESS ENTERPRISES (MWBE)

      In addition to the establishment of Innov8 Solutions, Graybar moved its MWBE initiative to the next level with new teaming agreements signed between MWBE companies and Graybar. A variety of Graybar customers benefited from these agreements through the procurement of traditional Graybar products and integrated supply initiatives.

      We continue to improve our MWBE reporting system. In 2000, we contracted with a company that will help us identify all the MWBE companies within our supplier database.

=============================================================================

                           CUSTOMER SERVICE

      During 2000, the Company piloted the new Service Organization in the Tampa District. The goal of the pilot was to form a central services group to process orders and provide customer support to the electrical and comm/data sales groups, allowing them to focus on increasing sales and market share.

=============================================================================
"DURING 2000, THE COMPANY PILOTED THE NEW SERVICE ORGANIZATION IN THE TAMPA DISTRICT."
=============================================================================

      Michael W. Fowler, Richard D. Offenbacher and Dennis J. Grousosky, District Vice Presidents of Electrical Sales, Comm/Data Sales and Service, respectively, collaborated on this project to ensure a smooth transition and a successful result.


[PHOTO]


THE ROGERS, MINNESOTA, REGIONAL ZONE IS THE NINTH SUCH FACILITY IN THE COMPANY'S LOGISTICS NETWORK.

-----------------------------------------------------------------------------
                           OPERATIONS REVIEW
-----------------------------------------------------------------------------

      Many internal processes were revised to improve branch service performance including:

* reengineering the receiving process to ensure accurate locator maintenance during put-away;

* maintaining current status each day on shipping, receiving, put-away, cycle counting and locator maintenance;

* creating a separately staffed will-call area to expedite the handling of called-in orders;

* implementing a daily warehouse huddle and housekeeping schedule;

* creating the "Sweep" method at the counter to provide better service during peak periods;

* eliminating the use of customer service representatives for back-up at the counter to improve in-bound call handling within the office;

* implementing customer tours of our operation, giving our front-line people the opportunity to demonstrate our order system and value-added services first-hand to our key accounts.

      After nine months of work, the Tampa group had demonstrated significant progress, and the Company moved forward with three additional Service Districts. On October 1, the new Houston District opened, using the Service Organization structure. On January 1, 2001, the new California District and the New York District were added as Service Districts. In all three cases, management of the zone warehouse shifted to the District Vice President of Service.

      We expect additional districts to be converted during 2001. Main house locations in each district are implementing the pilot's enhanced service procedures to prepare for future conversions.

      The Company is confident this new organizational structure will support our strategic growth goals for the coming years by improving service performance and allowing both sales groups to improve focus on key markets.

                          ADMINISTRATIVE GROUP

      During 2000, the Administrative Group focused on identifying causes of rework and streamlining processes.

      MAPP--electronic processing and approval of merchandise invoices--was piloted in three districts in 1999. During 2000, users were trained and implementation completed at all remaining locations.

      New procedures were instituted to reduce the volume of billbacks between Graybar locations.

      Cost Recovery Program (CRP) set-ups were restructured to permit electronic filing of claims in 2001, and an interim electronic process was instituted with two suppliers.

      Sales tax exceptions were identified as a large contributor to rework issues for both administrative and accounting personnel. System changes, which limited access to the exception options in customers' files to the District Administrative Managers, resulted in a substantial reduction of tax exception errors.

      Supplier statements, billbacks and claims were given high priority in 2000. Old issues were resolved and relationships developed with all major suppliers, facilitating the prevention and reduction of future rework.

      In mid-year, we began a review of all General Instructions, procedural manuals and standard forms to ensure that they include current and correct information. This project will be completed in 2001.

                          CORPORATE PURCHASING

      Zone openings, further implementation of MAPP, refinement of our training departmental reorganization were significant milestones for the Corporate Purchasing Group in 2000.

      Zone warehouse openings in Rogers, Minnesota, and Youngstown, Ohio, required substantial

-----------------------------------------------------------------------------
                           OPERATIONS REVIEW
-----------------------------------------------------------------------------

coordination between the Corporate Purchasing, Marketing and Logistics Departments to determine appropriate inventory, place orders and coordinate shipments with suppliers.

      Departmental training focused on the basics as well as certification on our purchasing software. For many departmental positions, Corporate Purchasing created a syllabus outlining the required training activities beginning with the first day of employment. We are working toward finalizing syllabuses for all jobs.

      In the fall, Price Cost Services became part of the Corporate Purchasing Department. As part of this reorganization, we appointed Purchasing Managers specializing in electrical, comm/data, cost, price, training and quality, and data services.

[PHOTO]

=============================================================================
"ZONE WAREHOUSES OPENING IN ROGERS, MINNESOTA, AND YOUNGSTOWN, OHIO, REQUIRED SUBSTANTIAL COORDINATION BETWEEN THE CORPORATE PURCHASING, MARKETING AND LOGISTICS DEPARTMENTS."
=============================================================================


                                 SAFETY

      In 2000, the Company's rate of recordable, work-related injuries remained below the industry average. For the third consecutive year, the Cincinnati District was the recipient of the Graybar President's Safety Award for the lowest rate of recordable injuries per hours worked. The St. Louis District received the Graybar Fleet Safety Award for the fewest vehicle accidents as a percentage of fleet size. St. Louis has earned this award two of the past three years. The Richmond District was the runner-up for both awards.

                       BUILDINGS AND PROPERTIES

New locations opened in 2000:

      Rogers, Minnesota
            (Regional Zone)

      Youngstown, Ohio
            (National Zone)

      Wilkes-Barre, Pennsylvania
      Racine, Wisconsin
      Gurnee, Illinois
      Joliet, Illinois
      Augusta, Georgia
      Belleville, Michigan
      East Livonia, Michigan
      Madison Heights, Michigan
      Shelby Township, Michigan

      In addition, four new locations were opened in 2000 to support the new SPN District. The new SPN locations are warehouses in Fresno, California; Oklahoma City, Oklahoma; Smyrna, Tennessee; and an office location in Greensboro, North Carolina.

-----------------------------------------------------------------------------
                           OPERATIONS REVIEW
-----------------------------------------------------------------------------

                          INFORMATION SYSTEMS

      Warehouse Management System (WMS) installation and refinements remained a major focus during 2000. Systems were installed in Regional Zones in Stafford, Texas; Rogers, Minnesota; and Youngstown, Ohio. During the first quarter of 2001, WMS will be installed in our zones in Fresno, California; Lewisville, Texas; and Seattle, Washington. In addition, several system modifications were made to our mortgaging routines in support of the logistics initiative.

      The Company's wide area network was restructured during the year. Asynchronous transfer mode (ATM) and fiber ring technologies were installed and T1 access provided for more than 100 locations. The redesign permits systems in each branch to operate independently in case of a network failure.

      To support our growing infrastructure, a mainframe upgrade purchased at year end will be installed in early 2001. Our computer infrastructure now supports more than 9,000 connected users.

      Year 2000 saw the completion of the company-wide conversion to the merchandise accounts payable system. Now, imaging and workflow technologies are used to centrally manage and process the entire Company's merchandise payables.

      An improved method developed to manage credit card reconciliation resulted in improved cash flow and reduced by 80% the time required for monthly bank reconciliation.

=============================================================================
"TO SUPPORT OUR GROWING INFRASTRUCTURE, A MAINFRAME UPGRADE PURCHASED AT YEAR END WILL BE INSTALLED IN EARLY 2001."
=============================================================================

      A new, automated accounts receivable application will be piloted in 2001. This process permits customers to remit payments directly to our bank. Remittance details will be provided from the bank via the Internet.

      A major revision to Interactive Quote, our quotation software program, incorporated more than one hundred user suggestions. This upgrade resulted in a more user-friendly and better designed application to meet our business needs. Significant changes included adding the capability to convert a quote containing both stock and non-stock items into an order and the ability to ship the stock material from multiple locations.

      Applications provided in support of our major accounts during the year included bar coding changes, PC report capabilities, freight carrier interfaces and special billing processes.

      A major database restructure was completed with more than 4,500 changes made. With the growth of our business, the restructure was necessary to increase the field sizes to accommodate larger transactional values such as quantities, costs and report values.

                              FINANCIAL REVIEW

                              TABLE OF CONTENTS

     SELECTED CONSOLIDATED FINANCIAL DATA                              18

     MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                  19

     CONSOLIDATED FINANCIAL STATEMENTS                                 21

     REPORT OF INDEPENDENT AUDITORS                                    29


                                                    FINANCIAL REVIEW
---------------------------------------------------------------------------------------------------------------------


                                          SELECTED CONSOLIDATED FINANCIAL DATA
                                     (Stated in thousands except for per share data)

                                                        2000         1999          1998         1997          1996
---------------------------------------------------------------------------------------------------------------------
SALES                                            $ 5,227,467  $ 4,311,405   $ 3,744,075  $ 3,348,496   $ 3,001,049
   Less--Cash discounts                              (13,564)     (11,465)      (11,872)     (10,474)       (9,637)
---------------------------------------------------------------------------------------------------------------------
NET SALES                                          5,213,903    4,299,940     3,732,203    3,338,022     2,991,412
---------------------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                          (4,268,764)  (3,514,228)   (3,042,176)  (2,726,147)   (2,453,962)
---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE                                     (46,681)     (30,241)      (23,998)     (19,713)      (16,687)
---------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
   Current                                           (44,395)     (43,899)      (37,167)     (29,750)      (28,599)
   Deferred                                            1,196         (130)       (4,919)      (6,820)       (1,722)
---------------------------------------------------------------------------------------------------------------------
      Total provision for income taxes               (43,199)     (44,029)      (42,086)     (36,570)      (30,321)
---------------------------------------------------------------------------------------------------------------------
NET INCOME                                            66,157       64,659        59,544       52,963        44,533
---------------------------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO
   COMMON STOCK                                       66,154       64,654        59,539       52,957        44,526
---------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES
   OUTSTANDING (A)                                     6,101        6,276         5,848        6,117         6,300
---------------------------------------------------------------------------------------------------------------------
INCOME PER SHARE OF
   COMMON STOCK (A)                                    10.84        10.30         10.18         8.66          7.07
---------------------------------------------------------------------------------------------------------------------
   Cash dividends per share                             2.00         2.00          2.00         2.00          2.00
---------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
   Balance, beginning of year                        241,473      193,838       149,226      115,218        84,801
   Add--Net income                                    66,157       64,659        59,544       52,963        44,533
---------------------------------------------------------------------------------------------------------------------
                                                     307,630      258,497       208,770      168,181       129,334
---------------------------------------------------------------------------------------------------------------------
   Less dividends
      Preferred ($1.00 per share)                         (3)          (5)           (5)          (6)           (7)
      Common (in cash)                               (11,583)     (11,442)      (10,031)      (9,576)       (9,480)
      Common (in stock)                               (5,639)      (5,577)       (4,896)      (9,373)       (4,629)
---------------------------------------------------------------------------------------------------------------------
                                                     (17,225)     (17,024)      (14,932)     (18,955)      (14,116)
---------------------------------------------------------------------------------------------------------------------
   Balance, end of year                              290,405      241,473       193,838      149,226       115,218
   Proceeds on stock subscriptions,
      shares unissued                                     49           56            --           37            52
STOCK OUTSTANDING
   Preferred                                              57           68           108          119           143
   Common                                            119,828      118,270       103,690      103,749        98,321
---------------------------------------------------------------------------------------------------------------------
                                                  $  410,339  $   359,867   $   297,636  $   253,131   $   213,734
---------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income                  (542)        (204)         (836)          --            --
---------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                        $  409,797  $   359,663   $   296,800  $   253,131   $   213,734
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                       1,843,438    1,698,544     1,167,847    1,051,821       881,636
LONG-TERM DEBT                                    $  238,349  $   255,897   $   269,570  $   139,748   $   151,659
---------------------------------------------------------------------------------------------------------------------

(A) Adjusted for the declaration of 5% stock dividends in 2000, 1999, 1998 and 1996, and a 10% stock dividend in 1997. Prior to adjusting for the stock dividends, the average common shares outstanding for 1999, 1998, 1997 and 1996 were 5,692, 5,052, 4,805 and 4,712, respectively.

This summary should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report.

                              FINANCIAL REVIEW
-----------------------------------------------------------------------------

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS
         (Stated in thousands except for share and per share data)

RESULTS OF OPERATIONS
2000 COMPARED TO 1999
      Net sales in 2000 were 21.3% higher than in 1999. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 2000.
      Gross margin in 2000 increased 20.3% compared to 1999 primarily due to the increased sales in the electrical and communications markets.
      The increase in selling, general and administrative expenses in 2000 compared to 1999 occurred largely because of growth in personnel complement and increases in compensation and related expenses. In addition, continued implementation of a company-wide customer service and logistics project resulted in higher selling, general and administrative expenses in 2000 compared to 1999 due to increases in the Company's number of facilities and related staffing and start-up expenses. The increased expenses were anticipated by management and are expected to provide future benefits to the Company's results of operations.
      Interest expense increased in 2000 compared to 1999 primarily due to increased levels of borrowing incurred to finance higher aggregate levels of inventory and receivables. Interest rates on 2000 short-term borrowings were higher than for the same period in 1999.
      Other income includes service charges for special services provided to one customer of $4,434 and $3,839 and gains on sale of property of $0 and $540 in 2000 and 1999, respectively.
      The combined effect of the increase in gross margin and the decrease in other income, together with the increases in selling, general and administrative expenses, interest expense and depreciation and amortization, resulted in an increase in income before provision for income taxes of $668 in 2000 compared to 1999.

1999 COMPARED TO 1998
      Net sales in 1999 were 15.2% higher than in 1998. The higher net sales resulted from improvements in the market sectors of the economy in which the Company operates. The impact of inflation on sales and cost of sales was not significant in 1999.
      Gross margin in 1999 increased 13.9% compared to 1998 primarily due to the increased sales in the electrical and communications markets.
      The increase in selling, general and administrative expenses in 1999 compared to 1998 occurred largely because of growth in personnel complement and increases in compensation and related expenses. In addition, continued implementation of a company-wide customer service and logistics project resulted in higher selling, general and administrative expenses in 1999 compared to 1998 due to increases in the Company's number of facilities and related staffing and start-up expenses. The increased expenses were anticipated by management and are expected to provide future benefits to the Company's results of operations.
      Interest expense increased in 1999 compared to 1998 primarily due to increased levels of borrowing incurred to finance higher aggregate levels of inventory and receivables. Interest rates on 1999 short-term borrowings were slightly higher than for the same period in 1998.
      Other income includes service charges for special services provided to one customer of $3,839 and $1,000 and gains on sale of property of $540 and $808 in 1999 and 1998, respectively.
      The combined effect of the increases in gross margin and other income, together with the increases in selling, general and administrative expenses, interest expense and depreciation and amortization, resulted in an increase in income before provision for income taxes of $7,058 in 1999 compared to 1998.

                              FINANCIAL REVIEW
-----------------------------------------------------------------------------

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS
         (Stated in thousands except for share and per share data)

FINANCIAL CONDITION AND LIQUIDITY
      The financial condition of the Company continues to be strong. At December 31, 2000 current assets exceeded current liabilities by $449,257, down $1,398 from December 31, 1999. The current assets at December 31, 2000 were sufficient to meet the cash needs required to pay current liabilities. Although the average number of days of sales in accounts receivable has increased during 2000 and 1999, the substantial increase in accounts receivable resulted primarily from the growth in sales experienced by the Company. Merchandise inventory levels were lower at December 31, 2000 when compared to December 31, 1999 primarily due to a decrease in specific inventory carried to support customer contract agreements. Inventory turnover decreased during 2000 and 1999 due largely to the continued implementation of a company-wide customer service and logistics project to redeploy inventory into a system of national zones, regional zones and branch locations. Although the project objective is to provide better customer service, reduce overall costs and reduce inventory as a percentage of sales, management expected a temporary increase in inventory, unrelated to sales volume, during the transition to the new system. This transition to the new customer service and logistics system is planned to be complete by early 2002. The Company does not have any other plans or commitments that would require significant amounts of additional working capital.
      At December 31, 2000 the Company had available to it unused lines of credit amounting to $258,000. These lines are available to meet short-term cash requirements of the Company. Bank borrowings outstanding during 2000 and 1999 varied from a minimum of $304,000 and $14,000 to a maximum of $461,000 and $406,000, respectively.
      In July 1999 the Company entered into a $410,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement expires in July 2004. Amounts outstanding under the Revolving Credit Loan Agreement totaled $180,000 at December 31, 2000.
      The Company entered into an accounts receivable securitization program in June 2000 which provides for the sale of the Company's trade accounts receivables to a wholly owned, bankruptcy remote, special purpose subsidiary, Graybar Commerce Corporation. The trade accounts receivable purchases are financed through the issuance of commercial paper under a revolving liquidity facility. Under the securitization program, Graybar Commerce Corporation has granted a security interest in its trade accounts receivable. Borrowings outstanding under the securitization program at December 31, 2000 were $200 million, the maximum available under the program. The program expires in June 2003.
      The Revolving Credit Loan Agreement and certain other note agreements have various covenants that limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
      The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. Cash provided by operations during 2000 amounted to $31,252 compared to $258,944 cash used by operations in 1999. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $1,080 and $14,413 in 2000 and 1999, respectively. Additional cash of approximately $400 will be provided in 2001 as a result of payments to be made for stock subscribed to by employees under the 1998 Common Stock Purchase Plan.
      Capital expenditures for property were $58,747, $31,322 and $28,977 for the years ended December 31, 2000, 1999 and 1998, respectively. Purchases of treasury stock were $5,179, $5,394 and $5,303 for the years ended December 31, 2000, 1999 and 1998, respectively. Dividends paid were $11,498, $10,670 and $9,802 for the years ended December 31, 2000, 1999 and 1998, respectively.

                               CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                    (Stated in thousands except for share and per share data)

FOR THE YEARS ENDED DECEMBER 31,                              2000           1999           1998
---------------------------------------------------------------------------------------------------
SALES, NET OF RETURNS AND ALLOWANCES                    $5,227,467     $4,311,405     $3,744,075
   Less--Cash discounts                                    (13,564)       (11,465)       (11,872)
---------------------------------------------------------------------------------------------------
      Net Sales                                          5,213,903      4,299,940      3,732,203
---------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                                (4,268,764)    (3,514,228)    (3,042,176)
---------------------------------------------------------------------------------------------------
      Gross Margin                                         945,139        785,712        690,027
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES              (724,325)      (593,236)      (513,193)
TAXES, OTHER THAN INCOME TAXES                             (43,021)       (36,301)       (32,415)
DEPRECIATION AND AMORTIZATION                              (29,220)       (27,176)       (25,809)
---------------------------------------------------------------------------------------------------
      Income from operations                               148,573        128,999        118,610
OTHER INCOME, NET                                            7,464          9,930          7,018
INTEREST EXPENSE                                           (46,681)       (30,241)       (23,998)
---------------------------------------------------------------------------------------------------
INCOME BEFORE PROVISION FOR INCOME TAXES                   109,356        108,688        101,630
---------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
   Current                                                 (44,395)       (43,899)       (37,167)
   Deferred                                                  1,196           (130)        (4,919)
---------------------------------------------------------------------------------------------------
      Total provision for income taxes                     (43,199)       (44,029)       (42,086)
---------------------------------------------------------------------------------------------------
NET INCOME                                                  66,157         64,659         59,544
---------------------------------------------------------------------------------------------------
RETAINED EARNINGS, BEGINNING OF YEAR                       241,473        193,838        149,226
   Cash dividends-
      Preferred, $1.00 per share each year                      (3)            (5)            (5)
      Common, $2.00 per share each year                    (11,583)       (11,442)       (10,031)
   Common Stock dividend                                    (5,639)        (5,577)        (4,896)
---------------------------------------------------------------------------------------------------
RETAINED EARNINGS, END OF YEAR                          $  290,405     $  241,473     $  193,838
---------------------------------------------------------------------------------------------------
NET INCOME PER SHARE OF COMMON STOCK                    $    10.84     $    10.30     $    10.18
---------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                       CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------------------------------------------------
                                          CONSOLIDATED BALANCE SHEETS                             December 31,
                          (Stated in thousands except for share and per share data)            2000           1999
---------------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
   Cash                                                                                  $   27,614     $   16,750
   Trade receivables (less allowances of $9,411 and $5,729, respectively)                   765,546        588,631
   Merchandise inventory                                                                    748,754        843,061
   Other current assets                                                                      25,444          7,489
---------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                1,567,358      1,455,931
---------------------------------------------------------------------------------------------------------------------
PROPERTY, AT COST
   Land                                                                                      24,178         21,997
   Buildings                                                                                209,460        184,765
   Furniture and fixtures                                                                   156,245        136,567
   Capital equipment leases                                                                  20,380         31,525
---------------------------------------------------------------------------------------------------------------------
                                                                                            410,263        374,854
   Less--Accumulated depreciation and amortization                                          166,832        161,948
---------------------------------------------------------------------------------------------------------------------
                                                                                            243,431        212,906
---------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                                           991          1,787
---------------------------------------------------------------------------------------------------------------------
OTHER ASSETS                                                                                 31,658         27,920
---------------------------------------------------------------------------------------------------------------------
                                                                                         $1,843,438     $1,698,544
---------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
   Short-term borrowings                                                                 $  406,199     $  340,604
   Current portion of long-term debt                                                         24,521         20,359
   Trade accounts payable                                                                   533,138        512,623
   Accrued payroll and benefit costs                                                         58,196         50,107
   Other accrued taxes                                                                       15,593         13,552
   Dividends payable                                                                          6,343          6,256
   Other payables and accruals                                                               74,111         61,775
---------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                           1,118,101      1,005,276
---------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFITS LIABILITY                                                            77,191         77,708
---------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                                              238,349        255,897
---------------------------------------------------------------------------------------------------------------------
                                                              Shares at December 31,
                                                                 2000           1999
---------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
   Capital stock-
      Preferred, par value $20 per share,
         authorized 300,000 shares--
         Issued to shareholders                                 2,990          3,412
         In treasury, at cost                                    (125)            --
---------------------------------------------------------------------------------------------------------------------
         Outstanding                                            2,865          3,412             57             68
---------------------------------------------------------------------------------------------------------------------
      Common, stated value $20 per share,
         Authorized                                         7,500,000      7,500,000
         Issued to voting trustees                          5,685,490      5,587,485
         Issued to shareholders                               335,340        337,757
         In treasury, at cost                                 (29,440)       (11,729)
---------------------------------------------------------------------------------------------------------------------
         Outstanding                                        5,991,390      5,913,513        119,828        118,270
---------------------------------------------------------------------------------------------------------------------
   Common shares subscribed                                                                     572          1,206
   Retained earnings                                                                        290,405        241,473
   Accumulated other comprehensive income                                                      (542)          (204)
---------------------------------------------------------------------------------------------------------------------
                                                                                            410,320        360,813
         Less--Subscriptions receivable                                                         523          1,150
---------------------------------------------------------------------------------------------------------------------
         TOTAL SHAREHOLDERS' EQUITY                                                         409,797        359,663
---------------------------------------------------------------------------------------------------------------------
                                                                                         $1,843,438     $1,698,544
---------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                  CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------------------------------

                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (Stated in thousands)

FOR THE YEARS ENDED DECEMBER 31,                                    2000          1999           1998
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS
   Net Income                                                    $66,157       $64,659        $59,544
--------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income
      to cash provided (used) by operations -
      Depreciation and amortization                              29,220         27,176         25,809
      Deferred income taxes                                      (1,196)           130          4,919
      Gain on sale of property                                       --           (540)          (808)
      Changes in assets and liabilities:
         Trade receivables                                     (176,915)      (128,615)       (57,561)
         Merchandise inventory                                   94,307       (402,655)       (51,092)
         Other current assets                                   (17,955)        (3,544)          (972)
         Other assets                                            (6,483)        (2,565)        (6,728)
         Trade accounts payable                                  20,515        167,754         17,900
         Accrued payroll and benefit costs                        8,089          5,641          2,542
         Other accrued liabilities                               15,513         13,615          9,196
--------------------------------------------------------------------------------------------------------
                                                                (34,905)      (323,603)       (56,795)
--------------------------------------------------------------------------------------------------------
   Net cash flow provided (used) by operations                   31,252       (258,944)         2,749
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from sale of property                              2,756          1,519          4,892
      Capital expenditures for property                         (58,747)       (31,322)       (28,977)
      Investment in joint venture                                 2,745          6,690          9,571
--------------------------------------------------------------------------------------------------------
   Net cash flow used by investing activities                   (53,246)       (23,113)       (14,514)
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase (decrease) in short-term borrowings           65,595        296,656        (92,977)
      Proceeds from long-term debt                                3,524             --        140,000
      Repayment of long-term debt                               (17,499)       (11,864)       (14,664)
      Principal payments under capital equipment leases          (3,165)        (4,586)        (4,060)
      Sale of common stock                                        1,080         14,413            300
      Purchases of treasury stock                                (5,179)        (5,394)        (5,303)
      Dividends paid                                            (11,498)       (10,670)        (9,802)
--------------------------------------------------------------------------------------------------------
   Net cash flow provided by financing activities                32,858        278,555         13,494
--------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                  10,864         (3,502)         1,729
--------------------------------------------------------------------------------------------------------
CASH, BEGINNING OF YEAR                                          16,750         20,252         18,523
--------------------------------------------------------------------------------------------------------
CASH, END OF YEAR                                               $27,614        $16,750        $20,252
--------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                     CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------------------------------------------

                          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                          (Stated in thousands)

                                                                  COMMON                    ACCUMULATED
                                                                  STOCK                        OTHER
                                      COMMON        PREFERRED   SUBSCRIBED,    RETAINED    COMPREHENSIVE
                                      STOCK           STOCK      UNISSUED      EARNINGS       INCOME        TOTAL
                                     --------       ---------   -----------   ---------    -------------  --------
December 31, 1997                    $103,749        $   119     $    37      $ 149,226     $             $253,131

Net income                                                                       59,544                     59,544

Currency translation adjustments                                                               (836)          (836)
                                                                                                          --------
Comprehensive income                                                                                        58,708
                                                                                                          --------
Stock issued                              337                                                                  337

Stock redeemed                         (5,292)           (11)                                               (5,303)

Advance payments                                                     (37)                                      (37)

Dividends declared                      4,896                                   (14,932)                   (10,036)
                                     --------        -------     -------      ---------     -------       --------
December 31, 1998                    $103,690        $   108     $     0      $ 193,838     $  (836)      $296,800
                                     ========        =======     =======      =========     =======       ========
Net income                                                                       64,659                     64,659

Currency translation adjustments                                                                632            632
                                                                                                          --------
Comprehensive income                                                                                        65,291
                                                                                                          --------
Stock issued                           14,357                                                               14,357

Stock redeemed                         (5,354)           (40)                                               (5,394)

Advance payments                                                      56                                        56

Dividends declared                      5,577                                   (17,024)                   (11,447)
                                     --------        -------     -------      ---------     -------       --------
December 31, 1999                    $118,270        $    68     $    56      $ 241,473     $  (204)      $359,663
                                     ========        =======     =======      =========     =======       ========
Net income                                                                       66,157                     66,157

Currency translation adjustments                                                               (338)          (338)
                                                                                                          --------
Comprehensive income                                                                                        65,819
                                                                                                          --------
Stock issued                            1,087                                                                1,087

Stock redeemed                         (5,168)           (11)                                               (5,179)

Advance payments                                                      (7)                                       (7)

Dividends declared                      5,639                                   (17,225)                   (11,586)
                                     --------        -------     -------      ---------     -------       --------
DECEMBER 31, 2000                    $119,828        $    57     $    49      $ 290,405     $  (542)      $409,797
                                     ========        =======     =======      =========     =======       ========


See accompanying Notes to Consolidated Financial Statements

                      CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
         (Stated in thousands except for share and per share data)

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

RECLASSIFICATIONS
      Certain reclassifications of prior year presentations have been made to conform to the 2000 presentation.

MERCHANDISE INVENTORY
      Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is generally a conservative method of accounting that, compared with other inventory accounting methods, provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $8,912 and $11,457 greater than reported under the LIFO method at December 31, 2000 and 1999, respectively.

PROPERTY AND DEPRECIATION
      The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:

-----------------------------------------------------------------------------
Buildings                                                          42 years
-----------------------------------------------------------------------------
Permanent fixtures -                                  Over the lives of the
leased property                                           respective leases
-----------------------------------------------------------------------------
Furniture, fixtures and equipment                             4 to 14 years
-----------------------------------------------------------------------------
Capital equipment                                     Over the lives of the
leases                                                    respective leases
-----------------------------------------------------------------------------

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

PENDING ACCOUNTING PRONOUNCEMENTS
      In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted by the Company effective January 1, 2001. The statement requires the Company to recognize all derivatives on the balance sheet at fair value.
      Based on the Company's derivative positions at January 1, 2001, the Company recorded a liability for the fair value of existing derivatives of approximately $2 million and a corresponding decrease in other comprehensive income.

                      CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

2. INCOME TAXES
      The provisions for income taxes recorded in the Consolidated Statements of Income and Retained Earnings are as follows:

Years Ended December 31:          2000              1999               1998
-----------------------------------------------------------------------------
Federal income tax
  Current                      $38,621           $39,126            $32,442
  Deferred                      (1,118)              406              4,212
State income tax
  Current                        5,774             4,773              4,725
  Deferred                         (78)             (276)               707
-----------------------------------------------------------------------------
Financial statement
  income tax provision         $43,199           $44,029            $42,086
-----------------------------------------------------------------------------

      Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:

Assets/(Liabilities)                                2000              1999
-----------------------------------------------------------------------------
Postretirement benefits                         $ 30,529          $ 30,734
Payroll accruals                                   7,146             7,443
Bad debt reserves                                  3,417             2,097
Other deferred tax assets                          5,994             3,960
Inventory                                         (3,000)           (1,889)
Prepaid pension                                   (9,469)           (8,558)
Fixed asset depreciation                         (13,193)          (12,992)
Fixed asset gains                                 (6,502)           (6,508)
Accounts receivable                                 (723)           (1,446)
Other deferred tax liabilities                   (10,251)          (10,089)
-----------------------------------------------------------------------------
                                                $  3,948          $  2,752
-----------------------------------------------------------------------------

      Deferred tax assets included in Other Current Assets were $2,957 and $965 in 2000 and 1999, respectively.
      A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:                2000           1999           1998
-----------------------------------------------------------------------------
"Statutory" tax rate                    35.0%          35.0%          35.0%
State and local income taxes,
  net of federal benefit                 3.0            3.0            3.4
Other, net                               1.5            2.5            3.0
-----------------------------------------------------------------------------
Effective tax rate                      39.5%          40.5%          41.4%
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

                         PREFERRED                      COMMON
                 REACQUIRED        RETIRED     REACQUIRED        RETIRED
-----------------------------------------------------------------------------
2000                    547            422        258,431        240,720
1999                  1,974          1,974        267,736        281,713
1998                    565            623        264,580        257,998
-----------------------------------------------------------------------------

                      CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

4. LONG-TERM DEBT AND BORROWINGS UNDER SHORT-TERM CREDIT AGREEMENTS

                                                          DECEMBER 31,
LONG-TERM DEBT WAS COMPOSED OF:                      2000              1999
-----------------------------------------------------------------------------
6.59% note, unsecured, due in
   semiannual installments of $3,750
   beginning in October 2003 through
   April 2013                                    $ 75,000          $ 75,000
7.36% note, unsecured, maturing
   May 2011, installments of $3,095
   due semiannually in each of the
   years 2001 through 2010 with
   final payment of $3,094 due in 2011             65,000            65,000
6.65% note, unsecured, due in annual
   installments of $3,636 in each of the
   years 2003 through 2013                         40,000            40,000
6.25% note, unsecured, maturing
   June 2004, installments of $7,000
   due annually in each of the years
   2000 through 2004                               28,000            35,000
6.21% to 8.30% capital equipment
   leases, various maturities                      15,478            14,909
6.44% note, unsecured, due in
   quarterly installments of $893
   through January 2005                            15,178            18,750
9.23% note secured by a first
   mortgage on various properties,
   maturing May 2005, installments
   of $2,725 due annually in each of
   the years 1995 through 2004 with
   final payment of $2,750 due in 2005             13,650            16,375
Variable rate mortgages, secured by
   facilities, various maturities                   4,839             1,743
7.74% note, secured by facility, due
   in quarterly installments through
   August 2006                                      4,025             4,725
7.75% note, secured by facility, due
   in quarterly installments through
   March 2005                                       1,700             2,200
Other notes                                             0             2,554
-----------------------------------------------------------------------------
                                                 $262,870          $276,256
Less current portion                               24,521            20,359
-----------------------------------------------------------------------------
                                                 $238,349          $255,897

LONG-TERM DEBT MATURES AS FOLLOWS:

-----------------------------------------------------------------------------
2002                                                               $ 24,834
2003                                                                 33,899
2004                                                                 33,898
2005                                                                 25,463
2006-2013                                                           120,255
-----------------------------------------------------------------------------
                                                                   $238,349
-----------------------------------------------------------------------------

      The net book value of property securing various long-term debt instruments was $30,829 at December 31, 2000.
      The Company's borrowings under short-term credit agreements consist of issuances of commercial paper and borrowings under revolving credit agreements and bank lines of credit.
      In July 1999 the Company entered into a $410,000 Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR). The credit agreement expires in July 2004. Amounts outstanding under the Revolving Credit Loan Agreement totaled $180,000 at December 31, 2000.
      The Company entered into an accounts receivable securitization program in June 2000 which provides for the sale of the Company's trade accounts receivables to a wholly owned, bankruptcy remote, special purpose subsidiary, Graybar Commerce Corporation. The trade accounts receivable purchases are financed through the issuance of commercial paper under a revolving liquidity facility. Under the securitization program, Graybar Commerce Corporation has granted a security interest in its trade accounts receivable. Borrowings outstanding under the securitization program at December 31, 2000 were $200 million, the maximum available under the program. The program expires in June 2003.
      Borrowings under short-term credit agreements varied from a minimum of $304,000 and $14,000 to a maximum of $461,000 and $406,000 in 2000 and 1999, respectively. The average amount of borrowings outstanding under short-term credit agreements during 2000 and 1999 amounted to approximately $389,000 and $175,000 at weighted average interest rates of 6.92% and 5.81%, respectively. The averages are based on the daily amounts outstanding during each year. The weighted average interest rate for amounts outstanding at December 31, 2000 and 1999 was 7.14% and 6.76%, respectively.
      The Company had unused lines of credit of approximately $258,000 as of December 31, 2000. Certain lines require maintenance of compensating balances of up to 5% of the available lines of credit or annual fees of up to twenty-five basis points of the committed lines of credit.
      The Revolving Credit Loan Agreement and certain other note agreements have various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
      The carrying amounts of the Company's outstanding long-term debt and short-term borrowings approximate their fair values at December 31, 2000.

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

                      CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 2000 or 1999.
      The following table sets forth information regarding the Company's pension and other postretirement benefits as of December 31, 2000 and 1999:

                                                          Postretirement
                            Pension Benefits                 Benefits
                            -----------------           ------------------
                            2000         1999           2000          1999
                        --------------------------------------------------
Accumulated
   benefit
   obligation           $125,400     $112,100       $103,270      $ 87,070
                        --------     --------       --------      --------
Projected
   benefit
   obligation            176,000      157,700             --            --
Fair value of
   plan assets           143,375      144,015             --            --
                        --------     --------       --------      --------
Funded status            (32,625)     (13,685)      (103,270)      (87,070)
                        --------     --------       --------      --------
Prepaid
   (accrued) benefit
   cost recognized
   in the balance
   sheet                $ 23,760     $ 18,360       $(77,191)     $(77,708)

      Weighted average assumptions as of December 31 are:

                                                          Postretirement
                            Pension Benefits                 Benefits
                            -----------------           ------------------
                            2000         1999           2000          1999
                           -----------------------------------------------
Discount rate               7.50%        8.00%          7.50%         8.00%
Expected return
   on plan assets           9.50%        9.50%            --            --
Rate of
   compensation
   increase                 4.50%        5.00%            --            --
Health care cost
   trend on
   covered charges            --           --           6.75%         7.25%

      The following presents information regarding the plans for the years ended December 31, 2000 and 1999:

                                                          Postretirement
                            Pension Benefits                 Benefits
                            -----------------           ------------------
                            2000         1999           2000          1999
                       ---------------------------------------------------
Employer
 contributions          $ 14,932     $  9,629        $ 8,111       $ 7,306
Participant
 contributions                --           --            229           184
Benefits paid           $(15,140)    $(13,531)       $(8,340)      $(7,490)
                        --------     --------       --------      --------

      The net periodic cost recognized for the defined benefit pension plan was $9,532, $8,973 and $6,883 for each of the three years ended December 31, 2000, 1999 and 1998, respectively.
      The net periodic cost recognized for the postretirement benefit plan was $7,594, $7,252 and $6,811 for each of the three years ended December 31, 2000, 1999 and 1998, respectively.
      For measurement of the net periodic postretirement benefit cost, a 7.25% annual rate of increase in per capita cost of covered health care benefits was assumed for 2000 with the rate assumed to remain at that level.
      The Company also provides a defined contribution profit sharing and savings plan covering substantially all of its full-time employees. Annual contributions by the Company to the plan are at the discretion of management and are generally determined based on the profitability of the Company. Employees may also contribute to the plan subject to limitations imposed by federal tax law and ERISA.

6. NET INCOME PER SHARE OF COMMON STOCK
      The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 6,101,310, 6,276,161 and 5,848,372 in 2000, 1999 and 1998,
respectively, adjusted for the declaration of 5% stock dividends in each of those years.

7. COMMITMENTS
      Rental expense was $28,576, $24,559 and $16,372 in 2000, 1999 and 1998,
respectively.
      Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 2000 are as follows:

YEARS ENDING DECEMBER 31:
-----------------------------------------------------------------------------
2001                                                                $32,806
2002                                                                 27,998
2003                                                                 22,052
2004                                                                 15,717
2005                                                                 10,126
Subsequent to 2005                                                   20,398
-----------------------------------------------------------------------------

      In September 2000 the Company entered into a swap agreement to manage interest rates on amounts due under certain operating leases. The agreement, which expires in July 2013, is based on a notional amount of $28.7 million. The agreement calls for an exchange of interest payments with the Company receiving payments based on a London Interbank Offered Rate (LIBOR) floating rate, and making payments based on a fixed rate of 6.92%. There is no exchange of the notional amount upon which the payments are based. The differential paid on the swap agreement in 2000 was recorded as interest expense and was not material to the Company's results of operations. The fair value of the agreement is not recognized in the financial statements at December 31, 2000.

8. STATEMENTS OF CASH FLOWS
      During 2000, 1999 and 1998 income taxes paid totaled $55,241, $44,030 and $36,602; interest paid totaled $48,610, $26,976 and $22,349; and
liabilities assumed in connection with capitalized leases totaled $3,754, $6,661 and $9,962, respectively.

                      REPORT OF INDEPENDENT AUDITORS
------------------------------------------------------------------------------

                        (Letterhead Ernst & Young)


                      Report of Independent Auditors

To the Shareholders and
  the Board of Directors
Graybar Electric Company, Inc.

We have audited the accompanying consolidated balance sheets of Graybar Electric Company, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income and retained earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graybar Electric Company, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                       /s/ Ernst & Young LLP


February, 20, 2001

                DISTRICT MANAGEMENT AS OF DECEMBER 31, 2000
-----------------------------------------------------------------------------
------------------------------------------------
NEW YORK DISTRICT
------------------------------------------------

Ronald P. Segraves
Vice President

   [PHOTO]

Keith E. Davis
Operating Manager

Brian R. Buchholz
Financial Manager

------------------------------------------------
BOSTON DISTRICT
------------------------------------------------

Donald M. Block
Vice President

   [PHOTO]

Gerald G. Pollick
Operating Manager

Joseph P. Peduto
Financial Manager
------------------------------------------------
PITTSBURGH DISTRICT
------------------------------------------------
Steven M. Schooley
Vice President

   [PHOTO]

Wade V. Leidecker
Sales Manager

C. Robert Smith
Operating Manager

Peter M. Wingrove
Financial Manager

------------------------------------------------
CINCINNATI DISTRICT
------------------------------------------------

Kenneth L. Netherton
Vice President

   [PHOTO]

J. William Grindle
Operating Manager

Stephen C. Beckmann
Financial Manager

------------------------------------------------
ATLANTA DISTRICT
------------------------------------------------

D. Steven Smith
Vice President

   [PHOTO]

Bertie M. Wilson
Operating Manager

Darrel D. Schilling
Financial Manager

------------------------------------------------
RICHMOND DISTRICT
------------------------------------------------

Thomas S. Gurganous
Vice President

   [PHOTO]

J. Wayne Andrews
Sales Manager

Wallace H. Hancock
Sales Manager

T. N. (Nick) Fleming
Operating Manager

Ronald J. Grabar
Financial Manager

------------------------------------------------
TAMPA DISTRICT
------------------------------------------------

Robert C. Lyons
Vice President

   [PHOTO]

Jerry D. Nichols
Vice President-Service

Richard C. Hird
Financial Manager

------------------------------------------------
CHICAGO DISTRICT
------------------------------------------------

Richard A. Cole
Vice President

   [PHOTO]

Thomas E. Walsh
Sales Manager

John C. Fischer
Operating Manager

Timothy E. Carpenter
Financial Manager

------------------------------------------------
MINNEAPOLIS DISTRICT
------------------------------------------------

Robert L. Nowak
Vice President

   [PHOTO]

Christopher O. Olsen
Operating Manager

Thomas E. Kinate
Financial Manager

------------------------------------------------
ST. LOUIS DISTRICT
------------------------------------------------

Thomas F. Williams
Vice President

   [PHOTO]

Cindy J. Johnson
Operating Manager

Reiders L. Abel
Financial Manager

                DISTRICT MANAGEMENT AS OF DECEMBER 31, 2000
-----------------------------------------------------------------------------

------------------------------------------------
DALLAS DISTRICT
------------------------------------------------

Lawrence R. Giglio
Vice President

   [PHOTO]

Thomas T. Townsend
Operating Manager

George D. Zackey
Financial Manager

------------------------------------------------
HOUSTON DISTRICT
------------------------------------------------

John H. Hawfield
Vice President

   [PHOTO]

Ted M. Choate
Vice President-Service

Timothy D. Birky
Financial Manager

------------------------------------------------
SEATTLE DISTRICT
------------------------------------------------

John C. Loff
Vice President

   [PHOTO]

Larry T. Christensen
Sales Manager

Kevin L. Moehring
Operating Manager

Randall R. Harwood
Financial Manager

------------------------------------------------
PHOENIX DISTRICT
------------------------------------------------

Gary D. Hodges
Vice President

   [PHOTO]

Richard A. Mitchell
Sales Manager

Michael D. Gaines
Operating Manager

James (Chip) Bateman
Financial Manager

------------------------------------------------
SPN DISTRICT
------------------------------------------------

John C. Mansfield
Vice President

   [PHOTO]

------------------------------------------------
NORTHEASTERN COMM/DATA DISTRICT
------------------------------------------------

Gerard J. McCrea
Vice President

   [PHOTO]

------------------------------------------------
SOUTHEASTERN COMM/DATA DISTRICT
------------------------------------------------

Richard D. Offenbacher
Vice President

   [PHOTO]

------------------------------------------------
NORTH CENTRAL COMM/DATA DISTRICT
------------------------------------------------

Dean A. DeSousa
Vice President

   [PHOTO]

------------------------------------------------
SOUTH CENTRAL COMM/DATA DISTRICT
------------------------------------------------

Rob R. Bezjak
Vice President

   [PHOTO]

------------------------------------------------
WESTERN COMM/DATA DISTRICT AND AURORA DISTRICT
------------------------------------------------

Kenneth B. Sparks
Vice President

   [PHOTO]

                LOCATIONS AS OF DECEMBER 31, 2000
-----------------------------------------------------------------------------

CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 512-9200

------------------------------------------------
NEW YORK DISTRICT
------------------------------------------------

21-15 Queens Plaza North
Long Island City,
New York 11101
718 392-2000

BRANCHES
New York: Rochester, Albany,
 Syracuse, Hauppauge, Buffalo,
 Jericho
New Jersey: Newark,
 North Brunswick, Teterboro,
 Hackettstown, Parsippany,
 Wanamassa, Hamilton

------------------------------------------------
BOSTON DISTRICT
------------------------------------------------

345 Harrison Avenue
Boston, Massachusetts 02118
617 482-9320

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
 Springfield, Somerville
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland, Williston
Connecticut: Hamden, Hartford

------------------------------------------------
PITTSBURGH DISTRICT
------------------------------------------------

900 Ridge Avenue
Pittsburgh, Pennsylvania
15212
412 323-5200

BRANCHES
Ohio: Youngstown, Cleveland,
 Akron, Canton, Mansfield
Pennsylvania: Greensburg,
 Harrisburg, Allentown,
 Philadelphia, Erie, Wilkes-Barre
West Virginia: Wheeling
Delaware: New Castle


INFORMATION SYSTEMS
11828 Lackland Road
St. Louis, Missouri 63146
314 692-5700

------------------------------------------------
CINCINNATI DISTRICT
------------------------------------------------

1022 West Eighth Street
Cincinnati, Ohio 45203
513 621-0600

BRANCHES
West Virginia: Charleston,
 Huntington
Ohio: Columbus, Dayton,
 Lima
Kentucky: Lexington,
 Louisville
Tennessee: Nashville

------------------------------------------------
ATLANTA DISTRICT
------------------------------------------------

2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

BRANCHES
Georgia:  Atlanta
 Midtown, Marietta,
 Fayetteville, Savannah,
 Cartersville, Augusta
Alabama: Birmingham,
 Huntsville, Mobile
South Carolina: Columbia,
 Greenville, Spartanburg,
 Hilton Head, Beaufort
Tennessee: Knoxville,
 Chattanooga
Florida: Pensacola
Mississippi: Jackson

------------------------------------------------
RICHMOND  DISTRICT
------------------------------------------------

1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia: Norfolk, Roanoke,
 Hampton, Chantilly
North Carolina: Asheville,
 Raleigh, Winston-Salem,
 Charlotte, Greensboro,
 Wilmington, Monroe
South Carolina: Rock Hill
Tennessee: Bristol, Johnson City
Maryland: Baltimore, Lanham

------------------------------------------------
TAMPA DISTRICT
------------------------------------------------

801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
 Orlando, Pinellas, Melbourne,
 North Tampa, Tallahassee,
 Jacksonville,
 South Jacksonville,
 Daytona Beach, Perrine,
 Miami, West Palm Beach,
 Florida City, Fort Myers,
 Fort Pierce, Naples,
 Pompano Beach, Gainesville,
 Ocala

------------------------------------------------
CHICAGO DISTRICT
------------------------------------------------

900 Regency Drive
Glendale Heights, Illinois
60139
630 893-3600

BRANCHES
Illinois: Naperville, Chicago
 Downtown, Morton Grove,
 Joliet, Gurnee
Indiana: Fort Wayne,
 South Bend, Hammond,
 Indianapolis
Michigan: Flint, Lansing,
 Grand Rapids, Kalamazoo,
 Auburn Hills, Kentwood,
 Livonia, Belleville,
 Madison Heights,
 Shelby Township
Ohio: Toledo

------------------------------------------------
MINNEAPOLIS DISTRICT
------------------------------------------------

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Brooklyn Park, Burnsville,
 Plymouth, Rochester, Mankato,
 St. Cloud
Montana: Billings
North Dakota: Fargo
South Dakota: Sioux Falls, Brookings
Wisconsin: Green Bay,
 West Allis, Marinette,
 Manitowoc, Madison
 Neenah, Stevens Point, Racine

------------------------------------------------
ST. LOUIS DISTRICT
------------------------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100

BRANCHES
Iowa: Davenport,
 Des Moines,
 Cedar Rapids
Illinois: East Peoria,
 Springfield, Collinsville
Missouri: Jefferson City,
 Kansas City, Springfield,
 St. Louis (Counter)
Indiana: Evansville
Kansas: Olathe, Wichita
Nebraska: Omaha
Tennessee: Memphis, Jackson

------------------------------------------------
DALLAS DISTRICT
------------------------------------------------

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas: Fort Worth Counter,
 Amarillo, Austin, Abilene,
 Sherman, Lubbock, Kilgore,
 Dallas (Royal Lane Counter),
 Dallas Major Metro
Oklahoma: Oklahoma City, Tulsa
Arkansas: Little Rock, Conway,
 Springdale
Louisiana: Shreveport

------------------------------------------------
HOUSTON DISTRICT
------------------------------------------------

6161 Bingle Road
Houston, Texas 77092
713 423-3200

BRANCHES
Texas: Cypress, LaMarque,
 Beaumont, San Antonio,
 Corpus Christi
Louisiana: Harahan, Baton Rouge,
 Lake Charles

                LOCATIONS AS OF DECEMBER 31, 2000
-----------------------------------------------------------------------------

------------------------------------------------
SEATTLE DISTRICT
------------------------------------------------

1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
 Tacoma, Everett, Bellevue
Oregon: Portland, Beaverton,
 Eugene
Idaho: Boise
Alaska: Anchorage, Fairbanks
California: Oakland Counter,
 Fresno, Modesto,
 Sacramento, San Jose,
 Martinez, Hayward,
 San Francisco Downtown,
 Visalia, San Carlos (Counter),
 Roseville
Nevada: Sparks
Hawaii: Honolulu

------------------------------------------------
PHOENIX DISTRICT
------------------------------------------------

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


COMM/DATA DISTRICTS

------------------------------------------------
SOUTH CENTRAL
COMM/DATA DISTRICT
------------------------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 512-0100

------------------------------------------------
NORTH CENTRAL
COMM/DATA DISTRICT
------------------------------------------------

900 Regency Drive
Glendale Heights, Illinois 60139
630 893-3600

------------------------------------------------
NORTHEASTERN
COMM/DATA DISTRICT
------------------------------------------------

1550 South Warfield Street
Philadelphia, Pennsylvania 19146
215 336-2211

------------------------------------------------
SOUTHEASTERN
COMM/DATA DISTRICT
------------------------------------------------

2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

------------------------------------------------
WESTERN
COMM/DATA DISTRICT
------------------------------------------------

1600 132nd Avenue, Northeast
Bellevue, Washington 98005
425 468-5548


REGIONAL ZONES

------------------------------------------------
ATLANTA REGIONAL
AND NATIONAL ZONE
------------------------------------------------

Woodlands Business Park
Building 100
8180 Troon Circle
Austell, Georgia 30168
678 945-9970

------------------------------------------------
CRANBURY REGIONAL ZONE
------------------------------------------------

4 Aurora Drive
Suite 401
Cranbury, New Jersey 08512
609 409-8100

------------------------------------------------
DALLAS REGIONAL ZONE
------------------------------------------------

4601 Cambridge Road
Fort Worth, Texas 76155
817 213-1450

------------------------------------------------
FRESNO REGIONAL
AND NATIONAL ZONE
------------------------------------------------

4401 E. Central Avenue
Fresno, California 93725
559 264-2393

------------------------------------------------
JOLIET REGIONAL
AND NATIONAL ZONE
------------------------------------------------

1700 Crossroad Drive
Joliet, Illinois 60432
815 741-4660

------------------------------------------------
ROGERS REGIONAL ZONE
------------------------------------------------

13251 George Weber Drive
Rogers, Minnesota 55374
612 428-1545

------------------------------------------------
STAFFORD REGIONAL
AND NATIONAL ZONE
------------------------------------------------

13131 North Promenade Boulevard
Stafford, Texas 77477
281 340-5500

------------------------------------------------
TAUNTON REGIONAL ZONE
------------------------------------------------

305 John Hancock Road
Taunton, Massachusetts 02780
508 821-3838

------------------------------------------------
YOUNGSTOWN REGIONAL
AND NATIONAL ZONE
------------------------------------------------

1100 Ohio Works Drive
Youngstown, Ohio 44510
330 799-3220

------------------------------------------------
INTERNATIONAL
------------------------------------------------

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