Form 10-K405, Exhibit 13
period 2001-12-31
GRAYBAR ELECTRIC CO INC
filed 2002-03-26
CIK 205402

                                                                    EXHIBIT 13

                                    [PHOTO]

                                [GRAYBAR LOGO]
                                     ANNUAL REPORT  2001

[PHOTO]     BOARD OF DIRECTORS

            Left to right:

            DENNIS E. DESOUSA
            Senior Vice President-Sales and Marketing

            GOLDEN W. HARPER
            Senior Vice President-Operations

            JUANITA H. HINSHAW
            Senior Vice President and Chief Financial Officer

            CHARLES R. UDELL
            Senior Vice President-Business Management

            ROBERT A. REYNOLDS, JR.
            Chairman, President and Chief Executive Officer



Left to right:                                             [PHOTO]

GARY D. HODGES
Group Vice President-California District

JACK F. VAN PELT
Vice President-Human Resources

RICHARD D. OFFENBACHER
Group Vice President-Atlanta and Tampa Districts

JOHN C. LOFF
Group Vice President-St. Louis, Dallas and Houston Districts



[PHOTO]     Left to right:

            THOMAS F. DOWD
            Vice President, Secretary and General Counsel

            KENNETH B. SPARKS
            Group Vice President-Seattle and Phoenix Districts

            RICHARD A. COLE
            Group Vice President-Minneapolis, Cincinnati and Chicago Districts

            THOMAS S. GURGANOUS
            Group Vice President-Pittsburgh and Richmond Districts

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


CAPITAL STOCK DATA

Number of Equity Security Holders as of
December 31, 2001:

---------------------------------------------------------------
Title of Class                       Number of Security Holders
---------------------------------------------------------------
Preferred Stock                                              65
Common Stock                                                147
Voting Trust Certificates for Common Stock                4,940
---------------------------------------------------------------


DIVIDEND DATA

Common Stock, par value $1; stated value $20.

Dividends declared for year:       2001        2000        1999
---------------------------------------------------------------
First Quarter                     $ .30       $ .30       $ .30
Second Quarter.                     .30         .30         .30
Third Quarter                       .30         .30         .30
Fourth Quarter                    $1.10       $1.10       $1.10
---------------------------------------------------------------



CONTENTS

Board of Directors                                    Inside Front Cover

Letter to Shareholders                                                 2

Market Review                                                          5

Operations Review                                                     13

Financial Review                                                      16

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                   17

Consolidated Financial Statements                                     20

Report of Independent Auditors                                        29

Group and District Management                                         30

Locations                                                             32

LETTER TO SHAREHOLDERS


    Graybar experienced another year of significant accomplishments in 2001 in the face of a marked decline in the general economy. Our sales volume, while lower than the preceding year, was at the second highest level in our history. Despite the fact that our profitability was also lower, we were able to repay a significant amount of debt during the year, and by year-end we had improved our credit profile and strengthened our balance sheet.

    As a result of our strong financial position and our profitable operating performance, we have the ability to make the improvements and investments that will enable us to continue our growth and improve our market share in difficult economic times. We will also be well positioned for continued success when economic growth resumes. During 2001, we took some important steps to help accomplish these goals. We completed several senior management changes, and we initiated a program of increased emphasis on expense control and better asset utilization. We put new focus on improving cash flow, and we began a multi-year project to upgrade our computer systems. These steps are discussed in more detail in the following paragraphs.

    Within the context of these internal initiatives and the year's external environment, our financial accomplishments were admirable. Comparing 2001 to 2000, sales were $4.8 billion versus $5.2 billion and net income was $31.7 million compared to $66.2 million. Cash flow from operations was $280.9 million versus $31.3 million, an increase of over $249 million. These impressive accomplishments reflect the dedication and strong efforts of Graybar's employees.

    In April, we accepted with regret the resignation of Carl L. Hall as Chairman of the Board of Directors. We thank him for his leadership during more than 41 years of service and wish him well in his retirement.

    In September, Kenneth B. Sparks was elected to the Board of Directors. He succeeds Gerard J. McCrea, who retired after 38 years of service.

    In November, we began the initial phase of a company-wide reorganization designed to drive improved customer focus, sales specialization and increased operational efficiency. Eight veteran executives were named to the new position of Group Vice President. They are responsible for net profitability and operations in geographical business groups consisting of multiple districts. Group Vice Presidents and the districts they are responsible for are: Donald M. Block, New York and Boston; Thomas S. Gurganous, Pittsburgh and Richmond; Richard D. Offenbacher, Atlanta and Tampa; Richard A. Cole, Chicago, Minneapolis and Cincinnati; John C. Loff, St. Louis, Dallas and Houston; Kenneth B. Sparks, Seattle and Phoenix; and Gary D. Hodges, California. In addition, John C. Mansfield, who heads Graybar's specialty district serving Lucent Technologies, was promoted to Group Vice President.

    At the corporate level, three executives were named to new Senior Vice President positions. Charles R. Udell was appointed Senior Vice President-Business Management. He is responsible for the eight newly formed business groups and corporate accounts. Dennis E. DeSousa was named Senior Vice President-Sales and Marketing. He leads the sales and marketing strategies for both the electrical and comm/data businesses. Golden W. (Sonny) Harper, Vice President-Operations, was named Senior Vice President-Operations. Juanita H. Hinshaw continues in her role as Senior Vice President and Chief Financial Officer.

    With respect to our operating performance, the lower levels of activity experienced by virtually all of our customers affected our sales negatively and required a greater emphasis on controlling costs throughout Graybar.
As a result, we instituted some layoffs and imposed restrictions on new hiring, profit sharing payments were not paid for the first time in 10 years, and incentive plan payments were dramatically lower than in previous years. In addition, we instituted a rigorous review of operating costs and capital expenditures.

    In terms of our financial performance, Graybar's tremendous growth in sales and income from 1991 through 2000 required major cash investments in new property, plant and equipment and additional working capital. The investment in additional inventories alone was in excess of $575 million.
A portion of these cash investments was financed by additional borrowings.
In addition to the emphasis that has been placed in recent years on increasing sales and income, starting in the first quarter of 2001, we began an intensive focus on cash flow to improve our management of working capital and our expenditures for property, plant and equipment. These efforts resulted in significant cash flow improvement during 2001, which enabled us to reduce our debt by over $228 million from the historically high level that had been reached by the end of 2000.

    Because Graybar is owned by its employees and retirees and not publicly traded, maintaining a sound financial structure is essential so we are able to borrow money at low cost to help finance Graybar's growth in future years. Our strong cash flow performance in 2001 contributed to the successful completion of the largest fixed rate debt financing in our history, a $100 million note issued in July and maturing in ten years. We used the proceeds from this financing to reduce our variable rate bank debt.

    During the year, we also initiated the first stages of our project to convert Graybar's existing computer system to an Enterprise Resource Planning platform. When completed, this conversion will enhance our business processes and provide substantial savings to Graybar, enabling us to improve productivity and profitability.


"IN ADDITION TO
THE EMPHASIS THAT
HAS BEEN PLACED
IN RECENT YEARS
ON INCREASING
SALES AND INCOME,
STARTING IN THE
FIRST QUARTER OF
2001, WE BEGAN
AN INTENSIVE FOCUS
ON CASH FLOW TO
IMPROVE OUR
MANAGEMENT OF
WORKING CAPITAL
AND OUR
EXPENDITURES FOR
PROPERTY, PLANT
AND EQUIPMENT."

The conversion will require a great deal of management time and effort, and a significant amount of money, over the next several years. We have established a separate management team to help implement this conversion.

    Our past success, our strong operating and financial position and our dedicated employees make us confident 2002 will be another year of significant progress. However, a successful future requires more than just a continuation of past accomplishments. We anticipate more challenges in 2002. We operate in an increasingly competitive environment, one in which change is constant and the pressure to find better ways to perform our jobs is always present. Because of this, there is an urgent need for increasingly effective leadership at every level within Graybar. In 2002, therefore, we will be placing a greater emphasis throughout the organization on the development of tomorrow's leaders, those Graybar people with the skills, dedication and determination to ensure that we continue to earn the respect and loyalty of our customers and our current and retired employees.

    As I look back on 2001 and forward to the balance of 2002, I am grateful for the many important contributions to our success that have come from Graybar employees. I am also grateful for the continuing encouragement and support that all of us receive from our retiree shareholders. Ours is a very special company with a unique culture. With your help, I am absolutely confident Graybar will continue its record of significant accomplishments for the benefit of all its employees and shareholders and that we will also continue the employee ownership structure that is so important to all of us.


/s/ ROBERT A. REYNOLDS, JR.

Robert A. Reynolds, Jr.
Chairman, President and CEO

St. Louis, Missouri
March 2002


[PHOTO]
Executives from SAP and Deloitte & Touche met with Graybar executives in St. Louis to discuss the project of converting Graybar's computer system to an Enterprise Resource Planning platform. (From left to right: Douglas McCracken, Chairman, Deloitte & Touche USA and CEO, Deloitte Consulting; Edward Carey, Deloitte Global Practice Director, Consumer Business; Wolfgang Kemna, President and CEO of SAP Americas; James Boler, SAP Senior Vice President, Consumer Products Sector; Robert A. Reynolds, Jr., Graybar Chairman, President and CEO; and Geraldine McBride, SAP Senior Vice President and General Manager, Consumer Products Sector.

MARKET REVIEW

    Following several years of unprecedented growth, Graybar responded to the economic slowdown with increased focus on sales specialization and continued implementation of the regional zone strategy while carefully monitoring inventory investment and expenses.

    Graybar's ongoing focus on specialization gives us better understanding of customers' needs and allows us to offer the cost-effective and efficient solutions that they demand. Our sales and support people remain among the best in the industry, confirmed by customers and suppliers, as well as by the noteworthy recognition in Selling Power magazine's list of 20 Best Service Companies to Sell For (October 2001).

    Attention to gross margin rate improvement throughout the year drove measurable dollars to the bottom line. Product managers and specialists worked with Graybar purchasing and logistics groups to adjust inventories around the sudden change in customer demand.

    Graybar's leading edge development of eLearning technology produced additional dividends in 2001. As travel and expense considerations reduced the number of classroom-based courses, the total number of electronically delivered courses increased significantly. The Graybar Virtual Campus and eClasses delivered cost-effective training courses to continue the development of Graybar employees as the best trained in our industry.

    Using the theme "out of slow times come better practices," Graybar Training is developing a new series of eClass courses to orient employees to new job responsibilities. "Performance Management Orientation" introduces new managers to the concepts of our traditional "Performance Management Training" course during two ninety-minute, instructor-led interactive online sessions. This approach, combined with pre-work, on-the-job exercises and a mastery test, requires little more than six hours of a new manager's time. Developing employees' skills early in a new job is a definite advantage that will continue to be a valuable asset in strong economic times.

    We further refined our corporate account strategy, combining the electrical and comm/data groups at corporate while retaining the sales specialization in our field organization. We set specific definitions for corporate account customers establishing three levels--strategic, key and national--based on specific criteria, and we outlined how sales and service will be managed for each level going forward. In 2002, we are applying those definitions to the more than 1,500 designated corporate accounts and beginning to transition many of these to local authority in our districts and branches. As a result, we have now developed a manageable list of meaningful customers based on actual sales, potential volume and strategic or tactical value.

    Increased focus on sales to federal, state and local governments over the last few years has produced favorable results. We now have programs with the Defense Logistics Agency (DLA) and U. S. Communities--the national public benefit corporation that helps state, county and municipal governments with their purchasing functions. In 2001, we applied to the General Services Administration (GSA) to sell lighting and technology products, and we expect to begin serving this business in 2002.


"GRAYBAR'S
ONGOING FOCUS
ON SPECIALIZATION
GIVES US BETTER
UNDERSTANDING
OF CUSTOMERS'
NEEDS AND ALLOWS
US TO OFFER THE COST-
EFFECTIVE AND
EFFICIENT SOLUTIONS
THAT THEY DEMAND."

[PHOTO]

CONTRACTOR MARKET

    After beginning the year relatively strong, sales to the Contractor Market experienced a slowing trend throughout the second half of the year, tracking the slowdown in the general economy. Most of the sales growth in the first half was erased by year-end, and contractor sales finished down slightly from the previous year.

    Laying the foundation for strong future growth, we focused on several strategic initiatives including Project Teams and continued sales specialization that will strengthen Graybar's competitive position in the marketplace.

    Project Teams were established in 38 locations across the country to serve the largest potential growth segment in the Contractor Market--large electrical contractors with 50 or more employees. These teams consisted of Sales Managers, dedicated contractor Sales Representatives, Quotations Specialists and Project Specialists. Graybar's Project Teams--employing our proprietary Project Manager(SM) software--offer a wide range of value-added project management services including material tracking and reporting, billing summary and on-site services. Our Project Teams enable customers to entrust more of their business to Graybar with the assurance that even the small details will not be overlooked. As we earn the trust of customers as a result of our superior service offerings, we also earn a larger and more profitable share of their business.

    We continued our emphasis on sales specialization, and the majority of our electrical Sales Representatives are now focused on their core market. Specialization differentiates us from our competition and allows us to provide expertise in each market we serve.

    In October, Graybar participated in the National Electrical Contractors

Association (NECA) Annual Trade Show in Washington D.C., and the Independent Electrical Contractor (IEC) Convention in Las Vegas. Both shows featured the efficiency=speed campaign, which focused on Graybar's ability to meet everyday material requirements using our unique zone strategy and emphasized the wide range of project management services provided by our Project Teams.

INDUSTRIAL MARKET

    After Graybar's four consecutive years of double-digit growth in the Industrial Market, the economic slowdown was very evident in most segments of this market. This slowdown drove industry strategies to increase productivity through right sizing and consolidation and to maintain profitability by reducing transaction and material costs. While MRO (maintenance and repair operations) and OEM (original equipment manufacturer) potential were down, these cost reduction strategies by our customers continued to create opportunities for Graybar to increase market share.
For example, the broad and deep inventories Graybar maintains in its zone warehouses enable our industrial customers to rely on next-day delivery of their complete orders thereby reducing their investment in on-hand inventories.

    Although sales to the Industrial Market were flat, Graybar continued to provide value to our industrial customers with skilled and well-trained Sales Representatives backed by leading product brands.

    Increasing our value to industrial customers, all branches became authorized to sell Schneider/Square D automation products. A Product Manager added to the corporate staff now supports the automation initiative, and technical support is also being provided to the field from corporate headquarters.

    In April, the acquisition of Commonwealth Controls Corporation of Richmond, Virginia, a highly respected Schneider/Square D automation products distributor, gave Graybar a stronger footing in the automation market in the Southeast.

    In an effort to reach new customers and further align ourselves with our major suppliers--particularly with automation products--we displayed products and services at the 2001 Manufacturing Week Trade Show in Chicago.

    Advertisements in each month's issue of Purchasing magazine positioned Graybar as the premier solution provider with national distribution capabilities.

    A new Graybar Industrial Sales Training course was inaugurated to offer specialized training for new as well as experienced industrial sales personnel.

    Looking ahead, the strategic market initiatives of the Industrial Market Plan for 2002 target OEM customers and call for additional automation involvement. The industrial sales and product training initiated in 2001 will continue, and an electrical training conference modeled after Graybar's successful comm/data training conference will be held in the fall.

COMM/DATA MARKETS

    Expectations for continued economic expansion, visibly linked with the aggressive growth in the technology sector during the past decade, peaked in 2000, and the sector could not sustain the double-digit growth in 2001. The results of the economic downturn had a significant impact on the comm/data industry, which supports the demand for more and faster services. For the first time since AT&T's divestiture of the Regional Bell Companies in 1984, Graybar's comm/ data sales finished below the prior year.


                                   [PHOTO]

                         Trade magazine ads
                         positioned Graybar as
                         the premier solution
                         provider with national
                         distribution capabilities.


"THE BROAD AND
DEEP INVENTORIES
GRAYBAR MAINTAINS
IN ITS ZONE
WAREHOUSES ENABLE
OUR INDUSTRIAL
CUSTOMERS TO RELY
ON NEXT-DAY
DELIVERY
OF THEIR COMPLETE
ORDERS THEREBY
REDUCING THEIR
INVESTMENT IN
ON-HAND
INVENTORIES."

[PHOTO]


                           "GRAYBAR
                       SIGNIFICANTLY
                       INCREASED THE
                           NUMBER OF
                  JOB SPECIFICATIONS
                  WRITTEN AROUND OUR
                     VIP STANDARDS."


    A sound business plan allowed Graybar to finish the year with improved margin rates and market share in the Comm/Data Market. Marquee programs such as VIPSM (Verified Independently for Performance), ePoint and our GTS Solutions Guides raised the bar for distributor services provided to the industry.

ENTERPRISE MARKET

    Sales of structured cabling solutions were substantially below all manufacturers' projections for the year. Nonetheless, Graybar significantly increased the number of job specifications written around our VIP standards. The results improved sales and profitability and drew more attention and support from suppliers and customers. VIP closely follows industry standards but offers higher performance and assurance for end-users and installers alike. In 2001, the Telecommunications Industry Association (TIA) replaced the old 568A standard with 568B, making Category 5 cable, our highest sales volume data cable for several years, non-standard for commercial buildings. Buying and selling cable as a result of the changes in product standards was extremely difficult. Graybar coupled the marketing success of VIP with close attention to our inventories to assure we maintained enough of the right products in the right places.

    Our ePoint program completed its first full year and was a marked success. ePoint is a web-based customer buying site, originally designed to offer voice resellers (interconnects) incentives to purchase select manufacturers' products from Graybar. While it was a difficult year for manufacturers, resellers and distributors of PBX, key system and voice peripheral products, Graybar's results exceeded industry results across the board.

SERVICE PROVIDER MARKET

    In 2001, annual global capital expenditures by telecommunications carriers decreased substantially. Graybar's sales followed the decrease in spending by service providers. Two of our largest customers accounted for a significant part of our growth between 1996 and 2000, and they both placed severe restrictions on their 2001 expenditures. However, Graybar remains their primary value-added distributor, working to ensure that we continue to provide them with solutions while closely watching our bottom line.

    Specialization is key to our service provider customers. We must commit more unique resources to provide the service offerings required to support these customers while being responsive to the commercial and technological changes in this industry. Graybar Technology Solutions (GTS) continues to evolve, and in 2001 we used this platform to develop and offer focused monthly product rollouts and customer surveys and programs. GTS staff provides critical manufacturer certification as well as competent technical support for Graybar personnel and customers. While we remain dedicated to our role of supporting resellers, contractors and installers, through GTS we can also provide value-added services that the ultimate end-user customer--the subscriber--demands throughout the supply chain. Thus, when the CLEC (competitive local exchange carrier) gave way to the ILEC (incumbent local exchange carrier) in 2001, Graybar was able to redirect efforts back to the traditional telephone companies and their contractors.

UTILITY MARKET

    Utility Market sales continued to grow in 2001 presenting us with expanded opportunities. The business models for deregulation in some states have proven to be severely flawed, causing a slowdown of what was previously a fast-track trend toward deregulation.

    The Investor-Owned Utilities continue to search for identity and diversification in a time of re-regulation. We have been able to recapture some of our traditional business with these customers, and we also have benefited from the power generation boom and the diversification these companies have made into other unregulated endeavors. Our renewed efforts as a company have proven flexible enough to address many previously missed opportunities, and we expect that trend to continue in the near term.

    Little changed from 2000 in the Rural Electric Cooperative (REC) and Municipal (Muni) Markets as they continue expanding their service capabilities into CATV, satellite services and monitoring consumer demand via power line carrier systems. These service offerings present Graybar with more than the traditional transmission and distribution opportunities, and we plan to capitalize on them.

    Looking forward, 2002 is a very exciting time in the utility industry, and we are positioning ourselves to increase sales to Utility Market customers.

INTERNATIONAL MARKETS

    Our international organization was significantly restructured during 2001 to optimize resources for increased productivity. An Export Department established in Houston, Texas, now handles most export activities, and another in Hayward, California, handles all Asia/Pacific business. The Asia/Pacific economic climate continued to decline, and at year-end, we closed our operation in Singapore.


"WHILE WE REMAIN
DEDICATED TO OUR
ROLE OF SUPPORTING
RESELLERS, CONTRACTORS
AND INSTALLERS,
THROUGH GTS WE CAN
ALSO PROVIDE VALUE-
ADDED SERVICES THAT
THE ULTIMATE END-
USER CUSTOMER--
THE SUBSCRIBER--
DEMANDS
THROUGHOUT THE
SUPPLY CHAIN."

[PHOTO]


NORTH AMERICA

    Graybar Canada, which is comprised of Harris & Roome Supply in the Atlantic Provinces and Graybar Ontario, moved forward on several initiatives to create greater synergy and streamline operations. Both companies now operate using the same software, and a link allows users in all locations electronic access to information, including stock availability. In addition, Graybar Canada now has access to Graybar's intranet, and soon all employees will have access to this robust site for Company information.

    In November, a new stock purchase plan was presented to all Graybar Canada employees. This was the first time all employees were offered the opportunity to become shareholders in Graybar Canada.

    Graybar Ontario continues to expand its automation group and now has exclusive authorization for Schneider Electric high tech products in Central and Eastern Ontario.

    Recognizing that further penetration of the Comm/Data Market required a nationwide focus, Graybar Canada's comm/data division has developed a clear go-to-market strategy featuring a national identity.

    Graybar de Mexico experienced a difficult year due to an ongoing soft economy, the strong peso and highly competitive marketplace. In response, we continued to trim expenses, inventory investment and accounts receivable exposure, and we have placed strong focus on the Comm/Data Market.

    As the result of a new and focused business plan, Graybar Puerto Rico had its best year ever with record sales and profits. New contracts with pharmaceutical customers were implemented, and sales to electrical


                        "UTILIZING A
                       NEW WEB SITE,
                   CUSTOMERS CAN NOW
                     ACCESS DETAILED
                         INFORMATION
                      RELATED TO THE
                         LEASES THEY
                      HAVE SUBMITTED
                            TO GFS."

Contractor Market customers improved significantly. Graybar Puerto Rico is well positioned for continued success in 2002.

MARKETING SUPPORT

GRAYBAR FINANCIAL SERVICES (GFS)

    Graybar Financial Services (GFS), Graybar's equipment leasing and financing subsidiary, provides alternative forms of financing for customers who source product through Graybar. By linking our GFS team with Graybar's sales and marketing personnel, our customers receive "one stop shopping" when offered the GFS financing solution.

    Technology continues to play a major role in allowing GFS to provide the level of service that our customers have grown to expect. Utilizing a new web site, customers can now access detailed information related to the leases they have submitted to GFS. Going forward, resellers will be able to provide their customers with proposals, input applications, generate lease documentation and quote end-of-term options by taking advantage of this value-added service.

COUNTER MARKETING

    Graybar's counter marketing, which targets products and services to the professional installer, focused merchandising efforts on tools in 2001.

    We continue to evaluate our counter service offering in the framework of our zone network and our ever-shifting customer base.

E-BUSINESS

    E-business spending declined in start-up ventures and new, unproven technologies; however, companies continued to invest in areas such as e-procurement, business-to-business integration and employee-based portals.

    Graybar continued to focus on improving the e-business solutions we have in place. Infolink, our employee intranet, was redesigned to improve navigation within the site, and we continued to add applications and information. Our web site, Graybar.com, was redesigned with added emphasis on making the home page more dynamic. Direct access to the electronic catalog was added on the home page as well as a link to GraybarNet(R), our electronic order entry system. GraybarNet was updated to accept credit card orders, and templates can now include standard quantities streamlining the order entry process. We also expanded our e-catalog content, added another supplier to Hot Key and added an EDI process to handle our Cost Recovery Program (CRP).

    Customers' demand for e-procurement capabilities (Internet enabled procurement) has been slow but continuous, and we are now supporting 10% of our top 100 customers, with another 10% either in testing or in discussion with us.

    We are participating, or will soon be participating, in several customer-sponsored marketplaces. Included in this group are Enporion, which focuses on utility companies; Exostar, serving the aerospace industry; Sitestuff, which concentrates on facility/site maintenance; and ICG Commerce, which serves mid to large industrial accounts.

    Looking forward, we will continue to update and expand our existing e-business platforms. Graybar will highlight manufacturers' online information and services within our online channels--GraybarNet, Graybar.com and Infolink. For example, GE Lamps' Sales Call Wizard was recently added to Infolink, and its Lighting Auditor will be added to Graybar.com for use by both employees and customers. To support our inventory


                                   [PHOTO]

                            Profit opportunities
                            in residential
                            communications
                            wiring were touted
                            to contractors in
                            Graybar's "The
                            Internet Home"
                            publication.

[PHOTO]


management initiatives, the e-business group will work on establishing an online method to sell DNO (Do Not Order) and excess material.

MINORITY/WOMEN OWNED
BUSINESS ENTERPRISE (MWBE)

    Together with our partners, we continued to build Innov8 Solutions USA, LLC for success. Graybar is one-third owner in this minority-owned company that provides value-added services not normally provided by distribution. Innov8 achieved ISO certification, and a new Enterprise Resource Planning
(ERP) system and Electronic Data Interchange (EDI) software were implemented. In July, Innov8 assumed the kitting operations for the SPN District in Oklahoma City. This supply chain initiative between Graybar, Lucent and Innov8 has proven to be a strong business case for minority business development, cost reductions and value-added services.

    Our minority, women and small business reporting processes and data improved in 2001. We now have an extensive electronic database with more than 10,000 minority, women or small business vendors we can recommend to our customers and field personnel.


                       "WMS UTILIZES
                   BAR CODE SCANNING
                       TO MANAGE AND
                        MOVE PRODUCT
                          WITHIN THE
                         WAREHOUSE."

OPERATIONS REVIEW

INVESTMENT/INVENTORY
MANAGEMENT

    Special attention to inventory investment was required in the difficult economy of 2001; and early in the second quarter, a new Investment and Inventory Management Group was formed to guide this effort. This group consists of Corporate Purchasing and the Inventory Planning segment of Logistics under the direction of the Vice President, Investment and Inventory Management.

    As sales declined, we adjusted various purchasing parameters, developed improved procedures to move material to more suitable locations and returned slow moving inventory to our suppliers.

    As a result of this effort and cooperation across the organization, we reduced our total merchandise investment significantly while increasing the percentage of high demand merchandise on hand. We did this even though additional inventory was required for opening four new zone warehouses.

    A change was made to the mortgaging routine in May to support the logistics strategy and provide better focus on when the customer needs the merchandise. Process adjustments were made to account for new demand being placed on the zones as a result of the mortgage routine changes. The goal is a higher initial zone stock level and the ability to meet branch and customer expectations from day one of the zone opening. Additionally, zone/cluster review processes were amended to make them more frequent and meaningful.

    Supplier Assisted Inventory Management (SAIM) is still an important factor in our business. In 2001, we allowed one supplier to begin managing inventory for all locations, including zones, and we began the transition back to SAIM for several others. More frequent reviews are planned to quantify success.

    With new capabilities developed in 2001, we were able to improve our cost maintenance methods. Districts now have an opportunity to verify a potential change and make business plans based upon new costs received. Further enhancements are planned to make the task of cost management more accurate and effective.

LOGISTICS

    Four new zone warehouses began operating in 2001: Seattle, Washington; Charlotte, North Carolina; Springfield, Missouri; and Cincinnati, Ohio. The zone in Dallas was relocated to a new state-of-the-art facility in Lewisville, Texas. The Fresno and Joliet National Zones were retrofitted with our Warehouse Management System (WMS). WMS utilizes bar code scanning to manage and move product within the warehouse.

    In early 2002, our Taunton Zone will convert from the current manual warehouse system to WMS followed by the conversion of our Cranbury facility. The 14th zone opened in Tampa in February 2002 with the WMS system in place.

    During 2002, the Company will look at further automation at the zones for improved productivity and bar coding of all SKUs (stock keeping units) to guarantee 100% accuracy for all shipments.

CUSTOMER SERVICE

    Customer service during 2001 focused on two key initiatives:
implementing the streamlined service procedures developed during the Tampa pilot the previous year and increasing branch utilization of our zone warehouse inventories.


                                   [PHOTO]

                                   [PHOTO]

                          The Springfield Regional
                          Zone, which is located
                          in the Springfield
                          Underground
                          development, was
                          one of four zone
                          warehouses opened
                          during the year.


"WE REDUCED
OUR TOTAL
MERCHANDISE
INVESTMENT
SIGNIFICANTLY,
WHILE INCREASING
THE PERCENTAGE
OF HIGH DEMAND
MERCHANDISE
ON HAND."

[PHOTO]


    To achieve the first target, each district was challenged with implementing our new service procedures first in the main house locations followed by rollout in the "A" and "B" locations. These procedures include re-engineering the receiving process; maintaining current status each day on shipping, receiving, put-away, cycle counting and locator maintenance; creating a separately-staffed will call area; creating the "sweep" method at the counter to provide better service during peak periods; and expediting the processes for receiving, return goods and resolving supplier shipping errors. Effective March 1, 2002, these processes will become standard procedure in all of the Company's branch locations. Implementing these new processes has enabled us to reduce stock discrepancies and customer backorders, expedite receipt of inbound supplier orders, improve will call service and increase on-time shipping performance.

    As we complete the implementation process across our network of branches, we are confident we will see increased productivity in our warehouse, counter, customer service and administrative activities.

    Our second primary objective of increasing utilization of zone inventories was partially achieved during 2001 and remains a high priority in 2002.

    We are seeing a steady transfer of shipping demand from branch warehouses to zones across all districts that have a supporting zone in their cluster. The branches are shipping directly from the zone to the customer whenever possible, reducing duplicate handling and the expense associated with local truck delivery.

    Our goal for 2002 is to continue to increase stock shipments from the zones


                 "IMPLEMENTING THESE
                   NEW PROCESSES HAS
                ENABLED US TO REDUCE
                 STOCK DISCREPANCIES
                        AND CUSTOMER
                BACKORDERS, EXPEDITE
                  RECEIPT OF INBOUND
            SUPPLIER ORDERS, IMPROVE
               WILL CALL SERVICE AND
                    INCREASE ON-TIME
              SHIPPING PERFORMANCE."

when appropriate to meet customer requirements, thus improving order fill rates while allowing Graybar to drive costs out of the supply chain.

SAFETY

    Modest improvement in our safety performance brought OSHA recordable injuries and vehicle accident rates down slightly from the previous year. The Seattle District earned both the President's Safety Award for having the Company's best injury prevention record and the Graybar Fleet Safety Award for the fewest vehicle accidents as a percentage of overall fleet.

BUILDINGS AND PROPERTIES

    The Company leased the 195,000 square foot Centerpoint building in the Westport area of St. Louis for use as an administrative center opening in early 2002. The building will house the Information Systems Department and provide additional office space, which will allow us to consolidate operations currently located in four separate facilities in the area.

    New locations were opened in Eau Claire, Wisconsin, and Freeport, Texas. Eighteen branch/sub-branch locations were closed during 2001. Renovations were completed in our facility in North Brunswick, New Jersey, and the New York District office was relocated there.

INFORMATION SYSTEMS

    Electronic Data Interchange (EDI) continues to increase productivity while reducing errors in our transactions with suppliers. In 2001, the number of suppliers that accept EDI purchase orders from Graybar increased by 40%, and we are now transmitting 20,000 purchase orders each month via EDI. In addition, the number of suppliers invoicing Graybar electronically increased more than 35%, and now more than 100,000 supplier invoices are received and processed via EDI each month.

    Accurate point of sale (POS) reporting is a valuable tool for the Company and its suppliers. In 2001, we expanded the data and enhanced the accuracy of this sales information, strengthening the relationships we have with our supplier partners. POS reporting builds loyalty to Graybar and increases the sales effort made on our behalf.

    During the year, significant changes were made to the Customer Order Entry Mode (COE) to increase support for the logistics initiative. COE now automatically determines the best inventory location from which to fulfill an order. This decision is based on the customer's delivery requirements, as recorded by the Customer Service Representative at the beginning of the order entry process. In addition, system changes were made that allow dedicated inventory items to be protected for specific customers regardless of the locations carrying the inventory. This allows dedicated items to be inventoried at the zones as well as the branches.

    During the year, Graybar began the multi-year process of converting our computer systems to an Enterprise Resource Planning (ERP) platform. Three vendors are collaborating with Graybar's New Systems Group on the project. SAP is the selected software vendor. The implementation partner is Deloitte Consulting, and IBM has been selected as the hardware vendor. The six-month proof-of-concept stage was completed in December, and full implementation began in January 2002. The rollout of the new system will be done in phases with planned completion for all U. S. locations by late 2004.


"DURING THE YEAR,
GRAYBAR BEGAN THE
MULTI-YEAR PROCESS
OF CONVERTING OUR
COMPUTER SYSTEMS
TO AN ENTERPRISE
RESOURCE PLANNING
(ERP) PLATFORM."

                                                    FINANCIAL REVIEW
-----------------------------------------------------------------------------------------------------------------------

                                          SELECTED CONSOLIDATED FINANCIAL DATA
                                    (Stated in thousands except for per share data)

CAPTION>
                                                    2001           2000           1999           1998           1997
-----------------------------------------------------------------------------------------------------------------------
   SALES                                     $ 4,828,549    $ 5,227,467    $ 4,311,405    $ 3,744,075    $ 3,348,496
      Less--Cash discounts                       (13,380)       (13,564)       (11,465)       (11,872)       (10,474)
-----------------------------------------------------------------------------------------------------------------------
   NET SALES                                   4,815,169      5,213,903      4,299,940      3,732,203      3,338,022
-----------------------------------------------------------------------------------------------------------------------
   COST OF MERCHANDISE SOLD                   (3,934,797)    (4,268,764)    (3,514,228)    (3,042,176)    (2,726,147)
-----------------------------------------------------------------------------------------------------------------------
   INTEREST EXPENSE                              (39,073)       (46,681)       (30,241)       (23,998)       (19,713)
-----------------------------------------------------------------------------------------------------------------------
   PROVISION FOR INCOME TAXES
      Current                                    (22,915)       (44,395)       (43,899)       (37,167)       (29,750)
      Deferred                                     3,302          1,196           (130)        (4,919)        (6,820)
-----------------------------------------------------------------------------------------------------------------------
         Total provision for income taxes        (19,613)       (43,199)       (44,029)       (42,086)       (36,570)
-----------------------------------------------------------------------------------------------------------------------
   NET INCOME                                     31,688         66,157         64,659         59,544         52,963
-----------------------------------------------------------------------------------------------------------------------
   INCOME APPLICABLE TO
      COMMON STOCK                                31,685         66,154         64,654         59,539         52,957
-----------------------------------------------------------------------------------------------------------------------
   AVERAGE COMMON SHARES
      Outstanding (A)                              5,846          6,101          6,276          5,848          6,117
-----------------------------------------------------------------------------------------------------------------------
   INCOME PER SHARE OF
      COMMON STOCK (A)                              5.42          10.84          10.30          10.18           8.66
-----------------------------------------------------------------------------------------------------------------------
      Cash dividends per share                      2.00           2.00           2.00           2.00           2.00
-----------------------------------------------------------------------------------------------------------------------
   RETAINED EARNINGS
      Balance, beginning of year                 290,405        241,473        193,838        149,226        115,218
      Add--Net income                             31,688         66,157         64,659         59,544         52,963
-----------------------------------------------------------------------------------------------------------------------
                                                 322,093        307,630        258,497        208,770        168,181
-----------------------------------------------------------------------------------------------------------------------
      Less dividends
         Preferred ($1.00 per share)                  (3)            (3)            (5)            (5)            (6)
         Common (in cash)                        (11,569)       (11,583)       (11,442)       (10,031)        (9,576)
         Common (in stock)                            --         (5,639)        (5,577)        (4,896)        (9,373)
-----------------------------------------------------------------------------------------------------------------------
                                                 (11,572)       (17,225)       (17,024)       (14,932)       (18,955)
-----------------------------------------------------------------------------------------------------------------------
      Balance, end of year                       310,521        290,405        241,473        193,838        149,226
      Proceeds on stock subscriptions,
         shares unissued                              --             49             56             --             37
   STOCK OUTSTANDING
      Preferred                                       51             57             68            108            119
      Common                                     114,424        119,828        118,270        103,690        103,749
-----------------------------------------------------------------------------------------------------------------------
                                             $   424,996    $   410,339    $   359,867    $   297,636    $   253,131
-----------------------------------------------------------------------------------------------------------------------
   Accumulated other comprehensive
      income (loss)                              (17,504)          (542)          (204)          (836)            --
-----------------------------------------------------------------------------------------------------------------------
   TOTAL SHAREHOLDERS' EQUITY                $   407,492    $   409,797    $   359,663    $   296,800    $   253,131
-----------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                1,535,998      1,843,438      1,698,544      1,167,847      1,051,821
   LONG-TERM DEBT                            $   315,549    $   238,349    $   255,897    $   269,570    $   139,748
-----------------------------------------------------------------------------------------------------------------------

(A) Adjusted for the declaration of  5% stock dividends in 2000, 1999 and 1998, and a 10% stock dividend in 1997.
Prior to adjusting for the stock dividends, the average common shares outstanding for 1999, 1998 and 1997 were 5,692,
5,052 and 4,805, respectively.

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

                               FINANCIAL REVIEW
-----------------------------------------------------------------------------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS
          (Stated in thousands except for share and per share data)

RESULTS OF OPERATIONS
2001 COMPARED TO 2000
    Net sales in 2001 were 7.6% lower than in 2000. The lower net sales resulted from a generally depressed economy in the market sectors in which the Company operates. The decrease in communications market sales when comparing 2001 to 2000 was significantly more than the decrease in sales in the electrical market. The impact of inflation on sales and cost of sales was not significant in 2001.
    Gross margin in 2001 decreased 6.9% compared to 2000 primarily due to the decreased sales in the electrical and communications markets.
    The decrease in selling, general and administrative expenses in 2001 compared to 2000 occurred largely because of adjustments in personnel complement and adjustments in compensation and related expenses, including a decrease in the Company's contribution to the profit sharing and savings plan. The decrease in these expenses was partially offset by the continued implementation of a company-wide customer service and logistics project, which resulted in increases in selling, general and administrative expenses in 2001 compared to 2000 due to increases in the Company's number of facilities and related staffing and start-up expenses. The increased expenses related to the logistics project implementation were anticipated by management and are expected to provide future benefits to the Company's results of operations.
    Interest expense decreased in 2001 compared to 2000 primarily due to lower interest rates on short-term borrowings and decreased levels of short-term borrowings required to finance lower levels of inventory and receivables.
    Other income includes service charges for special services provided to one customer of $4,229 and $4,434 and gains on sale of property of $2,677 and $0 in 2001 and 2000, respectively.
    The combined effect of the decrease in gross margin and the increase in other income, together with the increase in depreciation and amortization and decreases in selling, general and administrative expenses and interest expense, resulted in a decrease in pretax earnings of $58,055 in 2001 compared to 2000.

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

                               FINANCIAL REVIEW
-----------------------------------------------------------------------------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS
          (Stated in thousands except for share and per share data)

FINANCIAL CONDITION AND LIQUIDITY
    At December 31, 2001 current assets exceeded current liabilities by $513,946, up $64,689 from December 31, 2000. The current assets at December 31, 2001 were sufficient to meet the cash needs required to pay current liabilities. The reduction in accounts receivable from December 31, 2000 to December 31, 2001 resulted primarily from the decrease in sales experienced by the Company. The average number of days of sales in accounts receivable has remained relatively stable during 2001. Merchandise inventory levels were lower at December 31, 2001 when compared to December 31, 2000 inventory levels due largely to reductions in specific inventory carried to support customer contract agreements and improved inventory turnover. The Company does not have any other plans or commitments that would require significant amounts of additional working capital.
    The Company is going to convert its existing computer systems to an Enterprise Resource Planning (ERP) system over the course of the next several years. Although the initial stages of the project are currently under way, scheduled implementation dates have not been finalized. The costs to complete the project are expected to be approximately $90,000. The Company is actively pursuing special financing arrangements to fund the project.
The Company expects that conversion to the ERP system will provide future benefits to its results of operations.
    At December 31, 2001 the Company had available to it unused lines of credit amounting to $578,263. These lines are available to meet short-term cash requirements of the Company. Short-term borrowings outstanding during 2001 and 2000 varied from a minimum of $86,000 and $304,000 to a maximum of $479,000 and $461,000, respectively.
    In July 1999 the Company entered into a Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) consisting of a $205,000 364-day facility and a $205,000 five-year facility. The agreement was amended in July 2001 to reduce the 364-day facility commitment from $205,000 to $140,000. The credit agreement expires in July 2004. There were no amounts outstanding under the Revolving Credit Loan Agreement at December 31, 2001.
    The Company entered into an accounts receivable securitization program in June 2000 which provides for the sale of the Company's trade accounts receivables to a wholly owned, bankruptcy remote, special purpose subsidiary, Graybar Commerce Corporation. The trade accounts receivable purchases are financed through the issuance of commercial paper under a revolving liquidity facility. Under the securitization program, Graybar Commerce Corporation has granted a security interest in its trade accounts receivable. Borrowings outstanding under the securitization program at December 31, 2001 were $75 million. The Company has $200 million available for additional borrowing under the program at December 31, 2001. The program expires in June 2003.
    The Company has entered into two synthetic lease agreements with unrelated parties to fund real property projects. Under the terms of the agreements, the lessor, certain financial parties as lenders, and a bank as agent agreed to fund up to $73,720 for the acquisition and development of the Company's zone distribution facilities. Each of the agreements carries a five-year term. The Company has the option, with the consent of the lenders, to renew the leases for up to two additional five-year terms or to purchase the property for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the property, or the lenders refuse to consent to a renewal, the Company may elect to remarket the property and arrange for its sale to a third party. Under the remarketing option, the Company has guaranteed a percentage of the total original cost as the residual fair value of the property.
    The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. In July 2001 the Company received the proceeds from a ten-year note for $100,000 at a fixed interest rate of 7.49% with principal payable in annual installments beginning in July 2005. Net proceeds from the note were used to pay down outstanding short-term debt.
    The Revolving Credit Loan Agreement and certain other note agreements have various covenants that limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
    Cash provided by operations during 2001 amounted to $280,913 compared to $31,252 cash provided by operations in 2000. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $402 and $1,080 in 2001 and 2000, respectively.
    Capital expenditures for property were $53,985, $58,747 and $31,322 for the years ended December 31, 2001, 2000 and 1999, respectively. Purchases of treasury stock were $5,861, $5,179 and $5,394 for the years ended December 31, 2001, 2000 and 1999, respectively. Dividends paid were $11,616, $11,498 and $10,670 for the years ended December 31, 2001, 2000 and 1999, respectively.

                               FINANCIAL REVIEW
-----------------------------------------------------------------------------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS
          (Stated in thousands except for share and per share data)

CRITICAL ACCOUNTING POLICIES
    The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates and assumptions (see Note 1 to the consolidated financial statements). The Company believes the following accounting policies have the potential to have a more significant impact on the financial statements either because of the significance of the financial statement item to which they relate or because they involve a higher degree of judgment and complexity.

ALLOWANCE FOR DOUBTFUL ACCOUNTS
    The Company is required to estimate the collectability of its trade receivables. The Company performs ongoing credit evaluations of its customers, and a significant portion of trade receivables is secured by lien or bond rights. The Company maintains allowances to reflect the expected uncollectability of accounts receivable based on past collection history, the economic environment and specific risks identified in the receivables portfolio. Although actual credit losses have historically been within management's expectations, additional allowances may be required if the financial condition of the Company's customers were to deteriorate.

INVENTORY
    The Company is required to state its inventories at the lower of cost or market. In assessing the ultimate realization of inventories, the Company makes judgments as to rights of return to suppliers and future demand requirements. If actual future demand, market conditions or supplier return provisions are less favorable than those projected by management, additional inventory write-downs may be required.

DEBT COVENANTS
    Several of the Company's debt and short-term borrowing agreements require the Company to maintain certain financial ratios as discussed in Note 4 to the consolidated financial statements. The Company has complied with these covenants as of December 31, 2001 and expects to continue to do so absent any material negative event affecting the United States economy as a whole. If, however, the Company's projections of future operating performance are not achieved and its debt is placed in default, the Company would experience a material adverse impact on its reported financial position and results of operations.

SUPPLIER VOLUME INCENTIVES
    The Company's agreements with many of its suppliers provide for the Company to earn incentives based on purchases during the agreement period. These agreements typically provide for the incentives to be paid in arrears, and the Company estimates amounts to be received from suppliers at the end of each reporting period. Amounts received have historically been within management's estimates. In the event that the operating performance of the Company's suppliers should decline, however, there can be no assurance that amounts earned will be paid or that the incentives will be included in future agreements.

                                       CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------------------------------------------

                            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                           (Stated in thousands except for share and per share data)
   FOR THE YEARS ENDED DECEMBER 31,                                      2001            2000             1999
----------------------------------------------------------------------------------------------------------------
   SALES, NET OF RETURNS AND ALLOWANCES                           $ 4,828,549     $ 5,227,467      $ 4,311,405
      Less--Cash discounts                                            (13,380)        (13,564)         (11,465)
----------------------------------------------------------------------------------------------------------------
         Net Sales                                                  4,815,169       5,213,903        4,299,940
----------------------------------------------------------------------------------------------------------------
   COST OF MERCHANDISE SOLD                                        (3,934,797)     (4,268,764)      (3,514,228)
----------------------------------------------------------------------------------------------------------------
         Gross Margin                                                 880,372         945,139          785,712
   SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                      (721,219)       (724,325)        (593,236)
   TAXES, OTHER THAN INCOME TAXES                                     (46,950)        (43,021)         (36,301)
   DEPRECIATION AND AMORTIZATION                                      (33,422)        (29,220)         (27,176)
----------------------------------------------------------------------------------------------------------------
         Income from operations                                        78,781         148,573          128,999
   OTHER INCOME, NET                                                   11,593           7,464            9,930
   INTEREST EXPENSE                                                   (39,073)        (46,681)         (30,241)
----------------------------------------------------------------------------------------------------------------
   INCOME BEFORE PROVISION FOR INCOME TAXES                            51,301         109,356          108,688
----------------------------------------------------------------------------------------------------------------
   PROVISION FOR INCOME TAXES
      Current                                                         (22,915)        (44,395)         (43,899)
      Deferred                                                          3,302           1,196             (130)
----------------------------------------------------------------------------------------------------------------
         Total provision for income taxes                             (19,613)        (43,199)         (44,029)
----------------------------------------------------------------------------------------------------------------
   NET INCOME                                                          31,688          66,157           64,659
----------------------------------------------------------------------------------------------------------------
   RETAINED EARNINGS, BEGINNING OF YEAR                               290,405         241,473          193,838
      Cash dividends-
         Preferred, $1.00 per share each year                              (3)             (3)              (5)
         Common, $2.00 per share each year                            (11,569)        (11,583)         (11,442)
      Common Stock dividend                                                --          (5,639)          (5,577)
----------------------------------------------------------------------------------------------------------------
   RETAINED EARNINGS, END OF YEAR                                 $   310,521     $   290,405      $   241,473
----------------------------------------------------------------------------------------------------------------
   NET INCOME PER SHARE OF COMMON STOCK                           $      5.42     $     10.84      $     10.30
----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                           CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------------------------------------------------
                                              CONSOLIDATED BALANCE SHEETS                          December 31,
                                (Stated in thousands except for share and per share data)      2001             2000

-----------------------------------------------------------------------------------------------------------------------
   ASSETS
-----------------------------------------------------------------------------------------------------------------------
   CURRENT ASSETS
      Cash                                                                               $   10,079       $   27,614
      Trade receivables (less allowances of $8,634 and $9,411, respectively)                592,752          765,546
      Merchandise inventory                                                                 612,976          748,754
      Other current assets                                                                   14,442           25,444
-----------------------------------------------------------------------------------------------------------------------
         Total current assets                                                             1,230,249        1,567,358
-----------------------------------------------------------------------------------------------------------------------
   PROPERTY, AT COST
      Land                                                                                   25,402           24,178
      Buildings                                                                             233,979          209,460
      Furniture and fixtures                                                                170,428          156,245
      Capital equipment leases                                                               24,159           20,380
-----------------------------------------------------------------------------------------------------------------------
                                                                                            453,968          410,263
      Less--Accumulated depreciation and amortization                                       187,492          166,832
-----------------------------------------------------------------------------------------------------------------------
                                                                                            266,476          243,431
-----------------------------------------------------------------------------------------------------------------------
   DEFERRED INCOME TAXES                                                                     10,653              991
-----------------------------------------------------------------------------------------------------------------------
   OTHER ASSETS                                                                              28,620           31,658
-----------------------------------------------------------------------------------------------------------------------
                                                                                         $1,535,998       $1,843,438
-----------------------------------------------------------------------------------------------------------------------
   LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------
   CURRENT LIABILITIES
      Short-term borrowings                                                              $   98,737       $  406,199
      Current portion of long-term debt                                                      25,795           24,521
      Trade accounts payable                                                                495,143          533,138
      Accrued payroll and benefit costs                                                      26,816           58,196
      Other accrued taxes                                                                    11,760           15,593
      Dividends payable                                                                       6,299            6,343
      Other payables and accruals                                                            51,753           74,111
-----------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                          716,303        1,118,101
-----------------------------------------------------------------------------------------------------------------------
   POSTRETIREMENT BENEFITS LIABILITY                                                         77,431           77,191
-----------------------------------------------------------------------------------------------------------------------
   PENSION LIABILITY                                                                         19,223               --
-----------------------------------------------------------------------------------------------------------------------
   LONG-TERM DEBT                                                                           315,549          238,349
-----------------------------------------------------------------------------------------------------------------------
                                                              Shares at December 31,
                                                              2001             2000
-----------------------------------------------------------------------------------------------------------------------
   SHAREHOLDERS' EQUITY
      Capital stock-
         Preferred, par value $20 per share,
            authorized 300,000 shares--
            Issued to shareholders                           2,593            2,990
            In treasury, at cost                               (27)            (125)
-----------------------------------------------------------------------------------------------------------------------
            Outstanding                                      2,566            2,865              51               57
-----------------------------------------------------------------------------------------------------------------------
         Common, stated value $20 per share,
            Authorized                                   7,500,000        7,500,000
            Issued to voting trustees                    5,427,152        5,685,490
            Issued to shareholders                         305,754          335,340
            In treasury, at cost                           (11,700)         (29,440)
-----------------------------------------------------------------------------------------------------------------------
            Outstanding                                  5,721,206        5,991,390         114,424          119,828
-----------------------------------------------------------------------------------------------------------------------
      Common shares subscribed                                                               16,265              572
      Retained earnings                                                                     310,521          290,405
      Accumulated other comprehensive income (loss)                                         (17,504)            (542)
-----------------------------------------------------------------------------------------------------------------------
                                                                                            423,757          410,320
             Less--Subscriptions receivable                                                  16,265              523
-----------------------------------------------------------------------------------------------------------------------
             Total Shareholders' Equity                                                     407,492          409,797
-----------------------------------------------------------------------------------------------------------------------
                                                                                         $1,535,998       $1,843,438
-----------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Consolidated Financial Statements

                                       CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------------------------------------------

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (Stated in thousands)
   FOR THE YEARS ENDED DECEMBER 31,                                      2001            2000             1999
----------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM OPERATIONS
      Net Income                                                    $  31,688       $  66,157        $  64,659
----------------------------------------------------------------------------------------------------------------
      Adjustments to reconcile net income
       to cash provided (used) by operations -
         Depreciation and amortization                                 33,422          29,220           27,176
         Deferred income taxes                                         (3,302)         (1,196)             130
         Gain on sale of property                                      (2,677)             --             (540)
         Changes in assets and liabilities:
          Trade receivables                                           172,794        (176,915)        (128,615)
          Merchandise inventory                                       135,778          94,307         (402,655)
          Other current assets                                         11,002         (17,955)          (3,544)
          Other assets                                                  1,633          (6,483)          (2,565)
          Trade accounts payable                                      (37,995)         20,515          167,754
          Accrued payroll and benefit costs                           (31,380)          8,089            5,641
          Other accrued liabilities                                   (30,050)         15,513           13,615
----------------------------------------------------------------------------------------------------------------
                                                                      249,225         (34,905)        (323,603)
----------------------------------------------------------------------------------------------------------------
      Net cash flow provided (used) by operations                     280,913          31,252         (258,944)
----------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM INVESTING ACTIVITIES
         Proceeds from sale of property                                 3,974           2,756            1,519
         Capital expenditures for property                            (53,985)        (58,747)         (31,322)
         Investment in joint venture                                    1,405           2,745            6,690
----------------------------------------------------------------------------------------------------------------
      Net cash flow used by investing activities                      (48,606)        (53,246)         (23,113)
----------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM FINANCING ACTIVITIES
         Net increase (decrease) in short-term borrowings            (307,462)         65,595          296,656
         Proceeds from long-term debt                                 100,000           3,524               --
         Repayment of long-term debt                                  (21,439)        (17,499)         (11,864)
         Principal payments under capital equipment leases             (3,866)         (3,165)          (4,586)
         Sale of common stock                                             402           1,080           14,413
         Purchases of treasury stock                                   (5,861)         (5,179)          (5,394)
         Dividends paid                                               (11,616)        (11,498)         (10,670)
----------------------------------------------------------------------------------------------------------------
      Net cash flow provided (used) by financing activities          (249,842)         32,858          278,555
----------------------------------------------------------------------------------------------------------------
   NET INCREASE (DECREASE) IN CASH                                    (17,535)         10,864           (3,502)
----------------------------------------------------------------------------------------------------------------
   CASH, BEGINNING OF YEAR                                             27,614          16,750           20,252
----------------------------------------------------------------------------------------------------------------
   CASH, END OF YEAR                                                $  10,079       $  27,614        $  16,750
----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                           CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------------------------------------------------

                               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                  FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                                 (Stated in thousands)
                                                                  COMMON                     ACCUMULATED
                                                                   STOCK                        OTHER
                                       COMMON      PREFERRED    SUBSCRIBED,     RETAINED    COMPREHENSIVE
                                       STOCK         STOCK       UNISSUED       EARNINGS    INCOME (LOSS)      TOTAL
                                       ------      ---------    -----------    ---------    -------------    ---------
December 31, 1998                    $103,690      $    108      $      0      $193,838       $   (836)      $296,800
                                     ========      ========      ========      ========       ========       ========
Net income                                                                       64,659                        64,659

Currency translation adjustments                                                                   632            632
                                                                                                             --------
Comprehensive income                                                                                           65,291
                                                                                                             --------
Stock issued                           14,357                                                                  14,357

Stock redeemed                         (5,354)          (40)                                                   (5,394)

Advance payments                                                       56                                          56

Dividends declared                      5,577                                   (17,024)                      (11,447)
                                     --------      --------      --------      --------       --------       --------
December 31, 1999                    $118,270      $     68      $     56      $241,473       $   (204)      $359,663
                                     ========      ========      ========      ========       ========       ========
Net income                                                                       66,157                        66,157

Currency translation adjustments                                                                  (338)          (338)
                                                                                                             --------
Comprehensive income                                                                                           65,819
                                                                                                             --------
Stock issued                            1,087                                                                   1,087

Stock redeemed                         (5,168)          (11)                                                   (5,179)

Advance payments                                                       (7)                                         (7)

Dividends declared                      5,639                                   (17,225)                      (11,586)
                                     --------      --------      --------      --------       --------       --------
December 31, 2000                    $119,828      $     57      $     49      $290,405       $   (542)      $409,797
                                     ========      ========      ========      ========       ========       ========
Net income                                                                       31,688                        31,688

Currency translation adjustments                                                                  (267)          (267)

Cumulative impact of adoption of
   SFAS 133 (net of tax of $877)                                                                (1,342)        (1,342)

Unrealized gain/(loss) from interest
   rate swap (net of tax of $317)                                                                 (590)          (590)

Minimum pension liability (net
   of tax of $9,125)                                                                           (14,763)       (14,763)
                                                                                                             --------
Comprehensive income                                                                                           14,726
                                                                                                             --------
Stock issued                              451                                                                     451

Stock redeemed                         (5,855)           (6)                                                   (5,861)

Advance payments                                                      (49)                                        (49)

Dividends declared                                                              (11,572)                      (11,572)
                                     --------      --------      --------      --------       --------       --------
DECEMBER 31, 2001                    $114,424      $     51      $      0      $310,521       $(17,504)      $407,492
                                     ========      ========      ========      ========       ========       ========

See accompanying Notes to Consolidated Financial Statements

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
          (Stated in thousands except for share and per share data)

1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION
    The consolidated financial statements include the accounts of Graybar Electric Company, Inc. and its subsidiary companies. All significant intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION
    Revenue from the sale of the Company's products is recognized upon shipment to the customer. Costs of the products are recorded as cost of merchandise sold when the related revenue is recognized. Shipping and handling costs are recorded as a component of cost of merchandise sold.

ESTIMATES
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

RECLASSIFICATIONS
    Certain reclassifications of prior year presentations have been made to conform to the 2001 presentation.

MERCHANDISE INVENTORY
    Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is generally a conservative method of accounting that, compared with other inventory accounting methods, provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $0 and $8,912 greater than reported under the LIFO method at December 31, 2001 and 2000, respectively. The Company liquidated a portion of a previously created LIFO layer in 2001, resulting in an increase in cost of goods sold of $5,666.

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

DERIVATIVE FINANCIAL INSTRUMENTS
    On January 1, 2001 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities." The statement requires the Company to recognize all derivative instruments on the balance sheet at fair value. The adoption of SFAS No. 133 impacts the accounting for the Company's interest rate swap agreement that effectively converts its floating rate payments to a fixed-rate basis. The Company manages interest rates on amounts due under certain operating leases through its swap agreement. The Company's interest rate swap agreement is designated as a cash flow hedge.
    Upon adoption of SFAS No. 133, the Company recorded a liability for the fair value of the interest rate swap of $2,219 in its consolidated balance sheet. On an ongoing basis, the Company reflects the current fair value of the interest rate swap on its balance sheet. The effective portion of the related gains or losses on the swap are deferred in

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

accumulated other comprehensive income. Because the swap is completely effective, no ineffectiveness was recorded in the consolidated statement of income during 2001. At January 1, 2001 the Company included unrealized net losses of $1,342 (net of tax) in accumulated other comprehensive income to record the cumulative transition adjustment as a result of adopting SFAS No.
133. During the twelve month period ended December 31, 2001 unrealized net losses of $590 (net of tax) related to the swap were recorded in accumulated other comprehensive income. These deferred gains and losses are recognized in income in the period in which the related interest payments being hedged are recognized in expense.

PENDING ACCOUNTING PRONOUNCEMENTS
    In July 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. Under SFAS 142, which was adopted by the Company effective January 1, 2002, goodwill and indefinite-lived intangible assets will no longer be amortized but rather will be tested annually for impairment. For the year ended December 31, 2001 the Company recorded goodwill amortization of $932.
    Management does not anticipate that the adoption of either of these new statements will have a significant impact on earnings or the financial position of the Company.

2. INCOME TAXES
    The provisions for income taxes recorded in the Consolidated Statements of Income and Retained Earnings are as follows:

Years Ended December 31:                2001           2000           1999
------------------------------------------------------------------------------
Federal income tax
   Current                           $21,804        $38,621        $39,126
   Deferred                           (3,087)        (1,118)           406
State income tax
   Current                             1,111          5,774          4,773
   Deferred                             (215)           (78)          (276)
------------------------------------------------------------------------------
Financial statement
   income tax provision              $19,613        $43,199        $44,029
------------------------------------------------------------------------------

    Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:

Assets/(Liabilities)                                   2001           2000
------------------------------------------------------------------------------
Postretirement benefits                            $ 30,121       $ 30,529
Payroll accruals                                      4,590          7,146
Bad debt reserves                                     3,257          3,417
Other deferred tax assets                             8,216          5,994
Inventory                                               645         (3,000)
Accrued (prepaid) pension                             1,319         (9,469)
Fixed asset depreciation                            (11,631)       (13,193)
Fixed asset gains                                    (7,442)        (6,502)
Accounts receivable                                     264           (723)
Other deferred tax liabilities                      (11,769)       (10,251)
------------------------------------------------------------------------------
                                                   $ 17,570       $  3,948
------------------------------------------------------------------------------

    Deferred tax assets included in Other Current Assets were $6,917 and $2,957 in 2001 and 2000, respectively.
    A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:                2001           2000           1999
------------------------------------------------------------------------------
"Statutory" tax rate                    35.0%          35.0%          35.0%
State and local income taxes,
  net of federal benefit                (0.2)           3.0            3.0
Other, net                               3.4            1.5            2.5
------------------------------------------------------------------------------
Effective tax rate                      38.2%          39.5%          40.5%
------------------------------------------------------------------------------

3. CAPITAL STOCK
    The Company's capital stock is owned by its employees and retirees. Neither common nor preferred stock may be sold by the holder thereof, except by first offering it to the Company. The Company may buy any common shares so offered at the price at which they were issued ($20) with appropriate adjustments for current dividends or may call all or part of the preferred stock at par plus accrued dividends.
    During 2001 the Company offered to eligible employees the right to subscribe to 1,300,000 shares of common stock at $20 per share in accordance with the provisions of the Company's Common Stock Purchase Plan dated October 8, 2001. This resulted in the subscription of 813,251 shares ($16,265). Subscribers under the Plan elected to make payments under one of the following options: (i) all shares subscribed for prior to January 18, 2002;
(ii) a portion of such shares prior to January 18, 2002, and the balance in monthly installments through payroll deductions (or in certain cases where a subscriber is no longer on the Company's payroll, through pension deductions or direct monthly payments) over a 34-month period; or (iii) all shares pursuant to the installment method. Shares were issued and Voting Trust Certificates were delivered to subscribers as of January 18, 2002, in the case of shares paid for prior to January 18, 2002. Shares will be issued and Voting Trust Certificates will be delivered to subscribers on a quarterly basis, as of the tenth day of

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

March, June, September and December to the extent full payments of shares are made in the case of subscriptions under the installment method.
    Shown below is a summary of shares reacquired and retired by the Company in the three years ended December 31:

                                PREFERRED                     COMMON
                       REACQUIRED       RETIRED      REACQUIRED     RETIRED
------------------------------------------------------------------------------
2001                        299            397         292,732      310,472
2000                        547            422         258,431      240,720
1999                      1,974          1,974         267,736      281,713
------------------------------------------------------------------------------

4. LONG-TERM DEBT AND BORROWINGS
   UNDER SHORT-TERM CREDIT AGREEMENTS

                                                          DECEMBER 31,
LONG-TERM DEBT WAS COMPOSED OF:                      2001               2000
------------------------------------------------------------------------------
7.49% note, unsecured, due in
   annual installments of $14,286
   in each of the years 2005
   through 2011                                  $100,000           $      0
6.59% note, unsecured, due in
   semiannual installments of $3,750
   beginning in October 2003 through
   April 2013                                      75,000             75,000
7.36% note, unsecured, maturing
   May 2011, installments of $3,095
   due semiannually in each of the
   years 2001 through 2010 with
   final payment of $3,094 due in 2011             58,809             65,000
6.65% note, unsecured, due in annual
   installments of $3,636 in each of the
   years 2003 through 2013                         40,000             40,000
6.25% note, unsecured, maturing
   June 2004, installments of $7,000
   due annually in each of the years
   2000 through 2004                               21,000             28,000
6.21% to 8.30% capital equipment
   leases, various maturities                      15,346             15,478
6.44% note, unsecured, due in
   quarterly installments of $893
   through January 2005                            11,607             15,178
9.23% note secured by a first
   mortgage on various properties,
   maturing May 2005, installments
   of $2,725 due annually in each of
   the years 1995 through 2004 with
   final payment of $2,750 due in 2005             10,925             13,650
Variable rate mortgages, secured by
   facilities, various maturities                   4,032              4,839
7.74% note, secured by facility, due
   in quarterly installments through
   August 2006                                      3,325              4,025
7.75% note, secured by facility, due
   in quarterly installments through
   March 2005                                       1,300              1,700
------------------------------------------------------------------------------
                                                 $341,344           $262,870
Less current portion                               25,795             24,521
------------------------------------------------------------------------------
                                                 $315,549           $238,349
------------------------------------------------------------------------------

LONG-TERM DEBT MATURES AS FOLLOWS:
-----------------------------------------------------------
2003                                             $ 34,985
2004                                               34,473
2005                                               40,033
2006                                               32,277
2007-2013                                         173,781
-----------------------------------------------------------
                                                 $315,549
-----------------------------------------------------------

    The net book value of property securing various long-term debt instruments was $32,659 at December 31, 2001.
    The Company's borrowings under short-term credit agreements consist of issuances of commercial paper and borrowings under revolving credit agreements and bank lines of credit.
    In July 1999 the Company entered into a Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) consisting of a $205,000 364-day facility and a $205,000 five-year facility. The agreement was amended in July 2001 to reduce the 364-day facility commitment from $205,000 to $140,000. The credit agreement expires in July 2004. There were no amounts outstanding under the Revolving Credit Loan Agreement at December 31, 2001.
    The Company entered into an accounts receivable securitization program in June 2000 which provides for the sale of the Company's trade accounts receivables to a wholly owned, bankruptcy remote, special purpose subsidiary, Graybar Commerce Corporation. The trade accounts receivable purchases are financed through the issuance of commercial paper under a revolving liquidity facility. Under the securitization program, Graybar Commerce Corporation has granted a security interest in its trade accounts receivable. Borrowings outstanding under the securitization program at December 31, 2001 were $75 million. The Company has $200 million available for additional borrowing under the program at December 31, 2001. The program expires in June 2003.
    Borrowings under short-term credit agreements varied from a minimum of $86,000 and $304,000 to a maximum of $479,000 and $461,000 in 2001 and 2000, respectively. The average amount of borrowings outstanding under short-term credit agreements during 2001 and 2000 amounted to approximately $305,000 and $389,000 at weighted average interest rates of 4.86% and 6.92%, respectively. The averages are based on the daily amounts outstanding during each year.
The weighted average interest rate for amounts outstanding at December 31, 2001 and 2000 was 2.47% and 7.14%, respectively.
    In July 2001 the Company received the proceeds from a ten-year note for $100,000 at a fixed interest rate of 7.49% with principal payable in annual installments beginning in July 2005.
    The Company had unused lines of credit of approximately $578,263 as of December 31, 2001. Certain lines require maintenance of compensating balances of up to 5% of the available lines of credit or annual fees of up to twenty-five basis points of the committed lines of credit.

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

    The Revolving Credit Loan Agreement and certain other note agreements have various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
    The carrying amounts of the Company's outstanding long-term debt and short-term borrowings approximate their fair values at December 31, 2001.

5. PENSION AND OTHER
   POSTRETIREMENT BENEFITS
    The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service. Employees become 100% vested after five years of service, regardless of age. The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum or greater than the maximum tax deductible amount. The assets of the defined benefit pension plan are invested primarily in equity and fixed income securities and money market funds.
    The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 2001 or 2000.
    The following table sets forth information regarding the Company's pension and other postretirement benefits as of December 31, 2001 and 2000:

                                                        Postretirement
                         Pension Benefits                  Benefits
                         ----------------               --------------
                         2001           2000           2001           2000
                     -----------------------------------------------------
Accumulated
   benefit
   obligation        $148,696       $125,400       $ 96,070      $ 103,270
                     --------       --------       --------      ---------
Projected
   benefit
   obligation         201,600        176,000             --             --
Fair value of
   plan assets        129,473        143,375             --             --
                     --------       --------       --------      ---------

Funded status        $(72,127)      $(32,625)      $(96,070)     $(103,270)
                     --------       --------       --------      ---------

    Amounts recognized in the balance sheet at December 31, 2001 consist of the following:

                                                        Postretirement
                         Pension Benefits                  Benefits
                         ----------------               --------------
                         2001           2000           2001           2000
                     -----------------------------------------------------
Prepaid (accrued)
   benefit cost      $(19,223)      $ 23,760       $(77,431)      $(77,191)
Intangible
   asset               17,380             --             --             --
Accumulated
   other
   comprehensive
   loss                14,763             --             --             --
                     --------       --------       --------      ---------
Net amount
   recognized        $ 12,920       $ 23,760       $(77,431)      $(77,191)
                     --------       --------       --------      ---------

Weighted average assumptions as of December 31 are:

                                                        Postretirement
                         Pension Benefits                  Benefits
                         ----------------               --------------
                         2001           2000           2001           2000
                     -----------------------------------------------------
Discount rate            7.25%          7.50%          7.25%          7.50%
Expected return
   on plan assets        9.50%          9.50%            --             --
Rate of
   compensation
   increase              4.25%          4.50%            --             --
Health care cost
   trend on
   covered charges         --             --           6.75%          6.75%

    The following presents information regarding the plans for the years ended December 31, 2001 and 2000:

                                                        Postretirement
                         Pension Benefits                  Benefits
                         ----------------               --------------
                         2001           2000           2001           2000
                     -----------------------------------------------------
                                                                  < C>
Employer
   contributions     $  9,852       $ 14,932        $ 8,494        $ 8,111
Participant
   contributions           --             --            245            229
Benefits paid        $(12,855)      $(15,140)       $(8,739)       $(8,340)
                     --------       --------        -------        -------

    The net periodic cost recognized for the defined benefit pension plan was $11,707, $9,532 and $8,973 for each of the three years ended December 31, 2001, 2000 and 1999, respectively.
    The net periodic cost recognized for the postretirement benefit plan was $8,719, $7,594 and $7,252 for each of the three years ended December 31, 2001, 2000 and 1999, respectively.
    For measurement of the net periodic postretirement benefit cost, a 6.75% annual rate of increase in per capita cost of covered health care benefits was assumed for 2001 with the rate assumed to remain at that level.

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

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

6. NET INCOME PER SHARE OF
   COMMON STOCK
    The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 5,845,840, 6,101,310 and 6,276,161 in 2001, 2000 and 1999,
respectively, adjusted for the declaration of 5% stock dividends in 2000 and 1999.

7. COMMITMENTS
    The Company leases various facilities and other property under noncancelable long-term leases. Certain of these leases include renewal options. Rental expense was $34,989, $28,576 and $24,559 in 2001, 2000 and
1999, respectively.
    Future minimum rental payments required under operating leases that have either initial or remaining noncancelable lease terms in excess of one year as of December 31, 2001 are as follows:

YEARS ENDING DECEMBER 31:
-----------------------------------------------------------
2002                                              $38,277
2003                                               32,646
2004                                               24,775
2005                                               16,791
2006                                               11,224
Subsequent to 2006                                 52,493
-----------------------------------------------------------

    In September 2000 the Company entered into a swap agreement to manage interest rates on amounts due under certain operating leases.
The agreement, which expires in July 2013, is based on a notional amount of $28.7 million. The agreement calls for an exchange of interest payments with the Company receiving payments based on a London Interbank Offered Rate (LIBOR) floating rate, and making payments based on a fixed rate of 6.92%. There is no exchange of the notional amount upon which the payments are based. The fair value of the swap was $(3,126) at December 31, 2001 and is recorded in other payables and accruals in the balance sheet.

8. STATEMENTS OF CASH FLOWS
    During 2001, 2000 and 1999 income taxes paid totaled $8,526, $55,241 and $44,030; interest paid totaled $38,764, $48,610 and $26,976; and liabilities assumed in connection with capitalized leases totaled $3,779, $3,754 and $6,661, respectively.

9. ACCUMULATED OTHER COMPREHENSIVE
   INCOME (LOSS)
    The components of accumulated other comprehensive income (loss) as of December 31, 2001 and 2000 are as follows:

                                                    2001              2000
------------------------------------------------------------------------------
Currency translation adjustments                $   (809)          $  (542)
Unrealized gain/(loss) from
   interest rate swap                             (1,932)               --
Minimum pension liability                        (14,763)               --
------------------------------------------------------------------------------
                                                $(17,504)          $  (542)
------------------------------------------------------------------------------

10. QUARTERLY FINANCIAL INFORMATION
    (UNAUDITED)

    Quarterly financial data for 2001 and 2000 is as follows:
                                               FOR THE QUARTERS ENDED,
   2001                               3/31           6/30           9/30          12/31
----------------------------------------------------------------------------------------
Net sales                       $1,263,068     $1,284,667     $1,195,318     $1,072,116
Gross
   margin                          229,300        227,331        211,095        212,646
Net income                           5,988          7,430         10,654          7,616
Net income
   per share
   of
   common
   stock                        $     1.01     $     1.26     $     1.83     $     1.33
----------------------------------------------------------------------------------------

                                               FOR THE QUARTERS ENDED,
   2000                               3/31           6/30           9/30          12/31
----------------------------------------------------------------------------------------
Net sales                       $1,245,309     $1,292,394     $1,340,654     $1,335,546
Gross
   margin                          220,317        233,183        246,145        245,494
Net income                          20,585         17,270         19,371          8,931
Net income
   per share
   of
   common
   stock(A)                     $    3.33      $     2.82     $     3.19     $     1.48
----------------------------------------------------------------------------------------

(A)Restated for the declaration of a 5% stock dividend in 2000.

                      REPORT OF INDEPENDENT AUDITORS
------------------------------------------------------------------------------

                        (Letterhead Ernst & Young)


                      Report of Independent Auditors

The Shareholders and
  the Board of Directors
Graybar Electric Company, Inc.

We have audited the accompanying consolidated balance sheets of Graybar Electric Company, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income and retained earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graybar Electric Company, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivatives and hedging activities effective January 1, 2001.

                                       /s/ Ernst & Young LLP


February 21, 2002

            GROUP AND DISTRICT MANAGEMENT AS OF DECEMBER 31, 2001
------------------------------------------------------------------------------

------------------------------------------------------------------------------
NEW YORK, BOSTON AND NORTHEASTERN COMM/DATA DISTRICTS
------------------------------------------------------------------------------

[PHOTO]
Donald M. Block
Group Vice President


Joseph M. Sabatino
Vice President-Service

Joseph P. Peduto
Director of Accounting and Finance


NEW YORK DISTRICT
----------------------------------------------------------------
  Ronald P. Segraves Vice President-Electrical Sales
  John N. DeRosa Operating Manager
  Brian R. Buchholz Financial Manager

BOSTON DISTRICT
----------------------------------------------------------------
  Peter R. Elkas Vice President-Electrical Sales
  Gerald G. Pollick Operating Manager

NORTHEASTERN COMM/DATA DISTRICT
----------------------------------------------------------------
  Stephen E. Thomas Vice President-Comm/Data Sales


------------------------------------------------------------------------------
PITTSBURGH, RICHMOND AND EASTERN COMM/DATA DISTRICTS
------------------------------------------------------------------------------

[PHOTO]
Thomas S. Gurganous
Group Vice President


T. N. (Nick) Fleming
Vice President-Service

Sharon L. Enman
Director of Accounting and Finance


PITTSBURGH DISTRICT
----------------------------------------------------------------
  Steven M. Schooley Vice President-Electrical Sales
  C. Robert Smith Operating Manager
  Peter M. Wingrove Financial Manager

RICHMOND DISTRICT
----------------------------------------------------------------
  Wallace H. Hancock Vice President-Electrical Sales
  David K. Ange Operating Manager
  Ronald J. Grabar Financial Manager

EASTERN COMM/DATA DISTRICT
----------------------------------------------------------------
  Thomas R. Moore Vice President-Comm/Data Sales


------------------------------------------------------------------------------
ATLANTA, TAMPA AND SOUTHEASTERN COMM/DATA DISTRICTS
------------------------------------------------------------------------------

[PHOTO]
Richard D. Offenbacher
Group Vice President


Keith E. (Kip) Davis
Vice President-Service

Richard C. Hird
Director of Accounting and Finance


ATLANTA DISTRICT
----------------------------------------------------------------
  D. Steven Smith Vice President-Electrical Sales
  Bertie M. Wilson Operating Manager
  Stephen C. Beckmann Financial Manager

TAMPA DISTRICT
----------------------------------------------------------------
  Robert C. Lyons Vice President-Electrical Sales
  Jerry D. Nichols  District Vice President-Service

SOUTHEASTERN COMM/DATA DISTRICT
----------------------------------------------------------------
  Jeffrey W. Craig Vice President-Comm/Data Sales


------------------------------------------------------------------------------
MINNEAPOLIS, CINCINNATI, CHICAGO AND NORTH CENTRAL COMM/DATA DISTRICTS
------------------------------------------------------------------------------

[PHOTO]
Richard A. Cole
Group Vice President


John T. Roney
Vice President-Service

Timothy E. Carpenter
Director of Accounting and Finance


MINNEAPOLIS DISTRICT
----------------------------------------------------------------
  Robert L. Nowak Vice President-Electrical Sales
  Paul D. Wise Operating Manager

CINCINNATI DISTRICT
----------------------------------------------------------------
  Kenneth L. Netherton Vice President-Electrical Sales
  J. William Grindle Operating Manager
  Thomas G. Karrenbauer Financial Manager

CHICAGO DISTRICT
----------------------------------------------------------------
  Michael N. Wall Vice President-Electrical Sales
  Martin A. Aske Operating Manager
  Steven R. Bourbeau Financial Manager

NORTH CENTRAL COMM/DATA DISTRICT
----------------------------------------------------------------
  Richard H. Harvey Vice President-Comm/Data Sales

            GROUP AND DISTRICT MANAGEMENT AS OF DECEMBER 31, 2001
------------------------------------------------------------------------------

------------------------------------------------------------------------------
ST. LOUIS, DALLAS, HOUSTON AND MIDWEST COMM/DATA DISTRICTS
------------------------------------------------------------------------------

[PHOTO]
John C. Loff
Group Vice President


Thomas T. Townsend
Vice President-Service

Thomas E. Kinate
Director of Accounting and Finance


ST. LOUIS DISTRICT
----------------------------------------------------------------
  Thomas F. Williams Vice President-Electrical Sales
  Cindy J. Johnson Operating Manager
  Reiders L. Abel Financial Manager

DALLAS DISTRICT
----------------------------------------------------------------
  Lindsey G. Darnell Vice President-Electrical Sales
  Scott B. Neubauer Operating Manager
  Darryl B. Bain Financial Manager

HOUSTON DISTRICT
----------------------------------------------------------------
  John H. Hawfield Vice President-Electrical Sales
  Dennis P. Brown Operating Manager
  Timothy D. Birky Financial Manager

MIDWEST COMM/DATA DISTRICT
----------------------------------------------------------------
  William P. Mansfield Vice President-Comm/Data Sales


------------------------------------------------------------------------------
SEATTLE, PHOENIX, WESTERN COMM/DATA AND AURORA DISTRICTS
------------------------------------------------------------------------------

[PHOTO]
Kenneth B. Sparks
Group Vice President


John C. Fischer
Vice President-Service

Randall R. Harwood
Director of Accounting and Finance


SEATTLE DISTRICT
----------------------------------------------------------------
  Kirk A. Snure Vice President-Electrical Sales
  Kevin L. Moehring Operating Manager
  Paul A. Hansen Financial Manager

PHOENIX DISTRICT
----------------------------------------------------------------
  Mick K. Upchurch Vice President-Electrical Sales
  Michael D. Gaines Operating Manager
  James (Chip) Bateman Financial Manager

WESTERN COMM/DATA DISTRICT
----------------------------------------------------------------
  David G. Maxwell Vice President-Comm/Data Sales

AURORA DISTRICT
----------------------------------------------------------------
  James A. Grimshaw Director, Strategic Accounts


------------------------------------------------------------------------------
CALIFORNIA ELECTRICAL AND CALIFORNIA COMM/DATA DISTRICTS
------------------------------------------------------------------------------

[PHOTO]
Gary D. Hodges
Group Vice President


Christopher O. Olsen
Vice President-Service


CALIFORNIA ELECTRICAL DISTRICT
----------------------------------------------------------------
  Scott A. Stromberg Vice President-Electrical Sales
  Kathy L. Edwards Operating Manager
  Richard T. Birkett Financial Manager

CALIFORNIA COMM/DATA DISTRICT
----------------------------------------------------------------
  Jon D. Umene Vice President-Comm/Data Sales


------------------------------------------------------------------------------
SPN DISTRICT
------------------------------------------------------------------------------

[PHOTO]
John C. Mansfield
Group Vice President

                      LOCATIONS AS OF DECEMBER 31, 2001
------------------------------------------------------------------------------

CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 573-9200

------------------------------------------------------------------------------
NEW YORK DISTRICT
------------------------------------------------------------------------------

1300 Livingston Avenue
North Brunswick, New Jersey  08902
732 568-2500

BRANCHES
New York: Albany, Hauppauge, Jericho, Long Island City
New Jersey: Newark, North Brunswick, Teterboro, Hackettstown, Parsippany,
  Wanamassa, Hamilton
Pennsylvania: Philadelphia, Harrisburg, Allentown, Wilkes-Barre
Delaware: New Castle

------------------------------------------------------------------------------
BOSTON DISTRICT
------------------------------------------------------------------------------

345 Harrison Avenue
Boston, Massachusetts 02118
617 482-9320

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester, Springfield, Somerville
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland, Williston
Connecticut: Hamden, Hartford

------------------------------------------------------------------------------
PITTSBURGH DISTRICT
------------------------------------------------------------------------------

900 Ridge Avenue
Pittsburgh, Pennsylvania 15212
412 323-5200

BRANCHES
Ohio: Youngstown, Cleveland, Akron, Canton, Mansfield
Pennsylvania: Greensburg, Erie,
West Virginia: Wheeling
New York: Buffalo, Rochester, Syracuse


INFORMATION SYSTEMS
11828 Lackland Road
St. Louis, Missouri 63146
314 573-5700

------------------------------------------------------------------------------
CINCINNATI DISTRICT
------------------------------------------------------------------------------

1022 West Eighth Street
Cincinnati, Ohio 45203
513 621-0600

BRANCHES
West Virginia: Charleston, Huntington
Ohio: Columbus, Dayton, Lima, Toledo
Kentucky: Lexington, Louisville
Indiana: Evansville, Fort Wayne, Indianapolis
Michigan: Belleville, Auburn Hills, Livonia, Flint

------------------------------------------------------------------------------
ATLANTA DISTRICT
------------------------------------------------------------------------------

2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

BRANCHES
Georgia: Atlanta Midtown, Marietta, Fayetteville, Savannah, Cartersville,
  Augusta
Alabama: Birmingham, Huntsville, Mobile
South Carolina: Columbia, Greenville, Spartanburg, Hilton Head, Beaufort
Tennessee: Knoxville, Chattanooga, Nashville
Florida: Pensacola
Mississippi: Jackson

------------------------------------------------------------------------------
RICHMOND  DISTRICT
------------------------------------------------------------------------------

1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia: Norfolk, Roanoke, Hampton, Chantilly, Commonwealth
  Controls-Richmond
North Carolina: Asheville, Raleigh, Winston-Salem, Charlotte, Greensboro,
  Wilmington, Monroe
South Carolina: Rock Hill
Tennessee: Bristol, Johnson City
Maryland: Baltimore, Lanham

------------------------------------------------------------------------------
TAMPA DISTRICT
------------------------------------------------------------------------------

801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland, Orlando, Pinellas, Melbourne, North Tampa,
  Tallahassee, Jacksonville, Daytona Beach, Perrine, Miami, West Palm Beach, Florida City, Fort Myers, Fort Pierce, Naples, Pompano Beach, Gainesville

------------------------------------------------------------------------------
CHICAGO DISTRICT
------------------------------------------------------------------------------

900 Regency Drive
Glendale Heights, Illinois 60139
630 893-3600

BRANCHES
Illinois: Naperville, Chicago Downtown, Morton Grove, Joliet, Gurnee, Peoria,
  Springfield
Indiana: South Bend, Hammond   Michigan: Lansing, Grand Rapids, Kalamazoo
Iowa: Davenport, Cedar Rapids
Wisconsin: West Allis, Racine, Madison

------------------------------------------------------------------------------
MINNEAPOLIS DISTRICT
------------------------------------------------------------------------------

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth, Brooklyn Park, Burnsville, Plymouth, Rochester,
  Mankato, St. Cloud
North Dakota: Fargo
South Dakota: Sioux Falls, Brookings
Wisconsin: Green Bay, Marinette, Manitowoc, Neenah,
Stevens Point, Eau Claire
Iowa: Des Moines

------------------------------------------------------------------------------
ST. LOUIS DISTRICT
------------------------------------------------------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 573-2000

BRANCHES
Illinois: Collinsville
Missouri: Jefferson City, Kansas City, Springfield
Kansas: Olathe, Wichita
Nebraska: Omaha
Tennessee: Memphis, Jackson
Arkansas: Little Rock, Springdale, Conway

------------------------------------------------------------------------------
DALLAS DISTRICT
------------------------------------------------------------------------------

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas: Amarillo, Austin, Abilene, Sherman, Kilgore, Dallas (Royal Lane
  Counter)
Oklahoma: Oklahoma City, Tulsa
Louisiana: Shreveport

------------------------------------------------------------------------------
HOUSTON DISTRICT
------------------------------------------------------------------------------

6161 Bingle Road
Houston, Texas 77092
713 423-3200

BRANCHES
Texas: La Marque, Beaumont, San Antonio, Corpus Christi, Clute
Louisiana: Harahan, Baton Rouge, Lake Charles

                      LOCATIONS AS OF DECEMBER 31, 2001
------------------------------------------------------------------------------

------------------------------------------------------------------------------
SEATTLE DISTRICT
------------------------------------------------------------------------------

1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane, Tacoma, Everett, Bellevue
Oregon: Portland, Eugene
Idaho: Boise
Alaska: Anchorage, Fairbanks
Montana: Billings

------------------------------------------------------------------------------
PHOENIX DISTRICT
------------------------------------------------------------------------------

3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson, Scottsdale
Colorado: Colorado Springs, Denver, Englewood
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas
Utah: Salt Lake City

------------------------------------------------------------------------------
CALIFORNIA DISTRICT
------------------------------------------------------------------------------

383 South Cheryl Lane
City of Industry, California 91789
909 451-4000

BRANCHES
California: Anaheim, Long Beach, Van Nuys, Costa Mesa, Los Angeles (Counter),
  San Bernardino, Hayward, San Francisco (Downtown), Oakland(Counter), Martinez, San Jose, Sacramento, Roseville, San Diego, San Diego (Downtown), San Marcos, Santa Barbara, Santa Maria, Bakersfield, Fresno, Visalia, Modesto
Nevada: Sparks
Hawaii: Honolulu

COMM/DATA DISTRICTS
------------------------------------------------------------------------------
MIDWEST COMM/DATA DISTRICT
------------------------------------------------------------------------------
8170 Lackland Road
Bel Ridge, Missouri 63114
314 573-2000

------------------------------------------------------------------------------
NORTH CENTRAL COMM/DATA DISTRICT
------------------------------------------------------------------------------
900 Regency Drive
Glendale Heights, Illinois 60139
630 893-3600

------------------------------------------------------------------------------
NORTHEASTERN COMM/DATA DISTRICT
------------------------------------------------------------------------------
1550 South Warfield Street
Philadelphia, Pennsylvania 19146
215 336-2211

------------------------------------------------------------------------------
SOUTHEASTERN COMM/DATA DISTRICT
------------------------------------------------------------------------------
2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

------------------------------------------------------------------------------
WESTERN COMM/DATA DISTRICT
------------------------------------------------------------------------------
1600 132nd Avenue, Northeast
Bellevue, Washington 98005
425 468-5500

------------------------------------------------------------------------------
EASTERN COMM/DATA DISTRICT
------------------------------------------------------------------------------
2500 Wilkinson Blvd.
Charlotte, North Carolina 28208
704 392-1804

------------------------------------------------------------------------------
CALIFORNIA COMM/DATA DISTRICT
------------------------------------------------------------------------------
2368 Lincoln Avenue
Hayward, California 94545
510 259-0122


REGIONAL ZONES
------------------------------------------------------------------------------
ATLANTA REGIONAL AND NATIONAL ZONE
------------------------------------------------------------------------------
Woodlands Business Park
Building 100
8180 Troon Circle
Austell, Georgia 30168
678 945-9970

------------------------------------------------------------------------------
CHARLOTTE REGIONAL ZONE
------------------------------------------------------------------------------
1700 West Pointe Drive, Suite A
Charlotte, North Carolina 28214
704 602-7000

------------------------------------------------------------------------------
CINCINNATI REGIONAL ZONE
------------------------------------------------------------------------------
8814 Trade Port Drive
Hamilton, Ohio 45011
513 874-8814

------------------------------------------------------------------------------
CRANBURY REGIONAL ZONE
------------------------------------------------------------------------------
4 Aurora Drive
Suite 401
Cranbury, New Jersey 08512
609 409-8100

------------------------------------------------------------------------------
DALLAS REGIONAL ZONE
------------------------------------------------------------------------------
1991 Lakepointe Drive
Lewisville, Texas 75057
972 459-5575

------------------------------------------------------------------------------
FRESNO REGIONAL AND NATIONAL ZONE
------------------------------------------------------------------------------
4401 E. Central Avenue
Fresno, California 93725
559 264-2393

------------------------------------------------------------------------------
JOLIET REGIONAL AND NATIONAL ZONE
------------------------------------------------------------------------------
1700 Crossroad Drive
Joliet, Illinois 60431
815 741-4660

------------------------------------------------------------------------------
ROGERS REGIONAL ZONE
------------------------------------------------------------------------------
13251 George Weber Drive
Rogers, Minnesota 55374
612 428-1545

------------------------------------------------------------------------------
SEATTLE REGIONAL ZONE
------------------------------------------------------------------------------
1101 North Levee Road
Puyallup, Washington 98371
253 848-3305

------------------------------------------------------------------------------
SPRINGFIELD REGIONAL ZONE
------------------------------------------------------------------------------
1904 N. LeCompte, Building #12
Springfield, Missouri 65802
417 864-4955

------------------------------------------------------------------------------
STAFFORD REGIONAL AND NATIONAL ZONE
------------------------------------------------------------------------------
13131 North Promenade Boulevard
Stafford, Texas 77477
281 340-5500

------------------------------------------------------------------------------
TAUNTON REGIONAL ZONE
------------------------------------------------------------------------------
305 John Hancock Road
Taunton, Massachusetts 02780
508 821-3838

------------------------------------------------------------------------------
YOUNGSTOWN REGIONAL AND NATIONAL ZONE
------------------------------------------------------------------------------
1100 Ohio Works Drive
Youngstown, Ohio 44510
330 799-3220

INTERNATIONAL
------------------------------------------------------------------------------

34 North Meramec Avenue
St. Louis, Missouri 63105
314 573-9211

LOCATIONS
Carolina, Puerto Rico
Mexico City, Mexico
Kitchener, Ontario
Hamilton, Ontario
Guelph, Ontario
Mississauga, Ontario
Niagara Falls, Ontario
Windsor, Ontario
Halifax, Nova Scotia
Dartmouth, Nova Scotia
Bridgewater, Nova Scotia
Kentville, Nova Scotia
New Glasgow, Nova Scotia
Sydney, Nova Scotia
Truro, Nova Scotia
Yarmouth, Nova Scotia
Charlottetown, Prince Edward Island
Bathurst, New Brunswick
Florenceville, New Brunswick
Fredericton, New Brunswick
Moncton, New Brunswick
Saint John, New Brunswick
Corner Brook, Newfoundland
Grand Falls-Windsor, Newfoundland
St. John's, Newfoundland
Wabush, Newfoundland

                        GRAYBAR ELECTRIC COMPANY, INC.
                           34 NORTH MERAMEC AVENUE
                          ST. LOUIS, MISSOURI 63105
                               WWW.GRAYBAR.COM