Form 10-K, Exhibit 13
period 2002-12-31
GRAYBAR ELECTRIC CO INC
filed 2003-03-27
CIK 205402

                                                                    EXHIBIT 13



                       ANNUAL REPORT TO SHAREHOLDERS
                                  FOR 2002

[Graybar Logo]

ANNUAL REPORT

2002


                                  [PHOTOS]

[PHOTO]

BOARD OF DIRECTORS

Standing, left to right:
ROBERT A. REYNOLDS, JR.
Chairman, President and Chief Executive Officer

JUANITA H. HINSHAW
Senior Vice President and Chief Financial Officer

Seated, left to right:
DENNIS E. DeSOUSA
Senior Vice President-Sales and Marketing

LAWRENCE R. GIGLIO
Senior Vice President-Operations

CHARLES R. UDELL
Senior Vice President-Business Management

[PHOTO]

Standing:
RICHARD A. COLE
Group Vice President-Minneapolis, Cincinnati and Chicago Districts

Seated, left to right:
GARY D. HODGES
Group Vice President-California District

THOMAS F. DOWD
Vice President, Secretary and General Counsel

JACK F. VAN PELT
Vice President-Human Resources

[PHOTO]

Standing:
KENNETH B. SPARKS
Group Vice President-Seattle and Phoenix Districts

Seated, left to right:
JOHN C. LOFF
Group Vice President-St. Louis, Dallas and Houston Districts

THOMAS S. GURGANOUS
Group Vice President-Pittsburgh and Richmond Districts

RICHARD D. OFFENBACHER
Group Vice President-Atlanta and Tampa Districts

COMPANY'S BUSINESS

Graybar Electric Company, Inc. is engaged internationally in the distribution of electrical and communications products and integrated supply services primarily to contractors, industrial plants, telephone companies, power utilities, and commercial users. All products sold by the Company are purchased by the Company from others.


CLASSES OF CUSTOMERS SERVED

Electrical Contractor
Commercial & Industrial
Voice & Data Communications
Power Utility
International

CAPITAL STOCK DATA

Number of Equity Security Holders as of
December 31, 2002:
----------------------------------------------------------------------
Title of Class                            Number of Security Holders
----------------------------------------------------------------------
Preferred Stock                                                   57
Common Stock                                                     141
Voting Trust Certificates for Common Stock                     6,203
----------------------------------------------------------------------

DIVIDEND DATA

Common Stock, par value $1; stated value $20.

Dividends declared for year:               2002      2001      2000
----------------------------------------------------------------------
First Quarter                             $ .30     $ .30     $ .30
Second Quarter                              .30       .30       .30
Third Quarter                               .30       .30       .30
Fourth Quarter                            $1.10     $1.10     $1.10
----------------------------------------------------------------------


CONTENTS

Board of Directors . . . . . . . . . . . . . . . .Inside Front Cover

Letter to Shareholders . . . . . . . . . . . . . . . . . . . . . . 2

Market Review. . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Operations Review. . . . . . . . . . . . . . . . . . . . . . . . .11

Financial Review . . . . . . . . . . . . . . . . . . . . . . . . .15

Management's Discussion and Analysis
of Financial Condition and Results of Operations . . . . . . . . .17

Consolidated Financial Statements. . . . . . . . . . . . . . . . .20

Report of Independent Auditors . . . . . . . . . . . . . . . . . .30

Group and District Management. . . . . . . . . . . . . . . . . . .31

Locations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

LETTER TO SHAREHOLDERS
-----------------------------------------------------------------------

This past year can best be summarized by one central theme: building for the future. It was a challenging, yet productive year for our company. Despite being tested by the most brutal economy in decades, we remained focused on putting in place the building blocks that will propel Graybar to greater heights in the years ahead.

Graybar continues to be financially sound. Despite lower overall sales and profitability, we were able to maintain positive cash flow, which allowed us to pay down debt and continue making important investments that will position us for future growth regardless of external economic pressures.

It was a year of change, in which we defined and communicated the vision for our company -- where we want to go, how we plan to get there, and the role each of us plays in making it happen. We also began to carry out several strategic initiatives designed to support that vision.
These initiatives focused primarily on our corporate culture and our people -- on understanding how our organizational structure can more effectively serve our markets and on the investments needed to continue developing and training our people who are so key to attaining Graybar's financial and business objectives.

The business boom of the late 1990s has given way to a difficult period. Entire industries have collapsed, large companies have filed for bankruptcy, customers have gone out of business, and corporate credibility has been called into question. Turbulence clearly challenges a company's character.

We have proven that we are built to deliver in even the most difficult environment. While many companies within and outside our industry have been forced to take cover, we have not. In fact, we moved forward in 2002. We continued to look for ways to bring innovation to the marketplace and maintained our leadership as the number one electrical and comm/data distributor in North America.

We made significant progress in 2002 toward achieving our goal of firmly positioning our company as more than just a distribution company, but as one of the nation's leading supply chain experts. What follows is a summary of our accomplishments and a brief look ahead at where we go from here.

MAINTAINING FINANCIAL STABILITY
Market conditions continued to deteriorate in 2002, not only in the telecommunications sector -- which was hardest hit -- but also in the electrical business. Because distribution companies serve markets rather than create markets, our results are dependent upon the success of our customers.

To ensure our business remained aligned with changing general economic and market conditions, we had to make some difficult decisions. We instituted layoffs, imposed restrictions on new hiring and did not make a profit sharing contribution. In addition, we continued to review operating costs and capital expenditures carefully to ensure investments were being made in areas that would have the greatest impact on improved business results down the road. Despite the economic downturn, we continued our unbroken record of paying dividends to shareholders.

During the year, we generated more than $213 million of operating cash flow. We used this money to fund investments in our business and pay down more than $98 million in short-term debt and over $51 million in long-term debt.

Like most businesses nationwide, we continued to experience sharp rises in health care costs. As these costs continue escalating at an alarming rate, it is clear that changes are necessary. Consider this: just three years ago, Graybar spent approximately $16 million on health care for our employees and retirees. In 2002, we spent over $37 million -- an increase of more than 127%.

Graybar absorbed the majority of this huge increase in 2002, maintaining our commitment to cover 75 percent of overall costs, while employees and covered retirees pay 25 percent. Due to the poor performance of the stock market and the impact of low interest rates, we also had substantial increases in the cost of funding our defined benefit pension plan. Our responsibility and our challenge are to balance the need to manage a successful business with our dedication to continuing to provide valuable and competitive benefits to employees and retirees.

----------------------------------------------------------------------

DEFINING OUR VISION
We started 2002 by bringing clarity to Graybar's mission -- to be the vital link in the supply chain, adding value with efficient and cost-effective service and solutions for our customers and our suppliers. We then defined the vision we have for bringing value to our customers, our suppliers, our employees, our shareholders and our community.

INVESTING IN INFRASTRUCTURE
To deliver on that vision, we remained committed to our Enterprise Resource Planning (ERP) project, which when fully deployed will help us enhance our supply chain management services and ultimately improve customer service. Following through with our ERP plans amid an economic downturn offered us some unexpected advantages; it saved significantly on cost and gave us more undivided attention from senior management and the top experts at SAP and Deloitte Consulting. Most important, ERP is an investment in the future management of our business. Information technology is the backbone of modern distribution, impacting the performance and profitability of our company. Our ERP will raise the bar on performance and value for our customers and suppliers.

At the end of 2002, following signs that business conditions might improve, we invested in additional inventories, bringing products closer to our customers by enhancing our zone warehouse strategy and preparing ourselves to benefit from a revived economy.

INVESTING IN PEOPLE
During 2002, we took time to speak with customers and suppliers to get their perceptions of our company. We wanted them to tell us, in their own words, what differentiates us from our competitors. The response was unanimous: our employees.

----------------------------------------------------------------------
                              VISION STATEMENT

FOR OUR CUSTOMERS
We will add value for our customers by anticipating and identifying their needs and providing cost-effective solutions. Through excellent and efficient service we will meet our customers' expectations. They will see us as a leader in the industry.


FOR OUR SUPPLIERS
We will be the channel of choice for our suppliers by providing cost-effective and efficient ways to bring their products, services and solutions to our mutual customers. They will see us as a leader in the industry.

FOR OUR EMPLOYEES
We will provide an environment for our employees that challenges them to learn, grow and prosper in an atmosphere of respect and recognition.
Our employees will be proud to work for a profitable and thriving employee-owned company.

FOR OUR SHAREHOLDERS
We will be the industry leader in the products and services we offer while providing increased shareholder value at optimal risk.

FOR OUR COMMUNITY
Graybar will be a solid corporate citizen and will encourage community involvement among its employees and retirees.

----------------------------------------------------------------------

"GRAYBAR'S MISSION -- TO BE THE VITAL LINK IN THE SUPPLY CHAIN, ADDING VALUE WITH EFFICIENT AND COST-EFFECTIVE SERVICE AND SOLUTIONS FOR OUR CUSTOMERS AND OUR SUPPLIERS."

----------------------------------------------------------------------

Customers described Graybar's dedicated employees as the driver behind our company's ability to deliver superior service, and said, without question, employees were our company's most valuable competitive advantage. Customers and suppliers offered comments like these: "Their corporate culture is enviable. A lot of companies try to emulate them, but can't." "They know the products and have the technical expertise." "They have integrity." "They are always trying to be innovative and bring value to their customers." While this came as no surprise, the comments underscored the importance of investing in our employees so they are equipped to continue delivering the difference.

We made a concerted effort to improve the dialogue with employees this past year. I had the pleasure of meeting with hundreds of employees throughout the year to discuss our business and answer questions regarding the future direction of the company. And for the first time in more than a decade, we surveyed employees to find out where we were doing well and where we were falling short. The results confirmed the need to continue communicating frequently and with clarity up and down the organization.

There also was recognition that, at times, we have become complacent. We need to embrace the idea that we are all, individually, responsible for Graybar's success.

We also made investments in training. More than 700 representatives from various sectors of the electrical industry gathered in Dallas at Graybar's National Electrical Training Conference. Dedicated to heightening employees' and customers' understanding of existing and emerging products and services, the conference marked the first time Graybar had held such an event focused on the electrical industry. This was a successful and significant event that built on our existing comm/data conference, which was held again in 2002 for the 10th consecutive year. These conferences provided a hands-on opportunity for employees and customers to learn about new products, as well as reintroduce themselves to existing products.

We have an enviable culture, which contributes to the pride employees feel in working for Graybar. While cost controls slowed the implementation of some employee-driven programs, we made progress and will continue to invest in our greatest asset in the years ahead.

CULTIVATING LEADERSHIP
For the first time in our history, Graybar was named to Fortune's list of America's Most Admired Companies in 2002. In addition, we continued to rise in Forbes' ranking of America's Largest Private Companies, were named to Business Week's ranking of the Top Private Info-Tech Companies, and finished first on Electrical Wholesaling's list of Top 250 Electrical Distributors. All are signs of a company on the move and a leader in its industry.

Our company has great leaders at every level of the organization. We placed a greater emphasis in 2002 on identifying and developing our future leaders. I am convinced that leadership is what will take us to the next level. We need to continue developing our people with the skills, dedication and determination to ensure we maintain and build on our well-earned reputation as the leading distributor.

I challenged our people to embrace three key leadership values: The passion to want to get the job done, the commitment to make it happen, and the discipline to make it happen within the structure of our company.

"WE ARE IN THE BUSINESS OF HELPING OUR CUSTOMERS POWER AND NETWORK INDUSTRIAL FACILITIES, OFFICES AND HOUSING WITH SPEED, INTELLIGENCE AND EFFICIENCY."

-----------------------------------------------------------------------

We need an organization that will lead and drive corporate strategy. We operate in an increasingly competitive environment, one in which we must remain focused on delivering value, consistently and without compromise across our organization.

LIMITLESS OPPORTUNITIES
This past year has been a time of investment -- investment in our systems, our infrastructure and our people -- to prepare us for a strong 2003 and beyond. As we look ahead at the balance of 2003, it is clear we must increase our attention to delivering to our customers the value-added services they need. When we do, the result will be increased sales, profits and market share.

We are no longer just in the pick, pack, and ship business. We are in the business of helping our customers power and network industrial facilities, offices and housing with speed, intelligence and efficiency. Tomorrow's success will depend on our ability to engage customers, listen to their needs and then help them accomplish their goals. This will require a sharper customer focus. We need to expand the dialogue we began internally this past year to our customers, so we can find out more about their expectations and how Graybar can meet or exceed those expectations.

Graybar is a company with a strong tradition. We have a solid base from which to draw. Like any business, we must deal with market conditions and changing customer demands. To build on our strong heritage, we must remain profitable, which means being nimble enough to adjust to changing market dynamics.

This past year has shown that we have the fortitude and commitment to continue leading the charge as America's largest electrical and comm/data distributor. And, as one of North America's largest employee-owned companies, we benefit from having both the power and stability of a big company and the integrity and drive of an employee-owned business. But, it is clear that we must continue to find ways to build relationships that work for...

OUR EMPLOYEES, by identifying ways to inspire and motivate individuals and teams to achieve operational excellence.

OUR CUSTOMERS, by understanding, anticipating and fulfilling their needs, which have gone far beyond just "distributing" products.

OUR SUPPLIERS, by helping drive strong brand and product loyalty, which allows us to consistently deliver the breadth and depth of products that sets us apart as America's leading distributor of electrical and comm/data products.

We have established the foundation to get us where we need to be operationally. Now it is time to turn our attention outward -- to focus on the customer -- with the goal of fueling growth and profitability.

Great people delivering on great ideas to build relationships that work -- with our customers and with our suppliers -- is what will ensure we continue to deliver positive results in the future. And because Graybar is owned by its employees and retirees and not publicly traded, we control our own destiny. This is why I am so confident that our best years lie ahead.

The leadership of this company has a plan for the future. I believe -- thanks to the combined efforts of our more than 8,000 employees -- it is working.


/s/ Robert A. Reynolds, Jr.

Robert A. Reynolds, Jr.
Chairman, President and CEO

St. Louis, Missouri
March 2003

                                  MARKET REVIEW


The Electrical and Comm/Data Markets served by the Company continued to struggle with a difficult economy for the second consecutive year. As companies reduced non-essential expenditures to improve profitability, capital spending decreased dramatically. Concurrently, investment in telecommunications infrastructure went from boom to bust early in 2001 and is not expected to approach previous spending levels for several years.

Even in the tough economy of 2002, Graybar continued to secure new national strategic alliance agreements with industry leading companies due to our ability to deliver cost-effective services and solutions nationally. Our corporate accounts group plays a leadership role in defining Graybar's value proposition for our customers. Directors of corporate accounts are responsible for strategic customers within targeted industries, which include automotive, food and beverage, health care, petrochemical, microelectronics and national contractors/resellers. In addition, senior management has identified specific customer sectors -- comm/data service providers, engineering and construction contractors, government, and utility companies -- that are served by the corporate accounts team.

The expanded focus by our corporate accounts group on sales to federal, state and local governments has resulted in significant growth with these customers. The Company currently has six regional contracts with the Defense Logistics Agency (DLA). In 2002, Graybar was awarded General Services Administration (GSA) contracts covering both electrical and comm/data products. Additionally, contracts with U. S. Communities (USC) continue to give us the opportunity to offer any product Graybar sells to any state, county or municipal government.

Collaboration within our Electrical and Comm/Data product groups supported the growing convergence within our customer base. In 2002, we expanded upon our successful supplier selectivity and category management programs of earlier years by initiating the Strategic Sourcing process, an element of supply chain management. This process develops objective criteria and tools for evaluating and selecting suppliers within specified product categories. Strategic sourcing, coupled with marketplace analyses, led Graybar to reduce the number of suppliers and products in several categories, while adding appropriate new ones. By narrowing the number of suppliers within a category, we can drive operational efficiencies and economies of scale. This process has enabled us to make better decisions with regard to Graybar's strategic plans while also prioritizing countless tactical decisions.

The tools we now use help Graybar focus -- along with our strategic suppliers -- on the primary components of supply chain management, formally integrating our operations and financial groups into the process. By comparing brand preference, service capabilities and other applicable data, Graybar is now able to compare performance within and among our primary product categories. We make better decisions as to which products to stock and how to deploy them. We reviewed several product groups in 2002 and saw improvements across the board in supplier programs.

Through these efforts, Graybar upholds its position as the industry leader in the products and services we offer. In all markets, our goals are to improve penetration and create specific marketing programs to support the needs of our customers. Although some sectors are struggling, opportunities exist across the country in both the Electrical and Comm/Data Markets.

                                ELECTRICAL MARKET

Graybar's sales in the Electrical Market experienced a slight year-over-year decrease, reflecting the projected revenue decrease in the Electrical Market overall in 2002.

We continued our emphasis on specialization in our sales and customer service teams. Through specialization we can address the unique needs of our customers in the various sectors within the electrical marketplace.

Our Project Management Services Teams are a prime example of the added value specialization provides. By developing centers of competence, with specialized training for team members in lighting and switchgear, Graybar provides the assistance required to design and manage complicated projects. In 2002, these teams, using our proprietary material tracking, reporting and services package, helped manage major projects with the largest contractors in the country.

The ePoint program, a Graybar exclusive customer loyalty program, was expanded to include electrical contractors nationally, with excellent results. Our sales to customers in this program grew beyond 2001 levels, bucking the industry trend. The ePoint program has been recognized as a premier customer loyalty program in the industry.

Graybar's industrial customers continued to be affected by the reduction in capital expenditures across the country. Manufacturing levels remain below the thresholds that will require an expansion of plant capacity, which reduces the potential spending in the sector. We have expanded our focus on industrial OEM (original equipment manufacturing) customers, and as the economic factors improve, we anticipate additional sales opportunities due to these efforts.

Bundling of services and products from our best-in-class suppliers helps Graybar industrial sales representatives earn project business and MRO (maintenance and repair operations) servicing opportunities every day. Also, existing and emerging corporate account agreements across the country make Graybar a distributor of choice for customers requiring national service capabilities.

The convergence of electrical and communications products in manufacturing processes provides an

                                  [PHOTO]

CHARLIE SEWELL, Senior Sales Representative, Orlando, Florida

"Understanding my customers and discovering their needs allows me to put forth long-lasting solutions that solidify our relationship. I'm constantly thinking of ways I can raise the bar on my performance and be better than my competition. I always ask my customers if the solution I have provided is performing as promised. My customers know I have their best interest at heart, because our long-term relationship is my key goal."

"GRAYBAR CONTINUED TO SECURE NEW NATIONAL STRATEGIC ALLIANCE AGREEMENTS WITH INDUSTRY LEADING COMPANIES DUE TO OUR ABILITY TO DELIVER COST-EFFECTIVE SERVICES AND SOLUTIONS NATIONALLY."

increasing market opportunity for Graybar. Capitalizing on our expertise in servicing factory floor automation and networking requirements, we have positioned automation specialists strategically across the country to assist our customers in developing improved manufacturing processes.

Graybar fared well with utilities customers in 2002 due to our participation in the utility online marketplaces and our ongoing commitment to the rural and municipal utilities. We have expanded our utility offering with several new major MRO contracts initiated in 2002 while continuing to pursue and maintain the traditional business. As we enter 2003, Graybar is positioned to be a more significant participant in both the traditional and the emerging portions of the utility industry.

                                COMM/DATA MARKET

The telecommunication sector in 2002 was a disappointment worldwide, and Graybar's business with our comm/data customers was no exception. For the second consecutive year, spending by our communications customers was down significantly. The market for sales of structured wiring products such as copper data cabling, indoor fiber optic cable, data outlets and patch panels was down substantially. A reduction in spending on infrastructure development, combined with price deterioration and a cutback in construction, contributed to the decline.

The reduction in available market potential made our sales growth in areas like wireless and VoIP (Voice over Internet Protocol) technologies even more significant. Key relationships with 3Com and Mitel have fueled this continuing growth opportunity. We expect continued success with these two technologies in 2003.

The long-awaited ratification of the Category 6 cabling standard, which occurred in June 2002, is expected to raise the performance expectations of customers installing cabling projects. The VIP 2000 program, Graybar's independently verified cabling system benchmark, has seen significant usage as the performance level for customers that want more than the minimum performance. When products meet the stringent requirements of VIP, customers are assured that their cabling systems will support the technology requirements of their businesses.

As for comm/data resellers, Graybar's ePoint program was expanded to include products from structured cabling system suppliers. Our increased sales to participants enrolled in this customer loyalty program helped soften the impact of the Comm/Data Market contraction.

The Service Provider sales potential continues to adjust to the current requirements for voice and data grade connections in the marketplace. The survivors emerging from the difficult market conditions appear to be the regional holding companies and the independent telephone companies (ITCO) that dominate the rural areas. Sales and marketing strategies focused on both of these customer sectors were implemented in 2002.

As many comm/data manufacturers struggle with sales that are significantly lower than previous market peak levels, an opportunity is developing for Graybar.

As a recognized leader in serving ITCO customers, we are becoming the distribution channel of choice for many companies that had previously employed direct sales strategies to these customers. Our commitment to the Service Provider business is expected to pay dividends as this beleaguered sector turns around in the coming years.

                              INTERNATIONAL MARKETS

While sales for the first six months were lower than the same period the previous year, Graybar Canada had another profitable year in 2002. Both Canadian operations, Harris and Roome Supply in the Atlantic Provinces and Graybar Ontario, were affected by a weaker industrial market in 2002. By focusing more resources on the commercial project business, we capitalized on opportunities in that sector. Improved sales performance during the last half of the year produced results that exceeded industry averages.

Although sales were flat compared to 2001, profits increased. We remain focused on controlling operational costs, improving service levels and monitoring the quality of inventory.

In 2003, Graybar Canada expects continuation of the growth experienced in the last six months of 2002 with the anticipated resurgence of the traditional industrial base and inflation predicted at a manageable rate.

Graybar de Mexico continued to be affected by a soft overall Mexican economy, and it responded by remaining focused on trimming expenses and monitoring inventory investments and accounts receivable.

A successful reorganization and change in business plans with a strong emphasis on the Comm/Data Market brought about profitable bottom line results.

Graybar Puerto Rico had another strong year in 2002. Serving primarily contractor and industrial customers with heavy emphasis in the pharmaceutical industry, Graybar Puerto Rico utilizes the team approach to sales and service to produce results. Teams consisting of a sales representative, an inside sales person, and a customer service representative now support each customer's service needs. We expect continued growth in 2003 with this solution selling approach.

                                MARKETING SUPPORT

                        GRAYBAR FINANCIAL SERVICES (GFS)
In addition to providing access to an alternative form of financing for customers purchasing equipment, Graybar's leasing and financing subsidiary also arranges project financing for customers selling communication and data systems as well as entire modernization projects. This value-added service clearly differentiates Graybar from other distributors.

State-of-the-art technology allows GFS to provide a high level of customer service, and it enables our lease

                                  [PHOTO]

CAROL ANDREWS, Manager Customer Service, Nashville, Tennessee

"I have a great team here in Nashville -- great people who are dedicated to doing things right the first time. When customers or suppliers tour our facility, they are always impressed by our capabilities and our bright and friendly people. Every employee here is empowered to do what it takes to serve our customers. Whether we ship from local stock or from our vast zone warehouse inventory, our customers can be confident their material will arrive when they need it."

"AS A RECOGNIZED LEADER IN SERVING ITCO CUSTOMERS, WE ARE BECOMING THE DISTRIBUTION CHANNEL OF CHOICE FOR MANY COMPANIES THAT HAD PREVIOUSLY EMPLOYED DIRECT SALES STRATEGIES TO THESE CUSTOMERS."

administrators to provide real time information to customers during the lease process.

Our online services were further enhanced in 2002 with the added capability for resellers and contractors to input their customers' lease applications directly into the GFS credit system, generate proposals and check the status on pending transactions. Resellers and contractors can now track their existing customers' leases and proactively market to these customers prior to lease termination.

                                COUNTER MARKETING
Counters at more than 200 locations across the country received a makeover in 2002. Our merchandising strategy was simplified, with a focus on displaying impulse items. The emphasis on tools, test equipment and on-the-job consumables has been well received by walk-in customers. Renewed focus on will-call service helps move our customers in and out quickly and with the right material. A new banner and poster program for the counters delivers standardized marketing messages focusing on our value-added services and the products of key suppliers.

                                   E-BUSINESS
Graybar customers continue to request e-business solutions to reduce their procurement costs. More than 15 of Graybar's largest industrial, utility, and commercial customers use Graybar's e-catalog, which continues to mature and now includes 73% of the items sold more than 100 times annually.

During 2002, the e-catalog became a valuable business tool for many of our key customers. In 2003, we will create e-catalogs specific to customer sectors to drive additional sales and new customer acquisition.

Our contractor customers focused on the bid request process to decrease their purchasing costs. Graybar participates with Electricsmarts, a service that provides contractors an electronic means of responding to requests for product price estimates. Once Graybar provides a list of customer-specific products and prices to Electricsmarts, the contractor's estimating software can pull pricing from Graybar's database to develop web-based price quotes. Eliminating the time needed to quote standard material prices allows the customer service representative or quotations specialist to focus on the non-traditional items on the bid request. With turn around in hours rather than days, Graybar can be the first to provide the bid back to the contractor.

Graybar is also working with TradePower, a company that provides contractors with integrated solutions for estimating, purchasing and accounting, to facilitate the bid request process with contractors that subscribe to their service.

In 2002, in addition to expanding our electronic data interchange (EDI) program for supplier purchase orders and invoices, we began utilizing EDI for processing cost recoveries with three key manufacturers. Using EDI has provided improved accuracy as well as increased productivity for these processes.

The value-added services provided by manufacturers include Graybar-specific web sites for checking item availability, order status and detailed product specifications. As a complement to Hot Key and EDI, these sites assist Graybar personnel in providing excellent customer service.

To support our inventory initiatives, Graybar created a store on eBay(R) focused on selling discontinued, obsolete and excess inventory. We also created an employee store on Infolink, our employee intranet, that gives our employees a single place to look for discounted Graybar merchandise as well as discount offers from our vendors and suppliers.

                              MINORITY/WOMEN OWNED
                           BUSINESS ENTERPRISE (MWBE)
Our minority, women and small business vendor base continues to expand. During 2002, we continued to invest in data and resources to more accurately identify new services and products provided by minority and women-owned businesses. Our database indicates we are transacting with over 10,000 companies with socioeconomic classifications.

Innov8 Solutions USA, LLC is a minority owned and operated business that provides creative and value-added services not normally provided by distribution. The reduced activity in the telecommunications Service Provider Market in 2002 impacted Innov8 as well, and financial results were disappointing from our one-third-ownership interest in Innov8.

                                OPERATIONS REVIEW

                                 INVESTMENT AND
                              INVENTORY MANAGEMENT

The Company's inventory management efforts focused on monitoring our product offering to serve the available business, while more closely aligning our inventory investment with our sales. The overall investment was reduced from the prior year, and the product mix was improved as our fastest moving merchandise comprised a greater percentage of the total inventory. Non-moving and distressed merchandise was reduced significantly.

Corporate Purchasing initiated numerous actions with our purchasing software -- adjusting control factors for lead times, service levels, forecast and order cycles -- to achieve results needed to serve our customers. Inventory expansion orders placed with many strategic suppliers enhanced our product offerings and provided commercial incentives.

A computer application enabling mass changes to customer price authorizations (CPAs) was developed to replace a time-consuming manual procedure. Now price changes can be accomplished electronically, eliminating the computing and inputting of hundreds of thousands of CPA entries.

                                  [PHOTO]

CHRIS MEINDERS, Senior Counter Sales Representative, Bel Ridge, Missouri

"My customers rely on me for product knowledge and prompt turnaround on their counter and will call orders. The hands-on experience and training I've received at Graybar make me even more valuable to our customers. One question that is always foremost in my mind is 'how can I help my customer find solutions that will help him perform his job better or more efficiently?' My job is to be here to help."

"THE OVERALL INVESTMENT WAS REDUCED FROM THE PRIOR YEAR, AND THE PRODUCT MIX WAS IMPROVED AS OUR FASTEST MOVING MERCHANDISE COMPRISED A GREATER PERCENTAGE OF THE TOTAL INVENTORY."

A procedural change in the branch cluster reviews by the Inventory Planning group now allows for the retention of slower moving products in the branch inventories when needed to serve customers. To reduce unnecessary cross-dock shipments, a process was implemented to increase the product breadth at branch locations.

Supplier Assisted Inventory Management (SAIM) relationships with two suppliers were expanded to include all domestic locations. We now have three national SAIM suppliers and expect the use of this process to grow.

At mid-year, the Company implemented an electronic data interchange cost recovery process (ECRP) with three suppliers. Similar to the electronic cost recovery process that we have had in place with GE Lighting for many years, this process benefits both Graybar and our suppliers by streamlining the request for credits, the receipt of credits and the identification and investigation of any discrepancies.

Transportation carrier reviews with our dedicated carrier and LTL companies have been successful and will be continued. The practice of shipping bulk items to branches using our dedicated carrier routes was changed to take advantage of the more economical LTL carrier routes. In addition, we were able to reduce supplementary charges from UPS, our primary small package carrier.

                                CUSTOMER SERVICE
Customer Service focused on core processes that impact both customers and Company cash flow. In the warehouse, extra attention was devoted to locator maintenance and cycle counting to ensure greater order accuracy to our customers and more efficient inventory control.

In the office, we emphasized prompt handling of direct billings, especially for job projects. The districts were challenged to process all directs same day, with a zero balance over five days old. Improvement was dramatic, assuring customers they could collect their project draws and helping Graybar improve collection of open receivables.

New quarterly pre-inventory closes now require all districts to explain or resolve all outstanding returns, hold items and cancelled reships by the end of each quarter. The result is fewer dollars tied up in this type of inventory and a smoother year-end accounting close. To facilitate this new approach, an online operational dashboard report was created, providing a quick monthly update to the districts on several external and internal performance metrics.

                                 ZONE OPERATIONS
In February, our state-of-the-art zone distribution center in Tampa opened for shipments to customers, bringing the Company's total zone facilities to 14.

The Taunton Zone was converted to the Warehouse Management System (WMS). WMS uses bar code and radio frequency technology to track product as it flows into and out of the warehouse. Thirteen zones are now utilizing WMS. WMS technology improves our accuracy on both inbound shipments from our suppliers and outbound orders to our customers.

We continued the process of registering our zone facilities to the ISO 9002 standard. The Joliet, Tampa, Cincinnati, and Springfield zones were successfully registered during the year, and we expect to have all zones registered by June 2003.

                                     SAFETY
We continue to make improvements in the Company's safety performance. Our OSHA recordable injury rate was reduced significantly in 2002. The Company's vehicle accident rate decreased slightly. Our emphasis on safety precautions and training in 2003 will have special focus on reducing vehicle accidents.

                             BUILDINGS & PROPERTIES
During 2002, a major remodel/expansion project was completed at our location in Corpus Christi, Texas. Three branches -- Chattanooga, Tennessee; Buffalo, New York; and Cartersville, Georgia -- moved to new locations. We successfully negotiated several national vendor programs to provide cost savings for our building and property maintenance.

                                EMPLOYEE TRAINING
During 2002, the Company transitioned to its third generation of learning management systems software. This conversion provides state-of-the-art learning management functions for our online Graybar Virtual Campus, while producing significant cost savings.

We continue to leverage our twelve years of investment and experience in online learning. Changes to the Virtual Campus allow managers and employees more flexibility to create specific training and development plans with goal setting functionality. Graybar eClasses continue to reduce educational costs and the related travel expenses. eClasses are delivered in multiple short sessions to allow the use of group and individual research assignments between sessions. This serves to enhance the overall learning experience and allows direct application of new skills in one's current job assignment.

                                EMPLOYEE BENEFITS
The Company successfully converted the recordkeeping and trustee services for the Profit Sharing and Savings Plan to The Vanguard Group in August 2002. The Employees' Benefit Committee recommended this change to streamline administrative processes, eliminate participant transaction fees and offer online improvements via one source to all participants. In addition, five investment funds were added to provide greater asset diversification opportunities for participants.


                              INFORMATION SYSTEMS

In 2002, the Information Systems Department began preparing the Company's infrastructure to support the Enterprise Resource Planning (ERP) project and the subsequent implementation and deployment of the SAP system. New UNIX and

                                  [PHOTO]

RICK TURNER, Director of Systems and Process Development, St. Louis,
Missouri

"My 23 years in Graybar operations and inventory planning gave me the experience I needed to be a part of the Advanced Planning and Optimization (APO) team for the ERP implementation. With the new ERP processes and tools and our dedicated team of people, Graybar's inventory planning and logistics will be state of the art. Our forecasts will be more accurate, and we'll have greater ability to gather and use input from our customers and suppliers to help us have the right products in the right place to serve their needs."

"WE CONTINUE TO LEVERAGE OUR TWELVE YEARS OF INVESTMENT AND EXPERIENCE IN ONLINE LEARNING."

Windows(R) 2000 servers were installed in the St. Louis and Kansas City data centers, and a major upgrade to the core local area networks was required.

In addition, the operating system on all personal computers was updated from Windows(R) 95 to Windows(R) 2000 in preparation for the new SAP system.

In May, the Company moved its entire computer infrastructure to a new data center with no interruption of service.

A new telecommunications contract significantly reduced our telecommunications cost and allowed the flexibility to increase the data network without exceeding 2001 expense levels. The data network has been expanded in all district offices as well as the branches in the Minneapolis district, the first rollout district, in preparation for SAP.

Web-based access to mainframe functions (Glink) was made available for the first time. From any Internet connected personal computer with a web browser, Graybar users can now perform Glink transactions from home or a customer's office.

Quality of Service (QOS) functionality implemented in the Minneapolis district allows the prioritization of different types of data traffic over our network. Glink and SAP functions receive priority over web traffic, and web traffic receives priority over e-mail. This priority scheme makes better use of our networking resources. QOS will be installed by June 2003 in all Graybar locations.

                                  [PHOTO]

MARTY JOYCE, Director of Technical Systems Implementation, St. Louis,
Missouri

"With our new SAP system, Graybar is raising the bar on performance and value for our customers. The ERP system will integrate our business processes and give us real time access to data for better decision making throughout the organization. With ERP, our trained and knowledgeable people will be able to serve our customers faster and more efficiently, reducing cost throughout the supply chain. I'm proud to be on the team developing and implementing this project. It's been hard work, but the payoff for Graybar and our customers and suppliers will be tremendous."

                                FINANCIAL REVIEW
 ------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Selected Consolidated Financial Data                                 16

Management's Discussion and Analysis
of Financial Condition and Results of Operations                     17

Consolidated Financial Statements                                    20

Report of Independent Auditors                                       30

                                FINANCIAL REVIEW
------------------------------------------------------------------------------

                                             SELECTED CONSOLIDATED FINANCIAL DATA
                                        (Stated in thousands except for per share data)

                                                        2002             2001              2000            1999           1998
--------------------------------------------------------------------------------------------------------------------------------
SALES                                            $ 3,986,954      $ 4,829,862       $ 5,231,901     $ 4,311,405    $ 3,744,075
   Less -- Cash discounts                            (12,062)         (13,380)          (13,564)        (11,465)       (11,872)
--------------------------------------------------------------------------------------------------------------------------------
NET SALES                                          3,974,892        4,816,482         5,218,337       4,299,940      3,732,203
--------------------------------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                          (3,229,791)      (3,934,719)       (4,271,745)     (3,514,228)    (3,042,176)
--------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE                                     (26,301)         (39,073)          (46,681)        (30,241)       (23,998)
--------------------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
  Current                                             (7,233)         (22,915)          (44,395)        (43,899)       (37,167)
  Deferred                                                14            3,302             1,196            (130)        (4,919)
--------------------------------------------------------------------------------------------------------------------------------
    Total provision for income taxes                  (7,219)         (19,613)          (43,199)        (44,029)       (42,086)
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                            11,401           31,688            66,157          64,659         59,544
--------------------------------------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO
  COMMON STOCK                                        11,399           31,685            66,154          64,654         59,539
--------------------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES
  OUTSTANDING (A)                                      6,245            5,846             6,101           6,276          5,848
--------------------------------------------------------------------------------------------------------------------------------
INCOME PER SHARE OF
  COMMON STOCK (A)                                      1.83             5.42             10.84           10.30          10.18
--------------------------------------------------------------------------------------------------------------------------------
  Cash dividends per share                              2.00             2.00              2.00            2.00           2.00
--------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance, beginning of year                         310,521          290,405           241,473         193,838        149,226
  Add -- Net income                                   11,401           31,688            66,157          64,659         59,544
--------------------------------------------------------------------------------------------------------------------------------
                                                     321,922          322,093           307,630         258,497        208,770
--------------------------------------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)                           (2)              (3)               (3)             (5)            (5)
    Common (in cash)                                 (12,486)         (11,569)          (11,583)        (11,442)       (10,031)
    Common (in stock)                                     --               --            (5,639)         (5,577)        (4,896)
--------------------------------------------------------------------------------------------------------------------------------
                                                     (12,488)         (11,572)          (17,225)        (17,024)       (14,932)
--------------------------------------------------------------------------------------------------------------------------------
  Balance, end of year                               309,434          310,521           290,405         241,473        193,838
  Proceeds on stock subscriptions,
    shares unissued                                       50               --                49              56             --
STOCK OUTSTANDING
  Preferred                                               45               51                57              68            108
  Common                                             123,272          114,424           119,828         118,270        103,690
--------------------------------------------------------------------------------------------------------------------------------
                                                 $   432,801      $   424,996       $   410,339     $   359,867    $   297,636
--------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income (loss)        (44,958)         (17,504)             (542)           (204)          (836)
--------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                       $   387,843      $   407,492       $   409,797     $   359,663    $   296,800
--------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                       1,400,171        1,535,998         1,843,438       1,698,544      1,167,847
LONG-TERM DEBT                                   $   266,710      $   315,549       $   238,349     $   255,897    $   269,570
--------------------------------------------------------------------------------------------------------------------------------

(A) Adjusted for the declaration of 5% stock dividends in 2000, 1999 and 1998. Prior to adjusting for the stock dividends, the average common shares outstanding for 1999 and 1998 were 5,692 and 5,052, respectively.


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

                                FINANCIAL REVIEW
-------------------------------------------------------------------------------

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS
            (Stated in thousands except for share and per share data)

RESULTS OF OPERATIONS

OPERATING RESULTS AS A PERCENTAGE OF NET SALES
     The following table sets forth certain information relating to the operations of the Company expressed as a percentage of net sales:

Years Ended December 31:                       2002       2001       2000
----------------------------------------------------------------------------
Net Sales                                     100.0%     100.0%     100.0%
Cost of Merchandise Sold                      (81.3)     (81.7)     (81.9)
----------------------------------------------------------------------------
Gross Margin                                   18.7       18.3       18.1
Selling, General and
 Administrative Expenses                      (15.8)     (14.9)     (13.8)
Taxes, other than income
 taxes                                         (1.0)      (1.0)       (.8)
Depreciation and
 amortization                                   (.8)       (.7)       (.6)
----------------------------------------------------------------------------
   Income from operations                       1.1        1.7        2.9
Other Income, net                                .1         .2         .1
Interest Expense                                (.7)       (.8)       (.9)
Loss on debt extinguishment                      --         --         --
----------------------------------------------------------------------------
Income Before Provision
 for Income Taxes                                .5        1.1        2.1
----------------------------------------------------------------------------
Provision for Income Taxes                      (.2)       (.4)       (.8)
----------------------------------------------------------------------------
Net Income                                       .3%        .7%       1.3%
----------------------------------------------------------------------------

2002 COMPARED TO 2001
     Net sales in 2002 decreased $841,590, or 17.5%, to $3,974,892 compared to $4,816,482 in 2001. The lower net sales resulted from the generally depressed economic conditions that continue to be prevalent on an industry-wide basis in the electrical and communications market sectors in which the Company operates. The reduction in capital spending by commercial and industrial customers and the general slowdown in new construction projects that began in 2001 continued during 2002. Activity in the communications market remained severely depressed, leading to continued and substantial contraction in the Company's business in that market. Electrical market sales decreased 6.4% and communications market sales decreased 32.1% when comparing 2002 to 2001.
     Gross margin decreased $136,662, or 15.5%, from $881,763 in 2001 to $745,101 in 2002 primarily due to the lower sales in the electrical and communications markets.
     Selling, general and administrative expenses decreased $91,366, or 12.7%, when comparing 2002 to 2001, due largely to current year and prior year reductions in the Company's employment levels which resulted in decreases in related employee compensation costs of approximately $60,000 in 2002. The decrease in these expenses was partially offset by increases in pension plan expense and health care plan costs of approximately $4,600. The Company expects that the decrease in employment levels will be sustainable until such time as there is a significant growth in sales. The balance of the reduction in selling, general and administrative expenses in 2002 compared to 2001 resulted from decreases in transportation, warehousing and other general operating expenses due to decreased sales and lower transaction volumes. As a percentage of sales, selling, general and administrative expenses increased to 15.8% in 2002 compared to 14.9% in 2001, primarily because the rate at which expenses were reduced lagged the rate at which sales volume decreased.
     The reduction in taxes, other than income taxes of $5,653 in 2002 compared to 2001 resulted primarily from lower payroll tax expenses due to the reduction in the Company's employment levels and lower incentive plan payments with respect to 2001 paid in the first quarter of 2002.
     Depreciation and amortization increased $1,214 from $33,422 in 2001 to $34,636 in 2002 due to purchases of equipment and facilities improvements.
     Other income, net includes gains on sale of property of $0 and $2,677 and accounts receivable interest charges to customers of $1,552 and $2,433 in 2002 and 2001, respectively.
     Interest expense decreased $12,772, or 32.7%, when comparing 2002 to 2001 primarily due to lower interest rates on short-term borrowings and decreased levels of short-term borrowings required to finance lower levels of inventory and receivables. The average amount of short-term borrowings outstanding during 2002 and 2001 amounted to approximately $101,000 and $305,000 at weighted average interest rates of 2.11% and 4.86%, respectively.
     Loss on debt extinguishment consists of a $545 make-whole premium paid to a lender for early retirement of long-term debt.
     The combined effect of the decreases in gross margin and other income, together with the increase in depreciation and amortization and decreases in selling, general and administrative expenses and interest expense, resulted in a decrease in pretax earnings of $32,681 in 2002 compared to 2001.

2001 COMPARED TO 2000
     Net sales in 2001 decreased $401,855, or 7.7%, to $4,816,482 compared to $5,218,337 in 2000. The lower net sales resulted from a generally depressed economy in the electrical and communications market sectors in which the Company operates. The market for the electrical products sold by the Company was affected in 2001 by a general slowdown in new construction projects and in maintenance, repair and operations by manufacturing and commercial customers as capital spending budgets were cut as a result of the downturn in the U.S. economy. The economic downturn was even more pronounced in the communications industry, which experienced severe contraction of expansion plans following the period of aggressive growth in the late 1990s through 2000 that led to excess infrastructure and plant and network capacity. Electrical market sales decreased 2.2% and communications market sales decreased 15.3% when comparing 2001 to 2000.

                                FINANCIAL REVIEW
------------------------------------------------------------------------------

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS
            (Stated in thousands except for share and per share data)

     Gross margin decreased $64,829, or 6.8%, from $946,592 in 2000 to $881,763 in 2001 primarily due to lower sales in the electrical and communications markets.
     Selling, general and administrative expenses decreased $2,963, or .4%, when comparing 2001 to 2000 due largely to a decrease in overall compensation expenses of approximately $23,000, including lower incentive plan expenses and profit sharing expenses as a result of the Company's performance in 2001. Reductions in employment levels over the course of 2001 had a corresponding impact on salary expenses and employee benefit costs. The decrease in these expenses was partially offset by the continued implementation of a company-wide customer service and logistics project, which resulted in increased selling, general and administrative expenses of approximately $13,000 in 2001 compared to 2000 due to increases in the Company's number of facilities and related staffing and start-up expenses. The objective of the project, which began in 1998, is to redeploy inventory into a system of national zone warehouses, regional zone warehouses and branch locations for the purpose of providing better customer service, reducing overall warehousing and distribution costs and improving inventory turnover. The increased expenses related to the logistics project implementation were anticipated by management and are expected to provide future benefits to the Company's results of operations. Health care plan costs and pension plan expense were also higher in 2001 compared to 2000. Selling, general and administrative expenses as a percentage of sales increased from 13.8% in 2000 to 14.9% in 2001 primarily because the rate at which expenses were reduced lagged the rate at which sales volume decreased.
     The increase in taxes, other than income of $3,929 in 2001 compared to 2000 resulted primarily from higher payroll tax expenses due to higher taxable wage payments made in 2001 compared to 2000, including year 2000 incentive plan payments made in the first quarter of 2001.
     Depreciation and amortization increased $4,202, or 14.4%, from $29,220 in 2000 to $33,422 in 2001. The increase resulted primarily from capital expenditures for facilities and equipment made in 2000 and 2001, due largely to the implementation of the Company's customer service and logistics project.
     Other income, net includes gains on sale of property of $2,677 and $0 and accounts receivable interest charges to customers of $2,433 and $1,805 in 2001 and 2000, respectively.
     Interest expense decreased $7,608, or 16.3%, when comparing 2001 to 2000 primarily due to lower interest rates on short-term borrowings and decreased levels of short-term borrowings required to finance lower levels of inventory and receivables.
     The combined effect of the decrease in gross margin and the increase in other income, together with the increase in depreciation and amortization and decreases in selling, general and administrative expenses and interest expense, resulted in a decrease in pretax earnings of $58,055 in 2001 compared to 2000.

FINANCIAL CONDITION AND LIQUIDITY
     At December 31, 2002 current assets exceeded current liabilities by $445,633, down $68,313 from December 31, 2001. The reduction in accounts receivable from December 31, 2002 to December 31, 2001 resulted primarily from the decrease in sales experienced by the Company. The average number of days of sales in accounts receivable decreased approximately three days during 2002. Merchandise inventory levels were lower at December 31, 2002 when compared to December 31, 2001 inventory levels due largely to continuing reductions in specific inventory carried to support customer contract agreements and slightly improved inventory turnover.
     The Company is converting its existing computer systems to an Enterprise Resource Planning (ERP) system. The project is currently in the application design and development stage, and the Company expects to begin implementation of the new system in the second quarter of 2003. The total project costs are expected to be approximately $90,000. The Company is funding the project through a combination of equipment leases and working capital. Project costs through December 31, 2002 are approximately $61,000, of which $50,236 has been capitalized. The Company expects that conversion to the new ERP system will provide future benefits to its results of operations. The Company does not have any other plans or commitments that would require significant amounts of additional working capital.
     At December 31, 2002 the Company had available to it unused lines of credit amounting to $506,226. These lines are available to meet short-term cash requirements of the Company. Included in the Company's lines of credit is a Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) which had previously consisted of a $140,000, 364-day facility and a $205,000, five-year facility. In July 2002 the Company elected to decline renewal of the $140,000, 364-day facility. The $205,000, five-year facility agreement expires in July 2004. There were no amounts outstanding under the Revolving Credit Loan Agreement at December 31, 2002. Short-term borrowings outstanding during 2002 and 2001 varied from a minimum of $0 and $86,000 to a maximum of $216,779 and $479,000, respectively.
     At December 31, 2002 the Company had a $275 million accounts receivable securitization program that expires in October 2003. The securitization program provides for the sale of certain of the Company's trade receivables on a revolving basis to Graybar Commerce Corporation (GCC), a wholly owned, bankruptcy remote, special purpose subsidiary. GCC sells an undivided interest in the receivables to an unrelated multi-seller commercial paper conduit. The Company accounts for the securitization as an on-balance sheet financing arrangement because the Company has maintained effective control of the accounts receivable through a call option that gives GCC the unilateral right to repurchase the undivided interests. Accordingly, the accounts receivable and related
                                                                            18

                                FINANCIAL REVIEW
------------------------------------------------------------------------------

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS
            (Stated in thousands except for share and per share data)

debt are included in the accompanying consolidated balance sheets. GCC has granted a security interest in its trade receivables to the commercial paper conduit. There were no borrowings outstanding under the securitization program at December 31, 2002. The Company elected to reduce the total amount available for borrowing under the program from $275 million to $200 million in January 2003.
        The Company has two off-balance sheet operating lease arrangements with an independent lessor to fund up to $73,720 for the financing of nine of the Company's zone distribution facilities. Each of the agreements carries a five-year term. The Company has the option, with the consent of the lenders to the lessor, to renew the leases for up to two additional five-year terms or to purchase the property for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the property, or such lenders refuse to consent to a renewal, the Company may elect to remarket the property and arrange for its sale to a third party. Under the remarketing option, at December 31, 2002, the Company has guaranteed $60,881 as the residual fair value of the property.
        The Revolving Credit Loan Agreement and certain other note agreements have various covenants that limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
        The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. During 2002, cash provided by operations amounted to $213,379 compared to $280,913 cash provided by operations in 2001. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $15,191 and $402 in 2002 and 2001, respectively.
        Capital expenditures for property were $55,532, $53,985 and $58,747 for the years ended December 31, 2002, 2001 and 2000, respectively. Purchases of treasury stock were $6,299, $5,861 and $5,179 for the years ended
December 31, 2002, 2001 and 2000, respectively. Dividends paid were $11,984, $11,616 and $11,498 for the years ended December 31, 2002, 2001 and 2000, respectively.

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

ALLOWANCE FOR DOUBTFUL ACCOUNTS
        The Company performs ongoing credit evaluations of its customers, and a significant portion of trade receivables is secured by lien or bond rights. The Company maintains allowances to reflect the expected uncollectibility of accounts receivable based on past collection history, the economic environment and specific risks identified in the receivables portfolio. Although actual credit losses have historically been within management's expectations, additional allowances may be required if the financial condition of the Company's customers were to deteriorate.

INVENTORY
        The Company values its inventories at the lower of cost or market. In assessing the ultimate realization of inventories, the Company makes judgments as to rights of return to suppliers and future demand requirements. If actual future demand, market conditions or supplier return provisions are less favorable than those projected by management, additional inventory write-downs may be required.

PENSION PLAN
        The Company's pension plan expense and obligations are determined based on the selection of certain assumptions, the most significant of which are the expected long-term rate of return on plan assets and the discount rate used to discount plan liabilities. While management believes that the assumptions selected by the Company are appropriate, differences in actual experience or changes in assumptions may affect the Company's pension plan obligation and future pension expense. In 2002, the Company reduced the expected long-term rate of return on plan assets to 9.00%, down from 9.50% in 2001. The discount rate used to discount plan liabilities was changed from 7.25% at December 31, 2001 to 6.75% at December 31, 2002. The Company reduced the expected long-term rate of return on plan assets from 9.00% in 2002 to 8.75% for 2003. The change in assumptions and poor return on assets experienced by the plan in recent years are expected to result in additional 2003 pension expense of approximately $2,800.

SUPPLIER VOLUME INCENTIVES
        The Company's agreements with many of its suppliers provide for the Company to earn incentives based on purchases during the agreement period. These agreements typically provide for the incentives to be paid in arrears, and the Company estimates amounts to be received from suppliers at the end of each reporting period based on the earnout level that the Company estimates is probable of being achieved. Amounts received have historically been within management's estimates. In the event that the operating performance of the Company's suppliers should decline, however, there can be no assurance that amounts earned will be paid or that the incentives will be included in future agreements.

                        CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
         (Stated in thousands except for share and per share data)

FOR THE YEARS ENDED DECEMBER 31,                                     2002               2001               2000
---------------------------------------------------------------------------------------------------------------
SALES, NET OF RETURNS AND ALLOWANCES                          $ 3,986,954        $ 4,829,862        $ 5,231,901
  Less -- Cash discounts                                          (12,062)           (13,380)           (13,564)
---------------------------------------------------------------------------------------------------------------
    Net Sales                                                   3,974,892          4,816,482          5,218,337
---------------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                                       (3,229,791)        (3,934,719)        (4,271,745)
---------------------------------------------------------------------------------------------------------------
    Gross Margin                                                  745,101            881,763            946,592
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                     (627,015)          (718,381)          (721,344)
TAXES, OTHER THAN INCOME TAXES                                    (41,297)           (46,950)           (43,021)
DEPRECIATION AND AMORTIZATION                                     (34,636)           (33,422)           (29,220)
---------------------------------------------------------------------------------------------------------------
    Income from operations                                         42,153             83,010            153,007
OTHER INCOME, NET                                                   3,313              7,364              3,030
INTEREST EXPENSE                                                  (26,301)           (39,073)           (46,681)
LOSS ON DEBT EXTINGUISHMENT                                          (545)                --                 --
---------------------------------------------------------------------------------------------------------------
INCOME BEFORE PROVISION FOR INCOME TAXES                           18,620             51,301            109,356
---------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
  Current                                                          (7,233)           (22,915)           (44,395)
  Deferred                                                             14              3,302              1,196
---------------------------------------------------------------------------------------------------------------
    Total provision for income taxes                               (7,219)           (19,613)           (43,199)
---------------------------------------------------------------------------------------------------------------
NET INCOME                                                         11,401             31,688             66,157
---------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS, BEGINNING OF YEAR                              310,521            290,405            241,473
  Cash dividends-
    Preferred, $1.00 per share each year                               (2)                (3)                (3)
    Common, $2.00 per share each year                             (12,486)           (11,569)           (11,583)
  Common Stock dividend                                                --                 --             (5,639)
---------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS, END OF YEAR                                $   309,434        $   310,521        $   290,405
---------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE OF COMMON STOCK                          $      1.83        $      5.42        $     10.84
---------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                      CONSOLIDATED BALANCE SHEETS                                             December 31,
        (Stated in thousands except for share and per share data)                       2002               2001

-----------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash                                                                            $   20,826         $   10,079
  Trade receivables (less allowances of $6,307 and $8,634, respectively)             504,102            592,752
  Merchandise inventory                                                              515,691            612,976
  Other current assets                                                                17,270             14,442
-----------------------------------------------------------------------------------------------------------------
    Total current assets                                                           1,057,889          1,230,249
-----------------------------------------------------------------------------------------------------------------
PROPERTY, AT COST
  Land                                                                                25,601             25,402
  Buildings                                                                          235,205            233,979
  Furniture and fixtures                                                             167,371            168,918
  Computer software                                                                   50,236              1,510
  Capital equipment leases                                                            24,159             24,159
-----------------------------------------------------------------------------------------------------------------
                                                                                     502,572            453,968
  Less -- Accumulated depreciation and amortization                                  209,189            187,492
-----------------------------------------------------------------------------------------------------------------
                                                                                     293,383            266,476
-----------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                                 24,294             10,653
-----------------------------------------------------------------------------------------------------------------
OTHER ASSETS                                                                          24,605             28,620
-----------------------------------------------------------------------------------------------------------------
                                                                                  $1,400,171         $1,535,998
-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Short-term borrowings                                                           $       --         $   98,737
  Current portion of long-term debt                                                   23,314             25,795
  Trade accounts payable                                                             498,855            495,143
  Accrued payroll and benefit costs                                                   22,667             26,816
  Other accrued taxes                                                                 12,036             11,760
  Dividends payable                                                                    6,802              6,299
  Other payables and accruals                                                         48,582             51,753
-----------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                        612,256            716,303
-----------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFITS LIABILITY                                                     77,586             77,431
-----------------------------------------------------------------------------------------------------------------
PENSION LIABILITY                                                                     55,776             19,223
-----------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                                       266,710            315,549
-----------------------------------------------------------------------------------------------------------------
                                                        Shares at December 31,
                                                           2002          2001
-------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
  Capital stock-
    Preferred, par value $20 per share,
     authorized 300,000 shares --
      Issued to shareholders                              2,337         2,593
      In treasury, at cost                                  (87)          (27)
-----------------------------------------------------------------------------------------------------------------
      Outstanding                                         2,250         2,566             45                 51
-----------------------------------------------------------------------------------------------------------------
    Common, stated value $20 per share,
      Authorized                                      7,500,000     7,500,000
      Issued to voting trustees                       5,879,436     5,427,152
      Issued to shareholders                            311,549       305,754
      In treasury, at cost                              (27,380)      (11,700)
-----------------------------------------------------------------------------------------------------------------
      Outstanding                                     6,163,605     5,721,206        123,272            114,424
-----------------------------------------------------------------------------------------------------------------
  Common shares subscribed                                                             1,124             16,265
  Retained earnings                                                                  309,434            310,521
    Accumulated other comprehensive income (loss)                                    (44,958)           (17,504)
-----------------------------------------------------------------------------------------------------------------
                                                                                     388,917            423,757
           Less -- Subscriptions receivable                                            1,074             16,265
-----------------------------------------------------------------------------------------------------------------
           TOTAL SHAREHOLDERS' EQUITY                                                387,843            407,492
-----------------------------------------------------------------------------------------------------------------
                                                                                  $1,400,171         $1,535,998
-----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                                                            21

                       CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (Stated in thousands)

FOR THE YEARS ENDED DECEMBER 31,                                      2002              2001               2000
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS
  Net Income                                                     $  11,401         $  31,688          $  66,157
-----------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to cash
   provided by operations -
    Depreciation and amortization                                   34,636            33,422             29,220
    Deferred income taxes                                              (14)           (3,302)            (1,196)
    Gain on sale of property                                            --            (2,677)                --
    Changes in assets and liabilities:
      Trade receivables                                             88,650           172,794           (176,915)
      Merchandise inventory                                         97,285           135,778             94,307
      Other current assets                                          (2,828)           11,002            (17,955)
      Other assets                                                   3,655             1,633             (6,483)
      Trade accounts payable                                        (7,988)          (37,995)            20,515
      Accrued payroll and benefit costs                             (4,149)          (31,380)             8,089
      Other accrued liabilities                                     (7,269)          (30,050)            15,513
-----------------------------------------------------------------------------------------------------------------
                                                                   201,978           249,225            (34,905)
-----------------------------------------------------------------------------------------------------------------
  Net cash flow provided by operations                             213,379           280,913             31,252
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sale of property                                   5,689             3,974              2,756
    Capital expenditures for property                              (55,532)          (53,985)           (58,747)
    Investment in joint venture                                        360             1,405              2,745
-----------------------------------------------------------------------------------------------------------------
  Net cash flow used by investing activities                       (49,483)          (48,606)           (53,246)
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in short-term borrowings               (98,737)         (307,462)            65,595
    Proceeds from long-term debt                                        --           100,000              3,524
    Repayment of long-term debt                                    (46,430)          (21,439)           (17,499)
    Principal payments under capital equipment leases               (4,890)           (3,866)            (3,165)
    Sale of common stock                                            15,191               402              1,080
    Purchases of treasury stock                                     (6,299)           (5,861)            (5,179)
    Dividends paid                                                 (11,984)          (11,616)           (11,498)
-----------------------------------------------------------------------------------------------------------------
  Net cash flow provided (used) by financing activities           (153,149)         (249,842)            32,858
-----------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                     10,747           (17,535)            10,864
-----------------------------------------------------------------------------------------------------------------
CASH, BEGINNING OF YEAR                                             10,079            27,614             16,750
-----------------------------------------------------------------------------------------------------------------
CASH, END OF YEAR                                                $  20,826         $  10,079          $  27,614
-----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                       CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                 CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                    FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000
                                                    (Stated in thousands)
                                                                           COMMON                   ACCUMULATED
                                                                           STOCK                       OTHER
                                              COMMON       PREFERRED     SUBSCRIBED,   RETAINED    COMPREHENSIVE
                                              STOCK          STOCK        UNISSUED     EARNINGS    INCOME (LOSS)     TOTAL
                                             --------      ---------     -----------   --------    -------------   --------
December 31, 1999                            $118,270      $     68       $     56     $241,473      $    (204)    $359,663
                                             ========      ========       ========     ========      =========     ========
Net income                                                                               66,157                      66,157

Currency translation adjustments                                                                          (338)        (338)
                                                                                                                   --------
Comprehensive income                                                                                                 65,819
                                                                                                                   --------
Stock issued                                    1,087                                                                 1,087

Stock redeemed                                 (5,168)          (11)                                                 (5,179)

Advance payments                                                                (7)                                      (7)

Dividends declared                              5,639                                   (17,225)                    (11,586)
                                             --------      --------       --------     --------      ---------     --------
December 31, 2000                            $119,828      $     57       $     49     $290,405      $    (542)    $409,797
                                             ========      ========       ========     ========      =========     ========
Net income                                                                               31,688                      31,688

Currency translation adjustments                                                                          (267)        (267)

Cumulative impact of adoption of
   SFAS 133 (net of tax of $877)                                                                        (1,342)      (1,342)

Unrealized gain/(loss) from interest
   rate swap (net of tax of $317)                                                                         (590)        (590)

Minimum pension liability (net
   of tax of $9,125)                                                                                   (14,763)     (14,763)
                                                                                                                   --------
Comprehensive income                                                                                                 14,726
                                                                                                                   --------
Stock issued                                      451                                                                   451

Stock redeemed                                 (5,855)           (6)                                                 (5,861)

Advance payments                                                               (49)                                     (49)

Dividends declared                                                                      (11,572)                    (11,572)
                                             --------      --------       --------     --------      ---------     --------
December 31, 2001                            $114,424      $     51       $      0     $310,521      $ (17,504)    $407,492
                                             ========      ========       ========     ========      =========     ========
Net income                                                                               11,401                      11,401

Currency translation adjustments                                                                          (441)        (441)

Unrealized gain/(loss) from interest
   rate swap (net of tax of $1,536)                                                                     (2,374)      (2,374)

Minimum pension liability (net
   of tax of $15,621)                                                                                  (24,639)     (24,639)
                                                                                                                   --------
Comprehensive income                                                                                                (16,053)
                                                                                                                   --------
Stock issued                                   15,141                                                                15,141

Stock redeemed                                 (6,293)           (6)                                                 (6,299)

Advance payments                                                                50                                       50

Dividends declared                                                                      (12,488)                    (12,488)
                                             --------      --------       --------     --------      ---------     --------
DECEMBER 31, 2002                            $123,272      $     45       $     50     $309,434      $ (44,958)    $387,843
                                             ========      ========       ========     ========      =========     ========

See accompanying Notes to Consolidated Financial Statements

                        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
            (Stated in thousands except for share and per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS
     Graybar Electric Company, Inc. is engaged internationally in the distribution of electrical and communications products and integrated supply services primarily to contractors, industrial plants, telephone companies, power utilities, and commercial users. All products sold by the Company are purchased by the Company from others. The Company's business activity is primarily with customers in the United States; however, the Company has limited sales activity in several international locations.

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of Graybar Electric Company, Inc. and its subsidiary companies. All significant intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION
     Revenue is recognized when products are shipped and title transfers to the customer.

ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

RECLASSIFICATIONS
     Certain reclassifications of prior year presentations have been made to conform to the 2002 presentation.

MERCHANDISE INVENTORY
     Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is a method of accounting that, compared with other inventory accounting methods, generally provides better matching of current costs with current revenues. At December 31, 2002 and 2001 FIFO (first-in, first-out) inventory approximated LIFO inventory. The Company liquidated a portion of a previously created LIFO layer in 2002, resulting in an increase in cost of goods sold of $5,446.

SUPPLIER VOLUME INCENTIVES
     The Company's agreements with many of its suppliers provide for the Company to earn incentives based on purchases during the agreement period. The Company estimates the amount to be received from suppliers at the end of each reporting period based on the earnout level that the Company estimates is probable of being achieved. The Company records the incentive ratably over the year as a reduction of cost of sales. Changes in the estimated amount of incentives are treated as changes in estimate and are recognized using a cumulative catch-up adjustment.

PROPERTY AND DEPRECIATION
     The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:

--------------------------------------------------------------------------------
Buildings                                                               42 years
--------------------------------------------------------------------------------
Permanent fixtures--                                       Over the lives of the
leased property                                                respective leases
--------------------------------------------------------------------------------
Furniture, fixtures and equipment                                  4 to 14 years
--------------------------------------------------------------------------------
Capital equipment                                          Over the lives of the
leases                                                         respective leases
--------------------------------------------------------------------------------

     At the time property is retired, or otherwise disposed of, the asset and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to other income.
     Equipment under capital leases is recorded in property with the corresponding obligations carried in long-term debt. The amount capitalized is the present value at the beginning of the lease term of the aggregate future minimum lease payments.
     Maintenance and repairs are expensed as incurred. Major renewals and betterments that extend the life of the property are capitalized.
     The Company capitalizes interest expense on major construction and development projects while in progress. Interest capitalized in 2002 was $1,505.
     The Company capitalizes qualifying internal and external costs incurred to develop or obtain software for internal use during the application development stage. Costs incurred during the pre-application development stage are expensed as incurred. During 2002 and 2001, the Company capitalized $48,726 and $1,510, respectively.

                        CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

DERIVATIVE FINANCIAL INSTRUMENTS
     On January 1, 2001 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities." The statement requires the Company to recognize all derivative instruments on the balance sheet at fair value. The adoption of SFAS No. 133 impacts the accounting for the Company's interest rate swap agreement that effectively converts its floating rate payments to a fixed-rate basis. The Company manages interest rates on amounts due under certain operating leases through its swap agreement. The Company's interest rate swap agreement is designated as a cash flow hedge.
     Upon adoption of SFAS No. 133, the Company recorded a liability for the fair value of the interest rate swap of $2,219 in its consolidated balance sheet. On an ongoing basis, the Company reflects the current fair value of the interest rate swap on its balance sheet. The effective portion of the related gains or losses on the swap are deferred in accumulated other comprehensive income. Because the swap is completely effective, no ineffectiveness was recorded in the consolidated statements of income during 2002 or 2001. At January 1, 2001 the Company included unrealized net losses of $1,342 (net of tax) in accumulated other comprehensive income to record the cumulative transition adjustment as a result of adopting SFAS No. 133. Unrealized net losses of $2,374 (net of tax) and $590 (net of tax) related to the swap were recorded in accumulated other comprehensive income during the twelve month periods ended December 31, 2002 and 2001, respectively. These deferred gains and losses are recognized in income in the period in which the related interest payments being hedged are recognized in expense.

GOODWILL
     On January 1, 2002 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Under SFAS 142, goodwill and indefinite-lived intangible assets will no longer be amortized but rather will be tested annually for impairment. The effect of amortization expense related to goodwill on net income in prior periods was not material. As of December 31, 2002 the company has completed its initial and annual impairment tests and concluded that there is no impairment of the Company's goodwill. At December 31, 2002 the Company has $6,680 of goodwill included in Other Assets in the balance sheet.

2. INCOME TAXES
     The provisions for income taxes recorded in the Consolidated Statements of Income and Retained Earnings are as follows:

Years Ended December 31:                      2002          2001          2000
--------------------------------------------------------------------------------
Federal income tax
     Current                                $6,724       $21,804       $38,621
     Deferred                                  693        (3,087)       (1,118)
State income tax
     Current                                   509         1,111         5,774
     Deferred                                 (707)         (215)          (78)
--------------------------------------------------------------------------------
Financial statement
     income tax provision                   $7,219       $19,613       $43,199
--------------------------------------------------------------------------------

     Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:

Assets/(Liabilities)                                        2002          2001
--------------------------------------------------------------------------------
Postretirement benefits                                 $ 30,181      $ 30,121
Payroll accruals                                           3,419         4,590
Bad debt reserves                                          2,238         3,257
Other deferred tax assets                                 11,444         8,480
Inventory                                                  4,474           645
Accrued (prepaid) pension                                 17,213         1,319
Fixed asset depreciation                                 (14,264)      (11,631)
Fixed asset gains                                         (7,392)       (7,442)
Computer software                                         (1,945)           --
Other deferred tax liabilities                           (10,628)      (11,769)
--------------------------------------------------------------------------------
                                                        $ 34,740      $ 17,570
--------------------------------------------------------------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

     Deferred tax assets included in Other Current Assets were $10,446 and $6,917 in 2002 and 2001, respectively. The Company's deferred tax assets include state net operating loss carryforwards of $2,690 as of December 31, 2002 that expire from 2006 to 2022. A valuation allowance of $529 has been established for a portion of these deferred tax assets.
     A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:                      2002          2001          2000
--------------------------------------------------------------------------------
"Statutory" tax rate                          35.0%         35.0%         35.0%
State and local income taxes,
  net of federal benefit                      (3.2)         (0.2)          3.0
Other, net                                     7.0           3.4           1.5
--------------------------------------------------------------------------------
Effective tax rate                            38.8%         38.2%         39.5%
--------------------------------------------------------------------------------

3. CAPITAL STOCK
     The Company's capital stock is owned by its employees and retirees. Neither common nor preferred stock may be sold by the holder thereof, except by first offering it to the Company. The Company may buy any common shares so offered at the price at which they were issued ($20) with appropriate adjustments for current dividends or may call all or part of the preferred stock at par plus accrued dividends.
     During 2001 the Company offered to eligible employees the right to subscribe to 1,300,000 shares of common stock at $20 per share in accordance with the provisions of the Company's Common Stock Purchase Plan dated October 8, 2001. This resulted in the subscription of 813,251 shares $(16,265). Subscribers under the Plan elected to make payments under one of the following options: (i) all shares subscribed for prior to January 18, 2002; (ii) a portion of such shares prior to January 18, 2002, and the balance in monthly installments through payroll deductions (or in certain cases where a subscriber is no longer on the Company's payroll, through pension deductions or direct monthly payments) over a 34-month period; or (iii) all shares pursuant to the installment method.
     Shares were issued and Voting Trust Certificates were delivered to subscribers as of January 18, 2002, in the case of shares paid for prior to January 18, 2002. Shares will be issued and Voting Trust Certificates will be delivered to subscribers on a quarterly basis, as of the tenth day of March, June, September and December to the extent full payments of shares are made in the case of subscriptions under the installment method.
     Shown below is a summary of shares reacquired and retired by the Company in the three years ended December 31:

                                     PREFERRED                   COMMON
                             REACQUIRED      RETIRED    REACQUIRED     RETIRED
--------------------------------------------------------------------------------
2002                            316            256       314,647       298,967
2001                            299            397       292,732       310,472
2000                            547            422       258,431       240,720
--------------------------------------------------------------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------


4. LONG-TERM DEBT AND BORROWINGS UNDER SHORT-TERM CREDIT AGREEMENTS

                                                               DECEMBER 31,
LONG-TERM DEBT WAS COMPOSED OF:                             2002          2001
------------------------------------------------------------------------------
7.49% note, unsecured, due in
    annual installments of $14,286
    in each of the years 2005
    through 2011                                        $100,000      $100,000
6.59% note, unsecured, due in
  semiannual installments of $3,750
    beginning in October 2003 through
    April 2013                                            75,000        75,000
7.36% note, unsecured, maturing
  May 2011, installments of $3,095
    due semiannually in each of the
    years 2001 through 2010 with
    final payment of $3,094 due in 2011                   52,619        58,809
6.65% note, unsecured, due in annual
    installments of $3,636 in each of the
    years 2003 through 2013                               40,000        40,000
6.25% note, unsecured, maturing
  June 2004, installments of $7,000
  due annually in each of the years
  2000 through 2004                                            0        21,000
6.21% to 8.80% capital equipment
  leases, various maturities                              10,434        15,346
6.44% note, unsecured, due in
    quarterly installments of $893
    through January 2005                                       0        11,607
9.23% note secured by a first mortgage
  on various properties, maturing May 2005,
  installments of $2,725 due annually in
  each of the years 1995 through 2004 with
  final payment of $2,750 due in 2005                      8,200        10,925
Variable rate mortgages, secured by
   facilities, various maturities                          3,771         4,032
7.74% note, secured by facility, due
   in quarterly installments through
   August 2006                                                 0         3,325
7.75% note, secured by facility, due
   in quarterly installments through
   March 2005                                                  0         1,300
------------------------------------------------------------------------------
                                                        $290,024      $341,344
Less current portion                                      23,314        25,795
------------------------------------------------------------------------------
                                                        $266,710      $315,549
------------------------------------------------------------------------------

LONG-TERM DEBT MATURES AS FOLLOWS:
------------------------------------------------------------------------------
2004                                                                  $ 22,807
2005                                                                    38,364
2006                                                                    31,754
2007                                                                    31,705
2008-2013                                                              142,080
------------------------------------------------------------------------------
                                                                      $266,710
------------------------------------------------------------------------------

     The net book value of property securing various long-term debt instruments was $14,990 at December 31, 2002.
     The Company's borrowings under short-term credit agreements consist of issuances of commercial paper and borrowings under revolving credit agreements and bank lines of credit.
     Included in the Company's lines of credit is a Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) which had previously consisted of a $140,000, 364-day facility and a $205,000, five-year facility. In July 2002 the Company elected to decline renewal of the $140,000, 364-day facility. The $205,000, five-year facility agreement expires in July 2004. There were no amounts outstanding under the Revolving Credit Loan Agreement at December 31, 2002.
     The Company has a $275 million accounts receivable securitization program that expires in October 2003. The securitization program provides for the sale of certain of the Company's trade receivables on a revolving basis to Graybar Commerce Corporation (GCC), a wholly owned, bankruptcy remote, special purpose subsidiary. GCC sells an undivided interest in the receivables to an unrelated multi-seller commercial paper conduit. The Company accounts for the securitization as an on-balance sheet financing arrangement because the Company has maintained effective control of the accounts receivable through a call option that gives GCC the unilateral right to repurchase the undivided interests. Accordingly, the accounts receivable and related debt are included in the accompanying consolidated balance sheets. GCC has granted a security interest in its trade receivables to the commercial paper conduit. There were no borrowings outstanding under the securitization program at December 31, 2002.
     Borrowings under short-term credit agreements varied from a minimum of $0 and $86,000 to a maximum of $216,779 and $479,000 in 2002 and 2001, respectively. The average amount of borrowings outstanding under short-term credit agreements during 2002 and 2001 amounted to approximately $101,000 and $305,000 at weighted average interest rates of 2.11% and 4.86%, respectively. The averages are based on the daily amounts outstanding during each year. The weighted average interest rate for amounts outstanding at December 31, 2002 and 2001 was 0% and 2.47%, respectively.
     The Company had unused lines of credit of approximately $506,226 as of December 31, 2002. Certain committed lines of credit have annual fees of up to twenty-seven basis points of the committed lines of credit.
     The Revolving Credit Loan Agreement and certain other note agreements have various covenants which limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
     The carrying amounts of the Company's outstanding long-term debt and short-term borrowings approximate their fair values at December 31, 2002.

                       CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

5.  PENSION AND OTHER POSTRETIREMENT BENEFITS
     The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service. Employees become 100% vested after five years of service, regardless of age. The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum or greater than the maximum tax deductible amount. The assets of the defined benefit pension plan are invested primarily in equity and fixed income securities and money market funds.
     The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the
Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 2002 or 2001.
     The following table sets forth information regarding the Company's pension and other postretirement benefits as of December 31, 2002 and 2001:

                                                           Postretirement
                               Pension Benefits               Benefits
                           -----------------------     -----------------------
                                2002          2001          2002          2001
                           -----------------------     -----------------------
Accumulated
  benefit
  obligation               $ 157,065      $148,696     $ 118,500      $ 96,070
                           ---------      --------     ---------      --------
Projected
  benefit
  obligation                 203,100       201,600            --            --

Fair value of
  plan assets                101,132       129,473            --            --
                           ---------      --------     ---------      --------

Funded status              $(101,968)     $(72,127)    $(118,500)     $(96,070)
                           ---------      --------     ---------      --------

     Amounts recognized in the balance sheet at December 31, 2002 consist of the following:

                                                           Postretirement
                               Pension Benefits               Benefits
                           -----------------------     -----------------------
                                2002          2001          2002          2001
                           -----------------------     -----------------------
Prepaid (accrued)
  benefit cost              $(55,776)     $(19,223)     $(77,586)     $(77,431)
Intangible
  asset                       13,673        17,380            --            --
Accumulated other
  comprehensive loss          39,402        14,763            --            --
                           ---------      --------     ---------      --------
Net amount
  recognized               $  (2,701)     $ 12,920     $ (77,586)     $(77,431)
                           ---------      --------     ---------      --------

     Weighted average assumptions as of December 31 are:

                                                           Postretirement
                               Pension Benefits               Benefits
                           -----------------------     -----------------------
                                2002          2001          2002          2001
                           -----------------------     -----------------------
Discount rate                   6.75%         7.25%         6.75%         7.25%
Expected return
  on plan assets                9.00%         9.50%           --            --
Rate of
  compensation
  increase                      3.75%         4.25%           --            --
Health care cost
  trend on
  covered charges                 --            --         10%/6%         6.75%

     The following presents information regarding the plans for the years ended December 31, 2002 and 2001:

                                                           Postretirement
                               Pension Benefits               Benefits
                           -----------------------     -----------------------
                                2002          2001          2002          2001
                           -----------------------     -----------------------
Employer
  contributions             $ 14,074      $  9,852       $ 9,148       $ 8,494
Participant
  contributions                   --            --           300           245

Benefits paid               $(25,556)     $(12,855)      $(9,448)      $(8,739)
                            --------      --------       -------       -------

     The net periodic cost recognized for the defined benefit pension plan was $14,231, $11,707 and $9,532 for each of the three years ended December 31, 2002, 2001 and 2000, respectively.
     The net periodic cost recognized for the postretirement benefit plan was $9,533, $8,719 and $7,594 for each of the three years ended December 31, 2002, 2001 and 2000, respectively.
     For measurement of the net periodic postretirement benefit obligation, a 10.0% annual rate of increase in per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to gradually decrease to 6.0% for 2012 and to remain at that level thereafter.

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

6. NET INCOME PER SHARE OF COMMON STOCK
     The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 6,245,008, 5,845,840 and 6,101,310 in 2002, 2001 and 2000, respectively, adjusted for the declaration of a 5% stock dividend in 2000.

7. COMMITMENTS
     The Company has two off-balance sheet operating lease arrangements with an independent lessor to fund the financing of nine of the Company's zone distribution facilities. Each of the agreements carries a five-year term. The Company has the option, with the consent of the lenders to the lessor, to renew the leases for up to two additional five-year terms or to purchase the property for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the property, or such lenders refuse to consent to a renewal, the Company may elect to remarket the property and arrange for its sale to a third party. Under the remarketing option, at December 31, 2002, the Company has guaranteed $60,881 as the residual fair value of the property. In addition, the Company leases various other property under noncancellable long-term leases. Certain of these leases include renewal options. Rental expense was $43,936, $34,989 and $28,576 in 2002, 2001 and 2000, respectively.
     Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 2002 are as follows:

YEARS ENDING DECEMBER 31:
------------------------------------------------------------------------------
2003                                                                   $41,409
2004                                                                    33,379
2005                                                                    21,573
2006                                                                    12,997
2007                                                                     9,456
Subsequent to 2007                                                      42,663
------------------------------------------------------------------------------

     In September 2000 the Company entered into a swap agreement to manage interest rates on amounts due under certain operating leases. The agreement, which expires in July 2013, is based on a notional amount of $28.7 million. The agreement calls for an exchange of interest payments with the Company receiving payments based on a London Interbank Offered Rate (LIBOR) floating rate, and making payments based on a fixed rate of 6.92%. There is no exchange of the notional amount upon which the payments are based. The fair value of the swap was $(7,036) at December 31, 2002 and is recorded in Other Payables and Accruals in the balance sheet.

8. STATEMENTS OF CASH FLOWS
     During 2002, 2001 and 2000 income taxes paid totaled $12,484, $8,526 and $55,241; interest paid totaled $26,976, $38,764 and $48,610; and liabilities assumed in connection with capitalized leases totaled $0, $3,779 and $3,754, respectively. In addition, the Company has $11,700 of trade payables at December 31, 2002 related to the purchase of computer software licenses.

9. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
     The components of accumulated other comprehensive income (loss) as of December 31, 2002 and 2001 are as follows:

                                                            2002          2001
------------------------------------------------------------------------------
Currency translation adjustments                        $ (1,250)     $   (809)
Unrealized gain/(loss) from
  interest rate swap                                      (4,306)       (1,932)
Minimum pension liability                                (39,402)      (14,763)
------------------------------------------------------------------------------
                                                        $(44,958)     $(17,504)
------------------------------------------------------------------------------

10. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
     Quarterly financial data for 2002 and 2001 is as follows:

                                    FOR THE QUARTERS ENDED,
  2002                          3/31          6/30          9/30         12/31
------------------------------------------------------------------------------
Net sales                   $967,910    $1,046,092    $1,013,783     $ 947,107
Gross margin                 181,742       190,238       188,820       184,301
Net income (loss)             (1,456)        3,396         5,554         3,907
Net income (loss)
  per share of
  common stock              $   (.23)   $      .54    $      .89     $     .63
------------------------------------------------------------------------------

                                    FOR THE QUARTERS ENDED,
  2001                          3/31          6/30          9/30         12/31
------------------------------------------------------------------------------
Net sales                 $1,263,068    $1,284,667    $1,195,318    $1,073,429
Gross margin                 229,300       227,331       211,095       214,037
Net income                     5,988         7,430        10,654         7,616
Net income per share
  of common stock         $     1.01    $     1.26    $     1.83    $     1.33
------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS
------------------------------------------------------------------------------

                           [Ernst & Young letterhead]


                         Report of Independent Auditors

The Shareholders and
  the Board of Directors
Graybar Electric Company, Inc.

We have audited the accompanying consolidated balance sheets of Graybar Electric Company, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income and retained earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graybar Electric Company, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill effective January 1, 2002 and its method of accounting for derivatives and hedging activities effective
January 1, 2001.


                                        /s/ Ernst & Young LLP

St. Louis, Missouri
February 21, 2003

             GROUP AND DISTRICT MANAGEMENT AS OF DECEMBER 31, 2002
------------------------------------------------------------------------------

------------------------------------------------------------------------------
NEW YORK, BOSTON AND
NORTHEASTERN COMM/DATA DISTRICTS
------------------------------------------------------------------------------
Donald M. Block Group Vice President
Joseph M. Sabatino Vice President-Service
Joseph P. Peduto Director of Accounting and Finance
------------------------------------------------------------------------------
NEW YORK DISTRICT
  Ronald P. Segraves Vice President-Electrical Sales
  John N. DeRosa Operating Manager
  Brian R. Buchholz Financial Manager
------------------------------------------------------------------------------
BOSTON DISTRICT
  Peter R. Elkas Vice President-Electrical Sales
  Gerald G. Pollick Operating Manager
  Paul E. Smith Financial Manager
------------------------------------------------------------------------------
NORTHEASTERN COMM/DATA DISTRICT
  Stephen E. Thomas Vice President-Comm/Data Sales

------------------------------------------------------------------------------
PITTSBURGH, RICHMOND AND
MID-ATLANTIC COMM/DATA DISTRICTS
------------------------------------------------------------------------------
Thomas S. Gurganous Group Vice President
T. N. (Nick) Fleming Vice President-Service
Sharon L. Enman Director of Accounting and Finance
------------------------------------------------------------------------------
PITTSBURGH DISTRICT
  Steven M. Schooley Vice President-Electrical Sales
  C. Robert Smith Operating Manager
  Peter M. Wingrove Financial Manager
------------------------------------------------------------------------------
RICHMOND DISTRICT
  Wallace H. Hancock Vice President-Electrical Sales
  David K. Ange Operating Manager
  Ronald J. Grabar Financial Manager
------------------------------------------------------------------------------
MID-ATLANTIC COMM/DATA DISTRICT
  Thomas R. Moore Vice President-Comm/Data Sales

------------------------------------------------------------------------------
ATLANTA, TAMPA AND SOUTHEASTERN
COMM/DATA DISTRICTS
------------------------------------------------------------------------------
Richard D. Offenbacher Group Vice President
Keith E. (Kip) Davis Vice President-Service
Richard C. Hird Director of Accounting and Finance
------------------------------------------------------------------------------
ATLANTA DISTRICT
  Donald W. Heitmeier Vice President-Electrical Sales
  Bertie M. Wilson Operating Manager
  Stephen C. Beckmann Financial Manager
------------------------------------------------------------------------------
TAMPA DISTRICT
  Robert C. Lyons Vice President-Electrical Sales
  Dale J. Thayer, Jr. Operating Manager
------------------------------------------------------------------------------
SOUTHEASTERN COMM/DATA DISTRICT
  Jeffrey W. Craig Vice President-Comm/Data Sales

------------------------------------------------------------------------------
CALIFORNIA ELECTRICAL AND
CALIFORNIA COMM/DATA DISTRICTS
------------------------------------------------------------------------------
Gary D. Hodges Group Vice President
Christopher O. Olsen Vice President-Service
------------------------------------------------------------------------------
CALIFORNIA ELECTRICAL DISTRICT
  Scott A. Stromberg Vice President-Electrical Sales
  Kathy L. Edwards Operating Manager
  Richard T. Birkett Financial Manager
------------------------------------------------------------------------------
CALIFORNIA COMM/DATA DISTRICT
  Jon D. Umene Vice President-Comm/Data Sales

------------------------------------------------------------------------------
MINNEAPOLIS, CINCINNATI, CHICAGO AND
NORTH CENTRAL COMM/DATA DISTRICTS
------------------------------------------------------------------------------
Richard A. Cole Group Vice President
John T. Roney Vice President-Service
Timothy E. Carpenter Director of Accounting and Finance
------------------------------------------------------------------------------
MINNEAPOLIS DISTRICT
  Robert L. Nowak Vice President-Electrical Sales
  Paul D. Wise Operating Manager
  Ellen S. Rebne Financial Manager
------------------------------------------------------------------------------
CINCINNATI DISTRICT
  Joseph F. LaMotte  Vice President-Electrical Sales
  J. William Grindle Operating Manager
  Thomas G. Karrenbauer Financial Manager
------------------------------------------------------------------------------
CHICAGO DISTRICT
  Michael N. Wall Vice President-Electrical Sales
  Martin A. Aske Operating Manager
  Steven R. Bourbeau Financial Manager
------------------------------------------------------------------------------
NORTH CENTRAL COMM/DATA DISTRICT
  Richard H. Harvey Vice President-Comm/Data Sales

------------------------------------------------------------------------------
ST. LOUIS, DALLAS, HOUSTON
AND MIDWEST COMM/DATA DISTRICTS
------------------------------------------------------------------------------
John C. Loff Group Vice President
Thomas T. Townsend Vice President-Service
Thomas E. Kinate Director of Accounting and Finance
------------------------------------------------------------------------------
ST. LOUIS DISTRICT
  Michael C. Dumas Vice President-Electrical Sales
  Cindy J. Johnson Operating Manager
  Reiders L. Abel Financial Manager
------------------------------------------------------------------------------
DALLAS DISTRICT
  Lindsey G. Darnell Vice President-Electrical Sales
  Scott B. Neubauer Operating Manager
  Darryl B. Bain Financial Manager
------------------------------------------------------------------------------
HOUSTON DISTRICT
  John H. Hawfield Vice President-Electrical Sales
  Dennis P. Brown Operating Manager
  Timothy D. Birky Financial Manager
------------------------------------------------------------------------------
MIDWEST COMM/DATA DISTRICT
  William P. Mansfield Vice President-Comm/Data Sales

------------------------------------------------------------------------------
SEATTLE, PHOENIX, WESTERN COMM/DATA
AND AURORA DISTRICTS
------------------------------------------------------------------------------
Kenneth B. Sparks Group Vice President
John C. Fischer Vice President-Service
Randall R. Harwood Director of Accounting and Finance
------------------------------------------------------------------------------
SEATTLE DISTRICT
  Kirk A. Snure Vice President-Electrical Sales
  Peter L. Johnson Operating Manager
  Paul A. Hansen Financial Manager
------------------------------------------------------------------------------
PHOENIX DISTRICT
  Mick K. Upchurch Vice President-Electrical Sales
  Shayne P. Jones Operating Manager
  James (Chip) Bateman Financial Manager
------------------------------------------------------------------------------
WESTERN COMM/DATA DISTRICT
  David G. Maxwell Vice President-Comm/Data Sales
------------------------------------------------------------------------------
AURORA DISTRICT
  James A. Grimshaw Vice President-Sales

------------------------------------------------------------------------------
SPN DISTRICT
------------------------------------------------------------------------------
John C. Mansfield Group Vice President

                       LOCATIONS AS OF DECEMBER 31, 2002
------------------------------------------------------------------------------

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

------------------------------------------------------------------------------
PITTSBURGH DISTRICT
------------------------------------------------------------------------------

900 Ridge Avenue
Pittsburgh, Pennsylvania 15212
412 323-5200

BRANCHES
Ohio: Youngstown, Cleveland,
 Akron, Canton, Mansfield
Pennsylvania: Greensburg, Erie
West Virginia: Wheeling
New York: Buffalo, Rochester,
 Syracuse

INFORMATION SYSTEMS
11885 Lackland Road
St. Louis, Missouri 63146
314 573-5700

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

------------------------------------------------------------------------------
RICHMOND DISTRICT
------------------------------------------------------------------------------

1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia: Norfolk, Roanoke,
 Hampton, Chantilly,
 Commonwealth Controls-Richmond
North Carolina: Asheville,
 Raleigh, Winston-Salem, Charlotte,
 Greensboro, Wilmington, Monroe
South Carolina: Rock Hill
Tennessee: Bristol
Maryland: Baltimore, Lanham

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

------------------------------------------------------------------------------
CHICAGO DISTRICT
------------------------------------------------------------------------------

900 Regency Drive
Glendale Heights, Illinois 60139
630 893-3600

BRANCHES
Illinois: Naperville, Chicago
 Downtown, Joliet, Peoria,
 Springfield
Indiana: South Bend, Hammond
Michigan: Lansing, Grand Rapids
Iowa: Davenport, Cedar Rapids
Wisconsin: West Allis, Racine,
 Madison

------------------------------------------------------------------------------
MINNEAPOLIS DISTRICT
------------------------------------------------------------------------------

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Burnsville, Plymouth, Rochester,
 Mankato, St. Cloud
North Dakota: Fargo
South Dakota: Sioux Falls, Brookings
Wisconsin: Green Bay, Marinette,
 Manitowoc, Neenah,
 Stevens Point, Eau Claire
Iowa: Des Moines

------------------------------------------------------------------------------
ST. LOUIS DISTRICT
------------------------------------------------------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 573-2000

BRANCHES
Missouri: Jefferson City,
 Kansas City, Springfield
Kansas: Wichita
Nebraska: Omaha
Tennessee: Memphis, Jackson
Arkansas: Little Rock, Springdale,
 Conway

------------------------------------------------------------------------------
DALLAS DISTRICT
------------------------------------------------------------------------------

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas: Amarillo, Austin, Abilene,
 Dallas (Royal Lane Counter)
Oklahoma: Oklahoma City, Tulsa
Louisiana: Shreveport

------------------------------------------------------------------------------
HOUSTON DISTRICT
------------------------------------------------------------------------------

6161 Bingle Road
Houston, Texas 77092
713 423-3200

BRANCHES
Texas: Beaumont,
 San Antonio, Corpus Christi, Clute
Louisiana: Harahan, Baton Rouge,
 Lake Charles

                       LOCATIONS AS OF DECEMBER 31, 2002
------------------------------------------------------------------------------


------------------------------------------------------------------------------
SEATTLE DISTRICT
------------------------------------------------------------------------------

1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
 Tacoma, Everett
Oregon: Portland, Eugene
Idaho: Boise
Alaska: Anchorage, Fairbanks
Montana: Billings

------------------------------------------------------------------------------
PHOENIX DISTRICT
------------------------------------------------------------------------------

3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson,
 Scottsdale
Colorado: Colorado Springs,
 Denver
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas
Utah: Salt Lake City

------------------------------------------------------------------------------
CALIFORNIA DISTRICT
------------------------------------------------------------------------------

383 South Cheryl Lane
City of Industry, California 91789
909 451-4000

BRANCHES
California: Anaheim, Long Beach,
 Van Nuys, Costa Mesa,
 Los Angeles (Counter),
 San Bernardino, Hayward,
 San Francisco (Downtown), Martinez,
 San Jose, Sacramento, Roseville,
 San Diego, San Marcos,
 Santa Barbara, Santa Maria,
 Bakersfield, Fresno, Modesto
Nevada: Sparks
Hawaii: Honolulu

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

------------------------------------------------------------------------------
WESTERN
COMM/DATA DISTRICT
------------------------------------------------------------------------------
20 Diablo View Court
Danville, California 94506
925 980-4863

------------------------------------------------------------------------------
MID-ATLANTIC
COMM/DATA DISTRICT
------------------------------------------------------------------------------
2500 Wilkinson Blvd.
Charlotte, North Carolina 28208
704 392-1804

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

------------------------------------------------------------------------------
TAMPA REGIONAL ZONE
------------------------------------------------------------------------------
8520 Eagle Palm Drive
Riverview, Florida 33569
813 739-4100

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

                                  [PHOTOS]

                               [Graybar Logo]
                       Graybar Electric Company, Inc.
                          34 North Meramec Avenue
                         St. Louis, Missouri 63105
                              www.graybar.com