Form 10-K, Exhibit 13
period 2003-12-31
GRAYBAR ELECTRIC CO INC
filed 2004-03-26
CIK 205402

                                                                    EXHIBIT 13

                        ANNUAL REPORT TO SHAREHOLDERS
                                  FOR 2003

                                                                    EXHIBIT 13


[Graybar Logo]                              2003 ANNUAL REPORT
works to your advantage

[photos]

                     BOARD OF DIRECTORS

                          [photo]

Standing, left to right:

Jack F. Van Pelt
Vice President-Human Resources

Richard A. Cole
District Vice President-Chicago District

Kenneth B. Sparks
District Vice President-Seattle District

Robert A. Reynolds, Jr.
Chairman, President and Chief Executive Officer

Juanita H. Hinshaw
Senior Vice President and Chief Financial Officer

Richard D. Offenbacher
Senior Vice President-Comm/Data Business

Thomas S. Gurganous
District Vice President-Richmond District

Thomas F. Dowd
Vice President, Secretary and General Counsel

Seated, left to right:

Lawrence R. Giglio
Senior Vice President-Operations

Dennis E. DeSousa
Senior Vice President-Sales and Distribution

John C. Loff
District Vice President-Dallas District

Gary D. Hodges
District Vice President-Phoenix District

Charles R. Udell
Senior Vice President-Electrical Business

Company's Business

Graybar Electric Company, Inc. is engaged internationally in the distribution of electrical, telecommunications and networking products and the provision of related supply chain management and logistics services, primarily to contractors, industrial plants, telephone companies, power utilities, and commercial users. All products sold by the Company are purchased by the Company from others.


Classes of Customers Served

Electrical Contractor
Commercial & Industrial
Voice & Data Communications
Power Utility
International


Capital Stock Data

Number of Equity Security Holders as of
December 31, 2003:
-------------------------------------------------------------------------
Title of Class                                Number of Security Holders
-------------------------------------------------------------------------
Preferred Stock                                                       53
Common Stock                                                         135
Voting Trust Certificates for Common Stock                         5,605
-------------------------------------------------------------------------

Dividend Data

Common Stock, par value $1; stated value $20.
Dividends declared for year:                            2003        2002        2001
-------------------------------------------------------------------------------------
First Quarter                                          $ .30       $ .30       $ .30
Second Quarter                                           .30         .30         .30
Third Quarter                                            .30         .30         .30
Fourth Quarter                                         $1.10       $1.10       $1.10
-------------------------------------------------------------------------------------


Contents

Board of Directors                Inside Front Cover

Letter to Shareholders                             2

Market Review                                      4

Operations Review                                 10

Financial Review                                  13

Management's Discussion and Analysis
of Financial Condition and Results of Operations  16

Consolidated Financial Statements                 20

Report of Independent Auditors                    30

District Management                               31

Locations                                         32

                   LETTER TO SHAREHOLDERS

     In 2003, we continued to adapt to a world that for the last several years has been rapidly changing. Change is inherently difficult, for organizations as well as individuals, but we have taken the steps we needed to adapt to the wide variety of challenges we have confronted. The good news is this: We think we have learned how to deal with change better, and we are well positioned to take advantage of the different world we now inhabit.

     We should not underestimate the scope of the challenges we have faced. In the 1970s and the first half of the 1980s, our business was relatively predictable. From day to day, from month to month, from year to year, our employees could generally predict their work lives.

     But change began to descend on us in the mid-1980s, and as the years passed, accelerated. In addition, as our markets declined, our business, like those of our competitors, was hit hard - harder, in fact, than it had ever been hit.

     But we responded rationally. We capitalized on our fundamental strength to make changes that other companies, with fewer resources and perhaps less confidence, would not make. Now, we believe, we have weathered the storm.

     Our most significant achievements in 2003 all involved this theme of adjustment and preparation for the future. They included our new organization, our new enterprise-wide software system, and our new branding effort.

     One of the over-arching aspects of the changes that have been roiling our business is the shift from a product-based business to a service-based business. To thrive in today's environment, we need to react quickly to customers' and suppliers' needs, delivering solutions faster than the competition. The organizational changes we made were designed to help us do just that.

     We reduced organizational layers. We based our organization on geographic territories rather than market silos. We layered our national capabilities and resources atop our strong presence in local communities.

     The result has been just what we wanted: By driving our decision-making down, we've been better able to listen to our customers and suppliers. And we're already seeing the results.

     Meanwhile, we began implementing our new Enterprise Resource Planning (ERP) system with the help of SAP, IBM and Deloitte Consulting. This system will link all of Graybar's 250-plus branch, zone and district facilities, but it's more than a change and integration in software - it's a change in our whole business process. It will give us a powerful new tool for managing our assets - the key to success in the distribution business. It will improve both our supply chain management services and our customer service.

     These systems are often extraordinarily challenging to bring to life; many companies in the implementation phase have stumbled. But to date, our rollout - in three corporate departments - Human Resources, Purchasing and Accounting - and in three districts - Minneapolis, Chicago and Pittsburgh - has been extremely encouraging. In fact, many of our industry peers have acknowledged the success and speed with which we have deployed our ERP system is unrivaled.

     Finally in 2003, we launched a new brand strategy that reflects our tighter focus on providing our customers with supply chain logistics and service solutions. The announcement included the unveiling of a new Graybar brand mark - our first major revision in 78 years - to reflect our transition from a 'pick, pack and ship' company - a mere middleman - to one of America's largest providers of managed distribution and supply chain services.

     The new brand strategy is based on solid research that clearly identified our Company's competitive edge - our people and their ability to build relationships that work to our customers' and suppliers' advantage. The brand strategy is designed to help increase awareness of the value-added services we provide. It brings clarity to who we are and what we do.

     But while our strategy for communicating our brand has changed, the brand itself, the way we do business, is the same. It continues to stand for reliability, teamwork and resourcefulness - characteristics that define the collective power of our employees and get to the core of our Company's point of difference. The responsibility to deliver on that brand promise - every day in everything we do - remains as important as ever.

     All these accomplishments will position us well as business conditions improve. They are beginning to do so, and our results are improving with them.

     Our performance improved as the year went on. And although our sales were relatively flat, our "right price" program had the desired impact on our gross margin rate - it improved in spite of the sluggish market.

     Besides the upturn in business as the year progressed, there were other heartening indicators of our performance. In February, Fortune magazine named us as one of America's Most Admired Companies for the second consecutive year. The rankings are based on a survey of executives, directors and analysts, who ranked companies according to such criteria as innovation, employee talent, use of corporate assets, management quality, financial strength and others.

     Then in May, the National Association of Electrical Distributors
(NAED) honored us with five awards for marketing excellence, including "Best of the Best Overall." The NAED also gave us awards for merchandising, print advertising, literature/selling tools, and integrated promotional campaigns.

     Most recently, Graybar was named an InfoWorld 100 award recipient for technology leadership. We received this first-time honor in recognition of our world-class enterprise management system.

     Looking ahead, we expect moderate growth in our businesses as our markets continue to trend up, and we intend to capture increased market share. Our four top priorities are to make the budget; to complete the successful rollout of the ERP system; to nail down our logistics and inventory strategy; and to communicate more and more effectively.
A few words about each:

   * Budget - To get there, we need to continue to charge the "right price" and to control expense. We need to strive to achieve our stretch goal of Drive for Five. This goal is within our reach, but it will take everyone working together to eliminate redundancy, reduce errors and improve service to drive improved operating income.

   * ERP - Our goal is to complete the rollout by the third quarter 2004. This system will give us the knowledge and horsepower we need to help reduce the cost of doing business. But the system is so comprehensive that we will need to spread the competence to use it across the entire organization. For the sake of our customers and suppliers, we need to get the best out of this significant investment.

   * Logistics and Inventory - We continue to refine our logistics strategy in response to changing market dynamics and direct input from our customers and suppliers. In 2004, we look to continue refining this strategy by clearly defining how we can maximize our current model to better service customers and meet growing market demands in specific sectors, such as electrical, telecommunications, and industrial automation.

   * Communication - Last year, we started holding meetings between top management and field and corporate employees. We also began holding quarterly conference calls with all employees.

     This year, we'll step it up. That's because the meetings have reinforced our conviction that good communication - clear, concise and consistent communication - is absolutely fundamental to our performance. With good communication, we can avoid errors and do the job right the first time - and thereby save ourselves millions of dollars. With good communication, we can establish goals for our people, empower them to reach those goals, and ultimately establish better accountability.

     And in our Company, there is no greater issue than accountability. Our people have to know what they are responsible for achieving. And they must be held accountable for achieving it and recognized when they do. That is the only way the goals can have any meaning.

     As we enter 2004, we can take satisfaction in the fact that we have used the difficult times through which we have passed to prepare for the future. Now, just as most of our preparations are complete, the forces of change appear to be turning in our favor and a brighter future dawning. It's a happy confluence of circumstances. Now it's up to every one of us to make the best of it.

/s/ Robert A. Reynolds, Jr.

Robert A. Reynolds, Jr.
Chairman, President and CEO

St. Louis, Missouri
March 2004

"Looking ahead, we expect moderate growth in our businesses as our markets continue to trend up, and we intend to capture increased market share."

                       MARKET REVIEW

"The Company continued to build on its performance in the Electrical Contractor Market."

In 2003, we continued to leverage Graybar's unique strength in both the Electrical and Comm/Data Markets. The reorganization of our field management allowed Graybar to work to the advantage of our customers and suppliers with a powerful and unified service platform while at the same time providing the advantage of specialized solutions for each market.

We formalized agreements and programs with 12 new manufacturers during the year to launch a comprehensive security and notification product line-up, which addresses the growing demand for these products among electrical contractors and communication resellers.

Our customer loyalty program, ePoint, was expanded to include electrical contractor customers in 2003, providing more than 13,000 reseller and contractor customers with travel and electronics redemption awards based on their purchases.

In response to the Company's new organization and our corporate accounts customers' demand for a more layered approach to service, the Corporate Accounts Group further refined its structure and strategy in 2003. The group increased focus on national contractors, comm/data service providers, industrial end users, government agencies, technology companies and utilities. These large, national customers require specialized distribution services that must be applied across their entire enterprise. Each of these customer segments has dedicated Graybar strategic account management that helps deliver and promote our value-added service offerings and total value proposition.

This approach layers our robust corporate capabilities on top of strong local support backed by our centralized Corporate Accounts Service Group.

In addition, during the year, we implemented a more comprehensive selling approach following formal business plans specific to each of our strategic accounts. We remain committed to growing our business with these valuable customers while carefully managing the number of covered accounts. The Corporate Accounts Service Group continues to offer all strategic accounts centralized customer service, account administration, specialized reporting, quotations and financial coverage.

The ability to embrace our strategic customers with a single, unified message and service platform coupled with our broad capabilities-- whether delivered centrally or through our distribution network-- continues to differentiate us in the marketplace.

Our government business, conducted principally under agreements with the Defense Logistics Agency, General Services Administration (GSA) and
U.S. Communities, experienced meaningful growth in 2003. Through these contracts, Graybar can address most local, state or federal opportunities with a powerful product and service offering. Much of this business is transacted through our Corporate Accounts Service Group.

In 2003, we developed the Graybar Technology Showcase concept, which adopted and enhanced our traditional comm/data trade shows and promoted them as a national program. The shows offered training credits for the Registered Communications Distribution Designer

                     CONTRACTOR MARKET

(RCDD) certification sponsored by the Building Industry Consulting Services International (BICSI) organization. Several BICSI regional directors were invited to use the Graybar Technology Showcases as a venue to conduct BICSI regional meetings, adding value and increasing attendance at our events, which were held in various locations across the country. We conducted an Automation Technology Showcase in conjunction with the January BICSI conference, combining electrical automation manufacturers with comm/data suppliers to demonstrate our capabilities with converging applications where both traditional electrical and comm/data products are used. Another Technology Showcase in Indianapolis brought a variety of our customers together with Graybar's automation specialists and network system specialists.

Graybar's efforts throughout 2003 allowed us to maintain our position as an industry leader. We developed and refined programs that strengthened our leadership role as a vital link in the nation's supply chain for electrical and communication / data products and services.

Although industry-wide performance in the residental market showed some improvement in 2003, most other customer segments declined compared to 2002. Despite these weak overall market conditions, the Company continued to build on its performance in the Electrical Contractor Market.

Specialized sales representatives and project management teams, who are focused on the electrical contractor market, continue to be the driving force with these customers. These well-trained individuals deliver benefits and services that help contractors manage their projects from beginning to end, making sure critical deadlines are met.

Our combination of zone and local inventories meets the everyday demand for goods required on the job site. Contractors can enjoy same-day access to frequently used materials while our zones provide backup inventories of additional products as well as hard-to-find items.

In September, over 300 sales, customer service, quotations and counter representatives, along with branch managers, participated in the second annual Graybar Electrical Training Conference in Boston. Testimonials from key customers helped educate our people on the need to provide services that help contractor customers improve efficiency on the job site. Separate breakout sessions allowed participants to work together to share best practices on how to create and deliver solutions for contractors.

Our e-business strategy was enhanced to include a new dedicated web site for electrical contractors on Graybar.com. This new site is designed to deliver valuable information on Graybar's service capabilities and key suppliers.

Graybar continues to support the National Electrical Contractors Association (NECA), the Independent Electrical Contractors (IEC) and Associated Builders and Contractors (ABC). In October, we exhibited at the NECA convention in Orlando and, in September, the IEC convention in Anaheim. We also participated in the educational and research group Electri21 for NECA. This group provides valuable research and educational materials for the electrical contractor industry. At the ABC convention we supplied materials for their annual National Craft Championships.

[photo]

Suppliers exhibiting at the Electrical Training Conference promoted product features and benefits to more than 300 Graybar delegates.

                       MARKET REVIEW

"Graybar is well positioned to grow our industrial market share and be a leading solutions provider to our industrial customers."

INDUSTRIAL MARKET

In early 2003, leading economic indicators pointed to a down economy in the Industrial Market. By year-end, these indices rebounded to significantly improve the 2004 economic outlook for industry in the United States. Graybar's sales to our industrial customers followed a similar pattern, starting slowly and finishing the year with positive results. A bright spot was our sales of automation products, which continued to grow throughout the year.

Graybar is poised to increase sales to industrial customers through our focus on their maintenance, repair and operations (MRO), original equipment manufacturing (OEM) and automation needs. Our expanded emphasis in these areas includes the development of specialized sales and technical training, implementation of new sales tools and the creation of customer-focused resources.

Increased focus on sales and technical training included the development of two new online courses--Industrial Networking 101 and Industrial Ethernet--as well as hands-on training seminars in many branches across the country. The training efforts were backed by a series of market-focused solution guides designed to assist sales representatives in matching Graybar's product and service offering with the unique needs of the industry or customer application. In addition, a new industrial networking brochure and several white papers were provided to improve our specification position and promote the value of Graybar's service offerings.

In 2003, we developed a new industrial section on our web site, Graybar.com, to serve as a foundation of our e-business strategy for industrial customers. The site provides information on services and emerging technologies and highlights key manufacturers and products targeted to the industrial customer. In addition, we created an industrial networking section on our web site to support plant floor networking opportunities such as Industrial Ethernet.

Graybar will continue to meet emerging Industrial Market needs for networking, wireless and automation applications. With our specialized sales force, automation application specialists and network system specialists, Graybar is well positioned to grow our industrial market share and be a leading solutions provider to our industrial customers.


[photo]

Hands-on training seminars in many Graybar locations taught employees the basic skills needed to respond to industrial controls opportunities.

COMM/DATA MARKET

Demand in the Comm/Data Market for new equipment or services did not rebound significantly in 2003. Industry restructurings and price erosion continued as a result of overcapacity in the marketplace.

Although market conditions presented us with fewer opportunities, we enhanced our premise fiber cable and apparatus service offering by introducing VIP Fiber to the industry early in the year. VIP Fiber is an addition to Graybar's Verified Independently for Performance (VIP) program, which provides independent testing of the cabling systems we distribute. This new addition to our VIP program produced favorable results in 2003.

The recent IEEE activity on 10 Gigabit Ethernet solutions (802.3 10G Base-T) began to validate the use of copper structured cabling solutions in high bandwidth applications. Accordingly, there was a strong industry move from Category 5e cable to the higher performance Category 6 cable.

We refined and relaunched our Pipeline reporting application in 2003. Added emphasis on the role of account managers and pursuit of additional VIP registrations resulted in a substantial increase in project registrations. The Pipeline software application allows us to track important project bids and view real-time data so branch, district and corporate management can more efficiently monitor sales and order activity.

Graybar continued to be an industry leader in distribution of VoIP (Voice over Internet Protocol) products--an important strategy as IP is becoming more widespread. Pursuit of new partnerships with wireless cellular and local area network (LAN) manufacturers proceeded in 2003, expanding Graybar's solutions for the breadth of our communications customer base.

Our sales to the Service Provider Market stabilized in 2003, but predictions for growth remain relatively flat. There were a few bright spots, such as Fiber To The Home (FTTH) and digital subscriber line
(DSL) high speed Internet deployment. These new technologies are marketed to municipalities and utilities, but are particularly attractive to independent telephone companies (ITCOs) that normally are the carrier of choice in rural areas. Graybar maintains a specialized and strong position among these customers.

UTILITY MARKET

The Company renewed its commitment to future growth in the Utility Market with the appointment of a vice president of corporate accounts to focus on strategic investor-owned utilities and subsidiaries. In addition, a national product/market manager was appointed at Corporate Headquarters in 2003 to support and enhance the strategic and field-managed accounts. More strategic account managers were assigned to develop specific plans for pursuing targeted accounts, promoting Graybar solutions and problem solving capabilities. As a result, several major successes were realized that are expected to impact 2004 sales and gross margin.

We believe our increased focus on the Utility Market will bring continued success as we increase our market penetration and use our multi-faceted approach to promote our value proposition.

[photo]

                       MARKET REVIEW

"In the fall, Graybar Canada established its first presence in western Canada with a new comm/data branch in Calgary, Alberta."

INTERNATIONAL MARKETS

Canada
Graybar Canada finished the year with a sales increase of more than 10%, increasing market share in its trading areas.

In the fall, Graybar Canada established its first presence in western Canada with a new comm/data branch in Calgary, Alberta. This new location will enable us to enhance service to our national accounts and customers in the western provinces while creating additional business opportunities.

In July, the second Graybar Canada employee share offering went out to all Canadian employees and was well received, with over 50% participation.

Graybar Canada successfully completed conversion to its new computer system and is now operating under one system throughout Canada.

Mexico
Graybar de Mexico suffered from another year of an overall soft Mexican economy, and management continued to control expenses and monitor inventory investments. Emphasis continued on the Comm/Data Market, but the focus of our sales efforts changed from the Reseller Market to the End User Market. The Mexico City location was moved to a more economical and desirable location.

Puerto Rico
Graybar Puerto Rico began serving a new Defensive Logistics Agency (DLA) contract in 2003. In the Contractor and Industrial Markets, Graybar Puerto Rico continued with the team approach to sales and service in order to grow market share. We expect continued growth in 2004 as a result. Increased participation in automation opportunities and additional focus on active component solutions in the Comm/Data Market will also drive our business opportunities during 2004.

MARKETING SUPPORT

Graybar Financial Services
Positioned as a value-added service to our customers and their end-user clients, the Company's equipment leasing and project financing subsidiary, Graybar Financial Services (GFS), clearly differentiates Graybar from its competitors.

GFS' primary mission is to facilitate the sale of electrical, telecommunications and data equipment distributed by Graybar. Among GFS' key objectives for 2004 will be the active support of Graybar's marketing initiatives in the industrial automation and security/ notification systems areas.

GFS provides excellent customer service by assigning dedicated teams of Graybar employees to manage GFS' relationship with each of its customers. To enhance this service platform during the past two years GFS has successfully installed web-enabled technology that provides its customers with a window to the entire lease application process--from the entering of an application to the final production of lease documents. End-user customers are now able to conveniently access their GFS accounts using Internet-based self-service to obtain payment history, invoice copies and end-of-lease options.

Counter Marketing
Graybar's Counter Marketing is focused on getting customers the right material as quickly as possible while reminding them of needed items that were not on their original bill of materials. Banners promoting Graybar's service capabilities and product offerings are positioned at our counters to generate additional customer interest. The 'Counter Update' monthly email newsletter was established in 2003 to distribute essential information directly to all counter sales representatives.

[photo]

New banners at Graybar counters featured our broad service capabilities and product offerings.

E-Business
Graybar's customers continued to look for ways to decrease their overall cost of purchasing by utilizing online marketplaces, e-procurement solutions, electronic estimating solutions and reverse auctions. Integration with several of our customers' online marketplaces was accomplished in 2003 so purchase orders could be received electronically into the new SAP system as well as our legacy system. Additionally, several of our large customers elected to incorporate our electronic catalog into their electronic procurement process, allowing their buyers to select products from our catalog for automatic inclusion on their purchase requisitions.

Our electronic estimating capability is becoming increasingly more important to our customers as they become more electronically engaged, and we believe this trend will lead to increased business.

In 2003, our electronic catalog was enhanced with the addition of tens of thousands of communication, data, utility and electrical products. It now offers more than 130,000 items. A new table of contents allows individuals searching the electronic catalog to navigate through multiple levels of product categories using a drill-down process.

Much of the e-business effort with our suppliers in 2003 was focused on migration to our new SAP system. Support from our suppliers through this transition period has been excellent, and we now look forward to implementing additional capabilities with them in 2004.

                      OPERATIONS REVIEW

"The revised logistics strategy announced in November will accelerate the process we began earlier in the year of positioning inventory closer to our customers."

INVESTMENT AND INVENTORY MANAGEMENT

In 2003, we continued to address the quality and positioning of inventory to ensure sufficient product was available to meet customer demand in each of our markets. Inventory our customers regularly order on a same-day basis was increased in our branch locations and reduced in our zone locations. Overall inventory investment was reduced from the prior year.

The Company implemented the new SAP system nationally for all purchasing functions on March 31. To support the implementation, the existing staff of Corporate Purchasing was restructured to more effectively utilize the new operating software.

[photo]

Product management, along with Corporate Purchasing, developed a new vendor managed inventory (VMI) agreement to better define our relationship with suppliers participating in this initiative. The framework was established to expand supplier participation.

The revised logistics strategy announced in November will accelerate the process we began earlier in the year of positioning inventory closer to our customers. Under the new strategy our zones will provide enhanced service capabilities with access to slower moving electrical products as well as comm/data products.

CUSTOMER SERVICE

Utilizing the District Operating Dashboard Report developed in 2002, we improved service basics (on-time shipping, selection accuracy, billing accuracy, prompt resolution of returns) by placing increased focus on goal setting and monthly monitoring of results. Progress was made in all targeted areas, helping prepare the Company for conversion to the new SAP operating system.

Additional customer service focus was placed on educating Graybar employees on the Company's value-added services through deployment of the Service Solutions Manual. All corporate departments collaborated on the development of this online tool, which provides background information on Company services including bar coding, commodity management, electronic commerce, material storage, product kitting and project management.


[PHOTO]


ZONE OPERATIONS

In August, we completed our zone buildout with our state-of-the-art facility in Richmond, Virginia.

Our Warehouse Management System (WMS) continues to demonstrate its value by improving accuracy and productivity on inbound shipments from suppliers and outbound orders to customers.

SAFETY

New milestones were set in safety performance in 2003. Our Company achieved the lowest rate of injuries per hours worked and the lowest rate of vehicle accidents as a percentage of total vehicles since we began tracking these measurements in 1996.

Our attention to safety allowed us to complete the year with a vehicle accident rate of 15.6%, which was considerably better than the industry average for fleets our size.

                     OPERATIONS REVIEW

"Graybar's implementation of myGraybar is currently one of the largest ERP projects under way in United States industry."

INFORMATION SYSTEMS

The Company's new SAP Enterprise Resource Planning (ERP) system is an integrated information system serving all departments. It includes software for order entry, accounts receivable and payable, general ledger, forecasting and purchasing, inventory control, human resources and payroll.

After months of planning and hard work by Graybar employees and our consultants, employees at Corporate Headquarters and the Minneapolis District began using the new SAP software solution, myGraybar, on March
31. From the first day of implementation, users were able to process orders, receive materials, make shipments, bill customers and pay vendors.

By year-end, the Chicago and Pittsburgh Districts were also converted to the new system. The rollout of myGraybar to the remaining districts is expected to be completed by the third quarter 2004.

The Employee Self Service (ESS) functionality of myGraybar was rolled out to districts and branches throughout the year, and by January 19, 2004, all employees--even those not yet on the full system--had access to ESS. ESS allows employees to enter and track time, view benefits and remuneration statements, and view and change personal information.

A comprehensive training program, including self-paced courses, eClasses and instructor-led courses, was designed for the support of more than 7,000 users. Designated employees from the converting districts became "super users." They received special training to prepare them to educate their colleagues on the system and new business processes. Throughout the year, the 112 "super users" conducted 1,323 courses at 41 locations. These courses are supported by innovative, portable, wireless training classrooms that allow deployment in any Graybar location.

[photo]

Employees can enter time, view benefits and remuneration statements and change personal information online with the Employee Self Service functionality of SAP.

Graybar's implementation of myGraybar is currently one of the largest ERP projects under way in United States industry. Late in 2003, Graybar was named as an InfoWorld 100 award recipient, recognizing our information technology achievement.

The ERP team continues to focus on improving our new system functionality, enhancing training approaches and continuing with the development of business processes throughout deployment.

In addition, the IS department launched a project in the second half of 2003 to deploy a more cost effective way to back up data stored at field locations. Using our existing hardware and data network and new software, we successfully migrated 120 servers to this solution.

As part of the replacement of the legacy systems, the Kansas City mainframe was shut down in December and the functionality moved to St. Louis. The Kansas City Data Center remains open for testing and development purposes and disaster backup for our SAP and WMS systems.

GroupWise(R) Instant Messenger (IM) was made available to all locations late in the year. IM provides employees the ability to hold real-time, online conversations via computer from wherever they are located.

FINANCIAL REVIEW

                     TABLE OF CONTENTS

Selected Consolidated Financial Data                      15

Management's Discussion and Analysis
of Financial Condition and Results of Operations          16

Consolidated Financial Statements                         20

Report of Independent Auditors                            30

                                                    FINANCIAL REVIEW
----------------------------------------------------------------------------------------------------------------------

                                         Selected Consolidated Financial Data

                                    (Stated in thousands except for per share data)

                                                        2003           2002          2001         2000          1999
----------------------------------------------------------------------------------------------------------------------
Sales                                             $3,813,272     $3,986,954    $4,829,862   $5,231,901    $4,311,405
   Less--Cash discounts                              (10,820)       (12,062)      (13,380)     (13,564)      (11,465)
----------------------------------------------------------------------------------------------------------------------
Net Sales                                          3,802,452      3,974,892     4,816,482    5,218,337     4,299,940
----------------------------------------------------------------------------------------------------------------------
Cost of Merchandise Sold                          (3,067,986)    (3,229,791)   (3,934,719)  (4,271,745)   (3,514,228)
----------------------------------------------------------------------------------------------------------------------
Interest Expense                                     (24,128)       (26,301)      (39,073)     (46,681)      (30,241)
----------------------------------------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                              7,690         (7,233)      (22,915)     (44,395)      (43,899)
  Deferred                                           (14,032)            14         3,302        1,196          (130)
----------------------------------------------------------------------------------------------------------------------
    Total provision for income taxes                  (6,342)        (7,219)      (19,613)     (43,199)      (44,029)
----------------------------------------------------------------------------------------------------------------------
Net Income                                             8,465         11,401        31,688       66,157        64,659
----------------------------------------------------------------------------------------------------------------------
Income Applicable to Common Stock                      8,463         11,399        31,685       66,154        64,654
----------------------------------------------------------------------------------------------------------------------
Average Common Shares Outstanding (A)                  5,993          6,245         5,846        6,101         6,276
----------------------------------------------------------------------------------------------------------------------
Income per Share of Common Stock (A)                    1.41           1.83          5.42        10.84         10.30
----------------------------------------------------------------------------------------------------------------------
  Cash dividends per share                              2.00           2.00          2.00         2.00          2.00
----------------------------------------------------------------------------------------------------------------------
Retained Earnings
  Balance, beginning of year                         309,434        310,521       290,405      241,473       193,838
  Add--Net income                                      8,465         11,401        31,688       66,157        64,659
----------------------------------------------------------------------------------------------------------------------
                                                     317,899        321,922       322,093      307,630       258,497
----------------------------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)                           (2)            (2)           (3)          (3)           (5)
    Common (in cash)                                 (11,867)       (12,486)      (11,569)     (11,583)      (11,442)
    Common (in stock)                                     --             --            --       (5,639)       (5,577)
----------------------------------------------------------------------------------------------------------------------
                                                     (11,869)       (12,488)      (11,572)     (17,225)      (17,024)
----------------------------------------------------------------------------------------------------------------------
  Balance, end of year                               306,030        309,434       310,521      290,405       241,473
  Proceeds on stock subscriptions,
    shares unissued                                       45             50            --           49            56
Stock Outstanding
  Preferred                                               43             45            51           57            68
  Common                                             117,427        123,272       114,424      119,828       118,270
----------------------------------------------------------------------------------------------------------------------
                                                  $  423,545     $  432,801    $  424,996   $  410,339    $  359,867
----------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income (loss)        (35,962)       (44,958)      (17,504)        (542)         (204)
----------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                        $  387,583     $  387,843    $  407,492   $  409,797    $  359,663
----------------------------------------------------------------------------------------------------------------------
Total Assets                                       1,422,130      1,400,171     1,535,998    1,843,438     1,698,544
Long-term Debt                                    $  254,381     $  266,710    $  315,549   $  238,349    $  255,897
----------------------------------------------------------------------------------------------------------------------

(A) Adjusted for the declaration of 5% stock dividends in 2000 and 1999. Prior to adjusting for the stock dividends, the average common shares outstanding for 1999 were 5,692.


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

                          FINANCIAL REVIEW
-------------------------------------------------------------------------------

     Management's Discussion and Analysis of Financial Condition
                      and Results of Operations

     (Stated in thousands except for share and per share data)

OVERVIEW
     The decline in business experienced by the Company in each of the last three years reflects the general economic downturn experienced by the electrical and comm/data wholesale distribution industries and the customers they serve. The Company has responded to this decline by controlling expenses, particularly salary and benefits, changing its organizational structure and initiating programs to improve its gross margin rate on sales. At the same time, the Company is attempting to increase its productivity and service capabilities as well as positioning itself for future business opportunities that are expected to result from an improving economy by upgrading its existing computer systems.
     Moderate sales growth is expected in 2004 as the electrical and communications markets trend upward.

RESULTS OF OPERATIONS

Operating Results as a Percentage of Net Sales
     The following table sets forth certain information relating to the operations of the Company expressed as a percentage of net sales:

Years Ended December 31:                                2003        2002        2001
--------------------------------------------------------------------------------------
Net Sales                                              100.0%      100.0%      100.0%
Cost of Merchandise Sold                               (80.7)      (81.3)      (81.7)
--------------------------------------------------------------------------------------
Gross Margin                                            19.3        18.7        18.3
Selling, General and
   Administrative Expenses                             (16.5)      (15.8)      (14.9)
Taxes, other than income
   taxes                                                (1.0)       (1.0)       (1.0)
Depreciation and
   amortization                                         (1.0)        (.8)        (.7)
--------------------------------------------------------------------------------------
   Income from operations                                 .8         1.1         1.7
Other Income, net                                         .2          .1          .2
Interest Expense                                         (.6)        (.7)        (.8)
Loss on debt extinguishment                               --          --          --
--------------------------------------------------------------------------------------
Income Before Provision
   for Income Taxes                                       .4          .5         1.1
--------------------------------------------------------------------------------------
Provision for Income Taxes                               (.2)        (.2)        (.4)
--------------------------------------------------------------------------------------
Net Income                                                .2%         .3%         .7%
--------------------------------------------------------------------------------------

2003 Compared to 2002
     Net sales in 2003 decreased $172,440, or 4.3%, compared to 2002. The lower net sales resulted from the generally depressed economic conditions that have been prevalent on an industry-wide basis in the electrical and communications market sectors in which the Company operates. The general slowdown in new construction projects and the reduction in capital spending by commercial and industrial customers that began in 2001 continued throughout 2002 and the first half of 2003. Consolidated net sales in the second half of 2003 increased 1.5% when compared to the second half of 2002. Communications market activity continued to be more heavily impacted by the weak economic conditions compared to the Company's business in the electrical market due to the overall excess of infrastructure and plant and network capacity in the communications marketplace. Electrical market sales decreased 3.4% and communications market sales decreased 12.8% when comparing 2003 to 2002.
     Gross margin decreased $10,635, or 1.4%, in 2003 primarily due to the lower sales in the electrical and communications markets. Gross margin increased 2.1% when comparing the second half of 2003 to the second half of 2002.
     Selling, general and administrative expenses decreased slightly in 2003 due largely to current year and prior year reductions in the Company's employment levels which resulted in decreases in related employee compensation costs of approximately $10,700 in 2003. The decrease in these expenses was partially offset by an increase in expenses related to the implementation of the Enterprise Resource Planning (ERP) system of approximately $6,100. The Company expects that the decrease in employment levels will be sustainable until such time as there is a significant growth in sales. As a percentage of sales, selling, general and administrative expenses increased to 16.5% in 2003 compared to 15.8% in 2002, primarily because the rate at which expenses were reduced lagged the rate at which sales volume decreased.
     The reduction in taxes, other than income taxes of $1,178 in 2003 compared to 2002 resulted primarily from lower payroll tax expenses due to the reduction in the Company's employment levels.
     Depreciation and amortization increased $2,617 in 2003 primarily due to additional amortization expenses as a result of the implementation of the ERP system during the second quarter of 2003.
     Other income, net includes gains on sale of property of $4,753 and $0 and accounts receivable interest charges to customers of $969 and $1,552 in 2003 and 2002, respectively.
     Interest expense decreased $2,173, or 8.3%, in 2003 primarily due to lower interest rates on short-term borrowings. The average amount of short-term borrowings outstanding during 2003 and 2002 amounted to approximately $109,000 and $101,000 at weighted average interest rates of 1.51% and 2.11%, respectively.
     The combined effect of the decrease in gross margin and the increase in other income, together with the increase in depreciation and amortization and decreases in selling, general and administrative expenses and interest expense, resulted in a decrease in pretax earnings of $3,813 in 2003 compared to 2002.

                          FINANCIAL REVIEW
-------------------------------------------------------------------------------

     Management's Discussion and Analysis of Financial Condition
                      and Results of Operations

      (Stated in thousands except for share and per share data)

2002 Compared to 2001
     Net sales in 2002 decreased $841,590, or 17.5%, compared to 2001. The lower net sales resulted from the generally depressed economic conditions that continued to be prevalent on an industry-wide basis in the electrical and communications market sectors in which the Company operates. The reduction in capital spending by commercial and industrial customers and the general slowdown in new construction projects that began in 2001 continued during 2002. Activity in the communications market remained severely depressed, leading to continued and substantial contraction in the Company's business in that market. Electrical market sales decreased 6.4% and communications market sales decreased 32.1% when comparing 2002 to 2001.
     Gross margin decreased $136,662, or 15.5%, in 2002 primarily due to the lower sales in the electrical and communications markets.
     Selling, general and administrative expenses decreased $91,366, or 12.7%, when comparing 2002 to 2001, due largely to current year and prior year reductions in the Company's employment levels which resulted in decreases in related employee compensation costs of approximately $60,000 in 2002. The decrease in these expenses was partially offset by increases in pension plan expense and health care plan costs of approximately $4,600. The Company expects that the decrease in employment levels will be sustainable until such time as there is a significant growth in sales. The balance of the reduction in selling, general and administrative expenses in 2002 compared to 2001 resulted from decreases in transportation, warehousing and other general operating expenses due to decreased sales and lower transaction volumes. As a percentage of sales, selling, general and administrative expenses increased to 15.8% in 2002 compared to 14.9% in 2001, primarily because the rate at which expenses were reduced lagged the rate at which sales volume decreased.
     The reduction in taxes, other than income taxes of $5,653 in 2002 compared to 2001 resulted primarily from lower payroll tax expenses due to the reduction in the Company's employment levels and lower incentive plan payments with respect to 2001 paid in the first quarter of 2002.
     Depreciation and amortization increased $1,214 in 2002 due to purchases of equipment and facilities improvements.
     Other income, net includes gains on sale of property of $0 and $2,677 and accounts receivable interest charges to customers of $1,552 and $2,433 in 2002 and 2001, respectively.
     Interest expense decreased $12,772, or 32.7%, in 2002 primarily due to lower interest rates on short-term borrowings and decreased levels of short-term borrowings required to finance lower levels of inventory and receivables. The average amount of short-term borrowings outstanding during 2002 and 2001 amounted to approximately $101,000 and $305,000 at weighted average interest rates of 2.11% and 4.86%, respectively.
     Loss on debt extinguishment consists of a $545 make-whole premium paid to a lender for early retirement of long-term debt.
     The combined effect of the decreases in gross margin and other income, together with the increase in depreciation and amortization and decreases in selling, general and administrative expenses and interest expense, resulted in a decrease in pretax earnings of $32,681 in 2002 compared to 2001.

FINANCIAL CONDITION AND LIQUIDITY
     At December 31, 2003 current assets exceeded current liabilities by $416,612, down $29,021 from December 31, 2002. The increase in accounts receivable from December 31, 2002 to December 31, 2003 resulted largely from higher sales volume in December 2003 compared to sales for December 2002. The average number of days of sales in accounts receivable increased slightly during 2003. Merchandise inventory levels were lower at December 31, 2003 when compared to December 31, 2002 inventory levels due largely to continuing reductions in specific inventory carried to support customer contract agreements and lower inventory levels required to support the overall decrease in sales volume. Inventory turnover improved approximately two days during 2003. The increase in trade accounts payable resulted primarily from additional dating taken on supplier payments.
     The Company is converting its existing computer systems to an Enterprise Resource Planning (ERP) system. Implementation of the new system began in April 2003. The total project costs are expected to be approximately $100,000. The Company is funding the project through a combination of equipment leases and working capital. Project costs through December 31, 2003 are approximately $95,000, of which $76,339 has been capitalized. The Company expects that conversion to the new ERP system will provide future benefits to its results of operations upon completion. The Company does not have any other plans or commitments that would require significant amounts of additional working capital.
     At December 31, 2003 the Company had available to it unused lines of credit amounting to $283,429. These lines are available to meet short-term cash requirements of the Company. Included in the Company's lines of credit is a Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) that had previously consisted of a $205,000, five-year facility. In October 2003 the Company elected to reduce the facility from $205,000 to $50,000. The credit agreement expires in July 2004. There were no amounts outstanding under the Revolving Credit Loan Agreement at December 31, 2003.

                           FINANCIAL REVIEW
-------------------------------------------------------------------------------

     Management's Discussion and Analysis of Financial Condition
                      and Results of Operations

      (Stated in thousands except for share and per share data)

     At December 31, 2003 the Company had a $200 million accounts receivable securitization program that expired in October 2003 and was subsequently renewed for an additional three-year period with an expiration date of October 2006. The securitization program provides for the sale of certain of the Company's trade receivables on a revolving basis to Graybar Commerce Corporation (GCC), a wholly owned, bankruptcy remote, special purpose subsidiary. GCC sells an undivided interest in the receivables to an unrelated multi-seller commercial paper conduit. The Company accounts for the securitization as an on-balance sheet financing arrangement because the Company has maintained effective control of the accounts receivable through a call option that gives GCC the unilateral right to repurchase the undivided interests.
Accordingly, the accounts receivable and related debt are included in the accompanying consolidated balance sheets. GCC has granted a security interest in its trade receivables to the commercial paper conduit. There were no borrowings outstanding under the securitization program at December 31, 2003.
     Short-term borrowings outstanding during 2003 and 2002 varied from a minimum of $0 to a maximum of $188,281 and $216,779, respectively.
     The Revolving Credit Loan Agreement and certain other note agreements have various covenants that limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
     The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. During 2003, cash provided by operations amounted to $73,715 compared to $213,379 cash provided by operations in 2002. The decrease in cash provided by operations was predominantly attributable to the combined change in trade receivables, merchandise inventory and trade accounts payable, which in the aggregate generated cash of $16,817 in 2003 compared to $177,947 in 2002. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $506 and $15,191 in 2003 and 2002, respectively.
     Capital expenditures for property were $50,824, $55,532 and $53,985 for the years ended December 31, 2003, 2002 and 2001, respectively. Purchases of treasury stock were $6,358, $6,299 and $5,861 for the years ended December 31, 2003, 2002 and 2001, respectively. Dividends paid were $12,202, $11,984 and $11,616 for the years ended December 31, 2003, 2002 and 2001, respectively.

Off-Balance Sheet Financing
     The Company has two operating lease arrangements with an independent lessor which have provided $63,684 of off-balance sheet financing for eight of the Company's zone distribution facilities. Each of the agreements carries a five-year term. The Company has the option, with the consent of the lenders to the lessor, to renew the leases for up to two additional five-year terms or to purchase the property for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the property, or such lenders refuse to consent to a renewal, the Company may elect to remarket the property and arrange for its sale to a third party. In the third quarter 2003, the Company renewed one of these operating lease agreements. Upon renewal, the Company recorded a $1,079 liability, the estimated fair value of the residual value guarantee.
     The leasing structures used in these two lease arrangements qualify as variable interest entities under FASB Interpretation No. 46 and the Company's interests in the variable interest entities are required to be consolidated in the Company's financial statements beginning in the first quarter of 2005. As of December 31, 2003 the Company's maximum exposure to loss as a result of its involvement with the two lease arrangements is $54,131, the amount guaranteed by the Company as the residual fair value of the property in accordance with the lease arrangements.

Contractual Obligations and Commitments
     The Company has the following contractual obligations as of December 31, 2003:

                                                                   Less                                More
                                                                  than 1       1-3         4-5        than 5
                                                      Total        Year       Years       Years       Years
                                                      -----       ------      -----       -----       ------
Long-term
  Debt
  Obligations                                       $345,742    $ 38,502    $141,903     $79,008    $ 86,329

Capital
  Lease
  Obligations                                         13,724       2,643      11,081          --          --

Operating
  Lease
  Obligations                                        137,259      37,582      53,581      15,125      30,971

Purchase
  Obligations                                        344,976     344,976          --          --          --
                                                    --------    --------    --------     -------    --------
Total                                               $841,701    $423,703    $206,565     $94,133    $117,300

     Long-term debt obligations consist of principal and interest payments.
     Purchase obligations consist primarily of open inventory purchase orders made in the normal course of business. Many of these obligations may be cancelled with limited or no financial penalties.
     The above table does not include $92,153 of accrued, unfunded employment-related benefit obligations, of which $77,636 is related to the Company's postretirement benefits plan, because it is not certain when the obligations will be paid.
     The Company also expects to make contributions totaling approximately $30,000 to its defined benefit pension plan during 2004 which are not included in the table.

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

Pension Plan
     The Company's pension plan expense and obligations are determined based on the selection of certain assumptions, the most significant of which are the expected long-term rate of return on plan assets and the discount rate used to discount plan liabilities. While management believes that the assumptions selected by the Company are appropriate, differences in actual experience or changes in assumptions may affect the Company's pension plan obligation and future pension expense. In 2003, the Company reduced the expected long-term rate of return on plan assets to 8.75%, down from 9.00% in 2002. The discount rate used to discount plan liabilities was changed from 6.75% at December 31, 2002 to 6.00% at December 31, 2003. The Company reduced the expected long-term rate of return on plan assets from 8.75% in 2003 to 8.25% for 2004. The change in assumptions and poor return on assets experienced by the plan in 2000, 2001 and 2002 are expected to result in additional 2004 pension expense of approximately $4,200.

Supplier Volume Incentives
     The Company's agreements with many of its suppliers provide for the Company to earn incentives based on purchases during the agreement period. These agreements typically provide for the incentives to be paid in arrears, and the Company estimates amounts to be received from suppliers at the end of each reporting period based on the earnout level that the Company estimates is probable of being achieved. Amounts received have historically been within management's estimates. In the event that the operating performance of the Company's suppliers were to decline, however, there can be no assurance that amounts earned would be paid or that the incentives would continue to be included in future agreements.

                                  CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------------------------

                       Consolidated Statements of Income and Retained Earnings

                      (Stated in thousands except for share and per share data)
For the Years Ended December 31,                        2003             2002            2001
-----------------------------------------------------------------------------------------------
Sales, net of returns and allowances             $ 3,813,272      $ 3,986,954     $ 4,829,862
    Less--Cash discounts                             (10,820)         (12,062)        (13,380)
-----------------------------------------------------------------------------------------------
      Net Sales                                    3,802,452        3,974,892       4,816,482
-----------------------------------------------------------------------------------------------
Cost of Merchandise Sold                          (3,067,986)      (3,229,791)     (3,934,719)
-----------------------------------------------------------------------------------------------
      Gross Margin                                   734,466          745,101         881,763
Selling, General and Administrative expenses        (626,199)        (627,015)       (718,381)
Taxes, other than income taxes                       (40,119)         (41,297)        (46,950)
Depreciation and amortization                        (37,253)         (34,636)        (33,422)
-----------------------------------------------------------------------------------------------
      Income from operations                          30,895           42,153          83,010
Other Income, net                                      8,040            3,313           7,364
Interest Expense                                     (24,128)         (26,301)        (39,073)
Loss on debt extinguishment                               --             (545)             --
-----------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes              14,807           18,620          51,301
-----------------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                              7,690           (7,233)        (22,915)
  Deferred                                           (14,032)              14           3,302
-----------------------------------------------------------------------------------------------
        Total provision for income taxes              (6,342)          (7,219)        (19,613)
-----------------------------------------------------------------------------------------------
Net Income                                             8,465           11,401          31,688
-----------------------------------------------------------------------------------------------
Retained Earnings, beginning of year                 309,434          310,521         290,405
  Cash dividends-
        Preferred, $1.00 per share each year              (2)              (2)             (3)
        Common, $2.00 per share each year            (11,867)         (12,486)        (11,569)
  Common Stock dividend                                   --               --              --
-----------------------------------------------------------------------------------------------
Retained Earnings, end of year                   $   306,030      $   309,434     $   310,521
-----------------------------------------------------------------------------------------------
Net Income per share of Common Stock             $      1.41      $      1.83     $      5.42
-----------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                  CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------------------------------------------
                                       Consolidated Balance Sheets

                         (Stated in thousands except for share and per share data)              December 31,
                                                                                            2003           2002
-----------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                           $   19,161     $   20,826
  Trade receivables (less allowances of $7,199 and $6,307, respectively)                 556,967        504,102
  Merchandise inventory                                                                  483,333        515,691
  Other current assets                                                                    17,815         17,270
-----------------------------------------------------------------------------------------------------------------
    Total current assets                                                               1,077,276      1,057,889
-----------------------------------------------------------------------------------------------------------------
Property, at cost
  Land                                                                                    27,092         25,601
  Buildings                                                                              237,840        235,205
  Furniture and fixtures                                                                 163,932        167,371
  Software                                                                                76,339         50,236
  Capital leases                                                                          23,987         24,159
-----------------------------------------------------------------------------------------------------------------
                                                                                         529,190        502,572
  Less--Accumulated depreciation and amortization                                        223,585        209,189
-----------------------------------------------------------------------------------------------------------------
                                                                                         305,605        293,383
-----------------------------------------------------------------------------------------------------------------
Deferred Income Taxes                                                                     10,402         24,294
-----------------------------------------------------------------------------------------------------------------
Other Assets                                                                              28,847         24,605
-----------------------------------------------------------------------------------------------------------------
                                                                                      $1,422,130     $1,400,171
-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                                   $   22,872     $   23,314
  Trade accounts payable                                                                 536,179        498,855
  Accrued payroll and benefit costs                                                       36,292         22,667
  Other accrued taxes                                                                     13,684         12,036
  Dividends payable                                                                        6,469          6,802
  Other payables and accruals                                                             45,168         48,582
-----------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                            660,664        612,256
-----------------------------------------------------------------------------------------------------------------
Postretirement Benefits Liability                                                         77,636         77,586
-----------------------------------------------------------------------------------------------------------------
Pension Liability                                                                         40,895         55,776
-----------------------------------------------------------------------------------------------------------------
Long-term Debt                                                                           254,381        266,710
-----------------------------------------------------------------------------------------------------------------
Other Non-current Liabilities                                                                971             --
-----------------------------------------------------------------------------------------------------------------
                                                          Shares at December 31,
                                                              2003           2002
-----------------------------------------------------------------------------------------------------------------
Shareholders' Equity
  Capital stock-
    Preferred, par value $20 per share,
     authorized 300,000 shares--
      Issued to shareholders                                 2,173          2,337
      In treasury, at cost                                     (52)           (87)
-----------------------------------------------------------------------------------------------------------------
      Outstanding                                            2,121          2,250             43             45
-----------------------------------------------------------------------------------------------------------------
    Common, stated value $20 per share,
      Authorized                                         7,500,000      7,500,000
      Issued to voting trustees                          5,609,313      5,879,436
      Issued to shareholders                               290,389        311,549
      In treasury, at cost                                 (28,343)       (27,380)
-----------------------------------------------------------------------------------------------------------------
      Outstanding                                        5,871,359      6,163,605        117,427        123,272
-----------------------------------------------------------------------------------------------------------------
  Common shares subscribed                                                                   614          1,124
  Retained earnings                                                                      306,030        309,434
  Accumulated other comprehensive income (loss)                                          (35,962)       (44,958)
-----------------------------------------------------------------------------------------------------------------
                                                                                         388,152        388,917
      Less--Subscriptions receivable                                                         569          1,074
-----------------------------------------------------------------------------------------------------------------
      Total Shareholders' Equity                                                         387,583        387,843
-----------------------------------------------------------------------------------------------------------------
                                                                                      $1,422,130     $1,400,171
-----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements
                                                                      21

                             CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------------

                           Consolidated Statements of Cash Flows

                                   (Stated in thousands)

For the Years Ended December 31,                        2003        2002        2001
--------------------------------------------------------------------------------------
Cash Flows From Operations
  Net Income                                       $   8,465   $  11,401   $  31,688
--------------------------------------------------------------------------------------
  Adjustments to reconcile net income to cash
   provided by operations -
    Depreciation and amortization                     37,253      34,636      33,422
    Deferred income taxes                             14,032         (14)     (3,302)
    Gain on sale of property                          (4,752)         --      (2,677)
    Changes in assets and liabilities:
     Trade receivables                               (52,865)     88,650     172,794
     Merchandise inventory                            32,358      97,285     135,778
     Other current assets                               (545)     (2,828)     11,002
     Other assets                                     (5,229)      3,655       1,633
     Trade accounts payable                           37,324      (7,988)    (37,995)
     Accrued payroll and benefit costs                13,625      (4,149)    (31,380)
     Other accrued liabilities                        (5,951)     (7,269)    (30,050)
--------------------------------------------------------------------------------------
                                                      65,250     201,978     249,225
--------------------------------------------------------------------------------------
  Net cash flow provided by operations                73,715     213,379     280,913
--------------------------------------------------------------------------------------
Cash Flows From Investing Activities
    Proceeds from sale of property                    15,896       5,689       3,974
    Capital expenditures for property                (50,824)    (55,532)    (53,985)
    Investment in joint venture                          987         360       1,405
--------------------------------------------------------------------------------------
  Net cash flow used by investing activities         (33,941)    (49,483)    (48,606)
--------------------------------------------------------------------------------------
Cash Flows From Financing Activities
    Net increase (decrease) in short-term
     borrowings                                           --     (98,737)   (307,462)
    Proceeds from long-term debt                          --          --     100,000
    Repayment of long-term debt                      (16,691)    (46,430)    (21,439)
    Principal payments under capital leases           (6,694)     (4,890)     (3,866)
    Sale of common stock                                 506      15,191         402
    Purchases of treasury stock                       (6,358)     (6,299)     (5,861)
    Dividends paid                                   (12,202)    (11,984)    (11,616)
--------------------------------------------------------------------------------------
   Net cash flow used by financing activities        (41,439)   (153,149)   (249,842)
--------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash                       (1,665)     10,747     (17,535)
--------------------------------------------------------------------------------------
Cash, Beginning of Year                               20,826      10,079      27,614
--------------------------------------------------------------------------------------
Cash, End of Year                                  $  19,161   $  20,826   $  10,079
--------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements


                                             CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------------------------------------------------

                                Consolidated Statements of Changes in Shareholders' Equity
                                   for the Years Ended December 31, 2003, 2002 and 2001

                                                   (Stated in thousands)


                                                                    Common                       Accumulated
                                                                    Stock                          Other
                                         Common      Preferred    Subscribed,     Retained      Comprehensive
                                         Stock         Stock       Unissued       Earnings      Income (Loss)      Total
                                        --------     ---------    -----------    ---------      -------------     --------
December 31, 2000                       $119,828      $     57      $     49      $290,405        $   (542)       $409,797
                                        ========      ========      ========      ========        ========        ========
Net income                                                                          31,688                          31,688

Currency translation adjustments                                                                      (267)           (267)
Cumulative impact of adoption of
   SFAS 133 (net of tax of $877)                                                                    (1,342)         (1,342)

Unrealized gain/(loss) from interest
   rate swap (net of tax of $317)                                                                     (590)           (590)

Minimum pension liability (net
   of tax of $9,125)                                                                               (14,763)        (14,763)
                                                                                                                  --------
Comprehensive income                                                                                                14,726
                                                                                                                  --------
Stock issued                                 451                                                                       451

Stock redeemed                            (5,855)           (6)                                                     (5,861)

Advance payments                                                         (49)                                          (49)

Dividends declared                                                                 (11,572)                        (11,572)
                                        --------      --------      --------      --------        --------        --------
December 31, 2001                       $114,424      $     51      $      0      $310,521        $(17,504)       $407,492
                                        ========      ========      ========      ========        ========        ========
Net income                                                                          11,401                          11,401

Currency translation adjustments                                                                      (441)           (441)

Unrealized gain/(loss) from interest
   rate swap (net of tax of $1,536)                                                                 (2,374)         (2,374)

Minimum pension liability (net
   of tax of $15,621)                                                                              (24,639)        (24,639)
                                                                                                                  --------
Comprehensive income (loss)                                                                                        (16,053)
                                                                                                                  --------
Stock issued                              15,141                                                                    15,141

Stock redeemed                            (6,293)           (6)                                                     (6,299)

Advance payments                                                          50                                            50

Dividends declared                                                                 (12,488)                        (12,488)
                                        --------      --------      --------      --------        --------        --------
December 31, 2002                       $123,272      $     45      $     50      $309,434        $(44,958)       $387,843
                                        ========      ========      ========      ========        ========        ========
Net income                                                                           8,465                           8,465

Currency translation adjustments                                                                     2,585           2,585

Unrealized gain/(loss) from interest
   rate swap (net of tax of $426)                                                                      673             673

Minimum pension liability (net
   of tax of $3,638)                                                                                 5,738           5,738
                                                                                                                  --------
Comprehensive income                                                                                                17,461
                                                                                                                  --------
Stock issued                                 511                                                                       511

Stock redeemed                            (6,356)           (2)                                                     (6,358)

Advance payments                                                          (5)                                           (5)

Dividends declared                                                                 (11,869)                        (11,869)
                                        --------      --------      --------      --------        --------        --------
December 31, 2003                       $117,427      $     43      $     45      $306,030        $(35,962)       $387,583
                                        ========      ========      ========      ========        ========        ========

See accompanying Notes to Consolidated Financial Statements

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

                 Notes to Consolidated Financial Statements
            for the Years Ended December 31, 2003, 2002 and 2001

          (Stated in thousands except for share and per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
     Graybar Electric Company, Inc. is engaged internationally in the distribution of electrical, telecommunications and networking products and the provision of related supply chain management and logistics services, primarily to contractors, industrial plants, telephone companies, power utilities, and commercial users. All products sold by the Company are purchased by the Company from others. The Company's business activity is primarily with customers in the United States; however, the Company has limited sales activity in several international locations.

Principles of Consolidation
     The consolidated financial statements include the accounts of Graybar Electric Company, Inc. and its subsidiary companies. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition
     Revenue is recognized when products are shipped and title transfers to the customer. Shipping and handling costs are primarily recorded in cost of merchandise sold, with the exception of costs totaling $15,521, $14,705 and $18,618 which are included in selling, general and administrative expenses in 2003, 2002 and 2001, respectively.

Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Reclassifications
     Certain reclassifications of prior year presentations have been made to conform to the 2003 presentation.

Cash and Cash Equivalents
     The Company classifies cash on hand, deposits in banks and other short-term, highly liquid investments with an original maturity of three months or less as cash and cash equivalents.

Merchandise Inventory
     Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is a method of accounting that, compared with other inventory accounting methods, generally provides better matching of current costs with current revenues. At December 31, 2003 and 2002 first-in, first-out
(FIFO) inventory approximated LIFO inventory. The Company liquidated a portion of a previously created LIFO layer in 2003 and 2002, resulting in an increase in cost of goods sold of $2,081 and $5,446, respectively.

Supplier Volume Incentives
     The Company's agreements with many of its suppliers provide for the Company to earn incentives based on purchases during the agreement period. The Company estimates the amount to be received from suppliers at the end of each reporting period based on the earnout level that the Company estimates is probable of being achieved. The Company records the incentive ratably over the year as a reduction of cost of sales as related inventory is sold. Changes in the estimated amount of incentives are treated as changes in estimate and are recognized using a cumulative catch-up adjustment.

Property and Depreciation
     The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:

------------------------------------------------------------------------
Buildings                                                      42 years
------------------------------------------------------------------------
Permanent fixtures--                              Over the lives of the
leased property                                       respective leases
------------------------------------------------------------------------
Furniture, fixtures and equipment                         4 to 14 years
------------------------------------------------------------------------
Capital leases                                    Over the lives of the
                                                      respective leases
------------------------------------------------------------------------
     Depreciation expense was $26,039, $27,744 and $26,253 in 2003,
2002 and 2001, respectively.
     At the time property is retired, or otherwise disposed of, the asset and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to other income.
     Property under capital leases is recorded in property with the corresponding obligations carried in long-term debt. The amount capitalized is the present value at the beginning of the lease term of the aggregate future minimum lease payments.
     Maintenance and repairs are expensed as incurred. Major renewals and betterments that extend the life of the property are capitalized.
     The Company capitalizes interest expense on major construction and development projects while in progress. Interest capitalized in 2003 and 2002 was $776 and $1,505, respectively.
     The Company capitalizes qualifying internal and external costs incurred to develop or obtain software for internal use during the application development stage. Costs incurred during the pre-application development and post-implementation stages are expensed as incurred. During 2003 and 2002, the Company capitalized $26,103 and $48,726, respectively. The estimated useful life of the software is eight years.

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Credit Risk
     Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations of its customers, and a significant portion of trade receivables is secured by lien or bond rights. The Company maintains allowances for potential credit losses, and such losses historically have been within management's expectations.

Derivative Financial Instruments
     Statement of Financial Accounting Standards (SFAS) No. 133, as amended by SFAS No. 138 and SFAS No. 149, "Accounting for Derivative Instruments and Hedging Activities", requires the Company to recognize all derivative instruments on the balance sheet at fair value. The Company has entered into an interest rate swap agreement that effectively converts its floating rate payments to a fixed-rate basis. The Company manages interest rates on amounts due under certain operating leases through its swap agreement. The Company's interest rate swap agreement is designated as a cash flow hedge.
     On an ongoing basis, the Company reflects the current fair value of the interest rate swap on its balance sheet. At December 31, 2003 the Company has recorded a liability of $5,937 in Other Payables and Accruals on the balance sheet for the fair value of the swap. The effective portion of the related gains or losses on the swap are deferred in accumulated other comprehensive income. Because the swap is completely effective, no ineffectiveness was recorded in the consolidated statements of income during 2003, 2002 and 2001. An unrealized net gain of $673 (net of tax) and unrealized net losses of $2,374 (net of tax) and $590 (net of tax) related to the swap were recorded in accumulated other comprehensive income during the twelve month periods ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003 an unrealized net loss of $3,633 (net of tax) is recorded in accumulated other comprehensive income. These deferred gains and losses are recognized in income in the period in which the related interest payments being hedged are recognized in expense.

Goodwill
     On January 1, 2002 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Under SFAS 142, goodwill and indefinite-lived intangible assets are no longer amortized but are rather tested annually for impairment. The effect of amortization expense related to goodwill on net income in periods prior to 2002 was not material. As of December 31, 2003 the Company has completed its annual impairment test and concluded that there is no impairment of the Company's goodwill. At December 31, 2003 the Company has $6,680 of goodwill included in Other Assets on the balance sheet.

2. INCOME TAXES
     The provisions for income taxes recorded in the Consolidated
Statements of Income and Retained Earnings are as follows:

Years Ended December 31:                         2003        2002        2001
------------------------------------------------------------------------------
Federal income tax
      Current                                 $(8,197)     $6,724     $21,804
      Deferred                                 13,115         693      (3,087)
State income tax
      Current                                     507         509       1,111
      Deferred                                    917        (707)       (215)
------------------------------------------------------------------------------
Financial statement
      income tax provision                    $ 6,342      $7,219     $19,613
------------------------------------------------------------------------------

      Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:

Assets/(Liabilities)                             2003                    2002
------------------------------------------------------------------------------
Postretirement benefits                       $30,201                 $30,181
Payroll accruals                                3,287                   3,419
Bad debt reserves                               2,651                   2,238
Other deferred tax assets                      11,748                  11,444
Accrued (prepaid) pension                      11,268                  17,213
Inventory                                      (1,721)                  4,474
Fixed asset depreciation                      (15,586)                (14,264)
Fixed asset gains                              (9,542)                 (7,392)
Computer software                              (7,149)                 (1,945)
Other deferred tax liabilities                 (8,588)                (10,628)
------------------------------------------------------------------------------
                                              $16,569                 $34,740
------------------------------------------------------------------------------

                     CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

     Deferred tax assets included in Other Current Assets were $6,167 and $10,446 in 2003 and 2002, respectively. The Company's deferred tax assets include state net operating loss carryforwards of $5,938 and $2,690 as of December 31, 2003 and 2002, respectively, that expire from 2006 to 2022. Valuation allowances of $2,191 and $529 have been established for a portion of these deferred tax assets as of December 31, 2003 and 2002, respectively.
     A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the Consolidated Statements of Income and Retained Earnings is as follows:

Years Ended December 31:                         2003        2002        2001
------------------------------------------------------------------------------
"Statutory" tax rate                             35.0%       35.0%       35.0%
State and local income taxes,
  net of federal benefit                          2.4        (3.2)       (0.2)
Other, net                                        5.4         7.0         3.4
------------------------------------------------------------------------------
Effective tax rate                               42.8%       38.8%       38.2%
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

                         Preferred                         Common
               Reacquired          Retired       Reacquired       Retired
------------------------------------------------------------------------------
2003               129               164           317,774        316,811
2002               316               256           314,647        298,967
2001               299               397           292,732        310,472
------------------------------------------------------------------------------

                     CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

4. LONG-TERM DEBT AND BORROWINGS
   UNDER SHORT-TERM CREDIT AGREEMENTS
                                                          December 31,
Long-term debt was composed of:                         2003            2002
------------------------------------------------------------------------------
7.49% note, unsecured, due in
    annual installments of $14,286
    in each of the years 2005
    through 2011                                    $100,000        $100,000
6.59% note, unsecured, due in
    semiannual installments of $3,750
    beginning in October 2003 through
    April 2013                                        71,250          75,000
7.36% note, unsecured, maturing
    May 2011, installments of $3,095
    due semiannually in each of the
    years 2001 through 2010 with
    final payment of $3,094 due in 2011               46,428          52,619
6.65% note, unsecured, due in annual
    installments of $3,636 in each of the
    years 2003 through 2013                           36,364          40,000
6.23% to 8.30% capital leases,
    various maturities                                13,521          10,434
9.23% note secured by a first
    mortgage on various properties,
    maturing May 2005, installments
    of $2,725 due annually in each of
    the years 1995 through 2004 with
    final payment of $2,750 due in 2005                5,475           8,200
Variable rate mortgages, secured by
    facilities, various maturities                     4,215           3,771
------------------------------------------------------------------------------
                                                    $277,253        $290,024
Less current portion                                  22,872          23,314
------------------------------------------------------------------------------
                                                    $254,381        $266,710
------------------------------------------------------------------------------

Long-term debt matures as follows:
-------------------------------------------------------------
2005                                                $ 48,750
2006                                                  31,782
2007                                                  31,725
2008                                                  31,728
2009-2013                                            110,396
-------------------------------------------------------------
                                                    $254,381
-------------------------------------------------------------

     The net book value of property securing various long-term debt instruments was $14,535 at December 31, 2003.
     The Company's borrowings under short-term credit agreements consist of issuances of commercial paper and borrowings under revolving credit agreements and bank lines of credit.
     The Company has a Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) that had previously consisted of a $205,000, five-year facility. In October 2003 the Company elected to reduce the facility from $205,000 to $50,000. The credit agreement expires in July 2004. There were no amounts outstanding under the Revolving Credit Loan Agreement at December 31, 2003.
     At December 31, 2003 the Company had a $200 million accounts receivable securitization program that expired in October 2003 and was subsequently renewed for an additional three-year period with an expiration date of October 2006. The securitization program provides for the sale of certain of the Company's trade receivables on a revolving basis to Graybar Commerce Corporation (GCC), a wholly owned, bankruptcy remote, special purpose subsidiary. GCC sells an undivided interest in the receivables to an unrelated multi-seller commercial paper conduit. The Company accounts for the securitization as an on-balance sheet financing arrangement because the Company has maintained effective control of the accounts receivable through a call option that gives GCC the unilateral right to repurchase the undivided interests. Accordingly, the accounts receivable and related debt are included in the accompanying consolidated balance sheets. GCC has granted a security interest in its trade receivables to the commercial paper conduit. There were no borrowings outstanding under the securitization program at December 31, 2003.
     Borrowings under short-term credit agreements varied from a minimum of $0 to a maximum of $188,281 and $216,779 in 2003 and 2002, respectively. The average amount of borrowings outstanding under short-term credit agreements during 2003 and 2002 amounted to approximately $109,000 and $101,000 at weighted average interest rates of 1.51% and 2.11%, respectively. The averages are based on the daily amounts outstanding during each year.
     The Company had unused lines of credit of approximately $283,429 as of December 31, 2003. Certain committed lines of credit have annual fees of up to one hundred basis points of the committed lines of credit.
     The Revolving Credit Loan Agreement and certain other note agreements have various covenants that limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements. The Company is in compliance with all covenants as of December 31, 2003.
     The carrying amounts of the Company's outstanding long-term debt and short-term borrowings approximate their fair values at December 31, 2003.

                      CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

5. PENSION AND OTHER POSTRETIREMENT BENEFITS
     The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees.  The plan provides retirement benefits based on an employee's final average earnings and years of service.  Employees become 100% vested after five years of service, regardless of age.  The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum or greater than the maximum tax-deductible amount.  The assets of the defined benefit pension plan are invested primarily in equity and fixed income securities and money market funds.
     The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree
Welfare Plan (the Plan).  Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company.  Benefits are provided through insurance coverage with premiums based on the benefits paid during the year.  The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 2003 or 2002.
     The following table sets forth information regarding the Company's pension and other postretirement benefits as of December 31, 2003 and
2002:
                                                           Postretirement
                                   Pension Benefits           Benefits
                                 ---------------------  ----------------------
                                     2003        2002        2003        2002
                                 ---------------------------------------------
Accumulated benefit
  obligation                     $176,801   $ 157,065   $ 126,298   $ 118,500
                                 --------   ---------   ---------   ---------
Projected benefit
  obligation                      231,706     203,100          --          --
Fair value of
  plan assets                     135,906     101,132          --          --
                                 --------   ---------   ---------   ---------

Funded status                    $(95,800)  $(101,968)  $(126,298)  $(118,500)
                                 --------   ---------   ---------   ---------

     Amounts recognized in the balance sheet at December 31, 2003 consist of the following:
                                                           Postretirement
                                   Pension Benefits           Benefits
                                 ---------------------  ----------------------
                                     2003        2002        2003        2002
                                 ---------------------------------------------
Prepaid (accrued)
  benefit cost                   $(40,895)   $(55,776)   $(77,636)   $(77,586)
Intangible asset                   12,392      13,673          --          --
Accumulated other
  comprehensive loss               33,664      39,402          --          --
                                 --------    --------    --------    --------
Net amount recognized            $  5,161    $ (2,701)   $(77,636)   $(77,586)
                                 --------    --------    --------    --------

     Weighted average assumptions as of December 31 are:
                                                           Postretirement
                                   Pension Benefits           Benefits
                                 ---------------------  ----------------------
                                     2003        2002        2003        2002
                                 ---------------------------------------------
Discount rate                        6.00%       6.75%       6.00%       6.75%
Expected return on
  plan assets                        8.75%       9.00%         --          --
Rate of compensation
  increase                           4.00%       3.75%         --          --
Health care cost trend on
  covered charges                      --          --       10%/5%      10%/6%

      The following presents information regarding the plans for the years ended December 31, 2003 and 2002:
                                                           Postretirement
                                   Pension Benefits           Benefits
                                 ---------------------  ----------------------
                                     2003        2002        2003        2002
                                 ---------------------------------------------
Employer
  contributions                  $ 21,300    $ 14,074    $ 11,148     $ 9,148
Participant
  contributions                        --          --         750         300
Benefits paid                    $(23,043)   $(25,556)   $(11,898)    $(9,448)
                                 --------    --------    --------     -------

     The net periodic cost recognized for the defined benefit pension plan was $16,779, $14,231 and $11,707 for each of the three years ended December 31, 2003, 2002 and 2001, respectively.
     The net periodic cost recognized for the postretirement benefit plan was $11,198, $9,533 and $8,719 for each of the three years ended December 31, 2003, 2002 and 2001, respectively.
     For measurement of the net periodic postretirement benefit obligation, a 10.0% annual rate of increase in per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to gradually decrease to 5.0% for 2013 and to remain at that level thereafter.
     The Company has elected to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in accordance with FASB Staff Position (FSP) No. FAS 106-1. The accumulated postretirement benefit obligation and the net periodic postretirement benefit cost do not currently reflect the accounting impact of the Act. Authoritative guidance on accounting for the federal subsidy is pending and could require the Company to change previously reported information.
     The Company also provides a defined contribution profit sharing and savings plan covering substantially all of its full-time employees. Annual contributions by the Company to the plan are at the discretion of management and are generally determined based on the profitability of the Company. Employees may also contribute to the plan subject to limitations imposed by federal tax law and ERISA.

                     CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

6. NET INCOME PER SHARE OF COMMON STOCK
     The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 5,992,889, 6,245,008 and 5,845,840 in 2003,
2002 and 2001, respectively.

7. COMMITMENTS
     The Company has two operating lease arrangements with an independent lessor which have provided $63,684 of off-balance sheet financing for eight of the Company's zone distribution facilities. Each of the agreements carries a five-year term. The Company has the option, with the consent of the lenders to the lessor, to renew the leases for up to two additional five-year terms or to purchase the property for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the property, or such lenders refuse to consent to a renewal, the Company may elect to remarket the property and arrange for its sale to a third party. In the third quarter 2003, the Company renewed one of these operating lease agreements. Upon renewal, the Company recorded a $1,079 liability, the estimated fair value of the residual value guarantee.
     The leasing structures used in these two lease arrangements qualify as variable interest entities under FASB Interpretation No. 46 and the Company's interests in the variable interest entities are required to be consolidated in the Company's financial statements beginning in the first quarter of 2005. As of December 31, 2003 the Company's maximum exposure to loss as a result of its involvement with the two lease arrangements is $54,131, the amount guaranteed by the Company as the residual fair value of the property in accordance with the lease arrangements. Rental expense was $42,396, $43,936 and $34,989 in 2003, 2002 and 2001, respectively.
     Future minimum rental payments required under operating leases that have either initial or remaining noncancelable lease terms in excess of one year as of December 31, 2003 are as follows:

Years ending December 31:
-------------------------------------------------------------
2004                                                 $37,582
2005                                                  25,911
2006                                                  15,872
2007                                                  11,798
2008                                                  10,045
Subsequent to 2008                                   $36,051
-------------------------------------------------------------

     In September 2000 the Company entered into a swap agreement to manage interest rates on amounts due under certain operating leases.
The agreement, which expires in July 2013, is based on a notional amount of $28.7 million. The agreement calls for an exchange of interest payments with the Company receiving payments based on a London Interbank Offered Rate (LIBOR) floating rate, and making payments based on a fixed rate of 6.92%. There is no exchange of the notional amount upon which the payments are based. The fair value of the swap was $(5,937) at December 31, 2003 and is recorded in Other Payables and Accruals in the balance sheet.

8. STATEMENTS OF CASH FLOWS
     During 2003, 2002 and 2001 income taxes paid/(refunded) totaled $(1,684), $12,484 and $8,526; interest paid totaled $24,094, $26,976 and
$38,764; and liabilities assumed in connection with capitalized leases totaled $9,793, $0 and $3,779, respectively.

9. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
     The components of accumulated other comprehensive income (loss) as of December 31, 2003 and 2002 are as follows:
                                                        2003       2002
-------------------------------------------------------------------------
Currency translation adjustments                    $  1,335   $ (1,250)
Unrealized gain/(loss) from
  interest rate swap                                  (3,633)    (4,306)
Minimum pension liability                            (33,664)   (39,402)
-------------------------------------------------------------------------
                                                    $(35,962)  $(44,958)
-------------------------------------------------------------------------


10. QUARTERLY FINANCIAL INFORMATION
      (UNAUDITED)
     Quarterly financial data for 2003 and 2002 is as follows:

                                                                For the quarters ended,
     2003                                              3/31        6/30        9/30       12/31
-------------------------------------------------------------------------------------------------
Net sales                                           $861,344  $  949,982  $1,024,449    $966,677
Gross margin                                         172,813     180,813     190,971     189,869
Net income                                               158       1,697       4,609       2,001
Net income per share of common stock                $    .03  $      .28  $      .77    $    .33
-------------------------------------------------------------------------------------------------

                                                                 For the quarters ended,
      2002                                              3/31        6/30        9/30       12/31
-------------------------------------------------------------------------------------------------
Net sales                                           $967,910  $1,046,092  $1,013,783    $947,107
Gross margin                                         181,742     190,238     188,820     184,301
Net income (loss)                                     (1,456)      3,396       5,554       3,907
Net income (loss) per share of common stock         $   (.23) $      .54  $      .89    $    .63
-------------------------------------------------------------------------------------------------

                         [Ernst & Young letterhead]


                       REPORT OF INDEPENDENT AUDITORS
------------------------------------------------------------------------------


                       Report of Independent Auditors

The Shareholders and
  the Board of Directors
Graybar Electric Company, Inc.

We have audited the accompanying consolidated balance sheets of Graybar Electric Company, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income and retained earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used in significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graybar Electric Company, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill effective January 1, 2002.


                                                 /s/ Ernst & Young LLP


St. Louis, Missouri
March 3, 2004

                 DISTRICT MANAGEMENT AS OF DECEMBER 31, 2003
------------------------------------------------------------------------------

NEW YORK DISTRICT
Christopher O. Olsen District Vice President
Ronald P. Segraves Director, Electrical Sales
Stephen E. Thomas Director, Comm/Data Sales
Joseph M. Sabatino Director, Operations
Brian R. Buchholz Director, Finance

--------------------------------------------------

BOSTON DISTRICT
Donald M. Block District Vice President
Peter R. Elkas Director, Electrical Sales
Gerald G. Pollick Director, Operations
Joseph P. Peduto Director, Finance

--------------------------------------------------

PITTSBURGH DISTRICT
Steven M. Schooley District Vice President
Wade V. Leidecker Director, Electrical Sales
David A. Bender Director, Comm/Data Sales
C. Robert Smith Director, Operations
Peter M. Wingrove Director, Finance

--------------------------------------------------

ATLANTA DISTRICT
Joseph F. LaMotte District Vice President
Donald W. Heitmeier Director, Electrical Sales
Jeffrey W. Craig Director, Comm/Data Sales
Keith E. (Kip) Davis Director, Operations
Thomas G. Karrenbauer Director, Finance

--------------------------------------------------

RICHMOND DISTRICT
Thomas S. Gurganous District Vice President
Lindsey G. Darnell Director, Electrical Sales
Thomas R. Moore Director, Comm/Data Sales
David K. Ange Director, Operations
Sharon L. Enman Director, Finance

--------------------------------------------------
TAMPA DISTRICT
Robert C. Lyons District Vice President
Bruce E. Neilson Director, Electrical Sales
Terrell L. Loveless Director, Comm/Data Sales
Dale J. Thayer, Jr. Director, Operations
Richard C. Hird Director, Finance

--------------------------------------------------

CHICAGO DISTRICT
Richard A. Cole District Vice President
Michael N. Wall Director, Electrical Sales
Richard H. Harvey Director, Comm/Data Sales
John T. Roney Director, Operations
Timothy E. Carpenter Director, Finance

--------------------------------------------------

MINNEAPOLIS DISTRICT
Robert L. Nowak District Vice President
G. William Keller Director, Electrical Sales
Paul D. Wise Director, Operations
Ellen S. Rebne Director, Finance

--------------------------------------------------

ST. LOUIS DISTRICT
Michael W. Fowler District Vice President
Thomas J. Spellacy Director, Electrical Sales
John G. Smith Director, Comm/Data Sales
Scott B. Neubauer Director, Operations
Pete Rodriguez Director, Finance

--------------------------------------------------

DALLAS DISTRICT
John C. Loff District Vice President
John H. Hawfield Director, Electrical Sales
Philip J. Harvatin Director, Comm/Data Sales
Thomas T. Townsend Director, Operations
Thomas E. Kinate Director, Finance

--------------------------------------------------

SEATTLE DISTRICT
Kenneth B. Sparks District Vice President
Kirk A. Snure Director, Electrical Sales
Christopher A. Borel Director, Comm/Data Sales
John C. Fisher Director, Operations
Randall R. Harwood Director, Finance

--------------------------------------------------

PHOENIX DISTRICT
Gary D. Hodges District Vice President
Mick K. Upchurch Director, Electrical Sales
Gilbert G. Romo Director, Comm/Data Sales
Shayne P. Jones Director, Operations
Kevin D. Cook Director, Finance

--------------------------------------------------

CALIFORNIA DISTRICT
David G. Maxwell District Vice President
Robert C. Odney Director, Electrical Sales
Jon D. Umene Director, Comm/Data Sales
Kathy L. Edwards Director, Operations
Richard T. Birkett Director, Finance

                     LOCATIONS AS OF DECEMBER 31, 2003
------------------------------------------------------------------------------

CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 573-9200

--------------------------------------------------
New York District
--------------------------------------------------

1300 Livingston Avenue
North Brunswick,
New Jersey  08902
732 568-2500

BRANCHES
New York: Albany, Hauppauge,
 Long Island City
New Jersey: Newark,
 North Brunswick, Teterboro,
 Hackettstown, Parsippany,
 Wanamassa, Hamilton
Pennsylvania: Philadelphia,
 Harrisburg, Allentown,
 Wilkes-Barre
Delaware: New Castle

--------------------------------------------------
Boston District
--------------------------------------------------

345 Harrison Avenue
Boston, Massachusetts 02118
617 406-5000

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
 West Springfield, Somerville
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland, Burlington
Connecticut: Hamden, Hartford

--------------------------------------------------
Pittsburgh District
--------------------------------------------------

900 Ridge Avenue
Pittsburgh,
Pennsylvania 15212
412 323-5200

BRANCHES
Kentucky: Lexington, Louisville
Ohio: Cincinnati, Columbus,
 Dayton, Lima, Toledo,
 Youngstown, Cleveland,
 Akron, Canton, Mansfield
Pennsylvania: Greensburg, Erie
West Virginia: Wheeling, Charleston
New York: Buffalo, Rochester,
 Syracuse

INFORMATION SYSTEMS
11885 Lackland Road
St. Louis, Missouri 63146
314 573-5700

--------------------------------------------------
Atlanta District
--------------------------------------------------

2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

BRANCHES
Georgia: Atlanta
 Midtown, Marietta,
 Fayetteville, Savannah,
 Cartersville, Augusta
Alabama: Birmingham,
 Huntsville, Mobile
South Carolina: Columbia,
 Greenville, Spartanburg,
 Hilton Head, Beaufort
Tennessee: Knoxville,
 Chattanooga, Nashville
Florida: Pensacola
Mississippi: Jackson

--------------------------------------------------
Richmond District
--------------------------------------------------

1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia: Norfolk, Roanoke,
 Hampton, Chantilly,
 Commonwealth Controls-Richmond
North Carolina: Asheville,
 Raleigh, Winston-Salem, Charlotte,
 Greensboro, Wilmington, Monroe
South Carolina: Rock Hill
Tennessee: Bristol
Maryland: Baltimore, Lanham

--------------------------------------------------
Tampa District
--------------------------------------------------

801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
 Orlando, Pinellas, Melbourne, North Tampa,
 Tallahassee, Jacksonville, Daytona Beach, Perrine,
 Miami, West Palm Beach, Fort Myers, Fort Pierce,
 Naples, Pompano Beach, Gainesville

--------------------------------------------------
Chicago District
--------------------------------------------------

900 Regency Drive
Glendale Heights, Illinois
60139
630 893-3600

BRANCHES
Illinois: Naperville, Chicago
 Downtown, Joliet, East Peoria,
 Springfield
Indiana: Indianapolis, Hammond
 Fort Wayne, South Bend
Michigan: Detroit, Flint,
 Auburn Hills, East Livonia,
 Lansing, Grand Rapids
Iowa: Davenport, Cedar Rapids
Wisconsin: West Allis, Racine,
 Madison

--------------------------------------------------
Minneapolis District
--------------------------------------------------

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Burnsville, Plymouth, Rochester, Mankato,
 St. Cloud
North Dakota: Fargo
South Dakota: Sioux Falls, Brookings
Wisconsin: Green Bay, Marinette,
 Manitowoc, Neenah,
Stevens Point, Eau Claire
Iowa: Des Moines

--------------------------------------------------
St. Louis District
--------------------------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 573-2000

BRANCHES
Missouri: Jefferson City,
 Kansas City, Springfield
Kansas: Wichita
Nebraska: Omaha
Tennessee: Memphis, Jackson
Arkansas: Little Rock, Springdale,
 Conway
Indiana: Evansville
Oklahoma: Oklahoma City, Tulsa

--------------------------------------------------
Dallas District
--------------------------------------------------

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas: Amarillo, Austin, Abilene,
 Dallas (Royal Lane Counter)
 Freeport, Houston, Beaumont,
 San Antonio, Corpus Christi
Louisiana: Shreveport, Harahan,
 Baton Rouge,  Lake Charles

                      LOCATIONS AS OF DECEMBER 31, 2003
------------------------------------------------------------------------------

--------------------------------------------------
Seattle District
--------------------------------------------------

1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
  Tacoma, Everett
Oregon: Portland, Eugene
Idaho: Boise
Alaska: Anchorage, Fairbanks
Montana: Billings
Hawaii: Honolulu

--------------------------------------------------
Phoenix District
--------------------------------------------------

3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson,
  Scottsdale
Colorado: Colorado Springs,
  Denver
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas
Utah: Salt Lake City

--------------------------------------------------
California District
--------------------------------------------------

383 South Cheryl Lane
City of Industry,
California 91789
909 451-4000

BRANCHES
California: Anaheim, Long Beach,
  Van Nuys, Costa Mesa,
Los Angeles (Counter),
San Bernardino, Hayward,
San Francisco (Downtown),
 Martinez, San Jose,
 Sacramento, Roseville,
San Diego, San Marcos,
Santa Barbara, Santa Maria,
 Bakersfield,
 Fresno, Modesto
Nevada: Sparks

REGIONAL ZONES

--------------------------------------------------
Atlanta Regional
And National Zone
--------------------------------------------------
Woodlands Business Park
Building 100
8180 Troon Circle
Austell, Georgia 30168
678 945-9970

--------------------------------------------------
Charlotte Regional Zone
--------------------------------------------------
1700 West Pointe Drive, Suite A
Charlotte, North Carolina 28214
704 602-7000

--------------------------------------------------
Cincinnati Regional Zone
--------------------------------------------------
8814 Trade Port Drive
Hamilton, Ohio 45011
513 874-8814

--------------------------------------------------
Cranbury Regional Zone
--------------------------------------------------
4 Aurora Drive
Suite 401
Cranbury, New Jersey 08512
609 409-8100

--------------------------------------------------
Fresno Regional
And National Zone
--------------------------------------------------
4401 E. Central Avenue
Fresno, California 93725
559 264-2393

--------------------------------------------------
Joliet Regional
And National Zone
--------------------------------------------------
1700 Crossroad Drive
Joliet, Illinois 60431
815 741-4660

--------------------------------------------------
Richmond Regional Zone
--------------------------------------------------
2501 Distribution Drive
Richmond, Virginia 23231
804 521-6800

--------------------------------------------------
Rogers Regional Zone
--------------------------------------------------
13251 George Weber Drive
Rogers, Minnesota 55374
763 428-1545

--------------------------------------------------
Seattle Regional Zone
--------------------------------------------------
1101 North Levee Road
Puyallup, Washington 98371
253 848-3305

--------------------------------------------------
Springfield Regional Zone
--------------------------------------------------
1904 N. LeCompte, Building #12
Springfield, Missouri 65802
417 864-4955

--------------------------------------------------
Stafford Regional
And National Zone
--------------------------------------------------
13131 North Promenade Boulevard
Stafford, Texas 77477
281 340-5500

--------------------------------------------------
Tampa Regional Zone
--------------------------------------------------
8520 Eagle Palm Drive
Riverview, Florida 33569
813 739-4100

--------------------------------------------------
Taunton Regional Zone
--------------------------------------------------
305 John Hancock Road
Taunton, Massachusetts 02780
508 821-3838

--------------------------------------------------
Youngstown Regional
and National Zone
--------------------------------------------------
1100 Ohio Works Drive
Youngstown, Ohio 44510
330 799-3220

--------------------------------------------------
INTERNATIONAL
--------------------------------------------------

34 North Meramec Avenue
St. Louis, Missouri 63105
314 573-5210

LOCATIONS
Carolina, Puerto Rico
Mexico City, Mexico
Kitchener, Ontario
Hamilton, Ontario
Guelph, Ontario
Mississauga, Ontario
Niagara Falls, Ontario
Windsor, Ontario
Halifax, Nova Scotia
Dartmouth, Nova Scotia
Bridgewater, Nova Scotia
Kentville, Nova Scotia
New Glasgow, Nova Scotia
Sydney, Nova Scotia
Truro, Nova Scotia
Yarmouth, Nova Scotia
Charlottetown, Prince
  Edward Island
Bathurst, New Brunswick
Florenceville, New Brunswick
Fredericton, New Brunswick
Moncton, New Brunswick
Saint John, New Brunswick
Corner Brook, Newfoundland
Grand Falls-Windsor,
  Newfoundland
St. John's, Newfoundland
Wabush, Newfoundland
Calgary, Alberta

------------------------------------------------------------------------

                       Graybar Electric Company, Inc.
                           34 North Meramec Avenue
                          St. Louis, Missouri 63105
                               www.graybar.com