Form 10-K, Exhibit 13
period 2004-12-31
GRAYBAR ELECTRIC CO INC
filed 2005-03-28
CIK 205402

                                                                 EXHIBIT 13















                  ANNUAL REPORT TO SHAREHOLDERS
                             FOR 2004






                                                   Exhibit 13

[Graybar logo]
works to your advantage                                  2004

                        [photo]


                                           Annual Report

                          Board of Directors

[photo]

Left to right:
Dennis E. DeSousa
Senior Vice President-Sales and Distribution

Robert A. Reynolds, Jr.
Chairman, President and Chief Executive Officer

Juanita H. Hinshaw
Senior Vice President and Chief Financial Officer

Richard D. Offenbacher
Senior Vice President-Sales and Marketing

Lawrence R. Giglio
Senior Vice President-Operations

[photo]

Left to right:
Thomas S. Gurganous
District Vice President-Richmond District

Richard A. Cole
District Vice President-Chicago District

Kenneth B. Sparks
District Vice President-Seattle District

Frank H. Hughes
President and Chief Executive Officer, Graybar Canada

[photo]

Left to right:
D. Beatty D'Alessandro
Vice President and Chief Information Officer

Kathleen M. Mazzarella
Vice President-Human Resources and Strategic Planning

Gary D. Hodges
District Vice President-Phoenix District

Thomas F. Dowd
Vice President, Secretary and General Counsel

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

Capital Stock Data
Number of Equity Security Holders as of December 31, 2004:

-------------------------------------------------------------------
Title of Class                          Number of Security Holders
-------------------------------------------------------------------
Common Stock                                                   128
Voting Trust Certificates for Common Stock                   5,056
-------------------------------------------------------------------

Dividend Data

Common Stock, par value $1; stated value $20.

Dividends declared for year:    2004           2003           2002
-------------------------------------------------------------------
First Quarter                  $ .30          $ .30          $ .30
Second Quarter                   .30            .30            .30
Third Quarter                    .30            .30            .30
Fourth Quarter                 $1.10          $1.10          $1.10
-------------------------------------------------------------------

Table of Contents
Board of Directors .....................................Inside Front Cover

Letter to Shareholders.................................................. 2

Business Review......................................................... 4

Financial Review ...................................................... 14

Management's Discussion and Analysis
of Financial Condition and Results of Operations........................16

Consolidated Financial Statements...................................... 20

Report of Independent Registered
Public Accounting Firm................................................. 30

District Management  .................................................. 31

Locations.............................................................. 32

                       Letter To Shareholders

Over the last few years, the one constant in our business has been rapid change - some from external forces and some of our own making. With change swirling around us, we have adjusted to keep our business on course for future success. Some of our changes have been so dramatic that our focus - by necessity - has often shifted to the internal.

But as we closed 2004, we began to see the investments we have been making in our people and processes pay dividends. We also began to see the pace of both external and internal change moderating and giving way to a more stable environment. Now this moderating trend gives us the opportunity to focus outward more consistently and aggressively.

With so much hard work behind us, we are ready to make this shift in focus with confidence. We know that we have revitalized our business and are pointed in the right direction.

In 2005, therefore, our main focus will be on growth - profitable growth. We will do the things we need to do to boost sales and boost them with reasonable margins. By being who we are - reliable, resourceful team players - we will enjoy success.

2004
The signal achievement of 2004 was the completion of the rollout of our ERP (Enterprise Resource Planning) system. It is difficult to overstate either the size of this undertaking or the success that crowned our efforts.

From start to finish, this was a nearly five-year effort that began in January 2000, with our first interview of consultants, and culminated in October 2004, when the final three districts went live on the SAP system. The new system links all of Graybar's branch, zone and district facilities and gives us an unprecedented ability to manage our assets - to improve both our customer service and the handling of our supply chain.

Our new system has set the standard for our industry. We implemented more SAP functionality to a broader base of users in less time and with less cost than any other wholesale distributor in the United States.

The effort that went into this conversion was immense. Every single employee of this company received classroom training - for a total of more than 300,000 hours of training. That's 37,500 eight-hour days - or 160 work-years.

Yet in spite of this time away from their normal responsibilities, our employees managed to make the transition seamless for our customers. For that, our people deserve the greatest credit. Some of the credit also belongs to the framework and culture in which our people operate - the employee ownership whose 75th anniversary we celebrated in 2004. We honored that anniversary, in part, by changing our stock purchase program to enable employees to make purchases annually, instead of once every three years. This schedule also makes stock ownership available for employees earlier in their careers.

I am pleased to note that at least some of the recognition due our employees and our Company has indeed come our way. For the second straight year, our Company was named to Information Week's list of the 500 top companies for innovative use of technology. We also received the 2004 Spirit of St. Louis Technology Award from the St. Louis Regional Chamber & Growth Association.

Although ERP-related training will continue in 2005, most of the educational investment has now been made, and we expect the system to begin paying dividends this year. We expect the size of those dividends to expand significantly in 2006 and thereafter.

The other major accomplishment of 2004 was the upturn in our financial results. After three consecutive years of decline, our sales turned higher, rising 7.3 percent. Our operating income increased 35 percent, and our net income increased 65 percent. These are solid results, especially in the context of a time-consuming ERP conversion.

It is also encouraging that we completed the year with tangible indicators of increased business activity - order input exceeded sales in 2004, and our unfilled orders reached their highest point since 2001.

Meanwhile, we continued in 2004 to earn accolades for the ways we do business. Selling Power magazine, citing our compensation, training and career mobility, named us as one of the "50 Best Companies to Sell For." NECA, the National Electrical Contractors Association, gave us their Industry Partner Award, the first time they had ever presented it to a distributor. And for the third consecutive year, Fortune magazine included us on its list of "Most Admired Companies." In fact, we moved up on the list, rising from fifth to second place in our industry category.

The consistent message coming from both these hard, statistical metrics and reputation-related accolades is the same: We are operating our business well, and our financial statements reflect it.

2005
Looking ahead, we will of course face certain challenges. We must comply with new government regulations, such as Sarbanes-Oxley, which applies to all public-reporting companies. Like other companies, we must spend more and more time and money on legal issues, from employment to contracts to liability. And again like other companies, we expect to have to deal with higher interest rates and other costs, such as insurance. Each one percent increase in interest rates adds about $2.5 million to our interest expense.

We also have to manage rising employee costs. Sometimes these increases are not as clear as they might be, because compensation comes in multiple forms. Some employee costs have risen dramatically. For example, the 2004 cost to provide medical insurance and our defined-benefit pension plan was approximately $42 million higher than in 1999 -- a year in which we had similar sales volume, similar gross margin and more employees.

In spite of all this, I do believe that, thanks to the hard work of the last several years and the improved national economy, the building blocks we have put in place will allow us to grow in 2005. I think the challenge for us now is to make that growth as profitable as possible.

To meet that challenge, we will continue to place a strong emphasis on employee communications. I believe strongly that such initiatives as the Employee Advisory Teams, which consult with me directly about the Company's direction, and the teleconferences, are very useful in aligning us in the same direction. In early 2005 we added a new communications program with our first Branch Management Summit, where all branch and area managers met with the officers to discuss key company issues and apply solutions to the branch environment.

And we will continue to communicate about the "Five Profitability Drivers" that, as I have said, will bring us the kind of profitable growth we need if we manage them properly. Those five drivers are:

* Sales - The opportunities are there. We need to cultivate business opportunities with our current customers while pursuing new customers and diversifying into new markets. There is no substitute in business for a rising top line. With our focus again returning to the external, the time has come to make that happen.

* Gross Margin - Sales alone will not produce profits. We need substantial improvement in our gross margin, especially on sales from our warehouses. This can be accomplished by selling products at the right price and by charging appropriately for our services.

* Expenses - Our new SAP system will help us in this area, as will our redefined zone strategy. However, we don't want to be such zealous expense managers that we thwart future growth.

* Accounts Receivable - Cutting the time it takes for us to get paid is not just the job of our financial people - it is everybody's job - because every interaction with the customer affects how promptly we get paid.

* Inventory - Our challenge is to carry the right inventory in the right quantities and to place it closer to the customer.

Significant progress in these five areas will result in dramatic improvements that will benefit our Company and our employees, and ultimately our customers.

With our business now revitalized, with the pace of change now returned to a manageable level, and with our focus now restored to the opportunities around us, I am confident we can enjoy a year of profitable growth in 2005.



/s/ Robert A. Reynolds, Jr.

Robert A. Reynolds, Jr.
Chairman, President and CEO

St. Louis, Missouri
March 2005

Only a few days after 2004 concluded, Graybar lost a distinguished and much-admired leader, Carl L. Hall.

Carl was president and CEO of the Company from 1995 to 2000. He then served as chairman of the board until his retirement a year later.

The embodiment of the self-made man, Carl started his career at Graybar in 1959 as a warehouseman in Cincinnati. He progressed through several positions there before becoming a district manager, first, in 1991, in Memphis, and later in Houston and Chicago. He became executive vice president in 1994.

Carl led the Company during a period of significant growth. He managed with verve, taking advantage of the opportunities to invest aggressively in the business and its employees.

Carl was also known for his sharp wit; for a competitive spirit that showed up everywhere; and for his friendly, optimistic spirit. We will miss him.

[photo]

"Improving business conditions during 2004 resulted in a substantial increase in the Company's sales to electrical contractors compared to the prior year."
page 9

                        Business Review -- 2004

Complementing the implementation of one of the most robust business systems in the wholesale distribution industry, Graybar continues to adapt its marketing programs, inventory strategy, customer service initiatives and sales assignments to meet market conditions and customer demands.

Early in the year, our marketing functions at corporate headquarters, which had been structured based on electrical or comm/data focus, were combined into one organization. This change mirrored the reorganization of our field management, which was completed in the second half of 2003. With this corporate and field alignment we created more synergy within our management team while continuing to emphasize our well-developed sales and marketing specialization. In preparation for 2005, in December we strengthened this strategy by increasing the responsibility of our corporate vice presidents for electrical products and comm/data products and appointing them vice presidents of electrical business and comm/data business, respectively. Each is charged with implementing effective business plans that will enable the Company to achieve its market growth goals.

Our field and corporate teams dedicated considerable time and resources to refining our go-to-market strategy, assuring that Graybar's inventory is positioned to work to our customers' advantage. Increased emphasis was placed on breadth and depth of inventory, and we began moving the inventory decision-making process closer to the customer. As a result, we now have more products positioned in our local branches.

Supplier selectivity decisions made at corporate headquarters establish the guidelines used by local management to determine appropriate branch inventory selection and stocking levels. This process allows us to fill the needs of the local customer while maintaining the inventory positioning many customers demand nationally. We developed a new process to capture customer inventory needs from our vendor managed inventory (VMI) suppliers to assure all items purchased--not just those purchased through the VMI process--are reviewed and assessed for a potential stocking position.

Our zone warehouses continue to provide an advantage to our customers and our suppliers. They provide a secondary support to our branch inventories and can be a low cost advantage for our suppliers. In our zone warehouses, we can aggregate products with long lead times and items not generally stocked in a local market and make them available next-day to our customers. In addition, when a supplier is introducing a new product, initial inventory in our zones positions us to meet customer demand during the rollout phase.

Specific to the comm/data business, zones continue to enable efficient deployment of products that are subject to rapid technology changes, such as key systems, PBXs and electronic voice/data solutions. Structured cabling project jobs are typically handled through distributors' inventory on short notice; zones continue to provide Graybar a competitive advantage for this type of business.

Our comprehensive offering of security and notification products was launched in January with the addition of several suppliers and lines. Training and promotional programs accompanied the introduction of the additional product lines, and the effort resulted in significant sales of new solutions to our existing customer base in both the Electrical and Comm/Data Markets.

Graybar's commitment to having the best-trained sales and technical support people in the industry was reinforced by the Control, Automation and Networking (CAN-do) training completed in 2004. This five-day, hands-on course began with classes on introductory level industrial controls and progressed to the basics of automation and industrial networking. The training was available to Graybar customer service representatives, sales representatives and all technical specialists. In addition, more than 60 Graybar technical specialists were trained on the applications of Schneider's automation products as we deployed the first Schneider Electric Equity training course developed exclusively for Graybar. These successful technical training programs support our automation business growth strategy and will continue in 2005.

Our commitment to employee training is further evidenced by our two annual training conferences--one for the electrical business and one for comm/data. Participants in these conferences learn

[photo]

[photo]

"Our comprehensive offering of security
and notification products was launched
in January with the addition
of several suppliers and lines."
page 5

[photo]

how to meet the ever-changing demands of the market and deliver real cost-saving solutions designed specifically for our customers. In addition, attendees interact with more than 100 supplier representatives who review the benefits of the latest product innovations. Every attendee completes a series of rigorous training prerequisites in order to participate.

The Company's sales strategy incorporates cultivating new opportunities and strengthening existing relationships with large, geographically diverse customers. This strategic focus, in conjunction with dedicated corporate resources and strong support from our districts, allowed the Company to expand incremental business opportunities with large industrial, commercial, utility and government entities in 2004.

The Corporate Accounts group leads our initiatives with these important customers through coordinated efforts with our local branches. Our Corporate Accounts sales and service teams support our strategic customers by delivering unique, customer- specific services tailored to their particular needs. This platform includes dedicated sales management, centralized customer service, e-business, account administration, specialized reporting, quotations and financial coverage. The ability to engage these important customers, from the boardroom to plant sites, with fully integrated sales and service platforms remains a differentiator within the marketplace. In 2004 six of our strategic corporate accounts were renewed without bid because of our excellent service levels.

Our government business experienced another year of significant growth in 2004. Servicing federal, state and local agencies through our Defense Logistics Agency contracts, and through General Services Administration (GSA) and U. S. Communities agreements, provides Graybar a long-term market growth opportunity. Accordingly, we continue to enhance our powerful sales and service capabilities while expanding our already broad non-core product offerings. A majority of this business is centrally processed in the Corporate Accounts Service Group. Our service expertise was rewarded with the renewal of all four of our Defense Logistics Agency contracts in 2004.

Our targeted electronic communication strategy was enhanced with the development of several new market-focused electronic newsletters, which are e-mailed quarterly to customers. The e-newsletters provide information on emerging technologies, highlight key manufacturers and promote service solutions. They complement the specialized web sites for customers on Graybar.com.

Graybar's customers continue to pursue e-business processes to drive cost out of their operations. As a result, we added several thousand new users to GraybarNet(R), our online order entry system, and we more than doubled the number of customers using our e-catalog through their procurement systems. In addition, the number of customers using electronic estimating increased by 60 percent, and we enabled transaction processing with many more customers using electronic data interchange (EDI) and extensible markup language (XML).

Customers use Graybar's electronic catalog as the online source for many of their product needs. Features added to the catalog in 2004 included the ability to view expanded information such as material data safety sheets, technical specification sheets and supplier catalog pages. A new advanced search feature now allows customers to more easily locate items based on a product's attributes such as color, size, amperage, or connector type. This capability becomes especially important as we continue to expand the breadth and depth of our e-catalog product offering.

Our GraybarNet application was redesigned to be more user friendly, and a new request for quotation feature was added. More search fields were added to the order status query to assist customers in locating orders online. These revisions make it easier for our customers to do business with Graybar online and are expected to generate increased usage of this application in 2005.

The Graybar Technology Showcases have become a national customer-training event for comm/data, electrical, automation and security solutions. These events offer value to our customers on emerging technologies and product applications for all markets. Held in locations across the country, the showcases provided Graybar a venue to train more than 1,000 customers and highlight the capabilities of our automation specialists and network system specialists.

Many of our electrical contractors and reseller customers are now enrolled in the Graybar ePoint program, which rewards members for purchases from participating suppliers. In 2004, we enhanced the program by improving web site navigation and including gift certificates and retail gift cards in the reward choices. In addition, members can now use their epoints for recruiting services from Monster.com(R).

Graybar's counters continue to provide high quality service for walk-in and will-call customers. Our 200+ counters around the

[photo]

"Our well-trained employees and our
nationwide access to products from leading manufacturers position Graybar as a leading solutions provider for our industrial customers."
page 11
country focus on having the right products in stock, providing quick, responsive service, and helping customers select the right electrical and communications products to meet their specific applications. While our merchandising strategy is focused on tools, test equipment and consumable products, our counters also provide a great opportunity to promote our many value-added services and the wide array of products available from our strategic suppliers. Supplier-of-the-month promotions throughout the year feature interactive counter days designed to educate our customers.

Our marketing, operations, finance, human resources, and information systems groups continue to work together to develop ways to enhance productivity through the use of our new ERP system. During 2005 we plan to further improve transactional performance and related processes to take full advantage of this technology.

Contractor Market
Improving business conditions during 2004 resulted in a substantial increase in the Company's sales to electrical contractors compared to the prior year. The overall market conditions as well as significant price increases in copper and steel contributed to revenue growth. Continuous improvement in our service capabilities enabled us to capitalize on opportunities in the Contractor Market.

Our service offering to electrical contractors provides us with a key competitive edge in the Contractor Market. In 2004 we increased our branch inventories to better serve contractors for their same-day requirements. In addition, we enhanced our project management capabilities with the complete rollout of the ERP system to every location. Our project management software is utilized by trained project specialists in the branches to manage projects more efficiently for our customers.

Presentations at industry shows and regular customer visits by representatives of our eBusiness group have increased customer demand for electronic estimating through the NetPricer(TM) Service. With this third party, Internet-based service, customers can submit bids that are then automatically priced using their customer-specific pricing. This process saves time for both the customer and Graybar, and it allows us to provide faster turnaround on pricing quotes. In addition, we provide regular price files for many contractors who choose to load Graybar pricing into their own estimation packages.

The Company continued to support the National Electrical Contractors Association (NECA) by participating in the 50th annual NECA show in Los Angeles in October. Graybar was honored at this event with NECA's Industry Partner Award for 50 years of support and participation in the NECA show. We are also members of the Electri21 Foundation, which provides valuable research and educational materials for the contractor industry.

In September, we participated in the Independent Electrical Contractors (IEC) annual convention in Minneapolis. Graybar is the founding Platinum Partner with the IEC association. We also supported the Associated Builders and Contractors (ABC) by providing material for the National Craft Championship competition at their national convention.

Industrial Market
Throughout 2004, economic indicators showed positive trends in capacity utilization and new orders and high purchasing indices within the manufacturing sector, pointing to a rebound from the recession of the early 2000s in the Industrial Market. Graybar's sales in this market increased significantly in 2004.

Industrial purchasing activity is expected to remain elevated through 2005. Graybar's strategy is to increase sales to industrial customers through our focus on their maintenance, repair and operations (MRO), original equipment manufacturing (OEM), security and automation needs. Two new

[photo]

Senior Vice President, Sales and Marketing Richard Offenbacher (left) accepts the Industry Partner Award on behalf of Graybar from NECA President Ben Cook.

[photo]

"A significant amount of
comm/data inventory was repositioned
to branches--
closer to the customers."
page 13
comprehensive internal training programs were implemented in 2004, furthering our commitment to providing highly knowledgeable sales coverage for our industrial customers. In addition, new focused marketing and sales tools are scheduled to be implemented to improve the Company's position within this market.

Our specialized sales force, automation application specialists and network system specialists are well equipped to meet our customers' needs for networking, wireless and automation applications. Our well-trained employees and our nationwide access to products from leading manufacturers position Graybar as a leading solutions provider for our industrial customers. Our strategy is to leverage these strengths to grow market share.

Commercial Market
The Bureau of Economic Research forecasted three percent gains in the Commercial Market in 2004. Graybar realized modest growth in line with those expectations. Spending for maintenance, repair and operations (MRO) and communications products increased gradually throughout the year as many of our customers improved their facility infrastructures. This moderate growth trend is expected to continue in 2005.

The healthcare, education and finance markets offer the largest business opportunities for Graybar. We support the MRO needs of these customers with our electrical sales force, and our specialized account managers/sales representatives cover the voice and data needs of these customers.

The healthcare market continues to be handled primarily at our corporate accounts level as national healthcare buying groups solidify their positions with hospitals and clinics. We have been successful in developing relationships within the Group Purchasing Organizations (GPOs) and alliance organizations by promoting our services and developing programs that enhance sales opportunities for every Graybar branch.

Spending by schools and universities, which began to decline in 2003 due to state and metropolitan budget issues, showed a rebound in 2004. Spending on communications infrastructure increased to accommodate the need for higher networking speeds and wireless technology. Growth in enrollment is expected to continue for the next three years leading to increased opportunity for Graybar in both MRO and communications infrastructure.

We are pursuing additional electrical and communications sales opportunities in territories that include the corporate headquarters of financial institutions, retail chains, hospitality companies, and entertainment companies.

In the service of our commercial customers our specialized comm/data account managers continued to gain traction in 2004. Their efforts have expanded Graybar's Project Pipeline, our proprietary software for tracking project bids and monitoring sales and order activity. Registered projects were up significantly, and Verified Independently for Performance (VIP) project registrations exceeded 2003 by more than 50 percent. Both of these measurements indicate Graybar's growing capability to position itself as a value-added supplier for our commercial customers.

Comm/Data Market
The economic slowdown that began in 1999 led to a significant decrease in business activity in the telecom sector, which only began to exhibit modest recovery last year. Early 2004 projections for information technology (IT) spending and network cabling were estimated to show mid single-digit growth. However, fourth quarter surveys of IT spending were mixed as more respondents indicated they would spend less than planned than those who indicated they would spend more.

Supplier consolidations continued in the telecom sector, with several significant mergers and acquisitions taking place during 2004. Also significant was the number of major suppliers that introduced new product solutions outside of their traditional space and are now offering single-source, end-to-end cable and connectivity.

The Construction Specifications Institute (CSI) late in the year released a major revision to Master Format(TM), the organizational standard for building specifications and instructions for nonresidential construction. The revisions created a significant industry change. Previously, communications was a subsystem in the electrical division; now communications is defined as a separate system. This will impact how communications systems for new buildings are designed, bid and awarded. With our focus on market specialization, Graybar anticipates additional business with consultants, integrators and comm/data contractors as these customers now have greater opportunity to bid the communications portion of large construction projects. In preparation for this change, we developed a new software package for designing and budgeting complex structured cabling projects, VIP Design Online(SM), which we introduced to communications industry consultants at the January 2005 Building Industry Consulting Service International (BICSI) conference.

Graybar sales of comm/data products in 2004 were up slightly compared to 2003. Specialized sales and support continue to be key to our growth strategy in the Comm/Data Market. Determined to increase our share and position, several initiatives began in 2004:

* Field management decisions were driven closer to the customer, improving Graybar's ability to coordinate specialized technical and sales resources into a converged solution for our customers.

* Graybar's corporate marketing department developed major collaborative programs in areas such as commercial building and industrial automation. We are well positioned to capitalize on these opportunities as a result of our strengths in both the electrical and comm/data business.

[photo]

Photo courtesy of Lineman College

"In 2004 our initiatives to support the
Utility Market included a new Utility
Solutions Guide and a targeted
utility section on our web site."
page 13

* A significant amount of comm/data inventory was repositioned to branches--closer to the customers.

* Fiber to the home initiatives with the leading manufacturers in the service provider sector began showing results.

* Wireless demand in both the enterprise and service provider sectors brought us business from a leading supplier, and we continued to develop programs with additional suppliers to create opportunities to provide new wireless solutions to our customers.

Utility Market
Graybar's renewed commitment to the Utility Market in 2003 translated to sales and revenue growth in this market in 2004. Utility customers are an important market for Graybar due to their financial stability, sales and gross margin potential and their needs for the supply chain expertise that Graybar can provide.

In 2004 our initiatives to support the Utility Market included a new Utility Solutions Guide and a targeted utility section on our web site. These tools focus on products, applications and value-added solutions for our customers. In addition, we formed an internal Utility Council, with representatives from each Graybar district, to provide feedback and guidance on our utility customers. We plan to continue these efforts and offer additional solutions, success stories, product specials and tools in 2005.

We believe success in the Utility Market is important to our long-term growth, and we remain committed to being a leading solutions provider for our utility customers. We realize it will take sustained and persistent efforts as well as continued dedication of resources to gain share in this market.

GRAYBAR FINANCIAL SERVICES
In addition to providing financing for customers purchasing equipment for their own use, Graybar Financial Services (GFS), the Company's leasing and financing subsidiary, arranges financing for contractors that are selling communication, security and data systems as well as electrical projects. GFS is a profitable complement to Graybar's overall value proposition.

GFS introduced attractive lease pricing on Voice Over Internet Protocol (VOIP) telecommunications equipment during the fourth quarter of 2004 in support of the Company's marketing efforts in the reseller market. In 2005, GFS is introducing a new advance funding product that enables qualified resellers to receive up to 65 percent of the total lease transaction amount prior to project completion. This up-front financing provides the reseller with needed working capital to acquire the equipment and resources necessary to complete the project with little or no cash outlay required on the part of the contractor.

INTERNATIONAL MARKETS

Canada
Graybar Canada surpassed both its sales and net profit budgets for 2004. Strong focus on improved gross margin rate resulted in a substantial rise in profits for the year.

[photo]

Centralization of inventory maintenance, accounts payable, and financial reporting brought increased efficiencies and standardization of these business functions throughout the Canadian operation.

An upgrade to computer software in Graybar Ontario and the launch of the Graybar Canada web site now enable customers to access their account information, check inventory availability and place orders via the Internet. The remainder of the Canadian branches are scheduled to make this upgrade in February 2005.

Graybar Ontario's commitment to the automation control business led to its appointment as the exclusive Schneider Automation distributor for southwestern and central Ontario. The comm/data business continues to grow, and additional resources have been dedicated to expand customer opportunities in that market in 2005.

Mexico
Sales in Mexico improved in 2004 with increased momentum during the third and fourth quarters. Emphasis was placed on building end user sales and penetrating new territories, with special focus on Monterrey and Guadalajara, and results were encouraging. Increased sales coverage in key cities is planned for 2005.

Puerto Rico
Graybar Puerto Rico experienced double-digit sales growth in 2004. Two significant contracts to supply high voltage power cables and HPS lamps to the local power authority for the entire island contributed to the increased revenues.

In the Contractor and Industrial Markets the team approach we established several years ago remains successful. We anticipate continued growth in 2005 by utilizing the team sales and service concept, and we expect to grow our market share in automation with focus on active component solutions.

                             Table of Contents

Selected Consolidated Financial Data.............................. 15

Management's Discussion and Analysis
of Financial Condition and Results of
Operations........................................................ 16

Consolidated Financial
Statements........................................................ 20

Report of Independent Registered Public Accounting
Firm.............................................................. 30


                                       Financial Review

                             Selected Consolidated Financial Data
                        (Stated in thousands except for per share data)
                                               2004           2003           2002           2001           2000
-----------------------------------------------------------------------------------------------------------------
Sales                                    $4,093,462     $3,813,272     $3,986,954     $4,829,862     $5,231,901
   Less--Cash discounts                     (13,909)       (10,820)       (12,062)       (13,380)       (13,564)
-----------------------------------------------------------------------------------------------------------------
Net Sales                                 4,079,553      3,802,452      3,974,892      4,816,482      5,218,337
Cost of Merchandise Sold                 (3,295,772)    (3,067,986)    (3,229,791)    (3,934,719)    (4,271,745)
-----------------------------------------------------------------------------------------------------------------
Interest Expense                            (23,453)       (24,128)       (26,301)       (39,073)       (46,681)
-----------------------------------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                   (12,772)         7,690         (7,233)       (22,915)       (44,395)
  Deferred                                    2,843        (14,032)            14          3,302          1,196
-----------------------------------------------------------------------------------------------------------------
    Total provision for income taxes         (9,929)        (6,342)        (7,219)       (19,613)       (43,199)
-----------------------------------------------------------------------------------------------------------------
Net Income                                   14,018          8,465         11,401         31,688         66,157
-----------------------------------------------------------------------------------------------------------------
Income Applicable to
  Common Stock                               14,017          8,463         11,399         31,685         66,154
-----------------------------------------------------------------------------------------------------------------
Average Common Shares
  Outstanding (A)                             5,709          5,993          6,245          5,846          6,101
-----------------------------------------------------------------------------------------------------------------
Income per Share of
  Common Stock (A)                             2.46           1.41           1.83           5.42          10.84
-----------------------------------------------------------------------------------------------------------------
  Cash dividends per share                     2.00           2.00           2.00           2.00           2.00
-----------------------------------------------------------------------------------------------------------------
Retained Earnings
  Balance, beginning of year                306,030        309,434        310,521        290,405        241,473
  Add--Net income                            14,018          8,465         11,401         31,688         66,157
-----------------------------------------------------------------------------------------------------------------
                                            320,048        317,899        321,922        322,093        307,630
-----------------------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)                  (1)            (2)            (2)            (3)            (3)
    Common (in cash)                        (11,267)       (11,867)       (12,486)       (11,569)       (11,583)
    Common (in stock)                            --             --             --             --         (5,639)
-----------------------------------------------------------------------------------------------------------------
                                            (11,268)       (11,869)       (12,488)       (11,572)       (17,225)
-----------------------------------------------------------------------------------------------------------------
  Balance, end of year                      308,780        306,030        309,434        310,521        290,405
  Proceeds on stock subscriptions,
    shares unissued                              --             45             50             --             49
Stock Outstanding
  Preferred                                      --             43             45             51             57
  Common                                    110,967        117,427        123,272        114,424        119,828
-----------------------------------------------------------------------------------------------------------------
                                         $  419,747     $  423,545     $  432,801     $  424,996     $  410,339
-----------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive
 income (loss)                              (27,383)       (35,962)       (44,958)       (17,504)          (542)
-----------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity               $  392,364     $  387,583     $  387,843     $  407,492     $  409,797
-----------------------------------------------------------------------------------------------------------------
Total Assets                              1,451,372      1,422,130      1,400,171      1,535,998      1,843,438
Long-term Debt                           $  205,603     $  254,381     $  266,710     $  315,549     $  238,349
-----------------------------------------------------------------------------------------------------------------

(A) Adjusted for the declaration of a 5% stock dividend in 2000.

This summary should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report.

                        Financial Review

  Management's Discussion and Analysis of Financial Condition
                   and Results of Operations
   (Stated in thousands except for share and per share data)

OVERVIEW
     After declines in business in 2003 and 2002, the Company experienced significant sales growth and increased profits in 2004 as a result of the improved economic conditions experienced by the electrical and comm/data wholesale distribution industries and the customers they serve. The Company also completed the upgrade of its computer systems to an Enterprise Resource Planning system in the fourth quarter of 2004 after beginning the implementation in April 2003. With an improving economy and increased system capabilities that are expected to provide enhanced service capabilities, the Company believes it is positioned to grow profitably and expand its future business opportunities.
     Moderate, profitable sales growth is expected in 2005 as the electrical and communications markets continue to trend upward.

RESULTS OF OPERATIONS
Operating Results as a Percentage of Net Sales
      The following table sets forth certain information relating to the operations of the Company expressed as a percentage of net sales:

Years Ended December 31:                      2004           2003           2002
---------------------------------------------------------------------------------
Net Sales                                    100.0%         100.0%         100.0%
Cost of Merchandise Sold                     (80.8)         (80.7)         (81.3)
---------------------------------------------------------------------------------
Gross Margin                                  19.2           19.3           18.7
Selling, General and
   Administrative Expenses                   (16.3)         (16.5)         (15.8)
Taxes, other than income
   taxes                                      (1.0)          (1.0)          (1.0)
Depreciation and
   amortization                                (.9)          (1.0)           (.8)
---------------------------------------------------------------------------------
   Income from operations                      1.0             .8            1.1
Other Income, net                               .1             .2             .1
Interest Expense                               (.5)           (.6)           (.7)
---------------------------------------------------------------------------------
Income Before Provision
   for Income Taxes                             .6             .4             .5
---------------------------------------------------------------------------------
Provision for Income Taxes                     (.3)           (.2)           (.2)
---------------------------------------------------------------------------------
Net Income                                      .3%            .2%            .3%
---------------------------------------------------------------------------------

2004 Compared to 2003
    Net sales in 2004 increased $277,101, or 7.3%, compared to 2003. The higher net sales resulted from the generally improved economic conditions that are prevalent on an industry-wide basis in the electrical and communications market sectors in which the Company operates. The Company's business in the electrical market improved significantly during 2004 as a result of the general increase in new construction projects along with increased spending by commercial and industrial customers. Communications market sales showed slight improvement in 2004. Activity in the communications market served by the Company continued to be impacted by the lingering effects of the excess of infrastructure and plant and network capacity in the communications marketplace. Electrical market sales increased 9.8% and communications market sales increased .1% when comparing 2004 to 2003.
    Gross margin increased $49,315, or 6.7%, in 2004 primarily due to the increased sales in the electrical and communications markets.
    Selling, general and administrative expenses increased $38,464, or 6.1%, when comparing 2004 to 2003 due largely to increases in employee compensation costs of approximately $9,800 and an increase in pension plan expense of approximately $18,200. The substantial increase in pension plan expense resulted primarily from increased payouts made under the standard terms of the Company's defined benefit pension plan during 2004. The balance of the increase in selling, general and administrative expenses resulted from increases in transportation and other general operating expenses due to higher sales and transaction volumes.
    The increase in taxes, other than income taxes of $639 resulted primarily from higher payroll tax expense due to the increase in the Company's employee compensation costs.
    Depreciation and amortization decreased $737 when comparing 2004 to 2003 due to lower depreciation expense on owned property.
    Other income, net includes gains on sale of property of $1,882 and $4,752 and accounts receivable interest charges to customers of $1,205 and $969 in 2004 and 2003, respectively.
    Interest expense decreased $675, or 2.8%, in 2004 primarily due to the decrease in long-term debt as a percentage of total debt and the overall decrease in long-term debt outstanding due to regularly scheduled principal payments. The Company's long-term debt carries higher interest rates on average when compared to current rates on short-term borrowings. The average amount of short-term borrowings outstanding during 2004 and 2003 amounted to approximately $146,000 and $109,000 at weighted average interest rates of 1.69% and 1.51%, respectively.
    The combined effect of the increase in gross margin and the decrease in other income, together with the increase in selling, general and administrative expenses and decreases in depreciation and amortization and interest expense, resulted in an increase in pretax earnings of $9,140 in 2004 compared to 2003.

                        Financial Review

  Management's Discussion and Analysis of Financial Condition
                   and Results of Operations
   (Stated in thousands except for share and per share data)

2003 Compared to 2002
    Net sales in 2003 decreased $172,440, or 4.3%, compared to 2002. The lower net sales resulted from the generally depressed economic conditions that have been prevalent on an industry-wide basis in the electrical and communications market sectors in which the Company operates. The general slowdown in new construction projects and the reduction in capital spending by commercial and industrial customers that began in 2001 continued throughout 2002 and the first half of 2003. Consolidated net sales in the second half of 2003 increased 1.5% when compared to the second half of 2002. Communications market activity continued to be more heavily impacted by the weak economic conditions compared to the Company's business in the electrical market due to the overall excess of infrastructure and plant and network capacity in the communications marketplace. Electrical market sales decreased 3.4% and communications market sales decreased 12.8% when comparing 2003 to 2002.
    Gross margin decreased $10,635, or 1.4%, in 2003 primarily due to the lower sales in the electrical and communications markets. Gross margin increased 2.1% when comparing the second half of 2003 to the second half of 2002.
    Selling, general and administrative expenses decreased slightly in 2003 due largely to current year and prior year reductions in the Company's employment levels which resulted in decreases in related employee compensation costs of approximately $10,700 in 2003. The decrease in these expenses was partially offset by an increase in expenses related to the implementation of the Enterprise Resource Planning (ERP) system of approximately $6,100. The Company expects that the decrease in employment levels will be sustainable until such time as there is a significant growth in sales. As a percentage of sales, selling, general and administrative expenses increased in 2003 compared to 2002, primarily because the rate at which expenses were reduced lagged the rate at which sales volume decreased.
    The reduction in taxes, other than income taxes of $1,178 in 2003 compared to 2002 resulted primarily from lower payroll tax expenses due to the reduction in the Company's employment levels.
    Depreciation and amortization increased $2,617 in 2003 primarily due to additional amortization expenses as a result of the implementation of the ERP system during the second quarter of 2003.
    Other income, net includes gains on sale of property of $4,753 and $0 and accounts receivable interest charges to customers of $969 and $1,552 in 2003 and 2002, respectively.
    Interest expense decreased $2,173, or 8.3%, in 2003 primarily due to lower interest rates on short-term borrowings. The average amount of short-term borrowings outstanding during 2003 and 2002 amounted to approximately $109,000 and $101,000 at weighted average interest rates of 1.51% and 2.11%, respectively.
    The combined effect of the decrease in gross margin and the increase in other income, together with the increase in depreciation and amortization and decreases in selling, general and administrative expenses and interest expense, resulted in a decrease in pretax earnings of $3,813 in 2003 compared to 2002.

FINANCIAL CONDITION AND LIQUIDITY
    At December 31, 2004 current assets exceeded current liabilities by $396,589, down $20,023 from December 31, 2003. The increase in trade receivables from December 31, 2003 to December 31, 2004 resulted primarily from the increase in sales experienced by the Company and an increase in average days sales outstanding. Merchandise inventory levels were lower at December 31, 2004 when compared to December 31, 2003 inventory levels. Average inventory turnover for 2004 was generally unchanged from the average turnover for 2003.
    During 2003 and 2004 the Company converted its computer systems to an Enterprise Resource Planning (ERP) system. Implementation of the new system began in April 2003 and was completed in October 2004. The Company funded the project through a combination of equipment leases and working capital. Project costs through December 31, 2004 were approximately $100,000, of which $76,906 has been capitalized. The Company expects that conversion to the new ERP system will provide future benefits to its results of operations. The Company does not have any other plans or commitments that would require significant amounts of additional working capital.
    At December 31, 2004 the Company had available to it unused lines of credit amounting to $253,255. These lines are available to meet short-term cash requirements of the Company. Included in the Company's lines of credit is a Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) that had previously consisted of a $205,000, five-year facility. In October 2003 the Company elected to reduce the facility from $205,000 to $50,000. Upon expiration of the agreement in July 2004, the Company entered into a new unsecured credit agreement which consists of an $85,000, 364-day facility which expires in July 2005. There were no amounts outstanding under the Revolving Credit Loan Agreement at December 31, 2004.

                        Financial Review

  Management's Discussion and Analysis of Financial Condition
                   and Results of Operations
   (Stated in thousands except for share and per share data)

    At December 31, 2004 the Company also had a $200 million accounts receivable securitization program that expires in October 2006. The securitization program provides for the sale of certain of the Company's trade receivables on a revolving basis to Graybar Commerce Corporation (GCC), a wholly owned, bankruptcy remote, special purpose subsidiary. GCC sells an undivided interest in the receivables to an unrelated multi-seller commercial paper conduit. The Company accounts for the securitization as an on-balance sheet financing arrangement because the Company has maintained effective control of the accounts receivable through a call option that gives GCC the unilateral right to repurchase the undivided interests. Accordingly, the accounts receivable and related debt are included in the accompanying consolidated balance sheets. GCC has granted a security interest in its trade receivables to the commercial paper conduit. Borrowings outstanding under the securitization program were $50,000 at December 31, 2004.
    Short-term borrowings outstanding during 2004 and 2003 varied from a minimum of $0 to a maximum of $192,223 and $188,281, respectively.
    The Revolving Credit Loan Agreement and certain other note agreements have various covenants that limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
    The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. During 2004, cash used by operations amounted to $16,417 compared to $73,715 cash provided by operations in 2003. The decrease in cash provided by operations was predominantly attributable to the combined change in trade receivables, merchandise inventory and trade accounts payable, which in the aggregate resulted in cash used of $103,636 in 2004 compared to cash provided of $16,817 in 2003. Cash provided from the sale of common stock and proceeds received on stock subscriptions amounted to $361 and $506 in 2004 and 2003, respectively.
    Capital expenditures for property were $24,100, $50,824 and $55,532 for the years ended December 31, 2004, 2003 and 2002, respectively. Purchases of treasury stock were $6,909, $6,358 and $6,299 for the years ended December 31, 2004, 2003 and 2002, respectively. Dividends paid were $11,620, $12,202 and $11,984 for the years ended December 31, 2004, 2003 and 2002, respectively.

Off-Balance Sheet Financing
    The Company has two operating lease arrangements with an independent lessor which have provided $63,684 of off-balance sheet financing for eight of the Company's zone distribution facilities. Each of the agreements carries a five-year term. The Company has the option, with the consent of the lenders to the lessor, to renew the leases for up to two additional five-year terms or to purchase the property for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the property, or such lenders refuse to consent to a renewal, the Company may elect to remarket the property and arrange for its sale to a third party. At December 31, 2004 the Company has recorded a $756 liability for the estimated fair value of the residual value guarantee for these operating lease arrangements, one of which was renewed in 2003 and one of which was renewed in December 2004.
    The leasing structures used in these two lease arrangements qualify as variable interest entities under FASB Interpretation No. 46 and the Company's interests in the variable interest entities are required to be consolidated in the Company's financial statements beginning in the first quarter of 2005. As of December 31, 2004 the Company's maximum exposure to loss as a result of its involvement with the two lease arrangements is $54,131, the amount guaranteed by the Company as the residual fair value of the property in accordance with the lease arrangements.

Contractual Obligations and Commitments
    The Company has the following contractual obligations as of December 31, 2004:

                                                            Less                                         More
                                                           than 1          1-3             4-5          than 5
                                            Total           Year          Years           Years          Years
                                           --------       --------       --------        -------        -------
Long-term
  Debt
  Obligations                              $306,770       $ 53,361       $128,757        $74,398        $50,254

Capital
  Lease
  Obligations                                11,081         11,081             --             --             --

Operating
  Lease
  Obligations                               137,437         35,142         59,905         15,785         26,605

Purchase
  Obligations                               461,424        461,424             --             --             --
                                           --------       --------       --------        -------        -------
Total                                      $916,712       $561,008       $188,662        $90,183        $76,859

    Long-term debt obligations consist of principal and interest payments. Purchase obligations consist primarily of open inventory purchase orders made in the normal course of business. Many of these obligations may be cancelled with limited or no financial penalties.
    The above table does not include $91,878 of accrued, unfunded employment-related benefit obligations, of which $77,470 is related to the Company's postretirement benefits plan, because it is not certain when the obligations will be paid.
    The Company also expects to make contributions totaling approximately $30,000 to its defined benefit pension plan during 2005 which are not included in the table.

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

Income Taxes
      Deferred tax assets and liabilities are recorded based on the Company's assessment of future taxes to be paid in the jurisdictions in which the Company operates. These assessments involve temporary differences resulting from differing treatment of items for tax and accounting purposes, as well as estimates of the Company's current tax exposures. Based on the Company's evaluation of the tax positions it takes on the various tax returns it files, the Company believes it was adequately reserved for these issues at December 31, 2004.

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

Pension Plan
    The Company's pension plan expense and obligations   are determined
based on the selection of certain assumptions, the most significant of which are the expected long-term rate of return on plan assets and the discount rate used to discount plan liabilities. While management believes that the assumptions selected by the Company are appropriate, differences in actual experience or changes in assumptions may affect the Company's pension plan obligation and future pension expense. In 2004, the Company reduced the expected long-term rate of return on plan assets to 8.25%, down from 8.75% in 2003. The discount rate used to discount plan liabilities was changed from 6.00% at December 31, 2003 to 5.75% at December 31, 2004. The Company has elected to continue to use an expected long-term rate of return on plan assets of 8.25% for 2005. The change in assumptions and return on assets experienced by the plan are expected to result in 2005 pension expense of approximately $24,000.

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

                             Consolidated Financial Statements

                  Consolidated Statements of Income and Retained Earnings
                 (Stated in thousands except for share and per share data)
For the Years Ended December 31,                              2004           2003           2002
--------------------------------------------------------------------------------------------------
Sales, net of returns and allowances                    $4,093,462     $3,813,272     $3,986,954
  Less--Cash discounts                                     (13,909)       (10,820)       (12,062)
--------------------------------------------------------------------------------------------------
    Net Sales                                            4,079,553      3,802,452      3,974,892
--------------------------------------------------------------------------------------------------
Cost of Merchandise Sold                                (3,295,772)    (3,067,986)    (3,229,791)
--------------------------------------------------------------------------------------------------
    Gross Margin                                           783,781        734,466        745,101
Selling, General and Administrative expenses              (664,663)      (626,199)      (627,015)
Taxes, other than income taxes                             (40,758)       (40,119)       (41,297)
Depreciation and amortization                              (36,516)       (37,253)       (34,636)
--------------------------------------------------------------------------------------------------
    Income from operations                                  41,844         30,895         42,153
Other Income, net                                            5,556          8,040          3,313
Interest Expense                                           (23,453)       (24,128)       (26,301)
Loss on debt extinguishment                                     --             --           (545)
--------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                    23,947         14,807         18,620
--------------------------------------------------------------------------------------------------
Provision for Income Taxes
  Current                                                  (12,772)         7,690         (7,233)
  Deferred                                                   2,843        (14,032)            14
--------------------------------------------------------------------------------------------------
      Total provision for income taxes                      (9,929)        (6,342)        (7,219)
--------------------------------------------------------------------------------------------------
Net Income                                                  14,018          8,465         11,401
--------------------------------------------------------------------------------------------------
Retained Earnings, beginning of year                       306,030        309,434        310,521
  Cash dividends-
    Preferred, $1.00 per share each year                        (1)            (2)            (2)
    Common, $2.00 per share each year                      (11,267)       (11,867)       (12,486)
--------------------------------------------------------------------------------------------------
Retained Earnings, end of year                          $  308,780     $  306,030     $  309,434
--------------------------------------------------------------------------------------------------
Net Income per share of Common Stock                    $     2.46     $     1.41     $     1.83
--------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                                     Consolidated Financial Statements

                                        Consolidated Balance Sheets                             December 31,
                          (Stated in thousands except for share and per share data)         2004           2003
-----------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                           $    9,961     $   19,161
  Trade receivables (less allowances
   of $8,304 and $7,199, respectively)                                                   624,728        556,967
  Merchandise inventory                                                                  473,212        483,333
  Other current assets                                                                    26,379         17,815
-----------------------------------------------------------------------------------------------------------------
    Total current assets                                                               1,134,280      1,077,276
-----------------------------------------------------------------------------------------------------------------
Property, at cost
  Land                                                                                    29,944         27,092
  Buildings                                                                              242,579        237,840
  Furniture and fixtures                                                                 167,852        163,932
  Software                                                                                76,906         76,339
  Capital leases                                                                          22,936         23,987
-----------------------------------------------------------------------------------------------------------------
                                                                                         540,217        529,190
  Less--Accumulated depreciation and amortization                                        248,711        223,585
-----------------------------------------------------------------------------------------------------------------
                                                                                         291,506        305,605
-----------------------------------------------------------------------------------------------------------------
Other Assets                                                                              25,586         39,249
-----------------------------------------------------------------------------------------------------------------
                                                                                      $1,451,372     $1,422,130
-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------
Current Liabilities
  Short-term borrowings                                                               $   67,757     $        -
  Current portion of long-term debt                                                       49,019         22,872
  Trade accounts payable                                                                 490,183        536,179
  Accrued payroll and benefit costs                                                       48,506         36,292
  Other accrued taxes                                                                     10,147         13,684
  Dividends payable                                                                        6,117          6,469
  Other payables and accruals                                                             65,962         45,168
-----------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                            737,691        660,664
-----------------------------------------------------------------------------------------------------------------
Postretirement Benefits Liability                                                         77,470         77,636
-----------------------------------------------------------------------------------------------------------------
Pension Liability                                                                         37,488         40,895
-----------------------------------------------------------------------------------------------------------------
Long-term Debt                                                                           205,603        254,381
-----------------------------------------------------------------------------------------------------------------
Other Non-current Liabilities                                                                756            971
-----------------------------------------------------------------------------------------------------------------
                                                           Shares at December 31,
                                                              2004           2003
-----------------------------------------------------------------------------------------------------------------
Shareholders' Equity
  Capital stock-
    Preferred, par value $.01 per share,
      Authorized                                        10,000,000        300,000
      Issued to shareholders                                     -          2,173
      In treasury, at cost                                       -            (52)
-----------------------------------------------------------------------------------------------------------------
      Outstanding                                                -          2,121              -             43
-----------------------------------------------------------------------------------------------------------------
    Common, stated value $20 per share,
      Authorized                                        15,000,000      7,500,000
      Issued to voting trustees                          5,298,699      5,609,313
      Issued to shareholders                               276,641        290,389
      In treasury, at cost                                 (26,978)       (28,343)
-----------------------------------------------------------------------------------------------------------------
      Outstanding                                        5,548,362      5,871,359        110,967        117,427
-----------------------------------------------------------------------------------------------------------------
  Common shares subscribed                                                                 5,375            614
  Retained earnings                                                                      308,780        306,030
  Accumulated other comprehensive income (loss)                                          (27,383)       (35,962)
-----------------------------------------------------------------------------------------------------------------
                                                                                         397,739        388,152
      Less--Subscriptions receivable                                                       5,375            569
-----------------------------------------------------------------------------------------------------------------
      Total Shareholders' Equity                                                         392,364        387,583
-----------------------------------------------------------------------------------------------------------------
                                                                                      $1,451,372     $1,422,130
-----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                              Consolidated Financial Statements

                            Consolidated Statements of Cash Flows
                                    (Stated in thousands)
For the Years Ended December 31,                              2004           2003           2002
-------------------------------------------------------------------------------------------------
Cash Flows From Operations
  Net Income                                             $  14,018      $   8,465      $  11,401
-------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to cash
     provided (used) by operations -
    Depreciation and amortization                           36,516         37,253         34,636
    Deferred income taxes                                   (2,843)        14,032            (14)
    Gain on sale of property                                (1,882)        (4,752)            --
    Changes in assets and liabilities:
     Trade receivables                                     (67,761)       (52,865)        88,650
     Merchandise inventory                                  10,121         32,358         97,285
     Other current assets                                   (8,564)          (545)        (2,828)
     Other assets                                           12,869         (5,229)         3,655
     Trade accounts payable                                (45,996)        37,324         (7,988)
     Accrued payroll and benefit costs                      12,214         13,625         (4,149)
     Other accrued liabilities                              24,891         (5,951)        (7,269)
-------------------------------------------------------------------------------------------------
                                                           (30,435)        65,250        201,978
-------------------------------------------------------------------------------------------------
  Net cash flow provided (used) by operations              (16,417)        73,715        213,379
-------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
    Proceeds from sale of property                           3,565         15,896          5,689
    Capital expenditures for property                      (24,100)       (50,824)       (55,532)
    Investment in joint venture                                794            987            360
-------------------------------------------------------------------------------------------------
  Net cash flow used by investing activities               (19,741)       (33,941)       (49,483)
-------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
    Net increase (decrease) in short-term borrowings        67,757             --        (98,737)
    Repayment of long-term debt                            (20,176)       (16,691)       (46,430)
    Principal payments under capital leases                 (2,455)        (6,694)        (4,890)
    Sale of common stock                                       361            506         15,191
    Purchases of treasury stock                             (6,909)        (6,358)        (6,299)
    Dividends paid                                         (11,620)       (12,202)       (11,984)
-------------------------------------------------------------------------------------------------
  Net cash flow provided (used) by financing activities     26,958        (41,439)      (153,149)
-------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash                             (9,200)        (1,665)        10,747
-------------------------------------------------------------------------------------------------
Cash, Beginning of Year                                     19,161         20,826         10,079
-------------------------------------------------------------------------------------------------
Cash, End of Year                                        $   9,961      $  19,161      $  20,826
-------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements


                                       Consolidated Financial Statements

                           Consolidated Statements of Changes in Shareholders' Equity
                              for the Years Ended December 31, 2004, 2003 and 2002
                                             (Stated in thousands)
                                                                 Common                  Accumulated
                                                                 Stock                      Other
                                        Common     Preferred   Subscribed,  Retained    Comprehensive
                                         Stock       Stock      Unissued    Earnings    Income (Loss)     Total
                                       ---------   ---------   ----------   --------    -------------     -----
December 31, 2001                      $ 114,424    $     51    $      0    $310,521     $ (17,504)     $407,492
                                       =========    ========    ========    ========     =========      ========
Net income                                                                    11,401                      11,401

Currency translation adjustments                                                              (441)         (441)

Unrealized gain/(loss) from interest
  rate swap (net of tax of $1,536)                                                          (2,374)       (2,374)

Minimum pension liability (net
  of tax of $15,621)                                                                       (24,639)      (24,639)
                                                                                                        --------
Comprehensive income (loss)                                                                              (16,053)
                                                                                                        --------
Stock issued                              15,141                                                          15,141

Stock redeemed                            (6,293)         (6)                                             (6,299)

Advance payments                                                      50                                      50

Dividends declared                                                           (12,488)                    (12,488)
                                       ---------    --------    --------    --------     ---------      --------
December 31, 2002                      $ 123,272    $     45    $     50    $309,434     $ (44,958)     $387,843
                                       =========    ========    ========    ========     =========      ========
Net income                                                                     8,465                       8,465

Currency translation adjustments                                                             2,585         2,585

Unrealized gain/(loss) from interest
  rate swap (net of tax of $426)                                                               673           673

Minimum pension liability (net
  of tax of $3,638)                                                                          5,738         5,738
                                                                                                        --------
Comprehensive income                                                                                      17,461
                                                                                                        --------
Stock issued                                 511                                                             511

Stock redeemed                            (6,356)         (2)                                             (6,358)

Advance payments                                                      (5)                                     (5)

Dividends declared                                                           (11,869)                    (11,869)
                                       ---------    --------    --------    --------     ---------      --------
December 31, 2003                      $ 117,427    $     43    $     45    $306,030     $ (35,962)     $387,583
                                       =========    ========    ========    ========     =========      ========
Net income                                                                    14,018                      14,018

Currency translation adjustments                                                             2,510         2,510

Unrealized gain/(loss) from interest
  rate swap (net of tax of $149)                                                               233           233

Minimum pension liability (net
  of tax of $3,700)                                                                          5,836         5,836
                                                                                                        --------
Comprehensive income                                                                                      22,597
                                                                                                        --------
Stock issued                                 406                                                             406

Stock redeemed                            (6,866)        (43)                                             (6,909)

Advance payments                                                     (45)                                    (45)

Dividends declared                                                           (11,268)                    (11,268)
                                       ---------    --------    --------    --------     ---------      --------
December 31, 2004                      $ 110,967    $      0    $      0    $308,780     $ (27,383)     $392,364
                                       =========    ========    ========    ========     =========      ========

See accompanying Notes to Consolidated Financial Statements

                Consolidated Financial Statements

           Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002
    (Stated in thousands except for share and per share data)

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

Revenue Recognition
    Revenue is recognized when products are shipped and title transfers to the customer. Shipping and handling costs are primarily recorded in cost of merchandise sold, with the exception of costs totaling $36,791, $15,521 and $14,705 which are included in selling, general and administrative expenses in 2004, 2003 and 2002, respectively.

Estimates
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Reclassifications
    Certain reclassifications of prior year presentations have been made to conform to the 2004 presentation.

Cash and Cash Equivalents
    The Company classifies cash on hand, deposits in banks and other short-term, highly liquid investments with an original maturity of three months or less as cash and cash equivalents.


Merchandise Inventory
    Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is a method of accounting that, compared with other inventory accounting methods, generally provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $24,822 and $0 greater than reported under the LIFO method at December 31, 2004 and 2003, respectively. The Company liquidated a portion of a previously created LIFO layer in 2004 and 2003, resulting in a (decrease) increase in cost of goods sold of $(473) and $2,081, respectively.

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

Property and Depreciation
    The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:

----------------------------------------------------------------------------------
Buildings                                                                42 years
----------------------------------------------------------------------------------
Permanent fixtures--                         Over the shorter of the asset's life
leased property                                                 or the lease term
----------------------------------------------------------------------------------
Furniture, fixtures and equipment                                   4 to 14 years
----------------------------------------------------------------------------------
Capital leases                               Over the shorter of the asset's life
                                                                or the lease term
----------------------------------------------------------------------------------

    Depreciation expense was $23,746, $26,039 and $27,744 in 2004, 2003 and
2002, respectively.
    At the time property is retired, or otherwise disposed of, the asset and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to other income.
    Property under capital leases is recorded in property with the corresponding obligations carried in long-term debt. The amount capitalized is the present value at the beginning of the lease term of the aggregate future minimum lease payments.
    Maintenance and repairs are expensed as incurred. Major renewals and betterments that extend the life of the property are capitalized.
    The Company capitalizes interest expense on major construction and development projects while in progress. Interest capitalized in 2004 and 2003 was $69 and $776, respectively.
    The Company capitalizes qualifying internal and external costs incurred to develop or obtain software for internal use during the application development stage. Costs incurred during the pre-application development and post-implementation stages are expensed as incurred. During 2004 and 2003, the Company capitalized $567 and $26,103, respectively. The estimated useful life of the software is eight years.

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

Derivative Financial Instruments
    Statement of Financial Accounting Standards (SFAS) No. 133, as amended by SFAS No. 138 and SFAS No. 149, "Accounting for Derivative Instruments and Hedging Activities," requires the Company to recognize all derivative instruments on the balance sheet at fair value. The Company has entered into an interest rate swap agreement that effectively converts its floating rate payments to a fixed-rate basis. The Company manages interest rates on amounts due under certain operating leases through its swap agreement. The Company's interest rate swap agreement is designated as a cash flow hedge.
    On an ongoing basis, the Company reflects the current fair value of the interest rate swap on its balance sheet. At December 31, 2004 the Company has recorded a liability of $5,555 in other payables and accruals on the balance sheet for the fair value of the swap. The effective portion of the related gains or losses on the swap are deferred in accumulated other comprehensive income. Because the swap is completely effective, no ineffectiveness was recorded in the consolidated statements of income during 2004, 2003 and 2002. Unrealized net gains of $233 (net of tax) and $673 (net of tax) and an unrealized net loss of $2,374 (net of tax) related to the swap were recorded in accumulated other comprehensive income during the twelve-month periods ended December 31, 2004, 2003 and 2002, respectively. At December 31, 2004 an unrealized net loss of $3,400 (net of tax) is recorded in accumulated other comprehensive income. These deferred gains and losses are recognized in income in the period in which the related interest payments being hedged are recognized in expense.

Goodwill
    The Company follows Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," under which goodwill and indefinite-lived intangible assets are not amortized but rather tested annually for impairment. The effect of amortization expense related to goodwill on net income in periods prior to 2002 was not material. As of December 31, 2004 the Company has completed its annual impairment test and concluded that there is no impairment of the Company's goodwill. At December 31, 2004 the Company has $6,680 of goodwill included in other assets on the consolidated balance sheet.

2. INCOME TAXES
     The provisions for income taxes recorded in the consolidated statements of income and retained earnings are as follows:

Years Ended December 31:        2004           2003            2002
---------------------------------------------------------------------
Federal income tax
      Current                $11,815        $(8,197)        $ 6,724
      Deferred                (2,598)        13,115             693
State income tax
      Current                    957            507             509
      Deferred                  (245)           917            (707)
---------------------------------------------------------------------
Financial statement
      income tax provision   $ 9,929        $ 6,342         $ 7,219
---------------------------------------------------------------------

      Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:

Assets/(Liabilities)                           2004           2003
---------------------------------------------------------------------
Postretirement benefits                     $30,136        $30,201
Payroll accruals                              2,741          3,287
Bad debt reserves                             2,933          2,651
Other deferred tax assets                    11,750         11,748
Accrued (prepaid) pension                     9,780         11,268
Inventory                                     7,354         (1,721)
Fixed asset depreciation                    (15,798)       (15,586)
Fixed asset gains                            (9,542)        (9,542)
Computer software                           (16,895)        (7,149)
Other deferred tax liabilities               (6,937)        (8,588)
---------------------------------------------------------------------
                                            $15,522        $16,569
---------------------------------------------------------------------

     Deferred tax assets included in other current assets were $16,161 and $6,167 in 2004 and 2003, respectively. Deferred tax assets included in other assets were $(639) and $10,402 in 2004 and 2003, respectively. The Company's deferred tax assets include state net operating loss carryforwards of $4,680 and $5,938 as of December 31, 2004 and 2003, respectively, that expire from 2006 to 2022. Valuation allowances of $1,022 and $2,191 have been established for a portion of these deferred tax assets as of December 31, 2004 and 2003, respectively.
     A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the consolidated statements of income and retained earnings is as follows:



Years Ended December 31:         2004          2003           2002
---------------------------------------------------------------------
"Statutory" tax rate             35.0%         35.0%          35.0%
State and local income taxes,
  net of federal benefit          2.1           2.4           (3.2)
Other, net                        4.4           5.4            7.0
---------------------------------------------------------------------
Effective tax rate               41.5%         42.8%          38.8%
---------------------------------------------------------------------

                Consolidated Financial Statements

3. CAPITAL STOCK
     The Company's capital stock is owned by its employees and retirees. Common stock may not be sold by the holder thereof, except by first offering it to the Company. The Company may buy any common shares so offered at the price at which they were issued ($20) with appropriate adjustments for current dividends.
     During 2004 the Company offered to eligible employees the right to subscribe to 450,000 shares of common stock at $20 per share in accordance with the provisions of the Company's Common Stock Purchase Plan dated October 18, 2004. This resulted in the subscription of 268,772 shares ($5,375). Subscribers under the Plan elected to make payments under one of the following options: (i) all shares subscribed for prior to January 20, 2005; (ii) a portion of such shares prior to January 20, 2005, and the balance in monthly installments through payroll deductions (or in certain cases where a subscriber is no longer on the Company's payroll, through pension deductions or direct monthly payments) over an 11-month period; or (iii) all shares pursuant to the installment method.
     Shares were issued and Voting Trust Certificates were delivered to subscribers as of January 20, 2005, in the case of shares paid for prior to January 20, 2005. Shares will be issued and Voting Trust Certificates will be delivered to subscribers on a quarterly basis, as of the tenth day of March, June, September and December to the extent full payments of shares are made in the case of subscriptions under the installment method.
     Shown below is a summary of shares reacquired and retired by the Company in the three years ended December 31:

               Preferred                      Common
     Reacquired        Retired     Reacquired        Retired
------------------------------------------------------------
2004      2,121          2,173        343,281        344,646
2003        129            164        317,774        316,811
2002        316            256        314,647        298,967
------------------------------------------------------------

4. LONG-TERM DEBT AND BORROWINGS
   UNDER SHORT-TERM CREDIT AGREEMENTS

                                                  December 31,
Long-term debt was composed of:                2004           2003
-------------------------------------------------------------------
7.49% note, unsecured, due in
    annual installments of $14,286
    in each of the years 2005
    through 2011                           $100,000       $100,000
6.59% note, unsecured, due in
    semiannual installments of $3,750
    beginning in October 2003 through
    April 2013                               63,750         71,250
7.36% note, unsecured, maturing
    May 2011, installments of $3,095
    due semiannually in each of the
    years 2001 through 2010 with
    final payment of $3,094 due in 2011      40,238         46,428
6.65% note, unsecured, due in annual
    installments of $3,636 in each of the
    years 2003 through 2013                  32,727         36,364
6.23% to 8.30% capital leases,
    various maturities                       11,065         13,521
9.23% note secured by a first
    mortgage on various properties,
    maturing May 2005, installments
    of $2,725 due annually in each of
    the years 1995 through 2004 with
    final payment of $2,750 due in 2005       2,750          5,475
Variable rate mortgages, secured by
    facilities, various maturities            4,092          4,215
-------------------------------------------------------------------
                                           $254,622       $277,253
Less current portion                         49,019         22,872
-------------------------------------------------------------------
                                           $205,603       $254,381
-------------------------------------------------------------------

Long-term debt matures as follows:

-------------------------------------------------------------------
2006                                                     $  31,798
2007                                                        31,706
2008                                                        31,696
2009                                                        31,664
2010-2013                                                   78,739
-------------------------------------------------------------------
                                                         $ 205,603
-------------------------------------------------------------------

                              26

                Consolidated Financial Statements

     The net book value of property securing various long-term debt instruments was $14,600 at December 31, 2004.
     The Company's borrowings under short-term credit agreements consist of issuances of commercial paper and borrowings under revolving credit agreements and bank lines of credit.
     The Company has a Revolving Credit Loan Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) that had previously consisted of a $205,000, five-year facility. In October 2003 the Company elected to reduce the facility from $205,000 to $50,000. Upon expiration of the agreement in July 2004, the Company entered into a new unsecured credit agreement which consists of an $85,000, 364-day facility which expires in July 2005. There were no amounts outstanding under the Revolving Credit Loan Agreement at December 31, 2004.
     At December 31, 2004 the Company had a $200 million accounts receivable securitization program that expires in October 2006. The securitization program provides for the sale of certain of the Company's trade receivables on a revolving basis to Graybar Commerce Corporation (GCC), a wholly owned, bankruptcy remote, special purpose subsidiary. GCC sells an undivided interest in the receivables to an unrelated multi-seller commercial paper conduit. The Company accounts for the securitization as an on-balance sheet financing arrangement because the Company has maintained effective control of the accounts receivable through a call option that gives GCC the unilateral right to repurchase the undivided interests. Accordingly, the accounts receivable and related debt are included in the accompanying consolidated balance sheets. GCC has granted a security interest in its trade receivables to the commercial paper conduit. Borrowings outstanding under the securitization program were $50,000 at December 31, 2004.
     Borrowings under short-term credit agreements varied from a minimum of $0 to a maximum of $192,223 and $188,281 in 2004 and 2003, respectively. The average amount of borrowings outstanding under short-term credit agreements during 2004 and 2003 amounted to approximately $146,000 and $109,000 at weighted average interest rates of 1.69% and 1.51%, respectively. The averages are based on the daily amounts outstanding during each year. The weighted average interest rate for amounts outstanding at December 31, 2004 was 2.74%.
     The Company had unused lines of credit of approximately $253,255 as of December 31, 2004. Certain committed lines of credit have annual fees of up to one hundred basis points of the committed lines of credit.
     The Revolving Credit Loan Agreement and certain other note agreements have various covenants that limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements. The Company is in compliance with all covenants as of December 31, 2004.
     The carrying amounts of the Company's outstanding long-term debt and short-term borrowings approximate their fair values at December 31, 2004.

5. PENSION AND OTHER POSTRETIREMENT BENEFITS
     The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service. Employees become 100% vested after five years of service, regardless of age. The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum or greater than the maximum tax-deductible amount. The assets of the defined benefit pension plan are invested primarily in equity and fixed income securities and money market funds.
     The investment objective of the Company's defined benefit pension plan is to ensure that there are sufficient assets to fund regular pension benefits payable to employees over the long-term life of the plan. The Company's pension plan seeks to earn the highest possible long-term, total rate of return on assets consistent with prudent standards for preservation of capital, tolerance for investment risk and maintenance of liquidity.
     Asset allocation information for pension plan assets at December 31, 2004 is as follows:

                                               2004        2003
                                              Actual      Actual      Target
                                            Allocation  Allocation  Allocation
                                            ----------  ----------  ----------
Equity securities-U.S.                          46%        46%         35%
Equity securities-International                 19         15          15
Fixed income investments                        34         34          35
Other                                            1          5          15
                                            ----------  ----------  ----------
                                               100%       100%        100%

     The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the
Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 2004 or 2003.

                       Consolidated Financial Statements


     The following table sets forth information regarding the Company's pension and other postretirement benefits as of December 31, 2004 and 2003 using a December 31 measurement date:

                                                                                             Postretirement
                                                               Pension Benefits                Benefits
                                                          -----------------------      ---------------------
                                                              2004           2003           2004        2003
                                                          --------------------------------------------------
Accumulated benefit obligation                            $188,673       $176,801      $ 126,449   $ 126,298
                                                           -------        -------        -------     -------
Projected benefit obligation                               248,451        231,706             --          --
Fair value of plan assets                                  151,186        135,906             --          --
                                                           -------        -------        -------     -------

Funded status                                             $(97,265)      $(95,800)     $(126,449)  $(126,298)
                                                           -------        -------        -------     -------

     Amounts recognized in the consolidated balance sheet at December 31, 2004 consist of the following:

                                                                                            Postretirement
                                                               Pension Benefits                Benefits
                                                          -----------------------      ---------------------
                                                              2004           2003           2004        2003
                                                          --------------------------------------------------
Prepaid (accrued) benefit cost                            $(37,488)      $(40,895)      $(77,470)   $(77,636)
                                                           -------        -------        -------     -------
Intangible asset                                            11,110         12,392             --          --
Accumulated other comprehensive loss                        27,828         33,664             --          --
                                                           -------        -------        -------     -------

Net amount recognized                                     $  1,450       $  5,161       $(77,470)   $(77,636)
                                                          --------       --------       --------    --------

Weighted average assumptions as of December 31 are:

                                                                                            Postretirement
                                                               Pension Benefits                Benefits
                                                          -----------------------      ---------------------
                                                              2004           2003           2004        2003
                                                          --------------------------------------------------
Discount rate                                                5.75%          6.00%          5.75%       6.00%
Expected return on plan assets                               8.25%          8.75%            --          --
Rate of compensation increase                                4.00%          4.00%            --          --
Health care cost trend on covered charges                      --             --           9%/5%      10%/5%

     The expected return on plan assets assumption for the defined benefit pension plan is a long-term assumption and was determined after evaluating input from the plan's actuary and pension fund investment advisor, and also considering actual plan experience and historical and anticipated rates of return on the various classes of assets in which the plan invests. The Company anticipates that its investment managers will continue to generate long-term returns consistent with its assumed rate, despite temporary downturns in market performance.
      The following presents information regarding the plans for the years ended December 31, 2004 and 2003:


                                                                                             Postretirement
                                                               Pension Benefits                Benefits
                                                          -----------------------      ---------------------
                                                              2004           2003           2004        2003
                                                          --------------------------------------------------
Employer contributions                                    $ 28,200       $ 21,300       $ 11,760    $ 11,148
Participant contributions                                       --             --            729         750

Benefits paid                                             $(32,500)      $(23,043)      $(12,489)   $(11,898)
                                                            ------         ------         ------      ------

     The Company expects to make contributions totaling $30,000 to its defined benefit pension plan during 2005.
     Estimated future defined benefit pension plan payments are as follows:

      2005                                               $  24,000
      2006                                                  26,000
      2007                                                  27,000
      2008                                                  27,000
      2009                                                  28,000
      2010-2014                                            150,000

     The net periodic cost recognized for the defined benefit pension plan was $35,610, $16,779 and $14,231 for each of the three years ended December 31, 2004, 2003 and 2002, respectively. Included in the Company's 2004 pension expense was approximately $15.1 million due to settlement of a portion of its defined benefit plan obligations as a result of increased election of lump sum payouts by retirees under the standard terms of the plan.
     The net periodic cost recognized for the postretirement benefit plan was $11,594, $11,198 and $9,533 for each of the three years ended December 31, 2004, 2003 and 2002, respectively.
     For measurement of the net periodic postretirement benefit obligation, a 9.0% annual rate of increase in per capita cost of covered health care benefits was assumed for 2005. The rate was assumed to gradually decrease to 5.0% for 2009 and to remain at that level thereafter.
     The Company has elected to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in accordance with FASB Staff Position (FSP) No. FAS 106-2. The accumulated postretirement benefit obligation and the net periodic postretirement benefit cost do not currently reflect the accounting impact of the Act since the Company is currently unable to determine whether the benefits provided by its plan are actuarially equivalent to Medicare Part D under the Act.
     The Company also provides a defined contribution profit sharing and savings plan covering substantially all of its full-time employees. Annual contributions by the Company to the plan are at the discretion of management and are generally determined based on the profitability of the Company. Employees may also contribute to the plan subject to limitations imposed by federal tax law and ERISA.

                   Consolidated Financial Statements

6. NET INCOME PER SHARE OF COMMON STOCK
     The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The average numbers of shares used in computing net income per share of common stock were 5,708,968, 5,992,889 and 6,245,008 in 2004, 2003 and 2002,
respectively.

7. COMMITMENTS
     The Company has two operating lease arrangements with an independent lessor which have provided $63,684 of off-balance sheet financing for eight of the Company's zone distribution facilities. Each of the agreements carries a five-year term. The Company has the option, with the consent of the lenders to the lessor, to renew the leases for up to two additional five-year terms or to purchase the property for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the property, or such lenders refuse to consent to a renewal, the Company may elect to remarket the property and arrange for its sale to a third party. At December 31, 2004, the Company has recorded a $756 liability for the estimated fair value of the residual value guarantee for these operating lease agreements, one of which was renewed in 2003 and one of which was renewed in December 2004.
     The leasing structures used in these two lease arrangements qualify as variable interest entities under FASB Interpretation No. 46 and the Company's interests in the variable interest entities are required to be consolidated in the Company's financial statements beginning in the first quarter of 2005.
As of December 31, 2004 the Company's maximum exposure to loss as a result of its involvement with the two lease arrangements is $54,131, the amount guaranteed by the Company as the residual fair value of the property in accordance with the lease arrangements. Rental expense was $40,916, $42,396 and $43,936 in 2004, 2003 and 2002, respectively.
     Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 2004 are as follows:

Years ending December 31:
--------------------------------------------------------------------
2005                                                       $35,142
2006                                                        24,701
2007                                                        18,866
2008                                                        16,338
2009                                                        10,608
Subsequent to 2009                                          31,782
--------------------------------------------------------------------

     In September 2000 the Company entered into a swap agreement to manage interest rates on amounts due under certain operating leases. The agreement, which expires in July 2013, is based on a notional amount of $28.7 million. The agreement calls for an exchange of interest payments with the Company receiving payments based on a London Interbank Offered Rate (LIBOR) floating rate, and making payments based on a fixed rate of 6.92%. There is no exchange of the notional amount upon which the payments are based. The fair value of the swap was $(5,555) at December 31, 2004 and is recorded in other payables and accruals in the consolidated balance sheet.

8. STATEMENTS OF CASH FLOWS
     During 2004, 2003 and 2002 income taxes paid (refunded) totaled
$(4,057), $(1,684) and $12,484; interest paid totaled $23,548, $24,094 and
$26,976; and liabilities assumed in connection with capitalized leases totaled $0, $9,793 and $0, respectively.

9. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
     The components of accumulated other comprehensive income (loss) as of December 31, 2004 and 2003 are as follows:

                                                             2004           2003
----------------------------------------------------------------------------------
Currency translation adjustments                         $  3,845       $  1,335
Unrealized gain/(loss) from
  interest rate swap                                       (3,400)        (3,633)
Minimum pension liability                                 (27,828)       (33,664)
----------------------------------------------------------------------------------
                                                         $(27,383)      $(35,962)
----------------------------------------------------------------------------------

10. QUARTERLY FINANCIAL INFORMATION
    (UNAUDITED)
     Quarterly financial data for 2004 and 2003 is as follows:

                                  For the quarters ended,
     2004                   3/31           6/30             9/30            12/31
------------------------------------------------------------------------------------
Net sales                 $939,309      $1,040,909       $1,072,482      $1,026,853
Gross margin               190,774         204,684          199,841         188,482
Net income                   3,244           6,990            4,596            (812)
Net income per
 share of common
 stock                    $    .56      $     1.22       $      .81      $     (.13)
------------------------------------------------------------------------------------

                          For the quarters ended,
     2003                   3/31           6/30             9/30            12/31
------------------------------------------------------------------------------------
Net sales                 $861,344      $949,982         $1,024,449      $  966,677
Gross margin               172,813       180,813            190,971         189,869
Net income                     158         1,697              4,609           2,001
Net income per
 share of common
 stock                    $    .03      $    .28         $      .77      $      .33
------------------------------------------------------------------------------------

          Report of Independent Registered Public Accounting Firm


[Ernst & Young
    logo]


          Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Graybar Electric Company, Inc.

We have audited the accompanying consolidated balance sheets of Graybar Electric Company, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income and retained earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graybar Electric Company, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.


                                                     /s/ Ernst & Young LLP

St. Louis, Missouri
March 2, 2005

                District Management as of December 31, 2004

NEW YORK DISTRICT
Christopher O. Olsen District Vice President
Ronald P. Segraves Director, Electrical Sales
Stephen E. Thomas Director, Comm/Data Sales
Joseph M. Sabatino Director, Operations
Timothy D. Birky Director, Finance

--------------------------------------------------------------------

BOSTON DISTRICT
Donald M. Block District Vice President
Peter R. Elkas Director, Electrical Sales
Gerald G. Pollick Director, Operations
Joseph P. Peduto Director, Finance

--------------------------------------------------------------------

PITTSBURGH DISTRICT
Steven M. Schooley District Vice President
Wade V. Leidecker Director, Electrical Sales
David A. Bender Director, Comm/Data Sales
C. Robert Smith Director, Operations
Peter M. Wingrove Director, Finance

--------------------------------------------------------------------

ATLANTA DISTRICT
Joseph F. LaMotte District Vice President
Donald W. Heitmeier Director, Electrical Sales
Jeffrey W. Craig Director, Comm/Data Sales
Keith E. (Kip) Davis Director, Operations
Thomas G. Karrenbauer Director, Finance

--------------------------------------------------------------------

RICHMOND DISTRICT
Thomas S. Gurganous District Vice President
Lindsey G. Darnell Director, Electrical Sales
Thomas R. Moore Director, Comm/Data Sales
David K. Ange Director, Operations

--------------------------------------------------------------------

TAMPA DISTRICT
Robert C. Lyons District Vice President
Bruce E. Neilson Director, Electrical Sales
Terrell L. Loveless Director, Comm/Data Sales
Dale J. Thayer, Jr. Director, Operations
Richard C. Hird Director, Finance

--------------------------------------------------------------------

CHICAGO DISTRICT
Richard A. Cole District Vice President
Michael N. Wall Director, Electrical Sales
Richard H. Harvey Director, Comm/Data Sales
John T. Roney Director, Operations
Timothy E. Carpenter Director, Finance

--------------------------------------------------------------------

MINNEAPOLIS DISTRICT
Robert L. Nowak District Vice President
G. William Keller Director, Electrical Sales
Paul D. Wise Director, Operations
Ellen S. Rebne Director, Finance

--------------------------------------------------------------------

ST. LOUIS DISTRICT
Michael W. Fowler District Vice President
Thomas J. Spellacy Director, Electrical Sales
John G. Smith Director, Comm/Data Sales
Scott B. Neubauer Director, Operations
Pete Rodriguez Director, Finance

--------------------------------------------------------------------

DALLAS DISTRICT
Randall R. Harwood District Vice President
John H. Hawfield Director, Electrical Sales
Philip J. Harvatin Director, Comm/Data Sales
Thomas T. Townsend Director, Operations
Thomas E. Kinate Director, Finance

--------------------------------------------------------------------

SEATTLE DISTRICT
Kenneth B. Sparks District Vice President
Kirk A. Snure Director, Electrical Sales
Christopher A. Borel Director, Comm/Data Sales
John C. Fisher Director, Operations
Paul A. Hansen Director, Finance

--------------------------------------------------------------------

PHOENIX DISTRICT
Gary D. Hodges District Vice President
Mick K. Upchurch Director, Electrical Sales
Shayne P. Jones Director, Operations
Kevin D. Cook Director, Finance

--------------------------------------------------------------------

CALIFORNIA DISTRICT
David G. Maxwell District Vice President
Ebbie R. Thigpen Director, Electrical Sales
Jon D. Umene Director, Comm/Data Sales
Kathy L. Edwards Director, Operations
Richard T. Birkett Director, Finance

                     Locations as of December 31, 2004

CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 573-9200

---------------------------------------------
New York District
---------------------------------------------

1300 Livingston Avenue
North Brunswick,
New Jersey  08902
732 568-2500

BRANCHES
New York: Albany, Hauppauge,
 Long Island City
New Jersey: Newark,
 North Brunswick, Teterboro,
 Hackettstown, Parsippany,
 Wanamassa, Hamilton
Pennsylvania: Philadelphia,
 Harrisburg, Allentown,
 Wilkes-Barre
Delaware: New Castle

---------------------------------------------
Boston District
---------------------------------------------

345 Harrison Avenue
Boston, Massachusetts 02118
617 406-5000

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
 West Springfield, Somerville
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland, Burlington
Connecticut: Hamden, Hartford

Service Center
Taunton, Massachusetts

---------------------------------------------
Pittsburgh District
---------------------------------------------

900 Ridge Avenue
Pittsburgh,
Pennsylvania 15212
412 323-5200

BRANCHES
Kentucky: Lexington, Louisville
Ohio: Cincinnati, Columbus,
 Dayton, Lima, Toledo,
 Youngstown, Cleveland,
 Akron, Canton, Mansfield
Pennsylvania: Greensburg, Erie
West Virginia: Wheeling, Charleston
New York: Buffalo, Rochester,
 Syracuse

INFORMATION SYSTEMS
11885 Lackland Road
St. Louis, Missouri 63146
314 573-5700

---------------------------------------------
Atlanta District
---------------------------------------------

2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

BRANCHES
Georgia: Atlanta
 Midtown, Marietta,
 Fayetteville, Savannah,
 Cartersville, Augusta
Alabama: Birmingham,
 Huntsville, Mobile
South Carolina: Columbia,
 Greenville, Spartanburg,
 Hilton Head, Beaufort
Tennessee: Knoxville,
 Chattanooga, Nashville
Florida: Pensacola
Mississippi: Jackson

---------------------------------------------
Richmond District
---------------------------------------------

1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia: Norfolk, Roanoke,
 Hampton, Chantilly,
 Commonwealth Controls-Richmond
North Carolina: Asheville,
 Raleigh, Winston-Salem,
 Charlotte, Greensboro,
 Wilmington, Monroe
South Carolina: Rock Hill
Tennessee: Bristol
Maryland: Baltimore, Lanham

---------------------------------------------
Tampa District
---------------------------------------------

801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
 Orlando, Pinellas, Melbourne,
 North Tampa, Tallahassee,
 Jacksonville,
 Daytona Beach, Miami,
 West Palm Beach, Fort Myers,
 Fort Pierce, Naples,
 Pompano Beach, Gainesville,
 Punta Gorda, Riviera Beach

Service Center
 Riverview, Florida

---------------------------------------------
Chicago District
---------------------------------------------

900 Regency Drive
Glendale Heights, Illinois 60139
630 893-3600

BRANCHES
Illinois: Naperville, Chicago
 Downtown, East Peoria,
 Springfield
Indiana: Indianapolis, Hammond
 Fort Wayne, South Bend
Michigan: Flint, Auburn Hills,
 East Livonia, Lansing,
 Grand Rapids, Belleville
Iowa: Davenport, Cedar Rapids
Wisconsin: West Allis, Racine,
 Madison

---------------------------------------------
Minneapolis District
---------------------------------------------

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Burnsville, Plymouth, Rochester,
 Mankato, St. Cloud
North Dakota: Fargo
South Dakota: Sioux Falls, Brookings
Wisconsin: Green Bay, Marinette,
 Manitowoc, Neenah,
 Stevens Point, Eau Claire
Iowa: Des Moines

---------------------------------------------
St. Louis District
---------------------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 573-2000

BRANCHES
Missouri: Jefferson City,
 Kansas City, Springfield
Kansas: Wichita
Nebraska: Omaha
Tennessee: Memphis, Jackson
Arkansas: Little Rock, Springdale,
 Conway
Indiana: Evansville
Oklahoma: Oklahoma City, Tulsa

---------------------------------------------
Dallas District
---------------------------------------------

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas: Amarillo, Austin, Abilene,
 Dallas (Royal Lane Counter)
 Freeport, Houston, Beaumont,
 San Antonio, Corpus Christi,
 Dallas (Lewisville)
Louisiana: Shreveport, Harahan,
 Baton Rouge, Lake Charles

                                     32


                     Locations as of December 31, 2004

---------------------------------------------
Seattle District
---------------------------------------------

1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
 Tacoma, Everett
Oregon: Portland, Eugene
Idaho: Boise
Alaska: Anchorage, Fairbanks
Montana: Billings
Hawaii: Honolulu

---------------------------------------------
Phoenix District
---------------------------------------------

3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson,
 Scottsdale
Colorado: Colorado Springs,
 Denver
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas
Utah: Salt Lake City

---------------------------------------------
California District
---------------------------------------------

383 South Cheryl Lane
City of Industry,
California 91789
909 451-4000

BRANCHES
California: Anaheim (Counter),
 Long Beach (Counter),
 Van Nuys, Costa Mesa,
 Los Angeles (Counter),
 San Bernardino, Hayward,
 San Francisco (Downtown),
 Martinez, San Jose,
 Sacramento, San Diego,
 San Marcos (Counter),
 Santa Barbara, Santa Maria,
 Bakersfield, Fresno, Modesto,
 Rancho Cordova (Counter)
Nevada: Sparks

Regional Zones
---------------------------------------------
Atlanta Regional
And National Zone
---------------------------------------------
Woodlands Business Park
Building 100
8180 Troon Circle
Austell, Georgia 30168
678 945-9970

---------------------------------------------
Charlotte Regional Zone
---------------------------------------------
1700 West Pointe Drive, Suite A
Charlotte, North Carolina 28214
704 602-7000

---------------------------------------------
Cincinnati Regional Zone
---------------------------------------------
8814 Trade Port Drive
Hamilton, Ohio 45011
513 874-8814

---------------------------------------------
Cranbury Regional Zone
---------------------------------------------
4 Aurora Drive
Suite 401
Cranbury, New Jersey 08512
609 409-8100

---------------------------------------------
Fresno Regional
And National Zone
---------------------------------------------
4401 East Central Avenue
Fresno, California 93725
559 264-2393

---------------------------------------------
Joliet Regional
And National Zone
---------------------------------------------
1700 Crossroad Drive
Joliet, Illinois 60431
815 741-4660

---------------------------------------------
Richmond Regional Zone
---------------------------------------------
2501 Distribution Drive
Richmond, Virginia 23231
804 521-6800

---------------------------------------------
Rogers Regional Zone
---------------------------------------------
13251 George Weber Drive
Rogers, Minnesota 55374
763 428-1545

---------------------------------------------
Seattle Regional Zone
---------------------------------------------
1101 North Levee Road
Puyallup, Washington 98371
253 848-3305

---------------------------------------------
Springfield Regional Zone
---------------------------------------------
1904 N. LeCompte, Building #12
Springfield, Missouri 65802
417 864-4955

---------------------------------------------
Stafford Regional
And National Zone
---------------------------------------------
13131 North Promenade Boulevard
Stafford, Texas 77477
281 340-5500

---------------------------------------------
Youngstown Regional
and National Zone
---------------------------------------------
1100 Ohio Works Drive
Youngstown, Ohio 44510
330 799-3220

International
---------------------------------------------

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

                                     33


Graybar Electric Company, Inc.
34 North Meramec Avenue
St. Louis, Missouri 63105
www.graybar.com

                                  [photo]