Form 10-K, Exhibit 13
period 2005-12-31
GRAYBAR ELECTRIC CO INC
filed 2006-03-23
CIK 205402

                                                                  Exhibit 13


                                                              [Graybar logo]


                                                          2005 ANNUAL Report

                              GRAYBAR'S Vision

FOR OUR CUSTOMERS' ADVANTAGE
We will add value for our customers by anticipating and identifying their needs and providing cost-effective solutions. Through excellent and efficient service we will meet our customers' expectations. They will see us as the leader in the industry.

FOR OUR SUPPLIERS' ADVANTAGE
We will be the channel of choice for our suppliers by providing cost-effective and efficient ways to bring their products, services, and solutions to our mutual customers. They will see us as the leader in the industry.

FOR OUR EMPLOYEES' ADVANTAGE
We will provide an environment for our employees that challenges them to learn, grow, and prosper in an atmosphere of respect and recognition. Our employees will be proud to work for a profitable and thriving employee-owned company.

FOR OUR SHAREHOLDERS' ADVANTAGE
We will be the industry leader in the products and services we offer, while providing increased shareholder value at optimal risk.

FOR OUR COMMUNITY'S ADVANTAGE
Graybar will be a solid corporate citizen and will encourage community involvement among its employees and retirees.

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

CLASSES OF CUSTOMERS SERVED

 Electrical Contractor

 Commercial & Industrial

 Voice & Data Communications

 Power Utility

 International


CAPITAL STOCK DATA

Number of Equity Security Holders as of
December 31, 2005:

---------------------------------------------------------------------
Title of Class                             Number of Security Holders
---------------------------------------------------------------------
Common Stock                                                     117
Voting Trust Certificates for Common Stock                     5,222
---------------------------------------------------------------------

DIVIDEND DATA

Common Stock, par value $1; stated value $20.

Dividends declared for year:           2005         2004        2003
---------------------------------------------------------------------
First Quarter                        $ 0.30       $ 0.30      $ 0.30
Second Quarter                         0.30         0.30        0.30
Third Quarter                          0.30         0.30        0.30
Fourth Quarter                         1.10         1.10        1.10
---------------------------------------------------------------------
        Total                        $ 2.00       $ 2.00      $ 2.00
---------------------------------------------------------------------

On December 8, 2005, a five percent (5%) stock dividend was declared to shareholders of record on January 3, 2006. Shares representing this dividend were issued on February 1, 2006.



CONTENTS

Letter to Shareholders                                 2

Business Review                                        4

Financial Review                                      12

Management's Discussion and Analysis of
Financial Condition and Results of Operations         14

Consolidated Financial Statements                     18

Report of Independent Registered Public
Accounting Firm                                       29

Board of Directors                                    30

District Management                                   31

Locations                                             32


                                1 | CONTENTS

[PHOTO]                       LETTER TO SHAREHOLDERS


At Graybar, 2005 can best be described as a year of successful rebuilding. After several years of volatility and rapid change, we continued on the path of healthy, sustainable growth. Much of this growth resulted from a clear, company-wide focus on the core factors that drive our success.

From a financial perspective we concentrated on five main areas: sales, gross margin, expense, inventory, and receivables. We worked hard to achieve the right balance among these five key business drivers, allowing us to generate income and manage our assets in a way that helped the Company grow and carry out its mission. In 2005, we achieved 5.1% growth in sales, which was slightly lower than expected, but still reflected a consistent, upward trend. In addition, our operating income increased by 45.9%, and our income before the accounting change increased by 59.8%. I am pleased with this progress in our performance, and we are striving for continuous improvement. I greatly appreciate the efforts of our employees whose hard work and dedication contributed to our results in 2005.

We achieve positive results when we successfully work to the advantage of our customers, suppliers, employees, shareholders, and community. In 2005, we continued to focus on building strong customer relationships and delivering the products and services that add real value. To gain a better understanding of customers' priorities we conducted a number of surveys in specific market segments. We also took steps to better align the organization with customers' changing needs. For example, we established specialized service teams for interconnect and hospitality customers. We also adapted the field organization to meet customers' unique business requirements, and we continued to support our large, national customers with dedicated resources.

Because of Graybar's proven capabilities, our government business continues to grow. Much of this growth came as a result of our Defense Logistics Agency agreement and our U. S. Communities contract.

For the third year in a row, Graybar was named to the Information Week 500 list, which recognizes companies that make innovative use of technology. Throughout the year, we continued to refine our ERP (Enterprise Resource Planning) system to better serve the needs of our customers and suppliers. We also introduced technology-based tools for customers, such as Design Online(SM), which streamlines the process of designing and budgeting complex cabling projects. And through regional technology showcases and e-newsletters, we kept customers updated on the latest technology news and applications.

Many of our customer-focused activities were accomplished jointly with our valued suppliers. Through training seminars, trade shows, and other marketing efforts, we worked together to grow the business. With Graybar's ongoing commitment to excellent quality, service, and productivity, we will continue to deliver the performance our customers and suppliers expect from an industry leader.

At Graybar, our employees truly make all the difference. This was especially evident after the devastating hurricanes hit the Gulf Coast region in late summer of 2005. In the midst of these very difficult circumstances, our employees kept the business running and ensured that our customers continued to receive service. They also reached out to help their fellow employees and generously gave to the communities affected by these storms. I am proud of the way our employees responded and commend them for their dedication and concern.

For Graybar to succeed today and in the future, ongoing employee development is essential. In 2005, we invested in a number of training programs, including two national sales training conferences,

                         2 | LETTER TO SHAREHOLDERS
specialized classroom training, and e-learning courses on a wide range of subjects. We also introduced a Continuing Education Program, setting the expectation of lifelong learning for all employees. And, in partnership with Rutgers University, we pioneered a new Supply Chain Management Certificate Program. This program blends rigorous academic courses with practical applications and team collaboration. Through these programs, we are equipping our employees to deliver greater value to customers, suppliers, and their fellow employees.

We also worked to improve communication within the Company. For the third year, we held a Presidential Advisory Team meeting, which gave employees from different parts of the Company an opportunity to share their thoughts on important Company issues. We enhanced our internal web portal for instant access to Company news, and we continued to produce our employee publications on a regular basis. In a geographically diverse company like ours, this communication strategy helps us bring our employees together as one company with one vision.

I believe that Graybar's long-term success depends on a strong leadership team. We must have leaders at the corporate, district, and branch levels who demonstrate a passion for excellence, a commitment to achieving the Company's objectives, and the discipline to deliver results. We launched 2005 with our first-ever Branch Management Summit, where all branch managers, district vice presidents, and the corporate officers gathered to discuss the Company's direction and to share strategies for leading a successful branch. Throughout the year, branch managers participated in quarterly teleconferences and conducted employee meetings on a regular basis. Each district vice president also met with the corporate officers for an in-depth review of the district's performance and discussion of future goals. Our districts' and branches' performance is the most critical element of our success. Our strategy has been to empower our field organizations so they can drive the Company's growth and profitability. Along with our focus on succession planning, these efforts position the Company to carry on its long tradition of industry leadership.

One thing that makes Graybar very unique is employee ownership. Throughout our history, it has distinctly shaped our Company and its culture. In 2005, we issued quarterly cash dividends to our shareholders and declared a stock dividend. We were pleased with the increased level of participation in our second annual stock offer, and we believe that Graybar's employee ownership will continue to differentiate the Company for years to come.

As we look to 2006, we will remain focused on achieving solid results in sales, gross margin, expense, inventory, and receivables. We will concentrate on growing healthy, profitable sales by delivering the excellent service our customers and suppliers deserve.

We will continue to refine our structure and service platform to align our business capabilities with our customers' priorities. Using customer and supplier input, we will implement robust e-commerce tools to better meet the increasing demand for web-based information and solutions. And we remain committed to continuous improvement throughout the Company, using the Quality Process to support and guide our efforts.

As an employee-owned company, we strive to provide employees with the best benefits we can afford. Based on employee feedback, we plan to introduce a new long-term care plan in 2006. We will also continue to research alternative benefit programs that fit with our culture, our employees' priorities, and our financial needs as a company.

As we refine our long-term strategy, we aspire to take Graybar to a higher level of performance - a level where customers, suppliers, employees, shareholders, and our community will experience more fully how Graybar can work to their advantage.

To all who made 2005 a successful year, thank you. We look forward to another productive and profitable year in 2006.

/s/ Robert A. Reynolds, Jr.

Robert A. Reynolds, Jr.
Chairman, President and CEO

St. Louis, Missouri
March 2006

                         3 | LETTER TO SHAREHOLDERS

[PHOTO]

"We established a centralized call center, known as AdvantageLink(SM), to serve customers in the state and local government, education, voice communications, hospitality and health care markets."


BUSINESS REVIEW

Several new initiatives were launched in 2005 in direct response to the changing needs of our customers.

We established a centralized call center, known as AdvantageLink(SM), to serve customers in the state and local government, education, voice communications, hospitality and health care markets. The call center provides consolidated technical expertise and a cost-efficient business model to support customers in these markets. After a successful start-up, this initiative will be expanded in 2006.

In addition to our Design Online(SM) tool introduced early in the year, we rolled out an educational program designed to help customers save time and money by leveraging the value of unshielded twisted pair (UTP) cable in building subsystems and networks. Dubbed Enable the Cable(SM), this program initially addressed alternative uses for UTP cable in the CCTV (closed circuit TV/surveillance camera) environment. Plans call for the program to be expanded to cover the construction of other building networks.

We also began an initiative to provide bundled solutions for customers in the retail business. Graybar simplifies store rollouts by making project management, kitting, inventory, logistics and other services available through Graybar Retailer Solutions. Bundling our services with product offerings in lighting, automation, security and communications gives retailers more

                            4 | BUSINESS REVIEW
buying power, reduced construction cycle times and simplified project management. Centralized customer service is a key element of this initiative, and we expect to add resources to serve more retailers in 2006.

For years, many of our customers have utilized Graybar's technology and e-business capabilities to reduce their business costs. More of our customers began using e-business to support new business models and go-to-market strategies in 2005. Most of the demand for new services is based on using Internet technologies. Recognizing the importance of web technology in Graybar's overall service offering, plans are underway to replace our current Internet platform with a more robust system.

Users of our online order entry system, GraybarNet(R), saw enhancements to that system during 2005, including better integration with our electronic catalog. Additional improvements are scheduled to be deployed in early 2006. These changes, along with continued education on the value of GraybarNet, resulted in a significant increase in the number of customers using GraybarNet to improve their ordering and self-service capabilities.

We continue to provide pricing information to NetPricer(TM), the third party, Internet-based service that allows our electrical contractor customers to quickly produce an estimate for their end customer. We also provide electrical contractors with regularly updated pricing files, which can be loaded into their own project estimation software packages. The number of customers requesting these services increased in 2005.

When a large national or regional customer has complex requirements that go beyond the scope of the local branch, our strategic corporate accounts team can provide a coordinated national offering. This team--with specialties in business development, business management and customer service--provides the additional specialization and unique services demanded by large customers in a committed alliance agreement or collaborative relationship. Our corporate accounts team serves customers in multiple markets, including construction, commercial, government, industrial, military, and utility.

One of the key differentiators for Graybar is the ability to provide a centralized customer service solution to large customers. In 2005, we experienced growth in the amount of business processed through our centralized customer service group.

Providing our customers with the best-trained sales and customer service personnel is an important part of our business approach at Graybar. In 2005, we held two successful National Training Conferences--one for employees serving our electrical markets and the other for personnel serving our comm/data customers. At these annual four-day events, participants learn more about meeting the ever-changing demands of the market and delivering real cost-saving solutions designed specifically for our customers. The opportunity to interact with representatives from 85 suppliers while reviewing the latest product innovations was a significant part of the training.

                                                                     [PHOTO]

                            5 | BUSINESS REVIEW

[PHOTO]

"Our growth strategy with electrical contractors is to continually tailor our services to match the demands of the marketplace."

Graybar also continued its commitment to customer training during 2005. As our customers continue to seek ways to efficiently manage their networks, our Technology Showcases provide forums for participants to learn about the latest comm/data solutions. Our "lunch-and-learn" seminars, trade shows and vendor fairs throughout the country offer customers additional hands-on training with the latest product innovations from our suppliers.

Our support personnel continue to work on business and system process improvements to make our total service offering the best in the industry. In the technology arena, we enhanced our SAP ERP system and implemented improvements in several key areas, including daily transaction processing, availability of business information, and optimization of inventory management.

The addition of dashboard-style reports, which are now delivered to managers' desktops via Graybar's intranet portal, streamlined the decision-making process throughout the Company by providing information faster.

We also made improvements to our systems and communications infrastructure. We adjusted the architecture of our computer systems to better support our business needs by reducing the number of servers while increasing our system capacity. New network and telecommunications contracts were executed in 2005, along with design changes to the network, which resulted in significant savings in telephone and networking expenses.

                            6 | BUSINESS REVIEW

Our strategy of positioning product closer to our customers continued in 2005 along with initiatives to enhance the breadth and depth of product offerings at our branches. A new stocking decision report was developed to assist branch management in the placement of product in warehouses most convenient for customer purchases. Inventory availability and turnover improved, demonstrating the success of our strategy and the improvements that have been made to our inventory planning tools and processes.

Pilot programs were launched in several branch and zone locations to test truck routing and signature capture software for Graybar truck deliveries as we work to provide more timely and accurate deliveries to our customers. Both pilots have shown favorable results and will be expanded to include additional locations during 2006.

ELECTRICAL CONTRACTOR MARKET

Graybar experienced a significant increase in sales to customers in the Electrical Contractor Market during 2005. Robust residential and commercial building activities in the Southeast and Central regions of the U. S. delivered the strongest growth.

Our continued focus on improving inventory availability in our local branches contributed to an increase in stock merchandise sales, while factory direct orders also rose compared to the prior year. Having access to inventory that better meets our electrical contractor customers' demands for both breadth and depth of product has been a significant factor in our increased sales to these valued customers.

Our growth strategy with electrical contractors is to continually tailor our services to match the demands of the marketplace. Some customers simply need reliable access to material for their projects with minimal additional services. Others rely on and benefit from the wealth of services Graybar can provide to improve their productivity. Our sales representatives calling on electrical contractors are charged with helping customers better understand how to improve their business by offering products and services that improve efficiency, reduce waste, and provide higher value to the end customer.

Technology is a core component of Graybar's value-added solutions. We continue to invest in technology that enables faster and more efficient delivery of these services. For example, our online services provide contractors with the ability to research product information, check inventory availability and prices, place orders, and review order status virtually anytime and anywhere they can access the Internet.

INDUSTRIAL MARKET

By mid-year, production and spending in the manufacturing sector had bounced back from slower growth in the fourth quarter of 2004, and the increased activity led to a flurry of spending at year-end. Manufacturers were building more products and running closer to capacity than they had in half a decade. Graybar was well positioned to serve this business, and our sales in the Industrial Market saw moderate increases in 2005.

Industrial spending and production are expected to remain elevated through 2006, but the rate of growth is expected to slow. Graybar continues to focus on the maintenance, repair and operations (MRO), original equipment manufacturing (OEM), security and automation needs of the Industrial Market.

                                                                     [PHOTO]


                            7 | BUSINESS REVIEW

[PHOTO]


"With a strong focus on the factors that drive our comm/data business and dedicated business units addressing our two largest customer groups, we expect our momentum to continue in 2006."

In 2005, we continued our application training on electrical, industrial networking, wireless and automation products. This on-going training reinforces our commitment to providing specialized sales representatives and support staff to meet our customers' needs for product solutions in these areas.

COMMERCIAL MARKET

Graybar experienced moderate growth in sales of both electrical and communications products and service solutions to our Commercial Market customers in 2005. Increased utilization of existing agreements with hospital Group Purchasing Organizations (GPOs) and U.S. Communities led this growth. Building on our earlier successes, another significant GPO contract was signed in 2005.

Energy-saving products gained in importance to our customers in the Commercial Market during the year. The continued expansion of data centers and wireless technology along with the emergence of 10G products (10 Gigabit Ethernet structured cabling) drove sales of communications products. These trends are expected to continue in 2006.

                            8 | BUSINESS REVIEW

The health care, education and financial services industries offer Graybar the greatest opportunity for sales growth in the Commercial Market. Our knowledgeable electrical sales force supports the MRO needs of these customers while our specialized comm/data account managers/sales representatives cover their information technology requirements. During
2006, some of these customers will be serviced by our rapidly growing national call center, AdvantageLink(SM). This new sales platform gives us the ability to service a greater number of the hospital GPO members and U.S. Communities customers than we can reach with our existing field-based sales force.

Together, these trends provide a growing opportunity for Graybar to position itself as a value-added distributor for our important commercial customers in 2006 and beyond.

COMM/DATA BUSINESS

Graybar sales of comm/data products in 2005 were up modestly compared to 2004. After a sluggish start to the year, sales increased moderately during the second half. In addition to increasing sales, our margins grew and also exceeded 2004 results.

Late in 2005, specialized comm/data branch management was established in selected large metropolitan markets. This realignment created a clearer, more vertical sales organization in both the Enterprise and Service Provider sectors and focused resources on the geographical markets that offer the most potential for incremental growth. With a strong focus on the factors that drive our comm/data business and dedicated business units addressing our two largest customer groups, we expect our momentum to continue in 2006.

ENTERPRISE SECTOR

Our continued commitment and focus on end user customers resulted in positive sales growth within that sector. Project tracking in our Project Pipeline, our proprietary software for tracking project bids and monitoring sales and order activity, showed a continued increase in supplier-registered projects. This increase in registrations is the result of our comm/data account managers' efforts to penetrate and secure project specifications with enterprise customers.

Our initiative to promote and sell security and notification systems also continued during 2005. The Corporate Product Management team evaluated and added new suppliers to complement our offering while the Corporate Marketing group maintained specific field-based training in many locations. To further support this business, additional sales and technical resources were allocated with expertise on related products, systems and technologies.

SERVICE PROVIDERS

Included in the realignment of our sales organization was the establishment of a business unit specifically focused on the Service Provider business. Dedicated management was put in place in five geographical regions with specialized sales and service personnel. This new unit will focus solely on the public market and its associated customers. These customers include independent telephone companies, plow contractors, municipalities and utilities that are involved in the delivery of broadband services and Fiber-to-the-Home.

                                                                     [PHOTO]

                            9 | BUSINESS REVIEW

[PHOTO]

"Technology is a core component of Graybar's value-added solutions. We continue to invest in technology that enables faster and more efficient delivery of these services."

This market continues to evolve with new technologies fueling growth opportunities. The next-generation technologies of DSL, fiber optics, triple play, wireless networks and broadband over power line are enabling Service Providers to offer the integrated services that are increasingly demanded by today's consumers.

These technology advancements are altering the Service Provider business model. The lines between cable, wireless, wireline and satellite platforms are converging. The ability to deliver data, voice and video over Internet protocol (IP) has an effect on nearly every major business decision made by carrier customers we service today. We will be well positioned in 2006 to capitalize on these new business opportunities.

UTILITY MARKET

Our Utility Market customers are important to Graybar because of their financial stability, sales and gross margin potential and the exhibited need to utilize the supply chain expertise that we can provide.

We launched a new power utility training curriculum for our sales and customer service representatives in 2005, providing participants with a deeper understanding of applications and solutions for this market. We also documented testimonials and case studies highlighting

                            10 | BUSINESS REVIEW
how our supply chain solutions delivered value to our utility customers. Our internal Utility Council provided feedback and guidance to help us shape our strategies for the future. We will continue these efforts and offer additional solutions in 2006.

Graybar remains committed to being a leading solutions provider for our utility customers through our corporate accounts program, network of branch locations and highly competent service personnel.

GRAYBAR FINANCIAL SERVICES

In addition to providing financing for customers purchasing equipment for their own use, Graybar Financial Services (GFS), the Company's leasing and financing subsidiary, arranges financing for contractors that are selling communication, security and data systems as well as electrical projects.

GFS has earned a solid reputation for providing exemplary service and continues to be a profitable complement to Graybar's overall value proposition.

In 2006, GFS will begin an initiative to work with key suppliers to create and implement product-specific financing programs that will help facilitate the sale of equipment through Graybar.

INTERNATIONAL MARKETS

GRAYBAR CANADA

Graybar Canada finished 2005 with revenue and profit above budget and ahead of the prior year.

The automation business at both Graybar Ontario and Harris & Roome showed a substantial increase in sales and margin. The comm/data business experienced significant sales growth with improved margins, and we added resources and a new security product offering in an effort to further improve our market position. Success in the Service Provider sector was marked by significant gross margin improvement.

A new location in Ottawa performed well, successfully securing several large projects in the Canadian capital.

During the year, Graybar Ontario conducted a series of industrial Ethernet workshops for customers that included more than 200 engineers and technicians. A Project Department formed to assist in the development of branch project teams produced favorable results, having been awarded a number of substantial projects.

MEXICO

Graybar Mexico achieved significant revenue growth in 2005, exceeding their sales budget. Business gained momentum in the second half of the year culminating in a record sales month in December. Increased sales coverage in two key markets outside of Mexico City brought encouraging results.

PUERTO RICO

Graybar Puerto Rico experienced significant sales growth in 2005, with two contracts with the local power authority contributing to the increase. In the Contractor and Industrial Markets, we anticipate continued growth in 2006 through utilization of the team sales and service concept. With a focus on active component solutions, we also expect to grow our market share with automation and comm/data customers.

                                                                     [PHOTO]

                            11 | BUSINESS REVIEW

                              FINANCIAL REVIEW



                             TABLE OF CONTENTS

Selected Consolidated Financial Data                              13

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                         14

Consolidated Financial Statements                                 18

Report of Independent Registered Public Accounting Firm           29



                           12 | FINANCIAL REVIEW

                                     SELECTED CONSOLIDATED FINANCIAL DATA

                               (Stated in thousands except for per share data)

                                                  2005          2004         2003          2002           2001
---------------------------------------------------------------------------------------------------------------
SALES                                      $ 4,304,187    $4,093,462   $3,813,272   $ 3,986,954    $ 4,829,862
   Less--Cash discounts                        (16,144)      (13,909)     (10,820)      (12,062)       (13,380)
---------------------------------------------------------------------------------------------------------------
NET SALES                                    4,288,043     4,079,553    3,802,452     3,974,892      4,816,482
---------------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD (A)                (3,477,009)   (3,282,543)  (3,040,035)   (3,195,427)    (3,893,079)
---------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE (B)                           (26,470)      (23,453)     (24,128)      (26,301)       (39,073)
---------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
  Current                                       (3,885)      (12,772)       7,690        (7,233)       (22,915)
  Deferred                                     (12,036)        2,843      (14,032)           14          3,302
---------------------------------------------------------------------------------------------------------------
    Total Provision for Income Taxes           (15,921)       (9,929)      (6,342)       (7,219)       (19,613)
---------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF              22,398        14,018        8,465        11,401         31,688
  CHANGE IN ACCOUNTING PRINCIPLE
Cumulative Effect of Change in Accounting
  Principle, Net of $3,587 Tax Effect           (5,634)           --           --            --             --
---------------------------------------------------------------------------------------------------------------
NET INCOME                                      16,764        14,018        8,465        11,401         31,688
---------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK           16,764        14,017        8,463        11,399         31,685
---------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING (C)            5,818         5,994        6,293         6,557          6,138
---------------------------------------------------------------------------------------------------------------
INCOME PER SHARE OF COMMON STOCK
  BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE (C)                     3.85          2.34         1.34          1.74           5.16
NET INCOME PER SHARE OF COMMON STOCK (C)          2.88          2.34         1.34          1.74           5.16
---------------------------------------------------------------------------------------------------------------
  Cash dividends per share                        2.00          2.00         2.00          2.00           2.00
---------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance, beginning of year                   308,780       306,030      309,434       310,521        290,405
  Add--Net Income                               16,764        14,018        8,465        11,401         31,688
---------------------------------------------------------------------------------------------------------------
                                               325,544       320,048      317,899       321,922        322,093
---------------------------------------------------------------------------------------------------------------
  Less dividends
    Preferred ($1.00 per share)                     --            (1)          (2)           (2)            (3)
    Common (in cash)                           (11,140)      (11,267)     (11,867)      (12,486)       (11,569)
    Common (in stock)                           (5,469)           --           --            --             --
---------------------------------------------------------------------------------------------------------------
  Total dividends                              (16,609)      (11,268)     (11,869)      (12,488)       (11,572)
---------------------------------------------------------------------------------------------------------------
  Balance, end of year                         308,935       308,780      306,030       309,434        310,521
  Proceeds on stock subscriptions,
    shares unissued                                 --            --           45            50             --
STOCK OUTSTANDING
  Preferred                                         --            --           43            45             51
  Common                                       115,848       110,967      117,427       123,272        114,424
---------------------------------------------------------------------------------------------------------------
                                           $   424,783    $  419,747   $  423,545   $   432,801    $   424,996
---------------------------------------------------------------------------------------------------------------
Accumulated Other Comprehensive
  Income (Loss)                                (43,348)      (27,383)     (35,962)      (44,958)       (17,504)
---------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                 $   381,435    $  392,364   $  387,583   $   387,843    $   407,492
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                 1,443,387     1,451,372    1,422,130     1,400,171      1,535,998
LONG-TERM DEBT                             $   233,527    $  205,603   $  254,381   $   266,710    $   315,549
---------------------------------------------------------------------------------------------------------------

(A) Adjusted to reclassify outgoing freight from cost of merchandise sold to selling, general and administrative cost for all periods. Prior to reclassifying outgoing freight, cost of merchandise sold in 2004, 2003, 2002 and 2001 was $3,295,772, $3,067,986, $3,229,791 and $3,934,719,
respectively.

(B) 2005 results reflect the adoption of FASB Interpretation No. 46 (FIN 46) which required consolidation of certain previously unconsolidated lease arrangements, causing approximately $4,200 to be classified as interest expense in 2005 rather than rent expense as in prior periods.

(C) Adjusted for the declaration of a 5% stock dividend in 2005. Prior to adjusting for the stock dividend, the average common shares outstanding for 2004, 2003, 2002 and 2001 were 5,709, 5,993, 6,245 and 5,846, respectively.

This summary should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report.

                           13 | FINANCIAL REVIEW

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

         (Stated in thousands except for share and per share data)

OVERVIEW
      Sales growth accelerated during each quarter of 2005 when compared to the same quarter of 2004. The Company finished the year moderately ahead of the level of sales achieved in 2004. Growth in gross margin, coupled with continued attention to controlling expenses, led to solid increases in income from operations and income before cumulative effect of change in accounting principle.
      Improved Company performance during 2005 was the result of steady economic growth in the electrical market, partially offset by the lingering effects of excess infrastructure and network capacity and increased competitive pressures in the comm/data market served by the Company.
      With the combined effects of favorable economic conditions and the enhanced service capabilities resulting from the upgrade of its computer systems to an Enterprise Resource Planning (ERP) system, the Company believes it is positioned to grow profitably and expand its business opportunities.
      Moderate, profitable sales growth is expected in 2006.


RESULTS OF OPERATIONS
OPERATING RESULTS AS A PERCENTAGE OF NET SALES

      The following table sets forth certain information relating to the operations of the Company expressed as a percentage of net sales:

Years Ended December 31:              2005         2004        2003
---------------------------------------------------------------------
Net Sales                            100.0%       100.0%      100.0%
Cost of Merchandise Sold             (81.1)       (80.5)      (79.9)
---------------------------------------------------------------------
Gross Margin                          18.9         19.5        20.1
Selling, General and
   Administrative Expenses           (15.7)       (16.6)      (17.2)
Taxes, Other than Income
   Taxes                              (1.0)        (1.0)       (1.1)
Depreciation and
   Amortization                       (0.8)        (0.9)       (1.0)
---------------------------------------------------------------------
   Income from operations              1.4          1.0         0.8
Other Income, net                      0.1          0.1         0.2
Interest Expense                      (0.6)        (0.6)       (0.6)
---------------------------------------------------------------------
Income Before Provision
   for Income Taxes                    0.9          0.5         0.4
---------------------------------------------------------------------
Provision for Income Taxes            (0.4)        (0.2)       (0.2)
---------------------------------------------------------------------
Income Before Cumulative
  Effect of Change in
  Accounting Principle                 0.5          0.3         0.2
---------------------------------------------------------------------
Cumulative Effect of Change
  In Accounting Principle             (0.1)          --          --
---------------------------------------------------------------------
Net Income                             0.4%         0.3%        0.2%
---------------------------------------------------------------------

2005 COMPARED TO 2004
      Net sales increased $208,490, or 5.1%, in 2005 compared to 2004. Higher net sales resulted from the combined impact of continued, strong economic growth in the electrical market, particularly the construction and industrial sectors, and by modest, though improving, growth in sales to customers in the comm/data market. The impact of inflation on sales and cost of merchandise sold was evident in 2005, particularly during the fourth quarter. For the year, electrical market sales rose 6.4%, while sales to the comm/data market increased 1.3%.
      Gross margin increased $14,024, or 1.8%, due to the higher sales volume generated by the Company in 2005. Selling, general and administrative expenses decreased $3,887, or 0.6%, in 2005 as compared to 2004. This decline was due primarily to decreases in computer, networking and other technology expenses of approximately $8,100 as a result of the completion of the Company's ERP rollout. The decrease in these technology-related expenses was partially offset by an increase in employee salaries and incentive compensation of approximately $5,000 and an increase in employee benefit expense of nearly $1,675.
      Taxes, other than income taxes increased $570 due to the combined impact of payroll taxes on increased employee compensation and higher local property taxes.
      Depreciation and amortization expenses declined $1,872 in 2005, mainly due to reduced depreciation charges on capital leases.
      Other income, net includes gains on sales of property of $1,818 and $1,882 in 2005 and 2004, respectively. Accounts receivable interest charges to customers totaled $1,124 in 2005, compared to $1,205 in 2004.
      Interest expense increased $3,017 in 2005 compared to 2004, due to the adoption of FASB Interpretation No. 46 (FIN 46), as discussed below. Upon consolidation of certain lease arrangements previously treated as operating leases on January 1, 2005, subsequent payments under these arrangements of $4,200 are characterized as interest expense rather than as rent expense. Increased interest expense on short-term debt was caused by higher interest rates. The average amount of short-term borrowings outstanding during 2005 and 2004 totaled $135,000 and $146,000 at weighted-average interest rates of 3.51% and 1.69%, respectively. Lower interest expense on long-term debt and interest rate swaps more than offset the increase in interest expense on short-term borrowings.
      The combined effect of increased gross margin, lower selling, general and administrative and depreciation and amortization expenses, coupled with a limited increase in interest expense and lower, though positive other income, resulted in improved pre-tax earnings of $38,319 in 2005. This represents a $14,372, or 60% increase over 2004 results.
      As of January 1, 2005, the Company adopted the provisions of FIN 46, which apply to the financing structures used in two lease arrangements between the Company and an independent lessor. The financing structures used in these two lease arrangements qualify as variable interest entities under FIN 46, and the Company's interests in the variable

                           14 | FINANCIAL REVIEW

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

         (Stated in thousands except for share and per share data)

interest entities were required to be consolidated in the Company's financial statements beginning with the first quarter of 2005. The Company recorded a cumulative effect of change in accounting principle of $(5,634), net of income tax effect of $3,587, in its consolidated financial statements during the first quarter of 2005 as a result of the adoption of FIN 46.
      Provision for income taxes was $15,921 in 2005, compared to $9,929 in 2004. The effective tax rate in 2005 was 41.5%, unchanged from 2004.
      Net income increased 19.6% to $16,764 in 2005, compared to $14,018 in 2004.

2004 COMPARED TO 2003
      Net sales in 2004 increased $277,101, or 7.3%, compared to 2003. The higher net sales resulted from the generally improved economic conditions that are prevalent on an industry-wide basis in the electrical and comm/data market sectors in which the Company operates. The Company's business in the electrical market improved significantly during 2004 as a result of the general increase in new construction projects along with increased spending by commercial and industrial customers. Comm/data market sales showed slight improvement in 2004. Activity in the comm/data market served by the Company continued to be impacted by the lingering effects of the excess of infrastructure and plant and network capacity in the comm/data marketplace. Electrical market sales increased 9.8% and comm/data market sales increased 0.1% when comparing 2004 to 2003.
      After the reclassification of outgoing freight from cost of merchandise sold to selling, general and administrative expense, as discussed in Note 1 to the consolidated financial statements, gross margin increased $34,593, or 4.5%, in 2004 primarily due to the increased sales in the electrical and comm/data markets.
      Selling, general and administrative expenses as reclassified, increased $23,742, or 3.6%, when comparing 2004 to 2003 due largely to increases in employee compensation costs of approximately $9,800 and an increase in pension plan expense of approximately $18,200. The substantial increase in pension plan expense resulted primarily from increased lump sum payouts made under the standard terms of the Company's defined benefit pension plan during 2004.
      The increase in taxes, other than income taxes, of $639 resulted primarily from higher payroll tax expense due to the increase in the Company's employee compensation costs.
      Depreciation and amortization decreased $737 when comparing 2004 to 2003.
      Other income, net includes gains on sale of property of $1,882 and $4,752 and accounts receivable interest charges to customers of $1,205 and $969 in 2004 and 2003, respectively.
      Interest expense decreased $675, or 2.8%, in 2004 primarily due to the decrease in long-term debt, both in amount and as a percentage of total debt. The Company's long-term debt carries higher interest rates on average when compared to current rates on short-term borrowings. The average amount of short-term borrowings outstanding during 2004 and 2003 amounted to approximately $146,000 and $109,000 at weighted average interest rates of 1.69% and 1.51%, respectively.
      The combined effect of the increase in gross margin and the decrease in other income, together with the increase in selling, general and administrative expenses and decreases in depreciation and amortization and interest expense, resulted in an increase in pretax earnings of $9,140 in 2004 compared to 2003.

FINANCIAL CONDITION AND LIQUIDITY
      At December 31, 2005, current assets exceeded current liabilities by $398,889, up $2,300 from December 31, 2004. The increase in trade receivables resulted primarily from the increase in sales experienced by the Company. The average number of days of sales in accounts receivable at December 31, 2005 decreased modestly from the average number of days at December 31, 2004. Merchandise inventory levels were lower at December 31, 2005 when compared to December 31, 2004. Average inventory turnover improved moderately when comparing December 31, 2005 to December 31, 2004.
      The Company has an unsecured Credit Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) that had previously consisted of an $85,000, 364-day facility that expired in July 2005. Upon expiration, the Company amended the Credit Agreement to consist of a $100,000, 364-day facility that expires in July 2006. There were no amounts outstanding under the Credit Agreement at December 31, 2005 and 2004.
      At December 31, 2005, the Company had a $200,000 accounts receivable securitization program that expires in October 2006. The securitization program provides for the sale of certain of the Company's trade receivables on a revolving basis to Graybar Commerce Corporation (GCC), a wholly-owned, bankruptcy-remote, special-purpose subsidiary. GCC sells an undivided interest in the receivables to an unrelated multi-seller commercial paper conduit. The Company accounts for the securitization as an on-balance sheet financing arrangement because the Company has maintained effective control of the accounts receivable through a call option that gives GCC the unilateral right to repurchase the undivided interests. Accordingly, the accounts receivable and related debt are included in the accompanying consolidated balance sheets. GCC has granted a security interest in its trade receivables to the commercial paper conduit. Borrowings outstanding under the securitization program were $20,000 at December 31, 2005, compared to $50,000 at December 31, 2004.


                           15 | FINANCIAL REVIEW

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS

         (Stated in thousands except for share and per share data)


      At December 31, 2005, the Company had available to it unused lines of credit amounting to $288,831. These lines are available to meet short-term cash requirements of the Company. Short-term borrowings outstanding during 2005 and 2004 ranged from a minimum of $25,983 and $0 to a maximum of $205,804 and $192,223, respectively.
      The Credit Agreement, the accounts receivable securitization program, and certain other note agreements have various covenants that limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements. The Company is in compliance with all covenants as of December 31, 2005.
      The Company has funded its capital requirements from operations, stock issuances to its employees and long-term debt. During 2005, cash provided by operations amounted to $77,049 compared to $16,417 cash used by operations in 2004. The increase in cash provided by operations was largely attributable to improved working capital management. The combined change in trade receivables, merchandise inventory and trade accounts payable resulted in cash provided of $6,198 in 2005, compared to cash used of $103,636 in 2004. Cash provided by operations allowed the Company to pay down $11,847 and $48,803 of short- and long-term debt, respectively, in 2005.
      Capital expenditures for property were $30,233, $24,100 and $50,824, and proceeds from the sale of property were $25,036, $3,565, and $15,896 for the years ended December 31, 2005, 2004 and 2003, respectively.
      Cash provided from the sale of common stock amounted to $5,215, $361, and $506, and purchases of treasury stock were $5,803, $6,909 and $6,358 for the years ended December 31, 2005, 2004 and 2003, respectively. Dividends paid were $11,118, $11,620 and $12,202 for the years ended December 31, 2005, 2004 and 2003, respectively.
      The Company has two lease arrangements with an independent lessor which provide $58,777 of financing for eight of the Company's distribution facilities as of December 31, 2005. Each of the agreements carries a five-year term. The Company has the option, with the consent of the lenders to the lessor, to renew the leases for an additional five-year term or to purchase the property for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the property, or such lenders refuse to consent to a renewal, the Company may elect to remarket the property and arrange for its sale to a third party.
      The financing structures used in these two lease arrangements qualify as silos of a variable interest entity under FIN 46. On January 1, 2005, the Company adopted the provisions of FIN 46 and in accordance therewith, as the primary beneficiary, consolidated these silos in its financial statements as if the interpretations of FIN 46 had been in place from the inception of these leases. The impact of consolidation increased the Company's property by $64,257, the net book value of the nine zone distribution facilities then financed under the two leases. Additionally, the Company increased long-term debt by $70,906 and recorded a minority interest in the silos of $2,572 at the date of adoption. The Company also recorded a cumulative effect of change in accounting principle of $(5,634), net of income tax effect of $3,587 during the first quarter of 2005 to affect the consolidation. The Company has treated the adoption of FIN 46 as a non-cash item in its consolidated statements of cash flows.
      Three of the nine zone distribution facilities financed by the two lease arrangements were sold during 2005. In accordance with the terms of the lease financing agreements, the Company substituted two properties under one of the leases and also granted mortgages on two other properties in a replacement transaction. As of December 31, 2005, the consolidated silos included in the Company's financial statements have a net property balance of $43,446, long-term debt of $56,720 and a minority interest of $2,057.
      Under the terms of the lease arrangements, the Company's maximum exposure to loss at December 31, 2005, in respect of the properties subject to the two lease arrangements, is $49,961, the amount guaranteed by the Company as the residual fair value of the property.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS
      The Company has the following contractual obligations as of December 31, 2005:

                                                   Less                                More
                                                  than 1       1-3          4-5       than 5
                                     Total         Year       Years        Years       Years
                                     -----         ----       -----        -----       -----
Long-term
  Debt
  Obligations                     $331,269     $ 50,448    $190,603      $70,471     $19,747

Operating
  Lease
  Obligations                      101,546       24,935      44,346        8,128      24,137

Purchase
  Obligations                      455,125      455,125          --           --          --
                                  --------     --------    --------      -------     -------
Total                             $887,940     $530,508    $234,949      $78,599     $43,884

      Long-term debt obligations consist of principal and interest payments. Purchase obligations consist primarily of open inventory purchase orders made in the normal course of business. Many of these obligations may be cancelled with limited or no financial penalties.
      The table above does not include $60,081 of accrued, unfunded pension cost and $91,546 of accrued, unfunded employment-related benefit obligations of which $77,524 is related to the Company's postretirement benefits plan, because it is not certain when the obligations will be paid.
      The Company also expects to make contributions totaling approximately $30,000 to its defined benefit pension plan during 2006 that are not included in the table.


                           16 | FINANCIAL REVIEW

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

REVENUE RECOGNITION
      Revenues are recognized when evidence of a customer arrangement exists, prices are fixed and determinable, and product title, ownership and risk of loss transfers to the customer. Revenues recognized are primarily for product sales, but also include freight and handling charges. The Company's standard shipping terms are FOB shipping point, under which product title passes to the customer at the time of shipment. The Company does, however, fulfill some customer orders based on shipping terms of FOB destination, whereby title passes to the customer at the time of delivery.

ALLOWANCE FOR DOUBTFUL ACCOUNTS
      The Company performs ongoing credit evaluations of its customers, and a significant portion of trade receivables is secured by mechanic's lien or payment bond rights. The Company maintains allowances to reflect the expected uncollectibility of accounts receivable based on past collection history, the economic environment and specific risks identified in the receivables portfolio. Although actual credit losses have historically been within management's expectations, additional allowances may be required if the financial condition of the Company's customers were to deteriorate.

INCOME TAXES
      Deferred tax assets and liabilities are recorded based on the Company's assessment of future taxes to be paid in the jurisdictions in which the Company operates. These assessments involve temporary differences resulting from differing treatment of items for tax and accounting purposes, as well as estimates of the Company's current tax exposures. Based on the Company's evaluation of the tax positions it takes on the various tax returns it files, the Company believes it was adequately reserved for these issues at December 31, 2005.

MERCHANDISE INVENTORY
      The Company values its inventories at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. In assessing the ultimate realization of inventories, the Company makes judgments as to rights of return to suppliers and future demand requirements. If actual future demand, market conditions or supplier return provisions are less favorable than those projected by management, additional inventory write-downs may be required.

PENSION PLAN
      The Company's pension plan expense and obligations are determined based on the selection of certain assumptions, the most significant of which are the expected long-term rate of return on plan assets and the discount rate used to discount plan liabilities. While management believes that the assumptions selected by the Company are appropriate, differences in actual experience or changes in assumptions may affect the Company's pension plan obligation and future pension expense. In 2005, the Company's expected long-term rate of return on plan assets remained at 8.25%, unchanged from its level in 2004. The discount rate used to discount plan liabilities was changed to 5.50% at December 31, 2005 from 5.75% at December 31, 2004. The Company has elected to use an expected long-term rate of return on plan assets of 8.00% for 2006. The change in assumptions and return on assets experienced by the plan are expected to result in 2006 pension expense of approximately $32,500.

SUPPLIER VOLUME INCENTIVES
      The Company's agreements with many of its suppliers provide for the Company to earn incentives based on purchases during the agreement period. These agreements typically provide for the incentives to be paid in arrears and the Company estimates amounts to be received from suppliers at the end of each reporting period based on the earnout level that the Company believes is probable of being achieved. Amounts received have historically been within management's estimates. In the event that the operating performance of the Company's suppliers were to decline, however, there can be no assurance that amounts earned would be paid or that the incentives would continue to be included in future agreements.

FORWARD-LOOKING STATEMENTS
      Management's Discussion and Analysis of Financial Condition and Results of Operations as of and for the year ended December 31, 2005, included in our Annual Report on Form 10-K for such period as filed with the U.S. Securities and Exchange Commission, should be read in conjunction with our accompanying audited consolidated financial statements and the notes thereto.
      This document contains forward-looking statements (as such term is defined in the federal securities laws) and is based on current expectations, which involve risks and uncertainties. The results herein are not necessarily indicative of the results to be expected in any future periods. Actual results and the timing of events could differ materially from the forward-looking statements as a result of certain factors, a number of which are outlined in Item 1A, "Risk Factors", of the Annual Report on Form 10-K.

                           17 | FINANCIAL REVIEW

                       CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                      (Stated in thousands except for share and per share data)


FOR THE YEARS ENDED DECEMBER 31,                                   2005           2004           2003
-------------------------------------------------------------------------------------------------------
SALES, NET OF RETURNS AND ALLOWANCES                        $ 4,304,187    $ 4,093,462    $ 3,813,272
  Less--Cash discounts                                          (16,144)       (13,909)       (10,820)
-------------------------------------------------------------------------------------------------------
    Net Sales                                                 4,288,043      4,079,553      3,802,452
-------------------------------------------------------------------------------------------------------
COST OF MERCHANDISE SOLD                                     (3,477,009)    (3,282,543)    (3,040,035)
-------------------------------------------------------------------------------------------------------
    Gross Margin                                                811,034        797,010        762,417
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                   (674,005)      (677,892)      (654,150)
TAXES, OTHER THAN INCOME TAXES                                  (41,328)       (40,758)       (40,119)
DEPRECIATION AND AMORTIZATION                                   (34,644)       (36,516)       (37,253)
-------------------------------------------------------------------------------------------------------
    Income from Operations                                       61,057         41,844         30,895
OTHER INCOME, NET                                                 3,732          5,556          8,040
INTEREST EXPENSE                                                (26,470)       (23,453)       (24,128)
-------------------------------------------------------------------------------------------------------
INCOME BEFORE PROVISION FOR INCOME TAXES                         38,319         23,947         14,807
-------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
  Current                                                        (3,885)       (12,772)         7,690
  Deferred                                                      (12,036)         2,843        (14,032)
-------------------------------------------------------------------------------------------------------
    Total Provision for Income Taxes                            (15,921)        (9,929)        (6,342)
-------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                                                      22,398         14,018          8,465
-------------------------------------------------------------------------------------------------------
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE,
  NET OF $3,587 TAX EFFECT                                       (5,634)            --             --
-------------------------------------------------------------------------------------------------------
NET INCOME                                                       16,764         14,018          8,465
-------------------------------------------------------------------------------------------------------
RETAINED EARNINGS, BEGINNING OF YEAR                            308,780        306,030        309,434
  Cash dividends-
    Preferred, $1.00 per share each year                             --             (1)            (2)
    Common, $2.00 per share each year                           (11,140)       (11,267)       (11,867)
  Common stock dividend                                          (5,469)            --             --
-------------------------------------------------------------------------------------------------------
RETAINED EARNINGS, END OF YEAR                              $   308,935    $   308,780    $   306,030
-------------------------------------------------------------------------------------------------------
INCOME PER SHARE OF COMMON STOCK BEFORE
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (A)   $      3.85    $      2.34    $      1.34
-------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE OF COMMON STOCK  (A)                   $      2.88    $      2.34    $      1.34
-------------------------------------------------------------------------------------------------------

(A) Adjusted for the declaration of a 5% stock dividend in 2005.

See accompanying Notes to Consolidated Financial Statements


                           18 | FINANCIAL REVIEW

                                                     CONSOLIDATED BALANCE SHEETS
                                     (Stated in thousands except for share and per share data)

                                                                                                                    December 31,
                                                                                                                 2005         2004
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
  CURRENT ASSETS
    Cash and cash equivalents                                                                              $    9,074   $    9,961
    Trade receivables (less allowances of $7,526 and $8,304, respectively)                                    633,980      624,728
    Merchandise inventory                                                                                     428,127      473,212
    Other current assets                                                                                       15,587       26,379
-----------------------------------------------------------------------------------------------------------------------------------
      Total Current Assets                                                                                 $1,086,768   $1,134,280
-----------------------------------------------------------------------------------------------------------------------------------
  PROPERTY, AT COST
    Land                                                                                                       37,958       29,944
    Buildings                                                                                                 301,474      242,579
    Furniture and fixtures                                                                                    157,470      167,852
    Software                                                                                                   76,906       76,906
    Capital leases                                                                                              3,741       22,936
-----------------------------------------------------------------------------------------------------------------------------------
      Total property, at cost                                                                                 577,549      540,217
      Less--Accumulated depreciation and amortization                                                        (257,700)    (248,711)
-----------------------------------------------------------------------------------------------------------------------------------
       Net Property                                                                                           319,849      291,506
-----------------------------------------------------------------------------------------------------------------------------------
  OTHER NON-CURRENT ASSETS                                                                                     36,770       25,586
-----------------------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                                         $1,443,387   $1,451,372
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------
  CURRENT LIABILITIES
    Short-term borrowings                                                                                  $   55,910   $   67,757
    Current portion of long-term debt                                                                          32,133       49,019
    Trade accounts payable                                                                                    460,548      490,183
    Accrued payroll and benefit costs                                                                          50,542       48,506
    Other accrued taxes                                                                                        12,715       10,147
    Dividends payable                                                                                           6,139        6,117
    Other payables and accruals                                                                                69,892       65,962
-----------------------------------------------------------------------------------------------------------------------------------
      Total Current Liabilities                                                                               687,879      737,691
-----------------------------------------------------------------------------------------------------------------------------------
  POSTRETIREMENT BENEFITS LIABILITY                                                                            77,524       77,470
-----------------------------------------------------------------------------------------------------------------------------------
  PENSION LIABILITY                                                                                            60,081       37,488
-----------------------------------------------------------------------------------------------------------------------------------
  LONG-TERM DEBT                                                                                              233,527      205,603
-----------------------------------------------------------------------------------------------------------------------------------
  OTHER NON-CURRENT LIABILITIES                                                                                 2,941          756
-----------------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                                                    $1,061,952  $ 1,059,008
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Shares at December 31,
                                                                                      2005         2004
-----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
 CAPITAL STOCK-
-----------------------------------------------------------------------------------------------------------------------------------
   Common, stated value $20 per share,
     Authorized                                                                 15,000,000   15,000,000
     Issued to voting trustees                                                   5,505,983    5,298,699
     Issued to shareholders                                                        309,412      276,641
     In treasury, at cost                                                          (22,992)     (26,978)
-----------------------------------------------------------------------------------------------------------------------------------
     Outstanding Common Stock                                                    5,792,403    5,548,362       115,848      110,967
-----------------------------------------------------------------------------------------------------------------------------------
     Common shares subscribed                                                      378,538      268,772         7,571        5,375
       Less--subscriptions receivable                                             (378,538)    (268,772)       (7,571)      (5,375)
-----------------------------------------------------------------------------------------------------------------------------------
 RETAINED EARNINGS                                                                                            308,935      308,780
 ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                                                                (43,348)     (27,383)
-----------------------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                                              381,435      392,364
-----------------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                           $1,443,387   $1,451,372
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

                           19 | FINANCIAL REVIEW

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               (Stated in thousands)

FOR THE YEARS ENDED DECEMBER 31,                                                      2005         2004          2003
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS
  Income Before Cumulative Effect of Change in Accounting Principle               $ 22,398     $ 14,018      $  8,465
----------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile Income Before Cumulative Effect of Change in Accounting Principle to cash provided (used) by operations -
    Depreciation and amortization                                                   34,644       36,516        37,253
    Deferred income taxes                                                           12,036       (2,843)       14,032
    Gain on sale of property                                                        (1,818)      (1,882)       (4,752)
    Changes in assets and liabilities:
      Trade receivables                                                             (9,252)     (67,761)      (52,865)
      Merchandise inventory                                                         45,085       10,121        32,358
      Other non-current assets                                                      10,792       (8,564)         (545)
      Other assets                                                                  (8,484)      12,869        (5,229)
      Trade accounts payable                                                       (29,635)     (45,996)       37,324
      Accrued payroll and benefit costs                                              2,036       12,214        13,625
      Other accrued liabilities                                                       (753)      24,891        (5,951)
----------------------------------------------------------------------------------------------------------------------
  Total adjustment to income                                                        54,651      (30,435)       65,250
----------------------------------------------------------------------------------------------------------------------
  Net cash flow provided (used) by operations                                       77,049      (16,417)       73,715
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sale of property                                                  25,036        3,565        15,896
    Capital expenditures for property                                              (30,233)     (24,100)      (50,824)
    Investment in joint venture                                                        889          794           987
----------------------------------------------------------------------------------------------------------------------
  Net cash flow used by investing activities                                        (4,308)     (19,741)      (33,941)
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in short-term borrowings                               (11,847)      67,757            --
    Repayment of long-term debt                                                    (48,803)     (20,176)      (16,691)
    Principal payments under capital leases                                         (1,272)      (2,455)       (6,694)
    Sale of common stock                                                             5,215          361           506
    Purchases of treasury stock                                                     (5,803)      (6,909)       (6,358)
    Dividends paid                                                                 (11,118)     (11,620)      (12,202)
----------------------------------------------------------------------------------------------------------------------
  Net cash flow provided (used) by financing activities                            (73,628)      26,958       (41,439)
----------------------------------------------------------------------------------------------------------------------
NET DECREASE IN CASH                                                                  (887)      (9,200)       (1,665)
----------------------------------------------------------------------------------------------------------------------
CASH, BEGINNING OF YEAR                                                              9,961       19,161        20,826
----------------------------------------------------------------------------------------------------------------------
CASH, END OF YEAR                                                                 $  9,074     $  9,961      $ 19,161
----------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements


                           20 | FINANCIAL REVIEW

  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                 (Stated in thousands)

                                                                    COMMON                 ACCUMULATED
                                                                     STOCK                    OTHER
                                          COMMON     PREFERRED    SUBSCRIBED,   RETAINED  COMPREHENSIVE
                                          STOCK        STOCK       UNISSUED     EARNINGS  INCOME (LOSS)      TOTAL
                                         --------    ---------    -----------   --------  -------------    --------
December 31, 2002                        $123,272      $ 45          $ 50       $309,434    $(44,958)      $387,843
                                         ========      ====          ====       ========    ========       ========

Net income                                                                         8,465                      8,465

Currency translation adjustments                                                               2,585          2,585

Unrealized gain/(loss) from interest
 rate swap (net of tax of $426)                                                                  673            673

Minimum pension liability (net
 of tax of $3,638)                                                                             5,738          5,738
                                                                                                           --------
Comprehensive income                                                                                         17,461
                                                                                                           --------
Stock issued                                  511                                                               511

Stock redeemed                             (6,356)       (2)                                                 (6,358)

Advance payments                                                       (5)                                       (5)

Dividends declared                                                               (11,869)                   (11,869)
                                         --------      ----          ----       --------    --------       --------
December 31, 2003                        $117,427      $ 43          $ 45       $306,030    $(35,962)      $387,583
                                         ========      ====          ====       ========    ========       ========
Net income                                                                        14,018                     14,018

Currency translation adjustments                                                               2,510          2,510

Unrealized gain/(loss) from interest
 rate swap (net of tax of $149)                                                                  233            233

Minimum pension liability (net
 of tax of $3,700)                                                                             5,836          5,836
                                                                                                           --------
Comprehensive income                                                                                         22,597
                                                                                                           --------
Stock issued                                  406                                                               406

Stock redeemed                             (6,866)      (43)                                                 (6,909)

Advance payments                                                      (45)                                      (45)

Dividends declared                                                               (11,268)                   (11,268)
                                         --------      ----          ----       --------    --------       --------
December 31, 2004                        $110,967      $  0          $  0       $308,780    $(27,383)      $392,364
                                         ========      ====          ====       ========    ========       ========
Net income                                                                        16,764                     16,764

Currency translation adjustments                                                               1,191          1,191

Unrealized gain/(loss) from interest
 rate swap (net of tax of $587)                                                                  935            935

Minimum pension liability (net
 of tax of $11,518)                                                                          (18,091)       (18,091)
                                                                                                           --------
Comprehensive income                                                                                            799
                                                                                                           --------
Stock issued                                5,215                                                             5,215

Stock redeemed                             (5,803)                                                           (5,803)

Dividends declared                          5,469                                (16,609)                   (11,140)
                                         --------      ----          ----       --------    --------       --------
DECEMBER 31, 2005                        $115,848      $  0          $  0       $308,935    $(43,348)      $381,435
                                         ========      ====          ====       ========    ========       ========

See accompanying Notes to Consolidated Financial Statements

                           21 | FINANCIAL REVIEW

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

         (Stated in thousands except for share and per share data)

1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES
DESCRIPTION OF BUSINESS
      Graybar Electric Company, Inc. is engaged internationally in the distribution of electrical, telecommunications and networking products and the provision of related supply chain management and logistics services, primarily to contractors, industrial plants, telephone companies, power utilities, and commercial users. All products sold by the Company are purchased by the Company from others. The Company's business activity is primarily with customers in the United States, however, the Company has limited sales activity in several international locations.

PRINCIPLES OF CONSOLIDATION
      The consolidated financial statements include the accounts of Graybar Electric Company, Inc. and its subsidiary companies. All significant intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION
      Revenues are recognized when evidence of a customer arrangement exists, prices are fixed and determinable, and product title, ownership and risk of loss transfers to the customer. Revenues recognized are primarily for product sales, but also include freight and handling charges. The Company's standard shipping terms are FOB shipping point, under which product title passes to the customer at the time of shipment. The Company does, however, fulfill some customer orders based on shipping terms of FOB destination, whereby title passes to the customer at the time of delivery. Total outgoing shipping and handling costs of $43,799, $50,020 and $43,472 are recorded in selling, general and administrative expenses for the years 2005, 2004, and 2003, respectively.

ESTIMATES
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

RECLASSIFICATIONS
      Reclassifications of prior year amounts have been made to conform to the 2005 presentation. Certain outgoing freight expenses included in cost of merchandise sold during 2004 and 2003 totaling $13,229 and $27,951, respectively, have been reclassified to selling, general and administrative expense.

CASH AND CASH EQUIVALENTS
      The Company accounts for cash on hand, deposits in banks and other short-term, highly liquid investments with an original maturity of three months or less as cash and cash equivalents.

MERCHANDISE INVENTORY
      Inventory is stated at the lower of cost (determined using the last-in, first-out (LIFO) cost method) or market. LIFO accounting is a method of accounting that, compared with other inventory accounting methods, generally provides better matching of current costs with current revenues. Had the first-in, first-out (FIFO) method been used, inventory would have been approximately $64,345 and $24,822 greater than reported under the LIFO method at December 31, 2005 and 2004, respectively. The Company liquidated portions of previously created LIFO layers in 2005, 2004, and 2003 resulting in a (decrease) increase in cost of goods sold of $(5,015), $(473), and $2,081, respectively.

SUPPLIER VOLUME INCENTIVES
      The Company's agreements with many of its suppliers provide for the Company to earn incentives based on purchases during the agreement period. The Company estimates the amount to be received from suppliers at the end of each reporting period based on the earnout level that the Company believes is probable of being achieved. The Company records the incentive ratably over the year as a reduction of cost of merchandise sold as the related inventory is sold. Changes in the estimated amount of incentives are treated as changes in estimate and are recognized using a cumulative catch-up adjustment.

PROPERTY AND DEPRECIATION
      The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:
-------------------------------------------------------------------------------
Buildings                                                             42 years
-------------------------------------------------------------------------------
Permanent fixtures--                      Over the shorter of the asset's life
leased property                                              or the lease term
-------------------------------------------------------------------------------
Furniture, fixtures, equipment and software                      4 to 14 years
-------------------------------------------------------------------------------
Capital leases                            Over the shorter of the asset's life
                                                             or the lease term
-------------------------------------------------------------------------------

      Depreciation expense was $21,977, $23,746 and $26,039 in 2005, 2004 and 2003, respectively.
      At the time property is retired, or otherwise disposed of, the asset and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to other income.
      Property under capital leases, consisting primarily of computer equipment, is recorded in property with the corresponding obligations carried in long-term debt. The amount capitalized is the present value at the beginning of the lease term of the aggregate future minimum lease payments.
      Maintenance and repairs are expensed as incurred. Major renewals and betterments that extend the life of property are capitalized.
      The Company capitalizes interest expense on major construction and development projects while in progress. Interest capitalized in 2005, 2004 and 2003 was $47, $69, and $776, respectively.
      The Company capitalizes qualifying internal and external costs incurred to develop or obtain software for internal use during the application development stage. Costs incurred

                           22 | FINANCIAL REVIEW

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


during the pre-application development and post-implementation stages are expensed as incurred. During 2005 and 2004, the Company capitalized $0 and $567, respectively.
      Unamortized software totaled $52,265 and $62,225 at December 31, 2005 and 2004, respectively. The estimated useful life of capitalized software is eight years.

CREDIT RISK
      Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations of its customers, and a significant portion of its trade receivables is secured by mechanic's lien or payment bond rights. The Company maintains allowances for potential credit losses, and such losses historically have been within management's expectations.

DERIVATIVE FINANCIAL INSTRUMENTS
      Statement of Financial Accounting Standards (SFAS) No. 133, as amended by SFAS No. 138 and SFAS No. 149, "Accounting for Derivative Instruments and Hedging Activities", requires the Company to recognize all derivative instruments on the balance sheet at fair value. The Company has entered into an interest rate swap agreement that effectively converts its floating rate payments to a fixed-rate basis. The Company manages interest rates on amounts due under certain lease arrangements through its swap agreement. The Company's interest rate swap agreement is designated as a cash flow hedge.
      On an ongoing basis, the Company reflects the current fair value of the interest rate swap on its balance sheet. At December 31, 2005 the Company has recorded a liability of $4,032 in other payables and accruals on the balance sheet for the fair value of the swap. The effective portion of the related gains or losses on the swap is deferred in accumulated other comprehensive income. Because the swap is completely effective, no ineffectiveness was recorded in the consolidated statements of income during 2005, 2004 and 2003. Unrealized gains (net of tax) of $935, $233 and $673 related to the swap were recorded in accumulated other comprehensive income during the twelve-month periods ended December 31, 2005, 2004 and 2003, respectively. At December 31, 2005 an unrealized net loss of $2,465 (net of tax) is recorded in accumulated other comprehensive income. These deferred gains and losses are recognized in income in the period in which the related interest payments being hedged are recognized in expense.

GOODWILL
      The Company follows SFAS No. 142, "Goodwill and Other Intangible Assets", under which goodwill and indefinite-lived intangible assets are not amortized but rather tested annually for impairment. As of December 31, 2005 the Company has completed its annual impairment test and concluded that there is no impairment of the Company's goodwill. At December 31, 2005 and 2004, the Company had $6,680 of goodwill included in other non-current assets on the consolidated balance sheet.

2. INCOME TAXES
      The provisions for income taxes recorded in the consolidated statements of income and retained earnings are as follows:

Years Ended December 31:                 2005         2004        2003
----------------------------------------------------------------------------
Federal income tax
  Current                             $ 2,082      $11,815     $(8,197)
  Deferred                             10,672       (2,598)     13,115
State income tax
  Current                               1,803          957         507
  Deferred                              1,364         (245)        917
----------------------------------------------------------------------------
Financial statement
  income tax provision                $15,921      $ 9,929     $ 6,342
----------------------------------------------------------------------------

      Deferred income taxes are provided based upon differences between the financial statement and tax bases of assets and liabilities. The following deferred tax assets (liabilities) are recorded at December 31:

Assets/(Liabilities)                        2005         2004
----------------------------------------------------------------------------
Postretirement benefits                  $30,298      $30,136
Payroll accruals                           2,729        2,741
Bad debt reserves                          2,594        2,933
Other deferred tax assets                  9,892       11,750
Accrued (prepaid) pension                 18,993        9,780
Inventory                                     --        7,354
----------------------------------------------------------------------------
  Gross Deferred Tax Assets               64,506       64,694
----------------------------------------------------------------------------
Inventory                                 (3,796)          --
Fixed asset depreciation                  (9,758)     (15,798)
Fixed asset gains                         (9,476)      (9,542)
Computer software                        (18,650)     (16,895)
Other deferred tax liabilities            (4,822)      (6,937)
----------------------------------------------------------------------------
  Gross Deferred Tax Liabilities         (46,502)     (49,172)
----------------------------------------------------------------------------
Net Deferred Tax Assets                  $18,004      $15,522
----------------------------------------------------------------------------

      Deferred tax assets included in other current assets were $4,869 and $16,161 in 2005 and 2004, respectively. Deferred tax assets included in other non-current assets were $13,135 and $(639) in 2005 and 2004, respectively. The Company's deferred tax assets include state net operating loss carryforwards of $5,996 and $4,680 as of December 31, 2005 and 2004, respectively, that expire from 2006 to 2025. Valuation allowances of $1,485 and $1,022 have been established for a portion of these deferred tax assets as of December 31, 2005 and 2004, respectively.
      A reconciliation between the "statutory" federal income tax rate and the effective tax rate in the consolidated statements of income and retained earnings is as follows:

Years Ended December 31:               2005         2004        2003
----------------------------------------------------------------------------
"Statutory" tax rate                   35.0%        35.0%       35.0%
State and local income taxes,
  net of federal benefit                3.2          2.1         2.4
Other, net                              3.3          4.4         5.4
----------------------------------------------------------------------------
Effective tax rate                     41.5%        41.5%       42.8%
----------------------------------------------------------------------------

                           23 | FINANCIAL REVIEW

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

3. CAPITAL STOCK
      The Company's capital stock is owned by its employees and retirees. Common stock may not be sold by the holder thereof, except after first offering it to the Company. The Company may buy any common shares so offered at the price at which they were issued ($20) with appropriate adjustments for current dividends.
      During 2005, the Company offered to eligible employees the right to subscribe to 650,000 shares of common stock at $20 per share in accordance with the provisions of the Company's Three-year Common Stock Purchase Plan dated June 10, 2004. This resulted in the subscription of 378,538 shares ($7,571). Subscribers under the Plan elected to make payments under one of the following options: (i) all shares subscribed for on or before January 12, 2006; or (ii) all shares subscribed for through the installment method through payroll deductions (or in certain cases where a subscriber is no longer on the Company's payroll, through direct monthly payments) over an 11-month period.
      Shares were issued and Voting Trust Certificates were delivered to subscribers as of January 12, 2006, in the case of shares paid for prior to January 12, 2006. Shares will be issued and Voting Trust Certificates will be delivered to subscribers on a quarterly basis, as of the tenth day of March, June and September and the fifteenth day of December to the extent full payments of shares are made in the case of subscriptions under the installment method.
      Shown below is a summary of shares reacquired and retired by the Company in the three years ended December 31:

                      PREFERRED                      COMMON
               REACQUIRED     RETIRED       REACQUIRED    RETIRED
-------------------------------------------------------------------
2005                --           --          290,194      294,180
2004             2,121        2,173          343,281      344,646
2003               129          164          317,774      316,811
-------------------------------------------------------------------

      The Company amended its Certificate of Incorporation to authorize a new class of 10,000,000 shares of Delegated Authority Preferred Stock ("preferred stock"), par value one cent ($0.01), on June 10, 2004. The preferred stock may be issued in one or more series, with the designations, relative rights, preferences and limitations of shares of each such series being fixed by a resolution of the Board of Directors of the Company. There were no shares of preferred stock outstanding at December 31, 2005 and 2004.

4. LONG-TERM DEBT AND BORROWINGS UNDER SHORT-TERM CREDIT AGREEMENTS

                                                                                 DECEMBER 31,
LONG-TERM DEBT WAS COMPOSED OF:                                               2005         2004
------------------------------------------------------------------------------------------------
7.49% note, unsecured, due in annual installments of $14,286
    in each of the years 2005 through 2011                                $ 85,714     $100,000
Variable rate lease arrangements (two), secured by facilities,
    due July 2008 and December 2009                                         56,720           --
6.59% note, unsecured, due in semiannual installments of $3,750
    beginning in October 2003 through April 2013                            56,250       63,750
7.36% note, unsecured, maturing May 2011, due in semiannual
    installments of $3,095 in each of the years 2001 through 2010
    with final payment of $3,094 due in 2011                                34,047       40,238
6.65% note, unsecured, due in annual installments of $3,636 in
    each of the years 2003 through 2013                                     29,091       32,727
6.23% to 8.30% capital leases, various maturities                               --       11,065
9.23% note secured by a first mortgage on various properties, maturing May 2005, installments of $2,725 due annually in
    each of the years 1995 through 2004 with final payment of
    $2,750 due in 2005                                                          --        2,750
5.87% note secured by facility, maturing July 2010, monthly
    installments of principal and interest of $27, with final
    payment of $2,666 due in July 2010                                       3,332        3,407
Variable rate mortgages, secured by facilities, various maturities             506          685
------------------------------------------------------------------------------------------------
                                                                          $265,660     $254,622
Less current portion                                                        32,133       49,019
------------------------------------------------------------------------------------------------
                                                                          $233,527     $205,603
------------------------------------------------------------------------------------------------

LONG-TERM DEBT MATURES AS FOLLOWS:
------------------------------------------------------------------------------------------------
2006                                                                                    $32,133
2007                                                                                     31,845
2008                                                                                     59,513
2009                                                                                     60,780
2010                                                                                     34,350
2011-2013                                                                                47,039
------------------------------------------------------------------------------------------------
                                                                                       $265,660
------------------------------------------------------------------------------------------------


                           24 | FINANCIAL REVIEW

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

      The net book value of property securing various long-term debt instruments was $51,800 at December 31, 2005.
      The Company's borrowings under short-term credit agreements consist of issuances of commercial paper and borrowings under revolving credit agreements and bank lines of credit.
      The Company has a Credit Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) that had previously consisted of an $85,000, 364-day facility that expired in July 2005. Upon expiration, the Company amended the credit agreement to consist of a $100,000, 364-day facility that expires in July 2006. There were no amounts outstanding under the Credit Agreement at December 31, 2005 and 2004.
      At December 31, 2005 the Company had a $200,000 accounts receivable securitization program that expires in October 2006. The securitization program provides for the sale of certain of the Company's trade receivables on a revolving basis to Graybar Commerce Corporation (GCC), a wholly-owned, bankruptcy-remote, special-purpose subsidiary. GCC sells an undivided interest in the receivables to an unrelated multi-seller commercial paper conduit. The Company accounts for the securitization as an on-balance sheet financing arrangement because the Company has maintained effective control of the accounts receivable through a call option that gives GCC the unilateral right to repurchase the undivided interests. Accordingly, the accounts receivable and related debt are included in the accompanying consolidated balance sheets. GCC has granted a security interest in its trade receivables to the commercial paper conduit. Borrowings outstanding under the securitization program were $20,000 and $50,000 at December 31, 2005 and 2004, respectively.
      As discussed further in Note 7, effective January 1, 2005, the Company adopted the provisions of FIN 46 resulting in the recording of variable lease arrangements of $56,720 as long-term debt at December 31, 2005.
      Borrowings under short-term credit agreements varied from a minimum of $25,983 and $0 to a maximum of $205,804 and $192,223 in 2005 and 2004, respectively. The average daily amount of borrowings outstanding under short-term credit agreements during 2005 and 2004 amounted to approximately $135,000 and $146,000 at weighted average interest rates of 3.51% and 1.69%, respectively. The weighted average interest rate for amounts outstanding at December 31, 2005 was 4.87%.
      The Company had unused lines of credit of $288,831 as of December 31, 2005. Certain committed lines of credit have annual fees of up to one hundred basis points of the committed lines of credit.
      The Credit Agreement, accounts receivable securitization program, and certain other note agreements have various covenants that limit the Company's ability to make investments, pay dividends, incur debt, dispose of property, and issue equity securities. The Company is also required to maintain certain financial ratios as defined in the agreements.
      The carrying amounts of the Company's outstanding long-term, fixed-rate debt and long-term, variable-rate debt subject to the interest rate swap agreement exceed their fair values by $3,389 and $1,460, respectively, at December 31, 2005. The fair value of short-term debt approximates its carrying value at December 31, 2005.

5.  PENSION AND OTHER POSTRETIREMENT BENEFITS
      The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. The plan provides retirement benefits based on an employee's final average earnings and years of service. Employees become 100% vested after five years of service, regardless of age. The Company's funding policy is to contribute the net periodic pension cost accrued each year, provided that the contribution will not be less than the ERISA minimum or greater than the maximum tax-deductible amount. The assets of the defined benefit pension plan are invested primarily in equity and fixed income securities and money market funds.
      The investment objective of the Company's defined benefit pension plan is to ensure that there are sufficient assets to fund regular pension benefits payable to employees over the long-term life of the plan. The Company's pension plan seeks to earn the highest possible long-term, total rate of return on assets consistent with prudent standards for preservation of capital, tolerance for investment risk and maintenance of liquidity.
      Asset allocation information for pension plan assets at December 31, 2005 and 2004 is as follows:

                                       2005         2004
                                      ACTUAL       Actual      Target
                                    ALLOCATION   Allocation  Allocation
                                    ----------   ----------  ----------

Equity securities-U.S.                  38%          46%         35%
Equity securities-International         17           19          15
Fixed income investments                34           34          35
Other                                   11            1          15
                                    ----------   ----------  ----------

                                       100%         100%        100%

      The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees through the Retiree Welfare Plan (the Plan). Substantially all of the Company's employees may become eligible to participate in the Plan if they reach normal retirement age while working for the Company. Benefits are provided through insurance coverage with premiums based on the benefits paid during the year. The Company funds the Plan on a pay-as-you-go basis, and accordingly, the Plan has no assets at December 31, 2005 or 2004.

                           25 | FINANCIAL REVIEW

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

      The following table sets forth information regarding the Company's pension and other postretirement benefits as of December 31, 2005 and 2004 using a December 31 measurement date:

                                                           Postretirement
                                 Pension Benefits             Benefits
                              ---------------------    ---------------------
                                  2005         2004        2005         2004
                              ----------------------------------------------
Accumulated
  benefit
  obligation                  $225,291     $188,673    $100,524    $ 126,449
                              --------     --------    --------    ---------
Projected
  benefit
  obligation                   288,331      248,451          --           --
Fair value of
  plan assets                  165,210      151,186          --           --
                             ---------     --------   ---------    ---------
Funded status                $(123,121)    $(97,265)  $(100,524)   $(126,449)
                             ---------     --------   ---------    ---------

      Amounts recognized in the consolidated balance sheet for the years ending December 31, consist of the following:


                                                            Postretirement
                                  Pension Benefits            Benefits
                               ---------------------    ---------------------
                                   2005         2004        2005         2004
                               ----------------------------------------------

Prepaid (accrued)
  benefit cost                 $(60,081)    $(37,488)   $(77,524)    $(77,470)
Intangible
  asset                           9,829       11,110          --           --
Accumulated
  other
  comprehensive
  loss                           45,919       27,828          --           --
                               --------     --------    --------     --------
Net amount
  recognized                   $ (4,333)    $  1,450    $(77,524)    $(77,470)
                               --------     --------    --------     --------


      Weighted average assumptions for the years ending December 31 are:

                                                           Postretirement
                                 Pension Benefits             Benefits
                               --------------------    -----------------------
                                 2005         2004       2005          2004
                               -----------------------------------------------
Discount rate                    5.50%        5.75%      5.50%         5.75%
Expected return
  on plan assets                 8.25%        8.25%        --            --
Rate of
  compensation
  increase                       4.00%        4.00%        --            --
Health care cost
  trend on
  covered charges                  --           --      11%/5%         9%/5%

      The expected return on plan assets assumption for the defined benefit pension plan is a long-term assumption and was determined after evaluating input from the plan's actuary and pension fund investment advisor, and also considering actual plan experience and historical and anticipated rates of return on the various classes of assets in which the plan invests. The Company anticipates that its investment managers will continue to generate long-term returns consistent with its assumed rate, despite temporary downturns in market performance.
      The following presents information regarding the plans for the years ending December 31:

                                                          Postretirement
                               Pension Benefits              Benefits
                             ---------------------     ---------------------
                                 2005         2004         2005         2004
                             ---------------------     ---------------------
Employer
  contributions              $ 30,000     $ 28,200     $ 10,553     $ 11,760
Participant
  contributions                    --           --          977          729
Benefits paid                $(26,017)    $(32,500)    $(11,530)    $(12,489)
                             --------     --------     --------     --------

      The Company expects to make contributions totaling $30,000 to its defined benefit pension plan during 2006.
      Estimated future defined benefit pension plan payments are as follows:

                 2006                   $ 26,000
                 2007                     27,000
                 2008                     27,000
                 2009                     28,000
                 2010                     29,000
                 2011-2015               150,000

      The net periodic cost recognized for the defined benefit pension plan was $24,266, $35,610 and $16,779 for each of the three years ended December 31, 2005, 2004 and 2003, respectively. Included in the Company's 2004 pension expense was approximately $15,100 due to settlement of a portion of its defined benefit plan obligations as a result of increased election of lump sum payouts by retirees under the standard terms of the plan.
      The net periodic cost recognized for the postretirement benefit plan was $10,606, $11,594 and $11,198 for each of the three years ended December 31, 2005, 2004 and 2003, respectively.
      For measurement of the net periodic postretirement benefit obligation, an 11.0% annual rate of increase in per capita cost of covered health care benefits was assumed for 2005. The rate was assumed to decrease 1.0% per year to 5.0% at January 1, 2012 and to remain at that level thereafter.
      The Company included the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) in accordance with FASB Staff Position (FSP) No. 106-2 beginning in its third quarter 2005 financial statements. The prescription drug benefit included in the Company's retiree welfare plan was deemed to be actuarially equivalent to the Medicare prescription drug benefit and eligible for the federal subsidy available to plan sponsors. Eligibility for the federal subsidy has reduced the Company's postretirement benefit obligation by approximately $6,000. The Act also reduced the annual postretirement benefit cost recorded in fiscal year 2005 by approximately $400.
      The Company made certain changes to its postretirement benefit plan during 2005, including the election to discontinue its retiree prescription drug plan for all retirees age 65 and over effective January 1, 2011. Other changes impacted eligibility requirements, as well as future Company and participant contributions under the plan.

                           26 | FINANCIAL REVIEW

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

Postretirement benefit costs recorded in 2005 were reduced by $2,583 as a result of the plan changes discussed above. Similarly, the Company's accumulated postretirement benefit obligation at December 31, 2005 was lowered by approximately $33,500 due to the expected reduction in future payments.
      The Company also provides a defined contribution profit sharing and savings plan covering substantially all of its full-time employees. Annual contributions by the Company to the plan are at the discretion of management and are generally determined based on the profitability of the Company. Employees may also contribute to the plan subject to limitations imposed by federal tax law and ERISA.

6. NET INCOME PER SHARE OF COMMON STOCK
      The computation of net income per share of common stock is based on the weighted average number of common shares outstanding during each year, adjusted in all periods presented for the declaration of a 5% stock dividend in 2005. The average numbers of shares used in computing net income per share of common stock were 5,817,553, 5,994,416 and 6,292,533 in 2005, 2004 and 2003, respectively.

7. COMMITMENTS
      The Company has two lease arrangements with an independent lessor which provide $58,777 of financing for eight of the Company's distribution facilities as of December 31, 2005. Each of the agreements carries a five-year term. The Company has the option, with the consent of the lenders to the lessor, to renew the leases for an additional five-year term or to purchase the property for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the property, or such lenders refuse to consent to a renewal, the Company may elect to remarket the property and arrange for its sale to a third party.
      The financing structures used in these two lease arrangements qualify as silos of a variable interest entity under FASB Interpretation No. 46 (FIN
46). On January 1, 2005, the Company adopted the provisions of FIN 46 and in accordance therewith, as the primary beneficiary, consolidated these silos in its financial statements as if the interpretations of FIN 46 had been in place from the inception of these leases. The impact of consolidation increased the Company's property by $64,257, the net book value of the nine zone distribution facilities then financed under the two leases. Additionally, the Company increased long-term debt by $70,906, and recorded a minority interest in the silos of $2,572 at the date of adoption. The Company recorded a cumulative effect of change in accounting principle of $(5,634), net of income tax effect of $3,587 during the first quarter of 2005 to affect the consolidation. The Company has treated the adoption of FIN 46 as a non-cash item in its consolidated statements of cash flows.
      Three of the nine zone distribution facilities financed by the two lease arrangements were sold during 2005. In accordance with the terms of the lease financing agreements, the Company substituted two properties under one of the leases and also granted mortgages on two other properties in a replacement transaction. As of December 31, 2005, the consolidated silos included in the Company's financial statements have a net property balance of $43,446, long-term debt of $56,720 and a minority interest of $2,057.
      Under the terms of the lease arrangements, the Company's maximum exposure to loss at December 31, 2005, in respect of the properties subject to the two lease arrangements, is $49,961, the amount guaranteed by the Company as the residual fair value of the property.
      Had the provisions of FIN 46 been applied retrospectively, rather than as the cumulative effect of a change in accounting principle, net income and net income per share on a pro forma basis, adjusted for the 5% stock dividend declared in 2005, would be as follows:

ACTUAL                                 2005         2004        2003
----------------------------------------------------------------------
Net income                          $16,764      $14,018    $  8,465
Net income per
  share of
  common stock                      $  2.88      $  2.34    $   1.34

PRO FORMA                              2005         2004        2003
----------------------------------------------------------------------
Net income                          $22,398      $12,746    $  7,268
Net income per
  share of
  common stock                      $  3.85      $  2.13    $   1.15

      Rental expense was $31,404, $40,916 and $42,396 in 2005, 2004 and
2003, respectively.
      Future minimum rental payments required under operating leases that have either initial or remaining noncancellable lease terms in excess of one year as of December 31, 2005 are as follows:

YEARS ENDING DECEMBER 31:
---------------------------------------------------------------------
2006                                                         $24,935
2007                                                          18,733
2008                                                          15,286
2009                                                          10,327
2010                                                           5,992
Subsequent to 2010                                            26,273
---------------------------------------------------------------------

      In September 2000, the Company entered into a swap agreement to manage interest rates on amounts due under one of the lease arrangements discussed above. The agreement, which expires in July 2013, is based on a notional amount of $28,720. The agreement calls for an exchange of interest payments with the Company receiving payments based on the London Interbank Offered Rate (LIBOR) floating rate, and making payments based on a fixed rate of 6.92%. There is no exchange of the notional amount upon which the payments are based. As discussed in Note 1, the swap is designated as a completely effective cash flow hedge of the variable interest payments due under the lease. The fair value of the swap was $(4,032) at December 31, 2005 and is recorded in other payables and accruals in the consolidated balance sheet.

                           27 | FINANCIAL REVIEW

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

8. STATEMENTS OF CASH FLOWS
      During 2005, 2004 and 2003, income taxes paid (refunded) totaled $13,767, $(4,057) and $(1,684). Interest paid totaled $26,669, $23,548 and
$24,094, and liabilities assumed in connection with capitalized leases totaled $0, $0 and $9,793, for the years 2005, 2004, and 2003, respectively.

9.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
      The components of accumulated other comprehensive income (loss) as of December 31, 2005 and 2004 are as follows:

                                                  2005         2004
-----------------------------------------------------------------------
Currency translation adjustments              $  5,036     $  3,845
Unrealized gain/(loss) from
  interest rate swap                            (2,465)      (3,400)
Minimum pension liability                      (45,919)     (27,828)
-----------------------------------------------------------------------
                                              $(43,348)    $(27,383)
-----------------------------------------------------------------------

10.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
      Quarterly financial data for 2005 and 2004, adjusted for the declaration of a 5% stock dividend in 2005, is as follows:

                                     FOR THE QUARTERS ENDED,
2005                                              3/31         6/30        9/30        12/31
-------------------------------------------------------------------------------------------------
Net sales                                     $963,939   $1,073,474  $1,130,351   $1,120,279
Gross margin                                   190,989      206,838     215,537      197,670
Income before cumulative
  effect of change in accounting principle       3,661        7,962       8,835        1,940

Cumulative effect of change in accounting
  principle, net of $3,587 tax effect           (5,634)          --          --           --

Net income (loss)                               (1,973)       7,962       8,835        1,940
Income per share of common stock
  before cumulative effect of change in
  accounting  principle                       $  0 .63   $     1.36  $     1.52   $     0.34
Net income (loss) per share of common stock   $  (0.34)  $     1.36  $     1.52   $     0.34
-----------------------------------------------------------------------------------------------

                                     FOR THE QUARTERS ENDED,
2004                                              3/31         6/30        9/30        12/31
-----------------------------------------------------------------------------------------------
Net sales                                     $939,309   $1,040,909  $1,072,482   $1,026,853
Gross margin                                   197,242      209,969     202,050      187,749
Net income (loss)                                3,244        6,990       4,596         (812)
Net income (loss) per share of common stock   $   0.53   $     1.16  $     0.77   $    (0.12)
-----------------------------------------------------------------------------------------------




                           28 | FINANCIAL REVIEW

          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



                         [ERNST & YOUNG letterhead]



          Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
Graybar Electric Company, Inc.


We have audited the accompanying consolidated balance sheets of Graybar Electric Company, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income and retained earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graybar Electric Company, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.



                                       /s/ Ernst & Young LLP


St. Louis, Missouri
February 24, 2006




                           29 | FINANCIAL REVIEW

                             BOARD OF DIRECTORS


[PHOTO]
Robert A. Reynolds, Jr.
Chairman, President and
Chief Executive Officer

[PHOTO]
Richard A. Cole
District Vice President-Chicago District

[PHOTO]
D. Beatty D'Alessandro
Senior Vice President and
Chief Financial Officer

[PHOTO]
Dennis E. DeSousa
Senior Vice President-Sales
and Distribution

[PHOTO]
Thomas F. Dowd
Senior Vice President, Secretary and
General Counsel

[PHOTO]
Lawrence R. Giglio
Senior Vice President-Operations

[PHOTO]
Thomas S. Gurganous
District Vice President-Richmond District

[PHOTO]
Gary D. Hodges
District Vice President-
Phoenix District

[PHOTO]
Frank H. Hughes
President and
Chief Executive Officer,
Graybar Canada

[PHOTO]
Kathleen M. Mazzarella
Senior Vice President-Human Resources and
Strategic Planning

[PHOTO]
Richard D. Offenbacher
Senior Vice President-
Sales and Marketing

[PHOTO]
Kenneth B. Sparks
District Vice President-Seattle District




                           30 | BOARD OF DIRECTORS

                DISTRICT MANAGEMENT AS OF DECEMBER 31, 2005



NEW YORK DISTRICT
Christopher O. Olsen District Vice President
Ronald P. Segraves Director, Electrical Sales
Richard S. King Director, Comm/Data Sales
Joseph M. Sabatino Director, Operations
Timothy D. Birky Director, Finance

----------------------------------------------------

BOSTON DISTRICT
Peter R. Elkas District Vice President
Patrick S. Davis Director, Electrical Sales
Gerald G. Pollick Director, Operations
Joseph P. Peduto Director, Finance

----------------------------------------------------

PITTSBURGH DISTRICT
Steven M. Schooley District Vice President
Wade V. Leidecker Director, Electrical Sales
David A. Bender Director, Comm/Data Sales
C. Robert Smith Director, Operations
Peter M. Wingrove Director, Finance

----------------------------------------------------

ATLANTA DISTRICT
Joseph F. LaMotte District Vice President
Donald W. Heitmeier Director, Electrical Sales
Terrell L. Loveless Director, Comm/Data Sales
Keith E. (Kip) Davis Director, Operations
Thomas G. Karrenbauer Director, Finance

----------------------------------------------------

RICHMOND DISTRICT
Thomas S. Gurganous District Vice President
Lindsey G. Darnell Director, Electrical Sales
Thomas R. Moore Director, Comm/Data Sales
David K. Ange Director, Operations
Roderick A. Morgan Director, Finance

----------------------------------------------------

TAMPA DISTRICT
Robert C. Lyons District Vice President
Bruce E. Neilson Director, Electrical Sales
Edward G. Duda Director, Comm/Data Sales
Dale J. Thayer, Jr. Director, Operations
Richard C. Hird Director, Finance

----------------------------------------------------

CHICAGO DISTRICT
Richard A. Cole District Vice President
Thomas G. Pratt Director, Electrical Sales
Richard H. Harvey Director, Comm/Data Sales
Martin A. Aske Director, Operations
Steven R. Bourbeau Director, Finance

----------------------------------------------------

MINNEAPOLIS DISTRICT
Robert L. Nowak District Vice President
G. William Keller Director, Electrical Sales
Paul D. Wise Director, Comm/Data Sales
Jamie L. Phillips Director, Operations
Ellen S. Rebne Director, Finance

----------------------------------------------------

ST. LOUIS DISTRICT
Michael W. Fowler District Vice President
Thomas J. Spellacy Director, Electrical Sales
John G. Smith Director, Comm/Data Sales
Scott B. Neubauer Director, Operations
Pete Rodriguez Director, Finance

----------------------------------------------------

DALLAS DISTRICT
Randall R. Harwood District Vice President
Tyler J. Gibson Director, Electrical Sales
Philip J. Harvatin Director, Comm/Data Sales
Thomas T. Townsend Director, Operations
Darryl B. Bain Director, Finance

----------------------------------------------------

SEATTLE DISTRICT
Kenneth B. Sparks District Vice President
Kirk A. Snure Director, Electrical Sales
Christopher A. Borel Director, Comm/Data Sales
John C. Fisher Director, Operations
Paul A. Hansen Director, Finance

----------------------------------------------------

PHOENIX DISTRICT
Gary D. Hodges District Vice President
Craig M. Mead Director, Electrical Sales
Andrew M. Roth Director, Comm/Data Sales
Shayne P. Jones Director, Operations
Kevin D. Cook Director, Finance

----------------------------------------------------

CALIFORNIA DISTRICT
David G. Maxwell District Vice President
Ebbie R. Thigpen Director, Electrical Sales
Greg M. Shoff Director, Comm/Data Sales
Jeffrey C. Netherton Director, Operations
Richard T. Birkett Director, Finance



                           31 | DISTRICT MANAGEMENT

                     LOCATIONS AS OF DECEMBER 31, 2005




CORPORATE OFFICE
34 North Meramec Avenue
St. Louis, Missouri 63105
314 573-9200

---------------------------------
NEW YORK DISTRICT
---------------------------------

343 Walsh Drive
Parsippany, New Jersey 07054
973 404-5555

BRANCHES
New York: Albany, Hauppauge,
  Long Island City
New Jersey: Newark,
  Teterboro, Hackettstown,
  Wanamassa, Hamilton
Pennsylvania: Philadelphia,
  Harrisburg, Allentown,
Delaware: New Castle

---------------------------------
BOSTON DISTRICT
---------------------------------

345 Harrison Avenue
Boston, Massachusetts 02118
617 406-5000

BRANCHES
Rhode Island: Cranston
Massachusetts: Worcester,
  West Springfield, Somerville
Maine: Portland
New Hampshire: Manchester
Vermont: Rutland, Burlington
Connecticut: Hamden, Hartford

SERVICE CENTER
Taunton, Massachusetts

---------------------------------
PITTSBURGH DISTRICT
---------------------------------

900 Ridge Avenue
Pittsburgh, Pennsylvania 15212
412 323-5200

BRANCHES
Kentucky: Lexington, Louisville
Ohio: Cincinnati, Columbus,
  Dayton, Lima, Toledo,
Youngstown, Cleveland, Akron,
  Canton, Mansfield
Pennsylvania: Greensburg, Erie
West Virginia: Wheeling,
  Charleston
New York: Buffalo, Rochester,
  Syracuse

INFORMATION SYSTEMS
11885 Lackland Road
St. Louis, Missouri 63146
314 573-5700

---------------------------------
ATLANTA DISTRICT
---------------------------------

2050 Nancy Hanks Drive
Norcross, Georgia 30071
770 441-5580

BRANCHES
Georgia: Atlanta
  Midtown, Marietta,
Fayetteville, Savannah,
  Cartersville, Augusta
Alabama: Birmingham,
  Huntsville, Mobile
South Carolina: Columbia,
  Greenville, Spartanburg,
Hilton Head, Beaufort
Tennessee: Knoxville,
  Chattanooga, Nashville
Florida: Pensacola
Mississippi: Jackson

---------------------------------
RICHMOND DISTRICT
---------------------------------

1510 Tomlynn Street
Richmond, Virginia 23230
804 354-1300

BRANCHES
Virginia: Norfolk, Roanoke,
  Hampton, Chantilly,
  Commonwealth Controls-Richmond
North Carolina: Asheville,
  Raleigh, Winston-Salem,
  Charlotte, Greensboro,
  Wilmington, Monroe
South Carolina: Rock Hill
Tennessee: Bristol
Maryland: Baltimore, Lanham

SERVICE CENTER
Charlotte, North Carolina

---------------------------------
TAMPA DISTRICT
---------------------------------

801 North Rome Avenue
Tampa, Florida 33606
813 253-8881

BRANCHES
Florida: Sarasota, Lakeland,
 Orlando, Pinellas, Melbourne,
 North Tampa, Tallahassee,
 Jacksonville, Daytona Beach,
 Miami, West Palm Beach,
 Fort Myers, Fort Pierce,
 Naples, Pompano Beach,
 Gainesville, Port Charlotte,
 Riviera Beach

SERVICE CENTER
  Riverview, Florida

---------------------------------
CHICAGO DISTRICT
---------------------------------

900 Regency Drive
Glendale Heights, Illinois 60139
630 893-3600

BRANCHES
Illinois: Naperville, Chicago
  Downtown, East Peoria,
  Springfield
Indiana: Indianapolis,
  Hammond, Fort Wayne, South Bend
Michigan: Flint, Auburn Hills,
  East Livonia, Lansing,
  Grand Rapids, Belleville
Iowa: Davenport, Cedar Rapids
Wisconsin: West Allis, Racine,
  Madison

---------------------------------
MINNEAPOLIS DISTRICT
---------------------------------

2300 East 25th Street
Minneapolis, Minnesota 55406
612 721-3545

BRANCHES
Minnesota: St. Paul, Duluth,
 Burnsville, Plymouth, Rochester,
 Mankato, St. Cloud
North Dakota: Fargo
South Dakota: Sioux Falls,
  Brookings
Wisconsin: Green Bay,
  Marinette, Manitowoc, Neenah,
  Stevens Point
Iowa: Des Moines

---------------------------------
ST. LOUIS DISTRICT
---------------------------------

8170 Lackland Road
Bel Ridge, Missouri 63114
314 573-2000

BRANCHES
Missouri: Jefferson City,
  Kansas City, Springfield
Kansas: Wichita
Nebraska: Omaha
Tennessee: Memphis, Jackson
Arkansas: Little Rock,
  Springdale, Conway
Indiana: Evansville
Oklahoma: Oklahoma City,
  Tulsa

---------------------------------
DALLAS DISTRICT
---------------------------------

4601 Cambridge Road
Ft. Worth, Texas 76155
817 213-1200

BRANCHES
Texas: Amarillo, Austin, Abilene,
  Dallas (Royal Lane Counter),
  Freeport, Houston, Beaumont,
  San Antonio, Corpus Christi,
  Dallas (Lewisville)
Louisiana: Shreveport,
  Harahan, Baton Rouge,
Lake Charles



                               32 | LOCATIONS

                     LOCATIONS AS OF DECEMBER 31, 2005



---------------------------------
SEATTLE DISTRICT
---------------------------------

1919 Sixth Avenue South
Seattle, Washington 98134
206 292-4848

BRANCHES
Washington: Spokane,
  Tacoma, Everett, Kent
Oregon: Portland, Eugene
Idaho: Boise
Alaska: Anchorage, Fairbanks
Montana: Billings
Hawaii: Honolulu

---------------------------------
PHOENIX DISTRICT
---------------------------------

3350 West Earll Drive
Phoenix, Arizona 85017
602 269-2131

BRANCHES
Arizona: Mesa, Tucson,
  Scottsdale
Colorado: Colorado Springs,
  Denver
New Mexico: Albuquerque
Texas: El Paso
Nevada: Las Vegas
Utah: Salt Lake City

---------------------------------
CALIFORNIA DISTRICT
---------------------------------

383 South Cheryl Lane
City of Industry,
California 91789
909 451-4000

BRANCHES
California: Anaheim (Counter),
  Long Beach (Counter),
  Van Nuys, Costa Mesa,
  Los Angeles (Counter),
  San Bernardino, Hayward,
  San Francisco, Martinez,
  San Jose, Sacramento,
  San Diego, Santa Barbara,
  San Marcos (Counter),
  Santa Maria, Bakersfield,
  Fresno, Modesto,
  Rancho Cordova
  Nevada: Sparks


REGIONAL ZONES
---------------------------------
ATLANTA REGIONAL
AND NATIONAL ZONE
---------------------------------

Woodlands Business Park
Building 100
8180 Troon Circle
Austell, Georgia 30168
678 945-9970

---------------------------------
FRESNO REGIONAL
AND NATIONAL ZONE
---------------------------------

4401 East Central Avenue
Fresno, California 93725
559 264-2393

---------------------------------
JOLIET REGIONAL
AND NATIONAL ZONE
---------------------------------

1700 Crossroad Drive
Joliet, Illinois 60431
815 741-4660

---------------------------------
RICHMOND REGIONAL ZONE
---------------------------------

2501 Distribution Drive
Richmond, Virginia 23231
804 521-6800

---------------------------------
SPRINGFIELD REGIONAL ZONE
---------------------------------

1904 N. LeCompte, Building #12
Springfield, Missouri 65802
417 864-4955

---------------------------------
STAFFORD REGIONAL
AND NATIONAL ZONE
---------------------------------

13131 North Promenade Boulevard
Stafford, Texas 77477
281 340-5500

---------------------------------
YOUNGSTOWN REGIONAL
AND NATIONAL ZONE
---------------------------------

1100 Ohio Works Drive
Youngstown, Ohio 44510
330 799-3220


INTERNATIONAL
---------------------------------

34 North Meramec Avenue
St. Louis, Missouri 63105
314 573-5210

LOCATIONS
Carolina, Puerto Rico
Guadalajara, Mexico
Mexico City, Mexico
Monterrey, Mexico
Kitchener, Ontario
Hamilton, Ontario
Guelph, Ontario
Mississauga, Ontario
Niagara Falls, Ontario
Ottawa, Ontario
Windsor, Ontario
Halifax, Nova Scotia
Dartmouth, Nova Scotia
Bridgewater, Nova Scotia
Kentville, Nova Scotia
New Glasgow, Nova Scotia
Sydney, Nova Scotia
Truro, Nova Scotia
Yarmouth, Nova Scotia
Charlottetown, Prince
  Edward Island
Bathurst, New Brunswick
Florenceville, New Brunswick
Fredericton, New Brunswick
Moncton, New Brunswick
Saint John, New Brunswick
Corner Brook, Newfoundland
Grand Falls-Windsor,
  Newfoundland
St. John's, Newfoundland
Wabush, Newfoundland
Calgary, Alberta



                               33 | LOCATIONS

                       GRAYBAR ELECTRIC COMPANY, INC.
                          34 NORTH MERAMEC AVENUE
                         ST. LOUIS, MISSOURI 63105
                              www.graybar.com